Form 10-K/A, Exhibit 13
period 2003-06-30
AMERICAN BUSINESS FINANCIAL SERVICES INC /DE/
filed 2003-12-11
CIK 772349

                                                                    EXHIBIT 13.1

                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.









                         ANNUAL REPORT TO SHAREHOLDERS
                                 June 30, 2003

                      2003 Annual Report Table of Contents



                                                                            Page
                                                                            ----

Selected Financial Data ...................................................    1

Management's Discussion and Analysis of
Financial Condition and Results of Operations .............................    4

Market for Common Stock and Related Stockholder
Matters ...................................................................   79

Changes in Accountants ....................................................   80

Index to Consolidated Financial Statements ................................   81

       Unaudited Quarterly Financial Information ..........................   82

       Audited Annual Financial Information
             Report of Independent Certified Public Accountants ...........  108
             Audited Financial Statements .................................  109

                             SELECTED FINANCIAL DATA


   You should consider our selected consolidated financial information set forth below together with the more detailed consolidated financial statements, including the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document. Also see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Reconciliation of Non-GAAP Financial Measures" for a reconciliation of total managed portfolio and managed REO to our balance sheet.


                                                        Three Months Ended
                                                           September 30,                       Year Ended June 30,
                                                        ------------------    -----------------------------------------------------
                                                          2003       2002       2003       2002        2001        2000       1999
                                                        --------   -------    --------   --------    --------    --------   -------
Statement of Income Data:                                                  (In thousands, except per share data)
Revenues:
 Gain on sale of loans and leases:
   Securitizations..................................    $    799   $58,011    $170,950   $185,580    $128,978    $ 90,380   $64,490
   Whole loan sales.................................       2,921        35         655      2,448       2,742       1,717     2,272
 Interest and fees..................................       4,653     4,133      19,395     18,890      19,840      17,683    14,281
 Interest accretion on interest-only strips.........      11,109    10,747      47,347     35,386      26,069      16,616     2,021
 Other..............................................         719     1,541       3,059      5,597       5,707       4,250     3,360
                                                        --------   -------    --------   --------    --------    --------   -------
Total revenues......................................      20,201    74,467     241,406    247,901     183,336     130,646    86,424
Total expenses(a)...................................      62,569    71,327     290,426    234,351     170,151     120,284    64,573
                                                        --------   -------    --------   --------    --------    --------   -------
Operating income (loss) before income taxes.........     (42,368)    3,140     (49,020)    13,550      13,185      10,362    21,851
Income tax expense (benefit)........................     (16,100)    1,319     (19,118)     5,691       5,274       3,938     7,763
                                                        --------   -------    --------   --------    --------    --------   -------
Income (loss) before cumulative effect of a change
  in accounting principle...........................     (26,268)    1,821     (29,902)     7,859       7,911       6,424    14,088
Cumulative effect of a change in accounting
  principle.........................................          --        --          --         --         174          --        --
                                                        --------   -------    --------   --------    --------    --------   -------
Net income (loss)...................................    $(26,268)  $ 1,821    $(29,902)  $  7,859    $  8,085    $  6,424   $14,088
                                                        ========   =======    ========   ========    ========    ========   =======
Per Common Share Data:
Income (loss) before cumulative effect of a change
  in accounting principle(b):
 Basic earnings (loss) per common share.............    $  (8.91)  $  0.64    $ (10.25)  $   2.68    $   2.08    $   1.55   $  3.16
 Diluted earnings (loss) per common share...........       (8.91)     0.61      (10.25)      2.49        2.04        1.51      3.07
Net income (loss):
 Basic earnings (loss) per common share.............    $  (8.91)  $  0.64    $ (10.25)  $   2.68    $   2.13    $   1.55   $  3.16
 Diluted earnings (loss) per common share...........       (8.91)     0.61      (10.25)      2.49        2.08        1.51      3.07
Cash dividends declared per common share............          --      0.08        0.32       0.28        0.26        0.25      0.14

---------------
(a) Includes securitization assets fair value adjustments of $10.8 million for the quarter ended September 30, 2003, $12.1 million for the quarter ended September 30, 2002, $45.2 million for the fiscal year ended June 30, 2003, $22.1 million for the fiscal year ended June 30, 2002 and $12.6 million for the fiscal year ended June 30, 2000.

(b) Amounts for all periods have been retroactively adjusted to reflect the effect of a 10% stock dividend declared August 21, 2002 as if the additional shares had been outstanding for each period presented. Amounts for the years ended June 30, 2001 and prior have been similarly adjusted to reflect the effect of a 10% stock dividend declared October 1, 2001.


                                                                                                   June 30,
                                                          September 30,    --------------------------------------------------------
                                                               2003           2003        2002        2001        2000       1999
                                                          -------------    ----------   --------    --------    --------   --------
                                                                                        (In thousands)
Balance Sheet Data:
Cash and cash equivalents .............................      $ 27,217      $   47,475   $108,599    $ 91,092    $ 69,751   $ 22,395
Loan and lease receivables, net
 Available for sale ...................................       162,688         271,402     57,677      94,970      50,696     41,171
 Interest and fees ....................................        17,396          15,179     12,292      16,549      13,002      6,863
 Other ................................................        24,681          23,761      9,028       2,428          --         --
Interest-only strips ..................................       545,583         598,278    512,611     398,519     277,872    178,218
Servicing rights ......................................       106,072         119,291    125,288     102,437      74,919     43,210
Receivable for sold loans and leases ..................            --          26,734         --          --      46,333     58,691
Total assets ..........................................       950,506       1,159,351    876,375     766,487     594,282    396,301
Subordinated debt .....................................       687,585         719,540    655,720     537,950     390,676    211,652
Total liabilities .....................................       938,684       1,117,282    806,997     699,625     532,167    338,055
Stockholders' equity ..................................        11,822          42,069     69,378      66,862      62,115     58,246



                                           Three Months Ended
                                             September 30,                               Years Ended June 30,
                                        -----------------------    ----------------------------------------------------------------
                                           2003         2002          2003         2002          2001          2000         1999
                                        ----------   ----------    ----------   ----------    ----------    ----------   ----------
                                                                          (Dollars in thousands)
Other Data:
Total managed loan and lease
  portfolio.........................    $2,971,800   $3,198,161    $3,651,074   $3,066,189    $2,589,395    $1,918,540   $1,176,918
Originations(a):
 Business purpose loans.............            --       28,863       122,790      133,352       120,537       106,187       64,818
 Home equity loans..................       124,052      341,852     1,543,730    1,246,505     1,096,440       949,014      634,820
Average loan size of loans
  originated(a):
 Business purpose loans.............            --           87            92           97            91            89           80
 Home equity loans..................            87           85            91           89            82            70           74
Weighted average interest rate of
  loans originated(a):
 Business purpose loans.............            --%       15.80%        15.76%       15.75%        15.99%        15.99%       15.91%
 Home equity loans..................          8.62        10.79          9.99        10.91         11.46         11.28        11.05
 Combined...........................          8.62        11.18         10.42        11.38         11.91         11.64        11.17
Loans and leases sold:
 Securitizations....................    $    5,452   $  366,408    $1,423,764   $1,351,135    $1,102,066    $1,001,702   $  777,598
 Whole loan sales...................       270,979        1,537        28,013       57,679        76,333       102,670      105,751

---------------
(a) Conventional first mortgages and leases originated in fiscal 2000 and prior have been excluded because we no longer originate these types of loans and leases.


                                                                          Three Months
                                                                             Ended
                                                                         September 30,                Year Ended June 30,
                                                                        ---------------    ----------------------------------------
Financial Ratios:                                                        2003      2002     2003     2002     2001    2000     1999
                                                                        -------   -----    ------   -----    -----    -----   -----
Return on average assets............................................      (9.88)%  0.80%    (3.07)%  0.94%    1.22%    1.31%   4.56%
Return on average equity............................................    (386.77)  10.14    (44.20)  11.75    12.22    10.29   28.10
Total delinquencies as a percentage of total managed portfolio at
  end of period(a)..................................................       9.03    6.56      6.27    5.57     4.13     2.91    3.19
Real estate owned as a percentage of total
 managed portfolio at end of period.................................       0.88    1.01      0.77    1.11     1.10     0.68    0.85
Loan and lease losses as a percentage of the average total managed
   portfolio during the period(b)...................................       0.97    1.03      0.90    0.60     0.53     0.31    0.12
Pre-tax income (loss) as a percentage of total revenues.............     (209.7)   4.20    (20.00)   5.47     7.19     7.93   25.28
Ratio of earnings to fixed charges (c)..............................      (1.43)x 1.18x     0.31x   1.19x    1.23x    1.26x   1.92x


---------------
(a) Includes loans delinquent 31 days or more and excludes REO and previously delinquent loans subject to deferment and forbearance agreements if the borrower with this arrangement is current on principal and interest payments as required under the terms of the original note (exclusive of delinquent payments advanced or fees paid by us on the borrower's behalf as part of the deferment or forbearance arrangement).

(b) Percentage based on annualized losses and average managed portfolio.

(c) Earnings (loss) before income taxes and fixed charges were insufficient to cover fixed charges by $42.4 million for the quarter ended September 30, 2003 and $49.0 million for the year ended June 30, 2003.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


   The following financial review and analysis of the financial condition and results of operations for the three months ended September 30, 2003 and 2002 and fiscal years ended June 30, 2003, 2002 and 2001 should be read in conjunction with the consolidated financial statements and the accompanying notes to the consolidated financial statements, and other detailed information appearing in this document. See "-- Overview."

General

   We are a diversified financial services organization operating predominantly in the eastern and central portions of the United States. Through our principal direct and indirect subsidiaries, we originate, sell and service home equity loans and, subject to market conditions in the secondary loan market, business purpose loans. We also process and purchase home equity loans through our Bank Alliance Services program.

   Our loans primarily consist of fixed interest rate loans secured by first or second mortgages on one-to-four family residences. Our customers are primarily credit-impaired borrowers who are generally unable to obtain financing from banks or savings and loan associations and who are attracted to our products and services. We originate loans through a combination of channels including a national processing center located at our centralized operating office in Philadelphia, Pennsylvania and a small processing center in Roseland, New Jersey. Our centralized operating office was located in Bala Cynwyd, Pennsylvania prior to July 7, 2003. Prior to June 30, 2003 we also originated home equity loans through several retail branch offices. Effective June 30, 2003, we no longer originate loans through retail branch offices. Our loan servicing and collection activities are performed at our Bala Cynwyd, Pennsylvania office, but we expect to relocate these activities to our Philadelphia office. In addition, we offer subordinated debt securities to the public, the proceeds of which are used for repayment of existing debt, loan originations, our operations (including repurchases of delinquent assets from securitization trusts), investments in systems and technology and for general corporate purposes.

Overview

   The Exchange Offer. On December 1, 2003, we mailed an Offer to Exchange, referred to as the exchange offer in this document, to holders of up to $200,000,000 of investment notes issued prior to April 1, 2003 which offers holders of such notes the ability to exchange their investment notes in increments of $1,000 of principal amount (unless waived by us) for equal amounts of (i) senior collateralized subordinated notes, having interest rates equal to 10 basis points above the interest rates on investment notes tendered and collateral in the form of a senior security interest in certain cash flows from interest-only strips of our subsidiaries, with an aggregate value of at least 150% originating from the original principal amount of the senior collateralized subordinated notes (provided that such collateral coverage may not fall below 100% of the outstanding principal balance of the notes as determined by us on any quarterly balance sheet date), and shares of 10% Series A convertible preferred stock and/or (ii) shares of 10% Series A convertible preferred stock.

   Current Financial Position and Future Liquidity Issues. On November 20, 2003, we had cash of approximately $25.0 million and up to $408.8 million available under our new credit facilities described below. We can only use advances under these new credit facilities to fund loan originations and not for any other purposes. The combination of our current cash position and expected sources of operating cash over the second and third quarters of fiscal 2004 may not be sufficient to cover our operating cash requirements.

   For the next three to six months, we intend to augment our sources of operating cash with proceeds from the issuance of subordinated debt on an on-going public offering. In addition to repaying maturing subordinated debt, proceeds from the issuance of subordinated debt will be used to fund overcollateralization requirements in connection with our loan originations and fund our operating losses. Under the terms of our credit facilities, our credit facilities will advance us 75% to 97% of the value of loans we originate. As a result of this limitation, we must fund the difference between the loan value and the advances, which we refer to as the overcollateralization requirement, from our operating cash.

   Because we have historically experienced negative cash flows from operations, our business requires continual access to short and long-term sources of debt to generate the cash required to fund our continuing operations. Several recent events negatively impacted our short-term liquidity and contributed to our losses for fiscal 2003 and the first quarter of fiscal 2004, including our inability to complete our typical publicly underwritten securitization during the fourth quarter of fiscal 2003 and the first quarter of fiscal 2004 and our inability to draw down upon and the expiration of several credit facilities. In addition, our temporary discontinuation of sales of new subordinated debt for approximately a six week period during the first quarter of fiscal 2004 further impaired our liquidity.

   We incurred operating losses of $29.9 million and $26.3 million for the year ended June 30, 2003 and the quarter ended September 30, 2004, respectively. In addition, we anticipate incurring operating losses through at least the third quarter of fiscal 2004. As a result of these liquidity issues, since June 30, 2003, we substantially reduced our loan origination volume. From July 1, 2003 through September 30, 2003, we originated $124.1 million of loans which represents a significant reduction as compared to originations of $370.7 million of loans for the same period in fiscal 2003. As a result of our inability to originate loans at previous levels, the relationships our subsidiaries have or were developing with their brokers were adversely impacted and we lost a significant number of our loan origination employees. We anticipate that we will need to increase our loan originations to approximately $700.0 million to $800.0 million per quarter to return to profitable operations. Our short-term plan to achieve these levels of loan originations includes replacing the loan origination employees we recently lost and creating an expanded broker initiative described under "-- Business Strategy." Beyond the short-term, we expect to increase originations through the application of the business strategy adjustments discussed below. Our ability to achieve those levels of loan originations could be hampered by our failure to implement our short-term plans and funding limitations expected during the start up of our new credit facilities.


   As of September 30, 2003, we had total indebtedness of approximately $797.0 million, comprised of amounts outstanding under our credit facilities, warehouse lines, subordinated debt and capitalized lease obligations. Of this amount, $109.4 million of outstanding debt was senior in right of payment to the debt securities offered in the exchange offer and $687.6 million constitutes unsecured debt which ranks equal in right of payment to the debt securities offered in the exchange offer.


   The following table compares our secured senior debt obligations and unsecured subordinated debt obligations at September 30, 2003 to assets which are available to repay those obligations (in thousands):


                                                                                       Secured         Unsecured
                                                                                     Senior Debt     Subordinated
                                                                                   Obligations (a)       Debt        Total Debt
                                                                                   ---------------   ------------    ----------
    Outstanding debt obligations...............................................       $109,410(f)      $687,585(f)    $796,995
                                                                                      ========         ========       ========

    Assets available to repay debt: (a)(f)
      Cash.....................................................................       $      -         $ 17,640       $ 17,640(b)
      Loans....................................................................        123,230(c)        39,458        162,688
      Interest-only strips.....................................................              -          545,583(a)(e)  545,583(a)(d)
      Servicing rights.........................................................              -          106,072        106,072(d)
                                                                                      --------         --------       --------
      Total assets available...................................................       $123,230         $708,753       $831,983
                                                                                      ========         ========       ========

---------------

(a) Security interests under the terms of the $250.0 million credit facility entered into subsequent to September 30, 2003 are not included in this table. This $250.0 million credit facility will be secured by loans when funded under this facility. At November 20, 2003, there was $14.8 million advanced under this facility with $15.5 million of loans securing the advance. In addition, interest-only strips secure obligations in an amount not to exceed 10% of the outstanding principal balance under this facility and fees and obligations due under the fee letter related to this facility. Assuming the entire $250.0 million available under this credit facility was utilized, the maximum amount secured by the interest-only strips would be approximately $60.0 million.

(b) The amount of cash reflected in this table excludes restricted cash balances of $9.6 million at September 30, 2003.

(c) Reflects the amount of loans specifically pledged as collateral against our advances under our credit facilities.

(d) Reflects the fair value of our interest-only strips and servicing rights at September 30, 2003.

(e) The grant of a lien on the collateral to secure the senior subordinated collateralized notes offered in the exchange offer is not a direct lien on any interest-only strips, but is, rather, a lien on the right to receive payments due from ABFS Warehouse Trust 2003-1 which is a special purpose entity which holds the majority of, but not all of, the interest-only strips directly or indirectly held by us.

(f) The effects on this table of every $1,000,000 of existing subordinated debt that is exchanged in the exchange offer for a combination of $500,000 of senior subordinated collateralized notes and 500,000 shares of 10% Series A convertible preferred stock offered in the exchange offer would be as follows: unsecured subordinated debt would decrease by $1,000,000, senior secured debt obligations would increase by $500,000 and assets available to repay debt in the amount of $750,000 would move from the unsecured subordinated debt column to the senior secured debt obligations column to reflect a 150% security interest held by the collateralized notes.

   See "-- Liquidity and Capital Resources -- Short and Long-Term Capital Resources and Contractual Obligations" for information regarding our short and long-term capital resources available to repay our contractual obligations when due.

   For a detailed discussion of our losses, capital resources and commitments, see "-- Liquidity and Capital Resources."

   Remedial Steps Taken to Address Liquidity Issues. We undertook specific remedial actions to address short-term liquidity concerns, including entering into an agreement on June 30, 2003 with an investment bank to sell up to $700.0 million of mortgage loans, subject to the satisfactory completion of the purchaser's due diligence review and other conditions, and soliciting bids and commitments from other participants in the whole loan sale market. In total, from June 30, 2003 through September 30, 2003, we sold approximately $493.3 million (which includes $222.3 million of loans sold by the expired mortgage conduit facility) of loans through whole loan sales. We are continuing the process of selling our loans. We also suspended paying quarterly cash dividends on our common stock.

   On September 22, 2003, we entered into definitive agreements with a financial institution for a new $200.0 million credit facility for the purpose of funding our loan originations. On October 14, 2003, we entered into definitive agreements with a warehouse lender for a revolving mortgage loan warehouse credit facility of up to $250.0 million to fund loan originations. See "-- Liquidity and Capital Resources -- Credit Facilities" for information regarding the terms of these facilities."

   Although we obtained two new credit facilities totaling $450.0 million, we may only use the proceeds of these credit facilities to fund loan originations and not for any other purpose. Consequently, we will have to generate cash to fund the balance of our business operations from other sources, such as whole loan sales, additional financings and sales of subordinated debt.

   On October 16, 2003, we refinanced through a mortgage warehouse conduit facility $40.0 million of loans that were previously held in the off-balance sheet mortgage conduit facility which expired pursuant to its terms in July 2003. We also refinanced an additional $133.5 million of mortgage loans in the new conduit facility which were previously held in other warehouse facilities, including the $200.0 million warehouse facility (which had been reduced to $50.0 million) which expired on October 17, 2003 and our $25.0 million warehouse facility, which expired on October 31, 2003. The more favorable advance rate under this conduit facility as compared to the expired facilities which previously held these loans, along with loans fully funded with our cash, resulted in our receipt of $17.0 million in cash. On October 31, 2003, we completed a privately-placed securitization of the $173.5 million of loans, with servicing released, that had been transferred to this conduit facility. The terms of this conduit facility provide that it will terminate upon the disposition of loans held by it. See "-- Liquidity and Capital Resources" for additional information regarding this conduit facility.

   To the extent that we fail to maintain our credit facilities or obtain alternative financing on acceptable terms and increase our loan originations, we may have to sell loans earlier than intended and further restructure our operations. While we currently believe that we will be able to restructure our operations, if necessary, we cannot assure you that such restructuring will enable us to attain profitable operations or repay the subordinated debt and senior collateralized notes when due. If we fail to successfully implement our adjusted business strategy, we will be required to consider other alternatives, including raising additional equity, seeking to convert a portion of our subordinated debt to equity, seeking protection under federal bankruptcy laws, seeking a strategic investor, or exploring a sale of the company or some or all of its assets.

   Business Strategy Adjustments. Our adjusted business strategy focuses on a shift from gain-on-sale accounting and the use of securitization transactions as our primary method of selling loans to a more diversified strategy which utilizes a combination of whole loan sales and securitizations, while protecting revenues, controlling costs and improving liquidity. During the second and third quarters of fiscal 2004, we intend to replace the loan origination employees we recently lost and create an expanded broker initiative in order to increase loan originations. See "-- Business Strategy" for information regarding adjustments to our business strategy.

   If we fail to generate sufficient liquidity through the sales of our loans, the sale of our subordinated debt, the maintenance of new credit facilities or a combination of the foregoing, we will have to restrict loan originations and make additional changes to our business strategy, including restricting or restructuring our operations which could reduce our profitability or result in losses and impair our ability to repay the senior collateralized notes subordinated debt. In addition, we have historically experienced negative cash flow from operations. To the extent we fail to successfully implement our adjusted business strategy, which requires access to capital to originate loans and our ability to profitably sell these loans, we would continue to experience negative cash flows from operations which would impair our ability to repay our senior collateralized notes subordinated debt and may require us to restructure our operations.

   In addition to the adjustments to our business strategy described above, in the event we are unable to offer additional subordinated debentures for any reason, we have developed a contingent financial restructuring plan including cash flow projections for the next twelve-month period. Based on our current cash flow projections, we anticipate being able to make all scheduled subordinated debenture maturities and vendor payments.

   The contingent financial restructuring plan is based on actions that we would take, in addition to those indicated in our adjusted business strategy, to reduce our operating expenses and conserve cash. These actions would include reducing capital expenditures, selling all loans originated on a whole loan basis, eliminating or downsizing various lending, overhead and support groups, and scaling back less profitable businesses. No assurance can be given that we will be able to successfully implement the contingent financial restructuring plan, if necessary, and repay the subordinated debentures when due.

   Credit Facilities, Pooling and Servicing Agreements and Waivers Related to Financial Covenants. As a result of the loss experienced during fiscal 2003, we failed to comply with the terms of certain of the financial covenants under two of our principal credit facilities at June 30, 2003 (one for $50.0 million and the other for $200.0 million, which was reduced to $50.0 million) and we requested and obtained waivers of these requirements from our lenders. We subsequently paid off the $200.0 million credit facility (which had been reduced to $50.0 million) in the October 16, 2003 refinancing described under " -- Remedial Steps Taken to Address Liquidity Issues."

   We also requested and obtained waivers or amendments to several credit facilities to address our non-compliance with certain financial covenants and other requirements as of September 30, 2003 in light of the loss for the first quarter of fiscal 2004 and our liquidity issues. See "-- Liquidity and Capital Resources -- Credit Facilities" for additional information regarding the waivers or amendments obtained.

   In addition, as a result of our non-compliance at September 30, 2003 with the net worth requirements contained in several of our Pooling and Servicing Agreements, we requested and obtained waivers of our non-compliance with these requirements. We received a written waiver from one bond insurer and a verbal waiver of our non-compliance with a financial covenant (with written documentation pending) from another bond insurer on several other Pooling and Servicing Agreements. We cannot assure you that we will be able to obtain this waiver in writing or whether the terms of the written waiver will impose any conditions on us.

   Because we anticipate incurring losses through at least the third quarter of fiscal 2004, we anticipate that we will need to obtain additional waivers from our lenders and bond insurers as a result of our non-compliance with financial covenants. We cannot assure you as to whether or in what form we will obtain these waivers. See "--Liquidity and Capital Resources."

   Delinquencies; Forbearance and Deferment Arrangements. We experienced an increase in the total delinquencies in our total managed portfolio to $268.4 million at September 30, 2003 from $229.1 million at June 30, 2003 and $170.8 million at June 30, 2002. Total delinquencies (loans and leases, excluding real estate owned, with payments past due for more than 30 days) as a percentage of the total managed portfolio were 9.03% at September 30, 2003 compared to 6.27% at June 30, 2003 and 5.57% at June 30, 2002.

   As the managed portfolio continues to season and if our economy continues to lag or worsen, the delinquency rate may continue to increase, which could negatively impact our ability to sell or securitize loans and reduce our profitability and the funds available to repay our senior collateralized notes and subordinated debt. Continuing low market interest rates could continue to encourage borrowers to refinance their loans and increase the levels of loan prepayments we experience which would negatively impact our delinquency rate.

   Delinquencies in our total managed portfolio do not include $222.2 million of previously delinquent loans at September 30, 2003, which are subject to deferment and forbearance arrangements. Generally, a loan remains current after we enter into a deferment or forbearance arrangement with the borrower only if the borrower makes the principal and interest payments as required under the terms of the original note (exclusive of the delinquent payments advanced or fees paid by us on borrower's behalf as part of the deferment or forbearance arrangement) and we do not reflect it as a delinquent loan in our delinquency statistics. However, if the borrower fails to make principal and interest payments, we will generally declare the account in default and resume collection actions.

   During the final six months of fiscal 2003 and the first quarter of fiscal 2004, we experienced a pronounced increase in the number of borrowers under deferment arrangements than in prior periods. There was approximately $197.7 million and $222.2 million of cumulative unpaid principal balance under deferment and forbearance arrangements at June 30, 2003 and September 30, 2003, respectively, as compared to approximately $138.7 million of cumulative unpaid principal balance at June 30, 2002. Total cumulative unpaid principal balances under deferment or forbearance arrangements as a percentage of the total managed portfolio were 5.41% at June 30, 2003 and 7.47% at September 30, 2003 compared to 4.52% at June 30, 2002. Additionally, there are loans under deferment and forbearance arrangements which have returned to delinquent status. At September 30, 2003, there was $39.4 million of cumulative unpaid principal balance under deferment arrangements and $59.3 million of cumulative unpaid principal balance under forbearance arrangements that are now reported as delinquent 31 days or more. See "-- Managed Portfolio Quality -- Deferment and Forbearance Arrangements."

   Civil Subpoena from the U.S. Attorney's Office. We received a civil subpoena, dated May 14, 2003, from the Civil Division of the U.S. Attorney for the Eastern District of Pennsylvania. The subpoena requests that we provide certain documents and information with respect to us and our lending subsidiaries for the period from May 1, 2000 to May 1, 2003: (i) all loan files in which we entered into a forbearance agreement with a borrower who is in default; (ii) the servicing, processing, foreclosing, and handling of delinquent loans and non-performing loans, the carrying, processing and sale of real estate owned, and forbearance agreements; and (iii) agreements to sell or otherwise transfer mortgage loans (including, but not limited to, any pooling or securitization agreements) or to obtain funds to finance the underwriting, origination or provision of mortgage loans, any transaction in which we sold or transferred mortgage loans, any instance in which we did not service or act as custodian for a mortgage loan, representations and warranties made in connection with mortgage loans, secondary market loan sale schedules, and credit loss, delinquency, default, and foreclosure rates of mortgage loans. We have directed our attorneys to cooperate fully with this inquiry. To date, we have provided the U.S. Attorney's Office with an initial set of documents within the scope of the subpoena. Currently, this inquiry appears to focus on our practices relating to obtaining forbearance agreements from delinquent borrowers who would otherwise be subject to foreclose. Because the inquiry is at a preliminary stage, we cannot reach any conclusions about the ultimate scope of the inquiry or the potential liability or financial consequences to us at this time.

   To the extent management fails to resolve this matter, the ongoing review by the U.S. Attorney's Office could limit our ability to engage in publicly underwritten securitization transactions or otherwise sell or service our loans. In addition, the U.S. Attorney's inquiry could reduce sales of subordinated debt upon which we rely to fund our operations and limit our ability to obtain additional credit facilities, which we need for the implementation of our business strategy. Furthermore, the U.S. Attorney could impose sanctions or otherwise restrict our ability to restructure loans, which could negatively impact our profitability and our ability to repay the senior collateralized notes and subordinated debt. See "-- Legal and Regulatory Considerations."

Business Strategy

   Our adjusted business strategy focuses on a shift from gain-on-sale accounting and the use of securitization transactions as our primary method of selling loans to a more diversified strategy which utilizes a combination of whole loan sales and securitizations, while protecting revenues, controlling costs and improving liquidity. In addition, over the next three to six months, we intend to replace the loan origination employees we recently lost and create an expanded broker initiative in order to increase loan originations. Our broker initiative involves significantly increasing the use of loan brokers to increase loan volume and retaining additional resources in the form of executive employees to manage the broker program. Our business strategy includes the following:


     o Selling substantially all of the loans we originate on at least a quarterly basis through a combination of securitizations and whole loan sales. Whole loan sales may be completed on a more frequent basis.

     o Shifting from a predominantly publicly underwritten securitization strategy and gain-on-sale business model to a strategy focused on a combination of whole loan sales and smaller securitization transactions. Quarterly loan securitization levels will be reduced significantly from previous levels. Securitizations for the foreseeable future are expected to be executed as private placements to institutional investors or publicly underwritten securitizations, subject to market conditions. Historically, the market for whole loan sales has provided reliable liquidity for numerous originators as an alternative to securitization. Whole loan sales provide immediate cash premiums to us, while securitizations generate cash over time but generally result in higher gains at the time of sale. We intend to rely less on gain-on-sale accounting and loan servicing activities for our revenue and earnings and will rely more on cash premiums earned on whole loan sales. This strategy is expected to result in relatively lower earnings levels at current loan origination volumes, but will increase cash flow, accelerate the timeframe for becoming cash flow positive and improve our liquidity position. See "-- Liquidity and Capital Resources" for more detail on cash flow.

     o Broadening our mortgage loan product line and increasing loan originations. We currently originate primarily fixed-rate loans. Under our business strategy, we plan to originate adjustable-rate and alt-A mortgage loans as well as a wide array of fixed-rate mortgage loans in order to appeal to a broader base of prospective customers and increase loan originations.

     o Offering competitive interest rates charged to borrowers on new products. By offering competitive interest rates charged on new products, we expect to originate loans with higher credit quality. In addition, by offering competitive interest rates we expect to appeal to a wider customer base and substantially reduce our marketing costs, make more efficient use of marketing leads and increase loan origination volume.

     o Reducing origination of the types of loans that are not well received in the whole loan sale and securitization markets. We intend to reduce the level of business purpose loans that we will originate, but we will continue to originate business purpose loans to meet demand in the whole loan sale and securitization markets. During the first quarter of fiscal 2004, we did not originate any business purpose loans.

     o Reducing the cost of loan originations. We have implemented plans to:

          o    eliminate our high cost origination branches;

          o reduce the cost to originate in Upland Mortgage by: a) broadening the product line and offering competitive interest rates in order to increase origination volume, b) reducing marketing costs, and c) developing broker relationships;

          o reduce the cost to originate in American Business Mortgage Services, Inc. by increasing volume through a broadening of the mortgage loan product line and consolidating some of its operating functions to our centralized operating office in Philadelphia; and

          o reduce the cost to originate in the Bank Alliance Services program by broadening our product line and increasing the amount of fees we charge to participating financial institutions.

     o Reducing the amount of outstanding subordinated debt. The increase in cash flow expected under our business strategy is expected to accelerate a reduction in our reliance on issuing subordinated debt to meet our liquidity needs and allow us to begin to pay down existing subordinated debt.

     o Reducing operating costs. Since June 30, 2003, we reduced our workforce by approximately 225 employees. With our shift in focus to whole loan sales, with servicing released, and offering a broader mortgage product line that we expect will appeal to a wider array of customers, we currently require a smaller employee base with fewer sales, servicing and support positions. These workforce reductions represent more than a 20% decrease in staffing levels. In addition, we experienced the loss of approximately 168 additional employees, a 15% reduction, who have resigned since June 30, 2003.

   Our business strategy is expected to leverage our demonstrated strengths which include:

     o a strong credit culture which consistently originates quality performing loans;

     o long-term broker relationships at American Business Mortgage Services, Inc.;

     o    Upland Mortgage brand identity;

     o relationships with participating financial institutions in the Bank Alliance Services program; and

     o institutional investors' interest in the bonds issued in our securitizations.


   Our business strategy is dependent on our ability to emphasize lending related activities that provide us with the most economic value. The implementation of this strategy will depend in large part on a variety of factors outside of our control, including, but not limited to, our ability to obtain adequate financing on favorable terms and to profitably securitize or sell our loans on a regular basis. Our failure with respect to any of these factors could impair our ability to successfully implement our strategy, which could adversely affect our results of operations and financial condition.

Legal and Regulatory Considerations

   Local, state and federal legislatures, state and federal banking regulatory agencies, state attorneys general offices, the Federal Trade Commission, the U.S. Department of Justice, the U.S. Department of Housing and Urban Development and state and local governmental authorities have increased their focus on lending practices by companies in the subprime lending industry, more commonly referred to as "predatory lending" practices. State, local and federal governmental agencies have imposed sanctions for practices including, but not limited to, charging borrowers excessive fees, imposing higher interest rates than the borrower's credit risk warrants, failing to adequately disclose the material terms of loans to the borrowers and abusive servicing and collections practices. As a result of initiatives such as these, we are unable to predict whether state, local or federal authorities will require changes in our lending practices in the future, including reimbursement of fees charged to borrowers, or will impose fines on us. These changes, if required, could impact our profitability. These laws and regulations may limit our ability to securitize loans originated in some states or localities due to rating agency, investor or market restrictions. As a result, we have limited the types of loans we offer in some states and may discontinue originating loans in other states or localities.


   We received a civil subpoena, dated May 14, 2003, from the Civil Division of the U.S. Attorney for the Eastern District of Pennsylvania. See "-- Overview."

   Additionally, the United States Congress is currently considering a number of proposed bills or proposed amendments to existing laws, such as the "Ney - Lucas Responsible Lending Act of 2003" introduced on February 13, 2003 into the U.S. House of Representatives, which could affect our lending activities and make our business less profitable. These bills and amendments, if adopted as proposed, could reduce our profitability by limiting the fees we are permitted to charge, including prepayment fees, restricting the terms we are permitted to include in our loan agreements and increasing the amount of disclosure we are required to give to potential borrowers. While we cannot predict whether or in what form Congress may enact legislation, we are currently evaluating the potential impact of these legislative initiatives, if adopted, on our lending practices and results of operations.

   In addition to new regulatory initiatives with respect to so-called "predatory lending" practices, current laws or regulations in some states restrict our ability to charge prepayment penalties and late fees. We have used the Federal Alternative Mortgage Transactions Parity Act of 1982, which we refer to as the Parity Act, to preempt these state laws for loans which meet the definition of alternative mortgage transactions under the Parity Act. However, the Office of Thrift Supervision has adopted a rule effective in July 2003, which precludes us and other non-bank, non-thrift creditors from using the Parity Act to preempt state prepayment penalty and late fee laws on new loan originations. Under the provisions of this rule, we are required to modify or eliminate the practice of charging prepayment and other fees in some of the states where we originate loans. We are continuing to evaluate the impact of the adoption of the new rule by the Office of Thrift Supervision on our future lending activities and results of operations. We currently expect that the percentage of home equity loans containing prepayment fees that we will originate in the future will decrease to approximately 65% to 70%, from 80% to 85% prior to this rule becoming effective. Additionally, in a recent decision, the Appellate Division of the Superior Court of New Jersey determined that the Parity Act's preemption of state law was invalid and that the state laws precluding some lenders from imposing prepayment fees are applicable to loans made in New Jersey, including alternative mortgage transactions. Although this New Jersey decision is on appeal to the New Jersey Supreme Court which could overrule the decision, we are currently evaluating its impact on our future lending activities in the State of New Jersey and results of operations.


   We are also subject, from time to time, to private litigation, including actual and purported class action suits. We expect that, as a result of the publicity surrounding predatory lending practices and the recent New Jersey court decision regarding the Parity Act, we may be subject to other class action suits in the future.

   Although we are licensed or otherwise qualified to originate loans in 44 states, our loan originations are concentrated in the eastern half of the United States. The concentration of loans in a specific geographic region subjects us to the risk that a downturn in the economy or recession in the eastern half of the country would more greatly affect us than if our lending business were more geographically diversified. As a result, an economic downturn or recession in this region could result in reduced profitability.


Application of Critical Accounting Policies

   Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, referred to as GAAP. The accounting policies discussed below are considered by management to be critical to understanding our financial condition and results of operations. The application of these accounting policies requires significant judgment and assumptions by management, which are based upon historical experience and future expectations. The nature of our business and our accounting methods make our financial condition, changes in financial condition and results of operations highly dependent on management's estimates. The line items on our income statement and balance sheet impacted by management's estimates are described below.

   Revenue Recognition. Revenue recognition is highly dependent on the application of Statement of Financial Accounting Standards, referred to as SFAS in this document, No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," referred to as SFAS No. 140 in this document, and "gain-on-sale" accounting to our quarterly loan securitizations. Gains on sales of loans through securitizations for the three months ended September 30, 2003 were minimal due to our inability to complete a securitization of our loans. However, gains on sales of loans through securitizations for the three months ended September 30, 2002 were 77.9% of total revenues and for the fiscal year ended June 30, 2003 were 70.8% of total revenues. Securitization gains represent the difference between the net proceeds to us, including retained interests in the securitization, and the allocated cost of loans securitized. The allocated cost of loans securitized is determined by allocating their net carrying value between the loans, the interest-only strips and the servicing rights we retain based upon their relative fair values. Estimates of the fair values of the interest-only strips and the servicing rights we may retain are discussed below. We believe the accounting estimates related to gain on sale are critical accounting estimates because more than 80% of the securitization gains in fiscal 2003 were based on estimates of the fair value of retained interests. The amount recognized as gain on sale for the retained interests we receive as proceeds in a securitization, in accordance with accounting principles generally accepted in the United States of America, is highly dependent on management's estimates.

   Interest-Only Strips. Interest-only strips, which represent the right to receive future cash flows from securitized loans, represented 57.4 % of our total assets at September 30, 2003 and 51.6% of our total assets at June 30, 2003 and are carried at their fair values. Fair value is based on a discounted cash flow analysis which estimates the present value of the future expected residual cash flows and overcollateralization cash flows utilizing assumptions made by management at the time the loans are sold. These assumptions include the rates used to calculate the present value of expected future residual cash flows and overcollateralization cash flows, referred to as the discount rates, and expected prepayment and credit loss rates on pools of loans sold through securitizations. We believe the accounting estimates used in determining the fair value of interest-only strips are critical accounting estimates because estimates of prepayment and credit loss rates are made based on management's expectation of future experience, which is based in part, on historical experience, current and expected economic conditions and in the case of prepayment rate assumptions, consideration of the impact of changes in market interest rates. The actual loan prepayment rate may be affected by a variety of economic and other factors, including prevailing interest rates, the availability of alternative financing to borrowers and the type of loan. We re-evaluate expected future cash flows from our interest-only strips on a quarterly basis. We monitor the current assumptions for prepayment and credit loss rates against actual experience and other economic and market conditions and we adjust assumptions if deemed appropriate. Even a small unfavorable change in our assumptions made as a result of unfavorable actual experience or other considerations could have a significant adverse impact on our estimate of residual cash flows and on the value of these assets. In the event of an unfavorable change in these assumptions, the fair value of these assets would be overstated, requiring an accounting adjustment. In accordance with the provisions of Emerging Issues Task Force guidance on issue 99-20 "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets," referred to as EITF 99-20 in this document, and SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities," referred to as SFAS No. 115 in this document, changes in the fair value of interest-only strips that are deemed to be temporary changes are recorded through other comprehensive income, a component of stockholders' equity. Other than temporary adjustments to decrease the fair value of interest-only strips are recorded through the income statement which would adversely affect our income in the period of adjustment.


   During the three months ended September 30, 2003, we recorded total pre-tax valuation adjustments on our interest-only strips of $15.8 million, of which, in accordance with EITF 99-20, $9.9 million was charged to the income statement and $5.9 million was charged to other comprehensive income. During fiscal 2003, we recorded total pre-tax valuation adjustments on our interest-only strips of $58.0 million, of which, in accordance with EITF 99-20, $39.9 million was charged to the income statement and $18.1 million was charged to other comprehensive income. The valuation adjustments reflect the impact of higher than anticipated prepayments on securitized loans experienced during the quarter ended September 30, 2003 and in fiscal 2003 due to the continuing low interest rate environment. See "-- Securitizations" for more detail on the estimation of the fair value of interest-only strips and the sensitivities of these balances to changes in assumptions and the impact on our financial statements of changes in assumptions.

   Interest accretion income represents the yield component of cash flows received on interest-only strips. We use a prospective approach to estimate interest accretion. As previously discussed, we update estimates of residual cash flow from our securitizations on a quarterly basis. Under the prospective approach, when it is probable that there is a favorable or unfavorable change in estimated residual cash flow from the cash flow previously projected, we recognize a larger or smaller percentage of the cash flow as interest accretion. Any change in value of the underlying interest-only strip could impact our current estimate of residual cash flow earned from the securitizations. For example, a significant change in market interest rates could increase or decrease the level of prepayments, thereby changing the size of the total managed loan portfolio and related projected cash flows. The managed portfolio includes loans held as available for sale on our balance sheet and loans serviced for others.

   Servicing Rights. Servicing rights, which represent the rights to receive contractual servicing fees from securitization trusts and ancillary fees from borrowers, net of adequate compensation that would be required by a substitute servicer, represented 11.1% of our total assets at September 30, 2003 and 10.3% of our total assets at June 30, 2003. Servicing rights are carried at the lower of cost or fair value. The fair value of servicing rights is determined by computing the benefits of servicing in excess of adequate compensation, which would be required by a substitute servicer. The benefits of servicing are the present value of projected net cash flows from contractual servicing fees and ancillary servicing fees. We believe the accounting estimates used in determining the fair value of servicing rights are critical accounting estimates because the projected cash flows from servicing fees incorporate assumptions made by management, including prepayment rates, credit loss rates and discount rates. These assumptions are similar to those used to value the interest-only strips retained in a securitization. We monitor the current assumptions for prepayment and credit loss rates against actual experience and other economic and market conditions and we adjust assumptions if deemed appropriate. Even a small unfavorable change in our assumptions, made as a result of unfavorable actual experience or other considerations could have a significant adverse impact on the value of these assets. In the event of an unfavorable change in these assumptions, the fair value of these assets would be overstated, requiring an adjustment, which would adversely affect our income in the period of adjustment.

   During the three months ended September 30, 2003, we recorded total pre-tax valuation adjustments on our servicing rights of $0.8 million, and we recorded total pre-tax valuation adjustments on our servicing rights of $5.3 million in fiscal 2003, which were charged to the income statement. The valuation adjustments reflect the impact of higher than anticipated prepayments on securitized loans experienced in the first quarter of fiscal 2004 and fiscal 2003 due to the continuing low interest rate environments. See "-- Securitizations" and "-- Impact of Changes in Critical Accounting Estimates in Prior Fiscal Years" for more detail on the estimation of the fair value of servicing rights and the sensitivities of these balances to changes in assumptions and the estimated impact on our financial statements of changes in assumptions.

   Amortization of the servicing rights asset for securitized loans is calculated individually for each securitized loan pool and is recognized in proportion to, and over the period of, estimated future servicing income on that particular pool of loans. A review for impairment is performed on a quarterly basis by stratifying the serviced loans by loan type, which is considered to be the predominant risk characteristic. If our analysis indicates the carrying value of servicing rights is not recoverable through future cash flows from contractual servicing and other ancillary fees, a valuation allowance or write down would be required. Our valuation analysis indicated that valuation adjustments of $.08 million and $5.3 million were required during the three months ended September 30, 2003 and fiscal 2003, respectively, for impairment of servicing rights due to higher than expected prepayment experience. The write downs were recorded in the income statement. Impairment is measured as the excess of carrying value over fair value.

   Allowance for Loan and Lease Losses. The allowance for loan and lease losses is maintained primarily to account for loans and leases that are delinquent and are expected to be ineligible for sale into a future securitization and for delinquent loans that have been repurchased from securitization trusts. The allowance is calculated based upon management's estimate of our ability to collect on outstanding loans and leases based upon a variety of factors, including, periodic analysis of the available for sale loans and leases, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, and collateral considerations. Additions to the allowance arise from the provision for credit losses charged to operations or from the recovery of amounts previously charged-off. Loan and lease charge-offs reduce the allowance. If the actual collection of outstanding loans and leases is less than we anticipate, further write downs would be required which would reduce our net income in the period the write down was required.

   Development of Critical Accounting Estimates. On a quarterly basis, senior management reviews the estimates used in our critical accounting policies. As a group, senior management discusses the development and selection of the assumptions used to perform its estimates described above. Management has discussed the development and selection of the estimates used in our critical accounting policies as of September 30, 2003 and June 30, 2003 with the Audit Committee of our Board of Directors. In addition, management has reviewed its disclosure of the estimates discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" with the Audit Committee.

   Impact of Changes in Critical Accounting Estimates. For a description of the impact of changes in critical accounting estimates in the three months ended September 30, 2003 and the fiscal year ended June 30, 2003, see "-- Securitizations" and "-- Impact of Changes in Critical Accounting Estimates in Prior Fiscal Years."

   Initial Adoption of Accounting Policies. In conjunction with the relocation of our corporate headquarters to new leased office space, we have entered into a lease agreement and are in the process of finalizing certain governmental grant agreements that will provide us with reimbursement for certain expenditures related to our office relocation. The reimbursable expenditures include both capitalizable items for leasehold improvements, furniture and equipment and expense items such as legal costs, moving costs and employee communication programs. Amounts reimbursed to us in accordance with our lease agreement will be initially recorded as a liability on our balance sheet and will be amortized in the income statement on a straight-line basis over the term of the lease as a reduction of rent expense. Amounts received from government grants will be initially recorded as a liability. Grant funds received to offset expenditures for capitalizable items will be reclassified as a reduction of the related fixed asset and amortized to income over the depreciation period of the related asset as an offset to depreciation expense. Amounts received to offset expense items will be recognized in the income statement as an offset to the expense item.

Impact of Changes in Critical Accounting Estimates in Prior Fiscal Years

   Discount Rates. During fiscal 2003, we recorded total pre-tax valuation adjustments on our securitization assets of $63.3 million, of which $45.2 million was charged to the income statement and $18.1 million was charged to other comprehensive income. The breakout of the total adjustments in fiscal 2003 between interest-only strips and servicing rights and the amount of the adjustments related to changes in discount rates were as follows:

     o We recorded total pre-tax valuation adjustments on our interest only-strips of $58.0 million, of which $39.9 million was charged to the income statement and $18.1 million was charged to other comprehensive income. The valuation adjustment reflects the impact of higher than anticipated prepayments on securitized loans experienced in fiscal 2003 due to the low interest rate environment experienced during fiscal 2003, which has impacted the entire mortgage industry. The valuation adjustment on interest-only strips for fiscal 2003 was reduced by a $20.9 million favorable valuation impact as a result of reducing the discount rates applied in valuing the interest-only strips at June 30, 2003. The amount of the valuation adjustment charged to the income statement was reduced by a $10.8 million favorable valuation impact as a result of reducing the discount rates and the charge to other comprehensive income was reduced by $10.1 million for the favorable impact of reducing discount rates. The discount rates were reduced at June 30, 2003 primarily to reflect the impact of the sustained decline in market interest rates. The discount rate on the projected residual cash flows from our interest-only strips was reduced from 13% to 11% at June 30, 2003. The discount rate used to determine the fair value of the overcollateralization portion of the cash flows from our interest-only strips was minimally impacted by the decline in interest rates and remained at 7% on average. As a result, the blended rate used to value our interest-only strips, including the overcollateralization cash flows, was 9% at June 30, 2003.

     o We recorded total pre-tax valuation adjustments on our servicing rights of $5.3 million, which was charged to the income statement. The valuation adjustment reflects the impact of higher than anticipated prepayments on securitized loans experienced in fiscal 2003 due to the low interest rate environment experienced during fiscal 2003. The valuation adjustment on servicing rights for fiscal 2003 was reduced by a $7.1 million favorable valuation impact as a result of reducing the discount rate applied in valuing the servicing rights at June 30, 2003. The discount rate was reduced at June 30, 2003 primarily to reflect the impact of the sustained decline in market interest rates. The discount rate on our servicing rights was reduced from 11% to 9% at June 30, 2003.

   During fiscal 2000, a write down of $12.6 million was recorded on our interest-only strips, of which $11.2 million was due to a change in the discount rate used to value our interest-only strips. At June 30, 2000, we increased the discount rate applicable to the residual portion of our interest-only strips from 11% to 13%. No changes were made in the discount rate used to determine the fair value of the overcollateralization portion of the cash flows from our interest-only strips. The change in the discount rate was considered to be an other than temporary fair value adjustment and was recorded as expense in fiscal 2000. The factors that led to this other than temporary decline in fair value of our interest-only strips included:

   o sustained increase in market interest rates through the fourth quarter of fiscal 2000;

   o increases in the all-in cost of our mortgage loan trust investor certificates from September 1998 through June 2000;

   o increases in the cost of funding our interest-only strips, particularly the interest rate paid on subordinated debt; and

   o events and conditions in the mortgage lending industry and the actions by others in that industry.

   Prepayment Rates. During the nine-month period ended October 1998, the percentage of home equity loans that we originated containing prepayment fees increased from less than 50% of loans originated to over 85%, a percentage which has been maintained since that time. Due to this increase in the volume of loans originated with prepayment fees, we had reduced the initial annual prepayment rate assumption on business loans and lengthened the initial assumptions used for the prepayment ramp period on home equity loans from 12 to 18 months beginning with the 1999-1 mortgage loan securitization through the 2000-1 mortgage loan securitization and to 24 months beginning with the 2000-2 mortgage loan securitization. Our experience indicated that when a loan has a prepayment fee provision, fewer borrowers will prepay, and those prepaying will do so more slowly. Our actual cumulative prepayment experience through March 31, 2000 demonstrated that only 25% of home equity loans having prepayment fees were actually prepaid by the borrowers, while 47% of home equity loans without prepayment fees were prepaid. This cumulative historical performance demonstrates that it was nearly twice as likely that a loan without a prepayment fee would be prepaid. The effect of these changes in prepayment rate assumptions increased the gains on securitizations for fiscal 2000.

   In the third quarter of fiscal 2001, we evaluated our accumulated experience with pools of loans that had a high percentage of loans with prepayment fees. We had begun using a static pool analysis of prepayments, whereby we analyzed historical prepayments by period, to determine average prepayments expected by period. For business purpose loans, we found that prepayments for the first year are generally lower than we had anticipated, peak at a higher rate than previously anticipated by month 24 and decline by month 40. Home equity loan prepayments generally ramped faster in the first year than we had anticipated but leveled more slowly over 30 months and to a lower final rate than we had been using previously. We utilized this information to modify our loan prepayment rates and ramp periods to better reflect the amount and timing of expected prepayments. The effect of these changes implemented in the third quarter of fiscal 2001 was a net reduction in the value of our interest-only strips of $3.1 million or less than 1% and an insignificant net impact on securitization gains for fiscal 2001. The effect on the interest-only strips of this change in assumptions was recorded through an adjustment to comprehensive income.

   Beginning in the second quarter of fiscal 2002 and on a quarterly basis thereafter, we increased the prepayment rate assumptions used to value our securitization assets, thereby decreasing the fair value of these assets. See "-- Securitizations" for discussion of the impacts of these increases in prepayment rate assumptions.

   Credit Loss Rates. In fiscal 2000, the initial credit loss assumptions beginning with the 1999-4 mortgage loan securitization were increased as a result of an increase in the percentage of second mortgage loans originated and our concerns regarding high levels of real estate values. The average percentage of first mortgage loans securitized had declined approximately 10% from the fiscal 1999 securitizations to the fiscal 2000 securitizations. High real estate values also affected our loss assumptions because in the event of an economic downturn, the loan-to-value ratios of the loans could be understated. Both of these factors increased the potential that the underlying real estate collateral would not be sufficient to satisfy the loan if a foreclosure were required. Although our percentage of first mortgages has subsequently increased, we believe real estate values may limit our ability to maintain the credit loss experience realized in prior securitizations. The effect of these changes in credit loss assumptions reduced the gains on securitizations in fiscal 2000 by approximately $1.7 million.

Off-Balance Sheet Arrangements

   We use off-balance sheet arrangements extensively in our business activities. The types of off-balance sheet arrangements we use include special purpose entities for the securitization of loans, obligations we incur as the servicer of securitized loans and other contractual obligations such as operating leases for corporate office space. See "-- Liquidity and Capital Resources" for additional information regarding our off-balance sheet contractual obligations.

   Special purpose entities and off-balance sheet facilities are used in our mortgage loan securitizations. Asset securitizations are one of the most common off-balance sheet arrangements in which a company transfers assets off of its balance sheet by selling them to a special purpose entity. We sell our loans into off-balance sheet facilities to generate the cash to pay off revolving credit facilities and to generate revenue through securitization gains. The special purpose entities described below meet our objectives for mortgage loan securitization structures and comply with accounting principles generally accepted in the United States of America.

   Our securitizations involve a two-step transfer that qualifies for sale accounting under SFAS No. 140. First, we sell the loans to a special purpose entity, which has been established for the limited purpose of buying and reselling the loans and establishing a true sale under legal standards. Next, the special purpose entity sells the loans to a qualified special purpose entity, which we refer to as the trust. The trust is a distinct legal entity, independent from us. By transferring title of the loans to the trust, we isolate those assets from our assets. Finally, the trust issues certificates to investors to raise the cash purchase price for the loans we have sold. Cash from the sale of certificates to third party investors is returned to us in exchange for our loan receivables and we use this cash, in part, to repay any borrowings under warehouse and credit facilities. The off-balance sheet trusts' activities are restricted to holding title to the loan collateral, issuing certificates to investors and distributing loan payments to the investors and us in accordance with the relevant agreement.

   In each securitization, we may retain the right to service the loans. We have no additional obligations to the off-balance sheet facilities other than those required as servicer of the loans and for breach of covenants or warranty obligations. We are not required to make any additional investments in the trusts. Under current accounting rules, the trusts do not qualify for consolidation in our financial statements. The trusts carry the loan collateral as assets and the certificates issued to investors as liabilities. Residual cash from the loans after required principal and interest payments are made to the investors and after payment of certain fees and expenses provides us with cash flows from our interest-only strips. We expect that future cash flows from our interest-only strips and servicing rights will generate more of the cash flows required to meet maturities of our subordinated debt and our operating cash needs.

   We may retain the rights to service the loans we sell through securitizations. If we retain the servicing rights, as the servicer of securitized loans, we are obligated to advance interest payments for delinquent loans if we deem that the advances will ultimately be recoverable. These advances can first be made out of funds available in a trust's collection account. If the funds available from the collection account are insufficient to make the required interest advances, then we are required to make the advance from our operating cash. The advances made from a trust's collection account, if not recovered from the borrower or proceeds from the liquidation of the loan, require reimbursement from us. These advances may require funding from our capital resources and may create greater demands on our cash flow than either selling loans with servicing released or maintaining a portfolio of loans on our balance sheet. However, any advances we make on a mortgage loan from our operating cash can be recovered from the subsequent mortgage loan payments to the applicable trust prior to any distributions to the certificate holders.

   At September 30, 2003 and June 30, 2002, the mortgage securitization trusts held loans with an aggregate principal balance due of $2.8 billion and $3.4 billion as assets and owed $2.6 billion and $3.2 billion to third party investors, respectively. Revenues from the sale of loans to securitization trusts were $0.8 million, or 4.0% of total revenues for the three months ended September 30, 2003 and $58.0 million, or 77.9% of total revenues for the three months ended September 30, 2002. The revenues for the three months ended September 30, 2002 are net of $1.7 million of expenses for underwriting fees, legal fees and other expenses associated with securitization transactions during that period. We have interest-only strips and servicing rights with fair values of $545.6 million and $106.1 million, respectively, at September 30, 2003, which represent 57.4% of our total assets. Cash flows received from interest-only strips and servicing rights were $61.6 million for the three months ended September 30, 2003 and $26.5 million for the three months ended September 30, 2002. These amounts are included in our operating cash flows.

   We also used special purpose entities in our sales of loans to a $300.0 million off-balance sheet mortgage conduit facility. Sales into the off-balance sheet facility involved a two-step transfer that qualified for sale accounting under SFAS No. 140, similar to the process described above. This facility had a revolving feature and could be directed by the third party sponsor to dispose of the loans. Typically, the loans were disposed of by securitizing the loans in a term securitization. The third party note purchaser also has the right to have the loans sold in whole loan sale transactions. Under this off-balance sheet facility arrangement, the loans have been isolated from us and our subsidiaries and as a result, transfers to the facility were treated as sales for financial reporting purposes. When loans were sold to this facility, we assessed the likelihood that the sponsor would transfer the loans into a term securitization. As the sponsor had typically transferred the loans to a term securitization prior to the fourth quarter of fiscal 2003, the amount of gain on sale we had recognized for loans sold to this facility was estimated based on the terms we would obtain in a term securitization rather than the terms of this facility. For the fourth quarter of fiscal 2003, the likelihood that the facility sponsor would ultimately transfer the underlying loans to a term securitization was significantly reduced and the amount of gain recognized for loans sold to this facility was based on terms expected in a whole loan sale transaction. Our ability to sell loans into this facility expired pursuant to its terms on July 5, 2003. At June 30, 2003, the off-balance sheet mortgage conduit facility held loans with principal balances due of $275.6 million as assets and owed $267.5 million to third parties. Through September 30, 2003, $222.3 million of the loans in the facility at June 30, 2003 were sold in whole loan sales as directed by the facility sponsor. At September 30, 2003, the off-balance sheet mortgage conduit facility held loans with principal balances due of $40.5 million as assets and owed $36.0 million to third parties. This conduit facility was refinanced in the October 16, 2003 refinancing described under "-- Liquidity and Capital Resources -- Credit Facilities."

Securitizations

   In our mortgage loan securitizations, pools of mortgage loans are sold to a trust. The trust then issues certificates or notes, which we refer to as certificates in this document, to third-party investors, representing the right to receive a pass-through interest rate and principal collected on the mortgage loans each month. These certificates, which are senior in right to our interest-only strips in the trusts, are sold in public or private offerings. The difference between the weighted-average interest rate that is charged to borrowers on the fixed interest rate pools of mortgage loans and the weighted-average pass-through interest rate paid to investors is referred to as the interest rate spread. The interest rate spread after payment of certain fees and expenses and subject to certain conditions is distributed from the trust to us and is the basis of the value of our interest-only strips. In addition, when we securitize our loans we may retain the right to service the loans for a fee, which is the basis for our servicing rights. Servicing includes processing of mortgage payments, processing of disbursements for tax and insurance payments, maintenance of mortgage loan records, performance of collection efforts, including disposition of delinquent loans, foreclosure activities and disposition of real estate owned, referred to as REO, and performance of investor accounting and reporting processes.

   Declines in securitization pass-through interest rates resulted in interest rate spreads improving by approximately 235 basis points from the fourth quarter of fiscal 2000 securitization, to our most recent securitization in the third quarter of fiscal 2003. Increased interest rate spreads resulted in increases in the residual cash flow we expect to receive on securitized loans, the amount we received at the closing of a securitization from the sale of notional bonds or premiums on investor certificates and corresponding increases in the gains we recognized on the sale of loans in a securitization. No assurances can be made that market interest rates will remain at current levels or that we can complete securitizations in the future. However, in a rising interest rate environment and under our business strategy we would expect our ability to originate loans at interest rates that will maintain our most recent level of securitization gain profitability to become more difficult than during a stable or falling interest rate environment. We would seek to address the challenge presented by a rising interest rate environment by carefully monitoring our product pricing, the actions of our competition, market trends and the use of hedging strategies in order to continue to originate loans in as profitable a manner as possible. See "-- Interest Rate Risk Management -- Strategies for Use of Derivative Financial Instruments" for a discussion of our hedging strategies.

   A rising interest rate environment could unfavorably impact our liquidity and capital resources. Rising interest rates could impact our short-term liquidity by limiting our ability to sell loans at favorable premiums in whole loan sales, widening investor interest rate spread requirements in pricing future securitizations, increasing the levels of overcollateralization in future securitizations, limiting our access to borrowings in the capital markets and limiting our ability to sell our subordinated debt securities at favorable interest rates. In a rising interest rate environment, short-term and long-term liquidity could also be impacted by increased interest costs on all sources of borrowed funds, including the subordinated debt, and by reducing interest rate spreads on our securitized loans, which would reduce our cash flows. See "-- Liquidity and Capital Resources" for a discussion of both long and short-term liquidity. These effects may be offset to some degree by the positive effect of a decline in prepayment activity that we would expect in a rising interest rate environment.

   Conversely, a declining interest rate environment could unfavorably impact the valuation of our interest-only strips. In a declining interest rate environment the level of mortgage refinancing activity tends to increase, which could result in an increase in loan prepayment experience and may require increases in assumptions for prepayments for future periods.

   After a two-year period during which management's estimates required no valuation adjustments to our interest-only strips and servicing rights, declining interest rates and high prepayment rates over the last eight quarters have required revisions to management's estimates of the value of these retained interests. Beginning in the second quarter of fiscal 2002 and on a quarterly basis thereafter, we increased the prepayment rate assumptions used to value our securitization assets, thereby decreasing the fair value of these assets. However, because our prepayment rates as well as those throughout the mortgage industry continued to remain at higher than expected levels due to continuous declines in interest rates during this period to 40-year lows, our prepayment experience exceeded even our revised assumptions. As a result, over the last eight quarters we have recorded cumulative pre-tax write downs to our interest-only strips in the aggregate amount of $138.8 million and pre-tax adjustments to the value of servicing rights of $13.2 million, for total adjustments of $152.0 million, mainly due to our higher than expected prepayment experience. Of this amount, $95.9 million was expensed through the income statement and $56.1 million resulted in a write down through other comprehensive income, a component of stockholders' equity.

   During the three months ended September 30, 2003, we recorded total pre-tax valuation adjustments on our securitization assets of $16.7 million, of which $10.8 million was charged on the income statement and $5.9 million was charged to other comprehensive income. The breakout of the total adjustments in the first three months of fiscal 2004 between interest-only strips and servicing rights was a follows:

     o We recorded total pre-tax valuation adjustments on our interest only-strips of $15.8 million, of which, in accordance with EITF 99-20, $9.9 million was charged to the income statement and $5.9 million was charged to other comprehensive income. The valuation adjustment reflects the impact of higher than anticipated prepayments on securitized loans experienced in the first quarter of fiscal 2004 due to the continuing low interest rate environment.

     o We recorded total pre-tax valuation adjustments on our servicing rights of $0.8 million, which was charged to the income statement. The valuation adjustment reflects the impact of higher than anticipated prepayments on securitized loans experienced in the first quarter of fiscal 2004 due to the continuing low interest rate environment.

   The long duration of historically low interest rates has given borrowers an extended opportunity to engage in mortgage refinancing activities which resulted in elevated prepayment experience. The persistence of historically low interest rate levels, unprecedented in the last 40 years, has made the forecasting of prepayment levels in future fiscal periods difficult. We had assumed that the decline in interest rates had stopped and a rise in interest rates would occur in the near term. Consistent with this view, we had utilized derivative financial instruments to manage interest rate risk exposure on our loan production and loan pipeline to protect the fair value of these fixed rate items against potential increases in market interest rates. Based on current economic conditions and published mortgage industry surveys including the Mortgage Bankers Association's Refinance Indexes available at the time of our quarterly revaluation of our interest-only strips and servicing rights, and our own prepayment experience, we believe prepayments will continue to remain at higher than normal levels for the near term before returning to average historical levels. The Mortgage Bankers Association of America has forecast as of September 15, 2003 that mortgage refinancings as a percentage share of total mortgage originations will decline from 71% in the first quarter of calendar 2003 to 39% in the first quarter of calendar 2004 and to 25% in the second quarter of calendar 2004. The Mortgage Bankers Association of America has also projected in its September 2003 economic forecast that the 10-year treasury rate (which generally affects mortgage rates) will increase over the next three quarters. As a result of our analysis of these factors, we have increased our prepayment rate assumptions for home equity loans for the near term, but at a declining rate, before returning to our historical levels. However, we cannot predict with certainty what our prepayment experience will be in the future. Any unfavorable difference between the assumptions used to value our securitization assets and our actual experience may have a significant adverse impact on the value of these assets.

   The following tables detail the pre-tax write downs of the securitization assets by quarter and details the impact to the income statement and to other comprehensive income in accordance with the provisions of SFAS No. 115 and EITF 99-20 as they relate to interest-only strips and SFAS No. 140 as it relates to servicing rights (in thousands):

Fiscal Year 2004:

                                                                                                        Income         Other
                                                                                           Total      Statement    Comprehensive
                                      Quarter Ended                                      Write down     Impact     Income Impact
    ---------------------------------------------------------------------------------    ----------   ---------    -------------
   September 30, 2003 ...............................................................     $16,658      $10,795        $5,863

Fiscal Year 2003:

                                                                                                        Income         Other
                                                                                           Total      Statement    Comprehensive
                                      Quarter Ended                                      Write down     Impact     Income Impact
    ---------------------------------------------------------------------------------    ----------   ---------    -------------
   September 30, 2002 ...............................................................     $16,739      $12,078        $ 4,661
   December 31, 2002 ................................................................      16,346       10,568          5,778
   March 31, 2003 ...................................................................      16,877       10,657          6,220
   June 30, 2003 ....................................................................      13,293       11,879          1,414
                                                                                          -------      -------        -------
   Total Fiscal 2003 ................................................................     $63,255      $45,182        $18,073
                                                                                          =======      =======        =======

Fiscal Year 2002:

                                                                                                        Income         Other
                                                                                           Total      Statement    Comprehensive
                                      Quarter Ended                                      Write down     Impact     Income Impact
    ---------------------------------------------------------------------------------    ----------   ---------    -------------
   December 31, 2001 ................................................................     $11,322      $ 4,462        $ 6,860
   March 31, 2002 ...................................................................      15,513        8,691          6,822
   June 30, 2002 ....................................................................      17,244        8,900          8,344
                                                                                          -------      -------        -------
   Total Fiscal 2002 ................................................................     $44,079      $22,053        $22,026
                                                                                          =======      =======        =======

Note: The impacts of prepayments on our securitization assets in the quarter ended September 30, 2001 were not significant.

   The following table summarizes the volume of loan securitizations and whole loan sales for the three months ended September 30, 2003 and 2002, and fiscal years ended June 30, 2003, 2002 and 2001 (dollars in thousands):


                                                                        Three Months Ended
                                                                          September 30,                Year Ended June 30,
                                                                       -------------------    -------------------------------------
Securitizations:                                                         2003       2002         2003          2002         2001
                                                                       --------   --------    ----------    ----------   ----------
Business loans.....................................................    $  1,207   $ 29,998    $  112,025    $  129,074   $  109,892
Home equity loans..................................................       4,245    336,410     1,311,739     1,222,061      992,174
                                                                       --------   --------    ----------    ----------   ----------
Total..............................................................    $  5,452   $366,408    $1,423,764    $1,351,135   $1,102,066
                                                                       ========   ========    ==========    ==========   ==========

Gain on sale of loans through
  securitization...................................................    $    799   $ 58,011    $  170,950    $  185,580   $  128,978
Securitization gains as a percentage of total revenue..............         4.0%      77.9%         70.8%         74.9%        70.4%
Whole loan sales...................................................    $270,979   $  1,537    $   28,013    $   57,679   $   76,333
Gains on whole loan sales..........................................    $  2,921   $     35    $      655    $    2,448   $    2,742

   As demonstrated in the fourth quarter of fiscal 2003 and the first quarter of fiscal 2004, our quarterly revenues and net income will fluctuate in the future principally as a result of the timing, size and profitability of our securitizations. The business strategy of selling loans through securitizations and whole loan sales requires building an inventory of loans over time, during which time we incur costs and expenses. Since a gain on sale is not recognized until a securitization is closed or whole loan sale is settled, which may not occur until a subsequent quarter, operating results for a given quarter can fluctuate significantly. If securitizations or whole loan sales do not close when expected, we could experience a material adverse effect on our results of operations for a quarter. See "-- Liquidity and Capital Resources" for a discussion of the impact of securitizations and whole loan sales on our cash flow.

   Several factors affect our ability to complete securitizations on a profitable basis. These factors include conditions in the securities markets, such as fluctuations in interest rates described below, conditions in the asset-backed securities markets relating to the loans we originate, credit quality of the managed portfolio of loans or potential changes to the legal and accounting principles underlying securitization transactions.

   Interest-Only Strips. As the holder of the interest-only strips, we are entitled to receive excess (or residual) cash flows and cash flows from overcollateralization. These cash flows are the difference between the payments made by the borrowers on securitized loans and the sum of the scheduled and prepaid principal and pass-through interest paid to trust investors, servicing fees, trustee fees and, if applicable, surety fees. In most of our securitizations, surety fees are paid to an unrelated insurance entity to provide credit enhancement for the trust investors.

   Generally, all residual cash flows are initially retained by the trust to establish required overcollateralization levels in the trust. Overcollateralization is the excess of the aggregate principal balances of loans in a securitized pool over the aggregate principal balance of investor interests. Overcollateralization requirements are established to provide credit enhancement for the trust investors.

   The overcollateralization requirements for a mortgage loan securitization are different for each securitization and include:

     o The initial requirement, if any, which is a percentage of the original unpaid principal balance of loans securitized and is paid in cash at the time of sale;

     o The final target, which is a percentage of the original unpaid principal balance of loans securitized and is funded from the monthly excess cash flow. Specific securitizations contain provisions requiring an increase above the final target overcollateralization levels during periods in which delinquencies exceed specified limits. The overcollateralization levels return to the target levels when delinquencies fall below the specified limits; and

     o The stepdown requirement, which is a percentage of the remaining unpaid principal balance of securitized loans. During the stepdown period, the overcollateralization amount is gradually reduced through cash payments to us until the overcollateralization balance declines to a specific floor. The stepdown period generally begins at the later of 30 to 36 months after the initial securitization of the loans or when the remaining balance of securitized loans is less than 50% of the original balance of securitized loans.

   The fair value of our interest-only strips is a combination of the fair values of our residual cash flows and our overcollateralization cash flows. At September 30, 2003, investments in interest-only strips totaled $545.6 million, including the fair value of overcollateralization related cash flows of $263.5 million.

   Trigger Management. Repurchasing delinquent loans from securitization trusts benefits us by allowing us to limit the level of delinquencies and losses in the securitization trusts and as a result, we can avoid exceeding specified limits on delinquencies and losses that trigger a temporary reduction or discontinuation of cash flow from our interest-only strips until the delinquency or loss triggers are no longer exceeded. We have the right, but are not obligated, to repurchase a limited amount of delinquent loans from securitization trusts. In addition, we elect to repurchase loans in situations requiring more flexibility for the administration and collection of these loans. The purchase price of a delinquent loan is at the loan's outstanding contractual balance. A foreclosed loan is one where we, as servicer, have initiated formal foreclosure proceedings against the borrower and a delinquent loan is one that is 31 days or more past due. The foreclosed and delinquent loans we typically elect to repurchase are usually 90 days or more delinquent and the subject of foreclosure proceedings, or where a completed foreclosure is imminent. The related allowance for loan losses on these repurchased loans is included in our provision for credit losses in the period of repurchase. Our ability to repurchase these loans does not disqualify us for sale accounting under SFAS No. 140, which was adopted on a prospective basis in the fourth quarter of fiscal 2001, or other relevant accounting literature because we are not required to repurchase any loan and our ability to repurchase a loan is limited by contract.

   At September 30, 2003, seven of our 25 mortgage securitization trusts were under a triggering event, as a result of delinquencies exceeding specified levels, losses exceeding specified levels or both. At June 30, 2003, none or our 25 mortgage securitization trusts were under a triggering event. Approximately $3.4 million of excess overcollateralization is being held by the seven trusts as of September 30, 2003. For the three months ended September 30, 2003, we repurchased delinquent loans with an aggregate unpaid principal balance of $16.3 million from securitization trusts primarily for trigger management. We cannot predict when the seven trusts currently exceeding triggers will be below trigger limits and release the excess overcollateralization. If delinquencies increase and we cannot cure the delinquency or liquidate the loans in the mortgage securitization trusts without exceeding loss triggers, the levels of repurchases required to manage triggers may increase. Our ability to continue to manage triggers in our securitization trusts in the future is affected by our availability of cash from operations or through the sale of subordinated debt to fund these repurchases. Additionally, our repurchase activity increases prepayments which may result in unfavorable prepayment experience. See "-- Securitizations" for more detail of the effect prepayments have on our financial statements. Also see "-- Managed Portfolio Quality -- Delinquent Loans and Leases" for further discussion of the impact of delinquencies.

   The following table summarizes the principal balances of loans and REO we have repurchased from the mortgage loan securitization trusts during the first quarter of fiscal 2004 and fiscal years 2003 and 2002. We received $7.6 million, $37.6 million, and $19.2 million of proceeds from the liquidation of repurchased loans and REO for the three months ended September 30, 2003 and for fiscal years 2003 and 2002, respectively. We carried as assets on our balance sheet, repurchased loans and REO in the amounts of $14.3 million, $9.6 million and $9.4 million at September 30, 2003 and June 30, 2003 and 2002, respectively. All loans and REO were repurchased at the contractual outstanding balances at the time of repurchase and are carried at the lower of their cost basis or fair value. Because the contractual outstanding balance is typically greater than the fair value, we generally incur a loss on these repurchases. Mortgage loan securitization trusts are listed only if repurchases have occurred.

 Summary of Loans and REO Repurchased from Mortgage Loan Securitization Trusts
                             (dollars in thousands)



                                       2003-1    2001-3   2001-2    2001-1   2000-4    2000-3   2000-2    2000-1    1999-4   1999-3
                                       ------    ------   ------    ------   ------    ------   ------    ------    ------   ------
Three months ended September 30,
 2003:
 Business loans ....................    $ 219    $   --   $  603    $   --    $  73    $  --    $  921    $  815    $  644   $  258
 Home equity loans .................       --        --      748        --      266      560     1,640     2,658       938      598
                                        -----    ------   ------    ------    -----    -----    ------    ------    ------   ------
   Total............................    $ 219    $   --   $1,351    $   --    $ 339    $ 560    $2,561    $3,473    $1,582   $  856
                                        =====    ======   ======    ======    =====    =====    ======    ======    ======   ======
% of Original Balance of Loans
 Securitized .......................     0.05%       --     0.38%       --     0.12%    0.37%     0.85%     1.47%     0.71%    0.39%
 Number of loans repurchased .......        1        --       12        --        6        9        31        52        24       11
Year ended June 30, 2003:
 Business loans ....................    $  --    $  349   $   --    $  543    $ 223    $ 144    $2,065    $1,573    $2,719   $2,138
 Home equity loans .................       --       853       --     4,522      520      839     4,322     4,783     5,175    3,697
                                        -----    ------   ------    ------    -----    -----    ------    ------    ------   ------
   Total............................    $  --    $1,202   $   --    $5,065    $ 743    $ 983    $6,387    $6,356    $7,894   $5,835
                                        =====    ======   ======    ======    =====    =====    ======    ======    ======   ======
% of Original Balance of Loans
 Securitized .......................       --      0.40%      --      1.84%    0.27%    0.66%     2.11%     2.68%     3.56%    2.63%
 Number of loans repurchased .......       --        11       --        51        9       11        59        65        97       83
Year ended June 30, 2002:
 Business loans ....................    $  --    $   --   $   --    $   --    $  --    $  --    $   --    $   --    $  194   $1,006
 Home equity loans .................       --        --       --        --       --       --        --        84       944    3,249
                                        -----    ------   ------    ------    -----    -----    ------    ------    ------   ------
   Total............................    $  --    $   --   $   --    $   --    $  --    $  --    $   --    $   84    $1,138   $4,255
                                        =====    ======   ======    ======    =====    =====    ======    ======    ======   ======
% of Original Balance of Loans
 Securitized .......................       --        --       --        --       --       --        --      0.04%     0.51%    1.92%
 Number of loans repurchased .......       --        --       --        --       --       --        --         2        18       47


(Continued)                                   1999-2   1999-1    1998-4   1998-3    1998-2   1998-1    1997(a)    1996(a)    Total
                                              ------   ------    ------   ------    ------   ------    -------    -------   -------
Three months ended September 30, 2003:
 Business loans...........................    $  608   $  113    $   40   $   18    $   --   $   --     $   68     $  --    $ 4,380
 Home equity loans........................     2,478      951       587      307        --       62        170        --     11,963
                                              ------   ------    ------   ------    ------   ------     ------     -----    -------
   Total..................................    $3,086   $1,064    $  627   $  325    $   --   $   62     $  238     $  --    $16,343
                                              ======   ======    ======   ======    ======   ======     ======     =====    =======
% of Original Balance of Loans
 Securitized..............................      1.40%    0.58%     0.78%    0.16%     0.00%    0.06%      0.14%       --
 Number of loans repurchased..............        36       14         9        4        --        1          5        --        215
Year ended June 30, 2003:
 Business loans...........................    $1,977   $1,199    $   72   $1,455    $  205   $  395     $  744     $ 451    $16,252
 Home equity loans........................     3,140    4,432       549    3,211     1,386      610        381       355     38,775
                                              ------   ------    ------   ------    ------   ------     ------     -----    -------
   Total..................................    $5,117   $5,631    $  621   $4,666    $1,591   $1,005     $1,125     $ 806    $55,027
                                              ======   ======    ======   ======    ======   ======     ======     =====    =======
% of Original Balance of Loans
   Securitized............................      2.33%    3.04%     0.78%    2.33%     1.33%    0.96%      0.64%     1.30%
 Number of loans repurchased..............        59       60         7       60        23       13         16        13        637
Year ended June 30, 2002:
 Business loans...........................    $  341   $  438    $  632   $  260    $  516   $1,266     $1,912     $ 104    $ 6,669
 Home equity loans........................     2,688    2,419     4,649    5,575     1,548    1,770        462       183     23,571
                                              ------   ------    ------   ------    ------   ------     ------     -----    -------
   Total..................................    $3,029   $2,857    $5,281   $5,835    $2,064   $3,036     $2,374     $ 287    $30,240
                                              ======   ======    ======   ======    ======   ======     ======     =====    =======
% of Original Balance of Loans
   Securitized............................      1.38%    1.54%     6.60%    2.92%     1.72%    2.89%      1.36%     0.46%
 Number of loans repurchased..............        31       33        58       61        24       37         26         4        341

---------------
(a) Amounts represent combined repurchases and percentages for two 1997 securitization pools and two 1996 securitization pools.

   SFAS No. 140 was effective on a prospective basis for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. SFAS No. 140 requires that we record an obligation to repurchase loans from securitization trusts at the time we have the contractual right to repurchase the loans, whether or not we actually repurchase them. For securitization trusts 2001-2 and forward, to which this rule applies, we have the contractual right to repurchase a limited amount of loans greater than 180 days past due. In accordance with the provisions of SFAS No. 140, we have recorded on our September 30, 2003 balance sheet a liability of $29.0 million for the repurchase of loans subject to these removal of accounts provisions. A corresponding asset for the loans, at the lower of their cost basis or fair value, has also been recorded.

   Mortgage Loan Securitization Trust Information. The following tables provide information regarding the nature and principal balances of mortgage loans securitized in each trust, the securities issued by each trust, and the overcollateralization requirements of each trust.

       Summary of Selected Mortgage Loan Securitization Trust Information
                   Current Balances as of September 30, 2003
                             (dollars in millions)

                          2003-1     2002-4     2002-3     2002-2     2002-1     2001-4     2001-3     2001-2     2001-1     2000-4
                         --------    -------   --------    -------   --------    -------   -------    -------    --------   -------
Original balance of
 loans securitized:
 Business loans ......   $     33    $    30   $     34    $    34   $     32    $    29   $    31    $    35    $     29   $    27
 Home equity loans ...        417        350        336        346        288        287       269        320         246       248
                         --------    -------   --------    -------   --------    -------   -------    -------    --------   -------
   Total..............   $    450    $   380   $    370    $   380   $    320    $   316   $   300    $   355    $    275   $   275
                         ========    =======   ========    =======   ========    =======   =======    =======    ========   =======
Current balance of
 loans securitized:
 Business loans ......   $     30    $    26   $     29    $    28   $     24    $    21   $    21    $    25    $     17   $    14
 Home equity loans ...        388        294        241        217        161        138       121        126          91        82
                         --------    -------   --------    -------   --------    -------   -------    -------    --------   -------
   Total..............   $    418    $   320   $    270    $   245   $    185    $   159   $   142    $   151    $    108   $    96
                         ========    =======   ========    =======   ========    =======   =======    =======    ========   =======
Weighted-average
 interest rate on
 loans securitized:
 Business loans ......      15.88%     16.01%     15.97%     16.00%     15.78%     15.79%    15.95%     15.97%      16.03%    16.11%
 Home equity loans ...       9.74%     10.50%     10.84%     10.91%     10.86%     10.71%    11.09%     11.22%      11.44%    11.61%
   Total..............      10.18%     10.95%     11.39%     11.50%     11.50%     11.37%    11.82%     11.99%      12.17%    12.26%

Percentage of first
 mortgage loans ......         87%        87%        87%        87%        90%        90%       89%        90%         89%       86%
Weighted-average
 loan-to-value .......         77%        76%        77%        76%        75%        77%       76%        76%         75%       76%
Weighted-average
 remaining term
 (months) on loans
 securitized .........        265        257        249        235        228        228       219        215         213       203
Original balance of
 Trust Certificates ..   $    450    $   376   $    370    $   380   $    320    $   322   $   306    $   355    $    275   $   275
Current balance of
 Trust Certificates ..   $    408    $   304   $    257    $   231   $    171    $   146   $   130    $   135    $     98   $    84
Weighted-average
 pass-through
 interest rate to
 Trust Certificate
 holders(a) ..........       5.03%      5.94%      7.09%      7.92%      7.32%      5.35%     5.74%      8.41%       7.91%     7.05%
Highest Trust
 Certificate
 pass-through
 interest rate .......       3.78%      8.61%      6.86%      7.39%      6.51%      5.35%     6.17%      6.99%       6.28%     7.05%
Overcollateralization
 requirements:
Required percentages:
 Initial .............         --       1.00%        --         --         --         --        --         --          --        --
 Final target ........       5.50%      5.75%      3.50%      3.50%      4.50%      4.25%     4.00%      4.40%       4.10%     4.50%
 Stepdown
   overcollateralization    11.00%     11.50%      7.00%      7.00%      9.00%      8.50%     8.00%      8.80%       8.20%     9.00%
Required dollar amounts:
   Initial............         --    $     4         --         --         --         --        --         --          --        --
   Final target ......   $     25    $    22   $     13    $    13   $     14    $    13   $    12    $    16    $     11   $    12

Current status:
   Overcollateralization
    amount.............  $     10    $    16   $     11    $    13   $     14    $    13   $    12    $    16    $     10   $    12
   Final target reached
    or anticipated date
    to reach............  10/2004     3/2004     9/2003        Yes        Yes        Yes       Yes      Yes(c)      Yes(c)      Yes
   Stepdown reached
    or anticipated date
    to reach ...........   7/2006     2/2006    10/2005     7/2005    10/2004     7/2004    4/2004     1/2004     10/2003    1/2004
Annual surety wrap fee       0.20%        (b)        (b)        (b)      0.21%      0.20%     0.20%      0.20%       0.20%     0.21%
Servicing rights:
   Original balance...   $     16    $    14   $     13    $    15   $     13    $    13   $    12    $    15    $     11   $    14
   Current balance       $     15    $    11   $     10    $    10   $      8    $     7   $     6    $     7    $      5   $     5

---------------

(a) Rates for securitizations 2001-2 and forward include rates on notional bonds, or the impact of premiums to loan collateral received on trust certificates, included in securitization structure. The sale of notional bonds allows us to receive more cash at the closing of a securitization. See "-- Three months ended

     September 30, 2003 Compared to Three months ended September 30, 2002 -- Gain on Sale of Loans -- Securitizations" for further description of the notional bonds.

(b) Credit enhancement was provided through a senior/subordinate certificate structure.

(c) Although the final target has been reached, this trust is exceeding delinquency limits, and the trust is retaining additional overcollateralization. We cannot predict when normal residual cash flow will resume. See "--Trigger Management" for further detail.

                   Current Balances as of September 30, 2003
                             (dollars in millions)



                                2000-3     2000-2   2000-1    1999-4   1999-3    1999-2   1999-1    1998 (a)    1997 (a)   1996 (a)
                               --------    ------   ------    ------   ------    ------   ------    --------    --------   --------
Original balance of loans
 securitized:
 Business loans ............   $     16    $   28   $   25    $   25   $   28    $   30   $   16     $   57      $   45     $   29
 Home equity loans .........        134       275      212       197      194       190      169        448         130         33
                               --------    ------   ------    ------   ------    ------   ------     ------      ------     ------
   Total....................   $    150    $  303   $  237    $  222   $  222    $  220   $  185     $  505      $  175     $   62
                               ========    ======   ======    ======   ======    ======   ======     ======      ======     ======
Current balance of loans
 securitized:
 Business loans ............   $      7    $   13   $   10    $   10   $   10    $   10   $    6     $   13      $    9     $    5
 Home equity loans .........         43        82       59        63       60        61       49         99          18          4
                               --------    ------   ------    ------   ------    ------   ------     ------      ------     ------
   Total....................   $     50    $   95   $   69    $   73   $   70    $   71   $   55     $  112      $   27     $    9
                               ========    ======   ======    ======   ======    ======   ======     ======      ======     ======
Weighted-average interest
 rate on loans securitized:
 Business loans ............      16.07%    16.07%   16.01%    16.08%   15.75%    15.73%   15.96%     15.74%      15.91%     15.89%
 Home equity loans .........      11.44%    11.42%   11.34%    11.03%   10.83%    10.49%   10.65%     10.81%      11.56%     11.06%
   Total....................      12.10%    12.07%   12.04%    11.72%   11.56%    11.26%   11.18%     11.38%      12.96%     13.84%
Percentage of first
 mortgage loans ............         90%       84%      80%       86%      87%       89%      93%        90%         79%        77%
Weighted-average loan-to-
 value .....................         76%       76%      77%       76%      77%       76%      77%        76%         75%        65%
Weighted-average remaining
 term (months) on loans
 securitized ...............        202       210      198       196      200       207      205        189         145        105
Original balance of Trust
 Certificates ..............   $    150    $  300   $  235    $  220   $  219    $  219   $  184     $  498      $  171     $   61
Current balance of Trust
Certificates ...............   $     44    $   84   $   61    $   65   $   62    $   64   $   49     $  100      $   23     $    6
Weighted-average pass-
 through interest rate to
 Trust Certificate holders .       7.61%     7.05%    7.03%     6.84%    6.75%     6.62%    6.56%      6.33%       7.17%      7.67%
Highest Trust Certificate
 pass-through interest rate        7.61%     8.04%    7.93%     7.68%    7.49%     7.13%    6.58%      6.86%       7.53%      7.95%

Overcollateralization
 requirements:
Required percentages:
 Initial ...................         --      0.90%    0.75%     1.00%    1.00%     0.50%    0.50%      1.50%       2.43%      1.94%
 Final target ..............       4.75%     5.95%    5.95%     5.50%    5.00%     5.00%    5.00%      5.10%       7.43%      8.94%
 Stepdown
 overcollateralization .....       9.50%    11.90%   11.90%    11.00%   10.00%    10.00%   10.00%     10.21%      14.86%     12.90%
Required dollar amounts:
 Initial ...................         --    $    3   $    2    $    2   $    2    $    1   $    1     $    7      $    4     $    1
 Final target ..............   $      7    $   18   $   14    $   12   $   11    $   11   $    9     $   26      $   13     $    6
Current status:
 Overcollateralization
 amount ....................   $      6    $   11   $    8    $    8   $    8    $    7   $    6     $   12      $    4     $    3
 Final target reached or
  anticipated date to reach         Yes(b)    Yes      Yes       Yes      Yes       Yes      Yes        Yes         Yes        Yes
 Stepdown reached or
  anticipated date to reach.    10/2003       Yes      Yes       Yes      Yes(b)    Yes      Yes(b)     Yes(b)      Yes        Yes
Annual surety wrap fee .....       0.21%     0.21%    0.19%     0.21%    0.21%     0.19%    0.19%      0.22%       0.26%      0.18%
Servicing rights:
 Original balance ..........   $      7    $   14   $   10    $   10   $   10    $   10   $    8     $   18      $    7     $    4
 Current balance ...........   $      2    $    4   $    3    $    3   $    3    $    2   $    2     $    2      $    1     $    1

---------------
(a) Amounts represent combined balances and weighted-average percentages for four 1998 securitization pools, two 1997 securitization pools and two 1996 securitization pools.
(b) Although the final target has been reached, this trust is exceeding delinquency limits, and the trust is retaining additional overcollateralization. We cannot predict when normal residual cash flow will resume. See "--Trigger Management" for further detail.

   Discounted Cash Flow Analysis. The estimation of the fair value of interest-only strips is based upon a discounted cash flow analysis which estimates the present value of the future expected residual cash flows and overcollateralization cash flows utilizing assumptions made by management at the time loans are sold. These assumptions include the rates used to calculate the present value of expected future residual cash flows and overcollateralization cash flows, referred to as the discount rates, prepayment rates and credit loss rates on the pool of loans. These assumptions are monitored against actual experience and other economic and market conditions and are changed if deemed appropriate. Our methodology for determining the discount rates, prepayment rates and credit loss rates used to calculate the fair value of our interest-only strips is described below.

   Discount Rates. We use discount rates, which we believe are commensurate with the risks involved in our securitization assets. While quoted market prices on comparable interest-only strips are not available, we have performed comparisons of our valuation assumptions and performance experience to others in the non-conforming mortgage industry. We quantify the risks in our securitization assets by comparing the asset quality and performance experience of the underlying securitized mortgage pools to comparable industry performance.

   At September 30, 2003, we applied a discount rate of 11% to the estimated residual cash flows. In determining the discount rate that we apply to residual cash flows, we follow what we believe to be the practice of other companies in the non-conforming mortgage industry. That is, to determine the discount rate by adding an interest rate spread to the all-in cost of securitizations to account for the risks involved in securitization assets. The all-in cost of the securitization trusts' investor certificates includes the highest trust certificate pass-through interest rate in each mortgage securitization, trustee fees, and surety fees. Trustee fees and surety fees, where applicable, generally range from 19 to 22 basis points combined. From industry experience comparisons and our evaluation of the risks inherent in our securitization assets, we have determined an interest rate spread, which is added to the all-in cost of our mortgage loan securitization trusts' investor certificates. From June 30, 2000 through March 31, 2003, we had applied a discount rate of 13% to residual cash flows. On June 30, 2003, we reduced that discount rate to 11% based on the following factors:

     o We have experienced a period of sustained decreases in market interest rates. Interest rates on three and five-year term US Treasury securities have been on the decline since mid-2000. Three-year rates have declined approximately 475 basis points and five-year rates have declined approximately 375 basis points.

     o The interest rates on the bonds issued in our securitizations over this same timeframe also have experienced a sustained period of decline. The highest trust certificate pass-through interest rate has declined 426 basis points, from 8.04% in the 2000-2 securitization to 3.78% in the 2003-1 securitization.

     o The weighted average interest rate on loans securitized has declined from a high of 12.01% in the 2000-3 securitization to 10.23% in the 2003-1 securitization.

     o Market factors and the economy favor the continuation of low interest rates for the foreseeable future.
     o Economic analysis of interest rates and data currently being released support declining mortgage refinancings even though predicting the continuation of low interest rates for the foreseeable future.

     o The interest rates paid on recently issued subordinated debt, which is used to fund our interest-only strips, has declined from a high of 11.85% in February 2001 to a current rate of 7.49% in June 2003.

   However, because the discount rate is applied to projected cash flows, which consider expected prepayments and losses, the discount rate assumption was not evaluated in isolation. These risks involved in our securitization assets were considered in establishing a discount rate. The impact of this reduction in discount rate from 13% to 11% was to increase the valuation of our interest-only strips by $17.6 million at June 30, 2003. The 11% discount rate that we apply to our residual cash flow portion of our interest-only strips compared to rates used by others in the industry reflects our historically higher asset quality and performance of our securitized assets compared to industry asset quality and performance and the other characteristics of our securitized loans described below:

     o Underlying loan collateral with fixed interest rates, which are higher than others in the non-conforming mortgage industry. Average interest rate of securitized loans exceeds the industry average by 100 basis points or more. All of the securitized loans have fixed interest rates, which are more predictable than adjustable-rate loans.

     o At origination, approximately 90% to 95% of securitized business purpose loans have prepayment fees and approximately 80% to 85% of securitized home equity loans have prepayment fees. Currently in our managed portfolio, approximately 50% to 55% of securitized business purpose loans have prepayment fees and approximately 60% to 65% of securitized home equity loans have prepayment fees. Our historical experience indicates that prepayment fees lengthen the prepayment ramp periods and slow annual prepayment speeds, which have the effect of increasing the life of the securitized loans.

     o A portfolio mix of first and second mortgage loans of 80-85% and 15-20%, respectively. Historically, the high proportion of first mortgages has resulted in lower delinquencies and losses.

     o A portfolio credit grade mix comprised of 60% A credits, 23% B credits, 14% C credits, and 3% D credits. In addition, our historical loss experience is below what is experienced by others in the non-conforming mortgage industry.

   We apply a second discount rate to projected cash flows from the overcollateralization portion of our interest-only strips. The discount rate applied to projected overcollateralization cash flows in each mortgage securitization is based on the highest trust certificate pass-through interest rate in the mortgage securitization. In fiscal 2001, we instituted the use of a minimum discount rate of 6.5% on overcollateralization cash flows. At June 30, 2003 we reduced the minimum discount rate to 5.0% to reflect the sustained decline in interest rates. This reduction in the minimum discount rate impacted the valuation of three securitizations and increased the June 30, 2003 valuation of our interest-only strips by $3.3 million. At September 30, 2003 and June 30, 2003, the average discount rate applied to projected overcollateralization cash flows was 7%. This discount rate is lower than the discount rate applied to residual cash flows because the risk characteristics of the projected overcollateralization cash flows do not include prepayment risk and have minimal credit risk. For example, if the entire unpaid principal balance in a securitized pool of loans was prepaid by borrowers, we would fully recover the overcollateralization portion of the interest-only strips. In addition, historically, these overcollateralization balances have not been impacted by credit losses as the residual cash flow portion of our interest-only strips has always been sufficient to absorb credit losses and stepdowns of overcollateralization have generally occurred as scheduled. Overcollateralization represents our investment in the excess of the aggregate principal balance of loans in a securitized pool over the aggregate principal balance of trust certificates.

   The blended discount rate used to value the interest-only strips, including the overcollateralization cash flows, was 9% at September 30, 2003 and June 30, 2003.

   Prepayment Rates. The assumptions we use to estimate future prepayment rates are regularly compared to actual prepayment experience of the individual securitization pools of mortgage loans and an average of the actual experience of other similar pools of mortgage loans at the same number of months after their inception. It is our practice to use an average historical prepayment rate of similar pools for the expected constant prepayment rate assumption while a pool of mortgage loans is less than a year old even though actual experience may be different. During this period, before a pool of mortgage loans reaches its expected constant prepayment rate, actual experience both quantitatively and qualitatively is generally not sufficient to conclude that final actual experience for an individual pool of mortgage loans would be materially different from the average. For pools of mortgage loans greater than one year old, prepayment experience trends for an individual pool is considered to be more significant. For these pools, adjustments to prepayment assumptions may be made to more closely conform the assumptions to actual experience if the variance from average experience is significant and is expected to continue. Current economic conditions, current interest rates and other factors are also considered in our analysis.

   As was previously discussed, for the past seven quarters, our actual prepayment experience was generally higher, most significantly on home equity loans, than our historical averages for prepayments. See "-- Securitizations" for further detail of our recent prepayment experience.

   In addition to the use of prepayment fees on our loans, we have implemented programs and strategies in an attempt to reduce loan prepayments in the future. These programs and strategies may include providing information to a borrower regarding costs and benefits of refinancing, which at times may demonstrate a refinancing option is not in the best economic interest of the borrower. Other strategies include offering second mortgages to existing qualified borrowers or offering financial incentives to qualified borrowers to deter prepayment of their loan. We cannot predict with certainty what the impact these efforts will have on our future prepayment experience.

   Credit Loss Rates. Credit loss rates are analyzed in a similar manner to prepayment rates. Credit loss assumptions are compared to actual loss experience averages for similar mortgage loan pools and for individual mortgage loan pools. Delinquency trends and economic conditions are also considered. If our analysis indicates that loss experience may be different from our assumptions, we would adjust our assumptions as necessary.

   Floating Interest Rate Certificates. Some of the securitization trusts have issued floating interest rate certificates supported by fixed interest rate mortgages. The fair value of the excess cash flow we will receive may be affected by any changes in the interest rates paid on the floating interest rate certificates. The interest rates paid on the floating interest rate certificates are based on one-month LIBOR. The assumption used to estimate the fair value of the excess cash flows received from these securitization trusts is based on a forward yield curve. See "-- Interest Rate Risk Management -- Strategies for Use of Derivative Financial Instruments" for further detail of our management of the risk of changes in interest rates paid on floating interest rate certificates.

   Sensitivity Analysis. The table below outlines the sensitivity of the current fair value of our interest-only strips and servicing rights to 10% and 20% adverse changes in the key assumptions used in determining the fair value of those assets. Our base prepayment, loss and discount rates are described in the table "Summary of Material Mortgage Loan Securitization Valuation Assumptions and Actual Experience at September 30, 2003." (dollars in thousands):


Securitized collateral balance ....................................   $2,765,929
Balance sheet carrying value of retained interests(a) .............   $  651,656
Weighted-average collateral life (in years). ......................          4.0

---------------
(a) Amount includes interest-only strips and servicing rights.

   Sensitivity of assumptions used to determine the fair value of retained interests (dollars in thousands):


                                                                Impact of
                                                             Adverse Change
                                                         -----------------------
                                                         10% Change   20% Change
                                                         ----------   ----------
Prepayment speed ....................................     $27,927       $53,423
Credit loss rate ....................................       4,987         9,974
Floating interest rate certificates (a) .............         790         1,524
Discount rate .......................................      18,103        35,318

---------------
(a) The floating interest rate certificates are indexed to one-month LIBOR plus a trust specific interest rate spread. The base one-month LIBOR assumption used in this sensitivity analysis was derived from a forward yield curve incorporating the effect of rate caps where applicable to the individual deals.

   The sensitivity analysis in the table above is hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% or 20% variation in management's assumptions generally cannot easily be extrapolated because the relationship of the change in the assumptions to the change in fair value may not be linear. Also, in this table, the effect that a change in a particular assumption may have on the fair value is calculated without changing any other assumption. Changes in one assumption may result in changes in other assumptions, which might magnify or counteract the impact of the intended change.

   These sensitivities reflect the approximate amount of the fair values that our interest-only strips and servicing rights would be reduced for the indicated adverse changes. These reductions would result in a charge to expense in the income statement in the period incurred and a resulting reduction of stockholders' equity, net of income taxes. The effect on our liquidity of changes in the fair values of our interest-only strips and servicing rights are discussed in "-- Liquidity and Capital Resources."

   The following tables provide information regarding the initial and current assumptions applied in determining the fair values of mortgage loan related interest-only strips and servicing rights for each securitization trust.

                Summary of Material Mortgage Loan Securitization
       Valuation Assumptions and Actual Experience at September 30, 2003



                                       2003-1    2002-4   2002-3    2002-2   2002-1    2001-4   2001-3    2001-2    2001-1   2000-4
                                       ------    ------   ------    ------   ------    ------   ------    ------    ------   ------
Interest-only strip residual
  discount rate:
  ---------------
 Initial valuation .................      13%       13%      13%       13%      13%       13%      13%       13%       13%      13%
 Current valuation .................      11%       11%      11%       11%      11%       11%      11%       11%       11%      11%
Interest-only strip
  overcollateralization
  discount rate:
  ---------------
 Initial valuation .................       7%        9%       7%        7%       7%        7%       7%        7%        6%       7%
 Current valuation .................       5%        9%       7%        7%       7%        5%       6%        7%        6%       7%
Servicing rights discount rate:
  -------------------------------
 Initial valuation .................      11%       11%      11%       11%      11%       11%      11%       11%       11%      11%
 Current valuation .................       9%        9%       9%        9%       9%        9%       9%        9%        9%       9%

Prepayment rates:
  -----------------
 Initial assumption(a):
 Expected Constant Prepayment Rate
   (CPR):
   Business loans...................      11%       11%      11%       11%      11%       11%      11%       11%       11%      10%
   Home equity loans................      22%       22%      22%       22%      22%       22%      22%       22%       22%      24%
 Ramp period (months):
   Business loans...................      27        27       27        27       27        27       24        24        24       24
   Home equity loans................      30        30       30        30       30        30       30        30        30       24
 Current assumptions(b):
 Expected Constant Prepayment Rate
   (CPR):
   Business loans...................      11%       11%      11%       11%      11%       11%      11%       11%       11%      11%
   Home equity loans................      22%       22%      22%       22%      22%       22%      22%       22%       22%      22%
 Ramp period (months):
   Business loans...................      27        27       27        27       27        27       27        27        27       27
   Home equity loans................      30        30       30        30       30        30       30        30        30       30
 CPR adjusted to reflect ramp:
   Business loans...................       9%       11%      13%       16%      18%       20%      22%       21%       18%      15%
   Home equity loans................      27%       36%      39%       39%      39%       39%      42%       46%       47%      36%
 Current prepayment experience(c):
   Business loans...................      13%       15%      19%       20%      23%       23%      12%       13%       31%      31%
   Home equity loans................      12%       25%      38%       46%      44%       46%      41%       44%       40%      37%

Annual credit loss rates:
  -------------------------
 Initial assumption ................    0.40%     0.40%    0.40%     0.40%    0.40%     0.40%    0.40%     0.40%     0.40%    0.40%
 Current assumption ................    0.40%     0.40%    0.40%     0.40%    0.40%     0.40%    0.40%     0.40%     0.50%    0.40%
 Actual experience .................      --        --     0.04%     0.05%    0.10%     0.17%    0.26%     0.18%     0.46%    0.38%

Servicing fees:
  ---------------
 Contractual fees ..................    0.50%     0.50%    0.50%     0.50%    0.50%     0.50%    0.50%     0.50%     0.50%    0.70%
 Ancillary fees ....................    1.25%     1.25%    1.25%     1.25%    1.25%     1.25%    1.25%     1.25%     1.25%    1.25%

---------------
(a) The prepayment ramp is the length of time before a pool of mortgage loans reaches its expected Constant Prepayment Rate. The business loan prepayment ramp begins at 3% in month one ramps to an expected peak rate over 27 months then declines to the final expected CPR by month 40. The home equity loan prepayment ramp begins at 2% in month one and ramps to an expected rate over 30 months.
(b) Current assumptions for business loans are the estimated expected weighted-average prepayment rates over the securitization's estimated remaining life. The majority of the home equity loan prepayment rate ramps have been increased for the next 6 months to provide for the expected near term continuation of higher than average prepayment. Generally, trusts for both business and home equity loans that are out of the ramping period are based on historical averages.
(c)  Current experience is a six-month historical average.

                Summary of Material Mortgage Loan Securitization
 Valuation Assumptions and Actual Experience at September 30, 2003 (Continued)



                                 2000-3    2000-2   2000-1    1999-4   1999-3    1999-2   1999-1    1998 (d)    1997 (d)   1996 (d)
                                 ------    ------   ------    ------   ------    ------   ------    --------    --------   --------
Interest-only strip residual
  discount rate:
  -------------
 Initial valuation ...........      13%       13%      11%       11%      11%       11%      11%        11%         11%        11%
 Current valuation ...........      11%       11%      11%       11%      11%       11%      11%        11%         11%        11%
Interest-only strip
  overcollateralization
  discount rate:
  -------------
 Initial valuation ...........       8%        8%       8%        8%       7%        7%       7%         7%          7%         8%
 Current valuation ...........       8%        8%       8%        8%       7%        7%       7%         7%          7%         8%
Servicing rights discount
  rate:
  ----
 Initial valuation ...........      11%       11%      11%       11%      11%       11%      11%        11%         11%        11%
 Current valuation ...........       9%        9%       9%        9%       9%        9%       9%         9%          9%         9%

Prepayment rates:
----------------
 Initial assumption(a):
 Expected Constant Prepayment
  Rate
  (CPR):
   Business loans.............      10%       10%      10%       10%      10%       10%      10%        13%         13%        13%
   Home equity loans..........      24%       24%      24%       24%      24%       24%      24%        24%         24%        24%
 Ramp period (months):
   Business loans.............      24        24       24        24       24        24       24         24          24         24
   Home equity loans..........      24        24       18        18       18        18       18         12          12         12
 Current assumptions(b):
 Expected Constant Prepayment
  Rate
  (CPR):
   Business loans.............      11%       11%      11%       11%      10%       10%      10%        10%         15%        10%
   Home equity loans..........      22%       22%      22%       22%      22%       22%      22%        23%         22%        20%
 Ramp period (months):
   Business loans.............      27        Na       Na        Na       Na        Na       Na         Na          Na         Na
   Home equity loans..........      30        30       Na        Na       Na        Na       Na         Na          Na         Na
 CPR adjusted to reflect
  ramp:
   Business loans.............      12%       31%      25%       20%      18%       28%      25%        17%         15%        10%
   Home equity loans..........      33%       42%      42%       31%      32%       36%      29%        36%         22%        20%
 Current prepayment
  experience(c):
   Business loans.............      22%       31%      27%       31%      17%       28%      18%        18%         19%         6%
   Home equity loans..........      36%       45%      41%       31%      34%       38%      30%        36%         32%        23%

Annual credit loss rates:
------------------------
 Initial assumption ..........    0.40%     0.40%    0.40%     0.30%    0.25%     0.25%    0.25%      0.25%       0.25%      0.25%
 Current assumption ..........    0.50%     0.45%    0.65%     0.70%    0.65%     0.35%    0.55%      0.60%       0.40%      0.45%
 Actual experience ...........    0.43%     0.43%    0.62%     0.65%    0.60%     0.38%    0.49%      0.55%       0.35%      0.42%

Servicing fees:
--------------
 Contractual fees ............    0.50%     0.50%    0.50%     0.50%    0.50%     0.50%    0.50%      0.50%       0.50%      0.50%
 Ancillary fees ..............    1.25%     1.25%    1.25%     1.25%    1.25%     1.25%    1.25%      0.75%       0.75%      0.75%

---------------
(a) The prepayment ramp is the length of time before a pool of mortgage loans reaches its expected Constant Prepayment Rate. The business loan prepayment ramp begins at 3% in month one ramps to an expected peak rate over 27 months then declines to the final expected CPR by month 40. The home equity loan prepayment ramp begins at 2% in month one and ramps to an expected rate over 30 months.
(b) Current assumptions for business loans are the estimated expected weighted-average prepayment rates over the securitization's estimated remaining life. Generally, trusts for both business and home equity loans that are out of the ramping period are based on historical averages.
(c)  Current experience is a six-month historical average.
(d) Amounts represent weighted-average percentages for four 1998 securitization pools, two 1997 securitization pools and two 1996 securitization pools.
     Na = not applicable

   Servicing Rights. As the holder of servicing rights on securitized loans, we are entitled to receive annual contractual servicing fees of 50 basis points (70 basis points in the case of the 2000-4 securitization) on the aggregate outstanding loan balance. These fees are paid out of accumulated mortgage loan payments before payments of principal and interest are made to trust certificate holders. In addition, ancillary fees such as prepayment fees, late charges, nonsufficient funds fees and other fees are retained directly by us, as servicer, as payments are collected from the borrowers. We also retain the interest paid on funds held in a trust's collection account until these funds are distributed from a trust.

   The fair value of servicing rights is determined by computing the benefits of servicing in excess of adequate compensation, which would be required by a substitute servicer. The benefits of servicing are the present value of projected net cash flows from contractual servicing fees and ancillary servicing fees. These projections incorporate assumptions, including prepayment rates, credit loss rates and discount rates. These assumptions are similar to those used to value the interest-only strips retained in a securitization. On a quarterly basis, we evaluate capitalized servicing rights for impairment, which is measured as the excess of unamortized cost over fair value. See "-- Application of Critical Accounting Policies -- Servicing Rights" for a discussion of the $0.8 million write down of servicing rights recorded in the first quarter of fiscal 2004 and "-- Application of Critical Accounting Policies -- Impact of Changes in Critical Accounting Estimates in Prior Fiscal Years" for a discussion of the $5.3 million write down of servicing rights recorded in fiscal 2003.

   From June 2000 to March 2003, the discount rate applied in determining the fair value of servicing rights was 11% which is 200 basis points lower than the 13% discount rate applied to value residual cash flows from interest-only strips during that period. On June 30, 2003, we reduced the discount rate on servicing rights cash flows to 9%. We used the same 9% discount rate to value servicing rights at September 30, 2003. In determining the discount rate applied to calculate the present value of cash flows from servicing rights, management has subtracted a factor from the discount rate used to value residual cash flows from interest-only strips to provide for the lower risks inherent in servicing assets. Unlike the interest-only strips, the servicing asset is not exposed to credit losses. Additionally, the distribution of the contractual servicing fee cash flow from the securitization trusts is senior to both the trusts' investor certificates and our interest-only strips. This priority of cash flow reduces the risks associated with servicing rights and thereby supports a lower discount rate than the rate applied to residual cash flows from interest-only strips. Cash flows related to ancillary servicing fees, such as prepayment fees, late fees, and nonsufficient funds fees are retained directly by us.

   The impact of the June 30, 2003 reduction in discount rate from 11% to 9% was to increase the valuation of our servicing rights by $7.1 million at June 30, 2003. This favorable impact was offset by a decrease of $12.4 million mainly due to prepayment experience in fiscal 2003.

   Servicing rights can be terminated under certain circumstances, such as our failure to make required servicer payments, defined changes of control and reaching specified loss levels on underlying mortgage pools.

   The origination of a high percentage of loans with prepayment fees impacts our servicing rights and income in two ways. Prepayment fees reduce the likelihood of a borrower prepaying their loan. This results in prolonging the length of time a loan is outstanding, which increases the contractual servicing fees to be collected over the life of the loan. Additionally, the terms of our servicing agreements with the securitization trusts allow us to retain prepayment fees collected from borrowers as part of our compensation for servicing loans.

   In addition, although prepayments increased in recent periods compared to our historical averages, we have generally found that the non-conforming mortgage market is less sensitive to prepayments due to changes in interest rates than the conforming mortgage market where borrowers have more favorable credit history for the following reasons. First, there are relatively few lenders willing to supply credit to non-conforming borrowers which limits those borrowers' opportunities to refinance. Second, interest rates available to non-conforming borrowers tend to adjust much slower than conforming mortgage interest rates which reduces the non-conforming borrowers' opportunity to capture economic value from refinancing.

   As a result of the use of prepayment fees and the reduced sensitivity to interest rate changes in the non-conforming mortgage market, we believe the prepayment experience on our managed portfolio is more stable than the mortgage market in general. We believe this stability has favorably impacted our ability to value the future cash flows from our servicing rights and interest-only strips because it increased the predictability of future cash flows. However, for the past six quarters, our prepayment experience has exceeded our expectations for prepayments on our managed portfolio and as a result we have written down the value of our securitization assets. See "-- Securitizations" for further detail of the effects prepayments that were above our expectations have had on the value of our securitization assets.

Whole Loan Sales

   We also sell loans with servicing released, which we refer to as whole loan sales. Gains on whole loan sales equal the difference between the net proceeds from such sales and the net carrying value of the loans. The net carrying value of a loan is equal to its principal balance plus its unamortized origination costs and fees. See "-- Securitizations" for information on the volume of whole loan sales and premiums recorded for the three months ended September 30, 2003 and 2002 and fiscal years ended June 30, 2003, 2002 and 2001. Loans reported as sold on a whole loan basis were generally loans that we originated specifically for a whole loan sale and exclude impaired loans, which may be liquidated by selling the loan with servicing released. However, see "-- Business Strategy" for detail on our adjustment in business strategy from originating loans predominantly for publicly underwritten securitizations, to originating loans for a combination of whole loan sales and smaller securitizations.

Results of Operations

                           Summary Financial Results
                 (dollars in thousands, except per share data)


                                           Three Months Ended    Percentage
                                              September 30,       Increase/          Year Ended June 30,          Percentage Change
                                           -------------------                 -------------------------------    -----------------
                                            2003      Decrease    Decrease       2003       2002        2001      '03/'02   '02/'01
                                          --------    --------   ----------    --------   --------    --------    -------   -------
Total revenues ........................   $ 20,201    $74,467       (72.9)%    $241,406   $247,901    $183,336      (2.6)%    35.2%
Total expenses ........................   $ 62,569    $71,327       (12.3)%    $290,426   $234,351    $170,151      23.9%     37.7%
Net income (loss) .....................   $(26,268)   $ 1,821                  $(29,902)  $  7,859    $  8,085
Return on average assets ..............      (9.88)%     0.80%                    (3.07)%     0.94%       1.22%
Return on average equity ..............    (368.77)%    10.14%                   (44.20)%    11.75%      12.22%
Earnings (loss) per share:
 Basic ................................   $  (8.91)   $  0.64                  $ (10.25)  $   2.68    $   2.13    (482.5)%    25.8%
 Diluted ..............................   $  (8.91)   $  0.61                  $ (10.25)  $   2.49    $   2.08    (511.6)%    19.7%
Dividends declared per share ..........   $     --    $  0.08                  $   0.32   $   0.28    $   0.26      14.3%      7.7%

Overview

   Three Months Ended September 30, 2003. For the first three months of fiscal 2004, we recorded a net loss of $26.3 million. The loss primarily resulted from liquidity issues which substantially reduced our ability to originate loans and generate revenues during the first quarter of fiscal 2004, our inability to complete a securitization of loans during the quarter ended September 30, 2003, and $10.8 million of pre-tax charges for valuation adjustments on our securitization assets charged to the income statement. Loan origination volume decreased to $124.1 million for the quarter ended September 30, 2003, compared to origination volume of $370.7 million for the same period in fiscal 2003, due to our previously discussed short term liquidity issues. While we originated loans at a substantially reduced level during the first quarter, our expense base for the quarter would have supported greater origination volume.

   During the quarter ended September 30, 2003, we recorded total pre-tax adjustments on our securitization assets of $16.7 million, of which $10.8 million was reflected as an expense to the income statement and $5.9 million was reflected as an adjustment to other comprehensive income, a component of stockholders' equity. These write downs of our interest-only strips and servicing rights, which we refer to as our securitization assets, primarily reflect the impact of higher than anticipated prepayments on securitized loans experienced in fiscal 2004 due to the continuing low interest rate environment. As a result of the $26.3 million loss and the $5.9 million pre-tax reduction to other comprehensive income during the quarter ended

September 30, 2003, total stockholders' equity was reduced to $11.8 million at September 30, 2003. For the same period in fiscal 2003, we recorded total pre-tax valuation adjustments of $16.7 million, of which $12.1 million was reflected as an expense on the income statement and $4.6 million was reflected as an adjustment to other comprehensive income.

   The loss per common share for the first three months of fiscal 2004 was $8.91 per share on average common shares of 2,947,000 compared to diluted net income per share of $.61 per share on average common shares of 2,985,000 for the first three months of fiscal 2003. A dividend of $0.08 per share was paid for the first three months of fiscal 2003. No dividend was paid in the first three months of fiscal 2004. The common dividend payout ratio based on diluted earnings per share was 13.1% for the first three months of fiscal 2003.

   The following schedule details our loan originations during the three months ended September 30, 2003 and 2002 (in thousands):

                                                                      Three Months Ended
                                                                        September 30,
                                                                     -------------------
                                                                       2003       2002
                                                                     --------   --------
        Business purpose loans ..................................    $     --   $ 28,863
        Home equity loans .......................................     124,052    341,852
                                                                     --------   --------
                                                                     $124,052   $370,715
                                                                     ========   ========

   During the first quarter of fiscal 2004, our subsidiary, American Business Credit, Inc., did not originate any business purpose loans. For the three months ended September 30, 2002, American Business Credit, Inc. originated $28.9 million of business purpose loans. Our previously discussed liquidity issues have substantially reduced our ability to originate business purpose loans during the first quarter of 2004. In addition, due to less favorable response for our business purpose loans in the whole loan sale market, pursuant to our adjusted business strategy, we plan to continue to originate business purpose loans, but at lower volumes, to meet demand in the whole loan sale and securitization markets. See "-- Business Strategy."

   Home equity loans originated by our subsidiaries, HomeAmerican Credit, doing business as Upland Mortgage and American Business Mortgage Services, Inc., and purchased through the Bank Alliance Services program, decreased $217.8 million, or 63.7%, for the three months ended September 30, 2003, to $124.1 million from $341.9 million for the three months ended September 30, 2002. Liquidity issues have reduced our ability to originate home equity loans. American Business Mortgage Services, Inc. home equity loan originations for the three months ended September 30, 2003 decreased by $129.2 million, or 92.8%, from the prior year period. We no longer originate loans through retail branches, which resulted in a decrease in loan originations of $44.2 million, or 98.6%, from the prior year period. The Bank Alliance Services program's loan originations for the three months ended September 30, 2003 increased $1.4 million, or 3.4%, over the comparable prior year period. Based on our business strategy, which emphasizes whole loan sales and smaller securitizations and reducing costs, effective June 30, 2003 we no longer originate loans through our retail branches, which were a high cost origination channel, and plan to increase our focus on broker and Bank Alliance Services' origination sources. Our home equity loan origination subsidiaries will continue to focus on increasing efficiencies and productivity gains by refining marketing techniques and integrating technological improvements into the loan origination process as we work through our liquidity issues. In addition, we will focus on developing broker relationships, a lower cost source of originations, in executing our new business strategy in the future.

   Fiscal Year Ended June 30, 2003. For fiscal 2003, a net loss of $29.9 million was recorded as compared to $7.9 million net income for fiscal 2002. The loss was primarily due to our inability to complete our typical quarterly securitization of loans during the fourth quarter of our fiscal year as well as $45.2 million of net pre-tax charges for valuation adjustments recorded on our securitization assets during the 2003 fiscal year, compared to $22.1 million of pre-tax charges for valuation adjustments in fiscal 2002.

   During fiscal 2003, we recorded total pre-tax valuation adjustments on our interest-only strips and servicing rights of $63.1 million, which primarily reflect the impact of higher than anticipated prepayments on securitized loans experienced in fiscal 2003 due to the low interest rate environment experienced during fiscal 2003. The pre-tax valuation adjustments charged to the income statement were partially offset by $17.9 million of positive adjustments due to the impact of a decrease in the discount rates used to value our securitization assets, resulting in the $45.2 million of net pre-tax charges for net valuation adjustments reflected on the income statement as an expense. We reduced the discount rates on our interest-only strips and our servicing rights primarily to reflect the impact of the sustained decline in market interest rates. The discount rate on the projected residual cash flows from our interest-only strips was reduced from 13% to 11% at June 30, 2003. The discount rate used to determine the fair value of the overcollateralization portion of the cash flows from our interest-only strips was minimally impacted by the decline in interest rates and remained at 7% on average. As a result, the blended rate used to value our interest-only strips, including the overcollateralization cash flows, was 9% at June 30, 2003. The discount rate on our servicing rights was reduced from 11% to 9% at June 30, 2003. See "-- Securitizations -- Discount Rates" and "-- Securitizations -- Servicing Rights" for more detail.

   Our inability to complete our typical publicly underwritten securitization during the fourth quarter of fiscal 2003 was the result of our investment bankers' decision in late June not to underwrite the contemplated June 2003 securitization transaction. Management believes that a number of factors contributed to this decision, including a highly-publicized lawsuit finding liability of an underwriter in connection with the securitization of loans for another unaffiliated subprime lender, an inquiry by the Civil Division of the U.S. Attorney's Office in Philadelphia regarding our forbearance practices, an anonymous letter regarding us received by our investment bankers, the recent enforcement action of the SEC against another unaffiliated subprime lender related to its loan restructuring practices and related disclosure, a federal regulatory agency investigation of practices by another subprime servicer and our investment bankers' prior experience with securitization transactions with non-affiliated originators.

   The diluted loss per common share for fiscal 2003 was $10.25 per share on average common shares of 2,918,000 compared to diluted net income per share of $2.49 per share on average common shares of 3,155,000 for fiscal 2002. Dividends of $0.32 and $0.28 per share were paid for fiscal years ended June 30, 2003 and 2002, respectively. The common dividend payout ratio based on diluted earnings per share was 11.2% for fiscal 2002.

   In fiscal 1999, the Board of Directors initiated a stock repurchase program in view of the price level of our common stock, which at the time traded and has continued to trade at below book value. In addition, our consistent earnings growth at that time did not result in a corresponding increase in the market value of our common stock. The repurchase program was extended in fiscal 2000, 2001 and 2002. The total number of shares repurchased under the stock repurchase program was: 117,000 shares in fiscal 1999; 327,000 shares in fiscal 2000; 627,000 shares in fiscal 2001; and 352,000 shares in fiscal 2002. The cumulative effect of the stock repurchase program was an increase in diluted net earnings per share of $0.41 and $0.32 for the years ended 2002 and 2001, respectively. We currently have no plans to continue to repurchase additional shares or extend the repurchase program.

   On August 21, 2002, the Board of Directors declared a 10% stock dividend, which was paid on September 13, 2002 to shareholders of record on September 3, 2002. As a result of the stock dividend, all outstanding stock options and related exercise prices were adjusted. Accordingly, we adjusted all outstanding common shares, earnings per common share, average common share and stock option amounts presented in this document to reflect the effect of this stock dividend. Amounts presented for fiscal 2001 and 2000 have been similarly adjusted for the effect of a 10% stock dividend declared on October 1, 2001 which was paid on November 5, 2001 to shareholders of record on October 22, 2001.

   In December 2002, our shareholders approved an increase in the number of shares of authorized preferred stock from 1.0 million shares to 3.0 million shares. The preferred shares may be used to raise equity capital, redeem outstanding debt or acquire other companies, although no such acquisitions are currently contemplated. The Board of Directors has discretion with respect to designating and establishing the terms of each series of preferred stock prior to issuance.

   The following schedule details our loan originations during the fiscal years ended June 30, 2003, 2002 and 2001 (in thousands):



                                                  Year Ended June 30,
                                         -------------------------------------
                                            2003         2002          2001
                                         ----------   ----------    ----------
      Business purpose loans. .........  $  122,790   $  133,352    $  120,537
      Home equity loans ...............   1,543,730    1,246,505     1,096,440
                                         ----------   ----------    ----------
                                         $1,666,520   $1,379,857    $1,216,977
                                         ==========   ==========    ==========


   Loan originations for our subsidiary, American Business Credit, Inc., which offers business purpose loans secured by real estate, decreased $10.6 million, or 7.9%, for the year ended June 30, 2003, to $122.8 million from $133.4 million for the year ended June 30, 2002.

   Home equity loans originated by our subsidiaries, HomeAmerican Credit, Inc., doing business as Upland Mortgage, and American Business Mortgage Services, Inc., and purchased through the Bank Alliance Services program, increased $297.2 million, or 23.8%, for the year ended June 30, 2003, to $1.5 billion from $1.2 billion for the year ended June 30, 2002. American Business Mortgage Services, Inc. home equity loan originations for the fiscal year ended June
30, 2003 increased by $157.4 million, or 32.4%, over the prior year period. In addition, the historically low interest rate environment and productivity gains in our Upland Mortgage branch operations have resulted in an increase in loan originations of $33.1 million, or 26.0%, over the prior year period. The Bank Alliance Services program's loan originations for the fiscal year ended June 30, 2003 increased $56.0 million, or 38.4%, over the comparable prior year period. Based on our business strategy, which emphasizes whole loan sales and smaller securitizations and reducing costs, effective June 30, 2003 we no longer originate loans through our retail branches, which were a high cost origination channel, and plan to increase our focus on broker and Bank
Alliance Services' origination sources.

Three Months Ended September 30, 2003 Compared to Three Months Ended September 30, 2002

   Total Revenues. For the first quarter of fiscal 2004, total revenues decreased $54.3 million, or 72.9%, to $20.2 million from $74.5 million for the first quarter of fiscal 2003. Our limited amount of funding capacity due to the expiration of the mortgage conduit pursuant to its terms, our inability to borrow under certain credit facilities due to our non-compliance of several lending covenants and our inability to complete a securitization in the first quarter of fiscal 2004 accounted for this decrease in total revenues.

   Gain on Sale of Loans -- Securitizations. For the first quarter of fiscal 2004, gains of $0.8 million were recorded on the securitization of $5.5 million of loans. This was a decrease of $57.2 million, or 98.6% below gains of $58.0 million recorded on securitizations of $366.4 million of loans for the first quarter of fiscal 2003.

   The decrease in securitization gains for the three months ended September 30, 2003 was due to our inability to complete a securitization of loans during the quarter. The $0.8 million gain recorded in the three months ended September 30, 2003 resulted from the sale of $5.5 million of loans into an off-balance sheet facility before its expiration on July 5, 2003 and additional gains from our residual interests in the $35.0 million of loans remaining in the off-balance sheet facility from June 30, 2003.

   Gain on Sale of Loans -- Whole Loan Sales. Gains on whole loan sales increased $2.9 million, to $2.9 million for the three months ended September 30, 2003 from $35 thousand for the three months ended September 30, 2002. The volume of whole loan sales increased $269.4 million, to $271.0 million for the three months ended September 30, 2003 from $1.5 million for the three months ended September 30, 2002. The increase in the volume of whole loan sales for the three months ended September 30, 2003 resulted from management's decision to adjust its business strategy to emphasize more whole loan sales. See "-- Business Strategy" and "-- Liquidity and Capital Resources" for further detail.

   Interest and Fees. For the three months ended September 30, 2003, interest and fee income increased $0.5 million, or 12.6%, to $4.7 million compared to $4.1 million in the same period of fiscal 2003. Interest and fee income consists primarily of interest income earned on loans available for sale, interest income on invested cash and other ancillary fees collected in connection with loan and lease originations.

   During the three months ended September 30, 2003, total interest income increased $2.1 million, or 112.1%, to $3.9 million from $1.8 million for the three months ended September 30, 2002. Loan interest income increased $2.3 million from the three months ended September 30, 2002 as a result of our carrying a higher average loan balance during the first three months of fiscal 2004 as compared to fiscal 2003. This increase was offset by a decrease of $0.2 million of investment interest income due to lower interest rates earned on invested cash balances caused by general decreases in market interest rates.

   Other fees decreased $1.5 million for fiscal 2004 compared to the same periods in fiscal 2003. The decrease was mainly due to the decrease in fees from loan originations, which resulted from liquidity issues that substantially reduced our ability to originate loans. Our ability to collect certain fees on loans we originate in the future may be impacted by proposed laws and regulations by various authorities.

   Interest Accretion on Interest-Only Strips. Interest accretion of $11.1 million was earned in the three months ended September 30, 2003 compared to $10.7 million in the three months ended September 30, 2002. The increase reflects the growth in the balance of our interest-only strips of $1.7 million, or 0.3%, to $545.6 million at September 30, 2003 from $543.9 million at September 30, 2002. In addition, cash flows from interest-only strips for the three months ended September 30, 2003 totaled $56.2 million, an increase of $22.8 million, or 68.0%, from the three months ended September 30, 2002 due to the larger size of our more recent securitizations and additional securitizations reaching final target overcollateralization levels and stepdown overcollateralization levels.

   Servicing Income. Servicing income is comprised of contractual and ancillary fees collected on securitized loans serviced for others, less amortization of the servicing rights assets that are recorded at the time loans are securitized. Ancillary fees include prepayment fees, late fees and other servicing fee compensation. For the three months ended September 30, 2003, servicing income decreased $0.8 million, or 53.3%, to $0.7 million from $1.5 million for the three months ended September 30, 2002. Because loan prepayment levels in the first quarter of fiscal 2004 increased from the first quarter of fiscal 2003, the amortization of servicing rights has also increased. Amortization is recognized in proportion to contractual and ancillary fees collected. Therefore the collection of additional prepayment fees in the first quarter of fiscal 2004 has resulted in higher levels of amortization.

   The following table summarizes the components of servicing income for the three months ended September 30, 2003 and 2002 (in thousands):

                                                                    Three Months Ended
                                                                       September 30,
                                                                    ------------------
                                                                      2003       2002
                                                                    --------   -------
      Contractual and ancillary fees ...........................    $ 13,093   $10,162
      Amortization of servicing rights .........................     (12,375)   (8,625)
                                                                    --------   -------
      Net servicing income .....................................    $    718   $ 1,537
                                                                    ========   =======

   Total Expenses. Total expenses decreased $8.8 million, or 12.3%, to $62.6 million for the three months ended September 30, 2003 compared to $71.3 million for the three months ended September 30, 2002. As described in more detail below, this decrease was mainly a result of decreases in general and administrative expenses, sales and marketing expenses, and securitization assets valuation adjustments during the three months ended September 30, 2003, partially offset by increases in employee related costs and provision for loan losses.

   Interest Expense. During the first quarter of fiscal 2004, interest expense decreased $0.3 million, or 1.6%, to $16.8 million compared to $17.1 million for the first quarter of fiscal 2003. Average subordinated debt outstanding during the three months ended September 30, 2003 was $704.7 million compared to $662.3 million during the three months ended September 30, 2002. Average interest rates paid on subordinated debt outstanding decreased to 8.75% during the three months ended September 30, 2003 from 9.71% during the three months ended September 30, 2002.

   Rates offered on subordinated debt were reduced beginning in the fourth quarter of fiscal 2001 and have continued downward through the fourth quarter of fiscal 2003 in response to decreases in market interest rates as well as declining cash needs during that period. The weighted-average interest rate of subordinated debt issued at its peak rate, which was the month of February 2001, was 11.85% compared to the average interest rate of subordinated debt issued in the month of June 2003 of 7.49%. The weighted-average interest rate on subordinated debt issued during the month of September 2003 was 8.41%, an increase that reflects a general rise in market interest rates and our financial condition. Our ability to maintain the rates offered on subordinated debt, or limit increases in rates offered, depends on our financial condition, liquidity, future results of operations, market interest rates and competitive factors, among other circumstances.

   The average outstanding balances under warehouse lines of credit were $131.9 million during the three months ended September 30, 2003, compared to $24.1 million during the three months ended September 30, 2002. The increase in the average balance on warehouse lines was due to a higher volume of loans held on balance sheet during the period. Interest rates paid on warehouse lines are generally based on one-month LIBOR plus an interest rate spread ranging from 0.95% to 1.75%. One-month LIBOR has decreased from approximately 1.8% at September 30, 2002 to 1.12% at September 30, 2003.

   Provision for Credit Losses. The provision for credit losses on loans and leases available for sale increased $2.6 million, or 170.2%, to $4.2 million for the three months ended September 30, 2003 from $1.5 million for the three months ended September 30, 2002. A related allowance for loan losses on repurchased loans is included in our provision for credit losses in the period of repurchase. See "-- Securitizations" and "-- Securitizations -- Trigger Management" for further discussion of repurchases from securitization trusts. Non-accrual loans were $11.9 million at September 30, 2003, compared to $5.4 million at June 30, 2003 and $7.1 million at September 30, 2002. See "-- Managed Portfolio Quality" for further detail.

   The allowance for credit losses was $5.5 million, or 3.3% of loans and leases available for sale at September 30, 2003 compared to $2.8 million or 1.0% of loans and leases available for sale at June 30, 2003 and $3.2 million, or 5.0% of loans and leases available for sale at September 30, 2002. The allowance for credit losses increased due to the increase of the non-accrual loan balance being carried on our balance sheet at September 30, 2003. The allowance for credit losses as a percentage of gross receivables decreased from September 30, 2002 due to the increase in the balance of loans available for sale. Although we maintain an allowance for credit losses at the level we consider adequate to provide for potential losses, there can be no assurances that actual losses will not exceed the estimated amounts or that an additional provision will not be required, particularly if economic conditions deteriorate.

   The following table summarizes changes in the allowance for credit losses for the three months ended September 30, 2003 and 2002 (in thousands):

                                                                        Three Months
                                                                           Ended
                                                                       September 30,
                                                                     -----------------
                                                                      2003       2002
                                                                     -------   -------
      Balance at beginning of period ............................    $ 2,848   $ 3,705
      Provision for credit losses ...............................      4,156     1,538
      (Charge-offs) recoveries, net .............................     (1,534)   (2,059)
                                                                     -------   -------
      Balance at end of period ..................................    $ 5,470   $ 3,184
                                                                     =======   =======

   The following tables summarize the changes in the allowance for credit losses by loan and lease type (in thousands):


                                                                                         Business      Home
                                                                                          Purpose     Equity    Equipment
Three Months Ended September 30, 2003:                                                     Loans      Loans      Leases      Total
 ------------------------------------------------------------------                      --------    -------    ---------   -------
Balance at beginning of period .......................................................    $  593     $ 2,085      $170      $ 2,848
Provision for credit losses ..........................................................     1,111       3,075       (30)       4,156
(Charge-offs) recoveries, net ........................................................      (349)     (1,183)       (2)      (1,534)
                                                                                          ------     -------      ----      -------
Balance at end of period .............................................................    $1,355     $ 3,977      $138      $ 5,470
                                                                                          ======     =======      ====      =======



                                                                                         Business      Home
                                                                                          Purpose     Equity    Equipment
Three Months Ended September 30, 2002:                                                     Loans      Loans      Leases      Total
 -----------------------------------------------------------------                       --------    -------    ---------   -------
Balance at beginning of period .......................................................    $1,388     $ 1,998      $ 319     $ 3,705
Provision for credit losses ..........................................................        71       1,293        174       1,538
(Charge-offs) recoveries, net ........................................................      (528)     (1,314)      (217)     (2,059)
                                                                                          ------     -------      -----     -------
Balance at end of period .............................................................    $  931     $ 1,977      $ 276     $ 3,184
                                                                                          ======     =======      =====     =======


   The following table summarizes net charge-off experience by loan type for the three months ended September 30, 2003, and 2002 (in thousands):

                                                                         Three months
                                                                            ended
                                                                        September 30,
                                                                       ---------------
                                                                        2003     2002
                                                                       ------   ------
      Business purpose loans ......................................    $  349   $  528
      Home equity loans ...........................................     1,183    1,314
      Equipment leases ............................................         2      217
                                                                       ------   ------
      Total .......................................................    $1,534   $2,059
                                                                       ======   ======


   Employee Related Costs. For the three months ended September 30, 2003, employee related costs increased $4.3 million, or 44.7%, to $13.9 million from $9.6 million in the prior year. The increase in employee related costs for the three months ended September 30, 2003 was primarily attributable to a decrease in the amount of expenses deferred under SFAS No. 91 due to the reduction in loan originations and the inability to defer loan origination costs under SFAS No. 91. Total employees at September 30, 2003 were 855 compared to 1,017 at September 30, 2002. At October 31, 2003, total employees were 726. Since June 30, 2003, our workforce has decreased by approximately 393 employees. With our business strategy's focus on whole loan sales and offering a broader mortgage product line that we expect will appeal to a wider array of customers, we currently require a smaller employee base with fewer sales, servicing and support positions and we reduced our work force by approximately 225 employees. In addition, we experienced the loss of approximately 168 additional employees who have resigned since June 30, 2003. These workforce reductions and resignations represent a 35% decrease in staffing levels from June 30, 2003. The decrease in SFAS No. 91 deferrals totaled $7.9 million. Decreases in loan origination commissions and bonuses partially offset the effect of reduced SFAS No. 91 cost deferrals.

   Sales and Marketing Expenses. For the three months ended September 30, 2003, sales and marketing expenses decreased $3.8 million, or 57.5%, to $2.8 million from $6.7 million for the three months ended September 30, 2002. The increase was primarily due to decreases in expenses for direct mail advertising and broker commissions for home equity and business loan originations as well as decreases in newspaper advertisements for subordinated debt. We expect to be able to streamline our sales and marketing costs in the future by offering a wider array of loan products and targeting segments that we believe will enable us to increase our loan origination conversion rates. By increasing our conversion rates, we expect to be able to lower our overall sales and marketing costs per dollar originated. See "-- Business Strategy" for further discussion.

   Trading (Gains) and Losses. During the three months ended September 30, 2003, we recognized trading gains of $5.1 million on interest rate swaps. This compares to trading losses of $3.4 million for the three months ended September 30, 2002. For more detail on our trading activity see " -- Interest Rate Risk Management -- Strategies for Use of Derivative Financial Instruments."

   General and Administrative Expenses. For the three months ended September 30, 2003, general and administrative expenses decreased $1.7 million, or 8.2%, to $19.2 million from $20.9 million for the three months ended September 30, 2002. This decrease was primarily attributable to a decrease of $0.6 million in costs associated with servicing and collecting our total managed portfolio including expenses associated with REO and delinquent loans, and a $1.1 million decrease in costs associated with customer retention incentives.

   Securitization Assets Valuation Adjustment. During the three months ended September 30, 2003, we recorded total pre-tax valuation adjustments on our securitization assets of $16.7 million, of which $10.8 million was reflected as an expense on the income statement and $5.9 million was reflected as an adjustment to other comprehensive income. The breakout of the total adjustments in the first three months of fiscal 2004 between interest-only strips and servicing rights was as follows:

     o We recorded total pre-tax valuation adjustments on our interest only-strips of $15.8 million, of which, in accordance with EITF 99-20, $9.9 million was reflected as an expense on the income statement and $5.9 million was reflected as an adjustment to other comprehensive income. The valuation adjustment reflects the impact of higher than anticipated prepayments on securitized loans experienced in the first quarter of fiscal 2004 due to the continuing low interest rate environment.

     o We recorded total pre-tax valuation adjustments on our servicing rights of $0.8 million, which was reflected as an expense on the income statement. The valuation adjustment reflects the impact of higher than anticipated prepayments on securitized loans experienced in the first quarter of fiscal 2004 due to the continuing low interest rate environment.

   During the three months ended September 30, 2002, we recorded total pre-tax valuation adjustments on our securitization assets of $16.7 million, of which $12.1 million was reflected as an expense on the income statement and $4.6 million was reflected as an adjustment to other comprehensive income. See "-- Securitizations" for further detail of these adjustments.

Year Ended June 30, 2003 Compared to Year Ended June 30, 2002

   Total Revenues. For fiscal 2003, total revenues decreased $6.5 million, or 2.6%, to $241.4 million from $247.9 million for fiscal 2002. Our inability to complete our typical quarterly securitization of loans during the fourth quarter of our fiscal year accounted for this decrease in total revenues.

   Gain on Sale of Loans -- Securitizations. For the year ended June 30, 2003, gains of $171.0 million were recorded on the securitization of $1.4 billion of loans. This was a decrease of $14.6 million, or 7.9% over gains of $185.6 million recorded on securitizations of $1.4 billion of loans for the year ended June 30, 2002.

   The decrease in gains recorded was a direct result of our inability to complete a quarterly securitization during the fourth quarter of our fiscal year. See "-- Overview." During the year ended June 30, 2003, securitization gains as a percentage of loans securitized on our term securitization deals increased to 14.6% on loans securitized from 13.9% on loans securitized for the year ended June 30, 2002. Securitization gains as a percentage of loans securitized through our off-balance sheet facility, however, decreased to 5.5% for the year ended June 30, 2003 from 12.9% for the year ended June 30, 2002. At June 30, 2003, the likelihood that the facility sponsor would ultimately transfer the underlying mortgage loans to a term securitization was significantly reduced and the amount of gain recognized for loans sold to this facility in the fourth quarter of fiscal 2003 was based on terms expected in a whole loan sale transaction. Our ability to sell loans into this facility expired pursuant to its terms on July 5, 2003. See "-- Securitizations" for further discussion of this facility.

   During fiscal 2003, we saw increases in interest rate spreads on our three permanent securitizations that increased residual cash flows to us and the amount of cash we received at the closing of a securitization from notional bonds or premiums on the sale of trust certificates. Increases in the cash received at the closing of a securitization and residual cash flows resulted in increases in the gains we recognized on the sale of loans into securitizations as compared to the year ended June 30, 2002. See "-- Securitizations" for further detail of how securitization gains are calculated.

   The increase in interest rate spread realized in term securitization transactions during the year ended June 30, 2003 compared to the year ended June 30, 2002 resulted from decreases in pass-through interest rates on investor certificates issued by securitization trusts. For loans securitized during the year ended June 30, 2003, the weighted average loan interest rate was 10.82%, a 58 basis point decrease from the weighted average interest rate of 11.40% on loans securitized during the year ended June 30, 2002. However, the weighted average interest rate on trust certificates issued in mortgage loan securitizations during the year ended June 30, 2003 was 4.47%, a 104 basis point decrease from 5.51% during the year ended June 30, 2002. The resulting net improvement in interest rate spread was approximately 46 basis points.

   The improvement in the interest rate spread through fiscal 2002 to the third quarter of fiscal 2003 enabled us to enter into securitization transactions structured to provide cash at the closing of our term securitizations through the sale of notional bonds, sometimes referred to as interest-only bonds, or the sale of trust certificates at a premium to total loan collateral. During the year ended June 30, 2003 we received additional cash at the closing of our three securitizations, due to these modified structures, of $30.2 million compared to $32.9 million received for four securitizations for fiscal 2002. Securitization gains and cash received at the closing of securitizations were partially offset by initial overcollateralization requirements of $10.6 million in fiscal 2003. There was no initial overcollateralization requirement in fiscal 2002.

   The Office of Thrift Supervision has adopted a rule effective in July 2003, which precludes us and other non-bank, non-thrift creditors from using the Parity Act to preempt state prepayment penalty and late fee laws and regulations on new loan originations. Under the provisions of this rule we are required to modify or eliminate the practice of charging a prepayment fee and other fees in some of the states where we originate loans. This new rule will potentially reduce the gain on sale recorded in new securitizations in two ways. First, because the percentage of loans with prepayment fees will be reduced, the prepayment rates on securitized loan pools may increase and therefore the value of our interest-only strips will decrease due to the shorter average life of the securitized loan pool. Second, the value of our servicing rights retained in a securitization may decrease due to a reduction in our ability to charge certain fees. We are continuing to evaluate the impact of the adoption of this rule on our future lending activities and results of operations.

   Gain on Sale of Loans -- Whole Loan Sales. Gains on whole loan sales decreased $1.7 million, to $0.7 million for the year ended June 30, 2003 from $2.4 million for the year ended June 30, 2002. The volume of whole loan sales decreased 51.4%, to $28.0 million for the year ended June 30, 2003 from $57.7 million for the year ended June 30, 2002. The decrease in the volume of whole loan sales for the year ended June 30, 2003 resulted from management's decision to securitize additional loans as the securitization market's experience during the past year was more favorable than the whole loan sale market. However, our inability to complete a securitization in the fourth quarter of fiscal 2003 created a need for short-term liquidity which resulted in management utilizing whole loan sales to sell our fourth quarter of fiscal 2003 loan originations. See "-- Overview" and "-- Liquidity and Capital Resources" for further detail.

   Interest and Fees. For the year ended June 30, 2003, interest and fee income increased $0.5 million, or 2.7%, to $19.4 million compared to $18.9 million in the same period of fiscal 2002. Interest and fee income consists primarily of interest income earned on loans available for sale, interest income on invested cash and other ancillary fees collected in connection with loan and lease originations.

   During the year ended June 30, 2003, total interest income increased $1.0 million, or 10.5%, to $10.5 million from $9.5 million for the year ended June 30, 2002. Loan interest income increased $2.1 million from June 30, 2002 as a result of our carrying a higher average loan balance during fiscal 2003 as compared to fiscal 2002. This increase was offset by a decrease of $1.1 million of investment interest income due to lower interest rates earned on invested cash balances caused by general decreases in market interest rates.

   Other fees decreased $0.5 million for fiscal 2003 compared to the same periods in fiscal 2002. The decrease was mainly due to a decrease in leasing income, which resulted from our decision in fiscal 2000 to discontinue the origination of new leases. Our ability to collect certain fees on loans we originate in the future may be impacted by proposed laws and regulations by various authorities.

   Interest Accretion on Interest-Only Strips. Interest accretion of $47.3 million was earned in the year ended June 30, 2003 compared to $35.4 million in the year ended June 30, 2002. The increase reflects the growth in the balance of our interest-only strips of $85.7 million, or 16.7%, to $598.3 million at June 30, 2003 from $512.6 million at June 30, 2002. In addition, cash flows from interest-only strips for the year ended June 30, 2003 totaled $87.2 million, an increase of $26.9 million, or 50.4%, from the year ended June 30, 2002 due to the larger size of our more recent securitizations and additional securitizations reaching final target overcollateralization levels and stepdown overcollateralization levels.

   Servicing Income. Servicing income is comprised of contractual and ancillary fees collected on securitized loans serviced for others, less amortization of the servicing rights assets that are recorded at the time loans are securitized. Ancillary fees include prepayment fees, late fees and other servicing fee compensation. For the year ended June 30, 2003, servicing income decreased $2.4 million, or 44.4%, to $3.1 million from $5.5 million for the year ended June 30, 2002. Because loan prepayment levels in fiscal 2003 increased from fiscal 2002, the amortization of servicing rights has also increased. Amortization is recognized in proportion to contractual and ancillary fees collected. Therefore the collection of additional prepayment fees in fiscal 2003 has resulted in higher levels of amortization.

   The following table summarizes the components of servicing income for the years ended June 30, 2003, 2002 and 2001 (in thousands):

                                                                                                  Year Ended June 30,
                                                                                            -------------------------------
                                                                                              2003       2002        2001
                                                                                            --------   --------    --------
        Contractual and ancillary fees .................................................    $ 44,935   $ 35,314    $ 25,651
        Amortization of servicing rights ...............................................     (41,886)   (29,831)    (19,951)
                                                                                            --------   --------    --------
        Net servicing income ...........................................................    $  3,049   $  5,483    $  5,700
                                                                                            ========   ========    ========



   Total Expenses. Total expenses increased $56.0 million, or 23.9%, to $290.4 million for the year ended June 30, 2003 compared to $234.4 million for the year ended June 30, 2002. As described in more detail below, this increase was mainly a result of increases in securitization asset valuation adjustments recorded during the year ended June 30, 2003, increases in employee related costs and increases in general and administrative expenses.

   Interest Expense. During fiscal 2003, interest expense decreased $0.6 million, or 0.9%, to $68.1 million compared to $68.7 million for fiscal 2002. Average subordinated debt outstanding during the year ended June 30, 2003 was $690.7 million compared to $615.2 million during the year ended June 30, 2002. Average interest rates paid on subordinated debt outstanding decreased to 9.27% during the year ended June 30, 2003 from 10.64% during the year ended June 30, 2002.

   Rates offered on subordinated debt were reduced beginning in the fourth quarter of fiscal 2001 and have continued downward through the fourth quarter of fiscal 2003 in response to decreases in market interest rates as well as declining cash needs during that period. The average interest rate of subordinated debt issued at its peak rate, which was the month of February 2001, was 11.85% compared to the average interest rate of subordinated debt issued in the month of June 2003 of 7.49%. We expect the average interest rate paid on subordinated debt to remain near current levels provided that market rates do not significantly increase.

   The average outstanding balances under warehouse lines of credit were $51.1 million during the year ended June 30, 2003, compared to $29.5 million during the year ended June 30, 2002. The increase in the average balance on warehouse lines was due to a higher volume of loans originated and lower average cash balances available for loan funding during the period. Interest rates paid on warehouse lines are generally based on one-month LIBOR plus an interest rate spread ranging from 0.95% to 1.75%. One-month LIBOR has decreased from approximately 1.8% at June 30, 2002 to 1.12% at June 30, 2003.

   Provision for Credit Losses. The provision for credit losses on loans and leases available for sale increased $0.1 million, or 1.5%, to $6.6 million for the year ended June 30, 2003 from $6.5 million for the year ended June 30, 2002. A related allowance for loan losses on repurchased loans is included in our provision for credit losses in the period of repurchase. See "-- Securitizations -- Trigger Management" for further discussion of repurchases from securitization trusts. Non-accrual loans were $5.4 million at June 30, 2003, compared to $7.0 million at June 30, 2002. See "-- Managed Portfolio Quality" for further detail.

   The allowance for credit losses was $2.8 million, or 1.0% of loans and leases available for sale at June 30, 2003 compared to $3.7 million, or 6.0% of loans and leases available for sale at June 30, 2002. The allowance for credit losses as a percentage of gross receivables decreased from June 30, 2002 due to the decrease of the non-accrual loan balance being carried on our balance sheet at June 30, 2003 as well as an increase in the balance of loans available for sale. Although we maintain an allowance for credit losses at the level we consider adequate to provide for potential losses, there can be no assurances that actual losses will not exceed the estimated amounts or that an additional provision will not be required, particularly if economic conditions deteriorate.

   The following table summarizes changes in the allowance for credit losses for the years ended June 30, 2003, 2002 and 2001 (in thousands):

                                                                                                   Year Ended June 30,
                                                                                               ----------------------------
                                                                                                2003       2002      2001
                                                                                               -------   -------    -------
        Balance at beginning of period ....................................................    $ 3,705   $ 2,480    $ 1,289
        Provision for credit losses .......................................................      6,553     6,457      5,190
        (Charge-offs) recoveries, net .....................................................     (7,410)   (5,232)    (3,999)
                                                                                               -------   -------    -------
        Balance at end of period. .........................................................    $ 2,848   $ 3,705    $ 2,480
                                                                                               =======   =======    =======


   The following table summarizes the changes in the allowance for credit losses by loan and lease type for the fiscal year ended June 30, 2003 (in thousands):

                                                                                 Business     Home
                                                                                  Purpose    Equity    Equipment
        Year Ended June 30, 2003:                                                  Loans      Loans      Leases      Total
         ---------------------------------------------------------------------   --------    -------   ---------    -------
        Balance at beginning of period. ......................................    $ 1,388    $ 1,998     $ 319      $ 3,705
        Provision for credit losses ..........................................      1,189      5,000       364        6,553
        (Charge-offs) recoveries, net ........................................     (1,984)    (4,913)     (513)      (7,410)
                                                                                  -------    -------     -----      -------
        Balance at end of period .............................................    $   593    $ 2,085     $ 170      $ 2,848
                                                                                  =======    =======     =====      =======


   The following table summarizes net charge-off experience by loan type for the fiscal years ended June 30, 2003, 2002 and 2001 (in thousands):

                                                                                                     Year Ended June 30,
                                                                                                  -------------------------
                                                                                                   2003     2002      2001
                                                                                                  ------   ------    ------
        Business purpose loans. ..............................................................    $1,984   $  924    $1,374
        Home equity loans ....................................................................     4,913    2,892     1,634
        Equipment leases .....................................................................       513    1,416       991
                                                                                                  ------   ------    ------
        Total ................................................................................    $7,410   $5,232    $3,999
                                                                                                  ======   ======    ======

   Employee Related Costs. For the year ended June 30, 2003, employee related costs increased $5.3 million, or 14.6%, to $41.6 million from $36.3 million in the prior year. The increase in employee related costs for the year ended June 30, 2003 was primarily attributable to additions of personnel to originate, service and collect loans. Total employees at June 30, 2003 were 1,119 compared to 1,019 at June 30, 2002. Increases in payroll and benefits expenses for the increased number of employees were offset by reductions of management bonus accruals due to our overall financial performance in fiscal 2003. The remaining increase was attributable to annual salary increases as well as increases in the costs of providing insurance benefits to employees during fiscal 2003.

   Since June 30, 2003, we reduced our workforce by approximately 225 employees. With our business strategy's focus on whole loan sales and offering a broader mortgage product line that we expect will appeal to a wider array of customers, we currently require a smaller employee base with fewer sales, servicing and support positions. These workforce reductions represent more than a 20% decrease in staffing levels. In addition, we experienced the loss of approximately 168 additional employees, a 15% reduction, who have resigned since June 30, 2003.

   Sales and Marketing Expenses. For the year ended June 30, 2003, sales and marketing expenses increased $1.8 million, or 7.0%, to $27.8 million from $26.0 million for the year ended June 30, 2002. The increase was primarily due to increases in expenses for direct mail advertising and broker commissions for home equity and business loan originations partially offset by decreases in newspaper advertisements for subordinated debt. We expect to be able to streamline our sales and marketing costs in the future by offering a wider array of loan products and targeting segments that we believe will enable us to increase our loan origination conversion rates. By increasing our conversion rates, we expect to be able to lower our overall sales and marketing costs per dollar originated. See "-- Business Strategy" for further discussion.

   General and Administrative Expenses. For the year ended June 30, 2003, general and administrative expenses increased $26.3 million, or 35.2%, to $101.2 million from $74.9 million for the year ended June 30, 2002. This increase was primarily attributable to increases of approximately $16.9 million in costs associated with servicing and collecting our larger total managed portfolio including expenses associated with REO and delinquent loans, $8.0 million increase in costs associated with customer retention incentives and an increase of $3.9 million in net losses on interest rate swaps.

   Securitization Assets Valuation Adjustment. During fiscal 2003, write downs through the Statement of Income of $45.2 million were recorded compared to $22.1 million for fiscal 2002. Of these adjustments, $39.9 million and $22.1 million were write downs of our interest-only strips in fiscal 2003 and 2002, respectively. The remaining $5.3 million in fiscal 2003 was a write down of our servicing rights. These adjustments primarily reflect the impact of higher prepayment experience on home equity loans than anticipated during the periods. The valuation adjustment recorded on securitization assets in fiscal 2003 was reduced by a $17.9 million favorable valuation impact to the income statement as a result of reducing the discount rates applied in valuing the securitization assets at June 30, 2003. The discount rates were reduced at June 30, 2003 primarily to reflect the impact of the sustained decline in market interest rates. The discount rate on the projected residual cash flows from our interest-only strips was reduced from 13% to 11% at June 30, 2003. The discount rate used to determine the fair value of the overcollateralization portion of the cash flows from our interest-only strips was minimally impacted by the decline in interest rates and remained at 7% on average. As a result, the blended rate used to value our interest-only strips, including the overcollateralization cash flows, was 9% at June 30, 2003. The discount rate on our servicing rights was reduced from 11% to 9% at June 30, 2003. The adjustments were considered to be other than temporary and were therefore recorded as an adjustment to earnings in the current period in accordance with SFAS No. 115 and EITF 99-20 as they relate to interest-only strips and SFAS No. 140 as it relates to servicing rights. See "-- Securitizations" for further detail of these adjustments.

   Provision for Income Tax Expense (Benefit). For fiscal 2003, the provision for income taxes decreased $24.8 million as a result of a $62.6 million decline in pre-tax income and a reduction in our effective tax rate from 42% to 39%. The change in the effective tax rate was made due to an anticipated decrease in our overall tax liabilities. The utilization of net operating loss carryforwards is not dependent on future taxable income from operations, but on the reversal of timing differences principally related to existing securitization assets. These timing differences are expected to absorb the available net operating loss carryforwards during the carryforward period.

Year Ended June 30, 2002 Compared to Year Ended June 30, 2001

   Total Revenues. For fiscal 2002, total revenues increased $64.6 million, or 35.2%, to $247.9 million from $183.3 million for fiscal 2001. Growth in total revenue was mainly the result of increases in gains on the securitization of mortgage loans and increases in interest accretion earned on our interest-only strips.

   Gain on Sale of Loans - Securitizations. For the year ended June 30, 2002, gains of $185.6 million were recorded on the securitization of $1.4 billion of loans. This represents an increase of $56.6 million, or 43.9%, over gains of $129.0 million recorded on securitizations of $1.1 billion of loans for the year ended June 30, 2001.

   The increase in securitization gains for the year ended June 30, 2002 was due to both an increase in interest rate spreads earned in our securitizations and an increase in the volume of loans securitized. The securitization gain as a percentage of loans securitized increased to 13.7% for the year ended June 30, 2002 from 11.7% on loans securitized for the year ended June 30, 2001. Increases in interest rate spreads increase expected residual cash flows to us and result in increases in the gains we recognize on the sale of loans into securitizations. See "-- Securitizations" for further detail of how securitization gains are calculated.

   The increase in interest rate spread for the year ended June 30, 2002 compared to the year ended June 30, 2001 resulted from decreases in pass-through interest rates on investor certificates issued by securitization trusts. For loans securitized during the year ended June 30, 2002, the average loan interest rate was 11.40%, a 0.50% decrease from 11.90% on loans securitized during the year ended June 30, 2001. However, the average interest rate on trust certificates issued in mortgage loan securitizations during the year ended June 30, 2002 was 5.51%, a 1.54% decrease from 7.05% during the year ended June 30, 2001. The resulting net improvement in interest rate spread was approximately 104 basis points.

   Also contributing to the increase in the securitization gain percentages for the year ended June 30, 2002, was the increase in the amount of cash received at the closing of our securitizations. The improvement in the interest rate spread this fiscal year enabled us to enter into securitization transactions structured to provide additional cash at the closing of the securitization through the sale of trust certificates to investors at a premium, or through the sale of notional bonds, sometimes referred to as interest-only bonds. During the year ended June 30, 2002 we received additional cash at the closing of our securitizations, due to these modified structures, of $32.9 million compared to $10.1 million in fiscal 2001. Securitization gains and cash received at the closing of securitizations were reduced by hedging losses of $9.4 million in fiscal 2002, compared to losses of $4.3 million in fiscal
2001.

   Gain on Sale of Loans -- Whole Loan Sales. Gains on whole loan sales decreased $0.3 million, to $2.4 million for the year ended June 30, 2002 from $2.7 million for the year ended June 30, 2001. The volume of whole loan sales decreased 24.3%, to $57.7 million for the year ended June 30, 2002 from $76.3 million for the year ended June 30, 2001. The decrease in the volume of whole loan sales for the year ended June 30, 2002 resulted from management's decision to securitize additional loans in the favorable securitization market experienced during the year.

   Interest and Fees. For the year ended June 30, 2002, interest and fee income decreased $0.9 million, or 4.8%, to $18.9 million compared to $19.8 million for the year ended June 30, 2001. Interest and fee income consists primarily of interest income earned on available for sale loans and other ancillary fees collected in connection with loans and leases.

   During the year ended June 30, 2002, interest income decreased $0.7 million, or 7.1%, to $9.5 million from $10.2 million for the year ended June 30, 2001. This decrease was due to a lower weighted-average interest rate on loans available for sale from the prior fiscal year and lower interest rates earned on invested cash balances due to general decreases in market interest rates. This decrease was partially offset by the effect of a modification of the terms of our securitizations beginning in the second quarter of fiscal 2001, which allowed us to retain interest income we had accrued up until the point of the sale. Prior to the second quarter of fiscal 2001, all accrued interest income was retained by the securitization trust when collected.

   Other fees decreased $0.2 million for the year ended June 30, 2002 from the prior year mainly due to the decrease in fees collected in connection with our leasing portfolio. Our leasing portfolio has decreased due to our decision in fiscal 2000 to discontinue the origination of new leases. The ability to collect certain fees on loans we originate in the future may be impacted by proposed laws and regulations by various authorities. See "-- Legal and Regulatory Considerations".

   Interest Accretion on Interest-Only Strips. Interest accretion of $35.4 million was earned in the year ended June 30, 2002 compared to $26.1 million in the year ended June 30, 2001. The increase reflects the growth in the balance of our interest-only strips of $114.1 million, or 28.6%, to $512.6 million at June 30, 2002 from $398.5 million at June 30, 2001. In addition, cash flows from interest-only strips for the year ended June 30, 2002 totaled $100.7 million, an increase of $17.8 million, or 21.5%, from fiscal 2001 due to the larger size of our more recent securitizations and additional securitizations reaching final target overcollateralization levels and step-down overcollateralization levels.

   Servicing Income. For the year ended June 30, 2002, servicing income decreased $0.2 million, or 3.8%, to $5.5 million from $5.7 million for the year ended June 30, 2001. This decrease was attributable to an increase in prepayment fee collections resulting from higher prepayment rates, which caused an increase in servicing rights amortization.

   Total Expenses. Total expenses increased $64.2 million, or 37.7%, to $234.4 million for the year ended June 30, 2002 compared to $170.2 million for the year ended June 30, 2001. As described in more detail below, this increase was mainly a result of a $22.1 million interest-only strips valuation adjustment recorded during the year ended June 30, 2002, increased interest expense attributable to the issuance of additional subordinated debt, increases in employee related costs and increases in general and administrative expenses.

   Interest Expense. During fiscal 2002 interest expense increased $12.1 million, or 21.5%, to $68.7 million from $56.5 million for fiscal 2001. The increase in interest expense was primarily due to an increase in the level of subordinated debt outstanding. Average subordinated debt outstanding during the year ended June 30, 2002 was $615.2 million compared to $448.5 million during the year ended June 30, 2001. The effect of the increase in outstanding debt was partially offset by a decrease in the average interest rates paid on subordinated debt. Average interest rates paid on subordinated debt outstanding decreased to 10.64% during the year ended June 30, 2002 from 11.04% during the year ended June 30, 2001.

   Rates offered on subordinated debt were reduced beginning in the fourth quarter of fiscal 2001 and continued downward in fiscal 2002 in response to decreases in market interest rates as well as our lower cash needs. The average issuance rate of subordinated debt at its peak, which was the month of February 2001, was 11.85% compared to the average rate of subordinated debt issued in the month of June 2002 of 8.39%.

   The increase in interest expense for the year ended June 30, 2002 related to subordinated debt was partially offset by the impact of a decrease in the average outstanding balances under warehouse lines of credit and decreased interest rates paid on warehouse lines. The average outstanding balances under warehouse lines of credit were $29.5 million during the year ended June 30, 2002, compared to $52.5 million during the year ended June 30, 2001. This decrease was due to the increased utilization of our available cash balances and proceeds from the sale of subordinated debt to fund loan originations and greater utilization of an off-balance sheet mortgage conduit facility for the sale of loans. Interest rates paid on warehouse lines are generally based on one-month LIBOR plus an interest rate spread ranging from 1.25% to 2.5%. One-month LIBOR decreased from approximately 3.9% at June 30, 2001 to 1.8% at June 30, 2002.

   Provision for Credit Losses. The provision for credit losses on loans and leases available for sale for the year ended June 30, 2002 increased $1.3 million, or 24.4%, to $6.5 million, compared to $5.2 million for the year ended June 30, 2001. The increase in the provision for credit losses was primarily due to increases in loans in non-accrual status, which were generally repurchased from securitization trusts.
See "-- Securitizations -- Trigger Management" for further discussion of repurchases from securitization trusts. Non-accrual loans were $7.0 million and $4.5 million at June 30, 2002 and 2001, respectively.

   The allowance for credit losses was $3.7 million, or 6.0% of loans and leases available for sale, at June 30, 2002 compared to $2.5 million, or 2.5% of loans and leases available for sale, at June 30, 2001. This increase was due to an additional provision for delinquent and non-accrual loans. Although we maintain an allowance for credit losses at the level we consider adequate to provide for potential losses, there can be no assurances that actual losses will not exceed the estimated amounts or that an additional provision will not be required.

   The following table summarizes the changes in the allowance for credit losses by loan and lease type for the fiscal year ended June 30, 2002 (in thousands):

                                                                                 Business     Home
                                                                                  Purpose    Equity    Equipment
                                                                                   Loans      Loans      Leases      Total
                                                                                 --------    -------   ---------    -------
        Balance at beginning of period .......................................    $  591     $ 1,473    $   416     $ 2,480
        Provision for credit losses ..........................................     1,721       3,417      1,319       6,457
        (Charge-offs) recoveries, net ........................................      (924)     (2,892)    (1,416)     (5,232)
                                                                                  ------     -------    -------     -------
        Balance at end of period .............................................    $1,388     $ 1,998    $   319     $ 3,705
                                                                                  ======     =======    =======     =======


   Employee Related Costs. For the year ended June 30, 2002, employee related costs increased $7.4 million, or 25.7%, to $36.3 million from $28.9 million in the prior year. The increase was primarily attributable to additions of personnel primarily in the loan servicing and collections areas to service the larger managed portfolio. Total employees at June 30, 2002 were 1,019 compared to 884 at June 30, 2001. The remaining increase was attributable to annual salary increases as well as increases in the costs of providing insurance benefits to employees.

   Sales and Marketing Expenses. For the year ended June 30, 2002, sales and marketing expenses increased $1.0 million, or 4.1%, to $26.0 million from $24.9 million for the year ended June 30, 2001. Expenses for direct mail advertising for loan originations and subordinated debt increased $3.8 million and $0.7 million, respectively, for the year ended June 30, 2002, compared to the prior fiscal year. This increase was partially offset by a decrease of $2.7 million in newspaper advertising.

   General and Administrative Expenses. For the year ended June 30, 2002, general and administrative expenses increased $20.3 million, or 37.2%, to $74.9 million from $54.6 million for the year ended June 30, 2001. This increase was primarily attributable to increases of approximately $14.3 million in costs associated with servicing and collection of our larger total managed portfolio including expenses associated with REO and delinquent loans, in addition to increases of $1.1 million in costs related to the issuance of our subordinated debt, $0.6 million in depreciation expense and $0.4 million in business insurance expense.

   Securitization Assets Valuation Adjustment. During fiscal 2002, a write down through the Statement of Income of $22.1 million was recorded on our interest-only strips. This adjustment reflects the impact of higher prepayment experience on home equity loans than anticipated during the period. This portion of the impact of increased prepayments was considered to be other than temporary and was therefore recorded as an adjustment to earnings in the current period in accordance with SFAS No. 115 and EITF 99-20.
See "-- Securitizations" for further detail of this adjustment.

Balance Sheet Information
(Dollars in thousands, except per share data)

                               Balance Sheet Data


                                                                                                                June 30,
                                                                                 September 30,    ---------------------------------
                                                                                      2003           2003         2002       2001
                                                                                 -------------    ----------    --------   --------
Cash and cash equivalents ....................................................      $ 27,217      $   47,475    $108,599   $ 91,092
Loan and lease receivables, net:
 Available for sale ..........................................................       162,688         271,402      57,677     94,970
 Interest and fees ...........................................................        17,396          15,179      12,292     16,549
 Other .......................................................................        24,681          23,761       9,028      2,428
Interest-only strips .........................................................       545,583         598,278     512,611    398,519
Servicing rights .............................................................       106,072         119,291     125,288    102,437
Receivable for sold loans ....................................................            --          26,734          --         --
Total assets .................................................................       950,506       1,159,351     876,375    766,487

Subordinated debt ............................................................       687,585         719,540     655,720    537,950
Warehouse lines and other notes payable ......................................       109,410         212,916       8,486     51,064
Accrued interest payable .....................................................        43,751          45,448      43,069     32,699
Deferred income taxes ........................................................            --          17,036      35,124     30,954
Total liabilities ............................................................       938,684       1,117,282     806,997    699,625
Total stockholders' equity ...................................................        11,822          42,069      69,378     66,862

Book value per common share ..................................................      $   4.01      $    14.28    $  24.40   $  20.47


September 30, 2003 Compared to June 30, 2003

   Total assets decreased $208.8 million, or 18.0%, to $950.5 million at September 30, 2003 from $1,159.4 million at June 30, 2003 primarily due to decreases in cash and cash equivalents, loan and lease receivables available for sale, interest-only strips and receivable for sold loans.

   Cash and cash equivalents decreased due to liquidity issues which substantially reduced our ability to originate loans for sale, our inability to complete a securitization during the quarter ended September 30, 2003 and a reduction in the issuance of subordinated debt.

   Loan and lease receivables -- Available for sale decreased $108.7 million, or 40.1%, due to whole loan sales coupled with a reduction in loan originations caused by our liquidity issues.

   Activity of our interest-only strips for the three months ended September 30, 2003 and 2002 was as follows (in thousands):

                                                                Three Months Ended
                                                                  September 30,
                                                                -------------------
                                                                 2003        2002
                                                               --------    --------
   Balance at beginning of period ..........................   $598,278    $512,611
   Initial recognition of interest-only strips .............        950      44,126
   Cash flow from interest-only strips .....................    (56,222)    (33,464)
   Required purchases of additional overcollateralization ..      7,660      17,128
   Interest accretion ......................................     10,828      10,747
   Net temporary adjustments to fair value (a) .............     (5,960)      4,792
   Other than temporary adjustments to fair value (a) ......     (9,951)    (12,078)
                                                               --------    --------
   Balance at end of period ................................   $545,583    $543,862
                                                               ========    ========

---------------
(a) Net temporary adjustments to fair value are recorded through other comprehensive income, which is a component of equity. Other than temporary adjustments to decrease the fair value of interest-only strips are recorded through the income statement.

   The following table summarizes our purchases of overcollateralization by securitization trust for the three months ended September 30, 2003 and the fiscal years ended June 30, 2003 and 2002. Purchases of overcollateralization represent amounts of residual cash flows from interest-only strips retained by the securitization trusts to establish required overcollateralization levels in the trust. Overcollateralization represents our investment in the excess of the aggregate principal balance of loans in a securitized pool over the aggregate principal balance of trust certificates. See "--Securitizations" for a discussion of overcollateralization requirements.

    Summary of Mortgage Loan Securitization Overcollateralization Purchases
                                 (in thousands)



                                                    2003-1    2002-4   2002-3    2001-2   Other(a)    Total
                                                    ------    ------   ------    ------   --------    ------
Three Months Ended
  September 30, 2003:
Required purchases of additional
  overcollateralization..........................   $4,662    $3,820   $1,978     $250     $(4,032)   $6,678
                                                    ======    ======   ======     ====     =======    ======


(a) includes the recovery of $4.2 million of overcollateralization from an off-balance sheet mortgage conduit facility.


                                 2003-1    2002-4     2002-3    2002-2     2002-1    2001-4    2001-3    2001-2    Other     Total
                                 ------    -------   -------    -------   -------    -------   ------    ------    ------   -------
Year Ended June 30, 2003:
Initial overcollateralization    $   --    $ 3,800   $    --    $    --   $    --    $    --   $   --    $   --    $6,841   $10,641
Required purchases of
  additional
  overcollateralization.......    4,807      8,728    10,972     13,300    10,586     12,522    7,645     3,007     1,686    73,253
                                 ------    -------   -------    -------   -------    -------   ------    ------    ------   -------
  Total ......................   $4,807    $12,528   $10,972    $13,300   $10,586    $12,522   $7,645    $3,007    $8,527   $83,894
                                 ======    =======   =======    =======   =======    =======   ======    ======    ======   =======



                             2002-1   2001-4    2001-3    2001-2    2001-1   2000-4    2000-3   2000-2    2000-1    Other    Total
                             ------   ------    ------   -------    ------   ------    ------   ------    ------    -----   -------
Year Ended June 30, 2002:
Required purchases of
  additional
  overcollateralization..    $3,814    $908     $4,354   $11,654    $8,700   $6,326    $3,074   $4,978    $2,490    $973    $47,271
                             ======    ====     ======   =======    ======   ======    ======   ======    ======    ====    =======


   Servicing rights decreased $13.2 million, or 11.1%, to $106.1 million at September 30, 2003 from $119.3 million at June 30, 2003, primarily due to our inability to complete a securitization in the first current quarter of fiscal 2004, amortization of servicing rights and a $0.8 million write down of the servicing asset mainly due to the impact of higher than expected prepayment experience.

   The receivable for sold loans of $26.7 million at June 30, 2003 resulted from a whole loan sale transaction which closed on June 30, 2003, but settled in cash on July 1, 2003.

   Total liabilities decreased $178.6 million, or 16.0%, to $938.7 million at September 30, 2003 from $1,117.3 million at June 30, 2003 primarily due to decreases in warehouse lines and other notes payable, subordinated debt outstanding, deferred income taxes and other liabilities. The decrease in warehouse lines and other notes payable was due to our inability to renew or replace expiring facilities during the quarter ended September 30, 2003. Other liabilities decreased $26.8 million, or 29.1%, to $65.2 million from $92.0 million due mainly to a $24.1 million decrease in the loan funding liability related to decreased loan originations.

   During the three months ended September 30, 2003, subordinated debt decreased $32.0 million, or 4.4%, to $687.6 million due to the temporary discontinuation of the sale of new subordinated debentures. See
"-- Liquidity and Capital Resources" for further information regarding outstanding debt.

   Our deferred income tax position changed from a liability of $17.0 million at June 30, 2003 to an asset of $1.0 million at September 30, 2003. This change from a liability position is the result of the federal and state tax benefits of $16.2 million recorded on our first quarter pre-tax loss, which will be realized against anticipated future years' state and federal taxable income. In addition, a federal benefit of $2.1 million was recognized on the portion of the valuation adjustment on our interest-only strips which was recorded through other comprehensive income. These benefits were partially offset by a refund of a $0.2 million overpayment on our June 30, 2002 federal tax return.

June 30, 2003 Compared to June 30, 2002

   Total assets increased $283.0 million, or 32.3%, to $1.2 billion at June 30, 2003 from $876.4 million at June 30, 2002 primarily due to increases in loan and lease receivables, interest-only strips and receivable for sold loans, offset by a decrease in cash and cash equivalents.

   Cash and cash equivalents decreased mainly due to higher levels of loan receivables funded with cash, a reduction in the amount of subordinated debt issued during fiscal year 2003 and also due to our inability to complete our typical quarterly securitization in the fourth quarter of fiscal year 2003.

   Loan and lease receivables -- Available for sale increased $213.7 million due to our inability to complete our typical quarterly securitization in the fourth quarter of fiscal 2003.

   Loan and lease receivables -- Other increased $14.7 million or 163.2% due to increases in the amount of delinquent loans eligible for repurchase from securitization trusts. See Note 2 of the Consolidated Financial Statements and "-- Securitizations -- Trigger Management" for an explanation of these receivables.

   Activity of our interest-only strips for the fiscal years ended June 30, 2003, 2002 and 2001 were as follows (in thousands):


                                                                                                               June 30,
                                                                                                  ---------------------------------
                                                                                                     2003        2002        2001
                                                                                                  ---------    ---------   --------
Balance at beginning of period................................................................    $ 512,611    $ 398,519   $277,872
Initial recognition of interest-only strips, including initial overcollateralization of
  $10,641, $0 and $611........................................................................      160,116      153,463    125,408
Cash flow from interest-only strips...........................................................     (160,417)    (100,692)   (82,905)
Required purchases of additional overcollateralization........................................       73,253       47,271     43,945
Interest accretion............................................................................       47,347       35,386     26,069
Termination of lease securitization(a)........................................................       (1,890)          --         --
Net temporary adjustments to fair value(b)....................................................        7,158          717      8,130
Other than temporary adjustments to fair value(b).............................................      (39,900)     (22,053)        --
                                                                                                  ---------    ---------   --------
Balance at end of period......................................................................    $ 598,278    $ 512,611   $398,519
                                                                                                  =========    =========   ========

---------------

(a) Reflects release of lease collateral from two lease securitization trusts which were terminated in accordance with the trust documents after the full payout of trust note certificates. Net lease receivables of $1.7 million were recorded on our balance sheet as a result of these terminations.
(b) Net temporary adjustments to fair value are recorded through other comprehensive income, which is a component of equity. Other than temporary adjustments to decrease the fair value of interest-only strips are recorded through the income statement.

   Servicing rights decreased $6.0 million, or 4.8%, to $119.3 million at June 30, 2003 from $125.3 million at June 30, 2002, primarily due to our inability to complete a securitization in the fourth quarter of fiscal 2003 and a $5.3 million write down of the servicing asset mainly due to the impact of higher than expected prepayment experience.

   The receivable for sold loans of $26.7 million at June 30, 2003 resulted from a whole loan sale transaction which closed on June 30, 2003, but settled in cash on July 1, 2003.

   Total liabilities increased $310.3 million, or 38.4%, to $1.1 billion from $807.0 million at June 30, 2002 primarily due to increases in warehouse lines and other notes payable, subordinated debt outstanding, accounts payable and accrued expenses and other liabilities. The increase in warehouse lines and other notes payable was due to not completing a securitization in the fourth quarter of fiscal 2003. A fourth quarter securitization would have provided the cash to pay down the warehouse lines. Accounts payable and accrued expenses increased $16.7 million, or 121.7%, primarily due to accruals for costs associated with customer retention incentives to help mitigate loan prepayments and liabilities to our securitization trust collection accounts for periodic interest advances. Other liabilities increased $41.1 million, or 80.7%, to 92.0 million from $50.9 million due to a $17.3 million increase in the obligation for the repurchase of loans subject to removal of accounts provisions, recording an unearned rent incentive of $9.5 million related to our corporate headquarters lease and a $6.3 million recorded liability for unsettled interest rate swaps.

   During fiscal 2003, subordinated debt increased $63.8 million, or 9.7%, to $719.5 million due to sales of subordinated debt used to repay existing debt, to fund loan originations and our operations and for general corporate purposes. Approximately $33.7 million of the increase in subordinated debt was due to the reinvestment of accrued interest on the subordinated debt at maturity. Subordinated debt was 26.7 times tangible equity at June 30, 2003, compared to 12.1 times at June 30, 2002. See "-- Liquidity and Capital Resources" for further information regarding outstanding debt.

   Deferred income taxes decreased $18.1 million, or 51.5%, to $17.0 million at June 30, 2003 from $35.1 million at June 30, 2002. This decrease is primarily due to a $4.4 million net increase in expected benefits from net operating loss carryforwards, less a valuation allowance, and an $8.2 million increase in other deferred tax debits. The increase in other deferred tax debits primarily resulted from recognizing the benefit of governmental grants and lease incentives associated with the relocation of our corporate headquarters earlier for tax purposes than for financial reporting purposes. In addition, deferred tax payables on our interest-only strips decreased by $5.6 million due to loan prepayment experience.

June 30, 2002 Compared to June 30, 2001

   Total assets increased $109.9 million, or 14.3%, to $876.4 million at June 30, 2002 from $766.5 million at June 30, 2001 primarily due to increases in cash and cash equivalents, interest-only strips and servicing rights which were partially offset by decreases in loan and lease receivables available for sale and receivables for sold loans.

   Cash and cash equivalents increased $17.5 million, or 19.2%, due to receipts from sales of subordinated debt, cash receipts on the sale of loans in securitizations and cash receipts from our interest-only strips.

   Servicing rights increased $22.9 million, or 22.3%, to $125.3 million at June 30, 2002 from $102.4 million at June 30, 2001, due to the securitization of $1.4 billion of loans during the year ended June 30, 2002, partially offset by amortization of the servicing asset for fees collected during the same period.

   Loan and lease receivables -- Available for sale decreased $37.3 million or 39.3% due to the securitization of more loans than were originated during the period.

   Total liabilities increased $107.4 million, or 15.3%, to $807.0 million from $699.6 million at June 30, 2001 primarily due to increases in subordinated debt outstanding, accrued interest payable and other liabilities partially offset by a decrease in warehouse lines and other notes payable.

   During fiscal 2002 subordinated debt increased $117.8 million, or 21.9%, to $655.7 million due to sales of subordinated debt used to repay existing debt, to fund loan originations and our operations and for general corporate purposes including, but not limited to, repurchases of our outstanding common stock. Approximately $31.7 million of the increase in subordinated debt was due to the reinvestment of accrued interest on the subordinated debt. Subordinated debt was 12.1 times tangible equity at June 30, 2002, compared to
10.4 times as of June 30, 2001. See "-- Liquidity and Capital Resources" for further information regarding outstanding debt. Warehouse lines and other notes payable decreased $42.6 million due to the lower balance of loan receivables held at June 30, 2002, and greater use of available cash to fund loans. Accrued interest payable increased $10.4 million, or 31.7%, to $43.1 million from $32.7 million at June 30, 2001 due to an increase in the level of subordinated debt outstanding partially offset by a decrease in average interest rates paid on debt.

   Deferred income taxes increased $4.2 million, or 13.5%, to $35.1 million from $31.0 million. This increase was mainly due to higher levels of debt for tax securitization structures in the first and second quarters of fiscal 2002. As debt for tax transactions, the tax liability on securitization gains is deferred and becomes payable in future periods as cash is received from securitization trusts. These structures created additional deferred tax credits of $22.1 million which were partially offset by an increase in our federal tax loss carryforward receivable of $11.9 million to a cumulative $31.3 million. In addition, miscellaneous deferred tax assets increased by $4.3 million and miscellaneous deferred tax credits decreased by $1.7 million resulting in a net increase of $6.0 million. The net operating loss carryforward will be utilized in future periods by structuring more securitization transactions as taxable transactions.

Managed Portfolio Quality

   The following table provides data concerning delinquency experience, real estate owned and loss experience for the managed loan and lease portfolio. See "-- Reconciliation of Non-GAAP Financial Measures" for a reconciliation of total managed portfolio and managed REO measures to our balance sheet. See "-- Deferment and Forbearance Arrangements" for the amounts of previously delinquent loans subject to these deferment and forbearance arrangements which are not included in this table if borrowers are current on principal and interest payments as required under the terms of the original note (exclusive of delinquent payments advanced or fees paid by us on the borrower's behalf as part of the deferment or forbearance arrangement) (dollars in thousands):


                                                                                                June 30,
                                                   September 30,     -------------------------------------------------------------
                                                       2003             2003                  2002                   2001
                                                ------------------   ----------    -----   ----------    -----    ----------   ----
                                                 Amount        %       Amount        %       Amount        %        Amount       %
                                               ----------    -----   ----------    -----   ----------    -----    ----------   ----
Delinquency by Type:
--------------------
Business Purpose Loans
Total managed portfolio ....................   $  364,970            $  393,098            $  361,638             $  300,192
                                               ==========            ==========            ==========             ==========
Period of delinquency:
 31-60 days ................................   $    5,761     1.57%  $    4,849     1.23%  $    2,449     0.68%   $    3,460   1.15%
 61-90 days ................................        6,129     1.68        4,623     1.18        1,648     0.46         1,837   0.61
 Over 90 days ..............................       42,831    11.74       38,466     9.79       32,699     9.03        22,687   7.56
                                               ----------    -----   ----------    -----   ----------    -----    ----------   ----
 Total delinquencies                           $   54,721    14.99%  $   47,938    12.20%  $   36,796    10.17%   $   27,984   9.32%
                                               ==========    =====   ==========    =====   ==========    =====    ==========   ====
REO ........................................   $    4,491            $    5,744            $    6,220             $    4,530
                                               ==========            ==========            ==========             ==========
Home Equity Loans
Total managed portfolio ....................   $2,601,125            $3,249,501            $2,675,559             $2,223,429
                                               ==========            ==========            ==========             ==========
Period of delinquency:
 31-60 days ................................   $   53,514     2.06%  $   48,332     1.49%  $   37,213     1.39%   $   16,227   0.73%
 61-90 days ................................       36,729     1.41       24,158     0.74       22,919     0.86        14,329   0.64
 Over 90 days ..............................      122,997     4.73      108,243     3.33       72,918     2.72        47,325   2.13
                                               ----------    -----   ----------    -----   ----------    -----    ----------   ----
 Total delinquencies .......................   $  213,240     8.20%  $  180,733     5.56%  $  133,050     4.97%   $   77,881   3.50%
                                               ==========    =====   ==========    =====   ==========    =====    ==========   ====
REO ........................................   $   21,561            $   22,256            $   27,825             $   23,902
                                               ==========            ==========            ==========             ==========
Equipment Leases
Total managed portfolio ....................   $    5,705            $    8,475            $   28,992             $   65,774
                                               ==========            ==========            ==========             ==========
Period of delinquency:
 31-60 days ................................   $      248     4.34%  $      162     1.91%  $      411     1.42%   $      595   0.90%
 61-90 days ................................           40     0.70           83     0.98           93     0.32           206   0.31
 Over 90 days ..............................          200     3.51          154     1.82          423     1.46           347   0.53
                                               ----------    -----   ----------    -----   ----------    -----    ----------   ----
 Total delinquencies .......................   $      488     8.55%  $      399     4.71%  $      927     3.20%   $    1,148   1.74%
                                               ==========    =====   ==========    =====   ==========    =====    ==========   ====
Combined
--------
Total managed portfolio ....................   $2,971,800            $3,651,074            $3,066,189             $2,589,395
                                               ==========            ==========            ==========             ==========
Period of delinquency:
 31-60 days ................................   $   59,523     2.00%  $   53,343     1.46%  $   40,073     1.31%   $   20,282   0.78%
 61-90 days ................................       42,898     1.44       28,864     0.79       24,660     0.80        16,372   0.63
 Over 90 days ..............................      166,028     5.59      146,863     4.02      106,040     3.46        70,359   2.72
                                               ----------    -----   ----------    -----   ----------    -----    ----------   ----
 Total delinquencies .......................   $  268,449     9.03%  $  229,070     6.27%  $  170,773     5.57%   $  107,013   4.13%
                                               ==========    =====   ==========    =====   ==========    =====    ==========   ====
REO ........................................   $   26,052     0.88%  $   28,000     0.77%  $   34,045     1.11%   $   28,432   1.10%
                                               ==========    =====   ==========    =====   ==========    =====    ==========   ====
Losses experienced during the period(a)(b):
 Loans .....................................   $    8,100     0.97%  $   29,507     0.89%  $   15,478     0.56%   $   10,886   0.50%
                                                             =====                 =====                 =====                 ====
 Leases ....................................            1     0.06          497     2.82%       1,415     3.20%        1,003   1.20%
                                               ----------    =====   ----------    =====   ----------    =====    ----------   ====
 Total managed portfolio ...................   $    8,101     0.97%  $   30,004     0.90%  $   16,893     0.60%   $   11,889   0.53%
                                               ==========    =====   ==========    =====   ==========    =====    ==========   ====

---------------
(a)  Percentage based on annualized losses and average managed portfolio.

(b) Losses recorded on our books were $3.5 million ($1.5 million from charge-offs through the provision for loan losses and $2.0 million for write downs of real estate owned) and losses absorbed by loan securitization trusts were $4.6 million for the three months ended September 30, 2003. Losses recorded on our books were $16.8 million ($6.8 million from charge-offs through the provision for credit losses and $10.0 million for write downs of real estate owned) for the year ended June 30, 2003. Losses absorbed by loan securitization trusts were $13.2 million for fiscal 2003. Losses recorded on our books were $9.0 million ($4.4 million from charge-offs through the provision for loan losses and $4.6 million for write downs of real estate owned) and losses absorbed by loan securitization trusts were $7.9 million for fiscal 2002. Losses recorded on our books were $7.1 million ($4.0 million from charge-offs through the provision for loan losses and $3.1 million for write downs of real estate owned) and losses absorbed by loan securitization trusts were $4.8 million for fiscal 2001. Losses recorded on our books include losses for loans we hold as available for sale or real estate owned and loans repurchased from securitization trusts.

   The following table summarizes key delinquency statistics related to loans, leases and REO recorded on our balance sheet and their related percentage of our available for sale portfolio (dollars in thousands):

                                                                                              September 30,    June 30,   March 31,
                                                                                              -------------------------------------
                                                                                                   2003          2003        2003
                                                                                              -------------    --------   ---------
Delinquent loans and leases on balance sheet (a)..........................................       $11,825        $5,412      $5,992
% of on balance sheet loan and lease receivables..........................................          7.21%         2.04%       11.7%

Loans and leases in non-accrual status on balance sheet (b)...............................       $11,941        $5,358      $5,905
% of on balance sheet loan and lease receivables..........................................          7.28%         2.02%       11.5%

Allowance for losses on available for sale loans and leases...............................       $ 5,470        $2,848      $1,953
% of available for sale loans and leases..................................................           3.3%          1.0%        3.6%

Real estate owned on balance sheet........................................................       $ 4,566        $4,776      $6,348

---------------
(a) Delinquent loans and leases are included in total delinquencies in the previously presented "Managed Portfolio Quality" table. Included in total delinquencies are loans in non-accrual status of $10.7 million, $5.0 million, and $5.6 million at September 30, 2003, June 30, 2003, March 31, 2003.

(b) It is our policy to suspend the accrual of interest income when a loan is contractually delinquent for 90 days or more. Non-accrual loans and leases are included in total delinquencies in the previously presented "Managed Portfolio Quality" table.

   Deferment and Forbearance Arrangements. From time to time, borrowers are confronted with events, usually involving hardship circumstances or temporary financial setbacks that adversely affect their ability to continue payments on their loan. To assist borrowers, we may agree to enter into a deferment or forbearance arrangement. Prevailing economic conditions, which affect the borrower's ability to make their regular payments, may also have an impact on the value of the real estate or other collateral securing the loans, resulting in a change to the loan-to-value ratios. We may take these conditions into account when we evaluate a borrower's request for assistance for relief from their financial hardship.

   Our policies and practices regarding deferment and forbearance arrangements, like all of our collections policies and practices, are designed to manage customer relationships, maximize collections and avoid foreclosure (or repossession of other collateral, as applicable) if reasonably possible. We review and regularly revise these policies and procedures in order to enhance their effectiveness in achieving these goals. We permit exceptions to the policies and practices from time to time based on individual borrowers' situations.

   In a deferment arrangement, we make advances to a securitization trust on behalf of the borrower in amounts equal to the delinquent loan payments, which include principal and interest. Additionally, we may pay taxes, insurance and other fees on behalf of the borrower. Based on our review of the borrower's current financial circumstances, the borrower must repay the advances and other payments and fees we make on the borrower's behalf either at the termination of the loan or on a monthly payment plan. Borrowers must provide a written explanation of their hardship, which generally requests relief from their loan payments. We review the borrower's current financial situation and based upon this review, we may create a payment plan for the borrower which allows the borrower to pay past due amounts over a period from 12 to 42 months, but not beyond the maturity date of the loan, in addition to making regular monthly loan payments. Each deferment arrangement must be approved by two of our managers. Deferment arrangements which defer two or more past due payments must also be approved by a senior vice president.

   Principal guidelines currently applicable to the deferment process are: (i) the borrower may have up to six payments deferred during the life of the loan;
(ii) no more than three payments may be deferred during a twelve-month period; and (iii) the borrower must have made a minimum of six payments on the loan and twelve months must have passed since the last deferment in order to qualify for a new deferment arrangement. Any deferment arrangement which includes an exception to our guidelines must be approved by the senior vice president of collections and an executive vice president. If the deferment arrangement is approved, a collector contacts the borrower regarding the approval and the revised payment terms.

   For borrowers who are two or more payments delinquent, we will consider using a forbearance arrangement if permitted under applicable state law. In a forbearance arrangement, we make advances to a securitization trust on behalf of the borrower in amounts equal to the delinquent loan payments, which include principal and interest. Additionally, we may pay taxes, insurance and other fees on behalf of the borrower. We assess the borrower's current financial situation and based upon this assessment, we may create a payment plan for the borrower which generally allows the borrower to pay past due amounts over a longer period than a typical deferment arrangement, but not beyond the maturity date of the loan. We typically structure a forbearance arrangement to require the borrower to make payments of principal and interest equivalent to the original loan terms plus additional monthly payments, which in the aggregate represent the amount that we advanced to the securitization trust and other fees paid by us on behalf of the borrower. We currently require the borrower to provide written documentation outlining their financial hardship, and we offer these arrangements to borrowers who we believe have the ability to remit post-forbearance principal and interest payments in addition to the amounts advanced or paid by us. As part of the written forbearance agreement, the borrower must execute a deed in lieu of foreclosure. If the borrower subsequently defaults before repaying the amount due under the forbearance agreement in full and becomes 60 days delinquent on principal and interest payments, we may elect to record the deed after providing proper notification to the borrower and a reasonable period of time to cure. Recording the deed in lieu of foreclosure gives us immediate legal title to the property without the need for further legal action.

   Principal guidelines currently applicable to the forbearance process are:
(i) the subject loan should be at least six months old; (ii) the loan should be a minimum of three payments delinquent; and (iii) each forbearance arrangement must be approved by a manager, the senior vice president of collections and the senior vice president of asset allocation. Forbearance arrangements which defer ten or more past due payments, involve advances or other payments of more than $25,000 or include an exception to our guidelines must also be approved by an executive vice president.

   For delinquent borrowers with business purpose loans, we may enter into written forbearance agreements pursuant to which we do not obtain a deed in lieu of foreclosure. These arrangements typically allow the borrower to pay past due amounts over a period of 12-36 months, but not beyond the maturity date of the loan, and generally require the borrower to make a payment at the time of entering into the forbearance agreement.

   We do not enter into a deferment or forbearance arrangement based solely on the fact that a loan meets the criteria for one of the arrangements. Our use of any of these arrangements depends upon one or more of the following factors: our assessment of the individual borrower's current financial situation and reasons for the delinquency, a valuation of the real estate securing the loan and our view of prevailing economic conditions. Because deferment and forbearance arrangements are account management tools which help us to manage customer relationships, maximize collection opportunities and increase the value of our account relationships, the application of these tools generally is subject to constantly shifting complexities and variations in the marketplace. We attempt to tailor the type and terms of the arrangement we use to the borrower's circumstances, and we prefer to use deferment over forbearance arrangements, if possible.

   As a result of these arrangements, we reset the contractual status of a loan in our managed portfolio from delinquent to current based upon the borrower's resumption of making their loan payments. Generally, a loan remains current after a deferment or forbearance arrangement with the borrower only if the borrower makes the principal and interest payments as required under the terms of the original note (exclusive of delinquent payments advanced or fees paid by us on the borrower's behalf as part of the deferment or forbearance arrangement), and we do not reflect it as a delinquent loan in our delinquency statistics. However, if the borrower fails to make principal and interest payments, the account will generally be declared in default and collection actions resumed. See "-- Legal and Regulatory Considerations."

   The following table presents, as of the end of our last six quarters, information regarding loans under deferment and forbearance arrangements, which are reported as current loans if borrowers are current on principal and interest payments as required under the terms of the original note (exclusive of delinquent payments advanced or fees paid by us on the borrower's behalf as part of the deferment or forbearance arrangement) and thus not included in delinquencies in the delinquency table. (dollars in thousands):

                      Cumulative Unpaid Principal Balance

                                                                                                                        % of
                                                                                 Under         Under                   Managed
                                                                               Deferment    Forbearance   Total(a)    Portfolio
                                                                               ---------    -----------   --------    ---------
    June 30, 2002 ..........................................................    $ 64,958      $73,705     $138,663      4.52%
    September 30, 2002 .....................................................      67,282       76,649      143,931      4.50
    December 31, 2002 ......................................................      70,028       81,585      151,613      4.55
    March 31, 2003 .........................................................      85,205       84,751      169,956      4.89
    June 30, 2003 ..........................................................     110,487       87,199      197,686      5.41
    September 30, 2003 .....................................................     141,547       80,467      222,014      7.47

---------------
(a) Included in cumulative unpaid principal balance are loans with arrangements that were entered into longer than twelve months ago. At September 30, 2003, there was $26.4 million of cumulative unpaid principal balance under deferment arrangements and $25.5 million of cumulative unpaid principal balance under forbearance arrangements that were entered into prior to July 2002.

   Additionally, there are loans under deferment and forbearance arrangements which have returned to delinquent status. At September 30, 2003 there was $39.4 million of cumulative unpaid principal balance under deferment arrangements and $59.3 million of cumulative unpaid principal balance under forbearance arrangements that are now reported as delinquent 31 days or more.

   Over the previous nine months, we experienced a pronounced increase in the number of borrowers under deferment arrangements and in light of the weakened economic environment we made use of deferment arrangements to a greater degree than in prior periods. We currently expect this condition to be temporary and will attempt to actively manage the loan accounts under deferment arrangements to maximize our chances for full recovery of the borrowed amount while still accommodating borrower needs during their period of hardship.

   The following table presents the amount of unpaid principal balance of loans that entered into a deferment or forbearance arrangement each quarter of fiscal 2003 and the first quarter of fiscal 2004 (dollars in thousands):
               Unpaid Principal Balance Impacted by Arrangements

                                                                                                                        % of
                                                                                  Under         Under                  Managed
    Quarter Ended:                                                              Deferment    Forbearance    Total     Portfolio
     ------------------------------------------------------------------------   ---------    -----------   -------    ---------
    September 30, 2002 ......................................................    $11,619       $23,564     $35,183      1.10%
    December 31, 2002 .......................................................     17,015        27,004      44,019      1.32
    March 31, 2003 ..........................................................     37,117        28,051      65,168      1.87
    June 30, 2003 ...........................................................     44,840        18,064      62,904      1.72
    September 30, 2003 ......................................................     58,419        15,955      74,374      2.50

   Delinquent Loans and Leases. Total delinquencies (loans and leases with payments past due greater than 30 days, excluding REO) in the total managed portfolio were $268.4 million at September 30, 2003 compared to $229.1 million, $170.8 million and $107.0 million at June 30, 2003, 2002 and 2001, respectively. Total delinquencies as a percentage of the total managed portfolio were 9.03% at September 30, 2003 compared to 6.27%, 5.57% and 4.13% at June 30, 2003, 2002 and 2001, respectively. The increase in delinquencies and delinquency percentages in the three months ended September 30, 2003 and in fiscal 2003 and 2002 were mainly due to the impact on our borrowers of continued uncertain economic conditions, which may include the reduction in other sources of credit to our borrowers and the seasoning of the managed portfolio. These factors have resulted in a significant increase in the usage of deferment and forbearance activities. In addition, the delinquency percentage has increased due to increased prepayment rates resulting from refinancing activities. Refinancing is not typically available to delinquent borrowers, and therefore the remaining portfolio is experiencing a higher delinquency rate. A decrease in the amount of loans originated also contributed to the increase in the delinquency percentage at September 30, 2003 from June 30, 2003. A decrease in the growth rate for the origination of new loans contributed to the increase in the delinquency percentage at June 30, 2003, from June 30, 2002 and 2001. As the managed portfolio continues to season, and if our economy continues to lag or worsen, the delinquency rate may continue to increase. Delinquent loans and leases held as available for sale on our balance sheet decreased from $5.9 million at June 30, 2002 to $5.4 million at June 30, 2003 and increased to $11.8 million at September 30, 2003.

   Real Estate Owned. Total REO, comprising foreclosed properties and deeds acquired in lieu of foreclosure, decreased to $26.0 million, or 0.88% of the total managed portfolio at September 30, 2003 compared to $28.0 million, or 0.77% at June 30, 2003, $34.0 million, or 1.11% at June 30, 2002 and $28.4 million, or 1.10% at June 30, 2001. The decrease in the volume of REO was mainly due to processes we have implemented to decrease the time a loan remains in seriously delinquent status and the cycle time in the disposition of REO properties. Part of this strategy includes bulk sales of REO properties. Reducing the time properties are carried reduces carrying costs for interest on funding the cost of the property, legal fees, taxes, insurance and maintenance related to these properties. As our portfolio seasons and if our economy continues to lag or worsen, the REO balance may increase. REO held by us on our balance sheet increased from $3.8 million at June 30, 2002 to $4.8 million at June 30, 2003 and decreased to $4.6 million at September 30, 2003.

   Loss Experience. During the three months ended September 30, 2003, we experienced net loan and lease charge-offs in the total managed portfolio of $8.1 million or 0.97% on an annualized basis. During the year ended June 30, 2003, we experienced net loan and lease charge-offs in the total managed portfolio of $30.0 million or 0.90% on an annualized basis. During the year ended June 30, 2002, we experienced net loan and lease charge-offs in the total managed portfolio of $16.9 million, or 0.60% of the total managed portfolio. During fiscal 2001, we experienced net loan and lease charge-offs in the total managed portfolio of $11.9 million, or 0.53% of the average total managed portfolio. Principal loss severity experience on delinquent loans generally has ranged from 15% to 35% of principal and loss severity experience on REO generally has ranged from 25% to 40% of principal. The increase in net charge-offs from the prior periods was due to a larger volume of loans that became delinquent, and or, were liquidated during the period as well as economic conditions and the seasoning of the managed portfolio. As noted above, we have attempted to reduce the time a loan remains in seriously delinquent status until the sale of an REO property in order to reduce carrying costs on the property. The increase in the charge-off percentage was partially offset by reductions in our carrying costs due to the acceleration of the timing of the disposition of REO. See the table "Summary of Loans and REO Repurchased from Mortgage Loan Securitization Trusts" for further detail of loan repurchase activity. See "-- Securitizations" for more detail on credit loss assumptions used to estimate the fair value of our interest-only strips and servicing rights compared to actual loss experience.

   Real estate values have generally experienced an increase in recent periods and their increases have exceeded the rate of increase of many other types of investments in the current economy. If in the future this trend reverses and real estate values begin to decline our loss severity could increase.

Interest Rate Risk Management

   A primary market risk exposure that we face is interest rate risk. Profitability and financial performance is sensitive to changes in interest rate swap yields, one-month LIBOR yields and the interest rate spread between the effective rate of interest received on loans available for sale or securitized (all fixed interest rates) and the interest rates paid pursuant to credit facilities or the pass-through interest rate to investors for interests issued in connection with securitizations. Profitability and financial performance is also sensitive to the impact of changes in interest rates on the fair value of loans which are expected to be sold in whole loan sales. A substantial and sustained increase in market interest rates could adversely affect our ability to originate and purchase loans and maintain our profitability. The overall objective of our interest rate risk management strategy is to mitigate the effects of changing interest rates on profitability and the fair value of interest rate sensitive balances (primarily loans available for sale, interest-only strips, servicing rights and subordinated debt). We would address this challenge by carefully monitoring our product pricing, the actions of our competition and market trends and the use of hedging strategies in order to continue to originate loans in as profitable a manner as possible.

   A component of our interest rate risk exposure relates to changes in the fair value of certain interest-only strips due to changes in one-month LIBOR. The structure of certain securitization trusts includes a floating interest rate certificate, which pays interest based on one-month LIBOR plus an interest rate spread. Floating interest rate certificates in a securitization expose us to gains or losses due to changes in the fair value of the interest-only strip from changes in the floating interest rate paid to the certificate holders.

   A rising interest rate environment could unfavorably impact our liquidity and capital resources. Rising interest rates could impact our short-term liquidity by limiting our ability to sell loans at favorable premiums in whole loan sales, widening investor interest rate spread requirements in pricing future securitizations, increasing the levels of overcollateralization in future securitizations, limiting our access to borrowings in the capital markets and limiting our ability to sell our subordinated debt securities at favorable interest rates. In a rising interest rate environment, short-term and long-term liquidity could also be impacted by increased interest costs on all sources of borrowed funds, including the subordinated debt, and by reducing interest rate spreads on our securitized loans, which would reduce our cash flows. See "-- Liquidity and Capital Resources" for a discussion of both long-term and short-term liquidity.

   Interest Rate Sensitivity. The following tables provide information about financial instruments that are sensitive to changes in interest rates. For interest-only strips and servicing rights, the tables present projected principal cash flows utilizing assumptions including prepayment and credit loss rates. See "-- Securitizations" for more information on these assumptions. For debt obligations, the tables present principal cash flows and related average interest rates by expected maturity dates (dollars in thousands):

                                                                  Amount Maturing After June 30, 2003
                                          -----------------------------------------------------------------------------------------
                                          Months      Months      Months      Months     Months      There-                  Fair
                                          1 to 12    13 to 24    25 to 36    37 to 48   49 to 60      after      Total       Value
                                         --------    --------   ---------    --------   --------    --------    --------   --------
Rate Sensitive Assets:
Loans and leases available for sale
  (a).................................   $265,770    $     75    $     84    $    94     $   105    $  5,274    $271,402   $272,991
Interest-only strips..................    146,273     119,532     113,746     96,530      76,825     272,298     825,204    598,278
Servicing rights......................     37,295      28,997      22,773     17,832      13,964      44,929     165,790    119,291
Investments held to maturity..........        156         137         296        292          --          --         881        946

Rate Sensitive Liabilities:
Fixed interest rate borrowings........   $321,961    $170,627    $157,813    $27,668     $14,998    $ 26,473    $719,540   $718,387
Average interest rate.................       8.01%       9.07%       9.17%      9.68%       9.72%      11.26%       9.49%
Variable interest rate borrowings.....    186,757          --          --         --          --          --     186,757    186,757
Average interest rate.................       2.23%         --          --         --          --          --        2.23%


                                                                  Amount Maturing After September 30, 2003
                                          -----------------------------------------------------------------------------------------
                                          Months      Months      Months      Months     Months      There-                  Fair
                                          1 to 12    13 to 24    25 to 36    37 to 48   49 to 60      after      Total       Value
                                         --------    --------   ---------    --------   --------    --------    --------   --------
Rate Sensitive Assets:
Loans and leases available for sale
  (a).................................   $150,023    $    974    $    412    $   197     $   223    $ 10,859    $162,688   $169,472
Interest-only strips .................    122,184     115,409     105,900     87,631      68,339     244,316     743,779    545,583
Servicing rights .....................     33,208      25,979      20,308     15,877      12,414      39,630     147,416    106,072
Investments held to maturity .........        249         352         269         --          --          --         870        908

Rate Sensitive Liabilities:
Fixed interest rate borrowings .......   $288,385    $167,107    $163,331    $27,615     $14,043    $ 27,104    $687,585   $684,830
Average interest rate ................       8.01%       9.12%       9.33%      9.59%       9.84%      11.98%       8.89%
Variable interest rate borrowings ....   $109,410    $     --    $     --    $    --     $    --    $     --    $109,410   $109,410
Average interest rate ................       2.68%         --          --         --          --          --        2.68%

---------------
(a) For purposes of these tables, all loans and leases which qualify for securitization or whole loan sale are reflected as maturing within twelve months, since loans and leases available for sale are generally held for less than three months prior to securitization or whole loan sale.

   Loans Available for Sale. Gain on sale of loans may be unfavorably impacted to the extent we hold loans with fixed interest rates prior to their sale. See "-- Business Strategy" for a discussion of our intent to add adjustable-rate mortgage loans to our loan product line.

   A significant variable affecting the gain on sale of loans in a securitization is the interest rate spread between the average interest rate on fixed interest rate loans and the weighted-average pass-through interest rate to investors for interests issued in connection with the securitization. Although the average loan interest rate is fixed at the time the loan is originated, the pass-through interest rate to investors is not fixed until the pricing of the securitization which occurs just prior to the sale of the loans. Generally, the period between loan origination and pricing of the pass-through interest rate is less than three months. If market interest rates required by investors increase prior to securitization of the loans, the interest rate spread between the average interest rate on the loans and the pass-through interest rate to investors may be reduced or eliminated. This factor could have a material adverse effect on our future results of operations and financial condition. We estimate that each 0.1% reduction in the interest rate spread reduces the gain on sale of loans as a percentage of loans securitized by approximately 0.22%. See "-- Strategies for Use of Derivative Financial Instruments" for further detail of our interest rate risk management for available for sale loans.

   A significant variable affecting the gain on sale of fixed interest rate loans sold in whole loan sale transactions is the change in market interest rates between the date the loan was originated at a fixed rate of interest and the date the loan was sold in a whole loan sale. If market interest rates required by investors increase prior to sale of the loans, the premium expected on sale of the loans would be reduced. This factor could have a material adverse effect on our future results of operations and financial condition.

   Interest-Only Strips and Servicing Rights. A portion of the certificates issued to investors by certain securitization trusts are floating interest rate certificates based on one-month LIBOR plus an interest rate spread. The fair value of the excess cash flow we will receive from these trusts would be affected by any changes in interest rates paid on the floating interest rate certificates. At September 30, 2003, $109.1 million of debt issued by loan securitization trusts was floating interest rate certificates based on one-month LIBOR, representing 4.3% of total debt issued by loan securitization trusts. In accordance with accounting principles generally accepted in the United States of America, the changes in fair value are generally recognized as part of net adjustments to other comprehensive income, which is a component of retained earnings. As of September 30, 2003, the interest rate sensitivity for $29.2 million of floating interest rate certificates issued by securitization trusts was managed with an interest rate swap contract effectively fixing our cost for this debt. See "-- Strategies for Use of Derivative Financial Instruments" for further detail. In addition, the interest rate sensitivity for $63.0 million of floating interest rate certificates issued from the 2003-1 Trust is managed by an interest rate cap which was entered into by the Trust at the inception of the securitization. This interest rate cap limits the one-month LIBOR to a maximum rate of 4.0% and was structured to automatically unwind as the floating interest rate certificates pay down.

   A significant change in market interest rates could increase or decrease the level of loan prepayments, thereby changing the size of the total managed loan portfolio and the related projected cash flows. We attempt to minimize prepayment risk on interest-only strips and servicing rights by requiring prepayment fees on business loans and home equity loans, where permitted by law. When originally recorded, approximately 90-95% of business loans and 80-85% of home equity loans in the total managed portfolio were subject to prepayment fees. Currently, approximately 50-55% of business loans and 60-65% of home equity loans in the total managed portfolio are subject to prepayment fees. However, higher than anticipated rates of loan prepayments could result in a write down of the fair value of related interest-only strips and servicing rights, adversely impacting earnings during the period of adjustment. We perform revaluations of our interest-only strips and servicing rights on a quarterly basis. As part of the revaluation process, we monitor the assumptions used for prepayment rates against actual experience, economic conditions and other factors and we adjust the assumptions, if warranted. See "-- Securitizations" for further information regarding these assumptions and the impact of prepayments during this period.

   Subordinated Debt. We also experience interest rate risk to the extent that as of September 30, 2003 approximately $399.2 million of our liabilities were comprised of fixed interest rate subordinated debt with scheduled maturities of greater than one year. To the extent that market interest rates demanded on subordinated debt increase in the future, the interest rates paid on replacement debt could exceed interest rates currently paid thereby increasing interest expense and reducing net income.

   Strategies for Use of Derivative Financial Instruments. All derivative financial instruments are recorded on the balance sheet at fair value with realized and unrealized gains and losses included in the statement of income in the period incurred.

   In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Financial Instruments and Hedging Activities," referred to as SFAS No. 133 in this document. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain criteria are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (fair value hedge), (b) a hedge of the exposure to variable cash flows of a forecasted transaction (cash flow hedge), or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation. If a derivative is a hedge, depending on the nature of the hedge designation, changes in the fair value of a derivative are either offset against the change in the fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be recognized in earnings immediately.

   SFAS No. 133 was effective on a prospective basis for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 on July 1, 2000 resulted in the cumulative effect of a change in accounting principle of $15 thousand pre-tax being recognized as expense in the Consolidated Statement of Income for the year ended June 30, 2001. Due to the immateriality of the cumulative effect of adopting SFAS No. 133, the $15 thousand pre-tax expense is included in general and administrative expense in the Consolidated Statement of Income. The tax effects and earnings per share amounts related to the cumulative effect of adopting SFAS No. 133 are not material.

Hedging Activity

   From time to time, we utilize derivative financial instruments in an attempt to mitigate the effect of changes in interest rates between the date loans are originated at fixed interest rates and the date the fixed interest rate pass-through certificates to be issued by a securitization trust are priced or the date the terms and pricing for a whole loan sale are fixed. Generally, the period between loan origination and pricing of the pass-through interest rate or whole loan sale is less than three months. Derivative financial instruments we use for hedging changes in fair value due to interest rate changes may include interest rate swaps, futures and forward contracts. The nature and quantity of hedging transactions are determined based on various factors, including market conditions and the expected volume of mortgage loan originations and purchases.

   The unrealized gain or loss derived from these derivative financial instruments, which are designated as fair value hedges, is reported in earnings as it occurs with an offsetting adjustment to the fair value of the item hedged. The fair value of derivative financial instruments is based on quoted market prices. The fair value of the items hedged is based on current pricing of these assets in a securitization or whole loan sale. Cash flow related to hedging activities is reported as it occurs. The effectiveness of our hedge relationships is continuously monitored. If highly effective correlation did not exist, the related gain or loss on the hedged item would no longer be recognized as an adjustment to income.

   Related to Loans Expected to Be Sold Through Securitizations. At the time the derivative contracts are executed, they are specifically designated as hedges of mortgage loans or our residual interests in mortgage loans in our mortgage conduit facility, which we would expect to be included in a term securitization at a future date. The mortgage loans and mortgage loans underlying residual interests in mortgage pools consist of essentially similar pools of fixed interest rate loans, collateralized by real estate (primarily residential real estate) with similar maturities and similar credit characteristics. Fixed interest rate pass-through certificates issued by securitization trusts are generally priced to yield an interest rate spread above interest rate swap yield curves with maturities matching the maturities of the pass-through certificates.

We may hedge potential interest rate changes in interest rate swap yield curves with forward starting interest rate swaps, Eurodollar futures, forward treasury sales or derivative contracts of similar underlying securities. This practice has provided strong correlation between our hedge contracts and the ultimate pricing we will receive on the subsequent securitization. At September 30, 2003 we had no derivative financial instruments outstanding which were designated as hedges of loans expected to be sold through securitizations.

   Related to Loans Expected to Be Sold Through Whole Loan Sale
Transactions. We may also utilize derivative financial instruments in an attempt to mitigate the effect of changes in market interest rates between the date loans are originated at fixed interest rates and the date that the loans will be sold in a whole loan sale. At the time the derivative contracts are executed, they are specifically designated as hedges of mortgage loans or our residual interests in mortgage loans in our mortgage conduit facility, which we would expect to be included in a whole loan sale transaction at a future date. We may hedge the effect of changes in market interest rates with forward sale commitments, forward starting interest rate swaps, Eurodollar futures, forward treasury sales or derivative contracts of similar underlying securities. On June 30, 2003, we entered into a forward sale agreement providing for the sale of $275.0 million of home equity mortgage loans at a price of 105.0%. Our commitment under this forward sale agreement was satisfied during the three months ended September 30, 2003. At September 30, 2003, we had no derivative financial instruments outstanding which were designated as hedges of loans expected to be sold through whole loan sales.

   Disqualified Hedging Relationship. The securitization market was not available to us in the fourth quarter of fiscal 2003. As a result, we realized that the expected high correlation between the changes in the fair values of the derivative contracts and the mortgage loans would not be achieved and discontinued hedge accounting. During the fourth quarter of fiscal 2003, $4.0 million of losses on $170.0 million notional amount of forward starting interest rate swaps previously designated as a hedge of mortgage loans expected to be securitized was charged to earnings. An offsetting increase of $3.7 million in the value of the hedged mortgage loans was recorded in earnings during the fourth quarter of fiscal 2003, representing the changes in value of the loans until the date that we learned that the securitization market was not available.

   No derivative financial instruments were utilized for hedging activities during the three months ended September 30, 2003. We recorded the following gains and losses on the fair value of derivative financial instruments accounted for as hedging transactions or on disqualified hedging relationships for the three months ended September 30, 2002 and fiscal years ended June 30, 2003, 2002 and 2001. Ineffectiveness related to qualified hedging relationships during the period was immaterial. Ineffectiveness is a measure of the difference in the change in fair value of the derivative financial instrument as compared to the change in the fair value of the item hedged (in thousands):

                                                                                                         Year Ended June 30,
                                                                               Three Months Ended    ----------------------------
                                                                               September 30, 2002     2003       2002      2001
                                                                               ------------------    -------   -------    -------
   Offset by gains and losses recorded on securitizations:
   Losses on derivative financial instruments..............................         $(2,839)         $(3,806)  $(9,401)   $(4,343)
   Offset by gains and losses recorded on the fair value of hedged items:
   Losses on derivative financial instruments..............................         $  (967)         $(7,037)  $    --    $    --
   Amount settled in cash - paid...........................................         $    --          $(5,041)  $(9,401)   $(4,343)

   There were no outstanding derivatives contracts accounted for as hedges at September 30, 2003, June 30, 2002 or 2001. At September 30, 2002 and June 30, 2003, respectively, forward sale agreements and outstanding forward starting interest rate swap contracts accounted for as hedges and unrealized losses recorded as liabilities on the balance sheet were as follows (in thousands):

                                                                                    Three Months Ended           Year Ended
                                                                                    September 30, 2002         June 30, 2003
                                                                                   ---------------------    ---------------------
                                                                                  Notional    Unrealized   Notional    Unrealized
                                                                                   Amount        Loss       Amount        Loss
                                                                                  --------    ----------   --------    ----------
   Forward sale agreement.....................................................    $    --      $    --     $275,000     $    --
   Forward starting interest rate swaps.......................................    $80,000      $  (967)    $     --     $(6,776)(a)

---------------
(a) Represents the liability carried on the balance sheet at June 30, 2003 for previously recorded losses not yet settled in cash.

Trading Activity

   Generally, we do not enter into derivative financial instrument contracts for trading purposes. However, we have entered into derivative financial instrument contracts which we have not designated as hedges in accordance with SFAS No. 133 and were therefore accounted for as trading assets or liabilities.

   Related to Loans Expected to Be Sold Through Securitizations. During the three months ended September 30, 2002 and fiscal 2003, we used interest rate swap contracts to protect the future securitization spreads on loans in our pipeline. Loans in the pipeline represent loan applications for which we are in the process of obtaining all the documentation required for a loan approval or approved loans, which have not been accepted by the borrower and are not considered to be firm commitments. We believed there was a greater chance that market interest rates we would obtain on the subsequent securitization of these loans would increase rather than decline, and chose to protect the spread we could earn in the event of rising rates.

   However due to a decline in market interest rates during the period the derivative contracts were used to manage interest rate risk on loans in our pipeline, we recorded losses on forward starting interest rate swap contracts during the three months ended September 30, 2002 and fiscal year ended June 30, 2003. The losses are summarized in the table below.

   Related to Loans Expected to Be Sold Through Whole Loan Sale Transactions. The $170.0 million notional amount of forward starting interest rate swap contracts which carried over from the disqualified hedging relationship discussed above were utilized to manage the effect of changes in market interest rates on the fair value of fixed-rate mortgage loans that were sold in whole loan sale transactions during the three months ended September 30, 2003. We had elected not to designate these derivative contracts as an accounting hedge.

   We recorded the following gains and losses on the fair value of derivative financial instruments classified as trading for the three months ended September 30, 2003 and 2002 and the year ended June 30, 2003. There were no derivative contracts classified as trading for the years ended June 30, 2002 and 2001 except those noted below to manage the exposure to changes in the fair value of certain interest-only strips due to changes in one-month LIBOR. (in thousands):


                                                                                                    Three Months
                                                                                                       Ended
                                                                                                   September 30,        Year Ended
                                                                                                  -----------------   -------------
                                                                                                   2003      2002     June 30, 2003
                                                                                                 -------    -------   -------------
Trading Gains/(Losses) on forward starting interest rate swaps:
Related to loan pipeline.....................................................................    $    --    $(2,517)     $(3,796)
Related to whole loan sales..................................................................    $ 5,097    $    --      $   441
Amount settled in cash -- (paid).............................................................    $(1,212)   $    --      $(2,671)


   At September 30, 2003, there were no outstanding derivative financial instruments utilized to manage interest rate risk on loans in our pipeline or expected to be sold in whole loan sale transactions. At September 30, 2002 and June 30, 2003, outstanding forward starting interest rate swap contracts used to manage interest rate risk on loans in our pipeline or expected to be sold in whole loan sale transactions and associated unrealized gains and unrealized losses recorded as liabilities on the balance sheet were as follows (in thousands):

                                                                                      Three Months Ended           Year Ended
                                                                                      September 30, 2002          June 30, 2003
                                                                                     ---------------------    ---------------------
                                                                                    Notional    Unrealized    Notional   Unrealized
                                                                                     Amount        Loss        Amount       Gain
                                                                                    --------    ----------    --------   ----------
Forward starting interest rate swaps ............................................   $220,000      $(2,517)    $170,000      $441

   Related to Interest-Only Strips. For the three months ended September 30, 2003 we recorded a net gain of $11 thousand, compared to a net loss of $0.7 million for the quarter ended September 30, 2002, on an interest rate swap contract which is not designated as an accounting hedge. For fiscal years ended June 30, 2003 and 2002, respectively, we recorded net losses of $0.9 million and $0.7 million on such interest rate swap contract. This contract was designed to reduce the exposure to changes in the fair value of certain interest-only strips due to changes in one-month LIBOR. The losses on the swap contract for the fiscal years ended June 30, 2003 and 2002 were due to decreases in the interest rate swap yield curve during the periods the contract was in place. Included in the $11 thousand net gain recorded for the three months ended September 30, 2003 were unrealized gains of $177 thousand representing the net change in the fair value of the contract during the period and $166 thousand of cash losses paid during the period. Included in the $0.9 million net loss recorded in the fiscal year ended June 30, 2003 were unrealized gains of $0.1 million representing the net change in the fair value of the contract during the fiscal year and $1.0 million of cash losses paid during the fiscal year. Included in the $0.7 million net loss recorded for the three months ended September 30, 2002 were unrealized losses of $0.4 million representing the net change in the fair value of the contract during the period and $0.3 million of cash losses paid during the period. Included in the $0.7 million net loss recorded in the fiscal year ended June 30, 2002 were unrealized losses of $0.5 million representing the net change in the fair value of the contract during the fiscal year and $0.2 million of cash losses paid during the fiscal year. The cumulative net unrealized loss of $0.2 million at September 30, 2003 is included as a trading liability in Other Liabilities. Terms of the interest rate swap contract at September 30, 2003 were as follows (dollars in thousands):

        Notional amount ..................................................   $    29,257
        Rate received - Floating (a) .....................................          1.20%
        Rate paid - Fixed ................................................          2.89%
        Maturity date ....................................................    April 2004
        Unrealized loss ..................................................   $       157
        Sensitivity to 0.1% change in interest rates .....................   $         9

---------------
(a) Rate represents the spot rate for one-month LIBOR paid on the securitized floating interest rate certificate at the end of the period.

   Derivative transactions are measured in terms of a notional amount, but this notional amount is not carried on the balance sheet. The notional amount is not exchanged between counterparties to the derivative financial instrument, but is only used as a basis to determine fair value, which is recorded on the balance sheet and to determine interest and other payments between the counterparties. Our exposure to credit risk in a derivative transaction is represented by the fair value of those derivative financial instruments in a gain position. We attempt to manage this exposure by limiting our derivative financial instruments to those traded on major exchanges and where our counterparties are major financial institutions. At September 30, 2003, we held no derivative financial instruments in a cumulative gain position.

   In the future, we may expand the types of derivative financial instruments we use to hedge interest rate risk to include other types of derivative contracts. However, an effective interest rate risk management strategy is complex and no such strategy can completely insulate us from interest rate changes. Poorly designed strategies or improperly executed transactions may increase rather than mitigate risk. Hedging involves transaction and other costs that could increase as the period covered by the hedging protection increases. Although it is expected that such costs would be offset by income realized from securitizations in that period or in future periods, we may be prevented from effectively hedging fixed interest rate loans held for sale without reducing income in current or future periods. In addition, while Eurodollar rates, interest rate swap yield curves and the pass-through interest rate of securitizations are generally strongly correlated, this correlation has not held in periods of financial market disruptions (e.g., the so-called Russian Crisis in the later part of 1998).

Liquidity and Capital Resources

   Liquidity and capital resource management is a process focused on providing the funding to meet our short and long-term cash needs. We have used a substantial portion of our funding sources to build our managed portfolio and investments in securitization residual assets with the expectation that they will generate sufficient cash flows in the future to cover our operating requirements, including repayment of maturing subordinated debt. Our cash needs change as the mix of loan sales through securitization shifts to whole loan sales, as the managed portfolio grows, as our interest-only strips grow and release more cash, as subordinated debt matures, as operating expenses change and as revenues increase. Because we have historically experienced negative cash flows from operations, our business requires continual access to short and long-term sources of debt to generate the cash required to fund our operations. Our cash requirements include funding loan originations and capital expenditures, repaying existing subordinated debt, paying interest expense and operating expenses, and in connection with our securitizations, funding overcollateralization requirements and servicer obligations. At times, we have used cash to repurchase our common stock and could in the future use cash for unspecified acquisitions of related businesses or assets (although no acquisitions are currently contemplated).

   Initially, we finance our loans under two secured credit facilities. These credit facilities are generally revolving lines of credit, which we have with a financial institution and a warehouse lender that enable us to borrow on a short-term basis against our loans. We then securitize or sell our loans to unrelated third parties on a whole loan basis to generate the cash to pay off these revolving credit facilities.

   For the first three months of fiscal 2004, we recorded a net loss of $26.3 million. The loss primarily resulted from liquidity issues described below, which substantially reduced our ability to originate loans and generate revenues during the first quarter of fiscal 2004, our inability to complete a securitization of loans during the first quarter of fiscal 2004, and $10.8 million of pre-tax charges for valuation adjustments on our securitization assets.

   In fiscal 2003, we recorded a net loss of $29.9 million. The loss in fiscal 2003 was due in part to our inability to complete our typical quarterly securitization of loans during the fourth quarter of our fiscal year. Also contributing to the loss was $45.2 million of net pre-tax charges for valuation adjustments recorded on our securitization assets during the 2003 fiscal year. See "-- Securitizations" for more detail on the valuation adjustments.

   Because we have historically experienced negative cash flows from operations, our business requires continual access to short and long-term sources of debt to generate the cash required to fund our operations. Several recent events negatively impacted our short-term liquidity and contributed to our loss for fiscal 2003 including our inability to complete our typical publicly underwritten securitization during the fourth quarter of fiscal 2003. In addition, subsequent to June 30, 2003, no new discretionary advances under the non-committed portion of the existing $200.0 million credit facility took place, and on August 20, 2003, amendments to this credit facility eliminated, among other changes, the non-committed portion of this facility, reduced the available amount to $50.0 million and accelerated the expiration date from November 2003 to September 2003. We also had a $300.0 million mortgage conduit facility that enabled us to sell our loans into an off-balance sheet facility, which expired pursuant to its terms on July 5, 2003. In addition, our temporary discontinuation of sales of new subordinated debt for approximately a six week period during the first quarter of fiscal 2004 further impaired our liquidity.

   At June 30, 2003, of the $516.1 million in revolving credit and conduit facilities available to us, $453.4 million was drawn upon. Our revolving credit facilities and mortgage conduit facility had $62.7 million of unused capacity available at June 30, 2003, which significantly reduced our ability to fund future loan originations until we sell existing loans, extend or expand existing credit facilities, or add new credit facilities. At September 30, 2003, we had $147.0 million in revolving credit facilities available to us, of which $108.6 million was drawn upon.

   As a result of these liquidity issues, since June 30, 2003, we substantially reduced our loan origination volume. For the three months ended September 30, 2003, we originated $124.1 million of loans which represents a significant reduction as compared to originations of $370.7 million of loans for the same period in fiscal 2003. We also experienced a loss in loan origination employees. Our inability to originate loans at previous levels adversely impacted the relationships our subsidiaries have or were developing with their brokers and our ability to retain employees. As a result of the decrease in loan originations and liquidity issues described above, we incurred a loss for the first quarter of fiscal 2004 and we anticipate incurring losses in future periods at least through the third quarter of fiscal 2004. In light of the loss for the quarter ended September 30, 2003, we requested and obtained waivers for our non-compliance with financial covenants in our credit facilities and Pooling and Servicing Agreements. See "-- Overview -- Credit Facilities, Pooling and Servicing Agreements and Waivers Related to Financial Covenants." Further, we can provide no assurances that we will be able to sell our loans, maintain existing facilities or expand or obtain new credit facilities, if necessary. If we are unable to maintain existing financing, we may not be able to restructure our business to permit profitable operations or repay our subordinated debt when due. Even if we are able to maintain adequate financing, our inability to originate and sell our loans could hinder our ability to operate profitably in the future and repay our subordinated debt when due.

   We undertook specific remedial actions to address short-term liquidity concerns including entering into an agreement on June 30, 2003 with an investment bank to sell up to $700.0 million of mortgage loans, subject to the satisfactory completion of the purchaser's due diligence review and other conditions, and soliciting bids and commitments from other participants in the whole loan sale market. In total, from June 30, 2003 through September 30, 2003, we sold approximately $493.3 million (which includes $222.3 million of loans sold by the expired mortgage conduit facility) of loans through whole loan sales. We are continuing the process of selling our loans. We also suspended paying quarterly cash dividends on our common stock.

   We also entered into an amendment to the $200.0 million credit facility which provides for the waiver of our non-compliance with the financial covenants in that facility, the reduction of the committed portion of this facility from $100.0 million to $50.0 million, the elimination of the $100.0 million non-committed portion of this credit facility and the acceleration of the expiration date of this facility from November 2003 to September 30, 2003. We entered into subsequent amendments to this credit facility which extended the expiration date until October 17, 2003. The loans held in this facility were transferred to the refinanced mortgage conduit described below.

   As a result of the loss experienced during fiscal 2003, we failed to comply with the terms of certain of the financial covenants under two of our principal credit facilities (one for $50.0 million and the other for $200.0 million, which was reduced to $50.0 million) and we requested and obtained waivers of these requirements from our lenders. See "-- Credit Facilities."

   On September 22, 2003, we entered into definitive agreements with a financial institution for a new $200.0 million credit facility for the purpose of funding our loan originations. On October 14, 2003, we entered into definitive agreements with a warehouse lender for a revolving mortgage loan warehouse credit facility of up to $250.0 million to fund loan originations. See "-- Credit Facilities" for information regarding the terms of these facilities.

   Although we obtained two new credit facilities totaling $450.0 million, the proceeds of these credit facilities may only be used to fund loan originations and may not be used for any other purpose. Consequently, we will have to generate cash to fund the balance of our business operations from other sources, such as whole loan sales, additional financings and sales of subordinated debt.

   On October 16, 2003, we refinanced through a mortgage warehouse conduit facility $40.0 million of loans that were previously held in the off-balance sheet mortgage conduit facility which expired pursuant to its terms in July 2003. We also refinanced an additional $133.5 million of mortgage loans in the new conduit facility which were previously held in other warehouse facilities, including the $200.0 million warehouse facility (which had been reduced to $50.0 million) which expired on October 17, 2003 and our $25.0 million warehouse facility, which expired on October 31, 2003. The more favorable advance rate under this conduit facility as compared to the expired facilities which previously held these loans, along with loans fully funded with our cash, resulted in our receipt of $17.0 million in cash. On October 31, 2003, we completed a privately-placed securitization of the $173.5 million of loans, with servicing released, that had been transferred to this conduit facility. The terms of this conduit facility provide that it will terminate upon the disposition of loans held by it.

   We requested and obtained waivers or amendments to several credit facilities to address our non-compliance with certain financial covenants as of September 30, 2003 in light of the loss for the first quarter of fiscal 2004 and our inability to obtain a second credit facility totaling at least $200.0 million by October 8, 2003. See "-- Credit Facilities" for additional information regarding the waivers or amendments obtained. As a result of our future anticipated loss and any non-compliance with other financial covenants, we anticipate that we will also need to obtain additional waivers in future periods from our lenders, but we cannot give you any assurances as to whether or in what form these waivers will be granted.


   In addition, as a result of our non-compliance at September 30, 2003 with the net worth requirements contained in several of our Pooling and Servicing Agreements, we requested and obtained waivers of our non-compliance with these requirements. Pursuant to the terms of the amended agreements with one bond insurer and the trustee, the net worth maintenance requirement was waived for the term of the agreement and we were appointed as servicer for 120 days commencing October 1, 2003. The bond insurer may determine to reappoint us a servicer for successive 120 day periods if we qualify to act as servicer, as determined by the bond insurer, in its sole discretion. If we do not re-qualify, we can be replaced as servicer. We received a verbal waiver of our non-compliance with a financial covenant (with written documentation pending) from another bond insurer on several other Pooling and Servicing Agreements. No assurance can be given that we will be able to obtain this waiver in writing or whether any conditions will be imposed on us in connection with the written waiver.

   Short and Long-Term Capital Resources and Contractual Obligations. The following table summarizes our short and long-term capital resources and obligations as of September 30, 2003. For capital resources, the table presents projected and scheduled principal cash flows expected to be available to meet our contractual obligations. For those timeframes where a shortfall in capital resources exists, we anticipate that these shortfalls will be funded through a combination of cash from whole loan sales of future loan originations and the issuance of subordinated debt. The terms of our credit facilities provide that we may only use the funds available under the credit facilities to originate loans.

                                                                         ----------------------------------------------------------
                                                                         Less than    1 to 3      4 to 5     More than
                                                                          1 year       years       years      5 years       Total
                                                                         ----------------------------------------------------------
                                                                                               (In thousands)
Capital Resources from:
 Cash................................................................    $ 27,217    $     --    $     --    $     --    $   27,217
 Loans...............................................................     150,023       1,386         420      10,859       162,688
 Interest-only strips................................................     122,184     221,309     155,970     244,316       743,779
 Servicing rights....................................................      33,208      46,287      28,291      39,630       147,416
 Investments.........................................................         249         621          --          --           870
                                                                         --------    --------    --------    --------    ----------
                                                                          332,881     269,603     184,681     294,805     1,081,970
                                                                         --------    --------    --------    --------    ----------
Contractual Obligations (a)
 Subordinated-debt...................................................     288,383     330,439      41,659      27,104       687,585
 Accrued interest-subordinated debt (b)..............................      18,515      18,601       2,629       3,842        43,587
 Warehouse and operating lines of credit (c).........................     108,680          --          --          --       108,680
 Capitalized lease (d)...............................................         326         404          --          --           730
 Operating leases (e)................................................       2,519      10,316       8,622      32,131        53,588
 Services and equipment (f)..........................................       4,033          --          --          --         4,033
                                                                         --------    --------    --------    --------    ----------
                                                                          422,456     359,760      52,910      63,077       898,203
                                                                         --------    --------    --------    --------    ----------
Excess (Shortfall)...................................................    $(89,575)   $(90,157)   $131,771    $231,728    $  183,767
                                                                         ========    ========    ========    ========    ==========

---------------
(a)  See "-- Contractual Obligations."
(b) This table reflects interest payment terms elected by subordinated debt holders as of September 30, 2003. In accordance with the terms of the subordinated debt offering, subordinated debt holders have the right to change the timing of the interest payment on their notes once during the term of their investment.
(c) See the table provided under "-- Credit Facilities" for additional information about our credit facilities.
(d)  Amounts include principal and interest.
(e)  Amounts include lease for office space.
(f) Amounts related to the relocation of our corporate headquarters. The provisions of the lease, local and state grants will provide us with reimbursement of a portion of these payments.

   The following discussion of liquidity and capital resources should be read in conjunction with the discussion contained in "-- Application of Critical Accounting Policies." When loans are sold through a securitization, we may retain the rights to service the loans. Servicing loans obligates us to advance interest payments for delinquent loans under certain circumstances and allows us to repurchase a limited amount of delinquent loans from securitization trusts. See "-- Securitizations" and "-- Securitizations -- Trigger Management" for more information on how the servicing of securitized loans affects requirements on our capital resources and cash flow.

   Cash flow from operations, the issuance of subordinated debt and lines of credit fund our operating cash needs. We expect these sources of funds to be sufficient to meet our cash needs. Loan originations are funded through borrowings against warehouse credit facilities and sales into an off-balance sheet facility. Each funding source is described in more detail below.

   Cash Flow from Operations. One of our corporate goals is to achieve positive cash flow from operations. However, we cannot be certain that we will achieve our projections regarding declining negative cash flow or positive cash flow from operations. The achievement of this goal is dependent on our ability to successfully implement our business strategy and on the following items:

   o manage the mixture of whole loan sales and securitization transactions to maximize cash flow and economic value;

   o manage levels of securitizations to maximize cash flows received at closing and subsequently from interest-only strips and servicing rights;

   o maintain a portfolio of mortgage loans which will generate income and cash flows through our servicing activities and the residual interests we hold in the securitized loans;

   o build on our established approaches to underwriting loans, servicing and collecting loans and managing credit risks in order to control delinquency and losses;

   o continue to identify and invest in technology and other efficiencies to reduce per unit costs in our loan origination and servicing process; and

   o control overall expense levels.

   Historically, our cash flow from operations has been negatively impacted by a number of factors. The growth of our loan originations negatively impacts our cash flow from operations because we incur the cash expenses of the origination, but generally do not recover the cash outflow from these origination expenses until we securitize or sell the underlying loans. With respect to loans securitized, we may be required to wait more than one year to begin recovering the cash outflow from loan origination expenses through cash inflows from our residual assets retained in securitization. A second factor, which could negatively impact our cash flow, is an increase in market interest rates. If market interest rates increase, the premiums we would be paid on whole loan sales could be reduced and the interest rates that investors will demand on the certificates issued in future securitizations will increase. The increase in interest rates paid to investors reduces the cash we will receive from interest-only strips created in future securitizations. Although we may have the ability in a rising interest rate market to charge higher loan interest rates to our borrowers, competition, laws and regulations and other factors may limit or delay our ability to do so.

   Cash flow from operations for the three months ended September 30, 2003 was a positive $128.4 million compared to a negative $8.5 million for the first quarter of fiscal 2002. The positive cash flow from operations for the three months ended September 30, 2003 was due to our sales of loans originated in prior periods that were carried on our balance sheet at June 30, 2003. Additionally, cash flow from our interest-only strips in the first quarter of fiscal 2004 increased $21.8 million, or 65.1%, compared to the first quarter of fiscal 2003.

   Cash flow from operations for the year ended June 30, 2003 was a negative $285.4 million compared to negative $13.3 million for fiscal 2002. Negative cash flow from operations increased $272.1 million for the year ended June 30, 2003 mainly due to our inability to complete a securitization in the fourth quarter of fiscal 2003. At June 30, 2003 we carried $271.4 million of loans available for sale, compared to $57.7 million at June 30, 2002. We also carried a receivable of $26.7 million for the proceeds on loans sold in a whole loan sale transaction, which closed on June 30, 2003, but settled in cash on July 1, 2003. Also contributing to the increase in negative cash flow for fiscal 2003 was an increase in the amount of delinquent loans repurchased from securitization trusts in order to avoid delinquency and loss triggers and the funding of $3.8 million in initial overcollateralization from the proceeds of our December 2002 securitization and $6.8 million on our fourth quarter of fiscal 2003 sales to a mortgage conduit facility. Increases in the cash flow from interest-only strips in fiscal 2003 were offset by increases in operating expenses, mainly general and administrative expenses to service and collect the larger managed portfolio.

   The amount of cash we receive and the amount of overcollateralization we are required to fund at the closing of our securitizations and the amount of cash we receive as gains on whole loan sales are dependent upon a number of factors including market factors over which we have no control. Although we expect negative cash flow from operations to continue and fluctuate in the foreseeable future, our goal is to reduce our negative cash flow from operations from historical levels. We believe that if our projections based on our business strategy prove accurate, our cash flow from operations will become positive. However, negative cash flow from operations in fiscal 2004 may continue due to the nature of our operations and the timing to implement our business strategy. We generally expect the level of cash flow from operations to fluctuate.

   As was previously discussed, during the seven quarters ended June 30, 2003, our actual prepayment experience on our managed portfolio was generally higher than our average historical levels for prepayments. Prepayments result in decreases in the size of our managed portfolio and decreases in the expected future cash flows to us from our interest-only strips and servicing rights. However, due to the favorable interest rate spreads, favorable initial overcollateralization requirements and levels of cash received at closing on our more recent securitizations we do not believe our recent increase in prepayment experience will have a significant impact on our aggregate expected cash flows from operations in the future.

   Other factors could negatively affect our cash flow and liquidity such as increases in mortgage interest rates, legislation or other economic conditions which may make our ability to originate loans more difficult. As a result, our costs to originate loans could increase or our volume of loan originations could decrease.

   Contractual Obligations. Following is a summary of future payments required on our contractual obligations as of September 30, 2003 (in thousands):

                                                                                              Payments Due by Period
                                                                              -----------------------------------------------------
                                                                                                                              More
Contractual Obligations                                                                  Less than     1 to 3     4 to 5      than
-----------------------                                                        Total       1 year       years      years    5 years
                                                                              --------   ---------    --------    -------   -------
Subordinated debt.........................................................    $687,585    $288,383    $330,439    $41,659   $27,104
Accrued interest -- subordinated debt (a).................................      43,587      18,515      18,601      2,629     3,842
Warehouse and operating lines of credit (b)...............................     108,680     108,680          --         --        --
Capitalized lease (c).....................................................         730         326         404         --        --
Operating leases (d)......................................................      53,588       2,519      10,316      8,622    32,131
Services and equipment (e)................................................       4,033       4,033          --         --        --
                                                                              --------    --------    --------    -------   -------
Total obligations.........................................................    $898,203    $422,456    $359,760    $52,910   $63,077
                                                                              ========    ========    ========    =======   =======

---------------
(a) This table reflects interest payment terms elected by subordinated debt holders as of September 30, 2003. In accordance with the terms of the subordinated debt offering, subordinated debt holders have the right to change the timing of the interest payment on their notes once during the term of their investment.
(b) See the table provided under "-- Credit Facilities" for additional information about our credit facilities.
(c)  Amounts include principal and interest.
(d)  Amounts include lease for office space.
(e) Amounts related to the relocation of our corporate headquarters. The provisions of the lease, local and state grants will provide us with reimbursement of a portion of these payments.

   Credit Facilities. Borrowings against warehouse credit facilities represent cash advanced to us for a limited duration, generally no more than 270 days, and are secured by the loans we pledge to the lender. These credit facilities provide the primary funding source for loan originations. Under the terms of these facilities, approximately 75% to 97% of our loan originations may be funded with borrowings under the credit facilities and the remaining amounts, our overcollateralization requirements, must come from our operating capital. The ultimate sale of the loans through securitization or whole loan sale generates the cash proceeds necessary to repay the borrowings under the warehouse facilities. We periodically review our expected future credit needs and negotiate credit commitments for those needs as well as excess capacity in order to allow us flexibility in the timing of the securitization of our loans.

   The following is a description of the warehouse and operating lines of credit and mortgage conduit facilities, which were available to us at September 30, 2003 (in thousands):


                                                                                                   Facility     Amount      Amount
                                                                                                    Amount     Utilized   Available
                                                                                                   --------    --------   ---------
Revolving credit facilities:
Warehouse and operating revolving line of credit, expiring
   September 2004 (a)..........................................................................    $ 80,000    $ 46,626    $33,374
Warehouse revolving line of credit, expired October 2003 (b)...................................      50,000      38,248         --
Warehouse revolving line of credit, expired October 2003 (c)...................................      25,000      23,806         --
Operating revolving line of credit, expiring January 2004 (d)..................................       5,000          --      5,000
                                                                                                   --------    --------    -------
Total revolving credit facilities..............................................................     160,000     108,680     38,374
Other facilities:
Capitalized leases, maturing January 2006 (e)..................................................         730         730         --
                                                                                                   --------    --------    -------
Total credit facilities........................................................................    $160,730    $109,410    $38,374
                                                                                                   ========    ========    =======

---------------
(a) $200.0 million warehouse and operating credit facility with JPMorgan Chase Bank entered into on September 22, 2003, but limited to $80.0 million borrowing capacity at September 30, 2003 and contingent upon the closing of an additional credit facility. Once the additional credit facility was closed on October 14, 2003, the full $200.0 million became available. Interest rates on the advances under this facility are based upon one-month LIBOR plus a margin. Obligations under the facility are collateralized by pledged loans.

     Additionally, we have a letter of credit facility with JPMorgan Chase Bank to secure lease obligations for corporate office space. The amount of the letter of credit was $8.0 million at September 30, 2003 and will decrease over the term of the lease.

(b) Originally a $200.0 million warehouse line of credit with Credit Suisse First Boston Mortgage Capital, LLC. $100.0 million of this facility was continuously committed for the term of the facility while the remaining $100.0 million of the facility was available at Credit Suisse's discretion. Subsequent to June 30, 2003, there were no new advances under the non-committed portion. On August 20, 2003, this credit facility was amended to reduce the committed portion to $50.0 million (from $100.0 million), eliminate the non-committed portion and accelerate its expiration date from November 2003 to September 30, 2003. The expiration date was subsequently extended to October 17, 2003, but no new advances were permitted under this facility subsequent to September 30, 2003. This facility was paid down in full on October 16, 2003. The interest rate on the facility was based on one-month LIBOR plus a margin. Advances under this facility were collateralized by pledged loans.

(c) $25.0 million warehouse line of credit facility from Residential Funding Corporation. Under this warehouse facility, advances may be obtained, subject to specific conditions described in the agreements. However, we were not in compliance with the financial covenants in this facility at September 30, 2003 and as a condition of obtaining a waiver for non-compliance, we were not permitted further advances under this line. Interest rates on the advances were based on one-month LIBOR plus a margin. The obligations under this agreement were collateralized by pledged loans. This facility was paid down in full on October 16, 2003 and it expired pursuant to its terms on October 31, 2003.

(d) $5.0 million revolving line of credit facility from Firstrust Savings Bank. The obligations under this facility are collateralized by the cash flows from our investments in the ABFS 99-A lease securitization trust and Class R and X certificates of the ABFS Mortgage Loan Trust 2001-2. The interest rate on the advances from this facility is one-month LIBOR plus a margin.

(e) Capitalized leases, imputed interest rate of 8.0%, collateralized by computer equipment.

   Until its expiration, we also had available to us a $300.0 million mortgage conduit facility. This facility expired pursuant to its terms on July 5, 2003. At September 30, 2003, $36.0 million was outstanding under this facility. The facility provided for the sale of loans into an off-balance sheet facility. This facility was refinanced on October 16, 2003. See "-- Overview -- Remedial Steps Taken to Address Liquidity Issues" and "-- Application of Critical Accounting Policies" for further discussion of the off-balance sheet features of this facility.

   On September 22, 2003, we entered into definitive agreements with a financial institution for a new $200.0 million credit facility for the purpose of funding our loan originations. Pursuant to the terms of this facility, we are required to, among other things: (i) obtain a written commitment for another credit facility of at least $200.0 million and close that additional facility by October 3, 2003 (this condition was satisfied by the closing of the facility totaling $250.0 million described below); (ii) have a net worth of at least $28.0 million by September 30, 2003; with quarterly increases of $2.0 million thereafter; (iii) apply 60% of our net cash flow from operations each quarter to reduce the outstanding amount of subordinated debt commencing with the quarter ending March 31, 2004; and (iv) provide a parent company guaranty of 10% of the outstanding principal amount of loans under the facility. Prior to the closing of the second facility, our borrowing capacity on this $200.0 million credit facility is limited to $80.0 million. This facility has a term of 12 months expiring in September 2004 and is secured by the mortgage loans which are funded by advances under the facility with interest equal to LIBOR plus a margin. This facility is subject to representations and warranties and covenants, which are customary for a facility of this type, as well as amortization events and events of default related to our financial condition. These provisions require, among other things, our maintenance of a delinquency ratio for the managed portfolio at the end of each fiscal quarter of less than 12.0%, our subordinated debt not to exceed $705.0 million at any time, our ownership of an amount of repurchased loans not to exceed 1.5% of the managed portfolio and our registration statement registering $295.0 million of subordinated debt be declared effective by the SEC by October 31, 2003. We obtained a waiver from the lender under this $200.0 million facility which extended the deadline for our registration statement to be declared effective by the SEC to November 10, 2003. This lender also agreed to waive our required minimum net worth level at October 31, 2003.

   On October 3, 2003, the lender on the new $200.0 million credit facility agreed to extend the date by which we must close an additional credit facility of at least $200.0 million from October 3, 2003 to October 8, 2003. We subsequently obtained a waiver from this lender which extended this required closing date for obtaining the additional credit facility to October 14, 2003.

   On October 14, 2003, we entered into definitive agreements with a warehouse lender for a revolving mortgage loan warehouse credit facility of up to $250.0 million to fund loan originations. The $250.0 million facility has a term of three years with an interest rate on amounts outstanding equal to the one-month LIBOR plus a margin and the yield maintenance fees (as defined in the agreements). We also agreed to pay fees of $8.9 million upon closing and approximately $10.3 million annually plus a nonusage fee based on the difference between the average daily outstanding balance for the current month and the maximum credit amount under the facility, as well as the lender's out-of-pocket expenses. Advances under this facility are collateralized by specified pledged loans and additional credit support was created by granting a security interest in substantially all of our interest-only strips and residual interests which we contributed to a special purpose entity organized by us to facilitate this transaction.

   This $250.0 million facility contains representations and warranties, events of default and covenants which are customary for facilities of this type, as well as our agreement to: (i) restrict the total amount of indebtedness outstanding under the indenture related to our subordinated debt to $750.0 million or less; (ii) make quarterly reductions commencing in April 2004 of an amount of subordinated debt pursuant to the formulas set forth in the loan agreement; (iii) maintain maximum interest rates offered on subordinated debt securities not to exceed 10 percentage points above comparable rates for FDIC insured products; and (iv) maintain minimum cash and cash equivalents of not less than $10.0 million. In addition to events of default which are typical for this type of facility, an event of default would occur if: (1) we are unable to sell subordinated debt for more than three consecutive weeks or on more than two occasions in a 12 month period; and (2) certain members of management are not executive officers and a satisfactory replacement is not found within 60 days. The definitive agreements grant the lender an option for a period of 90 days commencing on the first anniversary of entering into the definitive agreements to increase the credit amount on the $250.0 million facility to $400.0 million with additional fees and interest payable by us.

   Although we obtained two new credit facilities totaling $450.0 million, the proceeds of these credit facilities may only be used to fund loan originations and may not be used for any other purpose. Consequently, we will have to generate cash to fund the balance of our business operations from other sources, such as whole loan sales, additional financings and sales of subordinated debt.

   On October 16, 2003, we refinanced through a mortgage warehouse conduit facility $40.0 million of loans that were previously held in an off-balance sheet mortgage conduit facility which expired pursuant to its terms in July 2003. We also refinanced an additional $133.5 million of mortgage loans in the new conduit facility which were previously held in other warehouse facilities, including the $200.0 million warehouse facility (which had been reduced to $50.0 million) which expired on October 17, 2003 and our $25.0 million warehouse facility which expired on October 31, 2003. The more favorable advance rate under this conduit facility as compared to the expired facilities, which previously held these loans, along with loans fully funded with our cash resulted in our receipt of $17.0 million in cash. On October 31, 2003, we complete a privately-placed securitization of the $173.5 million of loans, with servicing released, that had been transferred to this conduit facility. The terms of this conduit facility provide that it will terminate upon the disposition of loans held by it.

   The warehouse credit agreements require that we maintain specific financial covenants regarding net worth, leverage, net income, liquidity, total debt and other standards. Each agreement has multiple individualized financial covenant thresholds and ratio of limits that we must meet as a condition to drawing on a particular line of credit. Pursuant to the terms of these credit facilities, the failure to comply with the financial covenants constitutes an event of default and at the option of the lender, entitles the lender to, among other things, terminate commitments to make future advances to us, declare all or a portion of the loan due and payable, foreclose on the collateral securing the loan, require servicing payments be made to the lender or other third party or assume the servicing of the loans securing the credit facility. An event of default under these credit facilities would result in defaults pursuant to cross-default provisions of our other agreements, including but not limited to, other loan agreements, lease agreements and other agreements. The failure to comply with the terms of these credit facilities or to obtain the necessary waivers would have a material adverse effect on our liquidity and capital resources.

   As a result of the loss experienced during fiscal 2003, we were not in compliance with the terms of certain financial covenants related to net worth, consolidated stockholders' equity and the ratio of total liabilities to consolidated stockholders' equity under two of our principal credit facilities (one for $50.0 million and the other for $200.0 million, which was reduced to $50.0 million). We have requested and obtained waivers from these covenant provisions from both lenders. The lender under the $50.0 million warehouse credit facility has granted us a waiver for our non-compliance with a financial covenant in that credit facility through September 30, 2003. This facility was amended to reduce the available credit to $8.0 million and the financial covenants were replaced with new covenants. We also entered into an amendment to the $200.0 million credit facility which provides for the waiver of our non-compliance with the financial covenants in that facility, the reduction of the committed portion of this facility from $100.0 million to $50.0 million, the elimination of the $100.0 million non-committed portion of this credit facility and the acceleration of the expiration date of this facility from November 2003 to September 30, 2003. We entered into subsequent amendments to this credit facility which extended the expiration date until October 17, 2003. The loans held in this facility were transferred to the refinanced mortgage conduit described above.

   In addition, in light of the loss for the first quarter of fiscal 2004, we requested and obtained waivers or amendments to several credit facilities to address our non-compliance with certain financial covenants, as of September 30, 2003.

   The lender under the $25.0 million credit facility agreed to amend such facility in light of our non-compliance at September 30, 2003 with the requirement that our net income not be less than zero for two consecutive quarters. Pursuant to the revised terms of our agreement with this lender, no additional advances may be made under this facility after September 30, 2003. This facility was paid down in full on October 16, 2003 and expired pursuant to its terms on October 31, 2003.

   The terms of our new $200.0 million credit facility, as amended, require, among other things, that our registration statement registering $295.0 million of subordinated debt be declared effective by the SEC no later than October 31, 2003 and that we have a minimum net worth of $25.0 million at October 31, 2003 and November 30, 2003. An identical minimum net worth requirement applies to an $8.0 million letter of credit facility with the same lender. The lender under the $200.0 million facility agreed to extend the deadline for our registration statement to be declared effective by the SEC to November 10, 2003. This lender also agreed to waive the minimum net worth requirement at October 31, 2003 under the $200.0 million credit facility and the $8.0 million letter of credit facility.

   Because we anticipate incurring losses through at least the third quarter of fiscal 2004 and as a result of any non-compliance with other financial covenants, we anticipate that we will need to obtain additional waivers from our lenders and bond insurers. We cannot assure you as to whether or in what form a waiver or modification of these agreements would be granted to us.

   Subordinated Debt Securities. The issuance of notes funds the majority of our remaining operating cash requirements. We rely significantly on our ability to issue subordinated debt since our cash flow from operations is not sufficient to meet these requirements. In order to expand our businesses we have issued subordinated debt to partially fund growth and to partially fund maturities of subordinated debt. In addition, at times we may elect to utilize proceeds from the issuance of subordinated debt to fund loans instead of using our warehouse credit facilities, depending on our determination of liquidity needs. During the three months ended September 30, 2003, subordinated debt decreased by $32.0 million compared to an increase of $63.8 million in fiscal 2003. The reduction in the level of subordinated debt sold was a result of our temporary discontinuation of sales of new subordinated debt for a portion of the first quarter of fiscal 2004.

   We registered $315.0 million of subordinated debt under a registration statement, which was declared effective by the SEC on October 3, 2002. Of the $315.0 million, $80.0 million of this debt was unsold as of September 30, 2003. This registration statement expired on October 31, 2003. We registered $295.0 million of subordinated debt under a registration statement declared effective on November 7, 2003.

   In the event we are unable to offer additional subordinated debentures, for any reason, we have developed a contingent financial restructuring plan including cash flow projections for the next twelve-month period. Based on our current cash flow projections, we anticipate being able to make all scheduled subordinated debt maturities and vendor payments.

   The contingent financial restructuring plan is based on actions that we would take, in addition to those indicated in its adjusted business strategy, to reduce our operating expenses and conserve cash. These actions would include reducing capital expenditures, selling all loans originated on a whole loan basis, eliminating or downsizing various lending, overhead and support groups, and scaling back less profitable businesses. No assurance can be given that we will be able to successfully implement the contingent financial restructuring plan, if necessary, and repay the subordinated debt when due.

   We intend to meet our obligation to repay such debt and interest as it matures with cash flow from operations, cash flows from interest-only strips and cash generated from additional debt financing, including sales of additional subordinated debt. To the extent that we fail to maintain our credit facilities or obtain alternative financing on acceptable terms and increase our loan originations, we may have to sell loans earlier than intended and further restructure our operations which could further hinder our ability to repay the subordinated debt when due. Our unrestricted cash balances are sufficient to cover approximately 8.9% of the $343.6 million of subordinated debt and accrued interest maturities due within one year. Unrestricted cash balances were $17.6 million at September 30, 2003, compared to $30.5 million at June 30, 2003 and $99.6 million at June 30, 2002.

   The weighted-average interest rate of our subordinated debt issued in the month of September 2003 was 8.41%, compared to debt issued in the month of June 2003, which had a weighted-average interest rate of 7.49%. Debt issued at our peak rate, which was in February 2001, was at a rate of 11.85%. Our ability to maintain the rates offered on subordinated debt, or limit increases in rates offered, depends on our financial condition, liquidity, future results of operations, market interest rates and competitive factors among other circumstances. The weighted average remaining maturity of our subordinated debt at September 2003 was 19.9 months compared to 19.5 months at June 2003.

   Sales into Special Purpose Entities and Off-Balance Sheet Facilities. We rely significantly on access to the asset-backed securities market through securitizations to provide permanent funding of our loan production. We may also retain the right to service the loans. Residual cash from the loans after required principal and interest payments are made to the investors provides us with cash flows from our interest-only strips. It is our expectation that future cash flows from our interest-only strips and servicing rights will generate more of the cash flows required to meet maturities of our subordinated debt and our operating cash needs. See "-- Securitizations" for further detail of our securitization activity and effect of securitizations on our liquidity and capital resources.

   Other Liquidity Considerations. In December 2002, our shareholders approved an amendment to our Certificate of Incorporation to increase the number of shares of authorized preferred stock from 1.0 million shares to 3.0 million shares. The preferred shares may be used to raise equity capital, redeem outstanding debt or acquire other companies, although no such acquisitions are currently contemplated. The Board of Directors has discretion with respect to designating and establishing the terms of each series of preferred stock prior to issuance.

   A further decline in economic conditions, continued instability in financial markets or further acts of terrorism in the United States may cause disruption in our business and operations including reductions in demand for our loan products and our subordinated debt securities, increases in delinquencies and credit losses in our managed loan portfolio, changes in historical prepayment patterns and declines in real estate collateral values. To the extent the United States experiences an economic downturn, unusual economic patterns and unprecedented behaviors in financial markets, these developments may affect our ability to originate loans at profitable interest rates, to price future loan securitizations profitably and to hedge our loan portfolio effectively against market interest rate changes which could cause reduced profitability. Should these disruptions and unusual activities occur, our profitability and cash flow could be reduced and our ability to make principal and interest payments on our subordinated debt could be impaired. Additionally, under the Soldiers' and Sailors' Civil Relief Act of 1940, members of all branches of the military on active duty, including draftees and reservists in military service and state national guard called to federal duty are entitled to have interest rates reduced and capped at 6% per annum, on obligations (including mortgage loans) incurred prior to the commencement of military service for the duration of military service and may be entitled to other forms of relief from mortgage obligations. To date, compliance with the Act has not had a material effect on our business.

Related Party Transactions

   We have a loan receivable from our Chairman and Chief Executive Officer, Anthony J. Santilli, for $600,000, which was an advance for the exercise of stock options to purchase 247,513 shares of our common stock in 1995. The loan is due in September 2005 (earlier if the stock is disposed of). Interest at 6.46% is payable annually. The loan is secured by 247,513 shares of our common stock, and is shown as a reduction of stockholders' equity in our financial statements.

   On April 2, 2001, we awarded 2,500 shares (3,025 shares after the effect of stock dividends) of our common stock to Richard Kaufman, our former director, as a result of services rendered in connection with our stock repurchases.

   In February 2003, we awarded 2,000 shares of our common stock to each of Warren E. Palitz and Jeffrey S. Steinberg as newly appointed members of our Board of Directors.

   We employ members of the immediate family of two of our directors and executive officers (one of whom is a director) in various executive and other positions. We believe that the salaries we pay these individuals are competitive with salaries paid to other employees in similar positions in our organization and in our industry.

   In fiscal 2003, Lanard & Axilbund, Inc., a real estate brokerage and management firm in which our Director, Mr. Sussman, was a partner and is now Chairman Emeritus, acted as our agent in connection with the lease of our new corporate office space. As a result of this transaction, Lanard & Axilbund, Inc. has received a commission from the landlord of the new corporate office space which we believe to be consistent with market and industry standards. Additionally, as part of our agreement with Lanard & Axilbund, Inc., they have reimbursed us for some of our costs related to finding new office space including some of our expenses related to legal services, feasibility studies and space design.

   Additionally, we have business relationships with other related parties, including family members of two of our directors and executive officers, through which we have, from time to time, purchased appraisal services, office equipment and real estate advisory services. None of our related party transactions, individually or collectively, are material to our results of operations.

Reconciliation of Non-GAAP Financial Measures

   This document contains non-GAAP financial measures. For purposes of the SEC's Regulation G, a non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flow that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in our statement of income, balance sheet or statement of cash flows (or equivalent statement); or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to accounting principles generally accepted in the United States of America. Pursuant to the requirements of Regulation G, following is a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

   We present managed portfolio and managed real estate owned, referred to as REO, information. Management believes these measures enhance the users' overall understanding of our current financial performance and prospects for the future because the volume and credit characteristics of off-balance sheet securitized loan and lease receivables have a significant effect on our financial performance as a result of our retained interests in the securitized loans. Retained interests include interest-only strips and servicing rights. In addition, because the servicing and collection of our off-balance sheet securitized loan and lease receivables are performed in the same manner and according to the same standards as the servicing and collection of our on-balance sheet loan and lease receivables, certain of our resources, such as personnel and technology, are allocated based on their pro rata relationship to the total managed portfolio and total managed REO. The following tables reconcile the managed portfolio measures presented in "- Managed Portfolio Quality" and "Selected Consolidated Financial Data" (dollars in thousands):

     September 30, 2003:                                                                                       Delinquencies
     -------------------------------------------------------------------------------------------------------------------------
                                                                                                              Amount       %
                                                                                                             -----------------
     On-balance sheet loan and lease receivables...........................................    $  164,108    $ 11,825    7.21%
     Securitized loan and lease receivables................................................     2,807,692     256,624    9.14%
                                                                                               ----------    --------
     Total Managed Portfolio...............................................................    $2,971,800    $268,449    9.03%
                                                                                               ==========    ========
     On-balance sheet REO..................................................................    $    4,566
     Securitized REO.......................................................................        21,486
                                                                                               ----------
     Total Managed REO.....................................................................    $   26,052
                                                                                               ==========
     June 30, 2003:                                                                                            Delinquencies
     -------------------------------------------------------------------------------------------------------------------------
                                                                                                              Amount       %
                                                                                                             -----------------
     On-balance sheet loan and lease receivables...........................................    $  265,764    $  5,412    2.04%
     Securitized loan and lease receivables................................................     3,385,310     223,658    6.61%
                                                                                               ----------    --------
     Total Managed Portfolio...............................................................    $3,651,074    $229,070    6.27%
                                                                                               ==========    ========
     On-balance sheet REO..................................................................    $    4,776
     Securitized REO.......................................................................        23,224
                                                                                               ----------
     Total Managed REO.....................................................................    $   28,000
                                                                                               ==========
     June 30, 2002:                                                                                            Delinquencies
     -------------------------------------------------------------------------------------------------------------------------
                                                                                                              Amount       %
                                                                                                             -----------------
     On-balance sheet loan and lease receivables...........................................    $   56,625    $  5,918   10.45%
     Securitized loan and lease receivables................................................     3,009,564     164,855    5.48%
                                                                                               ----------    --------
     Total Managed Portfolio...............................................................    $3,066,189    $170,773    5.57%
                                                                                               ==========    ========
     On-balance sheet REO..................................................................    $    3,784
     Securitized REO.......................................................................        30,261
                                                                                               ----------
     Total Managed REO.....................................................................    $   34,045
                                                                                               ==========
     June 30, 2001:                                                                                            Delinquencies
     -------------------------------------------------------------------------------------------------------------------------
                                                                                                              Amount       %
                                                                                                             -----------------
     On-balance sheet loan and lease receivables...........................................    $   87,899    $  3,382    3.85%
     Securitized loan and lease receivables................................................     2,501,496     103,631    4.14%
                                                                                               ----------    --------
     Total Managed Portfolio...............................................................    $2,589,395    $107,013    4.13%
                                                                                               ==========    ========
     On-balance sheet REO..................................................................    $    2,323
     Securitized REO.......................................................................        26,109
                                                                                               ----------
     Total Managed REO.....................................................................    $   28,432
                                                                                               ==========

                                       76

Office Facilities

   We presently lease office space for our corporate headquarters in Philadelphia, Pennsylvania. Our corporate headquarters was located in Bala Cynwyd, Pennsylvania prior to July 7, 2003. The lease for the Bala Cynwyd facility has expired. The current lease term for the Philadelphia facility expires in June 2014. The terms of the rental agreement require increased payments annually for the term of the lease with average minimum annual rental payments of $4.2 million. We have entered into contracts, or may engage parties in the future, related to the relocation of our corporate headquarters such as contracts for building improvements to the leased space, office furniture and equipment and moving services. The provisions of the lease and local and state grants have provided us with reimbursement of a substantial amount of our costs related to the relocation, subject to certain conditions and limitations. We do not believe our unreimbursed expenses or unreimbursed cash outlay related to the relocation will be material to our operations.

   The lease requires us to maintain a letter of credit in favor of the landlord to secure our obligations to the landlord throughout the term of the lease. The amount of the letter of credit is $8.0 million and declines over time to $4.0 million. The letter of credit is currently issued by JPMorgan Chase Bank under our $8.0 million facility with JPMorgan Chase Bank.

   We continue to lease some office space in Bala Cynwyd under a five-year lease expiring in November 2004 at an annual rental of approximately $0.7 million. We perform loan servicing and collection activities at this office, but expect to relocate these activities to our Philadelphia office.

   In May 2003, we moved our small processing center to a different location in Roseland, New Jersey. We also lease the office space in Roseland, New Jersey and the nine-year lease expires in January 2012. The terms of the rental agreement require increased payments periodically for the term of the lease with average minimum annual rental payments of $0.8 million. The expenses and cash outlay related to the relocation were not material to our operations.

Recent Accounting Pronouncements

   The following description should be read in conjunction with the significant accounting policies, which have been adopted and are set forth in Note 1 of the June 30, 2003 Consolidated Financial Statements.

   In November 2002, the Financial Accounting Standards Board, referred to as FASB in this document, issued Financial Interpretation No. (FIN) 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," referred to as FIN 45 in this document. FIN 45 standardizes practices related to the recognition of a liability for the fair value of a guarantor's obligation. The rule requires companies to record a liability for the fair value of its guarantee to provide or stand ready to provide services, cash or other assets. The rule applies to contracts that require a guarantor to make payments based on an underlying factor such as change in market value of an asset, collection of the scheduled contractual cash flows from individual financial assets held by a special purpose entity, non-performance of a third party, for indemnification agreements, or for guarantees of the indebtedness of others among other things. The provisions of FIN 45 are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The disclosure requirements were effective for statements of annual or interim periods ending after December 15, 2002.

   Based on the requirements of this guidance for the year ended June 30, 2003, we have recorded a $0.7 million liability in conjunction with the sale of mortgage loans to the ABFS 2003-1 securitization trust which occurred in March 2003. This liability represents the fair value of periodic interest advances that we, as servicer of the securitized loans, are obligated to pay on behalf of delinquent loans in the trust. The recording of this liability reduces the gain on sale recorded for the securitization. We would expect to record a similar liability for any subsequent securitization for which we retain servicing as it occurs. The amount of the liability that will be recorded is dependent mainly on the volume of loans we securitize, the expected performance of those loans and the interest rate of the loans. We have not completed a new securitization since 2003-1.

   In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation -- Transition and Disclosure," referred to as SFAS No. 148 in this document. SFAS No. 148 amends SFAS No.

123 "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based compensation and requires pro forma disclosures of the effect on net income and earnings per share had the fair value method been used to be included in annual and interim reports and disclosure of the effect of the transition method used if the accounting method was changed, among other things. SFAS No. 148 is effective for annual reports of fiscal years beginning after December 15, 2002 and interim reports for periods beginning after December 15, 2002. We plan to continue using the intrinsic value method of accounting for stock-based compensation and therefore the new rule will have no effect on our financial condition or results of operations. We have adopted the new standard related to disclosure in the interim period beginning January 1, 2003. See Notes 1 and 12 of the Consolidated Financial Statements for further detail of the adoption of this rule.

   In April 2003, the FASB began reconsidering the current alternatives available for accounting for stock-based compensation. Currently, the FASB is continuing its deliberations on this matter. We cannot predict whether the guidance will change our current accounting for stock-based compensation, or what effect, if any, changes may have on our current financial condition or results of operations.

   In January 2003, the FASB issued FIN 46 "Consolidation of Variable Interest Entities," referred to as FIN 46 in this document. FIN 46 provides guidance on the identification of variable interest entities that are subject to consolidation requirements by a business enterprise. A variable interest entity subject to consolidation requirements is an entity that does not have sufficient equity at risk to finance its operations without additional support from third parties and the equity investors in the entity lack certain characteristics of a controlling financial interest as defined in the guidance. Special Purpose Entity (SPE) is one type of entity, which under certain circumstances may qualify as a variable interest entity. Although we use unconsolidated SPEs extensively in our loan securitization activities, the guidance will not affect our current consolidation policies for SPEs as the guidance does not change the guidance incorporated in SFAS No. 140 which precludes consolidation of a qualifying SPE by a transferor of assets to that SPE. FIN 46 will therefore have no effect on our financial condition or results of operations and would not be expected to affect it in the future. In March 2003, the FASB announced that it is reconsidering the permitted activities of a qualifying SPE. We cannot predict whether the guidance will change or what effect, if any, changes may have on our current consolidation policies for SPEs. In October, 2003 the FASB announced that it was deferring implementation of FIN 46 for all variable interest entities that were created before February 1, 2003 until December 31, 2003. The requirements of Interpretation of FIN 46 applying immediately to variable interest entities created after January 31, 2003.

   In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," referred to as SFAS No. 149 in this document. SFAS No. 149 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" to clarify the financial accounting and reporting for derivative instruments and hedging activities. SFAS No. 149 is intended to improve financial reporting by requiring comparable accounting methods for similar contracts. SFAS No. 149 is effective for contracts entered into or modified subsequent to June 30, 2003. The requirements of SFAS No. 149 do not affect our current accounting for derivative instruments or hedging activities, therefore, it will have no effect on our financial condition or results of operations.

   In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," referred to as SFAS No. 150 in this document. SFAS No. 150 requires an issuer to classify certain financial instruments having characteristics of both liabilities and equity, such as mandatorily redeemable shares and obligations to repurchase the issuer's equity shares, as liabilities. The guidance is effective for financial instruments entered into or modified subsequent to May 31, 2003, and otherwise is effective at the beginning of the first interim period after June 15, 2003. We do not have any instruments with such characteristics and do not expect SFAS No. 150 to have a material impact on our financial condition or results of operations.

            MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

   Our common stock is currently traded on the NASDAQ National Market System under the symbol "ABFI." Our common stock began trading on the NASDAQ National Market System on February 14, 1997. The following table sets forth the high and low sales prices of our common stock for the periods indicated.

                            Quarter Ended                         High      Low
        -----------------------------------------------------    ------   ------
       September 30, 2001 ...................................    $15.76   $10.68
       December 31, 2001 ....................................     21.98    14.65
       March 31, 2002 .......................................     17.49     8.16
       June 30, 2002 ........................................     14.36     8.74
       September 30, 2002 ...................................     15.86     6.36
       December 31, 2002 ....................................     12.67     9.69
       March 31, 2003 .......................................     14.92    10.05
       June 30, 2003 ........................................     12.70     6.35
       September 30, 2003 ...................................      7.97     4.40
       December 31, 2003 (through December 5, 2003) .........      7.28     4.00

   On December 5, 2003, the closing price of the common stock on the NASDAQ National Market System was $4.12.

   As of October 1, 2003, there were 209 record holders and approximately 1,658 beneficial holders of our common stock.

   During the first quarter of fiscal 2004, we suspended paying quarterly dividends on our common stock. During the fiscal year ended June 30, 2003, we paid dividends of $0.32 per share on our common stock for an aggregate dividend payment of $0.9 million. During the fiscal year ended June 30, 2002, we paid dividends of $0.28 per share on our common stock for an aggregate dividend payment of $0.8 million.

   On August 21, 2002, the Board of Directors declared a 10% stock dividend on our common stock which was paid on September 13, 2002 to shareholders of record as of September 3, 2002. On October 1, 2001, the Board of Directors declared a 10% stock dividend on our common stock which was paid on November 5, 2001 to shareholders of record as of October 22, 2001. All cash dividends on our common stock reported above have been adjusted to reflect all stock dividends.

   The payment of dividends on our common stock in the future is at the sole discretion of our Board of Directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other relevant factors.

   As a Delaware corporation, we may not declare and pay dividends on capital stock if the amount paid exceeds an amount equal to the surplus which represents the excess of our net assets over paid-in-capital or, if there is no surplus, our net profits for the current and/or immediately preceding fiscal year. Dividends cannot be paid from our net profits unless the paid-in-capital represented by the issued and outstanding stock having a preference upon the distribution of our assets at the market value is intact. Under applicable Delaware case law, dividends may not be paid on our capital stock if we become insolvent or the payment of the dividend will render us insolvent.

                             CHANGES IN ACCOUNTANTS


   On August 2, 2001, Ernst & Young LLP resigned as our independent accountants. Ernst & Young LLP had been engaged as our auditor on May 17, 2001, replacing BDO Seidman, LLP. During the period of engagement through August 2, 2001, Ernst & Young LLP did not issue any reports on our financial statements.

   During fiscal 2001 and the subsequent interim period through August 2, 2001, we did not have any disagreements with Ernst & Young LLP, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its report. During fiscal 2001 and the subsequent interim period through August 2, 2001, none of the events described in Regulation S-K Item 304 (a)(1)(v) occurred.

   Our Board of Directors approved the reengagement of BDO Seidman, LLP as the Company's independent accountants effective August 8, 2001. BDO Seidman, LLP acted as our independent accountants during the two-year period ended June 30, 2000 through May 17, 2001. During the two years ended June 30, 2000 and the subsequent interim period through May 17, 2001, we consulted with BDO Seidman, LLP regarding the application of accounting principles in the normal course of BDO Seidman, LLP's engagement as our independent auditors. BDO Seidman, LLP issued reports on our financial statements during the two-year period ended June 30, 2000. The reports of BDO Seidman, LLP on our financial statements during the two-year period ended June 30, 2000 did not contain an adverse opinion, or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

   During the two-year period ended June 30, 2000, and interim period from July 1, 2000 through May 17, 2001, we did not have any disagreements with BDO Seidman, LLP, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its report.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                            Page
                                                                            ----
Unaudited Quarterly Financial Information:
Consolidated Balance Sheets as of September 30, 2003 and June 30, 2003 ..    82
Consolidated Statements of Income for the three months ended
  September 30, 2003 and 2002............................................    83
Consolidated Statement of Stockholders' Equity for the three months
  ended September 30, 2003...............................................    84
Consolidated Statements of Cash Flow for the three months ended
  September 30, 2003 and 2002............................................    85
Notes to Unaudited Consolidated Financial Statements ....................    87

Audited Annual Financial Information:
Report of Independent Certified Public Accountants ......................   108
Consolidated Balance Sheets as of June 30, 2003 and 2002 ................   109
Consolidated Statements of Income for the years ended June 30, 2003,
  2002 and 2001..........................................................   110
Consolidated Statements of Stockholders' Equity for the years ended
  June 30, 2003, 2002 and 2001...........................................   111
Consolidated Statements of Cash Flow for the years ended June 30, 2003,
  2002 and 2001..........................................................   112
Notes to Consolidated Financial Statements ..............................   114

          American Business Financial Services, Inc. and Subsidiaries
                          Consolidated Balance Sheets
                         (dollar amounts in thousands)



                                                      September 30,    June 30,
                                                          2003           2003
                                                      -------------   ----------
                                                        (Unaudited)     (Note)
Assets
Cash and cash equivalents ........................      $ 27,217      $   47,475
Loan and lease receivables, net
 Available for sale ..............................       162,688         271,402
 Interest and fees ...............................        17,396          15,179
 Other ...........................................        24,681          23,761
Interest-only strips (includes the fair value of
  overcollateralization related cash flows of
  $263,462 and $279,245 at September 30, 2003 and
  June 30, 2003)..................................       545,583         598,278
Servicing rights .................................       106,072         119,291
Receivable for sold loans ........................            --          26,734
Prepaid expenses .................................         9,061           3,477
Property and equipment, net ......................        28,314          23,302
Deferred income tax asset ........................         1,042              --
Other assets .....................................        28,452          30,452
                                                        --------      ----------
Total assets .....................................      $950,506      $1,159,351
                                                        ========      ==========
Liabilities
Subordinated debt ................................      $687,585      $  719,540
Warehouse lines and other notes payable ..........       109,410         212,916
Accrued interest payable .........................        43,751          45,448
Accounts payable and accrued expenses                     32,725          30,352
Deferred income tax liability ....................            --          17,036
Other liabilities ................................        65,213          91,990
                                                        --------      ----------
Total liabilities ................................       938,684       1,117,282
                                                        --------      ----------
Stockholders' equity
Preferred stock, par value $.001, authorized,
  3,000,000 shares, issued and outstanding, none..            --              --
Common stock, par value $.001, authorized,
  9,000,000 shares, issued: 3,653,165 shares
  (including Treasury shares of 706,273) at
  September 30, 2003 and June 30, 2003............             4               4
Additional paid-in capital .......................        23,985          23,985
Accumulated other comprehensive income ...........        10,561          14,540
Retained earnings (deficit) ......................       (13,164)         13,104
Treasury stock, at cost ..........................        (8,964)         (8,964)
                                                        --------      ----------
                                                          12,422          42,669
Note receivable ..................................          (600)           (600)
                                                        --------      ----------
Total stockholders' equity .......................        11,822          42,069
                                                        --------      ----------
Total liabilities and stockholders' equity .......      $950,506      $1,159,351
                                                        ========      ==========

---------------
Note: The balance sheet at June 30, 2003 has been derived from the audited financial statements at that date.



          See accompanying notes to consolidated financial statements.

          American Business Financial Services, Inc. and Subsidiaries
                       Consolidated Statements of Income
              (dollar amounts in thousands, except per share data)
                                  (unaudited)



                                                              Three Months Ended
                                                                 September 30,
                                                              ------------------
                                                                2003      2002
                                                              --------   -------
Revenues
Gain on sale of loans:
 Securitizations .........................................    $    799   $58,011
 Whole loan sales ........................................       2,921        35
Interest and fees ........................................       4,653     4,133
Interest accretion on interest-only strips ...............      11,109    10,747
Servicing income .........................................         718     1,537
Other income .............................................           1         4
                                                              --------   -------
Total revenues ...........................................      20,201    74,467
                                                              --------   -------
Expenses
Interest .................................................      16,818    17,083
Provision for credit losses ..............................       4,156     1,538
Employee related costs ...................................      13,852     9,575
Sales and marketing ......................................       2,841     6,688
General and administrative ...............................      19,215    20,925
Trading (gains) and losses ...............................      (5,108)    3,440
Securitization assets valuation adjustment ...............      10,795    12,078
                                                              --------   -------
Total expenses ...........................................      62,569    71,327
                                                              --------   -------
Income (loss) before provision for income taxes ..........     (42,368)    3,140
Provision for income tax expense (benefit) ...............     (16,100)    1,319
                                                              --------   -------
Net income (loss) ........................................    $(26,268)  $ 1,821
                                                              ========   =======
Earnings (loss) per common share:
 Basic ...................................................    $  (8.91)  $  0.64
                                                              ========   =======
 Diluted .................................................    $  (8.91)  $  0.61
                                                              ========   =======
Average common shares (in thousands):
 Basic ...................................................       2,947     2,856
                                                              ========   =======
 Diluted .................................................       2,947     2,985
                                                              ========   =======




          See accompanying notes to consolidated financial statements.

          American Business Financial Services, Inc. and Subsidiaries
                 Consolidated Statement of Stockholders' Equity
                             (amounts in thousands)
                                  (unaudited)



                                   Common Stock
                               --------------------
                                                                   Accumulated
                               Number of             Additional       Other        Retained                               Total
For the three months ended       Shares                Paid-In    Comprehensive    Earnings   Treasury      Note      Stockholders'
  September 30, 2003:         Outstanding   Amount     Capital       Income       (Deficit)     Stock    Receivable       Equity
                              -----------   ------   ----------   -------------   ---------   --------   ----------   -------------
Balance June 30, 2003 ..         2,947       $ 4       $23,985       $14,540       $ 13,104    $(8,964)    $(600)        $ 42,069
Comprehensive income:
Net loss ...............            --        --            --            --        (26,268)        --        --          (26,268)
Net unrealized loss on
  interest-only strips..            --        --            --        (3,979)            --         --        --           (3,979)
                                 -----       ---       -------       -------       --------    -------     -----         --------
Total comprehensive
  loss..................            --        --            --        (3,979)       (26,268)        --        --          (30,247)
                                 -----       ---       -------       -------       --------    -------     -----         --------
Balance September 30,
  2003..................         2,947       $ 4       $23,985       $10,561       $(13,164)   $(8,964)    $(600)        $ 11,822
                                 =====       ===       =======       =======       ========    =======     =====         ========




          See accompanying notes to consolidated financial statements.

          American Business Financial Services, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flow
                         (dollar amounts in thousands)
                                  (unaudited)



                                                            Three Months Ended
                                                                September 30,
                                                           ---------------------
                                                              2003        2002
                                                           ---------   ---------
Cash flows from operating activities
Net income (loss) .....................................    $ (26,268)  $   1,821
Adjustments to reconcile net income to net cash used
  in operating activities:
   Gain on sales of loans .............................         (799)    (58,011)
   Depreciation and amortization ......................       14,647      11,163
   Interest accretion on interest-only strips..........      (10,828)    (10,747)
   Securitization assets valuation adjustment..........       10,795      12,078
   Provision for credit losses.........................        4,156       1,538
Loans originated for sale .............................     (158,284)   (386,390)
Proceeds from sale of loans  ..........................      278,523     382,181
Principal payments on loans and leases ................        4,169       4,382
(Increase) decrease in accrued interest and fees on
  loan and lease receivables...........................       (2,217)        724
Required purchase of additional overcollateralization
  on securitized loans.................................       (7,660)    (17,128)
Cash flow from interest-only strips ...................       56,222      33,464
(Increase) decrease in prepaid expenses ...............       (5,584)        199
(Decrease) increase in accrued interest payable .......       (1,696)      2,427
Increase in accounts payable and accrued expenses .....        2,372       5,929
Accrued interest payable reinvested in subordinated
  debt.................................................        9,686       7,863
Decrease in deferred income taxes .....................      (16,097)       (598)
Increase in loans in process ..........................      (24,148)       (529)
Other, net ............................................        1,415       1,106
                                                           ---------   ---------
Net cash provided by (used in) operating activities ...      128,404      (8,528)
                                                           ---------   ---------
Cash flows from investing activities
Purchase of property and equipment, net ...............       (6,774)     (1,031)
Principal receipts and maturity of investments ........           11           8
                                                           ---------   ---------
Net cash used in investing activities .................       (6,763)     (1,023)
                                                           ---------   ---------

          American Business Financial Services, Inc. and Subsidiaries
                Consolidated Statements of Cash Flow (Continued)
                         (dollar amounts in thousands)
                                  (unaudited)



                                                             Three Months Ended
                                                                September 30,
                                                            --------------------
                                                               2003       2002
                                                            ---------   --------
Cash flows from financing activities
Proceeds from issuance of subordinated debt ............    $   1,576   $ 40,006
Redemptions of subordinated debt .......................      (43,217)   (33,898)
Net borrowings on revolving lines of credit ............      (77,271)     3,110
Principal payments on lease funding facility ...........           --       (931)
Principal payments under capital lease obligations .....          (77)        --
Net repayments of other notes payable ..................      (26,158)        --
Financing costs incurred ...............................         (314)      (233)
Lease incentive receipts ...............................        3,562         --
Exercise of non-employee stock options .................           --         50
Cash dividends paid ....................................           --       (229)
                                                            ---------   --------
Net cash provided by (used in) financing activities ....     (141,899)     7,875
                                                            ---------   --------
Net (decrease) increase in cash and cash equivalents ...      (20,258)    (1,676)
Cash and cash equivalents at beginning of year .........       47,475    108,599
                                                            ---------   --------
Cash and cash equivalents at end of year ...............    $  27,217   $106,923
                                                            =========   ========
Supplemental disclosures:
Noncash transaction recorded for capitalized lease
  agreement:
   Increase in property and equipment...................    $      --   $ (1,022)
   Increase in warehouse lines and other notes payable..    $      --   $  1,022
Cash paid during the period for:
   Interest.............................................    $   8,828   $  6,793
   Income taxes.........................................    $      40   $    700




          See accompanying notes to consolidated financial statements.

          American Business Financial Services, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                               September 30, 2003

1.  Summary of Significant Accounting Policies

Business

   American Business Financial Services, Inc. ("ABFS"), together with its subsidiaries (the "Company"), is a diversified financial services organization operating predominantly in the eastern and central portions of the United States. The Company originates, sells and services home equity loans and, subject to market conditions in the secondary loan market, business purpose loans through its principal direct and indirect subsidiaries. The Company also processes and purchases home equity loans from other financial institutions through the Bank Alliance Services program.

   The Company's loans primarily consist of fixed interest rate loans secured by first or second mortgages on one-to-four family residences. The Company's customers are primarily credit-impaired borrowers who are generally unable to obtain financing from banks or savings and loan associations and who are attracted to our products and services. The Company originates loans through a combination of channels including a national processing center located at its centralized operating office in Philadelphia, Pennsylvania and a small processing center in Roseland, New Jersey. The Company's centralized operating office was located in Bala Cynwyd, Pennsylvania prior to July 7, 2003. Prior to June 30, 2003, the Company also originated home equity loans through several retail branch offices. Effective June 30, 2003, the Company no longer originates home equity loans through retail branch offices. In addition, the Company offers subordinated debt securities to the public, the proceeds of which are used for repayment of existing debt, loan originations, operations (including repurchases of delinquent assets from securitization trusts), investments in systems and technology and for general corporate purposes, including funding our operating cash requirements and loan overcollateralization requirements under the Company's credit facilities.

   Effective December 31, 1999, the Company de-emphasized and subsequent to that date, discontinued the equipment leasing origination business but continues to service the remaining portfolio of leases.

Business Conditions

   For its ongoing operations, the Company depends upon frequent financings, including the sale of unsecured subordinated debt securities, borrowings under warehouse credit facilities or lines of credit and the sale of loans on a whole loan basis or through publicly underwritten or privately placed securitizations. If the Company is unable to renew or obtain adequate funding on acceptable terms through its sale of subordinated debt securities or under a warehouse credit facility, or other borrowings, the lack of adequate funds would adversely impact liquidity and reduce profitability or result in losses. If the Company is unable to sell or securitize its loans, its liquidity would be reduced and it may incur losses. To the extent that the Company is not successful in maintaining or replacing existing subordinated debt securities upon maturity, or maintaining adequate warehouse credit facilities or lines of credit, or securitizing and selling its loans, it may have to limit future loan originations and further restructure its operations. Limiting loan originations or restructuring operations could impair the Company's ability to repay subordinated debt at maturity and may result in losses.

   The Company has historically experienced negative cash flow from operations since 1996 primarily because, in general, its business strategy of selling loans through securitization has not generated cash flow immediately. For the three months ended September 30, 2003, the Company experienced positive cash flow from operations of $128.4 million due to its sales of loans originated in prior periods that were carried on its balance sheet at June 30, 2003. During the three months ended September 30, 2003, the Company received cash on whole loan sales of $245.2 million of loans.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                               September 30, 2003

1.  Summary of Significant Accounting Policies (continued)

Business Conditions (continued)

   For the three months ended September 30, 2003, the Company recorded a net loss of $26.3 million. The loss primarily resulted from liquidity issues described below, which substantially reduced the Company's ability to originate loans and generate revenues during the first quarter of fiscal 2004, its inability to complete a securitization of loans during the first quarter of fiscal 2004, and $10.8 million of pre-tax charges for valuation adjustments on its securitization assets. For the three months ended September 30, 2003, the Company originated $124.1 million of loans, which represents a significant reduction as compared to $370.7 million of loans originated in the same period of the prior fiscal year. The valuation adjustments reflect the impact of higher than anticipated prepayments on securitized loans experienced during the first three months of fiscal 2004 due to the continuing low interest rate environment.

   For the fiscal year ended June 30, 2003, the Company recorded a loss of $29.9 million. The loss in fiscal 2003 was primarily due to the Company's inability to complete a securitization of loans during the fourth quarter of fiscal 2003 and to $45.2 million of net pre-tax charges for net valuation adjustments recorded on securitization assets.

   Several recent events negatively impacted the Company's short-term liquidity. Its inability to complete a securitization during the fourth quarter of fiscal 2003 contributed to the loss for fiscal 2003 and adversely impacted the Company's short-term liquidity position. In addition, further advances under a non-committed portion of one of the Company's credit facilities were subject to the discretion of the lender and subsequent to June 30, 2003, no new advances took place under the non-committed portion. Additionally, on August 20, 2003, amendments to this credit facility eliminated the non-committed portion of this facility, reduced the committed portion to $50.0 million and accelerated the expiration date from November 2003 to September 30, 2003. Also a $300.0 million mortgage conduit facility with a financial institution that enabled the Company to sell its loans into an off-balance sheet facility, expired pursuant to its terms on July 5, 2003.

   At June 30, 2003, of the $516.1 million in revolving credit and conduit facilities available, $453.4 million was drawn upon. The Company's revolving credit facilities and mortgage conduit facility had $62.7 million of unused capacity available at June 30, 2003, which significantly reduced its ability to fund future loan originations until it sells existing loans, extends or expands existing credit facilities, or adds new credit facilities. In addition, the Company was unable to borrow under its $25.0 million warehouse facility after September 30, 2003, and this facility expired on October 31, 2003. In addition, the Company's temporary discontinuation of sales of new subordinated debt for approximately a six week period during the first quarter of fiscal 2004 further impaired its liquidity.

   As a result of these liquidity issues, since June 30, 2003, the Company substantially reduced its loan origination volume. From July 1, 2003 through September 30, 2003, the Company originated $124.1 million of loans which represents a significant reduction as compared to originations of $370.7 million of loans for the same period in fiscal 2003. The Company also experienced a loss in loan origination employees. The Company's inability to originate loans at previous levels adversely impacted the relationships its subsidiaries have or are developing with their brokers and its ability to retain employees. As a result of the decrease in loan originations and liquidity issues described above, the Company incurred a loss for the first quarter of fiscal 2004 and anticipates incurring losses in future periods.

   The combination of the Company's current cash position and expected sources of operating cash over the second and third quarters of fiscal 2004 may not be sufficient to cover its operating cash requirements, and the Company anticipates incurring operating losses through at least the third quarter of fiscal 2004. On October 24, 2003, the Company had cash of approximately
$32.4 million and up to $437.3 million available

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                               September 30, 2003

1.  Summary of Significant Accounting Policies (continued)

Business Conditions (continued)

under its new credit facilities. Advances under these new credit facilities can only be used to fund loan originations and not for any other purposes. The Company anticipates that it will need to increase loan originations to approximately $700.0 million to $800.0 million per quarter to return to profitable operations. The Company's short-term plan to achieve these levels of loan originations includes replacing the loan origination employees recently lost and creating an expanded broker initiative. Beyond the short-term, the Company expects to increase originations through the application of the business strategy adjustments discussed below. The Company's ability to achieve those levels of loan originations could be hampered by a failure to implement its short-term plans and funding limitations expected during the start up of its new credit facilities.

   For the next three to six months the Company expects to augment its sources of operating cash with proceeds from the issuance of subordinated debt. In addition to repaying maturing subordinated notes, proceeds from the issuance of subordinated debt will be used to fund overcollateralization requirements in connection with loan originations. Under the terms of the Company's credit facilities, these credit facilities will advance 75% to 97% of the value of loans the Company originates. As a result of this limitation, the Company must fund the difference between the loan value and the advances, referred to as the overcollateralization requirement, from the Company's operating cash and fund its operating losses.

   In light of the loss for the quarter ended September 30, 2003, the Company requested and obtained waivers for its non-compliance with financial covenants in its credit facilities and Pooling and Servicing Agreements. See Note 6 for more detail.

   The Company undertook specific remedial actions to address short-term liquidity concerns including entering into an agreement on June 30, 2003 with an investment bank to sell up to $700.0 million of mortgage loans, subject to the satisfactory completion of the purchaser's due diligence review and other conditions, and soliciting bids and commitments from other participants in the whole loan sale market. In total, from June 30, 2003 through September 30, 2003, the Company sold approximately $493.3 million (which includes
$222.3 million of loans sold by the expired mortgage conduit facility) of loans through whole loan sales. The process of selling loans is continuing. The Company also suspended paying quarterly dividends on its common stock.

   On September 22, 2003, the Company entered into definitive agreements with a financial institution for a new $200.0 million credit facility for the purpose of funding loan originations. On October 14, 2003, the Company entered into definitive agreements with a warehouse lender for a revolving mortgage loan warehouse credit facility of up to $250.0 million to fund loan originations. See Note 6 for information regarding the terms of these facilities.

   Although the Company obtained two new credit facilities totaling
$450.0 million, it may only use the proceeds of these credit facilities to fund loan originations and not for any other purpose. Consequently, the Company will have to generate cash to fund the balance of its business operations from other sources, such as whole loan sales, additional financings and sales of subordinated debt.

   On October 16, 2003, the Company refinanced through a mortgage warehouse conduit facility $40.0 million of loans that were previously held in an off-balance sheet mortgage conduit facility which expired pursuant to its terms in July 2003. The Company also refinanced an additional $133.5 million of mortgage loans in the new conduit facility which were previously held in other warehouse facilities, including

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                               September 30, 2003

1.  Summary of Significant Accounting Policies (continued)

Business Conditions (continued)

the $50.0 million warehouse facility which expired on October 17, 2003. The more favorable advance rate under this conduit facility as compared to the expired facilities which previously held these loans, along with loans fully funded with company cash, resulted in the receipt of $17.0 million in cash. On October 31, 2003, the Company completed a privately-placed securitization of the $173.5 million of loans, with servicing released, that had been transferred to this conduit facility. The terms of this conduit facility provide that it will terminate upon the disposition of the loans held by it.

   To the extent that the Company fails to maintain its credit facilities or obtain alternative financing on acceptable terms and increase its loan originations, it may have to sell loans earlier than intended and further restructure its operations. While the Company currently believes that it will be able to restructure its operations, if necessary, it can provide no assurances that such restructuring will enable it to attain profitable operations or repay the subordinated debt when due.

   After the Company recognized its inability to securitize its loans in the fourth quarter of fiscal 2003, it adjusted its business strategy to emphasize, among other things, more whole loan sales. The Company intends to continue to evaluate both public and privately placed securitization transactions, subject to market conditions.

   At September 30, 2003 there were approximately $288.4 million of subordinated debentures maturing within twelve months. The Company obtains the funds to repay the subordinated debentures at their maturities by securitizing loans, selling whole loans and selling additional subordinated debentures. Cash flow from operations, the issuance of subordinated debentures and lines of credit fund the Company's cash needs. The Company expects these sources of funds to be sufficient to meet its cash needs. The Company could, in the future, generate cash flows by securitizing, selling, or borrowing against its interest-only strips and selling servicing rights generated in past securitizations.

   In the event the Company is unable to offer additional subordinated debentures for any reason, the Company has developed a contingent financial restructuring plan including cash flow projections for the next twelve-month period. Based on the Company's current cash flow projections, the Company anticipates being able to make all scheduled subordinated debenture maturities and vendor payments.

   The contingent financial restructuring plan is based on actions that the Company would take, in addition to those indicated in its adjusted business strategy, to reduce its operating expenses and conserve cash. These actions would include reducing capital expenditures, selling all loans originated on a whole loan basis, eliminating or downsizing various lending, overhead and support groups, and scaling back less profitable businesses. No assurance can be given that the Company will be able to successfully implement the contingent financial restructuring plan, if necessary, and repay the subordinated debentures when due.

Basis of Financial Statement Presentation

   The consolidated financial statements include the accounts of ABFS and its subsidiaries (all of which are wholly owned). The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany balances and transactions have been eliminated. In preparing the consolidated financial statements, management is required to make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates include, among other

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                               September 30, 2003

1.  Summary of Significant Accounting Policies (continued)

Basis of Financial Statement Presentation (continued)

things, estimated prepayment, credit loss and discount rates on interest-only strips and servicing rights, estimated servicing revenues and costs, valuation of real estate owned, the net recoverable value of interest and fee receivables and determination of the allowance for credit losses.

   Certain prior period financial statement balances have been reclassified to conform to current period presentation. All outstanding shares, average common shares, earnings per common share and stock option amounts have been retroactively adjusted to reflect the effect of a 10% stock dividend declared August 21, 2002 and amounts reported for June 30, 2001 and 2000 have been retroactively adjusted to reflect the effect of a 10% stock dividend declared October 1, 2001.

Recent Accounting Pronouncements

   In January 2003, the FASB issued FIN 46 "Consolidation of Variable Interest Entities," referred to as FIN 46 in this document. FIN 46 provides guidance on the identification of variable interest entities that are subject to consolidation requirements by a business enterprise. A variable interest entity subject to consolidation requirements is an entity that does not have sufficient equity at risk to finance its operations without additional support from third parties and the equity investors in the entity lack certain characteristics of a controlling financial interest as defined in the guidance. Special Purpose Entity (SPE) is one type of entity, which under certain circumstances may qualify as a variable interest entity. Although we use unconsolidated SPEs extensively in our loan securitization activities, the guidance will not affect our current consolidation policies for SPEs as the guidance does not change the guidance incorporated in SFAS No. 140 which precludes consolidation of a qualifying SPE by a transferor of assets to that SPE. FIN 46 will therefore have no effect on our financial condition or results of operations and would not be expected to affect it in the future. In March 2003, the FASB announced that it is reconsidering the permitted activities of a qualifying SPE. We cannot predict whether the guidance will change or what effect, if any, changes may have on our current consolidation policies for SPEs. In October, 2003 the FASB announced that it was deferring implementation of FIN 46 for all variable interest entities that were created before February 1, 2003 until the quarter ended December 31, 2003. The requirements of Interpretation of FIN 46 apply immediately to variable interest entities created after January 31, 2003.

   In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" to clarify the financial accounting and reporting for derivative instruments and hedging activities. SFAS No. 149 is intended to improve financial reporting by requiring comparable accounting methods for similar contracts. SFAS No. 149 is effective for contracts entered into or modified subsequent to June 30, 2003. The requirements of SFAS No. 149 do not affect the Company's current accounting for derivative instruments or hedging activities and therefore will have no effect on the Company's financial condition or results of operations.

   In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 requires an issuer to classify certain financial instruments, such as mandatorily redeemable shares and obligations to repurchase the issuer's equity shares, as liabilities. The guidance is effective for financial instruments entered into or modified subsequent to May 31, 2003, and otherwise is effective at the beginning of the first interim period after June 15, 2003. The Company does not have any instruments with such characteristics and does not expect SFAS No. 150 to have a material impact on the financial condition or results of operations.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                               September 30, 2003

1.  Summary of Significant Accounting Policies (continued)

Restricted Cash Balances

   The Company held restricted cash balances of $9.4 million and $11.0 million related to borrower escrow accounts at September 30, 2003 and June 30, 2003, respectively, and $0.2 million and $6.0 million related to deposits for future settlement of interest rate swap contracts at September 30, 2003 and June 30, 2003, respectively.

2.  Loan and Lease Receivables
   Loan and lease receivables -- available for sale were comprised of the following (in thousands):


                                                        September 30,   June 30,
                                                            2003          2003
                                                        -------------   --------
Real estate secured loans (a) ......................      $164,772      $270,096
Leases, net of unearned income of $550 and $668 (b)          3,386         4,154
                                                          --------      --------
                                                           168,158       274,250
Less: allowance for credit losses on loan and lease
  receivables
  available for sale................................         5,470         2,848
                                                          --------      --------
                                                          $162,688      $271,402
                                                          ========      ========

---------------
(a) Includes deferred direct loan origination costs of $2.6 million and $6.8 million at September 30, 2003 and June 30, 2003, respectively.
(b) Includes deferred direct lease origination costs of $14 thousand and $28 thousand at September 30, 2003 and June 30, 2003, respectively.

   Real estate secured loans have contractual maturities of up to 30 years.

   At September 30, 2003 and June 30, 2003, the accrual of interest income was suspended on real estate secured loans of $11.9 million and $5.4 million, respectively. The allowance for loan losses includes reserves established for expected losses on these loans in the amount of $3.7 million and $1.4 million at September 30, 2003 and June 30, 2003, respectively.

   Average balances of non-accrual loans were $9.1 million for the three months ended September 30, 2003 and $8.6 million for the 2003 fiscal year.

   Substantially all leases are direct finance-type leases whereby the lessee has the right to purchase the leased equipment at the lease expiration for a nominal amount.

   Loan and lease receivables -- Interest and fees are comprised mainly of accrued interest and fees on loans and leases that are less than 90 days delinquent. Fee receivables include, among other types of fees, forbearance and deferment advances. Under deferment and forbearance arrangements, the Company makes advances to a securitization trust on behalf of a borrower in amounts equal to the delinquent principal and interest and may pay fees, including taxes, insurance and other fees on behalf of the borrower. As a result of these arrangements the Company resets the contractual status of a loan in its managed portfolio from delinquent to current based upon the borrower's resumption of making their loan payments. These amounts are carried at their estimated net recoverable value.

   Loan and lease receivables -- Other is comprised of receivables for securitized loans. In accordance with the Company's securitization agreements, the Company has the right, but not the obligation, to repurchase a limited amount of delinquent loans from securitization trusts. Repurchasing delinquent loans from securitization trusts benefits the Company by allowing it to limit the level of delinquencies and losses in the securitization trusts and as a result, the Company can avoid exceeding specified limits on delinquencies

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                               September 30, 2003

2.  Loan and Lease Receivables (continued)

and losses that trigger a temporary reduction or discontinuation of cash flow from its interest-only strips until the delinquency or loss triggers are no longer exceeded. The Company's ability to repurchase these loans does not disqualify it for sale accounting under SFAS No. 140, which was adopted on a prospective basis in the fourth quarter of fiscal 2001, or other relevant accounting literature because the Company is not required to repurchase any loan and its ability to repurchase a loan is limited by contract. In accordance with the provisions of SFAS No. 140, the Company has recorded an obligation for the repurchase of loans subject to these removal of accounts provisions, whether or not the Company plans to repurchase the loans. The obligation for the loans' purchase price is recorded in other liabilities. A corresponding receivable is recorded at the lower of the loans' cost basis or fair value.

3.  Interest-Only Strips

   The activity for interest-only strip receivables for the three months ended September 30, 2003 and 2002 were as follows (in thousands):


                                                                September 30,
                                                             -------------------
                                                               2003       2002
                                                             --------   --------
Balance at beginning of period ..........................    $598,278   $512,611
Initial recognition of interest-only strips .............         950     44,126
Cash flow from interest-only strips .....................     (56,222)   (33,464)
Required purchases of additional overcollateralization ..       7,660     17,128
Interest accretion ......................................      10,828     10,747
Net temporary adjustments to fair value (a) .............      (5,960)     4,792
Other than temporary fair value adjustment (a) ..........      (9,951)   (12,078)
                                                             --------   --------
Balance at end of period ................................    $545,583   $543,862
                                                             ========   ========

---------------
(a) Net temporary adjustments to fair value are recorded through other comprehensive income, which is a component of equity. Other than temporary adjustments to decrease the fair value of interest-only strips are recorded through the income statement.

   Interest-only strips include overcollateralization balances that represent undivided interests in securitizations maintained to provide credit enhancement to investors in securitization trusts. At September 30, 2003 and 2002, the fair value of overcollateralization related cash flows were $263.5 million and $251.0 million, respectively.

   Beginning in the second quarter of fiscal 2002 and on a quarterly basis thereafter, the Company increased the prepayment rate assumptions used to value its securitization assets, thereby decreasing the fair value of these assets. However, because the Company's prepayment rates as well as those throughout the mortgage industry continued to remain at higher than expected levels due to continuous declines in interest rates during this period to 40-year lows, the Company's prepayment experience exceeded even our revised assumptions. As a result, over the last eight quarters the Company has recorded cumulative pre-tax write downs to its interest-only strips in the aggregate amount of $138.8 million and pre-tax adjustments to the value of servicing rights of $13.2 million, for total adjustments of $152.0 million, mainly due to the higher than expected prepayment experience. Of this amount, $95.9 million was expensed through the income statement and $56.1 million resulted in a write down through other comprehensive income, a component of stockholders' equity.

   During the three months ended September 30, 2003, the Company recorded total pre-tax valuation adjustments on its securitization assets of $16.7 million, of which $10.8 million was charged to the income

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                               September 30, 2003

3.  Interest-Only Strips (continued)

statement and $5.9 million was charged to other comprehensive income. The breakout of the total adjustments in the first three months of fiscal 2004 between interest-only strips and servicing rights was as follows:

   o The Company recorded total pre-tax valuation adjustments on its interest only-strips of $15.8 million, of which, in accordance with EITF 99-20, $9.9 million was charged to the income statement and $5.9 million was charged to other comprehensive income. The valuation adjustment reflects the impact of higher than anticipated prepayments on securitized loans experienced in the first quarter of fiscal 2004 due to the continuing low interest rate environment.

   o The Company recorded total pre-tax valuation adjustments on its servicing rights of $0.8 million, which was charged to the income statement. The valuation adjustment reflects the impact of higher than anticipated prepayments on securitized loans experienced in the first quarter of fiscal 2004 due to the continuing low interest rate environment.

   The long duration of historically low interest rates has given borrowers an extended opportunity to engage in mortgage refinancing activities which resulted in elevated prepayment experience. The persistence of historically low interest rate levels, unprecedented in the last 40 years, has made the forecasting of prepayment levels in future fiscal periods difficult. The Company had assumed that the decline in interest rates had stopped and a rise in interest rates would occur in the near term. Consistent with this view, the Company had utilized derivative financial instruments to manage interest rate risk exposure on its loan production and loan pipeline to protect the fair value of these fixed rate items against potential increases in market interest rates. Based on current economic conditions and published mortgage industry surveys including the Mortgage Bankers Association's Refinance Indexes available at the time of the Company's quarterly revaluation of its interest-only strips and servicing rights, and its own prepayment experience, the Company believes prepayments will continue to remain at higher than normal levels for the near term before returning to average historical levels. The Mortgage Bankers Association of America has forecast as of September 15, 2003 that mortgage refinancings as a percentage share of total mortgage originations will decline from 71% in the first quarter of calendar 2003 to 39% in the first quarter of calendar 2004 and to 25% in the second quarter of calendar 2004. The Mortgage Bankers Association of America has also projected in its September 2003 economic forecast that the 10-year treasury rate (which generally affects mortgage rates) will increase over the next three quarters. As a result of the Company's analysis of these factors, it has increased its prepayment rate assumptions for home equity loans for the near term, but at a declining rate, before returning to our historical levels. However, the Company cannot predict with certainty what its prepayment experience will be in the future. Any unfavorable difference between the assumptions used to value its securitization assets and its actual experience may have a significant adverse impact on the value of these assets.

   The following tables detail the pre-tax write downs of the securitization assets by quarter and details the impact to the income statement and to other comprehensive income in accordance with the provisions of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" and EITF 99-20 as they relate to interest-only strips and SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" as it relates to servicing rights (in thousands):

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                               September 30, 2003

3.  Interest-Only Strips (continued)

Fiscal Year 2004:


                                                                                                           Income         Other
                                                                                               Total      Statement   Comprehensive
                                      Quarter Ended                                         Write down     Impact     Income Impact
----------------------------------------------------------------------------------------    ----------    ---------   -------------
September 30, 2003......................................................................      $16,658      $10,795        $5,863


Fiscal Year 2003:


                                                                                                           Income         Other
                                                                                               Total      Statement   Comprehensive
                                      Quarter Ended                                         Write down     Impact     Income Impact
----------------------------------------------------------------------------------------    ----------    ---------   -------------
September 30, 2002......................................................................      $16,739      $12,078       $ 4,661
December 31, 2002.......................................................................       16,346       10,568         5,778
March 31, 2003..........................................................................       16,877       10,657         6,220
June 30, 2003...........................................................................       13,293       11,879         1,414
                                                                                              -------      -------       -------
Total Fiscal 2003.......................................................................      $63,255      $45,182       $18,073
                                                                                              =======      =======       =======


Fiscal Year 2002:


                                                                                                           Income         Other
                                                                                               Total      Statement   Comprehensive
                                      Quarter Ended                                         Write down     Impact     Income Impact
----------------------------------------------------------------------------------------    ----------    ---------   -------------
December 31, 2001.......................................................................      $11,322      $ 4,462       $ 6,860
March 31, 2002..........................................................................       15,513        8,691         6,822
June 30, 2002...........................................................................       17,244        8,900         8,344
                                                                                              -------      -------       -------
Total Fiscal 2002.......................................................................      $44,079      $22,053       $22,026
                                                                                              =======      =======       =======

---------------
Note: The impacts of prepayments on our securitization assets in the quarter ended September 30, 2001 were not significant.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                               September 30, 2003

4.  Servicing Rights

   Activity for the loan and lease servicing rights asset for the three months ended September 30, 2003 and 2002 were as follows (in thousands):


                                                                September 30,
                                                               2003       2002
                                                             --------   --------
Balance at beginning of year ............................    $119,291   $125,288
Initial recognition of servicing rights .................          --     12,193
Amortization ............................................     (12,375)   (8,625)
Write down ..............................................        (844)        --
                                                             --------   --------
Balance at end of year ..................................    $106,072   $128,856
                                                             ========   ========


   Servicing rights are valued quarterly by the Company based on the current estimated fair value of the servicing asset. A review for impairment is performed by stratifying the serviced loans and leases based on loan type, which is considered to be the predominant risk characteristic due to their different prepayment characteristics and fee structures. During the first quarter of fiscal 2004, we recorded total pre-tax valuation adjustments on our servicing rights of $0.8 million, which was charged to the income statement.

5.  Other Assets and Other Liabilities

   Other assets were comprised of the following (in thousands):


                                                        September 30,   June 30,
                                                            2003          2003
                                                        -------------   --------
Goodwill ...........................................       $15,121       $15,121
Real estate owned ..................................         4,566         4,776
Financing costs, debt offerings ....................         3,803         3,984
Due from securitization trusts for servicing
  related activities................................         1,202         1,344
Investments held to maturity .......................           870           881
Other ..............................................         2,890         4,346
                                                           -------       -------
                                                           $28,452       $30,452
                                                           =======       =======


   Other liabilities were comprised of the following (in thousands):


                                                        September 30,   June 30,
                                                            2003          2003
                                                        -------------   --------
Obligation for repurchase of securitized loans .....       $29,036       $27,954
Unearned lease incentives ..........................        13,027         9,465
Commitments to fund closed loans ...................        11,039        35,187
Escrow deposits held ...............................         9,386        10,988
Deferred rent incentive ............................         1,314            --
Hedging liabilities, at fair value .................            --         6,335
Periodic advance guarantee .........................           450           650
Trading liabilities, at fair value .................           157           334
Other ..............................................           804         1,077
                                                           -------       -------
                                                           $65,213       $91,990
                                                           =======       =======


   See Note 2 for an explanation of the obligation for the repurchase of securitized loans.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                               September 30, 2003

6.  Subordinated Debt and Warehouse Lines and Other Notes Payable

   Subordinated debt was comprised of the following (in thousands):


                                                        September 30,   June 30,
                                                            2003          2003
                                                        -------------   --------
Subordinated debt (a) ..............................      $672,252      $702,423
Subordinated debt - money market notes (b) .........        15,333        17,117
                                                          --------      --------
Total subordinated debt ............................      $687,585      $719,540
                                                          ========      ========


   Warehouse lines and other notes payable were comprised of the following (in thousands):


                                                        September 30,   June 30,
                                                            2003          2003
                                                        -------------   --------
Warehouse and operating revolving line of credit
  (c)...............................................      $ 46,626      $     --
Warehouse and operating revolving line of credit
  (d)...............................................            --        30,182
Warehouse revolving line of credit (e) .............        38,248       136,098
Warehouse revolving line of credit (f) .............        23,806        19,671
Capitalized leases (g) .............................           730           807
Bank overdraft (h) .................................            --        26,158
                                                          --------      --------
Total warehouse lines and other notes payable ......      $109,410      $212,916
                                                          ========      ========

---------------
(a) Subordinated debt due October 2003 through October 2013, interest rates ranging from 3.50% to 13.00%; average rate at September 30, 2003 was 8.89%, average remaining maturity was 19.9 months, subordinated to all of the Company's senior indebtedness. The average rate on subordinated debt including money market notes was 8.78% at September 30, 2003.
(b) Subordinated debt - money market notes due upon demand, interest rate at 4.0%; subordinated to all of the Company's senior indebtedness.
(c) $200.0 million warehouse and operating revolving line of credit with JPMorgan Chase Bank entered into on September 22, 2003, but limited to $80.0 million borrowing capacity at September 30, 2003 and contingent upon the closing of an additional credit facility. Once the additional credit facility was closed on October 14, 2003, the full $200.0 million became available. Interest rates on the advances under this facility are based upon one-month LIBOR plus a margin. Obligations under the facility are collateralized by pledged loans.
(d) $50.0 million warehouse and operating revolving line of credit with JPMorgan Chase Bank, collateralized by certain pledged loans, advances to securitization trusts, real estate owned and certain interest-only strips which was replaced for warehouse lending purposes by the $200.0 million facility on September 22, 2003. Pursuant to an amendment, this facility remained in place as an $8.0 million letter of credit facility to secure lease obligations for corporate office space. The amount of the letter of credit was $8.0 million at September 30, 2003 and will decrease over the term of the lease.
(e) Originally a $200.0 million warehouse line of credit with Credit Suisse First Boston Mortgage Capital, LLC. $100.0 million of this facility was continuously committed for the term of the facility while the remaining $100.0 million of the facility was available at Credit Suisse's discretion. Subsequent to June 30, 2003, there were no new advances under the non-committed portion. On August 20, 2003, this credit facility was amended to reduce the committed portion to $50.0 million (from $100.0 million), eliminate the non-committed portion and accelerate its expiration date from November 2003 to September 30, 2003. The expiration date was subsequently extended to October 17, 2003, but no new advances were permitted under this facility subsequent to September 30, 2003. This facility was paid down in full on October 16,

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                               September 30, 2003

6.  Subordinated Debt and Warehouse Lines and Other Notes Payable (continued)

    2003. The interest rate on the facility was based on one-month LIBOR plus a margin. Advances under this facility were collateralized by pledged loans.
(f) $25.0 million warehouse line of credit facility from Residential Funding Corporation. Under this warehouse facility, advances may be obtained, subject to specific conditions described in the agreements. However, we were not in compliance with the financial covenants in this facility at September 30, 2003 and as a condition of obtaining a waiver for non-compliance, the Company was not permitted further advances under this line. Interest rates on the advances were based on one-month LIBOR plus a margin. The obligations under this agreement were collateralized by pledged loans. This facility was paid down in full on October 16, 2003 and it expired pursuant to its terms on October 31, 2003.
(g) Capitalized leases, maturing through January 2006, imputed interest rate of 8.0%, collateralized by computer equipment.
(h) Overdraft amount on bank accounts paid on the following business day.

   Principal payments on subordinated debt, warehouse lines and other notes payable for the next five years are as follows (in thousands): period ending September 30, 2004 - $397,390; 2005 - $167,464; 2006 - $163,379; 2007 -
$27,616; and, 2008 - $14,043.

   At September 30, 2003, warehouse lines and other notes payable were collateralized by $123.2 million of loan and lease receivables and $1.0 million of computer equipment.

   In addition to the above, the Company had available to it a $5.0 million operating line of credit expiring January 2004, fundings to be collateralized by investments in the 99-A lease securitization trust and Class R and X certificates of Mortgage Loan Trust 2001-2. This line was unused at September 30, 2003.

   Until its expiration, the Company also had available a $300.0 million mortgage conduit facility. This facility expired pursuant to its terms on July 5, 2003. At September 30, 2003, $36.0 million was outstanding under this facility. The facility provided for the sale of loans into an off-balance sheet facility with UBS Principal Finance, LLC, an affiliate of UBS Warburg. This facility was paid down in full on October 16, 2003.

   Interest rates paid on the revolving credit facilities range from London Inter-Bank Offered Rate ("LIBOR") plus 0.95% to LIBOR plus 1.75%. The weighted-average interest rate paid on the revolving credit facilities was 2.80% and 2.24% at September 30, 2003 and June 30, 2003, respectively.

   The warehouse credit agreements require that the Company maintain specific financial covenants regarding net worth, leverage, net income, liquidity, total debt and other standards. Each agreement has multiple individualized financial covenant thresholds and ratio of limits that the Company must meet as a condition to drawing on a particular line of credit. Pursuant to the terms of these credit facilities, the failure to comply with the financial covenants constitutes an event of default and at the option of the lender, entitles the lender to, among other things, terminate commitments to make future advances to the Company, declare all or a portion of the loan due and payable, foreclose on the collateral securing the loan, require servicing payments be made to the lender or other third party or assume the servicing of the loans securing the credit facility. An event of default under these credit facilities would result in defaults pursuant to cross-default provisions of our other agreements, including but not limited to, other loan agreements, lease agreements and other agreements. The failure to comply with the terms of these credit facilities or to obtain the necessary waivers would have a material adverse effect on the Company's liquidity and capital resources.

   As a result of the loss experienced during fiscal 2003, the Company was not in compliance with the terms of certain financial covenants related to net worth, consolidated stockholders' equity and the ratio of total liabilities to consolidated stockholders' equity under two of its principal credit facilities at June 30, 2003 (one for $50.0 million and the other for $200.0 million, which was reduced to $50.0 million). The Company

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                               September 30, 2003

6.  Subordinated Debt and Warehouse Lines and Other Notes Payable (continued)

has requested and obtained waivers from these covenant provisions from both lenders. The lender under the $50.0 million warehouse credit facility has granted the Company a waiver for its non-compliance with a financial covenant in that credit facility through September 30, 2003. The Company also entered into an amendment to the $200.0 million credit facility which provides for the waiver of its non-compliance with the financial covenants in that facility, the reduction of the committed portion of this facility from $100.0 million to $50.0 million, the elimination of the $100.0 million non-committed portion of this credit facility and the acceleration of the expiration date of this facility from November 2003 to September 30, 2003. The Company entered into subsequent amendments to this credit facility which extended the expiration date until October 17, 2003. This facility was paid down in full on October 16, 2003 and expired on October 17, 2003.

   In addition, in light of the loss for the first quarter of fiscal 2004, the Company requested and obtained waivers or amendments to several credit facilities to address its non-compliance with certain financial covenants as of September 30, 2003.

   The lender under the $25.0 million credit facility agreed to amend such facility in light of the Company's non-compliance at September 30, 2003 with the requirement that its net income not be less than zero for two consecutive quarters. Pursuant to the revised terms of the Company's agreement with this lender, no additional advances may be made under this facility after September 30, 2003. This facility was paid down in full on October 16, 2003 and expired pursuant to its terms on October 31, 2003.

   The terms of our new $200.0 million credit facility, as amended, require, among other things, that our registration statement registering $295.0 million of subordinated debt be declared effective by the SEC no later than October 31, 2003 and that we have a minimum net worth of $25.0 million at October 31, 2003 and November 30, 2003. An identical minimum net worth requirement applies to an $8.0 million letter of credit facility with the same lender. The lender under the $200.0 million facility agreed to extend the deadline for our registration statement to be declared effective by the SEC to November 10, 2003. This lender also verbally agreed (with written documentation pending) to waive the minimum net worth requirement at October 31, 2003 under the $200.0 million credit facility and the $8.0 million letter of credit facility. We cannot assure you that we will be able to obtain this waiver in writing or whether the terms of the written waiver will impose any conditions on us.

   Some of the Company's financial covenants in other credit facilities have minimal flexibility and it cannot say with certainty that it will continue to comply with the terms of all debt covenants. There can be no assurance as to whether or in what form a waiver or modification of terms of these agreements would be granted the Company.

   On September 22, 2003, the Company entered into definitive agreements with a financial institution for a new $200.0 million credit facility for the purpose of funding its loan originations. Pursuant to the terms of this facility, the Company is required to, among other things: (i) obtain a written commitment for another credit facility of at least $200.0 million and close that additional facility by October 3, 2003 (this condition was satisfied by the closing of the $250.0 million facility described below); (ii) have a net worth of at least $28.0 million by September 30, 2003; with quarterly increases of $2.0 million thereafter; (iii) apply 60% of its net cash flow from operations each quarter to reduce the outstanding amount of subordinated debt commencing with the quarter ending March 31, 2004; and (iv) provide a parent company guaranty of 10% of the outstanding principal amount of loans under the facility. This facility has a term of 12 months expiring in September 2004 and is secured by the mortgage loans which are funded by advances under the facility with interest equal to LIBOR plus a margin. This facility is subject to representations and warranties and covenants, which are customary for a facility of this type, as well as amortization events and events of default related to the Company's financial condition. These provisions require, among other things, the Company's maintenance of a delinquency ratio for the managed portfolio (which represents the portfolio of securitized

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                               September 30, 2003

6.  Subordinated Debt and Warehouse Lines and Other Notes Payable (continued)

loans and leases we service for others) at the end of each fiscal quarter of less than 12.0%, its subordinated debt not to exceed $705.0 million at any time, its ownership of an amount of repurchased loans not to exceed 1.5% of the managed portfolio and its registration statement registering $295.0 million of subordinated debt be declared effective by the SEC no later than October 31, 2003.

   On October 3, 2003, the lender on the new $200.0 million credit facility agreed to extend the date by which the Company must close an additional credit facility of at least $200.0 million from October 3, 2003 to October 8, 2003. The Company subsequently obtained a waiver from this lender which extended this required closing date for obtaining the additional credit facility to October 14, 2003.

   On October 14, 2003, the Company entered into definitive agreements with a warehouse lender for a revolving mortgage loan warehouse credit facility of up to $250.0 million to fund loan originations. The $250.0 million facility has a term of three years with an interest rate on amounts outstanding equal to the one-month LIBOR plus a margin and the yield maintenance fees (as defined in the agreements). The Company also agreed to pay fees of $8.9 million upon closing and approximately $10.3 million annually plus a nonusage fee based on the difference between the average daily outstanding balance for the current month and the maximum credit amount under the facility, as well as the lender's out-of-pocket expenses. Advances under this facility are collateralized by specified pledged loans and additional credit support was created by granting a security interest in substantially all of the Company's interest-only strips and residual interests which the Company contributed to a special purpose entity organized by it to facilitate this transaction.

   This $250.0 million facility contains representations and warranties, events of default and covenants which are customary for facilities of this type, as well as our agreement to: (i) restrict the total amount of indebtedness outstanding under the indenture related to the Company's subordinated debt to $750.0 million or less; (ii) make quarterly reductions commencing in April
2004 of an amount of subordinated debt pursuant to the formulas set forth in the loan agreement; (iii) maintain maximum interest rates offered on subordinated debt securities not to exceed 10 percentage points above comparable rates for FDIC insured products; and (iv) maintain minimum cash and cash equivalents of not less than $10.0 million. In addition to events of default which are typical for this type of facility, an event of default would occur if: (1) the Company is unable to sell subordinated debt for more than three consecutive weeks or on more than two occasions in a 12 month period;
and (2) certain members of management are not executive officers and a satisfactory replacement is not found within 60 days. The definitive agreements grant the lender an option for a period of 90 days commencing on the first anniversary of entering into the definitive agreements to increase the credit amount on the $250.0 million facility to $400.0 million with additional fees and interest payable by the Company.

   On October 16, 2003, the Company refinanced through a mortgage warehouse conduit facility $40.0 million of loans that were previously held in an off-balance sheet mortgage conduit facility which expired pursuant to its terms in July 2003. The Company also refinanced an additional $133.5 million of mortgage loans in the new conduit facility which were previously held in other warehouse facilities, including the $50.0 million warehouse facility which expired on October 17, 2003. The more favorable advance rate under this conduit facility as compared to the expired facilities, which previously held these loans, along with loans fully funded with Company cash resulted in the Company's receipt of $17.0 million in cash. On October 31, 2003, the Company completed a privately-placed securitization of the $173.5 million of loans, with servicing released, that had been transferred to this conduit facility. The terms of this conduit facility provide that it will terminate upon the disposition of the loans held by it.

   Under a registration statement declared effective by the SEC on October 3, 2002, the Company registered $315.0 million of subordinated debt. This registration statement expired on October 31, 2003. In June 2003, the Company filed a new registration statement with the SEC to register an additional

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                               September 30, 2003

6.  Subordinated Debt and Warehouse Lines and Other Notes Payable (continued)

$295.0 million of subordinated debt, which had not been declared effective by the SEC as of October 31, 2003.

   In the event the Company is unable to offer additional subordinated debentures for any reason, the Company has developed a contingent financial restructuring plan including cash flow projections for the next twelve-month period. Based on the Company's current cash flow projections, the Company anticipates being able to make all scheduled subordinated debenture maturities and vendor payments.

   The contingent financial restructuring plan is based on actions that the Company would take, in addition to those indicated in its adjusted business strategy, to reduce its operating expenses and conserve cash. These actions would include reducing capital expenditures, selling all loans originated on a whole loan basis, eliminating or downsizing various lending, overhead and support groups, and scaling back less profitable businesses. No assurance can be given that the Company will be able to successfully implement the contingent financial restructuring plan, if necessary, and repay the subordinated debentures when due.

   The Company's subordinated debt securities are subordinated in right of payment to, or subordinate to, the payment in full of all senior debt as defined in the indentures related to such debt, whether outstanding on the date of the applicable indenture or incurred following the date of the indenture. The Company's assets, including the stock it holds in its subsidiaries, are available to repay the subordinated debt in the event of default following payment to holders of the senior debt. In the event of the Company's default and liquidation of its subsidiaries to repay the debt holders, creditors of the subsidiaries must be paid or provision made for their payment from the assets of the subsidiaries before the remaining assets of the subsidiaries can be used to repay the holders of the subordinated debt securities.

   In September 2002, the Company entered into a series of leases for computer equipment, which qualify as capital leases. The total principal amount of debt to be recorded under these leases is $1.0 million. The leases have an imputed interest rate of 8.0% and mature through January 2006.

   The Company paid commitment fees and non-usage fees on warehouse lines and operating lines of credit of $7.6 million in the three months ended
September 30, 2003 and $0.4 million during the fiscal year ended June 30, 2003.

7.  Legal Proceedings

   On February 26, 2002, a purported class action titled Calvin Hale v. HomeAmerican Credit, Inc., No. 02 C 1606, United States District Court for the Northern District of Illinois, was filed in the Circuit Court of Cook County, Illinois (subsequently removed by Upland Mortgage to the captioned federal court) against our subsidiary, HomeAmerican Credit, Inc., which does business as Upland Mortgage, on behalf of borrowers in Illinois, Indiana, Michigan and Wisconsin who paid a document preparation fee on loans originated since February 4, 1997. The case consisted of three purported class action counts and two individual counts. The plaintiff alleged that the charging of, and the failure to properly disclose the nature of, a document preparation fee were improper under applicable state law. In November 2002 the Illinois Federal District Court dismissed the three class action counts and an agreement in principle was reached in August 2003 to settle the matter. The terms of the settlement have been finalized and the action was dismissed on September 23, 2003. The matter did not have a material effect on our consolidated financial position or results of operations. Our lending subsidiaries, including HomeAmerican Credit, Inc. which does business as Upland Mortgage, are involved, from time to time, in class action lawsuits, other litigation, claims, investigations by governmental authorities, and legal proceedings arising out of their lending and servicing activities, in addition to the Calvin Hale action described above. Due to our current expectation regarding the ultimate resolution of these actions, management believes that the liabilities resulting from these actions will not have a material adverse effect on its consolidated financial position or results of operations. However, due

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                               September 30, 2003

7.  Legal Proceedings (continued)

to the inherent uncertainty in litigation and because the ultimate resolution of these proceedings are influenced by factors outside of our control, our estimated liability under these proceedings may change or actual results may differ from its estimates.

   Additionally, court decisions in litigation to which we are not a party may also affect our lending activities and could subject us to litigation in the future. For example, in Glukowsky v. Equity One, Inc., (Docket No. A-3202 -
01T3), dated April 24, 2003, to which we are not a party, the Appellate Division of the Superior Court of New Jersey determined that the Parity Act's preemption of state law was invalid and that the state laws precluding some lenders from imposing prepayment fees are applicable to loans made in New Jersey. This case has been appealed to the New Jersey Supreme Court which has agreed to hear this case. We expect that, as a result of the publicity surrounding predatory lending practices and this recent New Jersey court decision regarding the Parity Act, we may be subject to other class action suits in the future.

   In addition, from time to time, we are involved as plaintiff or defendant in various other legal proceedings arising in the normal course of our business. While we cannot predict the ultimate outcome of these various legal proceedings, management believes that the resolution of these legal actions should not have a material effect on our financial position, results of operations or liquidity.

8.  Commitments

Lease Agreements

   The Company moved its corporate headquarters from Bala Cynwyd, Pennsylvania to Philadelphia, Pennsylvania on July 7, 2003. The Company leases office space for its corporate headquarters in Philadelphia, Pennsylvania. The current lease term expires in June 2014. The terms of the rental agreement require increased payments annually for the term of the lease with average minimum annual rental payments of $4.2 million. The Company has entered into contracts, or may engage parties in the future, related to the relocation of its corporate headquarters such as contracts for building improvements to the leased space, office furniture and equipment and moving services. The provisions of the lease and local and state grants provided the Company with reimbursement of a substantial amount of its costs related to the relocation, subject to certain conditions and limitations. The Company does not believe its unreimbursed expenses or unreimbursed cash outlay related to the relocation will be material to its operations.

   The lease requires the Company to maintain a letter of credit in favor of the landlord to secure the Company's obligations to the landlord throughout the term of the lease. The amount of the letter of credit is currently
$8.0 million and will decline over time to $4.0 million. The letter of credit is currently issued by JPMorgan Chase.

   The Company continues to lease some office space in Bala Cynwyd under a five-year lease expiring in November 2004 at an annual rental of approximately $0.7 million. The Company performs its loan servicing and collection activities at this office, but expects to relocate these activities to its Philadelphia office.

   In May 2003, the Company moved its regional processing center to a different location in Roseland, New Jersey. The Company leases the office space in Roseland, New Jersey and the nine-year lease expires in January 2012. The terms of the rental agreement require increased payments periodically for the term of the lease with average minimum annual rental payments of $0.8 million. The expenses and cash outlay related to the relocation were not material to the Company's operations.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                               September 30, 2003

8.  Commitments (continued)

Periodic Advance Guarantees

   As the servicer of securitized loans, the Company is obligated to advance interest payments for delinquent loans if we deem that the advances will ultimately be recoverable. These advances can first be made out of funds available in a trust's collection account. If the funds available from the trust's collection account are insufficient to make the required interest advances, then the Company is required to make the advance from its operating cash. The advances made from a trust's collection account, if not recovered from the borrower or proceeds from the liquidation of the loan, require reimbursement from the Company. However, the Company can recover any advances the Company makes from its operating cash from the subsequent month's mortgage loan payments to the applicable trust prior to any distributions to the certificate holders.

   The Company adopted Financial Interpretation No. ("FIN") 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" on a prospective basis for guarantees that are issued or modified after December 31, 2002. Based on the requirements of this guidance, the Company has recorded a $0.4 million liability in conjunction with the sale of mortgage loans to the ABFS 2003-1 securitization trust which occurred in March 2003. This liability represents its estimate of the fair value of periodic interest advances that the Company as servicer of the securitized loans, is obligated to pay to the trust on behalf of delinquent loans. The fair value of the liability was estimated based on an analysis of historical periodic interest advances and recoveries from securitization trusts.

9.  Derivative Financial Instruments

Hedging Activity

   A primary market risk exposure that the Company faces is interest rate risk. Interest rate risk occurs due to potential changes in interest rates between the date fixed rate loans are originated and the date of securitization. The Company may, from time to time, utilize hedging strategies to mitigate the effect of changes in interest rates between the date loans are originated and the date the fixed rate pass-through certificates to be issued by a securitization trust are priced, a period typically less than 90 days.

   No derivative financial instruments were utilized for hedging activities during the three months ended September 30, 2003. The Company recorded the following gains and losses on the fair value of derivative financial instruments accounted for as hedges for the three-month periods ended September 30, 2003 and 2002. Any ineffectiveness related to hedging transactions during the period was immaterial.

   Ineffectiveness is a measure of the difference in the change in fair value of the derivative financial instrument as compared to the change in the fair value of the item hedged (in thousands):


                                                                    Three Months
                                                                       Ended
                                                                   September 30,
                                                                        2002
                                                                   -------------
Offset by gains and losses recorded on securitizations:
Losses on derivative financial instruments .....................      $(2,839)
Offset by gains and losses recorded on the fair value of hedged items:
Losses on derivative financial instruments .....................      $  (967)
Amount settled in cash - paid ..................................           --

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                               September 30, 2003

9.  Derivative Financial Instruments (continued)

Hedging Activity (continued)

   There were no outstanding derivative contracts accounted for as hedges on September 30, 2003. At September 30, 2002, the outstanding forward starting interest rate swap contracts accounted for as hedges and unrealized losses recorded as liabilities on the balance sheet were as follows (in thousands):


                                                            Three Months Ended
                                                            September 30, 2002
                                                           ---------------------
                                                           Notional   Unrealized
                                                            Amount       Loss
                                                           --------   ----------
Forward starting interest rate swaps ..................    $80,000       $967


Trading Activity

   The Company recorded the following gains and losses on forward starting interest rate swap contracts classified as trading for the three month periods ended September 30, 2003 and 2002 (in thousands):


                                                                 Three Months
                                                                     Ended
                                                                 September 30,
                                                               -----------------
                                                                2003       2002
                                                               -------   -------
Trading Gains/(Losses) on forward starting interest rate
  swaps:
Related to loan pipeline ..................................    $    --   $(2,517)
Related to whole loan sales ...............................    $ 5,097   $    --
Amount settled in cash - (paid) ...........................    $(1,212)  $    --


   At September 30, 2003, there were no outstanding derivative financial instruments utilized to manage interest rate risk on loans in our pipeline or expected to be sold in whole loan sale transactions. At September 30, 2002, outstanding forward starting interest rate swap contracts used to manage interest rate risk on loans in the Company's pipeline and associated unrealized losses recorded as liabilities on the balance sheet were as follows (in thousands):


                                                            Three Months Ended
                                                            September 30, 2002
                                                           ---------------------
                                                           Notional   Unrealized
                                                            Amount       Loss
                                                           --------   ----------
Forward starting interest rate swaps ..................    $220,000     $2,517

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                               September 30, 2003

9.  Derivative Financial Instruments (continued)

Trading Activity (continued)

   For the quarter ended September 30, 2003 the Company recorded a net gain of $11 thousand compared to a net loss of $0.7 million for the quarter ended September 30, 2002 on an interest rate swap contract which is not designated as an accounting hedge. This contract was designed to reduce the exposure to changes in the fair value of certain interest-only strips due to changes in one-month LIBOR. The loss on the swap contract for the three months ended September 30, 2002 was due to decreases in the interest rate swap yield curve during the periods the contract was in place. Included in the $11 thousand net gain recorded for the three months ended September 30, 2003 were unrealized gains of $177 thousand representing the net change in the fair value of the contract during the period and $166 thousand of cash losses paid during the period. Included in the $0.7 million net loss recorded for the three months ended September 30, 2002 were unrealized losses of $0.4 million representing the net change in the fair value of the contract during the prior year period and $0.3 million of cash losses paid during the prior year period. The cumulative net unrealized loss of $157 thousand is included as a reduction to the trading liability in Other liabilities. Terms of the interest rate swap contract at September 30, 2003 were as follows (dollars in thousands):

Notional amount ..................................................   $    29,257
Rate received - Floating (a) .....................................         1.20%
Rate paid - Fixed ................................................         2.89%
Maturity date ....................................................    April 2004
Unrealized loss ..................................................   $       157
Sensitivity to 0.1% change in interest rates .....................   $         9


10.  Reconciliation of Basic and Diluted Earnings Per Common Share

   Following is a reconciliation of the Company's basic and diluted earnings per share calculations (in thousands, except per share data):


                                                                 Three Months
                                                                     Ended
                                                                 September 30,
                                                               -----------------
                                                                 2003      2002
                                                               --------   ------
Earnings
(a) Net Income (Loss) .....................................    $(26,268)  $1,821
Average Common Shares
(b) Average common shares outstanding .....................       2,947    2,856
  Average potentially dilutive shares .....................         (i)      129
                                                               --------   ------
(c) Average common and potentially dilutive shares ........       2,947    2,985
                                                               ========   ======
Earnings (Loss) Per Common Share
Basic (a/b) ...............................................    $  (8.91)  $ 0.64
Diluted (a/c) .............................................    $  (8.91)  $ 0.61

---------------
(i)  Anti-dilutive

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                               September 30, 2003

11.  Stock Option and Stock Incentive Plans

   The Company has stock option plans that provide for the periodic granting of options to key employees and non-employee directors. These plans have been approved by the Company's shareholders. Options are generally granted to key employees at the market price of the Company's stock on the date of grant and expire five to ten years from date of grant. Options either fully vest when granted or over periods of up to five years.

   The Company accounts for stock options issued under these plans using the intrinsic value method, and accordingly, no expense is recognized where the exercise price equals or exceeds the fair value of the common stock at the date of grant. Had the Company accounted for stock options granted under these plans using the fair value method, pro forma net income and earnings per share would have been as follows (in thousands, except per share data):


                                                                 Three Months
                                                                    Ended
                                                                 September 30,
                                                               -----------------
                                                                 2003      2002
                                                               --------   ------
Net income
 As reported ..............................................    $(26,268)  $1,821
 Stock based compensation costs, net of tax effects,
  determined under fair value method for all awards........        (182)     (59)
                                                               --------   ------
Pro forma .................................................    $(26,450)  $1,762
                                                               ========   ======
Earnings per share - basic
 As reported ..............................................    $  (8.91)  $ 0.64
 Pro forma ................................................    $  (8.94)  $ 0.62
Earnings per share - diluted
 As reported ..............................................    $  (8.91)  $ 0.61
 Pro forma ................................................    $  (8.94)  $ 0.59


12.  Segment Information

   The Company has three operating segments: Loan Origination, Servicing and Treasury and Funding.

   The Loan Origination segment originates business purpose loans secured by real estate and other business assets, home equity loans typically to credit-impaired borrowers and loans secured by one-to-four family residential real estate.

   The Servicing segment services the loans originated by the Company both while held as available for sale by the Company and subsequent to securitization. Servicing activities include billing and collecting payments from borrowers, transmitting payments to securitization trust investors, accounting for principal and interest, collections and foreclosure activities and disposing of real estate owned.

   The Treasury and Funding segment offers the Company's subordinated debt securities pursuant to a registered public offering and obtains other sources of funding for the Company's general operating and lending activities.

   The All Other caption on the following tables mainly represents segments that do not meet the SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" defined thresholds for determining reportable segments, financial assets not related to operating segments and is mainly comprised of interest-only strips, unallocated overhead and other expenses of the Company unrelated to the reportable segments identified.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                               September 30, 2003

12.  Segment Information (continued)

   The reporting segments follow the same accounting policies used for the Company's consolidated financial statements as described in the summary of significant accounting policies. Management evaluates a segment's performance based upon profit or loss from operations before income taxes.

   Reconciling items represent elimination of inter-segment income and expense items, and are included to reconcile segment data to the consolidated financial statements.


                                                                    Treasury
                                                         Loan         and                                Reconciling
Three months ended September 30, 2003:               Origination    Funding    Servicing    All Other       Items      Consolidated
                                                     -----------    --------   ---------    ---------    -----------   ------------
External revenues:
 Gain on sale of loans
   Securitizations................................     $    799     $     --    $    --      $     --     $      --      $    799
   Whole loan sales...............................        2,921           --         --            --            --         2,921
 Interest income .................................        3,771            7        136        11,109            --        15,023
 Non-interest income .............................          605           --     13,219            --       (12,366)        1,458
Inter-segment revenues ...........................           --       18,078         --         4,609       (22,687)           --
Operating expenses:
 Interest expense ................................        6,723       16,106       (272)       12,339       (18,078)       16,818
 Non-interest expense ............................       18,127        1,515     11,296         2,256            --        33,194
 Depreciation and amortization ...................          594           16         29         1,123            --         1,762
 Securitization assets valuation
   adjustments....................................           --           --         --        10,795            --        10,795
              Inter-segment expense                      16,975           --         --            --       (16,975)           --
Income tax expense (benefit) .....................      (13,043)         170        875        (4,102)           --       (16,100)
                                                       --------     --------    -------      --------     ---------      --------
Net income (loss) ................................     $(21,280)    $    278    $ 1,427      $(6,693)     $      --      $(26,268)
                                                       ========     ========    =======      ========     =========      ========
Segment assets ...................................     $216,765     $222,497    $96,277      $533,203     $(118,236)     $950,506
                                                       ========     ========    =======      ========     =========      ========



                                                                    Treasury
                                                         Loan          and                               Reconciling
Three months ended September 30, 2002:               Origination     Funding   Servicing    All Other       Items      Consolidated
                                                     -----------    --------   ---------    ---------    -----------   ------------
External revenues:
 Gain on sale of loans
   Securitizations................................     $ 58,011     $     --    $     --     $     --     $     --       $ 58,011
   Whole loan sales...............................           35           --          --           --           --             35
 Interest income .................................        1,459          169         217       10,747           --         12,592
 Non-interest income .............................        2,143            1      10,277           --       (8,592)         3,829
Inter-segment revenues ...........................           --       18,314          --       18,192      (36,506)            --
Operating expenses:
 Interest expense ................................        5,721       16,819         (36)      12,893      (18,314)        17,083
 Non-interest expense ............................       12,289        2,836       9,809       15,521           --         40,455
 Depreciation and amortization ...................          848           31         307          525           --          1,711
 Securitization assets valuation
   adjustments....................................           --           --          --       12,078           --         12,078
 Inter-segment expense ...........................       26,784           --          --           --      (26,784)            --
Income tax expense (benefit) .....................        6,723         (505)        174       (5,073)          --          1,319
                                                       --------     --------    --------     --------     --------       --------
Net income (loss) ................................     $  9,283     $   (697)   $    240     $ (7,005)    $     --       $  1,821
                                                       ========     ========    ========     ========     ========       ========
Segment assets                                         $100,400     $204,732    $126,823     $577,653     $(90,898)      $918,710
                                                       ========     ========    ========     ========     ========       ========

Report of Independent Certified Public Accountants

American Business Financial Services, Inc.

Philadelphia, Pennsylvania

   We have audited the accompanying consolidated balance sheets of American Business Financial Services, Inc. and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flow for each of the three years in the period ended June 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Business Financial Services, Inc. and subsidiaries as of June 30, 2003 and 2002, and the consolidated results of their operations and their cash flow for each of the three years in the period ended June 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman LLP

BDO Seidman LLP
Philadelphia, Pennsylvania
August 29, 2003, except for Note 1,
Business Conditions and Note 9, which
are as of September 22, 2003

          American Business Financial Services, Inc. and Subsidiaries
                          Consolidated Balance Sheets



                                                                 June 30,
                                                           ---------------------
                                                              2003        2002
                                                           ----------   --------
                                                            (dollar amounts in
                                                                thousands)
Assets
Cash and cash equivalents .............................    $   47,475   $108,599
Loan and lease receivables, net
   Available for sale..................................       271,402     57,677
   Interest and fees...................................        15,179     12,292
   Other...............................................        23,761      9,028
Interest-only strips (includes the fair value of
  overcollateralization related cash flows of $279,245
  and $236,629 at June 30, 2003 and 2002)..............       598,278    512,611
Servicing rights ......................................       119,291    125,288
Receivable for sold loans .............................        26,734         --
Prepaid expenses ......................................         3,477      3,640
Property and equipment, net ...........................        23,302     18,446
Other assets ..........................................        30,452     28,794
                                                           ----------   --------
Total assets ..........................................    $1,159,351   $876,375
                                                           ==========   ========
Liabilities
Subordinated debt .....................................    $  719,540   $655,720
Warehouse lines and other notes payable ...............       212,916      8,486
Accrued interest payable ..............................        45,448     43,069
Accounts payable and accrued expenses .................        30,352     13,690
Deferred income taxes .................................        17,036     35,124
Other liabilities .....................................        91,990     50,908
                                                           ----------   --------
Total liabilities .....................................     1,117,282    806,997
                                                           ----------   --------
Stockholders' equity
Preferred stock, par value $.001, authorized,
  3,000,000 shares at June 30, 2003 and 1,000,000
  shares at June 30, 2002; Issued and outstanding, none            --         --
Common stock, par value $.001, authorized, 9,000,000
  shares; Issued: 3,653,165 shares in 2003 and
  3,645,192 shares in 2002 (including Treasury shares
  of 706,273 in 2003 and 801,823 in 2002)..............             4          4
Additional paid-in capital ............................        23,985     23,985
Accumulated other comprehensive income ................        14,540     11,479
Retained earnings .....................................        13,104     47,968
Treasury stock, at cost ...............................        (8,964)   (13,458)
                                                           ----------   --------
                                                               42,669     69,978
Note receivable .......................................          (600)      (600)
                                                           ----------   --------
Total stockholders' equity ............................        42,069     69,378
                                                           ----------   --------
Total liabilities and stockholders' equity ............    $1,159,351   $876,375
                                                           ==========   ========



                See accompanying notes to financial statements.

          American Business Financial Services, Inc. and Subsidiaries
                       Consolidated Statements of Income



                                                                                                          Year ended June 30,
                                                                                                   --------------------------------
                                                                                                      2003        2002       2001
                                                                                                   ---------    --------   --------
                                                                                                     (dollar amounts in thousands
                                                                                                         except per share data)
Revenues
Gain on sale of loans:
   Securitizations.............................................................................    $ 170,950    $185,580   $128,978
   Whole loan sales............................................................................          655       2,448      2,742
Interest and fees..............................................................................       19,395      18,890     19,840
Interest accretion on interest-only strips.....................................................       47,347      35,386     26,069
Servicing income...............................................................................        3,049       5,483      5,700
Other income...................................................................................           10         114          7
                                                                                                   ---------    --------   --------
Total revenues.................................................................................      241,406     247,901    183,336
                                                                                                   ---------    --------   --------
Expenses
Interest.......................................................................................       68,098      68,683     56,547
Provision for credit losses....................................................................        6,553       6,457      5,190
Employee related costs.........................................................................       41,601      36,313     28,897
Sales and marketing............................................................................       27,773      25,958     24,947
General and administrative.....................................................................      101,219      74,887     54,570
Securitization assets valuation adjustment.....................................................       45,182      22,053         --
                                                                                                   ---------    --------   --------
Total expenses.................................................................................      290,426     234,351    170,151
                                                                                                   ---------    --------   --------
Income (loss) before provision for income taxes................................................      (49,020)     13,550     13,185
Provision for income tax expense (benefit).....................................................      (19,118)      5,691      5,274
                                                                                                   ---------    --------   --------
Income (loss) before cumulative effect of a change in accounting principle.....................     (29,902)       7,859      7,911
Cumulative effect of a change in accounting principle..........................................           --          --        174
                                                                                                   ---------    --------   --------
Net income (loss)..............................................................................    $ (29,902)   $  7,859   $  8,085
                                                                                                   =========    ========   ========
Earnings (loss) per common share
Income (loss) before cumulative effect of a change in accounting principle:
   Basic.......................................................................................    $  (10.25)   $   2.68   $   2.08
   Diluted.....................................................................................    $  (10.25)   $   2.49   $   2.04
Net income (loss):
   Basic.......................................................................................    $  (10.25)   $   2.68   $   2.13
   Diluted.....................................................................................    $  (10.25)   $   2.49   $   2.08
Average common shares (in thousands):
   Basic.......................................................................................        2,918       2,934      3,797
   Diluted.....................................................................................        2,918       3,155      3,885




                See accompanying notes to financial statements.

          American Business Financial Services, Inc. and Subsidiaries
                Consolidated Statements of Stockholders' Equity



                         Common Stock
                     --------------------                  Accumulated
                        Number               Additional       Other                                                 Total
(amounts in           of Shares               Paid-In     Comprehensive    Retained   Treasury       Note       Stockholders'
 thousands)          Outstanding   Amount     Capital         Income       Earnings    Stock      Receivable       Equity
                     -----------   ------    ----------   -------------    --------   --------    ----------    -------------
Balance, June 30,
 2000............        4,022       $ 4      $24,291        $ 5,458       $ 36,850   $ (3,888)     $  (600)      $ 62,115
Comprehensive
 income:
 Net income......           --        --           --             --          8,085         --           --          8,085
 Unrealized gains
 on interest-only
 strips..........           --        --           --          4,879             --         --           --          4,879
                       -------       ---      -------        -------       --------   --------      -------       --------
Total
 comprehensive
 income..........           --        --           --          4,879          8,085         --           --         12,964
Issuance of non-
 employee stock
 options.........           --        --         (333)            --             --         --           --           (333)
Cash dividends
 ($0.26 per
 share)..........           --        --           --             --         (1,013)        --           --         (1,013)
Repurchase of
 treasury shares.         (759)       --           --             --             --     (6,897)          --         (6,897)
Shares issued to
 directors.......            3        --           26             --             --         --           --             26
                       -------       ---      -------        -------       --------   --------      -------       --------
Balance, June 30,
 2001............        3,266         4       23,984         10,337         43,922    (10,785)        (600)        66,862
Comprehensive
 income:
 Net income......           --        --           --             --          7,859         --           --          7,859
 Unrealized gains
 on interest-only
 strips..........           --        --           --          1,142             --         --           --          1,142
                       -------       ---      -------        -------       --------   --------      -------       --------
Total
 comprehensive
 income..........           --        --           --          1,142          7,859         --           --          9,001
Stock dividend
 (10% of
 outstanding
 shares).........           --        --                          --         (2,979)     2,979           --             --
Cash dividends
 ($0.28 per
 share)..........           --        --           --             --           (834)        --           --           (834)
Repurchase of
 treasury shares.         (423)       --           --             --             --     (5,652)          --         (5,652)
Exercise of stock
 options.........            1        --            1             --             --         --           --              1
                       -------       ---      -------        -------       --------   --------      -------       --------
Balance, June 30,
 2002............        2,844         4       23,985         11,479         47,968    (13,458)        (600)        69,378
Comprehensive
 income (loss):
 Net loss........           --        --           --             --        (29,902)        --           --        (29,902)
 Unrealized gains
 on interest-only
 strips..........           --        --           --          3,061             --         --           --          3,061
                       -------       ---      -------        -------       --------   --------      -------       --------
Total
 comprehensive
 income (loss)...           --        --           --          3,061        (29,902)        --           --        (26,841)
Exercise of non
 employee stock
 options.........           57        --           --             --           (569)       619           --             50
Exercise of
 employee stock
 options.........            4        --           --             --            (31)        51           --             20
Shares issued to
 employees.......           38        --           --             --           (119)       492           --            373
Shares issued to
 directors.......            4        --           --             --            (28)        51           --             23
Stock dividend
 (10% of
 outstanding
 shares).........           --        --           --             --         (3,281)     3,281           --             --
Cash dividends
 ($0.32 per
 share)..........           --        --           --             --           (934)        --           --           (934)
                       -------       ---      -------        -------       --------   --------      -------       --------
Balance, June 30,
 2003............        2,947       $ 4      $23,985        $14,540       $ 13,104   $ (8,964)     $  (600)      $ 42,069
                       =======       ===      =======        =======       ========   ========      =======       ========




                See accompanying notes to financial statements.

          American Business Financial Services, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flow



                                                                                                      Year ended June 30,
                                                                                           ----------------------------------------
                                                                                               2003           2002         2001
                                                                                           -----------    -----------   -----------
                                                                                                 (dollar amounts in thousands)
Cash flows from operating activities
Net income (loss)......................................................................    $   (29,902)   $     7,859   $     8,085
Adjustments to reconcile net income (loss) to net cash used in operating activities:
   Gain on sales of loans -- Securitizations...........................................       (170,950)      (185,580)     (128,978)
   Depreciation and amortization.......................................................         53,614         40,615        30,434
   Interest accretion on interest-only strips..........................................        (47,347)       (35,386)      (26,069)
   Interest-only strips fair value adjustment..........................................         45,182         22,053            --
   Provision for credit losses.........................................................          6,553          6,457         5,190
Loans and leases originated for sale...................................................     (1,732,346)    (1,434,176)   (1,256,090)
Proceeds from sale of loans and leases.................................................      1,458,302      1,443,898     1,218,370
Principal payments on loans and leases.................................................         19,136         12,654         7,658
(Increase) decrease in accrued interest and fees on loan and lease receivables.........         (2,887)         4,257        (3,547)
Purchase of initial overcollateralization on securitized loans.........................        (10,641)            --            --
Required purchase of additional overcollateralization on securitized loans.............        (73,253)       (47,271)      (43,945)
Cash flow from interest-only strips....................................................        160,417        100,692        82,905
Increase (decrease) in prepaid expenses................................................            163           (183)       (1,248)
Increase in accrued interest payable...................................................          2,379         10,370        14,779
Increase (decrease) in accounts payable and accrued expenses...........................         17,037          5,366        (5,252)
Accrued interest payable reinvested in subordinated debt...............................         38,325         31,706        16,026
(Decrease) increase in deferred income taxes...........................................        (22,185)         4,595         4,930
Increase (decrease) in loans in process................................................          5,321            736        (4,012)
Other, net.............................................................................         (2,293)        (1,969)       (8,841)
                                                                                           -----------    -----------   -----------
Net cash used in operating activities..................................................       (285,375)       (13,307)      (89,605)
                                                                                           -----------    -----------   -----------
Cash flows from investing activities
Purchase of property and equipment, net................................................        (12,450)        (4,472)       (9,210)
Principal receipts and maturity of investments.........................................             36             28           751
                                                                                           -----------    -----------   -----------
Net cash used in investing activities..................................................        (12,414)        (4,444)       (8,459)
                                                                                           -----------    -----------   -----------

          American Business Financial Services, Inc. and Subsidiaries
                Consolidated Statements of Cash Flow (Continued)



                                                                                                         Year ended June 30,
                                                                                                  ---------------------------------
                                                                                                     2003        2002        2001
                                                                                                  ---------    ---------   --------
                                                                                                    (dollar amounts in thousands)
Cash flows from financing activities
Proceeds from issuance of subordinated debt...................................................    $ 181,500    $ 224,062   $217,694
Redemptions of subordinated debt..............................................................     (156,005)    (137,998)   (86,446)
Net borrowings (repayments) on revolving lines of credit......................................      179,594      (34,077)     8,095
Principal payments on lease funding facility..................................................       (2,129)      (3,345)    (3,866)
Principal payments under capital lease obligations............................................         (213)          --         --
Repayments of repurchase agreement............................................................           --           --     (3,605)
Net borrowings (repayments) of other notes payable............................................       26,158       (5,156)      (402)
Financing costs incurred......................................................................         (841)      (1,743)    (4,155)
Exercise of employee stock options............................................................           20            1         --
Exercise of non-employee stock options........................................................           50           --         --
Lease incentive receipts......................................................................        9,465           --         --
Cash dividends paid...........................................................................         (934)        (834)    (1,013)
Repurchase of treasury stock..................................................................           --       (5,652)    (6,897)
                                                                                                  ---------    ---------   --------
Net cash provided by financing activities.....................................................      236,665       35,258    119,405
                                                                                                  ---------    ---------   --------
Net (decrease) increase in cash and cash equivalents..........................................      (61,124)      17,507     21,341
Cash and cash equivalents at beginning of year................................................      108,599       91,092     69,751
                                                                                                  ---------    ---------   --------
Cash and cash equivalents at end of year......................................................    $  47,475    $ 108,599   $ 91,092
                                                                                                  =========    =========   ========
Supplemental disclosures:
Cash paid during the year for:
   Interest...................................................................................    $  27,394    $  26,729   $ 25,620
   Income taxes...............................................................................    $     787    $   1,511   $    662
Noncash transaction recorded for capitalized lease agreement:
   Increase in property and equipment.........................................................    $  (1,020)   $      --   $     --
   Increase in warehouse lines and other notes payable........................................    $   1,020    $      --   $     --




                See accompanying notes to financial statements.

          American Business Financial Services, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                 June 30, 2003

1.  Summary of Significant Accounting Policies

Business
    American Business Financial Services, Inc. ("ABFS"), together with its subsidiaries (the "Company"), is a diversified financial services organization operating predominantly in the eastern and central portions of the United States. The Company originates, sells and services business purpose loans and home equity loans through its principal direct and indirect subsidiaries. The Company also processes and purchases home equity loans from other financial institutions through the Bank Alliance Services program.
    The Company's loans primarily consist of fixed interest rate loans secured by first or second mortgages on one-to-four family residences. The Company's customers are primarily credit-impaired borrowers who are generally unable to obtain financing from banks or savings and loan associations and who are attracted to our products and services. The Company originates loans through a combination of channels including a national processing center located at its centralized operating office in Philadelphia, Pennsylvania and a regional processing center in Roseland, New Jersey. The Company's centralized operating office was located in Bala Cynwyd, Pennsylvania prior to July 7, 2003. Prior to June 30, 2003 the Company also originated home equity loans through several retail branch offices. Effective June 30, 2003, the Company no longer originates home equity loans through retail branch offices. In addition, the Company offers subordinated debt securities to the public, the proceeds of which are used for repayment of existing debt, loan originations, operations (including repurchases of delinquent assets from securitization trusts), investments in systems and technology and for general corporate purposes.

    Effective December 31, 1999, the Company de-emphasized and subsequent to that date, discontinued the equipment leasing origination business but continues to service the remaining portfolio of leases.

Business Conditions
    For its ongoing operations, the Company depends upon frequent financings, including the sale of unsecured subordinated debt securities, borrowings under warehouse credit facilities or lines of credit and the sale of loans through publicly underwritten securitizations. If the Company is unable to renew or obtain adequate funding on acceptable terms through its sale of subordinated debt securities or under a warehouse credit facility, or other borrowings, the lack of adequate funds would adversely impact liquidity and reduce profitability or result in losses. If the Company is unable to securitize or otherwise sell its loans, its liquidity would be reduced and it may incur losses. To the extent that the Company is not successful in maintaining or replacing existing subordinated debt securities upon maturity, or maintaining adequate warehouse credit facilities or lines of credit, or securitizing and selling its loans, it may have to limit future loan originations and further restructure its operations. Limiting loan originations or restructuring operations could impair the Company's ability to repay subordinated debt at maturity and may result in losses. The Company has historically experienced negative cash flow from operations since 1996 primarily because in general, its business strategy of selling loans through securitization has not generated cash flow immediately. For the fiscal year ended June 30, 2003, the Company experienced negative cash flow from operations of $285.4 million.

    In fiscal 2003, the Company recorded a net loss of $29.9 million. The loss was primarily due to the Company's inability to complete its typical quarterly securitization of loans during the fourth quarter of the fiscal year ended June 30, 2003 and to $45.2 million of pre-tax charges for valuation adjustments (compared to $22.1 million of valuation adjustments in the fiscal year ended June 30, 2002) recorded on the Company's securitization assets during the fiscal year ended June 30, 2003. The valuation adjustments reflect the impact of higher than anticipated prepayments on securitized loans experienced in fiscal 2003 due to the low interest rate environment experienced during most of 2003, which has impacted the entire mortgage industry. The valuation adjustment recorded on securitization assets in fiscal 2003 was reduced by a $17.9 million favorable

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

1.  Summary of Significant Accounting Policies (continued)

Business Conditions (continued)

valuation impact to the income statement as a result of reducing the discount rates applied in valuing the securitization assets at June 30, 2003. The discount rates were reduced at June 30, 2003 primarily to reflect the impact of the sustained decline in market interest rates. The discount rate on the projected residual cash flows from the Company's interest-only strips was reduced from 13% to 11% at June 30, 2003. The discount rate used to determine the fair value of the overcollateralization portion of the cash flows from interest-only strips was minimally impacted by the decline in interest rates and remained at 7% on average. As a result, the blended rate used to value interest-only strips, including the overcollateralization cash flows, was 9% at June 30, 2003. See Note 4 for more details on the valuation adjustments.

    The Company's inability to complete its typical publicly underwritten securitization during the fourth quarter of fiscal 2003 also adversely impacted the Company's short-term liquidity position. In addition, further advances under a non-committed portion of one of the Company's credit facilities were subject to the discretion of the lender and from June 30, 2003 to August 20, 2003, there were no new advances under the non-committed portion. On August 20, 2003, this credit facility was amended to reduce the committed portion to $50.0 million (from $100.0 million), eliminate the non-committed portion and accelerate its expiration date from November 2003 to no later than September 30, 2003. The Company also had a $300.0 million mortgage conduit facility with a financial institution that enabled the Company to sell its loans into an off-balance sheet facility, which expired pursuant to its terms on July 5, 2003. At June 30, 2003, of the $516.1 million in revolving credit and conduit facilities available to the Company, $453.4 million was drawn upon. The Company's revolving credit facilities and mortgage conduit facility had $62.7 million of unused capacity available at June 30, 2003, which significantly reduced its ability to fund future loan originations until it sells existing loans, extends or expands existing credit facilities or adds new credit facilities. The Company can provide no assurances that it will be able to sell all of its loans, extend or expand existing facilities or add new credit facilities.

    The Company undertook specific remedial actions to address short-term liquidity concerns including entering into an agreement on June 30, 2003 with an investment bank to sell up to $700.0 million of mortgage loans, subject to the satisfactory completion of the purchaser's due diligence review and other conditions, and soliciting bids and commitments from other participants in the whole loan sale market. In total, through August 29, 2003, the Company sold approximately $453.2 million of loans in whole loan sales. The process of selling loans is continuing. The Company also suspended paying quarterly dividends on its common stock.

    On September 22, 2003, the Company entered into definitive agreements with a financial institution for a new $200.0 million credit facility for the purpose of funding our loan originations. Pursuant to the terms of this facility, the Company is required to, among other things: (i) obtain a written commitment for another credit facility of at least $200.0 million and close that additional facility by October 3, 2003 (which condition would be satisfied by the closing of the $250.0 million facility described below); (ii) have a net worth of at least $28.0 million by September 30, 2003; with quarterly increases of $2.0 million thereafter; (iii) apply 60% of its net cash flow from operations each quarter to reduce the outstanding amount of subordinated debt commencing with the quarter ending March 31, 2004; and (iv) provide a parent company guaranty of 10% of the outstanding principal amount of loans under the facility. Prior to the closing of the second facility, borrowing capacity on this $200.0 million credit facility is limited to $80.0 million. This facility has a term of 12 months expiring in September 2004 and is secured by the mortgage loans, which are funded by advances under the facility with interest equal to LIBOR plus a margin. This facility is subject to

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

1.  Summary of Significant Accounting Policies (continued)

Business Conditions (continued)

representations and warranties and covenants, which are customary for a facility of this type, as well as amortization events and events of default related to the Company's financial condition. These provisions require, among other things, maintenance of a delinquency ratio for the managed portfolio (which represents the portfolio of securitized loans and leases serviced for others) at the end of each fiscal quarter of less than 12.0%, the Company's subordinated debt not to exceed $705.0 million at any time, its ownership of an amount of repurchased loans not to exceed 1.5% of the managed portfolio and its registration statement registering $295.0 million of subordinated debt be declared effective by the SEC no later than October 31, 2003.

    On September 22, 2003, the Company executed a commitment letter for a mortgage warehouse credit facility with a warehouse lender, which consists of a senior secured revolving credit facility of up to $225.0 million to fund loan originations and a secured last out revolver facility up to $25.0 million. The commitment letter is subject to certain conditions, including, among other things: (i) entering into definitive agreements, except as provided in the commitment letter; (ii) the absence of a material adverse change in the Company's business, operations, property, condition (financial or otherwise) or prospects of it or its affiliates; and (iii) the receipt of another credit facility in an amount not less than $200.0 million, subject to terms and conditions acceptable to this lender (which condition is satisfied by the new $200.0 million facility described above). The commitment letter provides that these facilities will have a term of three years with an interest rate on amounts outstanding under the $225.0 million portion of the credit facility equal to the greater of one-month LIBOR plus a margin or the difference between the yield maintenance fee (as defined in the commitment letter) and the one-month LIBOR plus a margin. Advances under this facility would be collateralized by substantially all of the Company's present and future assets including pledged loans and a security interest in substantially all of its interest-only strips and residual interests which will be contributed to a special purpose entity organized by the Company to facilitate this transaction. The Company also agreed to pay fees of approximately $14.6 million annually plus a nonusage fee based on the difference between the average daily outstanding balance for the current month and the maximum credit amount under the facility and the lender's out-of-pocket expenses.

    The Company anticipates that these facilities will be subject to representations and warranties, events of default and covenants which are customary for facilities of this type, as well as its agreement to: (i) maintain sales or renewals of our subordinated debt securities of $10.0 million per month; (ii) restrict total principal and interest outstanding on its subordinated debt to $750.0 million or less; (iii) make quarterly reductions commencing in April 2004 of an amount of subordinated debt outstanding to be determined; (iv) maintain maximum interest rates payable on subordinated debt securities not to exceed 10 percentage points above comparable rates for FDIC insured products; and (v) the lender's receipt of the Company's audited financial statements for the period ended June 30, 2003. The definitive agreements will grant the lender an option at any time after the first anniversary of entering into the definitive agreements to increase the credit amount on the $250.0 million facility to $400.0 million with additional fees payable by the Company plus additional interest as may be required by the institutions or investors providing the lender with these additional funds.
The commitment letter requires that the Company enter into definitive agreements not later than October 17, 2003. While the Company anticipates that it will close this transaction prior to such date, it cannot provide assurance that these negotiations will result in definitive agreements or that such agreements, as negotiated, will be on terms and conditions acceptable to the Company.

    In the event the Company is unable to close these facilities or another facility within the time frame provided under the new $200.0 million credit facility described above, the lender on that facility would be under no obligation to make further advances under the terms of that facility and outstanding advances would have to be repaid over a period of time.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

1.  Summary of Significant Accounting Policies (continued)

Business Conditions (continued)

    After the Company recognized its inability to securitize its loans in the fourth quarter of fiscal 2003, it adjusted its business strategy to emphasize, among other things, more whole loan sales. The Company intends to continue to evaluate both public and privately placed securitization transactions, subject to market conditions.

    At June 30, 2003 there were approximately $322.0 million of subordinated debentures maturing through June 30, 2004. The Company obtains the funds to repay the subordinated debentures at their maturities by securitizing loans, selling whole loans and selling additional subordinated debentures. Cash flow from operations, the issuance of subordinated debentures and lines of credit fund the Company's cash needs. The Company expects these sources of funds to be sufficient to meet its cash needs. The Company could, in the future, generate cash flows by securitizing, selling, or borrowing against its interest-only strips and selling servicing rights generated in past securitizations.

    In the event the Company was for any reason prohibited from offering additional subordinated debentures, the Company has developed a contingent financial restructuring plan including cash flow projections for the next twelve-month period. Based on the Company's current cash flow projections, the Company anticipates being able to make all scheduled subordinated debenture maturities and vendor payments.

    The contingent financial restructuring plan is based on actions that the Company would take, in addition to those indicated in its adjusted business strategy, to reduce its operating expenses and conserve cash. These actions would include reducing capital expenditures, selling all loans originated on a whole loan basis, eliminating or downsizing various lending, overhead and support groups, and scaling back less profitable businesses.

Basis of Financial Statement Presentation

    The consolidated financial statements include the accounts of ABFS and its subsidiaries (all of which are wholly owned). The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany balances and transactions have been eliminated. In preparing the consolidated financial statements, management is required to make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates include, among other things, estimated prepayment, credit loss and discount rates on interest-only strips and servicing rights, estimated servicing revenues and costs, valuation of real estate owned, the net recoverable value of interest and fee receivables and determination of the allowance for credit losses.

    Certain prior period financial statement balances have been reclassified to conform to current period presentation. All outstanding shares, average common shares, earnings per common share and stock option amounts have been retroactively adjusted to reflect the effect of a 10% stock dividend declared August 21, 2002 and amounts reported for June 30, 2001 and 2000 have been retroactively adjusted to reflect the effect of a 10% stock dividend declared October 1, 2001. See Note 10 for further description.

Cash and Cash Equivalents

    Cash equivalents consist of short-term investments with an initial maturity of three months or less. The Company held restricted cash balances of $11.0 million and $9.0 million related to borrower escrow accounts at June 30, 2003 and June 30, 2002, respectively, and $6.0 million at June 30, 2003 related to deposits for future settlement of interest rate swap contracts. There was no restricted cash related to interest rate swap contracts at June 30, 2002.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

1.  Summary of Significant Accounting Policies (continued)

Loan and Lease Receivables

    Loan and lease receivables -- Available for sale are loans and leases the Company plans to sell or securitize and are carried at the lower of aggregate cost (principal balance, including unamortized origination costs and fees) or fair value. Fair value is determined by quality of credit risk, types of loans originated, current interest rates, economic conditions, and other relevant factors.

    Loan and lease receivables -- Interest and fees are comprised mainly of accrued interest and fees on loans and leases that are less than 90 days delinquent. Fee receivables include, among other types of fees, forbearance and deferment advances. Under deferment and forbearance arrangements, the Company makes advances to a securitization trust on behalf of a borrower in amounts equal to the delinquent loan payments and may pay taxes, insurance and other fees on behalf of the borrower. As a result of these arrangements the Company resets the contractual status of a loan in its managed portfolio from delinquent to current based upon the borrower's resumption of making their loan payments. These amounts are carried at their estimated net recoverable value.

    Loan and lease receivables -- Other is comprised of receivables for securitized loans. In accordance with the Company's securitization agreements, the Company has the right, but not the obligation, to repurchase a limited amount of delinquent loans from securitization trusts. In accordance with the provisions of SFAS No. 140, the Company has recorded an obligation for the repurchase of loans subject to these removal of accounts provisions, whether or not the Company plans to repurchase the loans. The obligation for the loans' purchase price is recorded in Other liabilities. A corresponding receivable is recorded at the lower of the loans' cost basis or fair value.

Allowance for Credit Losses

    The Company's allowance for credit losses on available for sale loans and leases is maintained to account for loans and leases that are delinquent and are expected to be ineligible for sale into a securitization, delinquent loans that have been repurchased from securitization trusts and to account for estimates for credit losses on loans and leases that are current. The allowance is calculated based upon management's estimate of its ability to collect on outstanding loans and leases based upon a variety of factors, including, but not limited to, periodic analysis of the available for sale loans and leases, economic conditions and trends, historical credit loss experience, borrowers' ability to repay and collateral considerations. Additions to the allowance arise from the provision for credit losses charged to operations or from the recovery of amounts previously charged-off. Loan and lease charge-offs reduce the allowance. Delinquent loans are charged off when deemed fully uncollectable or when liquidated in a payoff.

Loan and Lease Origination Costs and Fees

    Direct loan and lease origination costs and loan fees such as points and other closing fees are recorded as an adjustment to the cost basis of the related loan and lease receivable. This asset is recognized in the Consolidated Statement of Income, in the case of loans, as an adjustment to the gain on sale recorded at the time the loans are securitized, or in the case of leases, as amortization expense over the term of the leases.

Interest-Only Strips

    The Company sells a majority of its originated loans through securitizations. In connection with these securitizations, the Company receives cash and an interest-only strip, which represents the Company's retained interest in the securitized loans. As a holder of the interest-only strips, the Company is entitled to receive certain excess (or residual) cash flows and overcollateralization cash flows, which are derived from payments made to a trust from the securitized loans after deducting payments to investors in the securitization trust and other miscellaneous fees. These retained interests are carried at their fair value. Fair value is based

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

1.  Summary of Significant Accounting Policies (continued)

Interest-Only Strips (continued)

on a discounted cash flow analysis which estimates the present value of the future expected residual cash flows and overcollateralization cash flows utilizing assumptions made by management at the time the loans are sold. These assumptions include the rates used to calculate the present value of expected future residual cash flows and overcollateralization cash flows, referred to as the discount rates, and expected prepayment and credit loss rates on the pools of loans sold through securitizations. Cash flows are discounted from the date the cash is expected to be available to the Company (the "cash-out method"). Estimates of prepayment and credit loss rates are made based on management's expectation of future experience, which is based in part on historical experience, current and expected economic conditions and in the case of prepayment rate assumptions, consideration of the impact of changes in market interest rates. Excess cash flows are retained by the trust until certain overcollateralization levels are established. The overcollateralization is the excess of the aggregate principal balances of loans in a securitized pool over investor interests. The overcollateralization serves as credit enhancement for the investors.

    The expected future cash flows from interest-only strips are periodically re-evaluated. The current assumptions for prepayment and credit loss rates are monitored against actual experience and other economic conditions and are changed if deemed necessary.

    The securitization trusts and their investors have no recourse to other assets of the Company for failure of the securitized loans to pay when due.

Servicing Rights

    When loans are sold through a securitization, the servicing of the loans is retained and the Company capitalizes the benefit associated with the rights to service securitized loans.

    Servicing rights represent the rights to receive contractual servicing fees from securitization trusts and ancillary fees from borrowers net of adequate compensation that would be required by a substitute servicer. Servicing rights are carried at the lower of cost or fair value. Fair value represents the present value of projected net cash flows from servicing. The projected cash flows from servicing fees incorporate assumptions made by management, including prepayment rates, credit loss rates and discount rates. These assumptions are similar to those used to value the interest-only strips retained in a securitization.

    Amortization of the servicing rights asset for securitized loans is calculated individually for each securitized loan pool and is recognized in proportion to servicing income on that particular pool of loans.

    The expected future cash flows from servicing rights are periodically re-evaluated. The current assumptions for prepayment and credit loss rates are monitored against actual experience and other economic conditions and are changed if deemed necessary. If the Company's analysis indicates the carrying value of servicing rights are not recoverable through future cash flows from contractual servicing and other ancillary fees, a valuation allowance would be required.

Receivable for Sold Loans

    Receivable for sold loans represents a receivable held by the Company for loans sold on a whole loan basis which have closed but not yet settled in cash.

Prepaid Assets

    Prepaid assets are comprised mainly of amounts paid for insurance coverage and printed marketing materials and customer lists, which have not yet been utilized. Costs for printed materials and customer lists are expensed as they are utilized. Other marketing and advertising costs are expensed as incurred.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

1.  Summary of Significant Accounting Policies (continued)

Property and Equipment

    Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful life of the assets ranging from 3 to 15 years.

Financing Costs and Amortization

    Financing costs incurred in connection with public offerings of subordinated debt securities are recorded in other assets and are amortized over the term of the related debt.

Investments Held to Maturity

    Investments classified as held to maturity recorded in other assets consist of asset-backed securities that the Company has the positive intent and ability to hold to maturity. These investments are stated at amortized cost.

Real Estate Owned

    Property acquired by foreclosure or in settlement of loan receivables is recorded in other assets, and is carried at the lower of the cost basis in the loan or fair value of the property less estimated costs to sell.

Goodwill

    Goodwill is recorded in other assets and represents the excess of cost over the fair value of the net assets acquired from the Company's 1997 acquisition of New Jersey Mortgage and Investment Corp. (now American Business Mortgage Services, Inc.). The Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets" in July 2001. In accordance with SFAS No. 142, the amortization of goodwill was discontinued. The Company performs periodic reviews for events or changes in circumstances that may indicate that the carrying amount of goodwill might exceed the fair value, which would require an adjustment to the goodwill balance for the amount of impairment. At June 30, 2003, no goodwill impairment existed. For segment reporting purposes, the goodwill balance is allocated to the loan origination segment. See Note 20 for segment reporting.

Revenue Recognition

    The Company derives its revenue principally from gains on sales of loans, interest accretion on interest-only strips, interest and fee income on loans and leases, and servicing income. Gains on sales of loans through securitizations represent the difference between the net proceeds to the Company, including retained interests in the securitization and the allocated cost of loans or leases securitized. The allocated cost of loans securitized is determined by allocating their net carrying value between the loans, the interest-only strips and the servicing rights retained by the Company based upon their relative fair values. Gains on loans sold with servicing released, referred to as whole loan sales, are the difference between the net proceeds from the sale and the loans' net carrying value. The net carrying value of loans is equal to their principal balance plus unamortized origination costs and fees.

    Interest accretion income represents the yield component of cash flows received on interest-only strips. The Company uses a prospective approach to estimate interest accretion. As previously discussed, the Company updates estimates of residual cash flow from the securitizations. Under the prospective approach, when it is probable that there is a favorable or unfavorable change in estimated residual cash flow from the cash flow previously projected, the Company recognizes a larger or smaller percentage of the cash flow as

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

1.  Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

interest accretion. Any change in value of the underlying interest-only strip could impact the current estimate of residual cash flow earned from the securitizations. For example, a significant change in market interest rates could increase or decrease the level of prepayments, thereby changing the size of the total managed loan portfolio and related projected cash flows.

    Interest and fee income consists of interest earned on loans and leases while held in the Company's managed portfolio, and other ancillary fees collected in connection with loan origination. Interest income is recognized based on the simple interest or scheduled interest method depending on the original structure of the loan. Accrual of interest income is suspended when the receivable is contractually delinquent for 90 days or more. The accrual is resumed when the receivable becomes contractually current, and past-due interest income is recognized at that time. In addition, a detailed review will cause earlier suspension if collection is doubtful.

    Servicing income is recognized as contractual fees and other fees for servicing loans and leases are incurred, net of amortization of servicing rights assets.

Derivative Financial Instruments

    A primary market risk exposure that the Company faces is interest rate risk. Interest rate risk occurs due to potential changes in interest rates between the date fixed rate loans are originated and the date a securitization is priced or the date the terms and pricing for a whole loan sale is fixed.

    From time to time, derivative financial instruments are utilized in an attempt to mitigate the effect of changes in interest rates between the date loans are originated at fixed interest rates and the date the fixed interest rate pass-through certificates to be issued by a securitization trust are priced or the date the terms and pricing for a whole loan sale are fixed. Generally, the period between loan origination and pricing of the pass-through interest rate or whole loan sale is less than three months. The types of derivative financial instruments used to hedge the effects of changes in fair value due to interest rate changes may include interest rate swaps, futures and forward contracts. The nature and quantity of hedging transactions are determined based on various factors, including market conditions and the expected volume of mortgage loan originations and purchases.

    At the time the derivative contracts are executed, they are specifically designated as hedges of mortgage loans or the Company's residual interests in mortgage loans in its mortgage conduit facility, which the Company would expect to be included in a term securitization or sold in whole loan sale transactions at a future date. The mortgage loans and mortgage loans underlying the residual interests in mortgage pools consist of essentially similar pools of fixed interest rate loans, collateralized by real estate (primarily residential real estate) with similar maturities and similar credit characteristics. Fixed interest rate pass-through certificates issued by securitization trusts are generally priced to yield an interest rate spread above interest rate swap yield curves with maturities to match the maturities of the interest rate pass-through certificates. The Company may hedge potential interest rate changes in interest rate swap yield curves with forward starting interest rate swaps, Eurodollar futures, forward treasury sales or derivative contracts of similar underlying securities.

    This practice has provided strong correlation between the Company's hedge contracts and the ultimate pricing the Company will receive on the subsequent securitization. The unrealized gain or loss derived from these derivative financial instruments, which are designated as fair value hedges, is reported in earnings as it occurs with an offsetting adjustment to the fair value of the item hedged. The fair value of derivative

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

1.  Summary of Significant Accounting Policies (continued)

Derivative Financial Instruments (continued)

financial instruments is based on quoted market prices. The fair value of the items hedged is based on current pricing of these assets in a securitization or whole loan sale. Cash flow related to hedging activities is reported as it occurs. The effectiveness of the Company's hedges is continuously monitored. If correlation did not exist, the related gain or loss on the hedged item would no longer be recognized as an adjustment to income.

    Generally, the Company does not enter into derivative financial instrument contracts for trading purposes. However, the Company has entered into derivative financial instrument contracts which are not designated as accounting hedges and are therefore accounted for as trading assets or liabilities. These contracts have been used to protect the future securitization spreads on loans in the Company's pipeline and to reduce the exposure to changes in the fair value of certain interest-only strips due to changes in one-month LIBOR.

    Loans in the pipeline represent loan applications for which the Company is in the process of obtaining all the documentation required for a loan approval or approved loans, which have not been accepted by the borrower and are not considered to be firm commitments.

    The structure of certain securitization trusts includes a floating interest rate tranche based on one-month LIBOR plus an interest rate spread. Floating interest rate tranches in a securitization expose the Company to gains or losses due to changes in the fair value of the interest-only strip from changes in the floating interest rate paid to the certificate holders. In order to manage this exposure, the Company has entered into an interest rate swap agreement to lock in a fixed interest rate on the Company's third quarter fiscal 2002 securitization's variable rate tranche. The swap agreement requires a net cash settlement on a monthly basis of the difference between the fixed interest rate on the swap and the LIBOR paid on the certificates. The fair value of this swap agreement is based on estimated market values for the sale of the contract provided by a third party. The fair value of the contract is recorded in other assets or other liabilities as appropriate. Net changes in the fair value during a period are included in administrative expenses in the Statement of Income. The interest-only strips are held as available for sale securities and therefore changes in the fair value of the interest-only strips are recorded as a component of equity unless the fair value of the interest-only strip falls below its cost basis, which would require a write down through current period income.

    The interest rate sensitivity for $63.0 million of floating interest rate certificates issued from the 2003-1 securitization trust is managed by an interest rate cap which was entered into by the trust at the inception of the securitization. This interest rate cap limits the one-month LIBOR to a maximum rate of 4.0% and was structured to automatically unwind as the floating interest rate certificates pay down. See Note 18 for further discussion of the Company's use of derivative financial instruments.

Income Taxes

    The Company and its subsidiaries file a consolidated federal income tax return. Under the asset and liability method used by the Company to provide for income taxes, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and tax basis carrying amounts of existing assets and liabilities.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

1.  Summary of Significant Accounting Policies (continued)

Stock Options

    The Company has stock option plans that provide for the periodic granting of options to key employees and non-employee directors. The Company accounts for stock options issued under these plans using the intrinsic value method of APB Opinion No. 25 "Accounting for Stock Issued to Employees", and accordingly, no expense is recognized where the exercise price equals or exceeds the fair value of the common stock at the date of grant. Had the Company accounted for stock options granted under these plans using the fair value method of SFAS No. 123 and SFAS No. 148, pro forma net income and earnings per share would have been as follows (in thousands, except per share amounts):


                                                                                                            Year Ended June 30,
                                                                                                        ---------------------------
                                                                                                          2003       2002     2001
                                                                                                        --------    ------   ------
Net income (loss), as reported......................................................................    $(29,902)   $7,859   $8,085
Stock based compensation costs, net of tax effects included in reported net income..................          --        --     (174)
Stock based compensation costs, net of tax effects determined under fair value method for all awards        (130)     (170)      83
                                                                                                        --------    ------   ------
Pro forma...........................................................................................    $(30,032)   $7,689   $7,994
                                                                                                        ========    ======   ======
Earnings (loss) per share -- basic
 As reported........................................................................................    $ (10.25)   $ 2.68   $ 2.13
 Pro forma..........................................................................................      (10.29)     2.62     2.15
Earnings (loss) per share -- diluted
 As reported........................................................................................    $ (10.25)   $ 2.49   $ 2.08
 Pro forma..........................................................................................      (10.29)     2.44     2.10


Recent Accounting Pronouncements

    In November 2002, the Financial Accounting Standards Board ("FASB") issued Financial Interpretation No. ("FIN") 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 standardizes practices related to the recognition of a liability for the fair value of a guarantor's obligation. The rule requires companies to record a liability for the fair value of its guarantee to provide or stand ready to provide services, cash or other assets. The rule applies to contracts that require a guarantor to make payments based on an underlying factor such as change in market value of an asset, collection of the scheduled contractual cash flows from individual financial assets held by a special purpose entity ("SPE"), non-performance of a third party, for indemnification agreements, or for guarantees of the indebtedness of others among other things. The provisions of FIN 45 are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The disclosure requirements were effective for statements of annual or interim periods ending after December 15, 2002.

    Based on the requirements of this guidance for the year ended June 30, 2003, the Company has recorded a $0.7 million liability in conjunction with the sale of mortgage loans to the ABFS 2003-1 securitization trust which occurred in March 2003. This liability represents the fair value of periodic interest advances that the Company, as servicer of the securitized loans, is obligated to pay on behalf of delinquent loans in the trust. The recording of this liability reduces the gain on sale recorded for the securitization. The Company would expect to record a similar liability for any subsequent securitization as it occurs. The amount of the liability that will be recorded is dependent mainly on the volume of loans the Company securitizes, the expected performance of those loans and the interest rates of the loans. In the year ended June 30, 2003, the

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

1.  Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

adoption of FIN 45 reduced net income by approximately $0.4 million and diluted earnings per share by $0.14. See Note 14 for further detail of this obligation.

    In December 2002, the FASB issued Statement of Financial Accounting Standard ("SFAS") No. 148 "Accounting for Stock-Based Compensation -- Transition and Disclosure." SFAS No. 148 amends SFAS No. 123 "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based compensation and requires pro forma disclosures of the effect on net income and earnings per share had the fair value method been included in annual and interim reports and disclosure of the effect of the transition method used if the accounting method was changed. SFAS No. 148 is effective for annual reports of fiscal years beginning after December 15, 2002 and interim reports for periods beginning after December 15, 2002. The Company plans to continue using the intrinsic value method of accounting for stock-based compensation and therefore the new rule will have no effect on the Company's financial condition or results of operations. The Company has adopted the new standard related to disclosure in the interim period beginning January 1, 2003. See Note 12 for further detail.

    In April 2003, the FASB began reconsidering the current alternatives available for accounting for stock-based compensation. Currently, the FASB is continuing its deliberations on this matter. The Company cannot predict whether the guidance will change the Company's current accounting for stock-based compensation, or what effect, if any, changes may have on the Company's current financial condition or results of operations.

    In January 2003, the FASB issued FIN 46 "Consolidation of Variable Interest Entities." FIN 46 provides guidance on the identification of variable interest entities that are subject to consolidation requirements by a business enterprise. A variable interest entity subject to consolidation requirements is an entity that does not have sufficient equity at risk to finance its operations without additional support from third parties and the equity investors in the entity lack certain characteristics of a controlling financial interest as defined in the guidance. SPEs are one type of entity, which under certain circumstances may qualify as a variable interest entity. Although the Company uses unconsolidated SPEs extensively in its loan securitization activities, the guidance will not affect the Company's current consolidation policies for SPEs as the guidance does not change the guidance incorporated in SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" which precludes consolidation of a qualifying SPE by a transferor of assets to that SPE. FIN 46 will therefore have no effect on the Company's financial condition or results of operations and would not be expected to affect it in the future. In March 2003, the FASB announced that it is reconsidering the permitted activities of a qualifying SPE. The Company cannot predict whether the guidance will change or what effect, if any, changes may have on the Company's current consolidation policies for SPEs.

    In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" to clarify the financial accounting and reporting for derivative instruments and hedging activities. SFAS No. 149 is intended to improve financial reporting by requiring comparable accounting methods for similar contracts. SFAS No. 149 is effective for contracts entered into or modified subsequent to June 30, 2003. The requirements of SFAS No. 149 do not affect the Company's current accounting for derivative instruments or hedging activities and therefore will have no effect on the Company's financial condition or results of operations.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

1.  Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)
    In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 requires an issuer to classify certain financial instruments, such as mandatorily redeemable shares and obligations to repurchase the issuer's equity shares, as liabilities. The guidance is effective for financial instruments entered into or modified subsequent to May 31, 2003, and otherwise is effective at the beginning of the first interim period after June 15, 2003. The Company does not have any instruments with such characteristics and does not expect SFAS No. 150 to have a material impact on the financial condition or results of operations.

2.  Loan and Lease Receivables

   Loan and lease receivables -- Available for sale were comprised of the following (in thousands):

                                                                   June 30,
                                                                2003       2002
                                                              --------   -------
Real estate secured loans (a) ............................    $270,096   $53,171
Leases, net of unearned income of $550 and $668 (b) ......       4,154     8,211
                                                              --------   -------
                                                               274,250    61,382
Less: allowance for credit losses on loan and lease
  receivables available for sale..........................       2,848     3,705
                                                              --------   -------
                                                              $271,402   $57,677
                                                              ========   =======

---------------
(a) Includes deferred direct loan origination costs of $6.8 million and $1.4 million at June 30, 2003 and June 30, 2002, respectively.

(b) Includes deferred direct lease origination costs of $28 thousand and $0.4 million at June 30, 2003 and June 30, 2002, respectively.

   Real estate secured loans have contractual maturities of up to 30 years.

   At June 30, 2003 and June 30, 2002, the accrual of interest income was suspended on real estate secured loans of $5.4 million and $7.0 million, respectively. The allowance for loan losses includes reserves established for expected losses on these loans in the amount of $1.4 million and $2.9 million at June 30, 2003 and June 30, 2002, respectively.

   Average balances of non-accrual loans during the years ended June 30, 2003 and 2002 were $8.6 million and $6.7 million, respectively.

   Substantially all leases are direct finance-type leases whereby the lessee has the right to purchase the leased equipment at the lease expiration for a nominal amount.

   Loan and lease receivables -- Interest and fees are comprised mainly of accrued interest and fees on loans and leases that are less than 90 days delinquent. Fee receivables include, among other types of fees, forbearance and deferment advances. Under deferment and forbearance arrangements, the Company makes advances to a securitization trust on behalf of a borrower in amounts equal to the delinquent principal and interest and may pay taxes, insurance and other fees on behalf of the borrower. These arrangements permit the Company to reset the contractual status of a loan in its managed portfolio from delinquent to current based upon the borrower's resumption of making their loan payments. These amounts are carried at their estimated net recoverable value.

   Loan and lease receivables -- Other is comprised of receivables for securitized loans. In accordance with the Company's securitization agreements, the Company has the right, but not the obligation, to

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

2.  Loan and Lease Receivables (continued)

repurchase a limited amount of delinquent loans from securitization trusts. Repurchasing delinquent loans from securitization trusts benefits the Company by allowing it to limit the level of delinquencies and losses in the securitization trusts and as a result, the Company can avoid exceeding specified limits on delinquencies and losses that trigger a temporary reduction or discontinuation of cash flow from its interest-only strips until the delinquency or loss triggers are no longer exceeded. The Company's ability to repurchase these loans does not disqualify it for sale accounting under SFAS No. 140, which was adopted on a prospective basis in the fourth quarter of fiscal 2001, or other relevant accounting literature because the Company is not required to repurchase any loan and its ability to repurchase a loan is limited by contract.

   In accordance with the provisions of SFAS No. 140, the Company has recorded an obligation for the repurchase of loans subject to these removal of accounts provisions, whether or not the Company plans to repurchase the loans. The obligation for the loans' purchase price is recorded in other liabilities. A corresponding receivable is recorded at the lower of the loans' cost basis or fair value.

3.  Allowance for Credit Losses

   The activity for the allowance of credit losses is summarized as follows (in thousands):


                                                                                                           Year ended June 30,
                                                                                                      -----------------------------
                                                                                                       2003       2002       2001
                                                                                                      -------    -------   --------
Balance at beginning of year......................................................................    $ 3,705    $ 2,480   $  1,289
Provision for credit losses:
 Business purpose loans...........................................................................      1,189      1,721      1,503
 Home equity loans................................................................................      5,000      3,417      2,600
 Equipment leases.................................................................................        364      1,319      1,087
                                                                                                      -------    -------   --------
Total provision...................................................................................      6,553      6,457      5,190
                                                                                                      -------    -------   --------
Charge-offs, net of recoveries:
 Business purpose loans...........................................................................     (1,984)      (924)   (1,374)
 Home equity loans................................................................................     (4,913)    (2,892)   (1,634)
 Equipment leases.................................................................................       (513)    (1,416)     (991)
                                                                                                      -------    -------   --------
Total charge-offs, net............................................................................     (7,410)    (5,232)   (3,999)
                                                                                                      -------    -------   --------
Balance at end of year                                                                                $ 2,848    $ 3,705   $  2,480
                                                                                                      =======    =======   ========
Ratio of losses in the portfolio during the period to the average managed portfolio (a)                  0.90%      0.60%      0.53%
Ratio of allowance to loans and leases available for sale                                                1.04%      6.04%      2.49%

---------------
(a) The average managed portfolio includes loans and leases held as available for sale and securitized loans and leases serviced for others. See Note 6 for detail of the total managed portfolio.

   Recoveries of loans and leases previously charged-off were $402 thousand, $302 thousand and $434 thousand during the years ended June 30, 2003, 2002 and 2001, respectively.

   While the Company is under no obligation to do so, at times it elects to repurchase delinquent loans from the securitization trusts, some of which may be in foreclosure. The Company elects to repurchase loans in situations requiring more flexibility for the administration and collection of these loans in order to maximize their economic recovery and to avoid temporary discontinuations of residual or stepdown overcollateralization cash flow from securitization trusts. The purchase price of a delinquent loan is at the loan's outstanding contractual balance. A foreclosed loan is one where the Company, as servicer, has initiated

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

3.  Allowance for Credit Losses (continued)

formal foreclosure proceedings against the borrower and a delinquent loan is one that is 31 days or more past due.

   The foreclosed and delinquent loans the Company typically elects to repurchase are usually 90 days or more delinquent and the subject of completed foreclosure proceedings or where a completed foreclosure is imminent. The related charge-offs on these repurchased loans are included in the provision for credit losses in the period of charge-off. The following table summarizes the principal balances of loans and real estate owned (REO) repurchased from securitization trusts (dollars in thousands):


                                                                                                            Year ended June 30,
                                                                                                       ----------------------------
                                                                                                         2003      2002      2001
                                                                                                       -------    -------   -------
Business purpose loans.............................................................................    $16,252    $ 6,669   $ 4,501
Home equity loans..................................................................................     38,775     23,571    10,549
                                                                                                       -------    -------   -------
Total..............................................................................................    $55,027    $30,240   $15,050
                                                                                                       =======    =======   =======
Number of loans repurchased........................................................................        637        341       154
                                                                                                       =======    =======   =======


   The Company received $37.6 million, $19.2 million and $10.9 million of proceeds from the liquidation of repurchased loans and REO for the years ended June 30, 2003, 2002 and 2001, respectively. The Company had repurchased loans remaining on the balance sheet in the amounts of $5.1 million, $7.3 million and $2.8 million at June 30, 2003, 2002 and 2001, respectively and REO of $4.5 million, $2.1 million and $2.0 million at June 30, 2003, 2002 and 2001, respectively.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

4.  Securitizations

   The following schedule details loan and lease securitizations (dollars in millions):


                                                                                                           Year ended June 30,
                                                                                                    -------------------------------
                                                                                                      2003        2002       2001
                                                                                                    --------    --------   --------
Loans and leases securitized:
 Business purpose loans.........................................................................    $  112.0    $  129.1   $  109.9
 Home equity loans..............................................................................     1,311.7     1,222.0      992.2
                                                                                                    --------    --------   --------
                                                                                                    $1,423.7    $1,351.1   $1,102.1
                                                                                                    ========    ========   ========
Number of term securitizations:
 Business purpose and home equity loans.........................................................           3           4          4
Cash proceeds:
 Business purpose and home equity loans.........................................................    $1,445.0    $1,374.6   $1,113.8
Gains:
 Business purpose and home equity loans.........................................................    $  171.0    $  185.6   $  129.0

   The table below summarizes certain cash flows received from and paid to securitization trusts (in millions):


                                                             Year ended June 30,
                                                             -------------------
                                                               2003       2002
                                                             --------   --------
Proceeds from new securitizations .......................    $1,445.0   $1,374.6
Contractual servicing fees received .....................        44.9       35.3
Other cash flows received on retained interests (a) .....        87.2       53.4
Purchases of delinquent or foreclosed assets ............       (55.0)     (30.2)
Servicing advances ......................................       (11.6)      (7.5)
Reimbursement of servicing advances .....................        10.2        7.2

---------------
(a) Amount is net of required purchases of additional overcollateralization.

   The Company's securitizations involve a two-step transfer that qualified for sale accounting under SFAS No. 125 and also qualify under SFAS No. 140. First, the Company sells the loans to an SPE, which has been established for the limited purpose of buying and reselling the loans and establishing a true sale under legal standards. Next, the SPE sells the loans to a qualified SPE, which is a trust transferring title of the loans and isolating those assets from the Company's assets. Finally, the trust issues certificates to investors to raise the cash purchase price for the loans being sold, collects proceeds on behalf of the certificate holders, distributes proceeds and is a distinct legal entity, independent from the Company.

   The Company also used SPEs in the sales of loans to a $300.0 million off-balance sheet mortgage conduit facility. Sales into the off-balance sheet facility involved a two-step transfer that qualified for sale accounting under SFAS No. 140, similar to the process described above. This facility had a revolving feature and could be directed by the sponsor to dispose of the loans. Typically, the loans were disposed of by securitizing the loans in a term securitization. The third party note purchaser also has the right to have the loans sold in whole loan sale transactions. Under this off-balance sheet facility arrangement, the loans had been isolated from the Company and its subsidiaries and as a result, transfers to the facility were treated as sales for financial reporting purposes. When loans were sold to this facility, the Company assessed the likelihood that the sponsor would transfer the loans into a term securitization. As the sponsor had typically transferred the loans to a term securitization prior to the fourth quarter of fiscal 2003, the amount of gain on sale recognized for loans sold to this facility was estimated based on the terms the Company would obtain in a term securitization rather than the terms of this facility. For the fourth quarter of fiscal 2003, the likelihood that the facility sponsor would ultimately transfer the underlying loans to a term securitization was

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

4.  Securitizations (continued)



significantly reduced and the amount of gain recognized for loans sold to this facility was based on terms expected in a whole loan sale transaction. The Company's ability to sell loans into this facility expired pursuant to its terms on July 5, 2003. At June 30, 2003, the off-balance sheet mortgage conduit facility held loans with principal balance due of $275.6 million as assets and owed $267.5 million to third parties. Through August 29, 2003, $214.7 million of the loans in the facility at June 30, 2003 were sold in whole loan sales as directed by the facility sponsor.

   Prior to March 2001, the Company had an arrangement with a warehouse lender, which included an off-balance sheet facility. The sale into this off-balance sheet conduit facility involved a two step transfer that also qualified for sale accounting under SFAS No. 125. The Company terminated this facility in March 2001.

   During the year ended June 30, 2003, the Company recorded total pre-tax valuation adjustments on our securitization assets of $63.3 million, of which $45.2 million was charged to the income statement and $18.1 million was charged to other comprehensive income. The breakout of the total adjustments in fiscal 2003 between interest-only strips and servicing rights was as follows:

   o The Company recorded total pre-tax valuation adjustments on our interest only-strips of $58.0 million, of which, in accordance with the provisions of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" and Emerging Issues Task Force guidance on issue 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets", referred to as EITF 99-20 in this document, $39.9 million was charged to the income statement and $18.1 million was charged to other comprehensive income. The valuation adjustment reflects the impact of higher than anticipated prepayments on securitized loans experienced in fiscal 2003 due to the low interest rate environment experienced during fiscal 2003. The valuation adjustment on interest-only strips for fiscal 2003 was reduced by a $20.9 million favorable valuation impact as a result of reducing the discount rates applied in valuing the interest-only strips at June 30, 2003. The amount of the valuation adjustment charged to the income statement was reduced by a $10.8 million favorable valuation impact as a result of reducing the discount rates and the charge to other comprehensive income was reduced by $10.1 million for the favorable impact of reducing discount rates. The discount rates were reduced at June 30, 2003 primarily to reflect the impact of the sustained decline in market interest rates. The discount rate on the projected residual cash flows from the Company's interest-only strips was reduced from 13% to 11% at June 30, 2003. The discount rate used to determine the fair value of the overcollateralization portion of the cash flows from interest-only strips was minimally impacted by the decline in interest rates and remained at 7% on average. As a result, the blended rate used to value interest-only strips, including the overcollateralization cash flows, was 9% at June 30, 2003.

   o The Company recorded total pre-tax valuation adjustments on our servicing rights of $5.3 million, which was charged to the income statement. The valuation adjustment reflects the impact of higher than anticipated prepayments on securitized loans experienced in fiscal 2003 due to the low interest rate environment experienced during fiscal 2003. The valuation adjustment on servicing rights for fiscal 2003 was reduced by a $7.1 million favorable valuation impact as a result of reducing the discount rate applied in valuing the servicing rights at June 30, 2003. The discount rate was reduced at June 30, 2003 primarily to reflect the impact of the sustained decline in market interest rates. The discount rate on the Company's servicing rights was reduced from 11% to 9% at June 30, 2003.

   The write down reduced net income by $27.6 million and increased the diluted loss per share by $9.45 in fiscal 2003.

   Although beginning in the second quarter of fiscal 2002 the Company increased its prepayment rate assumptions used to value the interest-only strips, prepayment rates throughout the mortgage industry continued to increase and the Company's prepayment experience continued to exceed even its revised assumptions. Based on current economic conditions, published mortgage industry surveys and the Company's

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

4.  Securitizations (continued)

prepayment experience, the Company believes prepayments will continue to remain at higher than normal levels for the near term before returning to average historical levels. Therefore the Company has increased the prepayment rate assumptions for home equity loans for the near term, but at a declining rate, before returning to historical levels. However, the Company cannot predict with certainty what its prepayment experience will be in the future. Any unfavorable difference between the assumptions used to value interest-only strips and actual experience may have a significant adverse impact on the value of these assets.

   The following tables provide information regarding the initial and current assumptions applied in determining the fair values of mortgage loan related interest-only strips and servicing rights for each securitization trust.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

4.  Securitizations (continued)

                Summary of Material Mortgage Loan Securitization
          Valuation Assumptions and Actual Experience at June 30, 2003


                                       2003-1    2002-4   2002-3    2002-2   2002-1    2001-4   2001-3    2001-2    2001-1   2000-4
                                       ------    ------   ------    ------   ------    ------   ------    ------    ------   ------
Interest-only strip residual
 discount rate:
 Initial valuation .................      13%       13%      13%       13%      13%       13%      13%       13%       13%      13%
 Current valuation .................      11%       11%      11%       11%      11%       11%      11%       11%       11%      11%

Interest-only strip
 overcollateralization discount
 rate:
 Initial valuation .................       7%        9%       7%        7%       7%        7%       7%        7%        6%       7%
 Current valuation .................       5%        9%       7%        7%       7%        5%       6%        7%        6%       7%

Servicing rights discount rate:
 Initial valuation .................      11%       11%      11%       11%      11%       11%      11%       11%       11%      11%
 Current valuation .................       9%        9%       9%        9%       9%        9%       9%        9%        9%       9%

Prepayment rates:
 Initial assumption (a):
 Expected Constant Prepayment Rate
 (CPR):
   Business loans...................      11%       11%      11%       11%      11%       11%      11%       11%       11%      10%
   Home equity loans................      22%       22%      22%       22%      22%       22%      22%       22%       22%      24%
 Ramp period (months):
   Business loans...................      27        27       27        27       27        27       24        24        24        24
   Home equity loans................      30        30       30        30       30        30       30        30        30        24
 Current assumptions (b):
 Expected Constant Prepayment Rate
 (CPR):
   Business loans ..................      11%       11%      11%       11%      11%       11%      11%       11%       11%      11%
   Home equity loans ...............      22%       22%      22%       22%      22%       22%      22%       22%       22%      22%
 Ramp period (months):
   Business loans...................      27        27       27        27       27        27       27        27        27        27
   Home equity loans................      30        30       30        30       30        30       30        30        30        30
 CPR adjusted to reflect ramp:
   Business loans...................       5%        8%      10%       12%      15%       17%      20%       22%       22%      19%
   Home equity loans................      15%       32%      40%       51%      42%       46%      40%       40%       37%      41%
 Current prepayment experience (c):
   Business loans...................       8%        5%      13%       12%      15%       23%      19%        9%       21%      23%
   Home equity loans................       5%        9%      20%       28%      39%       42%      40%       37%       36%      37%

Annual credit loss rates:
Initial assumption .................    0.40%     0.40%    0.40%     0.40%    0.40%     0.40%    0.40%     0.40%     0.40%    0.40%
 Current assumption ................    0.40%     0.40%    0.40%     0.40%    0.40%     0.40%    0.40%     0.40%     0.50%    0.40%
 Actual experience .................      --        --     0.03%     0.03%    0.03%     0.12%    0.24%     0.17%     0.43%    0.36%

Servicing fees:
 Contractual fees ..................    0.50%     0.50%    0.50%     0.50%    0.50%     0.50%    0.50%     0.50%     0.50%    0.70%
 Ancillary fees ....................    1.25%     1.25%    1.25%     1.25%    1.25%     1.25%    1.25%     1.25%     1.25%    1.25%

---------------
(a) The prepayment ramp is the length of time before a pool of mortgage loans reaches its expected Constant Prepayment Rate. The business loan prepayment ramp begins at 3% in month one ramps to an expected peak rate over 27 months then declines to the final expected CPR by month 40. The home equity loan prepayment ramp begins at 2% in month one and ramps to an expected rate over 30 months.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

4.  Securitizations (continued)

(b) Current assumptions for business loans are the estimated expected weighted-average prepayment rates over the securitization's estimated remaining life. The majority of the home equity loan prepayment rate ramps have been increased for the next 6 months to provide for the expected near term continuation of higher than average prepayment. Generally, trusts for both business and home equity loans that are out of the ramping period are based on historical averages.

(c) Current experience is a six-month historical average.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

4.  Securitizations (continued)

                Summary of Material Mortgage Loan Securitization
    Valuation Assumptions and Actual Experience at June 30, 2003 (Continued)


                                 2000-3    2000-2   2000-1    1999-4   1999-3    1999-2   1999-1    1998 (d)    1997 (d)   1996 (d)
                                 ------    ------   ------    ------   ------    ------   ------    --------    --------   --------
Interest-only strip residual
 discount rate:
 Initial valuation ...........      13%       13%      11%       11%      11%       11%      11%        11%         11%        11%
 Current valuation ...........      11%       11%      11%       11%      11%       11%      11%        11%         11%        11%

Interest-only strip
 overcollateralization
 discount rate:
 Initial valuation ...........       8%        8%       8%        8%       7%        7%       7%         7%          7%         8%
 Current valuation ...........       8%        8%       8%        8%       7%        7%       7%         7%          7%         8%

Servicing rights discount
 rate:
 Initial valuation ...........      11%       11%      11%       11%      11%       11%      11%        11%         11%        11%
 Current valuation ...........       9%        9%       9%        9%       9%        9%       9%         9%          9%         9%

Prepayment rates:
 Initial assumption (a):
 Expected Constant Prepayment
 Rate (CPR):
   Business loans ............      10%       10%      10%       10%      10%       10%      10%        13%         13%        13%
   Home equity loans..........      24%       24%      24%       24%      24%       24%      24%        24%         24%        24%
 Ramp period (months):
   Business loans.............      24        24       24        24       24        24       24         24          24          24
   Home equity loans..........      24        24       18        18       18        18       18         12          12          12
 Current assumptions (b):
 Expected Constant Prepayment
 Rate (CPR):
   Business loans ............      11%       11%      11%       11%      10%       10%      10%        10%         22%        14%
   Home equity loans..........      22%       22%      22%       22%      22%       22%      22%        23%         25%        25%
 Ramp period (months):
   Business loans.............      27        Na       Na        Na       Na        Na       Na         Na          Na          Na
   Home equity loans..........      30        30       Na        Na       Na        Na       Na         Na          Na          Na
 CPR adjusted to reflect
 ramp:
   Business loans.............      16%       13%      23%       35%      29%       27%      30%        20%         20%        10%
   Home equity loans..........      32%       31%      37%       33%      32%       29%      26%        33%         22%        13%
 Current prepayment
 experience (c):
   Business loans.............      23%       15%      23%       35%      29%       26%      30%        18%         19%         3%
   Home equity loans..........      32%       31%      37%       32%      32%       29%      25%        33%         21%        13%

Annual credit loss rates:
 Initial assumption ..........    0.40%     0.40%    0.40%     0.30%    0.25%     0.25%    0.25%      0.25%       0.25%      0.25%
 Current assumption ..........    0.45%     0.45%    0.65%     0.65%    0.60%     0.35%    0.55%      0.60%       0.40%      0.45%
 Actual experience ...........    0.41%     0.41%    0.65%     0.63%    0.58%     0.35%    0.49%      0.57%       0.36%      0.42%

Servicing fees:
 Contractual fees ............    0.50%     0.50%    0.50%     0.50%    0.50%     0.50%    0.50%      0.50%       0.50%      0.50%
 Ancillary fees ..............    1.25%     1.25%    1.25%     1.25%    1.25%     1.25%    1.25%      0.75%       0.75%      0.75%

---------------
(a) The prepayment ramp is the length of time before a pool of mortgage loans reaches its expected Constant Prepayment Rate. The business loan prepayment ramp begins at 3% in month one ramps to an expected peak rate over 27 months then declines to the final expected CPR by month 40. The home equity loan prepayment ramp begins at 2% in month one and ramps to an expected rate over 30 months.
(b) Current assumptions for business loans are the estimated expected weighted-average prepayment rates over the securitization's estimated remaining life. Generally, trusts for both business and home equity loans that are out of the ramping period are based on historical averages.
(c) Current experience is a six-month historical average.
(d) Amounts represent weighted-average percentages for four 1998 securitization pools, two 1997 securitization pools and two 1996 securitization pools.
Na = not applicable

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

4.  Securitizations (continued)

   The table below outlines the sensitivity of the current fair value of the Company's interest-only strips and servicing rights to 10% and 20% adverse changes in the key assumptions used in determining the fair value of those assets. The Company's base prepayment, loss and discount rates are described in the table "Summary of Material Mortgage Loan Securitization Valuation Assumptions and Actual Experience." (dollars in thousands):

Securitized collateral balance ....................................   $3,354,071
Balance sheet carrying value of retained interests (a) ............   $  717,569
Weighted-average collateral life (in years) .......................          3.9

---------------
(a) Amount includes interest-only strips and servicing rights.

   Sensitivity of assumptions used to determine the fair value of retained interests (dollars in thousands):


                                                                Impact of
                                                             Adverse Change
                                                         -----------------------
                                                         10% Change   20% Change
                                                         ----------   ----------
Prepayment speed ....................................     $29,916       $56,656
Credit loss rate ....................................       5,247        10,495
Floating interest rate certificates (a) .............         829         1,614
Discount rate .......................................      20,022        38,988

---------------
(a) The floating interest rate certificates are indexed to one-month LIBOR plus a trust specific interest rate spread. The base one-month LIBOR assumption used in this sensitivity analysis was derived from a forward yield curve incorporating the effect of rate caps where applicable to the individual deals.

   The sensitivity analysis in the table above is hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% or 20% variation in management's assumptions generally cannot easily be extrapolated because the relationship of the change in the assumptions to the change in fair value may not be linear. Also, in this table, the effect that a change in a particular assumption may have on the fair value is calculated without changing any other assumption. Changes in one assumption may result in changes in other assumptions, which might magnify or counteract the impact of the intended change.

   These sensitivities reflect the approximate amount of the fair values that the Company's interest-only strips and servicing rights would be reduced for the indicated adverse changes. These reductions would result in a charge to expense in the income statement in the period incurred and a resulting reduction of stockholders' equity, net of income taxes.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

5.  Interest-Only Strips

   Interest-only strips were comprised of the following (in thousands):


                                                                   June 30,
                                                             -------------------
                                                               2003       2002
                                                             --------   --------
Interest-only strips
Available for sale ......................................    $597,166   $510,770
Trading assets ..........................................       1,112      1,841
                                                             --------   --------
                                                             $598,278   $512,611
                                                             ========   ========


   Interest-only strips include overcollateralization balances that represent undivided interests in securitizations maintained to provide credit enhancement to investors in securitization trusts. At June 30, 2003 and 2002, the fair value of overcollateralization related cash flows were $279.2 million and $236.6 million, respectively.

   The activity for interest-only strip receivables is summarized as follows (in thousands):


                                                                 June 30,
                                                          ----------------------
                                                             2003        2002
                                                          ---------   ----------
Balance at beginning of period .......................    $ 512,611   $  398,519
Initial recognition of interest-only strips,
  including initial overcollateralization of
  $10.6 million and $0................................      160,116      153,463
Cash flow from interest-only strips ..................     (160,417)   (100,692)
Required purchases of additional
  overcollateralization...............................       73,253       47,271
Interest accretion ...................................       47,347       35,386
Termination of lease securitization (a) ..............       (1,890)          --
Net temporary adjustments to fair value (b) ..........        7,158          717
Other than temporary fair value adjustment (b) .......      (39,900)    (22,053)
                                                          ---------   ----------
Balance at end of period .............................    $ 598,278   $  512,611
                                                          =========   ==========

---------------
(a) Reflects release of lease collateral from two lease securitization trusts which were terminated in accordance with the trust documents after the full payout of trust note certificates. Net lease receivables of $1.7 million were recorded on the balance sheet as a result of these terminations.
(b) Net temporary adjustments to fair value are recorded through other comprehensive income, which is a component of equity. Other than temporary adjustments to decrease the fair value of interest-only strips are recorded through the income statement.

   See Note 4 for a further description of the write downs recognized in fiscal 2003.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

6.  Servicing Rights

   The total managed loan and lease portfolio, which includes loans and leases held by the Company as available for sale, and securitized loans and leases serviced for others, is as follows (in thousands):


                                                                 June 30,
                                                         -----------------------
                                                            2003         2002
                                                         ----------   ----------
Home equity loans ...................................    $3,249,501   $2,675,559
Business purpose loans ..............................       393,098      361,638
Equipment leases ....................................         8,475       28,992
                                                         ----------   ----------
                                                         $3,651,074   $3,066,189
                                                         ==========   ==========


   The activity for the loan and lease servicing rights asset is summarized as follows (in thousands):


                                                             Year ended June 30,
                                                            --------------------
                                                              2003        2002
                                                            --------   ---------
Balance at beginning of year ...........................    $125,288   $ 102,437
Initial recognition of servicing rights ................      41,171      52,682
Amortization ...........................................     (41,886)   (29,831)
Write down .............................................      (5,282)         --
                                                            --------   ---------
Balance at end of year .................................    $119,291   $ 125,288
                                                            ========   =========


   Servicing rights are valued quarterly by the Company based on the current estimated fair value of the servicing asset. A review for impairment is performed by stratifying the serviced loans and leases based on loan type, which is considered to be the predominant risk characteristic due to their different prepayment characteristics and fee structures. During fiscal 2003, we recorded total pre-tax valuation adjustments on our servicing rights of $5.3 million, which was charged to the income statement. See Note 4 for more detail. Key assumptions used in the periodic valuation of the servicing rights are described in Note 4.

   Information regarding the sensitivity of the current fair value of interest-only strips and servicing rights to adverse changes in the key assumptions used to value these assets is detailed in Note 4.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

7.  Property and Equipment

   Property and equipment is comprised of the following (in thousands):


                                                                    June 30,
                                                               -----------------
                                                                 2003      2002
                                                               -------   -------
Computer software .........................................    $20,282   $18,789
Computer hardware .........................................      3,816     4,845
Office furniture and equipment ............................      4,680     8,038
Leasehold improvements ....................................      8,585     2,481
                                                               -------   -------
                                                                37,363    34,153
Less accumulated depreciation and amortization ............     14,061    15,707
                                                               -------   -------
                                                               $23,302   $18,446
                                                               =======   =======


   Depreciation and amortization expense was $8.6 million, $6.8 million and $6.2 million for the years ended June 30, 2003, 2002 and 2001, respectively.

8.  Other Assets and Other Liabilities

   Other assets were comprised of the following (in thousands):


                                                                    June 30,
                                                               -----------------
                                                                 2003      2002
                                                               -------   -------
Goodwill ..................................................    $15,121   $15,121
Real estate owned .........................................      4,776     3,784
Financing costs, debt offerings ...........................      3,984     5,849
Due from securitization trusts for servicing related
  activities...............................................         --     1,616
Investments held to maturity ..............................        881       917
Other .....................................................      5,690     1,507
                                                               -------   -------
                                                               $30,452   $28,794
                                                               =======   =======


   Other liabilities were comprised of the following (in thousands):


                                                                    June 30,
                                                               -----------------
                                                                 2003      2002
                                                               -------   -------
Commitments to fund closed loans ..........................    $35,187   $29,866
Obligation for repurchase of securitized loans ............     27,954    10,621
Escrow deposits held ......................................     10,988     9,011
Hedging liabilities, at fair value ........................      6,335        --
Unearned lease incentives .................................      9,465        --
Periodic advance guarantee ................................        650        --
Trading liabilities, at fair value ........................        334       461
Other .....................................................      1,077       949
                                                               -------   -------
                                                               $91,990   $50,908
                                                               =======   =======


   See Note 2 for an explanation of the obligation for the repurchase of securitized loans and Note 18 for an explanation of the Company's hedging and trading activities.

   Unearned lease incentives represent reimbursements received in conjunction with the lease agreement for the Company's new corporate office space in Philadelphia, Pennsylvania. These funds represent reimbursement from the landlord for leasehold improvements and furniture and equipment in the rented space and will be recognized as an offset to rent expense over the term of the lease or the life of the asset, whichever is shorter.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

9.  Subordinated Debt and Warehouse Lines and Other Notes Payable

   Subordinated debt was comprised of the following (in thousands):


                                                                   June 30,
                                                             -------------------
                                                               2003       2002
                                                             --------   --------
Subordinated debt (a) ...................................    $702,423   $640,411
Subordinated debt - money market notes (b) ..............      17,117     15,309
                                                             --------   --------
Total subordinated debt .................................    $719,540   $655,720
                                                             ========   ========


   Warehouse lines and other notes payable were comprised of the following (in thousands):


                                                                    June 30,
                                                               -----------------
                                                                 2003      2002
                                                               --------   ------
Warehouse and operating revolving line of credit (c) ......    $ 30,182   $6,171
Warehouse revolving line of credit (d) ....................     136,098       --
Warehouse revolving line of credit (e) ....................      19,671      187
Bank overdraft (f) ........................................      26,158       --
Lease funding facility (g) ................................          --    2,128
Capitalized leases (h) ....................................         807       --
                                                               --------   ------
Total warehouse lines and other notes payable .............    $212,916   $8,486
                                                               ========   ======

---------------
(a) Subordinated debt due July 2003 through June 2013, interest rates ranging from 3.50% to 13.00%; average rate at June 30, 2003 was 8.86%, average remaining maturity was 19.5 months, subordinated to all of the Company's senior indebtedness. The average rate on subordinated debt including money market notes was 8.74% at June 30, 2003.
(b) Subordinated debt -- money market notes due upon demand, interest rate at 4.0%; subordinated to all of the Company's senior indebtedness.
(c) $50.0 million warehouse and operating revolving line of credit expiring December 2003, which includes a sublimit for a letter of credit that expires in December 2003 to secure lease obligations for corporate office space, collateralized by certain pledged loans, advances to securitization trusts, real estate owned and certain interest-only strips. The amount of the letter of credit was $8.0 million at June 30, 2003 and will vary over the term of the office lease.
(d) $200.0 million warehouse revolving line of credit expiring November 2003, collateralized by certain pledged loans. $100.0 million of this facility was continuously committed for the term of the facility while the remaining $100.0 million of the facility was available at the lender's discretion. From June 30, 2003 to August 20, 2003, there were no new advances under the non-committed portion. On August 20, 2003, this credit facility was amended to reduce the committed portion to $50.0 million (from $100.0 million), eliminate the non-committed portion and accelerate its expiration date from November 2003 to no later than September 30, 2003.
(e) $25.0 million warehouse revolving line of credit expiring October 2003, collateralized by certain pledged loans.
(f) Overdraft amount on bank accounts paid on the business day.
(g) Lease funding facility matured in May 2003, collateralized by certain lease receivables. The Company does not intend to renew this facility.
(h) Capitalized leases, maturing through January 2006, imputed interest rate of 8.0%, collateralized by computer equipment.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

9.  Subordinated Debt and Warehouse Lines and Other Notes Payable (continued)

   Principal payments on subordinated debt, warehouse lines and other notes payable for the next five years are as follows (in thousands): year ending June 30, 2004 -- $534,388; 2005 -- $170,976; 2006 -- $157,952; 2007 --
$27,668; and, 2008 -- $14,998.

   At June 30, 2003, warehouse lines and other notes payable were collateralized by $190.2 million of loan and lease receivables and $1.0 million of computer equipment.

   In addition to the above, the Company had available to it the following credit facilities:

   o $5.0 million operating line of credit expiring January 2004, fundings to be collateralized by investments in the 99-A lease securitization trust and Class R and X certificates of Mortgage Loan Trust 2001-2. This line was unused at June 30, 2003.

   o $300.0 million facility, which provided for the sale of mortgage loans into an off-balance sheet funding facility. This facility expired pursuant to its terms on July 5, 2003. See Note 4 for further discussion of the off-balance sheet features of this facility. At June 30, 2003, $267.5 million of this facility was utilized.

   Interest rates paid on the revolving credit facilities range from London Inter-Bank Offered Rate ("LIBOR") plus 0.95% to LIBOR plus 1.75%. The weighted-average interest rate paid on the revolving credit facilities was 2.24% and 3.35% at June 30, 2003 and June 30, 2002, respectively.

   The warehouse credit agreements require that the Company maintain specific financial covenants regarding net worth, leverage, net income, liquidity, total debt and other standards. Each agreement has multiple individualized financial covenant thresholds and ratio limits that it must meet as a condition to drawing on that particular line of credit. Pursuant to the terms of these credit facilities, the failure to comply with the financial covenants constitutes an event of default and the lender may, at its option, take certain actions including: terminate commitments to make future advances to the Company, declare all or a portion of the loan due and payable, foreclose on the collateral securing the loan, require servicing payments be made to the lender, or other third party, or assume the servicing of the loans securing the credit facility. An event of default under these credit facilities could result in defaults pursuant to cross-default provisions of the Company's other agreements, including its other loan agreements and lease agreements. The failure to comply with the terms of these credit facilities or to obtain the necessary waivers from the lenders related to any default would have a material adverse effect on the Company liquidity and capital resources, could result in the Company not having sufficient cash to repay its indebtedness, require the Company to restructure its operations and may force the Company to sell assets on less than optimal terms and conditions.

   As a result of the loss experienced during fiscal 2003, the Company was not in compliance with the terms of certain of the financial covenants related to net worth, consolidated stockholders' equity and the ratio of total liabilities to consolidated stockholders' equity under two of its principal credit facilities (one for $50.0 million and the other for $200.0 million, of which $100.0 million was non-committed) and the Company requested and obtained waivers of these covenant provisions from both lenders. The lender under the $50.0 million warehouse credit facility has granted a waiver for the Company's non-compliance with a financial covenant in that credit facility through September 30, 2003. This facility was amended to reduce the available credit to $8.0 million and the financial covenants were replaced with new covenants.

   The Company also entered into an amendment to the $200.0 million credit facility which provides for the waiver of its non-compliance with the financial covenants in that facility, the reduction of the committed portion of this facility from $100.0 million to $50.0 million, the elimination of the $100.0 million non-committed portion of this credit facility and the acceleration of the termination date of this facility from November 2003 to September 30, 2003. The Company's ability to repay this facility upon termination is

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

9.  Subordinated Debt and Warehouse Lines and Other Notes Payable (continued)

dependent on its ability to refinance the loans in one of its new facilities or the sale of loans currently warehoused in the terminating facility by September 30, 2003.

   Some of the Company's financial covenants in other credit facilities have minimal flexibility and it cannot say with certainty that it will continue to comply with the terms of all debt covenants. There can be no assurance as to whether or in what form a waiver or modification of terms of these agreements would be granted the Company.

   On September 22, 2003, the Company entered into definitive agreements with a financial institution for a new $200.0 million credit facility for the purpose of funding its loan originations. Pursuant to the terms of this facility, the Company is required to, among other things: (i) obtain a written commitment for another credit facility of at least $200.0 million and close that additional facility by October 3, 2003 (which condition would be satisfied by the closing of the $250.0 million facility described below); (ii) have a net worth of at least $28.0 million by September 30, 2003; with quarterly increases of $2.0 million thereafter; (iii) apply 60% of its net cash flow from operations each quarter to reduce the outstanding amount of subordinated debt commencing with the quarter ending March 31, 2004; and (iv) provide a parent company guaranty of 10% of the outstanding principal amount of loans under the facility. This facility has a term of 12 months expiring in September 2004 and is secured by the mortgage loans which are funded by advances under the facility with interest equal to LIBOR plus a margin. This facility is subject to representations and warranties and covenants, which are customary for a facility of this type, as well as amortization events and events of default related to the Company's financial condition. These provisions require, among other things, the Company's maintenance of a delinquency ratio for the managed portfolio (which represents the portfolio of securitized loans and leases we service for others) at the end of each fiscal quarter of less than 12.0%, its subordinated debt not to exceed $705.0 million at any time, its ownership of an amount of repurchased loans not to exceed
1.5% of the managed portfolio and its registration statement registering
$295.0 million of subordinated debt be declared effective by the SEC no later than October 31, 2003.

   On September 22, 2003, the Company executed a commitment letter for a mortgage warehouse credit facility with a warehouse lender, which consists of a senior secured revolving credit facility of up to $225.0 million and a secured last out revolver facility up to $25.0 million to fund loan originations. The commitment letter is subject to certain conditions, including, among other things: (i) entering into definitive agreements, except as provided in the commitment letter; (ii) the absence of a material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of the Company or its affiliates; and (iii) its receipt of another credit facility in an amount not less than $200.0 million, subject to terms and conditions acceptable to this lender (which condition is satisfied by the new $200.0 million facility described above). The commitment letter provides that these facilities will have a term of three years with an interest rate on amounts outstanding under the $225.0 million portion of the credit facility equal to the greater of one-month LIBOR plus a margin or the difference between the yield maintenance fee (as defined in the commitment letter) and the one-month LIBOR plus a margin. Advances under this facility would be collateralized by substantially all of the Company's present and future assets including pledged loans and a security interest in substantially all of its interest-only strips and residual interests which will be contributed to a special purpose entity organized by the Company to facilitate this transaction. The Company also agreed to pay fees of approximately
$14.6 million annually plus a nonusage fee based on the difference between the average daily outstanding balance for the current month and the maximum credit amount under the facility and the lender's out-of-pocket expenses.

   The Company anticipates that these facilities will be subject to representations and warranties, events of default and covenants which are customary for facilities of this type, as well as its agreement to: (i) maintain sales or renewals of our subordinated debt securities of $10.0 million per month; (ii) restrict total principal and interest outstanding on its subordinated debt to $750.0 million or less; (iii) make quarterly reductions

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

9.  Subordinated Debt and Warehouse Lines and Other Notes Payable (continued)

commencing in April 2004 of an amount of subordinated debt outstanding to be determined; (iv) maintain maximum interest rates payable on subordinated debt securities not to exceed 10 percentage points above comparable rates for FDIC insured products; and (v) the lender's receipt of the Company's audited financial statements for the period ended June 30, 2003. The definitive agreements will grant the lender an option at any time after the first anniversary of entering into the definitive agreements to increase the credit amount on the $250.0 million facility to $400.0 million with additional fees payable by the Company plus additional interest as may be required by the institutions or investors providing the lender with these additional funds. The commitment letter requires that the Company enter into definitive agreements not later than October 17, 2003. While the Company anticipates that it will close this transaction prior to such date, it cannot provide assurance that these negotiations will result in definitive agreements or that such agreements, as negotiated, will be on terms and conditions acceptable to the Company. In the event the Company is unable to close these facilities or another facility within the time frame provided under the new $200.0 million credit facility described above, the lender on that facility would be under no obligation to make further advances under the terms of that facility and outstanding advances would have to be repaid over a period of time.

   Under a registration statement declared effective by the SEC on October 3, 2002, the Company registered $315.0 million of subordinated debt. Of the $315.0 million, $121.3 million of debt from this registration statement was available for future issuance as of June 30, 2003. In June 2003, the Company filed a new registration statement with the SEC to register an additional $295.0 million of subordinated debt.

   The Company's subordinated debt securities are subordinated in right of payment to, or subordinate to, the payment in full of all senior debt as defined in the indentures related to such debt, whether outstanding on the date of the applicable indenture or incurred following the date of the indenture. The Company's assets, including the stock it holds in its subsidiaries, are available to repay the subordinated debt in the event of default following payment to holders of the senior debt. In the event of the Company's default and liquidation of its subsidiaries to repay the debt holders, creditors of the subsidiaries must be paid or provision made for their payment from the assets of the subsidiaries before the remaining assets of the subsidiaries can be used to repay the holders of the subordinated debt securities.

   In September 2002, the Company entered into a series of leases for computer equipment which qualify as capital leases. The total principal amount of debt to be recorded under these leases is $1.0 million. The leases have an imputed interest rate of 8.0% and mature through January 2006.

   The Company paid commitment fees and non-usage fees on warehouse lines and operating lines of credit of $0.4 million, $0.7 million and $0.4 million in the years ended June 30, 2003, 2002 and 2001, respectively.

10.  Stockholders' Equity

   In fiscal 1999, the Board of Directors initiated a stock repurchase program in view of the price level of the Company's common stock, which at the time traded and has continued to trade at below book value. In addition, the Company's consistent earnings growth over the past several years through fiscal 2002 did not result in a corresponding increase in the market value of its common stock. The repurchase program was extended in fiscal 2000, 2001 and 2002. The fiscal 2002 extension authorized the purchase of up to 10% of the then outstanding shares, which totaled approximately 2,661,000 shares on the date of the extension. The Company repurchased 43,000 shares under the most current repurchase program, which terminated in November 2002. The Company did not extend the repurchase program beyond this date and currently has no plans to repurchase additional shares.

   The total number of shares repurchased under the stock repurchase program was: 117,000 in fiscal 1999; 327,000 in fiscal 2000; 627,000 in fiscal 2001;
and 352,000 in fiscal 2002. The cumulative effect of the stock

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

10.  Stockholders' Equity (continued)

repurchase program was an increase in diluted earnings per share of $0.41 and $0.32 for the years ended June 30, 2002 and 2001, respectively.

   On August 21, 2002, the Board of Directors declared a 10% stock dividend payable September 13, 2002 to shareholders of record on September 3, 2002. In conjunction with the Board's resolution, all outstanding stock options and related exercise prices were adjusted. Accordingly, all outstanding common shares, earnings per common share, average common share and stock option amounts presented have been adjusted to reflect the effect of this stock dividend. Amounts presented for fiscal 2001 have been similarly adjusted for the effect of a 10% stock dividend declared October 1, 2001, which was paid on November 5, 2001 to shareholders of record on October 22, 2001. The Company increased its quarterly cash dividend to $0.08 per share in fiscal 2003. Cash dividends of $0.32, $0.28 and $0.26 were paid in the years ended June 30, 2003, 2002 and 2001, respectively.

   In May 2002 the Company registered 440,000 shares of its common stock for use in a dividend reinvestment plan. The dividend reinvestment plan is intended to allow shareholders to purchase the Company's common stock with dividend payments from their existing common stock holdings. This option continues to be offered to the shareholders. As of June 30, 2003, 431,566 shares are available for use in the plan.

   In December 2002, the Company's shareholders approved an increase in the number of shares of authorized preferred stock from 1.0 million shares to
3.0 million shares. The preferred shares may be used to raise equity capital, redeem outstanding debt or acquire other companies, although no such acquisitions are currently contemplated. The Board of Directors has discretion with respect to designating and establishing the terms of each series of preferred stock prior to issuance.

11.  Employee Benefit Plan

   The Company has a 401(k) defined contribution plan, which was established in 1995, available to all employees who have been with the Company for one month and have reached the age of 21. Employees may generally contribute up to 15% of their earnings each year, subject to IRS imposed limitations. For participants with one or more years of service, the Company, at its discretion, may match up to 25% of the first 5% of earnings contributed by the employee, and may match an additional 25% of the first 5% of earnings contributed by the employee in Company stock. The Company's contribution was $417 thousand, $350 thousand and $307 thousand for the years ended June 30, 2003, 2002 and 2001, respectively.

12.  Stock Option and Stock Incentive Plans

   The Company has stock option plans that provide for the periodic granting of options to key employees and non-employee directors. These plans have been approved by the Company's shareholders. Options are generally granted to key employees at the market price of the Company's stock on the date of grant and expire five to ten years from date of grant. Options either fully vest when granted or over periods of up to five years. At June 30, 2003, 230,024 shares were available for future grant under the Company's stock option plans.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

12.  Stock Option and Stock Incentive Plans (continued)

   A summary of key employee stock option activity for the years ended June 30, 2003, 2002 and 2001 follows. Stock option activity has been retroactively adjusted for the effect of the stock dividends described in Note 10.


                                                                Weighted-Average
                                             Number of Shares    Exercise Price
                                             ----------------   ----------------
Options outstanding, June 30, 2000 ......        563,981             $13.23
Options granted .........................         81,675               5.32
Options canceled ........................        (91,052)             15.82
                                                 -------
Options outstanding, June 30, 2001 ......        554,604              11.64
Options granted .........................        110,311              12.81
Options exercised .......................           (121)             10.75
Options canceled ........................        (61,336)              7.32
                                                 -------
Options outstanding, June 30, 2002 ......        603,458              11.95
Options granted .........................          6,000              13.50
Options exercised .......................         (4,000)              5.06
Options canceled ........................        (41,466)             14.41
                                                 -------
Options outstanding, June 30, 2003 ......        563,992             $11.79
                                                 =======


   The Company also issues stock options to non-employee directors. Options generally are granted to non-employee directors at or above the market price of the stock on the date of grant, fully vest when granted and expire three to ten years after the date of grant.

   A summary of non-employee director stock option activity for the three years ended June 30, 2003, 2002 and 2001 follows. Stock option activity has been retroactively adjusted for the effect of the stock dividends described in Note 10.


                                                                Weighted-Average
                                             Number of Shares    Exercise Price
                                             ----------------   ----------------
Options outstanding, June 30, 2000 ......        211,750             $ 9.45
Options granted .........................         48,400               5.27
Options canceled ........................        (25,410)             18.30
                                                 -------
Options outstanding, June 30, 2001 ......        234,740               7.63
Options granted .........................         59,400              13.97
Options canceled ........................        (25,410)             11.81
                                                 -------
Options outstanding, June 30, 2002 ......        268,730               8.64
Options exercised .......................        (87,985)              7.37
Options canceled ........................        (12,100)             10.74
                                                 -------
Options outstanding, June 30, 2003 ......        168,645             $ 9.25
                                                 =======


   The Company accounts for stock options issued under these plans using the intrinsic value method. See Note 1 for more detail.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

12.  Stock Option and Stock Incentive Plans (continued)

   The weighted-average fair value of options granted during fiscal years ended June 30, 2003, 2002 and 2001 were $7.00, $5.85 and $2.15, respectively. The fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:


                                                                                                            June 30,
                                                                                            ---------------------------------------
                                                                                                2003          2002         2001
                                                                                            -----------    ----------   -----------
Expected volatility.....................................................................            65%           50%           40%
Expected life...........................................................................         8 yrs.        8 yrs.        8 yrs.
Risk-free interest rate.................................................................    3.3% - 3.8%    3.4% -5.3%   5.0% - 5.9%


   The following tables summarize information about stock options outstanding under these plans at June 30, 2003:


Options Outstanding
                                                                                                      Weighted
                                                                                                     Remaining          Weighted-
                                                                                     Number of    Contractual Life       Average
Range of Exercise Prices of Options                                                    Shares         in Years       Exercise Price
----------------------------------------------------------                           ---------    ----------------   --------------
$ 3.94 to 5.63                                                                        174,971           3.7              $ 4.62
10.74 to 12.59                                                                        312,549           6.7               11.27
13.49 to 15.74                                                                        186,671           3.0               14.94
17.22 to 20.46                                                                         58,446           4.6               18.70
                                                                                      -------           ---
                                                                                      732,637           4.9              $11.21
                                                                                      =======           ===



Options Exercisable
                                                                                                      Weighted
                                                                                                     Remaining          Weighted-
                                                                                     Number of    Contractual Life       Average
Range of Exercise Prices of Options                                                    Shares         in Years       Exercise Price
----------------------------------------------------------                           ---------    ----------------   --------------
$ 3.94 to 5.63                                                                        144,701           2.9              $ 4.52
10.74 to 12.59                                                                        161,019           5.9               11.02
13.49 to 15.74                                                                        139,531           3.1               15.14
17.22 to 20.46                                                                         58,446           4.6               18.70
                                                                                      -------           ---
                                                                                      503,697           4.1              $11.18
                                                                                      =======           ===


   The FASB released interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" allows options granted to directors to be accounted for consistently with those granted to employees if certain conditions are met, and therefore, no expense is recognized where the exercise price equals or exceeds the fair value of the shares at the date of grant. In accordance with the guidance, in fiscal 2001, the Company recorded $174 thousand as a cumulative effect of a change in accounting principle, which represents the cumulative amount of expense recognized in prior years for stock options issued to non-employee directors.

   In fiscal 2002 the Board of Directors adopted, and the shareholders approved, a stock incentive plan. The stock incentive plan provides for awards to officers and other employees of the Company in the form of the Company's common stock. Awards made pursuant to this plan are under the direction of the Compensation Committee of the Board of Directors and are dependent on the Company, and individuals receiving the grant, achieving certain goals developed by the Compensation Committee. The vesting schedule for awards under this plan, if any, are set by the Compensation Committee at time of grant. The total number of shares authorized to be granted under the Stock Incentive Plan are 165,000 shares. The number of shares issuable can be adjusted, however, in the event of a reorganization, recapitalization, stock split, stock dividend,

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

12.  Stock Option and Stock Incentive Plans (continued)

merger, consolidation or other change in the corporate structure of the Company. On October 15, 2002, 27,899 shares were granted at a price of $10.05 per share and 10,876 shares were granted on October 17, 2002 at $10.43 per share to officers and employees under this plan.

13.  Income Taxes

   The provision for income taxes consists of the following (in thousands):


                                                                                                            Year ended June 30,
                                                                                                        ---------------------------
                                                                                                          2003       2002     2001
                                                                                                        --------    ------   ------
Current
 Federal............................................................................................    $      9    $1,455   $  383
 State..............................................................................................         400       250       76
                                                                                                        --------    ------   ------
                                                                                                             409     1,705      459
                                                                                                        --------    ------   ------
Deferred
 Federal............................................................................................     (19,377)    3,986    4,641
 State..............................................................................................        (150)       --      174
                                                                                                        --------    ------   ------
                                                                                                         (19,527)    3,986    4,815
                                                                                                        --------    ------   ------
Total provision for income taxes....................................................................    $(19,118)   $5,691   $5,274
                                                                                                        ========    ======   ======


   There were $4.1 million in federal tax benefits from the utilization of net operating loss carryforwards in the year ended June 30, 2003 while there were no tax benefits from the utilization of net operating loss carryforwards in the year ended June 30, 2002.

   The cumulative temporary differences resulted in net deferred income tax assets or liabilities consisting primarily of the following (in thousands):

                                                                   Year ended
                                                                     June 30,
                                                               -----------------
                                                                 2003      2002
                                                               -------   -------
Deferred income tax assets:
Allowance for credit losses ...............................    $   997   $ 1,297
Net operating loss carryforwards ..........................     72,581    60,720
Other .....................................................     14,544     6,303
                                                               -------   -------
                                                                88,122    68,320
Less valuation allowance ..................................     36,830    29,326
                                                               -------   -------
                                                                51,292    38,994
                                                               -------   -------
Deferred income tax liabilities:
Interest-only strips and other receivables ................     68,328    74,118
                                                               -------   -------
                                                                68,328    74,118
                                                               -------   -------
Net deferred income tax liability .........................    $17,036   $35,124
                                                               =======   =======


   The valuation allowance represents the income tax effect of state net operating loss carryforwards of the Company, which are not presently expected to be utilized. The utilization of net operating loss carryforwards for federal tax purposes is not dependent on future taxable income from operations, but on the reversal of timing differences principally related to existing securitization assets. These timing differences are expected to absorb the available net operating loss carryforwards during the carryforward period.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

13.  Income Taxes (continued)

   A reconciliation of income taxes at federal statutory rates to the Company's tax provision is as follows (in thousands):


                                                                                                            Year ended June 30,
                                                                                                        ---------------------------
                                                                                                          2003       2002     2001
                                                                                                        --------    ------   ------
Federal income tax at statutory rates...............................................................    $(17,157)   $4,742   $4,615
Nondeductible items.................................................................................          85        65      534
Other, net..........................................................................................      (2,046)      884      125
                                                                                                        --------    ------   ------
                                                                                                        $(19,118)   $5,691   $5,274
                                                                                                        ========    ======   ======

   For income tax reporting, the Company has net operating loss carryforwards aggregating approximately $460.4 million available to reduce future state income taxes for various states as of June 30, 2003. If not used, substantially all of the carryforwards will expire at various dates from June 30, 2003 to June 30, 2005. The $2.0 million benefit in the other, net category is the result of the reversal of state and federal reserves which are no longer deemed necessary.

14.  Commitments and Contingencies

Operating Leases

   As of June 30, 2003, the Company leases property under noncancelable operating leases requiring minimum annual rentals as follows (in thousands):

Year ending June 30,
2004 .................................................................   $ 1,422
2005 .................................................................     5,283
2006 .................................................................     5,131
2007 .................................................................     5,312
2008 .................................................................     5,442
Thereafter ...........................................................    33,533
                                                                         -------
                                                                         $56,123
                                                                         =======


   Rent expense for leased property was $5.1 million, $4.9 million and $5.2 million, respectively, for the years ended June 30, 2003, 2002, and 2001.

Employment Agreements

   In January 1997, the Company entered into employment agreements, as amended, with three executives under which they are entitled to an initial annual base compensation of $625 thousand, collectively, automatically adjusted for increases in the Consumer Price Index and may be adjusted for merit increases. The agreements with two of the executives also provide for bonus payments up to 225% of the executive's annual salary under a cash bonus plan established by the Company's Board of Directors. The third executive is entitled to a bonus payment of up to 50% of the executive's annual salary. The agreements terminate upon the earlier of: (a) the executive's death, permanent disability, termination of employment for cause, voluntary resignation or 70th birthday; (b) the later of five years from any anniversary date of the agreements for two executives and three years for one executive; or (c) five years from the date of notice to the executive of the Company's intention to terminate the agreement for two executives and three years for one executive. In addition, two of the executives are entitled to a cash payment equal to 299% of the last five years average annual compensation in the event of a "change in control," as defined in the agreement. The remaining executive is entitled to a similar payment but only if he is terminated in connection with a change in control.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

14.  Commitments and Contingencies (continued)

   The Company has also entered into an employment agreement with another executive under which the executive is entitled to receive an initial annual base compensation of $335 thousand which shall be reviewed annually and may be adjusted for merit increases. The executive is eligible for a cash bonus payment of up to 50% of the executive's annual base compensation based upon the Company achieving specific goals and objectives. This agreement terminates upon: (a) the earlier of the executive's death, permanent disability, termination of employment for cause, voluntary resignation or 70th birthday; or (b) upon notice to the executive of the Company's intention to terminate the agreement without cause in which case the executive will receive a cash payment equal to his annual base salary. This agreement is binding upon any successor of the Company by merger, consolidation, purchase or otherwise. In the event of a change in control, this executive will receive his highest annual salary for the twelve-month period preceding the termination of his employment and his highest annual bonus paid in any of the three fiscal years preceding termination. In addition, this executive is eligible for a cash bonus payment of up to 50% of the executive's annual base compensation at the time of award based upon the executive achieving specific goals and objectives.

   The Company has also entered into an employment arrangement with another executive under which the executive is entitled to receive an initial annual base compensation of $275 thousand. In addition, this executive is eligible for a cash bonus payment of up to 50% of the executive's annual base compensation based upon the Company achieving specific goals and objectives. This executive is entitled to receive one year's base salary if terminated for any reason, except for cause as defined in the agreement. This executive is also entitled to a severance payment equal to two times the executive's highest annual base salary and bonus earned within a specified period if terminated due to a change in control of the Company or within twenty-four months of a change in control of the Company the executive resigns due to circumstances specified in the agreement.

Periodic Advance Guarantees

   As the servicer of securitized loans, the Company is obligated to advance interest payments for delinquent loans if we deem that the advances will ultimately be recoverable. These advances can first be made out of funds available in a trust's collection account. If the funds available from the trust's collection account are insufficient to make the required interest advances, then the Company is required to make the advance from its operating cash. The advances made from a trust's collection account, if not recovered from the borrower or proceeds from the liquidation of the loan, require reimbursement from the Company. However, the Company can recover any advances the Company makes from its operating cash from the subsequent month's mortgage loan payments to the applicable trust prior to any distributions to the certificate holders.

   The Company adopted FIN 45 on a prospective basis for guarantees that are issued or modified after December 31, 2002. Based on the requirements of this guidance for the fiscal year ended June 30, 2003, the Company has recorded a $0.7 million liability in conjunction with the sale of mortgage loans to the ABFS 2003-1 securitization trust which occurred in March 2003. This liability represents its estimate of the fair value of periodic interest advances that the Company as servicer of the securitized loans, is obligated to pay to the trust on behalf of delinquent loans. The fair value of the liability was estimated based on an analysis of historical periodic interest advances and recoveries from securitization trusts.

Other

   State and federal banking regulatory agencies, state attorneys general offices, the Federal Trade Commission, the U.S. Department of Justice, the U.S. Department of Housing and Urban Development and state and local governmental authorities have increased their focus on lending practices by some companies in the subprime industry, more commonly referred to as "predatory lending" practices. State, local and federal

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

14.  Commitments and Contingencies (continued)

governmental agencies have imposed sanctions for practices including, but not limited to, charging borrowers excessive fees, imposing higher interest rates than the borrower's credit risk warrants and failing to adequately disclose the material terms of loans to the borrowers. As a result of these initiatives, the Company is unable to predict whether state, local or federal authorities will require changes in the Company's lending practices in the future, including the reimbursement of borrowers as a result of fees charged or the imposition of fines, or the impact of those changes on the Company's profitability. The Pennsylvania Attorney General reviewed certain fees charged to Pennsylvania customers by the Company's subsidiary, HomeAmerican Credit, Inc., which does business as Upland Mortgage. Although the Company believes that these fees were fair and in compliance with applicable federal and state laws, in April 2002 the Company agreed to reimburse borrowers approximately $221,000 with respect to a particular fee paid by borrowers from January 1, 1999 to mid-February 2001 and to reimburse the Commonwealth of Pennsylvania $50,000 for their costs of investigation and for future public protection purposes. The Company discontinued charging this particular fee in mid-February 2001. The Company has satisfied the monetary commitments and obligations to the Pennsylvania Attorney General. The reserve, which the Company previously established, was adequate to cover the resolution of this matter.

15.  Legal Proceedings

   On February 26, 2002, a purported class action titled Calvin Hale v. HomeAmerican Credit, Inc., No. 02 C 1606, United States District Court for the Northern District of Illinois, was filed in the Circuit Court of Cook County, Illinois (subsequently removed by Upland Mortgage to the captioned federal court) against the Company's subsidiary, HomeAmerican Credit, Inc., which does business as Upland Mortgage, on behalf of borrowers in Illinois, Indiana, Michigan and Wisconsin who paid a document preparation fee on loans originated since February 4, 1997. The case consisted of three purported class action counts and two individual counts. The plaintiff alleged that the charging of, and the failure to properly disclose the nature of, a document preparation fee were improper under applicable state law. In November 2002 the Illinois Federal District Court dismissed the three class action counts and an agreement in principle was reached in August 2003 to settle the matter. The terms of the settlement have been finalized and did not have a material effect on our consolidated financial position or results of operations.

   The Company's lending subsidiaries, including HomeAmerican Credit, Inc. which does business as Upland Mortgage, are involved, from time to time, in class action lawsuits, other litigation, claims, investigations by governmental authorities, and legal proceedings arising out of their lending and servicing activities, including the purported class action entitled, Calvin Hale v. HomeAmerican Credit, Inc., d/b/a Upland Mortgage, described above. Due to the Company's current expectation regarding the ultimate resolution of these actions, management believes that the liabilities resulting from these actions will not have a material adverse effect on its consolidated financial position or results of operations. However, due to the inherent uncertainty in litigation and because the ultimate resolution of these proceedings are influenced by factors outside of the Company's control, the Company's estimated liability under these proceedings may change or actual results may differ from its estimates.

   Additionally, court decisions in litigation to which the Company is not a party may also affect its lending activities and could subject it to litigation in the future. For example, in Glukowsky v. Equity One, Inc., (Docket No. A-3202 -- 01T3), dated April 24, 2003, to which the Company is not a party, the Appellate Division of the Superior Court of New Jersey determined that the Parity Act's preemption of state law was invalid and that the state laws precluding some lenders from imposing prepayment fees are applicable to loans made in New Jersey. The Company expects that, as a result of the publicity surrounding predatory lending practices and this recent New Jersey court decision regarding the Parity Act, it may be subject to other class action suits in the future.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

15.  Legal Proceedings (continued)

   In addition, from time to time, the Company is involved as plaintiff or defendant in various other legal proceedings arising in the normal course of its business. While the Company cannot predict the ultimate outcome of these various legal proceedings, management believes that the resolution of these legal actions should not have a material effect on the Company's financial position, results of operations or liquidity.

16.  Related Party Transactions

   The Company has a loan receivable from an officer of the Company for $600 thousand, which was an advance for the exercise of stock options to purchase 247,513 shares of the Company's common stock in 1995. The loan is due in September 2005 (earlier if the stock is disposed of). Interest at 6.46% is payable annually. The loan is secured by 247,513 shares of the Company's stock, and is shown as a reduction of stockholders' equity on the accompanying balance sheet.

   On April 2, 2001, the Company awarded 2,500 shares (3,025 shares after the effect of stock dividends) of its common stock to a director of the Company as a result of services rendered in connection with its stock repurchases.

   In February 2003, the Company awarded 2,000 shares of its common stock to each of two newly appointed members of its Board of Directors.

   The Company employs members of the immediate family of one of its directors and one of its non-director executive officers in various executive and other positions. The Company believes that the salaries paid to these individuals are competitive with salaries paid to other employees in similar positions within the Company and in its industry.

   Additionally, the Company has business relationships with other related parties including family members of one of its directors and one of its non-director executive officers through which the Company has, from time to time, purchased appraisal services, office equipment and real estate advisory services. None of these related party transactions, individually or collectively, are material to the Company's results of operations. No active market exists for certain of the Company's assets and liabilities. Therefore, fair value estimates are based on judgments regarding credit risk, investor expectation of future economic conditions, normal cost of administration and other risk characteristics, including interest rates and prepayment risk. These estimates are subjective in nature and involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

17.  Fair Value of Financial Instruments

   The following table summarizes the carrying amounts and fair value estimates of financial instruments recorded on the Company's financial statements at June 30, 2003 and 2002 (in thousands):


                                                                                June 30, 2003                  June 30, 2002
                                                                         ---------------------------    ---------------------------
                                                                        Carrying Value    Fair Value    Carrying Value   Fair Value
                                                                        --------------    ----------    --------------   ----------
Assets
Cash and cash equivalents ...........................................      $ 47,475        $ 47,475        $108,599       $108,599
Loans and leases available for sale .................................       271,402         272,991          57,677         67,145
Interest-only strips ................................................       598,278         598,278         512,611        512,611
Servicing rights ....................................................       119,291         119,291         125,288        125,951
Investments held to maturity ........................................           881             946             917            989
Liabilities
Subordinated debt and warehouse lines and notes payable .............      $932,456        $931,302        $664,206       $663,212


   The methodology and assumptions utilized to estimate the fair value of the Company's financial instruments are as follows:

     Cash and cash equivalents -- For these short-term instruments, the carrying amount approximates fair value.

     Loans and leases available for sale -- Fair value is determined by recent sales and securitizations.

     Interest-only strips -- Fair value is determined using estimated discounted future cash flows taking into consideration anticipated prepayment rates and credit loss rates of the underlying loans and leases.

     Servicing rights -- Fair value is determined using estimated discounted future cash flows taking into consideration anticipated prepayment rates and credit loss rates of the underlying loans and leases.

     Investments held to maturity -- Represent mortgage loan backed securities retained in securitizations. Fair value is determined using estimated discounted future cash flows taking into consideration anticipated prepayment rates and credit loss rates of the underlying loans and pass through investment certificate interest rates of current securitizations.

     Subordinated debt and notes payable -- The fair value of fixed debt is estimated using the rates currently available to the Company for debt of similar terms.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

17.  Fair Value of Financial Instruments (continued)

   The carrying value of mortgage backed securities retained in securitizations, which were held-to-maturity investment securities were as follows (in thousands):


                                                                                                      Gross        Gross
                                                                                      Amortized    Unrealized    Unrealized    Fair
                                                                                         Cost         Gains        Losses     Value
                                                                                      ---------    ----------    ----------   -----
June 30, 2003 .....................................................................      $881          $65          $--        $946
June 30, 2002 .....................................................................      $917          $72          $--        $989


   Mortgage backed securities mature through November 2005.

18.  Derivative Financial Instruments

   SFAS No. 133 was effective on a prospective basis for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 on July 1, 2000 resulted in the cumulative effect of a change in accounting principle of $15 thousand pre-tax being recognized as expense in the Consolidated Statement of Income for the year ended June 30, 2001. Due to the immateriality of the cumulative effect of adopting SFAS No. 133, the $15 thousand pre-tax expense is included in general and administrative expense in the Consolidated Statement of Income. The tax effects and earnings per share amounts related to the cumulative effect of adopting SFAS No. 133 are not material.

Hedging Activity

   Related to Loans Expected to Be Sold Through Securitizations. At the time the derivative contracts are executed, they are specifically designated as hedges of mortgage loans or the Company's residual interests in mortgage loans in its mortgage conduit facility, which the Company would expect to be included in a term securitization at a future date. The mortgage loans and mortgage loans underlying residual interests in mortgage pools consist of essentially similar pools of fixed interest rate loans, collateralized by real estate (primarily residential real estate) with similar maturities and similar credit characteristics. Fixed interest rate pass-through certificates issued by securitization trusts are generally priced to yield an interest rate spread above interest rate swap yield curves with maturities to match the maturities of the interest rate pass-through certificates. The Company may hedge potential interest rate changes in interest rate swap yield curves with forward starting interest rate swaps, Eurodollar futures, forward treasury sales or derivative contracts of similar underlying securities. This practice has provided strong correlation between the hedge contracts and the ultimate pricing that the Company will receive on the subsequent securitization.

   Related to Loans Expected to Be Sold Through Whole Loan Sale Transactions. The Company may also utilize derivative financial instruments in an attempt to mitigate the effect of changes in market interest rates between the date loans are originated at fixed interest rates and the date that the loans will be sold in a whole loan sale. At the time the derivative contracts are executed, they are specifically designated as hedges of mortgage loans or the Company's residual interests in mortgage loans in its mortgage conduit facility, which the Company would expect to be included in a whole loan sale transaction at a future date. The Company may hedge the effect of changes in market interest rates with forward sale commitments, forward starting interest rate swaps, Eurodollar futures, forward treasury sales or derivative contracts of similar underlying securities. On June 30, 2003, the Company entered into a forward sale agreement providing for the sale of $275 million of home equity mortgage loans at a price of 105.0%.

   Disqualified Hedging Relationship. The securitization market was not available to the Company in the fourth quarter of fiscal 2003. As a result, the Company realized that the expected high correlation between the changes in the fair values of the derivatives and the mortgage loans would not be achieved and discontinued hedge accounting. During the quarter ending June 30, 2003, $4.0 million of losses on $170.0 million of forward starting interest rate swaps previously designated as a hedge of mortgage loans expected to be

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

18.  Derivative Financial Instruments (continued)

securitized was charged to earnings. An offsetting increase of $3.7 million in the value of the hedged mortgage loans was recorded in earnings, representing the changes in value of the loans until the date that the Company learned that the securitization market was not available.

   The Company recorded the following gains and losses on the fair value of derivative financial instruments accounted for as hedging transactions or on disqualified hedging relationships for the years ended June 30, 2003, 2002 and 2001. Ineffectiveness related to qualified hedging relationships during the period was immaterial. Ineffectiveness is a measure of the difference in the change in fair value of the derivative financial instrument as compared to the change in the fair value of the item hedged (in thousands):


                                                                                                                Year Ended June 30,
                                                                                                       ----------------------------
                                                                                                          2003     2002       2001
                                                                                                       -------    -------   -------
Offset by gains and losses recorded on securitizations:
Losses on derivative financial instruments.........................................................    $(3,806)   $(9,401)  $(4,343)
Offset by gains and losses recorded on the fair value of hedged items:
Losses on derivative financial instruments.........................................................    $(7,037)   $    --   $    --
Amount settled in cash - paid......................................................................    $(5,041)   $(9,401)  $(4,343)


   At June 30, 2003, forward sale agreements and outstanding forward starting interest rate swap contracts accounted for as hedges and unrealized losses recorded as liabilities on the balance sheet were as follows (in thousands):


                                                           Notional   Unrealized
                                                            Amount       Loss
                                                           --------   ----------
Forward sale agreement ................................    $275,000     $    --
Forward starting interest rate swaps ..................    $     --     $(6,776)(a)

---------------
(a) Represents the liability carried on the balance sheet at June 30, 2003 for previously recorded losses not yet settled in cash.

   There were no outstanding derivatives contracts accounted for as hedges at June 30, 2002 or 2001.

Trading Activity

   Generally, the Company does not enter into derivative financial instrument contracts for trading purposes. However, the Company has entered into derivative financial instrument contracts which have not been designated as hedges in accordance with SFAS No. 133 and were therefore accounted for as trading assets or liabilities.

   Related to Loans Expected to Be Sold Through Securitizations. During fiscal 2003, the Company used interest rate swap contracts to protect the future securitization spreads on loans in its pipeline. Loans in the pipeline represent loan applications for which the Company is in the process of obtaining all the documentation required for a loan approval or approved loans, which have not been accepted by the borrower and are not considered to be firm commitments. The Company believed there was a greater chance that market interest rates that would be obtained on the subsequent securitization of these loans would increase rather than decline, and chose to protect the spread that could be earned in the event of rising rates.

   However due to a decline in market interest rates during the period the derivative contracts were used to manage interest rate risk on loans in the pipeline, the Company recorded losses on forward starting interest rate swap contracts during the fiscal year ended June 30, 2003. The losses are summarized in the table below.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

18.  Derivative Financial Instruments (continued)

   Related to Loans Expected to Be Sold Through Whole Loan Sale Transactions. The $170.0 million notional amount of forward starting interest rate swap contracts carrying over from the disqualified hedging relationship discussed above are currently being utilized to manage the effect of changes in market interest rates on the fair value of fixed-rate mortgage loans that were previously expected to be sold in a fourth quarter of fiscal 2003 securitization, but are now expected to be sold in whole loan sale transactions. The Company has elected not to designate these derivative contracts as an accounting hedge.

   The following gains and losses were recorded on the fair value of derivative financial instruments classified as trading for the year ended June 30, 2003. There were no derivative contracts classified as trading for the years ended June 30, 2002 and 2001 except those noted below to manage the exposure to changes in the fair value of certain interest-only strips due to changes in one-month LIBOR. (in thousands):

Trading gains(losses) on forward starting interest rate swaps:
Related to loan pipeline .............................................   $(3,796)
Related to whole loan sales ..........................................   $   441
Amount settled in cash - paid ........................................   $(2,671)


   At June 30, 2003, outstanding forward starting interest rate swap contracts used to manage interest rate risk on loans expected to be sold in whole loan sale transactions and the associated unrealized gains recorded as assets on the balance sheet are summarized in the table below. There were no open derivative contracts classified as trading for the years ended June 30, 2002 and 2001 except those noted below to manage the exposure to changes in the fair value of certain interest-only strips due to changes in one-month LIBOR. (in thousands):


                                                           Notional   Unrealized
                                                            Amount       Gain
                                                           --------   ----------
Forward starting interest rate swaps ..................    $170,000      $441


   The sensitivity of the forward starting interest rate swap contracts held as trading as of June 30, 2003 to a 0.1% change in market interest rates is $0.1 million.

   Related to Interest-only Strips. For fiscal years ended June 30, 2003 and 2002, respectively, the Company recorded net losses of $0.9 million and $0.7 million on an interest rate swap contract which was not designated as an accounting hedge. This contract was designed to reduce the exposure to changes in the fair value of certain interest-only strips due to changes in one-month LIBOR. The loss on the swap contract was due to decreases in the interest rate swap yield curve during the periods the contract was in place. Included in the $0.9 million net loss recorded in the fiscal year ended June 30, 2003 were unrealized gains of $0.1 million representing the net change in the fair value of the contract during the fiscal year and $1.0 million of cash losses paid during the fiscal year. Included in the $0.7 million net loss recorded in the fiscal year ended June 30, 2002 were unrealized losses of $0.5 million representing the net change in the fair value of the contract during the fiscal year and $0.2 million of cash losses paid during the fiscal year. The cumulative net unrealized loss of $0.3 million is included as a trading liability in Other liabilities.

   Terms of the interest rate swap contract at June 30, 2003 were as follows (dollars in thousands):

Notional amount ..................................................   $    44,535
Rate received - Floating(a) ......................................         1.18%
Rate paid - Fixed ................................................         2.89%
Maturity date ....................................................    April 2004
Unrealized loss ..................................................   $       334
Sensitivity to 0.1% change in interest rates .....................   $        17

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

18.  Derivative Financial Instruments (continued)

---------------
(a) Rate represents the spot rate for one-month LIBOR paid on the securitized floating interest rate certificate at the end of the period

19.  Reconciliation of Basic and Diluted Earnings Per Common Share

                                                                                                             Year ended June 30,
                                                                                                          2003       2002     2001
                                                                                                        --------    ------   ------
                                                                                                           (in thousands except per
                                                                                                                        share data)
(Numerator)
Income (loss) before cumulative effect of a change in accounting principle..........................    $(29,902)   $7,859   $7,911
Cumulative effect of a change in accounting principle...............................................          --        --      174
                                                                                                        --------    ------   ------
Net income (loss)...................................................................................    $(29,902)   $7,859   $8,085
                                                                                                        ========    ======   ======
(Denominator)
Average Common Shares:
 Average common shares outstanding..................................................................       2,918     2,934    3,797
 Average potentially dilutive shares................................................................         (a)       221       88
                                                                                                        --------    ------   ------
 Average common and potentially dilutive shares.....................................................       2,918     3,155    3,885
                                                                                                        ========    ======   ======
Earnings (loss) per common share:
 Basic:
Income (loss) before cumulative effect of a change in accounting principle..........................    $ (10.25)   $ 2.68   $ 2.08
Cumulative effect of a change in accounting principle...............................................          --        --     0.05
                                                                                                        --------    ------   ------
 Net income (loss)..................................................................................    $ (10.25)   $ 2.68   $ 2.13
                                                                                                        ========    ======   ======
 Diluted:
Income (loss) before cumulative effect of a change in accounting principle..........................    $ (10.25)   $ 2.49   $ 2.04
Cumulative effect of a change in accounting principle...............................................          --        --     0.04
                                                                                                        --------    ------   ------
 Net income (loss)..................................................................................    $ (10.25)   $ 2.49   $ 2.08
                                                                                                        ========    ======   ======

---------------
(a) Anti-dilutive in fiscal year 2003.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

20.  Segment Information

   The Company has three operating segments: Loan Origination, Servicing and Treasury and Funding.

   The Loan Origination segment originates business purpose loans secured by real estate and other business assets, home equity loans typically to credit-impaired borrowers and loans secured by one to four family residential real estate.

   The Servicing segment services the loans originated by the Company both while held as available for sale by the Company and subsequent to securitization. Servicing activities include billing and collecting payments from borrowers, transmitting payments to securitization trust investors, accounting for principal and interest, collections and foreclosure activities and disposing of real estate owned.

   The Treasury and Funding segment offers the Company's subordinated debt securities pursuant to a registered public offering and obtains other sources of funding for the Company's general operating and lending activities.

   The All Other caption on the following tables mainly represents segments that do not meet the SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" defined thresholds for determining reportable segments, financial assets not related to operating segments and is mainly comprised of interest-only strips, unallocated overhead and other expenses of the Company unrelated to the reportable segments identified.

   The reporting segments follow the same accounting policies used for the Company's consolidated financial statements as described in the summary of significant accounting policies. Management evaluates a segment's performance based upon profit or loss from operations before income taxes.

   Reconciling items represent elimination of inter-segment income and expense items, and are included to reconcile segment data to the consolidated financial statements.


                                                                             Year ended June 30, 2003
                                                 ----------------------------------------------------------------------------------
                                                    Loan        Treasury and                             Reconciling
                                                 Origination      Funding      Servicing    All Other       Items      Consolidated
                                                 -----------    ------------   ---------    ---------    -----------   ------------
                                                                                                                     (in thousands)
External revenues:
 Gain on sale of loans:
   Securitizations                                 $170,950       $     --      $     --     $     --     $      --     $  170,950
   Whole loan sales...........................          655             --            --           --            --            655
 Interest income .............................        9,311            422           762       47,347            --         57,842
 Non-interest income .........................        8,295              4        45,480           --       (41,820)        11,959
Inter-segment revenues .......................           --         75,422            --       74,752      (150,174)            --
Operating expenses:
 Interest expense ............................       20,970         66,526         2,467       53,557       (75,422)        68,098
 Non-interest expense ........................       52,471          9,079        42,542       64,406            --        168,498
 Depreciation and amortization ...............        3,236            108         1,168        4,136            --          8,648
 Interest-only strips valuation adjustment ...           --             --            --       45,182            --         45,182
 Inter-segment expense .......................      116,572             --            --           --      (116,572)            --
Income tax expense (benefit) .................       (1,575)            53            25      (17,621)           --       (19,118)
                                                   --------       --------      --------     --------     ---------     ----------
Net income (loss) ............................     $ (2,463)      $     82      $     40     $(27,561)    $      --     $ (29,902)
                                                   ========       ========      ========     ========     =========     ==========
Segment assets ...............................     $349,207       $156,082      $111,254     $639,377     $ (96,569)    $1,159,351
                                                   ========       ========      ========     ========     =========     ==========

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

20.  Segment Information (continued)


                                                                              Year ended June 30, 2002
                                                 ----------------------------------------------------------------------------------
                                                     Loan       Treasury and                             Reconciling
                                                 Origination      Funding      Servicing    All Other       Items      Consolidated
                                                 -----------    ------------   ---------    ---------    -----------   ------------
                                                                                   (in thousands)
External revenues:
 Gain on sale of loans and leases
   Securitizations............................     $185,580       $     --      $     --     $     --     $      --      $185,580
   Whole loan sales...........................        2,448             --            --           --            --         2,448
 Interest income .............................        7,199            998         1,309       35,386            --        44,892
 Non-interest income .........................        9,198              1        35,387          102       (29,707)       14,981
Inter-segment revenues .......................           --         70,586            --       68,335      (138,921)           --
Operating expenses:
 Interest expense ............................       22,387         67,256           298       49,328       (70,586)       68,683
 Non-interest expense ........................       41,547         11,613        31,375       52,163            --       136,698
 Depreciation and amortization ...............        3,348            142         1,095        2,332            --         6,917
 Interest-only strips valuation adjustment ...           --             --            --       22,053            --        22,053
 Inter-segment expense .......................       98,042             --            --           --       (98,042)           --
Income tax expense (benefit) .................       16,423         (3,119)        1,650       (9,263)           --         5,691
                                                   --------       --------      --------     --------     ---------      --------
Net income (loss) ............................     $ 22,678       $ (4,307)     $  2,278     $(12,790)    $      --      $  7,859
                                                   ========       ========      ========     ========     =========      ========
Segment assets ...............................     $ 95,017       $202,621      $124,914     $541,950     $ (88,127)     $876,375
                                                   ========       ========      ========     ========     =========      ========

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

21.  Quarterly Data Statement (unaudited)

   The interim financial statements below contain all adjustments (consisting of normal recurring accruals and the elimination of intercompany balances) necessary in management's opinion for a fair presentation of financial position and results of operations. The following tables summarize financial data by quarters (in thousands, except per share amounts):


                                                                                         Fiscal 2003 Quarters Ended
                                                                              -----------------------------------------------------
                                                                              June 30,    March 31,    December 31,   September 30,
                                                                              --------    ---------    ------------   -------------
Revenues
Gain on sale of loans and leases
 Securitizations ..........................................................   $    556     $54,504       $57,879         $58,011
 Whole sale loans .........................................................        626          (4)           (2)             35
Interest and fees .........................................................      6,002       4,665         4,595           4,133
Interest accretion on interest-only strips ................................     12,986      12,114        11,500          10,747
Servicing income ..........................................................        382         486           644           1,537
Other income ..............................................................          3           1             2               4
                                                                              --------     -------       -------         -------
Total revenues ............................................................     20,555      71,766        74,618          74,467
Total expenses (a) ........................................................     76,383      71,737        70,979          71,327
                                                                              --------     -------       -------         -------
Income (loss) before provision for income tax expense .....................    (55,828)         29         3,639           3,140
Provision for income tax expense (benefit) ................................    (21,773)       (192)        1,528           1,319
                                                                              --------     -------       -------         -------
Net income (loss) .........................................................   $(34,055)    $   221       $ 2,111         $ 1,821
                                                                              ========     =======       =======         =======
Earnings (loss) per common share:
 Basic ....................................................................   $ (11.68)    $  0.07       $  0.72         $  0.64
 Diluted ..................................................................   $ (11.68)    $  0.06       $  0.69         $  0.61

---------------
(a) Includes pre-tax adjustments to the fair value of securitization assets of $11.8 million, $10.7 million, $10.6 million and $12.1 million for the quarters ended June 30, March 31, December 31 and September 30, respectively.

          American Business Financial Services, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements (Continued)
                                 June 30, 2003

21.  Quarterly Data Statement (unaudited) (continued)



                                                                                            Fiscal 2002 Quarters Ended
                                                                               ----------------------------------------------------
                                                                              June 30,    March 31,    December 31,   September 30,
                                                                              --------    ---------    ------------   -------------
Revenues
Gain on sale of loans and leases
 Securitizations ..........................................................    $56,441     $49,220       $44,563         $35,356
 Whole sale loans .........................................................         74         540           641           1,193
Interest and fees .........................................................      4,505       4,752         4,885           4,748
Interest accretion on interest-only strips ................................      9,466       9,538         8,646           7,736
Servicing income ..........................................................      1,267       1,282         1,298           1,636
Other income ..............................................................          7         103             1               3
                                                                               -------     -------       -------         -------
Total revenues ............................................................     71,760      65,435        60,034          50,672
Total expenses (a) ........................................................     67,818      62,399        55,810          48,324
                                                                               -------     -------       -------         -------
Income before provision for income tax expense ............................      3,942       3,036         4,224           2,348
Provision for income tax expense ..........................................      1,656       1,275         1,774             986
                                                                               -------     -------       -------         -------
Net Income ................................................................    $ 2,286     $ 1,761       $ 2,450         $ 1,362
                                                                               =======     =======       =======         =======
Earnings per common share:
 Basic ....................................................................    $  0.80     $  0.58       $  0.87         $  0.43
 Diluted ..................................................................    $  0.75     $  0.55       $  0.79         $  0.40

---------------
(a) Includes pre-tax adjustments to the fair value of securitization assets of $8.9 million, $8.7 million and $4.5 million for the quarters ended June 30, March 31 and December 31, respectively.