Form 10-K/A, Exhibit 13
period 2004-06-30
AMERICAN BUSINESS FINANCIAL SERVICES INC /DE/
filed 2004-12-02
CIK 772349

                                                                     ABFS(SM)
American Business Financial Services, Inc.                              2
2004 ANNUAL REPORT                                                      0
                                                                        0
                                                                        4

ABFS(SM)
   2
   0
   0
   4

                               2004 ANNUAL REPORT
                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
General Information Regarding Our Business...............................      1
Forward-Looking Statements ..............................................      3
Selected Consolidated Financial Data ....................................      3
Management's Discussion and Analysis of Financial Condition and Results
  of Operations .........................................................      7
Market for Common Stock and Related Stockholder Matters .................    122
Index to Consolidated Financial Statements ..............................    F-1

                   GENERAL INFORMATION REGARDING OUR BUSINESS

   American Business Financial Services, Inc. is a financial services organization operating mainly in the eastern and central portions of the United States. Recent expansion has positioned us to increase our operations in the western portion of the United States, especially California. Through our principal direct and indirect subsidiaries, we currently originate, sell and service home equity and purchase money mortgage loans, to which we refer as home mortgage loans, secured by first or second mortgages on one-to-four family residences, which may not satisfy the eligibility requirements of Fannie Mae, Freddie Mac or similar buyers. During the first quarter of fiscal 2005, 91.0% of loans originated by us were secured by first mortgages and 9.0% of loans originated by us were secured by second mortgages. During fiscal 2004, 89.9% of loans originated by us were secured by first mortgages and 10.1% of loans originated by us were secured by second mortgages.

   Additionally, we service loans to businesses secured by real estate and other business assets that we had originated and sold in prior periods, which we refer to in this document as business purpose loans. To a very limited extent, we also originate business purpose loans. Our originations of business purpose loans during the first quarter of fiscal 2005 and the fiscal year ended June 30, 2004 totaled less than $1.0 million. To the extent we obtain a credit facility to fund business purpose loans, we may originate and sell business purpose loans in future periods.

   Our customers are primarily credit-impaired borrowers who are generally unable to obtain financing from banks or savings and loan associations and who are attracted to our products and services. This type of borrower is commonly referred to as a subprime borrower. Loans made to subprime borrowers are frequently referred to as subprime loans. Financial institutions utilize a credit rating system referred to as a FICO score to evaluate the creditworthiness of borrowers and as a means to establish their risk associated with lending to a particular borrower. The higher the FICO score, which can range from 300 to 850, the more creditworthy the borrower is. Generally, borrowers with FICO scores of 720 to 850 would receive the most favorable interest rates. During the three months ended September 30, 2004 and fiscal 2004, the average FICO score of our subprime home mortgage borrowers was 632 and 623, respectively. According to Standard & Poor's, subprime lenders issued securitized transactions with mixed collateral (fixed and adjustable-rate mortgage loans) with a range of average FICO scores between 584 and 642 during the second quarter of calendar 2004.

   Our business strategy has generally involved the sale of substantially all of the loans we originate through a combination of loan sales with servicing released, which we refer to as whole loan sales, and securitizations. Our determination as to whether to dispose of loans through securitizations or whole loan sales depends on a variety of factors including market conditions, profitability and cash flow considerations. From 1995 through the fourth quarter of fiscal 2003, we elected to utilize securitization transactions extensively due to the favorable conditions we experienced in the securitization markets. We generally realized higher gain on sale in our securitization transactions than on whole loan sales for cash. In whole loan sale transactions, the gain on sale is significantly lower than the gains realized in securitization transactions, but we receive the gain in cash. Due to our inability to securitize our loans in the fourth quarter of fiscal 2003, we adjusted our business strategy to emphasize more whole loan sales. The use of whole loan sales enables us to more rapidly generate cash flow, protect against volatility in the securitization markets and reduce risks inherent in retaining an interest in the securitized loans. However, unlike securitizations, where we may retain the right to service the loans we sell for a fee, which we refer to as servicing rights, whole loan sales are typically structured as a sale with servicing rights released and do not result in our receipt of interest-only strips. As a result, using whole loan sales more extensively in the future will reduce our income from servicing activities and limit the amount of securitization assets created. Of the $629.7 million of loans originated by us during the three months ended September 30, 2004, approximately 52% of these loans were sold in whole loan sales with servicing released and the remainder were on our balance sheet at September 30, 2004. Of the $982.7 million of loans originated by us in fiscal 2004, at June 30, 2004, approximately 10% of these loans were securitized, approximately 60% of these loans were sold in whole loan sales with servicing released and the remainder were on our balance sheet at June 30, 2004 as available for sale pending future sale. We do not intend to hold any of these loans on our balance sheet permanently. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Whole Loan Sales".

   When we securitize loans originated by our subsidiaries, we may retain interests in the securitized loans in the form of interest-only strips and servicing rights, which we refer to as our securitization assets. A securitization is a financing technique often used by originators of financial assets to raise capital. A securitization involves the transfer of a pool of financial assets, in our case, loans, to a trust in exchange for certificates, notes or other securities issued by the trust and representing an undivided interest in the trust assets. The transfer to the trust involves a sale and pledge of the financial assets, as well as providing representations and warranties regarding these transferred assets, depending on the particular transaction. Next, the trust sells a portion of the certificates, notes or other securities to investors for cash. Often the originator of the loans retains the servicing rights and may also retain an interest in the cash flows generated by the securitized loans which is subordinate to the interest represented by the notes or certificates sold to investors in the securitizations. This interest in the cash flows generated by the securitized loans is called an interest-only strip.

   Loans and leases in which we have interests, either because the loans and leases are on our balance sheet or sold into securitizations in which we have retained interests, are referred to as our total portfolio. The managed portfolio includes loans held on our balance sheet and loans serviced for others.

   In addition to other sources, we fund our operations with subordinated debentures that we offer from our principal operating office located in Philadelphia, Pennsylvania. We offer these subordinated debentures without the assistance of an underwriter or broker-dealer. At September 30, 2004, we had $490.0 million in subordinated debentures outstanding which included investment notes and variable rate demand notes. These subordinated debentures had a weighted-average interest rate of 10.30% and a weighted-average remaining maturity of 11.5 months at September 30, 2004. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

   Our principal corporate office is located at 103 Springer Building, 3411 Silverside Road, Wilmington, Delaware 19810. The telephone number at that address is (302) 478-6160. Our principal operating office is located at The Wanamaker Building, 100 Penn Square East, Philadelphia, Pennsylvania 19107. The telephone number at the Philadelphia office is (215) 940-4000. We maintain a web site on the World Wide Web at www.abfsonline.com. The information on our web site is not and should not be considered part of this document and is not incorporated into this document by reference. This web site is only intended to be an inactive textual reference.

                           FORWARD-LOOKING STATEMENTS

   Some of the information in this document may contain forward-looking statements. You can identify these statements by words or phrases such as "will likely result," "may," "are expected to," "will continue to," "is anticipated," "estimate," "believes," "projected," "intends to" or other similar words. These forward- looking statements regarding our business and prospects are based upon numerous assumptions about future conditions, which may ultimately prove to be inaccurate. Actual events and results may materially differ from anticipated results described in those statements. Forward-looking statements involve risks and uncertainties which could cause our actual results to differ materially from historical earnings and those presently anticipated. You should not place undue reliance on any forward-looking statement.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   You should consider our selected consolidated financial information set forth below together with the more detailed consolidated financial statements, including the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document.

                                                      THREE MONTHS ENDED
                                                        SEPTEMBER 30,                         YEAR ENDED JUNE 30,
                                                     -------------------    -------------------------------------------------------
                                                       2004       2003        2004        2003        2002        2001       2000
                                                     --------   --------    ---------   --------    --------    --------   --------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues:
 Gain on sale of loans and leases:
   Securitizations...............................    $     --   $    799    $  15,107   $170,950    $185,580    $128,978   $ 90,380
   Whole loan sales..............................       6,119      2,921       18,725        655       2,448       2,742      1,717
 Interest and fees...............................       7,696      4,653       17,732     19,395      18,890      19,840     17,683
 Interest accretion on interest-only strips......       8,448     11,109       40,176     47,347      35,386      26,069     16,616
 Other...........................................         846        719        5,332      3,059       5,597       5,707      4,250
                                                     --------   --------    ---------   --------    --------    --------   --------
Total revenues...................................      23,109     20,201       97,072    241,406     247,901     183,336    130,646
Total expenses(a)................................      61,935     62,569      276,794    290,426     234,351     170,151    120,284
                                                     --------   --------    ---------   --------    --------    --------   --------
Income (loss) before provision for income taxes
  (benefit)......................................     (38,826)   (42,368)    (179,722)   (49,020)     13,550      13,185     10,362
Provision for income taxes (benefit).............     (13,589)   (16,100)     (68,294)   (19,118)      5,691       5,274      3,938
                                                     --------   --------    ---------   --------    --------    --------   --------
Income (loss) before cumulative effect of a
  change in accounting principle.................     (25,237)   (26,268)    (111,428)   (29,902)      7,859       7,911      6,424
Cumulative effect of a change in accounting
  principle......................................          --         --           --         --          --         174         --
                                                     --------   --------    ---------   --------    --------    --------   --------
Income (loss) before dividends on preferred stock     (25,237)   (26,268)    (111,428)   (29,902)      7,859       8,085      6,424
Dividends on preferred stock.....................       3,475         --        3,718         --          --          --         --
                                                     --------   --------    ---------   --------    --------    --------   --------
Net income (loss) attributable to common stock...    $(28,712)  $(26,268)   $(115,146)  $(29,902)   $  7,859    $  8,085   $  6,424
                                                     ========   ========    =========   ========    ========    ========   ========
Per Common Share Data:
Income (loss) before cumulative effect of a
  change in accounting principle(b):
 Basic earnings (loss) per common share..........    $  (7.98)  $  (8.10)   $ (34.07)   $  (9.32)   $   2.44    $   1.89   $   1.41
 Diluted earnings (loss) per common share........       (7.98)     (8.10)     (34.07)      (9.32)       2.26        1.85       1.37
Net income (loss):
 Basic earnings (loss) per common share..........    $  (7.98)  $  (8.10)   $ (34.07)   $  (9.32)   $   2.44    $   1.94   $   1.41
 Diluted earnings (loss) per common share........       (7.98)     (8.10)     (34.07)      (9.32)       2.26        1.89       1.37
Cash dividends declared per common share.........          --         --           --      0.291       0.255       0.236      0.227

---------------
(a) Includes securitization assets fair value adjustments of $29 thousand for the three months ended September 30, 2004, $10.8 million for the three months ended September 30, 2003, $41.2 million for the fiscal year ended June 30, 2004, $45.2 million for the fiscal year ended June 30, 2003,
    $22.1 million for the fiscal year ended June 30, 2002 and $12.6 million for the fiscal year ended June 30, 2000.

(b) Amounts for the years ended June 30, 2003 and prior have been retroactively adjusted to reflect the effect of a 10% common stock dividend declared May 13, 2004 as if the additional shares had been outstanding for each period presented. Amounts for the years ended June 30, 2002 and prior have been retroactively adjusted to reflect the effect of a 10% stock dividend declared August 21, 2002. Amounts for the years ended June 30, 2001 and prior have been retroactively adjusted to reflect the effect of a 10% stock dividend declared October 1, 2001.

                                                                                                  JUNE 30,
                                                        SEPTEMBER 30,    ----------------------------------------------------------
                                                             2004           2004         2003         2002        2001       2000
                                                        -------------    ----------   ----------    --------    --------   --------
                                                                             (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents ...........................     $   19,673     $      910   $   36,590    $ 99,599    $ 84,667   $ 66,507
Restricted cash .....................................         10,419         13,307       10,885       9,000       6,425      3,244
Loan and lease receivables:
 Loans available for sale ...........................        336,511        304,275      263,419      45,919      78,060     29,699
 Non-accrual loans ..................................          3,314          1,993        3,999       3,868       2,831      3,474
 Lease receivables ..................................             --             --        3,984       7,891      14,030     18,629
Interest and fees receivable ........................         15,304         18,089       10,838       9,595      14,582     11,071
Deferment and forbearance advances receivable .......          5,839          6,249        4,341       2,697       1,967      1,931
Loans subject to repurchase rights ..................         40,736         38,984       23,761       9,028       2,428         --
Interest-only strips ................................        448,812        459,086      598,278     512,611     398,519    277,872
Servicing rights ....................................         66,712         73,738      119,291     125,288     102,437     74,919
Receivable for sold loans and leases ................             --             --       26,734          --          --     46,333
Total assets ........................................      1,083,396      1,042,870    1,159,351     876,375     766,487    594,282
Subordinated debentures .............................        490,026        522,609      719,540     655,720     537,950    390,676
Senior collateralized subordinated notes ............         97,454         83,639           --          --          --         --
Total liabilities ...................................      1,071,537      1,030,955    1,117,282     806,997     699,625    532,167
Stockholders' equity ................................         11,859         11,915       42,069      69,378      66,862     62,115


                                               THREE MONTHS ENDED
                                                 SEPTEMBER 30,                             YEAR ENDED JUNE 30,
                                              -------------------    --------------------------------------------------------------
                                                2004       2003        2004        2003          2002          2001         2000
                                              --------   --------    --------   ----------    ----------    ----------   ----------
                                                                (DOLLARS IN THOUSANDS)
OTHER DATA:
Total loans and leases on balance sheet,
  gross(a)................................    $332,680   $162,446    $302,255   $  266,161    $   57,221    $   90,621   $   48,183
Originations(b):
 Business purpose loans...................         151         --         587      122,790       133,352       120,537      106,187
 Home mortgage loans......................     629,579    124,052     982,093    1,543,730     1,246,505     1,096,440      949,014
Average loan size of loans originated(b):
 Business purpose loans...................          76         --         293           92            97            91           89
 Home mortgage loans......................         145         87         119           91            89            82           70
Weighted average interest rate of loans
  originated(b):
 Business purpose loans...................       15.99%        --%      14.62%       15.76%        15.75%        15.99%       15.99%
 Home mortgage loans......................        7.66       8.62        7.86         9.99         10.91         11.46        11.28
 Combined.................................        7.66       8.62        7.86        10.42         11.38         11.91        11.64
Loans and leases sold:
 Securitizations..........................    $     --   $  5,452    $141,407   $1,423,764    $1,351,135    $1,102,066   $1,001,702
 Whole loan sales.........................     602,222    270,979     808,378       28,013        57,679        76,333      102,670

---------------

(a) Reconciliation of loan and lease receivables -- available for sale to loans and leases on balance sheet:

                                                       THREE MONTHS ENDED
                                                         SEPTEMBER 30,                       YEAR ENDED JUNE 30,
                                                       -------------------   ---------------------------------------------------
                                                        2004        2003       2004        2003       2002      2001       2000
                                                      --------    --------   --------    --------   -------    -------   -------
                                                                                    (IN THOUSANDS)
   Total loans and leases available for sale* .....   $336,511    $151,286   $304,275    $263,419   $45,919    $78,060   $29,699
   Non-accrual loans* .............................      3,314       8,153      1,993       3,999     4,050      2,831     3,474
   Lease receivables* .............................         --       3,249         --       3,984     7,891     14,030    18,629
   Allowance for loan losses ......................         35         717        121         364     1,095      1,106       850
   Deferred direct loan origination costs .........     (7,236)     (2,593)    (4,453)     (6,878)   (1,997)    (5,786)   (4,648)
   Valuation allowance ............................        100       1,682         42       1,319       263        380       179
   Other ..........................................        (44)        (48)       277         (47)       --         --        --
                                                      --------    --------   --------    --------   -------    -------   -------
   Total loans and leases on balance sheet, gross .   $332,680    $162,446   $302,255    $266,161   $57,221    $90,621   $48,183
                                                      ========    ========   ========    ========   =======    =======   =======


   *    Per balance sheet.

(b) Conventional first mortgages and leases originated in fiscal 2000 have been excluded because we no longer originate these types of loans and leases.


                                                                       THREE MONTHS
                                                                          ENDED
                                                                      SEPTEMBER 30,                  YEAR ENDED JUNE 30,
                                                                    -----------------    ------------------------------------------
                                                                     2004       2003      2004      2003      2002    2001     2000
                                                                    -------   -------    -------   ------    -----    -----   -----
FINANCIAL RATIOS:
Return on average assets........................................     (10.71)%   (9.88)%   (11.60)%  (3.07)%   0.94%    1.22%   1.31%
Return on average equity........................................    (958.29)  (386.77)   (566.80)  (44.20)   11.75    12.22   10.29
Total delinquencies as a percentage of total on balance sheet
  portfolio at end of period(a).................................       1.57      9.03       1.19     1.97    11.72     3.87    6.08
Real estate owned as a percentage of total on balance sheet
  portfolio at end of period....................................       0.45      0.88       0.63     1.79     6.37     2.53    3.41
Loan and lease losses as a percentage of the average total on
  balance sheet portfolio during the period(b)..................       0.38      3.37       8.93     5.17     4.23     3.31    1.09
Pre-tax income (loss) as a percentage of total revenues.........    (168.01)   (209.7)     (1.11)  (20.00)    5.47     7.19    7.93
Ratio of earnings to fixed charges(c)...........................      (0.84)x   (1.43)x    (1.42)x   0.31x    1.19x    1.23x   1.26x

---------------

(a) Includes loans delinquent 31 days or more and excludes real estate owned and previously delinquent loans subject to deferment and forbearance agreements if the borrower with this arrangement is current on principal and interest payments as required under the terms of the original note (exclusive of delinquent payments advanced or fees paid by us on the borrower's behalf as part of the deferment or forbearance arrangement).
(b) Percentage based on annualized losses and average total portfolio.
(c) Earnings (loss) before income taxes and fixed charges were insufficient to cover fixed charges by $42.3 million for the three months ended September 30, 2004 and $183.4 million and $49.0 million for the fiscal years ended June 30, 2004 and 2003, respectively.

   The following table presents financial ratios and measures for our total portfolio and total real estate owned, referred to as REO. The total portfolio measure includes loans and leases recorded on our balance sheet and securitized loans and leases both managed by us and serviced by others. Management believes these measures enhance the users' overall understanding of our current financial performance and prospects for the future because the volume and credit characteristics of off-balance sheet securitized loan and lease receivables have a significant effect on our financial performance as a result of our retained interests in the securitized loans. Retained interests include interest-only strips and servicing rights. In addition, because the servicing and collection of our off-balance sheet securitized loan and lease receivables are performed in the same manner and according to the same standards as the servicing and collection of our on-balance sheet loan and lease receivables, certain of our resources, such as personnel and technology, are allocated based on their pro rata relationship to the total portfolio and total REO. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Reconciliation of Non-GAAP Financial Measures" for a reconciliation of total portfolio and managed real estate owned to our balance sheet.

                                               THREE MONTHS ENDED
                                                   SEPTEMBER 30,                          YEAR ENDED JUNE 30,
                                              ----------------------  -------------------------------------------------------------
                                                 2004        2003        2004         2003         2002         2001        2000
                                              ----------  ----------  ----------   ----------   ----------   ----------  ----------
                                                                          (DOLLARS IN THOUSANDS)
Total Portfolio - Loans and Leases........... $2,023,828  $2,968,729  $2,231,003   $3,649,910   $3,064,024   $2,588,479  $1,918,143
FINANCIAL RATIOS:
Total delinquencies as a percentage
  of total portfolio at end of period........      12.92%       9.02%      10.64%        6.24%        5.53%        4.13%       2.91%
Real estate owned as a percentage of
  total portfolio at end of period...........       1.84        0.88        1.54         0.77         1.11         1.10        0.68
Loan and lease losses as a
  percentage of the average total
  portfolio during the period................       0.52        0.43        1.02         0.36         0.28         0.53        0.31


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

   The following financial review and analysis of the financial condition and results of operations for the three months ended September 30, 2004 and 2003 and the fiscal years ended June 30, 2004, 2003 and 2002 should be read in conjunction with the consolidated financial statements and the accompanying notes to the consolidated financial statements, and other detailed information appearing in this document.

OVERVIEW

   GENERAL. We are a financial services organization operating mainly in the eastern and central portions of the United States. Recent expansion has positioned us to increase our operations in the western portion of the United States, especially California. Through our principal direct and indirect subsidiaries, we originate, sell and service home mortgage loans. We also process and purchase home mortgage loans through our Bank Alliance Services program. Additionally, we service business purpose loans, which we had originated and sold in prior periods. To a very limited extent, we also originate business purpose loans. To the extent we obtain a credit facility to fund business purpose loans, we may originate and sell business purpose loans in future periods.

   In addition, we offer subordinated debentures to the public, the proceeds of which are used for repayment of existing debt, loan originations, our operations (including repurchases of delinquent assets from securitization trusts and funding our loan overcollateralization requirements under our credit facilities), investments in systems and technology and for general corporate purposes.

   Prior to our third quarter of fiscal 2004, our loans primarily consisted of fixed interest rate loans secured by first or second mortgages on one-to-four family residences. Our business strategy adjustments include increasing loan originations by offering adjustable rate loans and purchase money mortgage loans. During the quarter ended September 30, 2004, 63.5% of loans we originated were adjustable rate and 36.5% were fixed rate. During the quarter ended September 30, 2004, 37.5% of the loans we originated were purchase money mortgage loans. During the quarter ended September 30, 2004, 91.0% of the loans we originated were secured by first mortgages and 9.0% were secured by second mortgages.

   Our customers are primarily credit-impaired borrowers who are generally unable to obtain financing from banks or savings and loan associations and who are attracted to our products and services. This type of borrower is commonly referred to as a subprime borrower. Loans made to subprime borrowers are frequently referred to as subprime loans.

   We originate loans through a combination of channels including a national processing center located at our centralized operating office in Philadelphia, Pennsylvania and a network of mortgage brokers. Our loan servicing and collection activities are performed at our Philadelphia office.

   Our loan origination volumes, and accordingly our financial results, are affected by the economic environment, including interest rates, consumer spending and debt levels, real estate values and employment rates. Additionally, our loan originations are affected by competitive conditions and regulatory influences.

   Our principal revenues are derived from gains on the sale of loans in either whole loan sales or securitizations, interest accretion on our interest-only strips, interest income earned on loans while they are carried on our balance sheet and income from servicing loans.

   Our principal expenses include interest expense incurred on our subordinated debentures and senior collateralized subordinated notes, interest expense incurred to fund loans while they are carried on our balance sheet, the provision for credit losses recognized on loans carried on our balance sheet and loans repurchased from securitization trusts, employee related costs, marketing costs, costs to service and collect loans and other administrative expenses.

   Our critical success factors include our ability to originate loans, our ability to sell loans in whole loan sales or into securitizations, our ability to maintain credit and warehouse facilities to fund loan originations, and our ability to raise capital through the sale of subordinated debentures.

   OUR RECENT FINANCIAL DIFFICULTIES AND LIQUIDITY CONCERNS. Several events and issues, which occurred beginning in the fourth quarter of fiscal 2003, have negatively impacted our short-term liquidity and contributed to our losses for fiscal 2003, fiscal 2004 and the first quarter of fiscal 2005. These events included our inability to complete publicly underwritten securitizations since the fourth quarter of fiscal 2003 (we completed a privately-placed securitization in the second quarter of fiscal 2004), our inability to draw down upon and the expiration of several of our credit facilities during the first six months of fiscal 2004, and our temporary discontinuation of sales of new subordinated debentures for approximately a six-week period during the first quarter of fiscal 2004.

   Our inability to complete a publicly underwritten securitization during the fourth quarter of fiscal 2003 was the result of our investment bankers' decision in late June 2003 not to underwrite the contemplated June 2003 securitization transaction. Management believes that a number of factors contributed to this decision, including a highly publicized lawsuit finding liability of an underwriter in connection with the securitizations of loans for another unaffiliated subprime leader, an inquiry by the Civil Division of the U.S. Attorney's Office in Philadelphia regarding our forbearance practices, an anonymous letter regarding us received by our investment bankers, the SEC's enforcement action against another unaffiliated subprime lender related to its loan restructuring practices and related disclosure, a federal regulatory agency investigation of practices by another subprime servicer and our investment bankers' prior experience with securitizations transactions with non-affiliated originators.

   We were unable to complete a publicly underwritten securitization during fiscal 2004 and the quarter ended September 30, 2004 due to our diminished capacity to originate loans during the first nine months of fiscal 2004, our commitment to whole loan sales under our adjusted business strategy, our financial condition and liquidity issues, and an absence of market demand for our securitizations. We completed a privately-placed securitization during the second quarter of fiscal 2004.

   As a result of these liquidity issues our loan origination volume during fiscal 2004 was substantially reduced. From July 1, 2003 through June 30, 2004, we originated $982.7 million of loans, as compared to originations of $1.67 billion of loans for the same period in fiscal 2003. During the quarter ended September 30, 2004, we originated $629.7 million of loans, including originations of $198.0 million in July 2004, $197.4 million in August 2004 and $234.3 million in September 2004, as compared to $124.1 million of loans originated during the quarter ended September 30, 2003.

   We anticipate that depending upon the size of our future quarterly securitizations, if any, we will need to increase our loan originations to approximately $400.0 million to $500.0 million per month to return to profitable operations. If we are unable to complete quarterly securitizations, we will need to increase our loan originations to approximately $500.0 million to $600.0 million per month to return to profitability. Our ability to achieve the levels of loan originations necessary to achieve profitable operations could be hampered by our failure to continue to successfully implement our adjusted business strategy, funding limitations under existing credit facilities and our ability to obtain new credit facilities and renew existing facilities. Our plan is to increase loan originations through the continued application of our business strategy adjustments, particularly as related to building our expanded broker channel and offering adjustable rate mortgages, purchase money mortgages and more competitively priced fixed rate mortgages. For a detailed discussion of our losses, capital resources and commitments, see "-- Liquidity and Capital Resources."

   On November 5, 2004, we entered into a definitive agreement dated as of November 4, 2004 regarding a one-year $100.0 million credit facility to replace our $200.0 million facility (reduced to $60.0 million) that expires on December 3, 2004.

   On November 15, 2004, we entered into a definitive agreement regarding a $23.0 million interim residual repurchase facility.

   On October 27, 2004, we entered into a commitment letter dated October 26, 2004 and are negotiating the terms of a definitive agreement with the warehouse lender on our $23.0 million interim residual repurchase facility for a three-year $30.0 million mortgage loan warehouse facility.

   On November 1, 2004, we received a commitment letter from two warehouse lenders, including an affiliate of the lender on our $250.0 million credit facility, for a two-year $150.0 million mortgage loan warehouse facility. The commitment letter becomes effective and legally obligates the parties upon our payment of fees which have not been paid to date.

   We cannot assure you that we will succeed in entering into definitive agreements regarding these facilities or that these agreements will contain the terms and conditions acceptable to us. See "-- Liquidity and Capital Resources -- Credit Facilities" for information regarding the terms of these facilities.

   On September 30, 2004, we had unrestricted cash of approximately $19.7 million and up to $70.1 million available under our warehouse credit facilities. We can only use advances under these credit facilities to fund loan originations and not for any other purposes. The combination of our current cash position and expected sources of operating cash may not be sufficient to cover our operating cash requirements. Our cash position will also be negatively impacted by the payment of fees to our lenders in connection with entering into the new credit facilities described above and our limited ability to sell subordinated debentures in the second quarter of fiscal 2005.

   For the next six to twelve months, we intend to augment our sources of operating cash with proceeds from the issuance of subordinated debentures. In addition to repaying maturing subordinated debentures, proceeds from the issuance of subordinated debentures may be used to fund overcollateralization requirements, as defined below, in connection with our loan originations, payment of dividends on the Series A preferred stock and to fund our operating losses. Under the terms of our credit facilities, our credit facilities will advance us 75% to 97% of the value of loans we originate. See "-- Liquidity and Capital Resources" for a discussion of advance rates under the terms of our credit facilities. As a result of this limitation, we must fund the difference between the loan value and the advances, which we refer to as the overcollateralization requirement, from our operating cash. We can provide no assurances that we will be able to continue issuing subordinated debentures.

   See "-- Liquidity and Capital Resources -- Remedial Steps Taken to Address Liquidity Issues" for a discussion of the specific actions we undertook to address liquidity concerns.

   RECENT OPERATING LOSSES AND SALE OF ASSETS. We incurred net losses attributable to common stock of $28.7 million for the quarter ended September 30, 2004 and $115.1 million and $29.9 million for the fiscal years ended June 30, 2004 and 2003, respectively. The losses include dividends on Series A preferred stock issued in connection with the exchange offers of $3.5 million during the quarter ended September 30, 2004 and $3.7 million during the fiscal year ended June 30, 2004. In fiscal 2005, we anticipate that dividends on Series A preferred stock will exceed $14.0 million, which does not give effect to the dividends on Series A preferred stock to be issued in the third exchange offer described below. See "-- Results of Operations -- Three Months Ended September 30, 2004 Compared to Three Months Ended September 30, 2003 -- Expenses -- Interest Expense" and "-- Results of Operations -- Year Ended June 30, 2004 Compared to Year Ended June 30, 2003 -- Expenses -- Interest Expense" for a discussion of our financing costs including the impact of the exchange offers on interest expense and dividends on Series A preferred stock. In addition, depending on our ability to reach a profitable level of loan originations, complete a securitization and recognize gains, we anticipate incurring losses at least through the second quarter of fiscal 2005.

   For the first quarter of fiscal 2005, we recorded a net loss attributable to common stock of $28.7 million. The loss for the first quarter of fiscal 2005 primarily resulted from our inability to reach the loan origination levels required under our adjusted business strategy to return to profitability, which substantially reduced our ability to generate revenues, and our inability to complete a securitization during the first quarter of fiscal
2005. Additionally, operating expenses increased in the first quarter of fiscal 2005 as we began to add loan processing and marketing support staff to support the future loan origination levels we expect to achieve under our adjusted business strategy.

   During the first quarter of fiscal 2005, we recorded a pre-tax write up of $18.6 million on our interest-only strips. The $18.6 million write up was recorded as an increase to other comprehensive income, a component of stockholders' equity. This write up of interest-only strips resulted from a reduction to our assumptions for loan prepayments expected to occur beyond 18 months. Management believes that once we move beyond the low interest rate environment and the impact that environment has on loan prepayments, the long running and highly unfavorable prepayment experience over the last twelve quarters will leave us with securitized mortgage pools which will experience future prepayment speeds substantially lower than originally believed. See "-- Application of Critical Accounting Estimates -- Interest-Only Strips" for a discussion of how valuation adjustments are recorded.

   The loss for fiscal 2004 primarily resulted from liquidity issues we had experienced since the fourth quarter of fiscal 2003, including the absence of credit facilities until the second quarter of fiscal 2004, which substantially reduced our loan origination volume and our ability to generate revenues, our inability to complete a publicly underwritten securitization during fiscal 2004, our shift in business strategy to focus on whole loan sales, and charges to the income statement of $46.4 million for pre-tax valuation adjustments on our securitization assets. Additionally, operating expense levels that would support greater loan origination volume also contributed to the loss for fiscal 2004.

   During fiscal 2004, we recorded total pre-tax valuation adjustments on our interest-only strips and servicing rights of $63.8 million, of which $46.4 million was charged as expense to the income statement and $17.4 million was charged to other comprehensive income, a component of stockholders' equity. These adjustments primarily reflect the impact of higher than anticipated prepayments on securitized loans experienced in fiscal 2004 due to the low interest rate environment experienced during fiscal 2004. Additionally, the fiscal 2004 valuation adjustment included a write down of $5.4 million of the carrying value of our interest-only strips and servicing rights related to five of our mortgage securitization trusts to reflect their values under the terms of a September 27, 2004 sale agreement. The five securitizations were sold for $9.4 million. The $5.4 million write-down was calculated as the difference between the carrying value of these interest-only strips and servicing rights immediately prior to the sale, and the $9.4 million proceeds. The sale price for these five securitizations was not considered in determining the fair value of our remaining interest-only strips and servicing rights because the sale was considered a distressed sale undertaken as part of our negotiations to obtain a new $100.0 million warehouse credit facility and to raise cash to pay fees on new warehouse credit facilities. The new $100.0 million warehouse credit facility is described in "-- Liquidity and Capital Resources." See "-- Application of Critical Accounting Estimates -- Interest-Only Strips" for a discussion of how valuation adjustments are recorded.

   EXCHANGE OFFERS. On December 1, 2003, we mailed an offer to exchange, which we refer to as the first exchange offer, to holders of our subordinated debentures issued prior to April 1, 2003. On May 14, 2004, we mailed a second offer to exchange, which we refer to as the second exchange offer, to holders of our subordinated debentures issued prior to November 1, 2003. The first exchange offer and the second exchange offer are collectively referred to as the exchange offers in this document. See "-- Liquidity and Capital Resources -- Subordinated Debentures" and "-- Liquidity and Capital Resources -- Terms of the Series A Preferred Stock" for more detail on the terms of the exchange offers, senior collateralized subordinated notes and Series A preferred stock issued and the results of the exchange offers.

   Depending on market conditions and our financial condition, we may engage in additional exchange offers in the future and, on December 1, 2004, we mailed an offer to exchange, which we refer to as the third exchange offer, to holders of our subordinated debentures issued prior to May 15, 2004. We intend to exchange in the third exchange offer up to $80.0 million of subordinated debentures for up to $40.0 million of additional senior collateralized subordinated notes (or such lesser amount as is necessary for us to satisfy our collateralization requirements) and/or up to 80.0 million shares of Series A preferred stock (if all of subordinated debentures are exchanged for the Series A preferred stock). Our ability to engage in future exchange offers of this type, upon the completion of the third exchange offer, may be limited by the availability of collateral to secure the senior collateralized subordinated notes to be issued in future exchange offers.

   AMOUNT OF OUR INDEBTEDNESS. At September 30, 2004, we had total indebtedness of approximately $869.0 million, comprised of amounts outstanding under our credit facilities, senior collateralized subordinated notes issued in the exchange offers, capitalized leases and subordinated debentures. See "-- Liquidity and Capital Resources -- Secured and Unsecured Indebtedness" for a comparison at September 30, 2004 of our secured and senior debt obligations and unsecured subordinated debenture obligations to assets which are available to repay those obligations.

   BUSINESS STRATEGY ADJUSTMENTS. In response to our inability to securitize our loans and the liquidity concerns described above, we adjusted our business strategy at the beginning of fiscal 2004. Our adjusted business strategy focuses on shifting from gain-on-sale accounting and the use of securitization transactions as our primary method of selling loans to a more diversified strategy which utilizes a combination of whole loan sales and securitizations, while protecting revenues, controlling costs and improving liquidity. Our business strategy also focuses on increasing loan originations by continuing to expand our broker channel and by offering adjustable rate mortgages loans, purchase money mortgages and more competitively priced fixed rate mortgage loans.

   Our business strategy is dependent on our ability to emphasize lending related activities that provide us with the most economic value. The implementation of this strategy will depend in large part on a variety of factors outside of our control, including, but not limited to, our ability to obtain adequate financing on reasonable terms and to profitably sell or securitize our loans on a regular basis. Our failure with respect to any of these factors could impair our ability to successfully implement our strategy, which could adversely affect our results of operations and financial condition.

   If we fail to generate sufficient liquidity through the sales of our loans, the sale of our subordinated debentures, the maintenance of credit facilities or a combination of the foregoing, we will have to restrict loan originations and make additional changes to our business strategy, including restricting or restructuring our operations which could result in additional losses and impair our ability to repay our subordinated debentures and other outstanding debt. While we currently believe that we will be able to restructure our operations, if necessary, we cannot assure you that such restructuring will enable us to attain profitable operations or repay the subordinated debentures when due.

   In addition to the above potential restrictions and changes to our business strategy, in the event we are unable to offer additional subordinated debentures for any reason, we have developed a contingent financial restructuring plan including cash flow projections for the next twelve-month period. Based on our current cash flow projections, we anticipate being able to make all scheduled subordinated debenture maturities and vendor payments.

   The contingent financial restructuring plan is based on actions that we would take, in addition to those indicated in our adjusted business strategy, to reduce our operating expenses and conserve cash. These actions would include reducing capital expenditures, selling all loans originated on a whole loan basis, eliminating or downsizing various lending, overhead and support groups and obtaining working capital funding. No assurance can be given that we will be able to successfully implement the contingent financial restructuring plan, if necessary, and repay the subordinated debentures when due.

   If we fail to successfully implement our adjusted business strategy or contingent financial restructuring plan, we will be required to consider other alternatives, including raising additional equity, seeking to convert an additional portion of our subordinated debentures to equity, seeking protection under federal bankruptcy laws, seeking a strategic investor, or exploring a sale of the company or some or all of its assets.

   WAIVERS RELATED TO FINANCIAL COVENANTS IN OUR CREDIT FACILITIES AND SERVICING AGREEMENTS. At various times since June 30, 2003, including at
June 30, 2004, July 31, 2004, August 31, 2004, September 30, 2004 and
October 31, 2004, we have been out of compliance with one or more financial covenants contained in our $200.0 million credit facility (reduced to $60.0 million). We have continued to operate on the basis of waivers granted by the lender under this facility. We currently anticipate that we will be out of compliance with one or more of these financial covenants at November 30, 2004 and will need a waiver from this lender for this noncompliance to continue to operate. The expiration date of this facility was originally September 21, 2004, but through a series of extensions granted by this lender to facilitate our closing and implementation of replacement credit facilities, this facility is now scheduled to expire on December 3, 2004.

   A provision in our $250.0 million credit facility required us to maintain another credit facility for $200.0 million with a $40.0 million sublimit of such facility available for funding newly originated loans. In the event we do not enter into definitive agreements with other lenders by December 3, 2004 which satisfy the above-described requirement in our $250.0 million facility for a $40.0 million sublimit, we will need an additional amendment to the $250.0 million facility or a waiver from the lender to continue to operate.

   At various times since June 30, 2003, we have also been out of compliance with the net worth requirement in several of our pooling and servicing agreements and sale and servicing agreements (collectively referred to in this document as the servicing agreements). Two of the financial insurers who provide financial guaranty insurance to certain bond holders and certificate holders under these servicing agreements (collectively referred to in this document as bond insurers) required us to amend the servicing agreements in consideration for granting us waivers from this noncompliance. One bond insurer granted us a permanent waiver from this noncompliance in consideration for a term-to-term servicing arrangement. The other bond insurer granted us a one-time waiver in consideration for a term-to-term servicing arrangement. Since then, we have had to obtain a waiver of net worth requirements from this bond insurer on a monthly basis and we currently anticipate that we will need to do so for the foreseeable future.

   Due to our financial results during fiscal 2004, two other bond insurers required us to amend the servicing agreements related to the securitizations these bond insurers insured. As a result of the amendments to our servicing agreements, all of our servicing agreements associated with bond insurers now provide for term-to-term servicing and, in the case of our servicing agreements with two bond insurers, our rights as servicer may be terminated at the expiration of a servicing term in the sole discretion of the bond insurer.

   We cannot assure you that we will continue to receive the waivers and servicing agreement extensions that we need to operate or that they will not contain conditions that are unacceptable to us. Because we anticipate incurring losses through at least the second quarter of fiscal 2005, we anticipate that we will need to obtain additional waivers from our lenders and bond insurers as a result of our non-compliance with financial covenants contained in our credit facilities and servicing agreements. To the extent we are not able to obtain waivers under our credit facilities, we may be unable to pay dividends on the Series A preferred stock. See "-- Liquidity and Capital Resources" for additional information regarding the waivers obtained.

   DELINQUENCIES; FORBEARANCE AND DEFERMENT ARRANGEMENTS. We had total delinquencies in our managed portfolio of $238.2 million at September 30, 2004 compared to $218.7 million at June 30, 2004 and $227.8 million at June 30, 2003. The managed total portfolio includes loans on our balance sheet and loans serviced for others. At September 30, 2004, the total managed portfolio was $1.9 billion compared to $2.1 billion at June 30, 2004 and $3.7 billion at June 30, 2003. Total delinquencies (loans and leases, excluding real estate owned, with payments past due for more than 30 days) as a percentage of the total managed portfolio were 12.52% at September 30, 2004 compared to 10.46% at June 30, 2004 and 6.24% at June 30, 2003.

   As the managed portfolio continues to season and if the economy does not continue to improve, the delinquency rate may continue to increase, which could negatively impact our ability to sell or securitize loans and reduce our profitability and the funds available to repay our subordinated debentures. As the portfolio seasons, or ages, the likelihood that borrowers will incur credit problems increases. Additionally, continuing low market interest rates could continue to encourage borrowers to refinance their loans and increase the levels of loan prepayments we experience which would negatively impact our delinquency rate.

   Delinquencies in our total managed portfolio at September 30, 2004 do not include $184.6 million of previously delinquent loans, which are subject to deferment and forbearance arrangements. Generally, a loan remains current after we enter into a deferment or forbearance arrangement with the borrower only if the borrower makes the principal and interest payments as required under the terms of the original note (exclusive of the delinquent payments advanced or fees paid by us on borrower's behalf as part of the deferment or forbearance arrangement) and we do not reflect it as a delinquent loan in our delinquency statistics. However, if the borrower fails to make principal and interest payments, we will generally declare the account in default, reflect it as a delinquent loan in our delinquency statistics and resume collection actions.

   During the final six months of fiscal 2003 and the first six months of fiscal 2004, we experienced a pronounced increase in the number of borrowers under deferment arrangements and in light of the weakened economic environment during that twelve-month period we made use of deferment arrangements to a greater degree than in prior periods. Since December 2003, we have experienced a reduction and leveling off in new deferment arrangements and if the improving economic environment continues, we expect to continue to experience a reduction in new deferment arrangements.

   There was approximately $184.6 million of cumulative unpaid principal balance of loans under deferment and forbearance arrangements at September 30, 2004, as compared to approximately $216.3 million and $197.7 million of cumulative unpaid principal balance at June 30, 2004 and 2003, respectively. Total cumulative unpaid principal balances under deferment or forbearance arrangements as a percentage of the total managed portfolio were 9.69% at September 30, 2004, 10.34% at June 30, 2004 and 5.41% at June 30, 2003. Additionally, there are loans under deferment and forbearance arrangements which have returned to delinquent status. At September 30, 2004, there was $72.9 million of cumulative unpaid principal balance under deferment arrangements and $53.7 million of cumulative unpaid principal balance under forbearance arrangements that are now reported as delinquent 31 days or more. See "-- On Balance Sheet Portfolio Quality -- Deferment and Forbearance Arrangements" and "-- Total Portfolio Quality -- Deferment and Forbearance Arrangements."

   LISTING ON THE NASDAQ NATIONAL MARKET SYSTEM. Since our common stock is listed on the NASDAQ National Market System, we are required to meet certain requirements established by the NASDAQ Stock Market in order to maintain this listing. These requirements include, among other things, maintenance of stockholders' equity of $10.0 million, a minimum bid price of $1.00 and a market value of publicly held shares of $5.0 million. If we are unable to maintain our listing on the NASDAQ National Market System, our ability to continue to sell subordinated debentures would be negatively impacted by making the process of complying with the state securities laws more difficult, costly and time consuming. As a result, we may be unable to continue to sell subordinated debentures in certain states, which would have a material adverse effect on our liquidity and our ability to repay maturing debt when due. There can be no assurance that we will be in compliance with the $10.0 million stockholders' equity requirement on December 31, 2004 absent the completion of the third exchange offer. Our ability to engage in future exchange offers of this type, upon the completion of the third exchange offer, may be limited by the availability of collateral to secure the senior collateralized subordinated notes to be issued in future exchange offers. Further, there can be no assurance that we will continue to be in compliance with the NASDAQ listing requirements in future periods.

LIQUIDITY AND CAPITAL RESOURCES

   GENERAL. Liquidity and capital resource management is a process focused on providing the funding to meet our short and long-term cash needs. We have used a substantial portion of our funding sources to build our serviced portfolio and investments in securitization assets with the expectation that they will generate sufficient cash flows in the future to cover our operating requirements, including repayment of maturing subordinated debentures and senior collateralized subordinated notes outstanding. Since the fourth quarter of fiscal 2003, we have also used our funding sources to cover our operating losses. Our cash needs change as the mix of loan sales through securitization shifts to more whole loan sales, as the serviced portfolio changes, as our interest-only strips mature and release cash, as subordinated debentures and senior collateralized subordinated notes outstanding mature, as operating expenses change and as revenues change. Because we have historically experienced negative cash flows from operations under our prior business strategy and, more recently, have been impacted by short-term liquidity issues, our business requires continual access to short and long-term sources of debt to generate the cash required to fund our operations.

   Our cash requirements include funding loan originations, repaying existing subordinated debentures and senior collateralized subordinated notes outstanding, paying interest expense, preferred dividends and operating expenses, funding capital expenditures, and in connection with our securitizations, funding overcollateralization requirements, costs of repurchasing delinquent loans for trigger management and servicer obligations. When loans are sold through a securitization, we may retain the rights to service the loans. Servicing loans obligates us to advance interest payments for delinquent loans under certain circumstances and allows us to repurchase a limited amount of delinquent loans from securitization trusts. See "-- Securitizations," "-- Securitizations -- Trigger Management" and "-- Securitizations -- Repurchase Rights" for more information on how the servicing of securitized loans affects requirements on our capital resources and cash flow. At times, we have used cash to repurchase our common stock and could in the future use cash for unspecified acquisitions of related businesses or assets (although no acquisitions are currently contemplated).

   Under our business strategy, we initially finance our loans under credit facilities. These credit facilities are generally revolving lines of credit that enable us to borrow on a short-term basis against our loans. We then sell our loans to unrelated third parties on a whole loan basis or securitize our loans to generate the cash to pay off these revolving credit facilities.

   LIQUIDITY CONCERNS. Several events and issues have negatively impacted our short-term liquidity. First, our inability to complete a publicly underwritten securitization during the fourth quarter of fiscal 2003 adversely impacted our short-term liquidity position and contributed to our loss for fiscal 2003. Because there was no securitization, $453.4 million of the $516.1 million in revolving credit and conduit facilities available to us at June 30, 2003 was drawn upon. Our revolving credit facilities and mortgage conduit facility had only $62.7 million of unused capacity available at June 30, 2003, which significantly reduced our ability to fund loan originations in fiscal 2004 until we sold existing loans, extended existing credit facilities, or added new credit facilities.

   Second, our ability to borrow under credit facilities to fund new loan originations in the first three months of fiscal 2004 using borrowings under certain of our credit facilities which carried over into fiscal 2004 was limited, terminated or expired by October 31, 2003. Further advances under a non-committed portion of one of these credit facilities were subject to the discretion of the lender and subsequent to June 30, 2003, there were no new advances under the non-committed portion. Additionally, on August 20, 2003, this credit facility was amended to, among other things, eliminate the non-committed portion, reduce the amount available to $50.0 million and accelerate the expiration date from November 2003 to September 30, 2003. We entered into a subsequent amendment to this facility, which extended its maturity date to October 17, 2003. We also had a $300.0 million mortgage conduit facility with a financial institution that enabled us to sell our loans into an off-balance sheet facility, which expired pursuant to its terms on July 5, 2003. In addition, we were unable to borrow under a $25.0 million warehouse facility after September 30, 2003, and this $25.0 million facility expired on October 31, 2003.

   Third, even though we were successful in obtaining one new credit facility in September 2003 and a second new credit facility in October 2003, our ability to finance new loan originations in the second and third quarters of fiscal 2004 with borrowings under these new facilities was limited. The limitations resulted from requirements to fund overcollateralization, which is discussed below, in connection with new loan originations.

   Fourth, our temporary discontinuation of sales of new subordinated debentures for approximately a six-week period during the first quarter of fiscal 2004 further impaired our liquidity.

   As a result of these liquidity issues, our loan origination volume in fiscal 2004 was substantially reduced. In fiscal 2004, we originated $982.7 million of loans, compared to originations of $1.67 billion of loans in fiscal 2003. As a result of the decrease in loan originations and liquidity issues described above, we incurred losses in fiscal 2003 and 2004. While we increased loan originations to $629.7 million for the first quarter of fiscal 2005, we recorded a loss for the first quarter of fiscal 2005 primarily because we did not reach the loan origination level required under our adjusted business strategy to return to profitability. Depending on our ability to reach a profitable level of loan originations, complete a securitization and recognize gains, we anticipate incurring losses at least through the second quarter of fiscal 2005.

   For the next six to twelve months, we intend to augment our sources of operating cash with proceeds from the issuance of subordinated debentures. In addition to repaying maturing subordinated debentures, proceeds from the issuance of subordinated debentures may be used to fund overcollateralization requirements in connection with our loan originations and fund our operating losses. Under the terms of our credit facilities, our credit facilities will advance us 75% to 97% of the value of loans we originate. As a result of this limitation, we must fund the difference between the loan value and the advances, which we refer to as the overcollateralization requirement, from our operating cash. We can provide no assurances that we will be able to continue issuing subordinated debentures.

   Because we depend upon the availability of financing to fund our continuing operations, any failure to obtain adequate financing could hurt our ability to operate profitably and, therefore, the realization of our deferred tax asset is dependent on obtaining adequate financing and profitable operations. See "-- Application of Critical Accounting Estimates -- Deferred Tax Asset" for a discussion of our deferred tax asset.

   There can be no assurance that we will be in compliance with the NASDAQ listing requirement of $10.0 million stockholders' equity on December 31, 2004 absent the completion of the third exchange offer. Our ability to engage in future exchange offers of this type, upon the completion of the third exchange offer, may be limited by the availability of collateral to secure the senior collateralized subordinated notes to be issued in future exchange offers. Further, there can be no assurance that we will continue to be in compliance with the NASDAQ listing requirements in future periods. If we are unable to maintain our listing on the NASDAQ National Market System, our ability to continue to sell subordinated debentures would be negatively impacted by making the process of complying with the state securities laws more difficult, costly and time consuming. As a result, we may be unable to continue to sell subordinated debentures in certain states, which would have a material adverse effect on our liquidity and our ability to repay maturing debt when due.

   SECURED AND UNSECURED INDEBTEDNESS. At September 30, 2004, we had total indebtedness of approximately $869.0 million, comprised of amounts outstanding under our credit facilities, senior collateralized subordinated notes issued in the exchange offers, capitalized leases and subordinated debentures. The following table compares our secured and senior debt obligations and unsecured subordinated debenture obligations at September 30, 2004 to assets which were available to repay those obligations. We anticipate that any shortfall in assets available to repay obligations will be funded through cash received on the sale of future loan originations:

                                                                                       SECURED AND     UNSECURED
                                                                                       SENIOR DEBT    SUBORDINATED      TOTAL
                                                                                       OBLIGATIONS     DEBENTURES    DEBT/ASSETS
                                                                                       -----------    ------------   -----------
                                                                                                     (in thousands)
Outstanding debt obligations(a)....................................................      $378,926(b)    $490,026       $868,952
                                                                                         ========       ========       ========
Assets available to repay debt:
 Cash and cash equivalents.........................................................      $     --       $ 19,673       $ 19,673
 Loans.............................................................................       296,559(c)      39,952        336,511
 Interest-only strips(e)...........................................................       193,744(a)(b)  255,068        448,812(d)
 Servicing rights..................................................................            --         66,712         66,712(d)
                                                                                         --------       --------       --------
 Total assets available............................................................      $490,303       $381,405       $871,708
                                                                                         ========       ========       ========

---------------
(a) Includes the impact of the exchange of $208.6 million of subordinated debentures (unsecured subordinated debentures) for $99.2 million of senior collateralized subordinated notes (secured and senior debt obligations) and
    109.4 million shares of Series A preferred stock in the exchange offers. At September 30, 2004, our interest in the cash flows from the interest-only strips held in the trust, which secure the senior collateralized subordinated notes totaled $401.6 million, of which approximately $146.2 million represents 150% of the principal balance of the senior collateralized subordinated notes outstanding at September 30, 2004. For presentation purposes, $146.2 million of the interest-only strips balance is allocated to the secured and senior debt obligations column.
(b) Security interests under the terms of the $250.0 million credit facility are included in this table. This $250.0 million credit facility is secured by loans when funded under this facility. In addition, interest-only strips secure, as a first priority, obligations in an amount not to exceed 10% of the outstanding principal balance under this facility and the obligations due under the fee letter related to this facility. Assuming the entire $250.0 million available under this credit facility were utilized, the maximum amount secured by the interest-only strips would be approximately $47.6 million. This amount is included as an allocation of our interest-only strips to the secured and senior debt obligations column.
(c) Reflects the amount of loans specifically pledged as collateral against our advances under our credit facilities.
(d) Reflects the fair value of our interest-only strips and servicing rights at September 30, 2004.
(e) The grant of a lien on the collateral to secure the senior collateralized subordinated notes is not a direct lien on any interest-only strips, but is, rather, a lien on the right of certain of our subsidiaries to receive certain cash flows originating directly or indirectly from interest-only strips held by ABFS Warehouse Trust 2003-1, which is a special purpose entity. The interest-only strips in this trust also secure, as a first priority, obligations in an amount not to exceed 10% of the outstanding principal balance under our $250.0 million credit facility and the obligations due under the fee letter related to this facility. Assuming the entire $250.0 million available under this credit facility were utilized, the maximum amount secured by the interest-only strips would be approximately $53.7 million. In addition, interest-only strips will also secure certain obligations under our new $30.0 million credit facility, the definitive terms of which are being negotiated, which security interest is not reflected in this table. Finally, approximately $63.5 million of interest-only strips held by this trust were transferred to the lender in connection with a $23.0 million interim residual repurchase facility, which was entered into subsequent to September 30, 2004, which transfer is not reflected in this table. As a result, these transferred assets are not available to repay the senior collateralized subordinated notes. Additionally, we intend to grant liens to secure additional financings, which transactions are not reflected in this table.

   REMEDIAL STEPS TAKEN TO ADDRESS LIQUIDITY ISSUES. Since June 30, 2003, we undertook specific remedial actions to address liquidity concerns including:

     o We adjusted our business strategy beginning in early fiscal 2004. Our adjusted business strategy focuses on shifting from gain-on-sale accounting and the use of securitization transactions as our primary method of selling loans to a more diversified strategy which utilizes a combination of whole loan sales and securitizations, while protecting revenues, controlling costs and improving liquidity. See "-- Overview -- Business Strategy Adjustments" for more information.

     o We solicited bids and commitments from participants in the whole loan sale market and entered into forward sale agreements and individual sale transactions. In total, from June 30, 2003 through June 30, 2004, we sold approximately $1.1 billion of loans through whole loan sales. From July 1, 2004 through September 30, 2004, we sold an additional $586.5 million of loans through whole loan sales.

     o We have entered into an informal arrangement with one recurring purchaser of our loans whereby the purchaser maintains members of its loan underwriting staff on our premises to facilitate its purchase of our loans promptly after we originate them. This arrangement accelerates our receipt of cash proceeds from the sale of loans, accelerates the pay down of our advances under our warehouse credit facilities and adds to our liquidity. This quicker turnaround time is expected to enable us to operate with smaller committed warehouse credit facilities than would otherwise be necessary.

     o On October 31, 2003, we completed a privately-placed securitization, with servicing released, of $173.5 million of loans.

     o We entered into two definitive loan agreements during fiscal 2004 for the purpose of funding our loan originations. These two agreements replaced those credit facilities, which carried over into fiscal 2004 but were limited, terminated or expired by October 31, 2003. We entered into the first agreement on September 22, 2003 with a financial institution for a one-year $200.0 million credit facility. We entered into the second agreement on October 14, 2003 with a warehouse lender for a three-year revolving mortgage loan warehouse credit facility of up to $250.0 million. The $200.0 million facility was extended to December 3, 2004 and reduced to $60.0 million on November 5, 2004. This reduction to $60.0 million will occur at a rate of $10.0 million per week commencing on November 5, 2004. The three-year $250.0 million warehouse credit facility continues to be available. See "-- Credit Facilities" for information regarding the terms of these facilities.

     o On November 5, 2004, we entered into a definitive agreement dated as of November 4, 2004 with a warehouse lender for a one-year $100.0 million credit facility to replace the maturing $200.0 million credit facility (reduced to $60.0 million). See "-- Credit Facilities" for information regarding the terms of this facility. We also sold the interest-only strips and servicing rights related to five of our mortgage securitization trusts to an affiliate of this facility provider under the terms of a September 27, 2004 sale agreement. The sale of these assets was undertaken as part of our negotiations to obtain the new $100.0 million credit facility and to raise cash to pay fees on new warehouse credit facilities and as a result, we did not realize their full value as reflected on our books. We wrote down the carrying value of these interest-only strips and servicing rights by $5.4 million at June 30, 2004 to reflect their values under the terms of the sale agreement. On September 27, 2004, we received proceeds from this sale of $9.7 million.

     o On November 15, 2004, we entered into a definitive agreement regarding a $23.0 million interim residual repurchase facility.

     o On October 27, 2004, we entered into a commitment letter dated October 26, 2004 and are negotiating the terms of a definitive agreement with the warehouse lender on our $23.0 million interim residual repurchase facility for a three-year $30.0 million mortgage loan warehouse facility. We cannot assure you that we will succeed in entering into a definitive agreement regarding this facility or that this agreement will contain the terms and conditions acceptable to us. See "-- Credit Facilities" for information regarding the terms of these facilities.

     o On November 1, 2004, we received a commitment letter from two warehouse lenders, including an affiliate of the lender on our $250.0 million credit facility, for a two-year $150.0 million mortgage loan warehouse facility. The commitment letter becomes effective and legally obligates the parties upon our payment of fees described in the commitment letter which have not been paid to date. We cannot assure you that we will succeed in entering into a definitive agreement regarding the $150.0 million credit facility or that this agreement will contain the terms and conditions acceptable to us. See "-- Credit Facilities" for information regarding the terms of this facility.

     o We mailed exchange offers on December 1, 2003, May 14, 2004 and December 1, 2004 to holders of our subordinated debentures in order to increase our stockholders' equity and reduce the amount of our outstanding debt. The first and second exchange offers resulted in the exchange of $208.6 million of our subordinated debentures for 109.4 million shares of Series A preferred stock and $99.2 million of senior collateralized subordinated notes. The issuance of 109.4 million shares of Series A preferred stock results in an annual cash preferred dividend obligation of $10.9 million. See "-- Subordinated Debentures" and "-- Terms of the Series A Preferred Stock" for more detail on the terms of the exchange offers, senior collateralized subordinated notes and the Series A preferred stock issued.

     o On January 22, 2004, we executed an agreement to sell our interests in the remaining leases in our portfolio. The terms of the agreement included a cash sale price of approximately $4.8 million in exchange for our lease portfolio balance as of December 31, 2003. We received the cash from this sale in January 2004 and recognized a net gain of $0.5 million.

     o We suspended the payment of quarterly dividends on our common stock beginning in the first quarter of fiscal 2004.

   Although we obtained two warehouse credit facilities totaling $450.0 million in fiscal 2004, and after December 3, 2004, we expect to have warehouse credit facilities totaling at a minimum $530.0 million, the proceeds of these credit facilities may only be used to fund loan originations and may not be used for any other purpose. Consequently, we need to generate cash to fund the balance of our business operations from other sources, such as whole loan sales, additional financings and sales of subordinated debentures. Additionally, our warehouse credit facilities have been obtained at high costs, which have a significant impact on our liquidity. See "-- Credit Facilities" for detail on the amount of fees we are required to pay under these facilities.

   We can provide no assurances that we will be able to sell our loans, maintain existing credit facilities or expand or obtain new credit facilities, if necessary. If we are unable to maintain existing financing, we may not be able to restructure our business to permit profitable operations or repay our subordinated debentures and senior collateralized subordinated notes when due. Even if we are able to maintain adequate financing, our inability to originate and sell our loans could hinder our ability to operate profitably in the future and repay our subordinated debentures and senior collateralized subordinated notes when due.

   SHORT AND LONG TERM CAPITAL RESOURCES AND CONTRACTUAL OBLIGATIONS. The following table summarizes our short and long-term capital resources and contractual obligations as of September 30, 2004. For capital resources, the table presents projected and scheduled principal cash flows expected to be available to meet our contractual obligations. For those timeframes where a shortfall in capital resources exists, we anticipate that these shortfalls will be funded through a combination of cash from whole loan sales of future loan originations and the issuance of subordinated debentures. We can provide no assurances that we will be able to continue issuing subordinated debentures. In the event that we are unable to offer additional subordinated debentures for any reason, we have developed a contingent financial restructuring plan. See "-- Overview -- Business Strategy Adjustments" for a discussion of this plan. The terms of our credit facilities provide that we may only use the funds available under the credit facilities to originate home mortgage loans.

                                                                        LESS THAN     1 TO 3      3 TO 5     MORE THAN
                                                                         1 YEAR       YEARS        YEARS      5 YEARS       TOTAL
                                                                        ---------   ---------    --------    ---------   ----------
                                                                                               (in thousands)
Capital Resources from:
 Unrestricted cash..................................................    $  10,419   $      --    $     --    $     --    $   10,419
 Cash pledged as collateral against contractual obligation..........        1,000       2,000       1,000       4,000         8,000
 Loans available for sale...........................................      332,710         102         118       3,581       336,511
 Interest-only strips(a)............................................      103,908     154,339     104,203     344,973       707,423
 Servicing rights(a)                                                       17,183      26,132      21,544      66,351       131,210
                                                                        ---------   ---------    --------    --------    ----------
                                                                          465,220     182,573     126,865     418,905     1,193,563
                                                                        ---------   ---------    --------    --------    ----------
Contractual Obligations(b)
 Subordinated debentures............................................      335,172     133,105      12,089       9,660       490,026
 Accrued interest-subordinated debentures(c)........................       21,095       9,620       1,353       1,399        33,467
 Senior collateralized subordinated notes...........................       38,859      53,615       2,801       2,179        97,454
 Accrued interest-senior collateralized subordinated notes(d).......        1,799       2,137         133         131         4,200
 Warehouse lines of credit(e).......................................      279,943          --          --          --       279,943
 Convertible promissory note(f).....................................          694         433          --          --         1,127
 Capitalized lease(g)...............................................          376          49          --          --           425
 Operating leases(h)................................................        5,763      11,084      10,830      25,153        52,830
 Services and equipment.............................................           74          --          --          --            74
                                                                        ---------   ---------    --------    --------    ----------
                                                                          683,775     210,043      27,206      38,522       959,546
                                                                        ---------   ---------    --------    --------    ----------
 Excess (Shortfall).................................................    $(218,555)  $(27,470)    $ 99,659    $380,383    $  234,017
                                                                        =========   =========    ========    ========    ==========


---------------
(a) Reflects projected cash flows utilizing assumptions including prepayment and credit loss rates. See "-- Application of Critical Accounting Estimates -- Interest-Only Strips" and "Application of Critical Accounting Estimates -- Servicing Rights."
(b) See "-- Contractual Obligations."
(c) This table reflects interest payment terms elected by subordinated debenture holders as of September 30, 2004. In accordance with the terms of the subordinated debenture offering, subordinated debenture holders have the right to change the timing of the interest payment on their notes once during the term of their investment.
(d) This table reflects interest payment terms elected by senior collateralized subordinated note holders as of September 30, 2004.
(e) See the table provided under "-- Credit Facilities" for additional information about our credit facilities.
(f) Amount includes principal and accrued interest at September 30, 2004.
(g) Amounts include principal and interest.
(h) Amounts include lease for office space.

   Cash flow from operations, the issuance of subordinated debentures and lines of credit fund our operating cash needs. We expect these sources of funds to be sufficient to meet our cash needs. Loan originations are funded through borrowings against warehouse credit facilities. Each funding source is described in more detail below.

   CASH FLOW FROM OPERATIONS. One of our corporate goals is to achieve sustainable positive cash flow from operations. However, we cannot be certain that we will achieve our projections regarding positive cash flow from operations. Our achieving this goal is dependent on our ability to successfully implement our business strategy and on the following items:

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

     o continue to identify and invest in technology and other efficiencies to reduce per unit costs in our loan origination and servicing process; and

     o  control overall expense levels.

   Historically, our cash flow from operations has been negative because we incur cash expense as we originate loans, but generally do not recover from these originations expense cash outflows until we sell or securitize the underlying loans. With respect to loans securitized, we may be required to wait more than one year to begin recovering the cash outflow from loan origination expenses through cash inflows from the residual assets retained in a securitization. However, during the year ended June 30, 2004, we experienced positive cash flow from operations, primarily due to whole loan sales of loans we originated in prior periods that were carried on our balance sheet at June 30, 2003.

   Additionally, increasing market interest rates could negatively impact our cash flows. If market interest rates increase, the premiums we would be paid on whole loan sales could be reduced and the interest rates that investors will demand on the certificates issued in future securitizations will increase. The increase in interest rates paid to investors reduces the cash we will receive from interest-only strips created in future securitizations. Although we may have the ability in a rising interest rate market to charge higher loan interest rates to our borrowers, competition, laws and regulations and other factors may limit or delay our ability to do so. Increasing market interest rates would also result in higher interest expense incurred on future issuances of subordinated debentures and interest expense incurred to fund loans while they are carried on our balance sheet.

   Cash flow from operations for the three months ended September 30, 2004 was a negative $14.2 million, compared to a positive $128.4 million for the three months ended September 30, 2003. The negative cash flow from operations for the three months ended September 30, 2004 resulted from funding a $32.2 million increase in loan originations. The positive cash flow from operations for the three months ended September 30, 2003 was due to sales of loans during that three-month period, which were originated in the 2003 fiscal year and carried on our balance sheet at June 30, 2003. During the three months ended September 30, 2004, we received cash on whole loan sales of $602.2 million and originated $629.7 million of loans. During the three months ended September 30, 2003, we received cash on whole loan sales of $271.0 million and originated $124.1 million of loans.

   Cash flow from operations for the year ended June 30, 2004 was a positive $6.8 million compared to a negative $285.4 million for the year ended June 30, 2003. The positive cash flow from operations for the year ended June 30, 2004 was due to our sales during fiscal 2004 of loans originated in the prior fiscal year that were carried on our balance sheet at June 30, 2003. During the year ended June 30, 2004, we received cash on whole loan sales of $835.5 million and $26.7 million during the year ended June 30, 2003 from a whole loan sale transaction, which closed on June 30, 2003, but settled in cash on July 1, 2003. Additionally, cash flow from our interest-only strips in fiscal 2004 increased $18.0 million, compared to fiscal 2003.

   The amount of cash we receive as gains on whole loan sales, and the amount of cash we receive and the amount of overcollateralization we are required to fund at the closing of our securitizations are dependent upon a number of factors including market factors over which we have no control. Although we expect cash flow from operations to continue to fluctuate in the foreseeable future, our goal is to improve upon our historical levels of negative cash flow from operations. We believe that if our projections based on our business strategy prove accurate, our cash flow from operations will continue to be positive. However, negative cash flow from operations may occur in any future quarter depending on the size and frequency of our whole loan sales, the size and frequency of our future securitizations and due to the nature of our operations and the time required to implement our business strategy adjustments. We generally expect the level of cash flow from operations to fluctuate.

   Other factors could negatively affect our cash flow and liquidity such as increases in mortgage interest rates, legislation or other economic conditions, which may make our ability to originate loans more difficult. As a result, our costs to originate loans could increase or our volume of loan originations could decrease.

   CONTRACTUAL OBLIGATIONS. Following is a summary of future payments required on our contractual obligations as of September 30, 2004 (in thousands):

                                                                                             PAYMENTS DUE BY PERIOD
                                                                            -------------------------------------------------------
                                                                                       LESS THAN     1 TO 3     3 TO 5    MORE THAN
CONTRACTUAL OBLIGATIONS                                                      TOTAL       1 YEAR       YEARS      YEARS     5 YEARS
-----------------------                                                     --------   ---------    --------    -------   ---------
Subordinated debentures.................................................    $490,026    $335,172    $133,105    $12,089    $ 9,660
Accrued interest - subordinated debentures(a)...........................      33,467      21,095       9,620      1,353      1,399
Senior collateralized subordinated notes................................      97,454      38,859      53,615      2,801      2,179
Accrued interest - senior collateralized subordinated notes(b)..........       4,200       1,799       2,137        133        131
Warehouse lines of credit(c)............................................     279,943     279,943          --         --         --
Convertible promissory notes(d).........................................       1,127         694         433         --         --
Capitalized lease(e)....................................................         425         376          49         --         --
Operating leases(f).....................................................      52,830       5,763      11,084     10,830     25,153
Services and equipment..................................................          74          74          --         --         --
                                                                            --------    --------    --------    -------    -------
Total obligations.......................................................    $959,546    $683,775    $210,043    $27,206    $38,522
                                                                            ========    ========    ========    =======    =======

---------------
(a) This table reflects interest payment terms elected by subordinated debenture holders as of September 30, 2004. In accordance with the terms of the subordinated debenture offering, subordinated debenture holders have the right to change the timing of the interest payment on their notes once during the term of their investment.
(b) This table reflects interest payment terms elected by senior collateralized subordinated note holders as of September 30, 2004.
(c) See the table provided under "-- Credit Facilities" for additional information about our credit facilities.
(d) Amount includes principal and accrued interest at September 30, 2004.

(e) Amounts include principal and interest.

(f) Amounts include lease for office space.

   CREDIT FACILITIES. Borrowings against warehouse credit facilities represent cash advanced to us for a limited duration, generally no more than 270 days, and are secured by the loans we pledge to the lender. These credit facilities provide the primary funding source for loan originations. Under the terms of these facilities, approximately 75% to 97% of our loan originations may be funded with borrowings under the credit facilities and the remaining amounts, our overcollateralization requirements, must come from our operating capital. The ultimate sale of the loans through whole loan sale or securitization generates the cash proceeds necessary to repay the borrowings under the warehouse facilities. We periodically review our expected future credit needs and attempt to negotiate credit commitments for those needs as well as excess capacity in order to allow us flexibility in implementing our adjusted business strategy.

   The following is a description of the warehouse and operating lines of credit facilities, which were available to us at September 30, 2004 (in thousands):

                                                                                                   FACILITY     AMOUNT      AMOUNT
                                                                                                    AMOUNT     UTILIZED   AVAILABLE
                                                                                                   --------    --------   ---------
REVOLVING CREDIT FACILITIES:
Warehouse revolving line of credit, expiring December 2004(a)                                      $100,000    $ 73,276    $26,724
Warehouse revolving line of credit, expiring October 2006(b)...................................     250,000     206,667     43,333
                                                                                                   --------    --------    -------
Total revolving credit facilities..............................................................     350,000     279,943     70,057
OTHER FACILITIES:
 Capitalized leases, maturing January 2006(c)..................................................         404         404         --
                                                                                                   --------    --------    -------
Total credit facilities........................................................................    $350,404    $280,347    $70,057
                                                                                                   ========    ========    =======

---------------
(a) Originally a $200.0 million warehouse revolving line of credit with JPMorgan Chase Bank entered into on September 22, 2003 and originally scheduled to expire in September 2004. In September 2004, the maturity date of this facility was extended to November 5, 2004 and the facility was reduced to $100.0 million. In November 2004, the maturity date was extended to December 3, 2004 and the facility amount will reduce to $60.0 million at a rate of $10.0 million per week commencing on November 5, 2004. Interest rates on the advances under this facility are based upon one-month LIBOR plus a margin. Obligations under the facility are collateralized by pledged loans. Further detail and provisions of this facility are described below.

    Additionally, we have a stand alone letter of credit with JPMorgan Chase Bank to secure lease obligations for corporate office space. The amount of the letter of credit was $8.0 million at September 30, 2004. The letter of credit was collateralized by cash and expires on December 16, 2004.

(b) $250.0 million warehouse revolving line of credit with Chrysalis Warehouse Funding, LLC, entered into on October 14, 2003 and expiring October 2006. Interest rates on the advances under this facility are based upon one-month LIBOR plus a margin. Obligations under the facility are collateralized by pledged loans. Further detail and provisions of this facility are described below.

(c) Capitalized leases, imputed interest rate of 8.0%, collateralized by computer equipment.

   CREDIT FACILITIES AVAILABLE AT SEPTEMBER 30, 2004

   $200.0 MILLION WAREHOUSE FACILITY. On September 22, 2003, we entered into definitive agreements with JPMorgan Chase Bank for a $200.0 million credit facility (subsequently reduced to $60.0 million) for the purpose of funding our loan originations. Pursuant to the terms of this facility, we are required to, among other things: (i) have a net worth of at least $28.0 million by September 30, 2003; with quarterly increases of $2.0 million thereafter; (ii) apply 60% of our net cash flow from operations each quarter to reduce the outstanding amount of subordinated debentures commencing with the quarter ending March 31, 2004; (iii) as of the end of any month, commencing January 31, 2004, the aggregate outstanding balance of subordinated debentures must be less than the aggregate outstanding balance as of the end of the prior month; and (iv) provide a parent company guaranty of 10% of the outstanding principal amount of loans under the facility. This facility had a term of 364 days and by its original terms would have expired September 21, 2004. This facility is secured by the mortgage loans, which are funded by advances under the facility with interest equal to LIBOR plus a margin. This facility is subject to representations and warranties and covenants, which are customary for a facility of this type, as well as amortization events and events of default related to our financial condition. These provisions require, among other things, our maintenance of a delinquency ratio for the managed portfolio
(which represents the portfolio of securitized loans and leases we service for others) at the end of each fiscal quarter of less than 12.0%, our subordinated debentures not to exceed $705.0 million at any time, and our ownership of an amount of repurchased loans not to exceed 1.5% of the managed portfolio.

   On September 20, 2004, we entered into an amendment to our $200.0 million credit facility which extended the scheduled expiration date of this credit facility from September 21, 2004 to September 30, 2004.

   On September 30, 2004, we entered into an amendment to our $200.0 million credit facility which extended the expiration date of this credit facility from September 30, 2004 to November 5, 2004, and decreased this facility from $200.0 million to $100.0 million. Since entering into this facility on September 22, 2003, the amount outstanding under this facility at any given time has not exceeded $100.0 million. In addition, the amendment included changes which reduce the advance rate if the amount outstanding under the facility exceeds $75.0 million. The amendment also changed the portfolio composition requirements to accommodate fluctuations in the pledged loans at the beginning and end of each month, providing greater flexibility to us. The purpose of the amendment was to allow us to continue to borrow under this facility, subject to its terms as described above, while we finalize the definitive agreement for a new credit facility. In light of this amendment, on October 1, 2004, we entered into an amendment to the $250.0 million credit facility described below which decreased the amount of the additional credit facilities that we must maintain from $200.0 million to $100.0 million, provided that there continues to be at least $40.0 million available for funding newly originated loans, as originally required by the facility agreements.

   On November 5, 2004, we entered into an additional amendment to this $200.0 million facility (reduced to $100.0 million on September 30, 2004). The amendment further extended the scheduled expiration date of this facility from November 5, 2004 to December 3, 2004 and further reduced the maximum amount that can be borrowed under the facility from $100.0 million to $60.0 million. The reduction will occur at a rate of $10.0 million per week commencing on November 5, 2004. This amendment also restored portfolio composition requirements to their original terms except that funding for up to $60.0 million of newly originated loans, rather than as a percentage of the facility's outstanding balance, was made available and no loans older than 30 days may be funded. The purpose of the amendment was to allow us to continue to borrow under this facility, subject to its terms as described above, while we transition from this facility to replacement credit facilities.

   $250.0 MILLION WAREHOUSE FACILITY. On October 14, 2003, we entered into definitive agreements with Chrysalis Warehouse Funding, LLC for a revolving mortgage loan warehouse credit facility of up to $250.0 million to fund loan originations. The $250.0 million facility has a term of three years with an interest rate on amounts outstanding equal to the one-month LIBOR plus a margin and the yield maintenance fees (as defined in the agreements). We also agreed to pay an affiliate of the lender fees of $8.9 million upon closing and approximately $10.3 million annually plus a non-usage fee based on the difference between the average daily outstanding balance for the current month and the maximum credit amount under the facility, as well as the lender's out-of-pocket expenses. Advances under this facility are collateralized by specified pledged loans. Additional credit support for a portion of the facility was created by granting a security interest in substantially all of our interest-only strips and residual interests which we contributed to a special purpose entity organized to facilitate this transaction. The interest-only strips and residual interests contributed to this special purpose entity also secured our fee obligations under this facility to an affiliate of the lender, as described above. The interest-only strips sold pursuant to the previously described sale agreement of September 27, 2004 were part of the interest-only strips contributed to this special purpose entity for the purpose of securing our fee obligations to this lender affiliate. In consideration for the release by this lender affiliate of its lien on the interest-only strips involved in the September 27, 2004 sale, we prepaid $3.5 million of fees owed or to be owed to the lender affiliate.

   This $250.0 million facility contains representations and warranties, events of default and covenants which are customary for facilities of this type, as well as our agreement to: (i) restrict the total amount of indebtedness outstanding under the indenture related to our subordinated debentures to $750.0 million or less; (ii) make quarterly reductions commencing in April
2004 of an amount of subordinated debentures pursuant to the formulas set forth in the loan agreement; (iii) maintain maximum interest rates offered on subordinated debentures not to exceed 10 percentage points above comparable rates for FDIC insured products; and (iv) maintain minimum cash and cash equivalents of not less than $10.0 million. In addition to events of default which are typical for this type of facility, an event of default would occur if: (1) we are unable to sell subordinated debentures for more than three consecutive weeks or on more than two occasions in a 12 month period; and (2) certain members of management are not executive officers and a satisfactory replacement is not found within 60 days.

   The definitive agreements for this $250.0 million facility, as amended, granted the lender an option from the first anniversary of entering into the definitive agreements up to November 30, 2005 to increase the credit amount to $400.0 million with additional fees and interest payable by us. This option will be satisfied upon the completion of the $150.0 million Warehouse Facility.

   We amended the security agreements related to the senior collateralized subordinated notes to accommodate a request from the lender on our $250.0 million credit facility, and its affiliate, dated September 30, 2004, to clarify an inconsistency between these agreements and the $250.0 million credit facility documents related to liens on certain assets previously pledged by ABFS Warehouse Trust 2003-1 to Clearwing, the affiliate of the lender.

   In connection with the $23.0 million interim residual repurchase facility described below, we received the consent from the lender on our $250.0 million facility to release the lien on the assets transferred to the lender and agreed with an affiliate of the lender on our $250.0 million facility to accelerate fees due of $2.0 million plus fees and expenses due to the affiliate. The affiliate of the lender also agreed to extend the payment of fees owed to it related to a new $150.0 million facility described below which we are negotiating.

   DEFINITIVE AGREEMENTS AND COMMITMENTS RELATED TO NEW CREDIT FACILITIES

   $100.0 MILLION WAREHOUSE FACILITY. On November 5, 2004, we entered into definitive agreements, dated as of November 4, 2004, with Fortress Credit Corp. for a $100.0 million revolving mortgage warehouse credit facility to fund loan originations, referred to as the $100.0 million facility, including up to $30.0 million for newly originated loans ($40.0 million if the facility is increased as described below). The $100.0 million facility has a term of one year, with the right to extend upon mutual written agreement of the parties and our payment to the lender of a renewal fee equal to a percentage of the maximum amount available under the facility. The lender may, at any time during the period from the 121st day through the 300th day from the closing date, in its sole discretion, increase the maximum amount available under the facility up to $175.0 million, at which time the Company is obligated to pay a commitment increase fee equal to 2.25% of the amount of the increase. Our ability to utilize this facility for newly originated loans is subject to our satisfaction of such requirements to be determined by the lender in its sole discretion. We agreed to pay fees of $2.3 million upon closing and approximately $3.8 million over the term of the facility (and if the facility is increased to $175.0 million, an additional $2.6 million in fees), plus a monthly non-usage fee equal to a percentage of the undrawn portion of the $100.0 million facility. The $100.0 million facility has a floating interest rate based on LIBOR plus a margin of 4.25% (which is increased to 7.5% for newly originated loans) and is secured by the mortgage loans which are funded by advances under the facility, as well as all assets, accounts receivable and all related proceeds held by the special purpose entity organized to facilitate the transaction, referred to as the borrower.

   The $100.0 million facility contains representations, warranties, conditions and covenants which are customary for facilities of this type, including provisions which require the borrower to: (1) use the proceeds solely to fund loan originations as described in the facility; (2) not incur any other indebtedness except as specified in the facility; (3) not permit any liens, claims or interests on, or any sale or disposition of, the collateral securing the facility; and (4) provide the lender with all financial statements, certificates and notices as specified in the facility. The $100.0 million facility contains events of default typical for this type of facility, including but not limited to, if: (1) the borrower fails to make any payment when due to the lender; (2) the borrower breaches or fails to comply with the representations, warranties, conditions or covenants under the facility; (3) we become insolvent or the subject of insolvency proceedings; (4) a material adverse change or effect as described in the facility occurs; (5) certain members of management are no longer our executive officers and a satisfactory replacement has not been found within 60 days; (6) we are unable to sell or issue subordinated notes for more than three consecutive weeks or on more than two occasions in any 12-month period irrespective of the length of time of such occasions; (7) we are delisted from the NASDAQ Stock Market or any other stock market or securities exchange or trading of our stock is suspended for at least three consecutive days; (8) any of our servicing agreements, other than a servicing agreement relating to a securitization in which one of our bond insurers or its affiliates have provided bond insurance or similar credit enhancement, are terminated for cause or an event of default; (9) our net worth is negative at the end of any calendar month or less than $10.0 million at the end of any calendar quarter; (10) we fail to maintain cash and cash equivalents and undrawn borrowing capacity under committed borrowing facilities of less than $20.0 million after December 30, 2004; or (11) we fail to maintain minimum cash of at least $10.0 million after December 30, 2004. Subject to certain exceptions and the expiration of any applicable cure period as described in the $100.0 million facility, upon the occurrence of one or more events of default, the lender may declare the amount outstanding under the facility immediately due and payable. We expect to draw down on the full amount of this line to the extent necessary to fund our loan originations.

   We also sold the interest-only strips and servicing rights related to five of our mortgage securitization trusts to an affiliate of this facility provider under the terms of a September 27, 2004 sale agreement. The sale of these assets was undertaken as part of our negotiations to obtain the new $100.0 million facility and to raise cash to pay fees on new warehouse credit facilities and as a result, we did not realize their full value as reflected on our books. We wrote down the carrying value of these interest-only strips and servicing rights by $5.4 million at June 30, 2004 to reflect their values under the terms of the sale agreement. On September 27, 2004, we received proceeds from this sale of $9.7 million.

   $23.0 MILLION INTERIM RESIDUAL REPURCHASE FACILITY. On November 15, 2004, we entered into a definitive agreement with The Patriot Group, LLC for a $23.0 million interim residual repurchase facility, pursuant to which the lender purchased interest-only strips held by a special purpose entity, to which we refer as the seller, organized by us to facilitate the transaction for $23.0 million. The interest-only strips transferred pursuant to this agreement had a book value of $87.6 million at September 30, 2004. The $23.0 million interim repurchase facility carries a pricing rate of 13.5% per annum over the term of the facility and required a payment at closing of a repurchase premium of $1.4 million. Under the terms of the $23.0 million interim repurchase facility, the seller agreed to repurchase the interest-only strips from the lender on the termination date of the repurchase facility in exchange for the seller's payment of a repurchase price equal to $23.0 million plus any unpaid pricing differential and fees under the agreement, less any permanent margin payments made by the seller. An exit fee of $100,000 is also due to the lender on the termination date. The termination date of the $23.0 million interim repurchase facility is the earliest of (i) December 2, 2005, (ii) at the lender's option, upon an event of default, (iii) at the seller's option, upon notice by the lender that a change of law as described in the $23.0 million interim repurchase facility has or would have the effect of reducing the lender's rate of return, and (iv) the execution of definitive documentation with respect to the warehouse facility and permanent residual repurchase facility, as described below, provided that such execution occurs not later than the close of business on November 22, 2004. All income payments on the interest-only strips purchased by the lender in connection with the $23.0 million interim repurchase facility that are made on or after November 1, 2004 will be received by the lender, applied to the obligations owed to the lender under the $23.0 million interim repurchase facility, and considered as permanent margin payments. If the warehouse facility and permanent residual repurchase facility with the lender are not effective by the close of business on November 22, 2004, we agreed to pay an additional exit fee of $250,000 on the last business day of every 90-day period until the obligations under the $23.0 million interim repurchase facility are paid in full.

   Although this transaction is structured as a sale and not a loan to us, we granted the lender a security interest in all of the interest-only strips transferred pursuant to the $23.0 million interim repurchase facility and all related assets, any rights of the seller or its affiliates to effect a cleanup call with respect to the securitizations related to the interest-only strips, and any rights to purchase delinquent loans in the underlying securitizations, the exercise of which may only be controlled by the lender upon an event of default and notice to the seller of the desire to control the exercise of such rights. To secure our obligations under the $23.0 million interim repurchase facility, the seller also pledged to the lender the stock of a wholly-owned entity which owns an interest-only strip with a book value of $23.2 million. In addition, one of our subsidiaries granted the lender an interest in its servicing advances received from borrowers in connection with our servicing activities as additional collateral.

   The $23.0 million interim repurchase facility contains representations, warranties, conditions, covenants and events of default customary for facilities of this type. The $23.0 million interim repurchase facility contains customary and other on-going conditions pursuant to which we will be required (i) to maintain at all times an effective registration statement with the SEC for the sale of at least $30.0 million of subordinated debentures; (ii) to be able to sell or issue subordinated debentures or senior collateralized subordinated notes, except for the inability to sell or issue subordinated debentures or senior collateralized subordinated notes (a) on or after December 5, 2004 for more than three consecutive weeks or (b) on more than two occasions during the term of the $23.0 million interim repurchase facility irrespective of the length of time of any such two occasions; (iii) to satisfy all requirements for the continued listing of our common stock on the NASDAQ National Market System, with a delisting notification to be considered a default under the $23.0 million interim repurchase facility subject to the cure period or appeal process provided in the applicable NASDAQ listings standards or regulations; and (iv) to retain Messrs. Santilli, Ruben and Mandia in their current positions at our company or to secure a replacement employee reasonably satisfactory to the lender during the term of the $23.0 million interim repurchase facility. In addition, the $23.0 million interim repurchase facility requires that there must not have occurred any material adverse change or effect as described in the agreement and subjects us to the following conditions: (i) a requirement to provide a description of the intended use of the proceeds from the $23.0 million interim repurchase facility that is satisfactory to the lender; and (ii) our assignment to the lender of a "key man" life insurance policy equal to at least $2.0 million.

   The failure to satisfy any of the initial or on-going conditions contained in the $23.0 million interim repurchase facility or the loss of servicing rights under more than two of our outstanding securitizations or a default under any warehouse facility constitutes an event of default which will accelerate payment of amounts due under the $23.0 million interim repurchase facility and require the seller to repurchase immediately the interest-only strips sold to the lender. The agreement also provides that, in the event of an event of default, if the seller is unable to repurchase the interest-only strips sold to the lender and pay all obligations due to the lender pursuant to the terms of the agreement, the lender may sell the interest-only strips and the seller has no right to receive any of the interest-only strips sold pursuant to the agreement or to receive the proceeds of such sale, which the lender may retain, after crediting the seller in an amount equal to the repurchase price plus other expenses and fees owing to the lender. We also acknowledged that assessments of the market value of the interest-only strips and the related assets transferred to the lender pursuant to this agreement will be made by the lender in its sole discretion.

   The $23.0 million interim repurchase facility will be accounted for as a financing transaction with the assets transferred to the lender retained on our balance sheet and the right to repurchase recorded as a liability on the balance sheet.

   In accordance with this interim residual repurchase transaction and in order to facilitate other financing transactions which are currently contemplated, we restructured our subsidiaries, distributed certain interest-only strips from ABFS Warehouse Trust 2003-1 and an additional interest-only strip with an aggregate value of $87.6 million to the lender on the $23.0 million interim residual repurchase facility, created ABFS Warehouse Trust 2004-1, a new special purpose entity, to hold certain interest-only strips, the stock of ABFS Warehouse Trust 2003-1 and the stock of another entity that holds an additional interest-only strip.

   COMMITMENT LETTER RELATED TO $30.0 MILLION WAREHOUSE FACILITY AND $23.0 MILLION RESIDUAL REPURCHASE FACILITY. On October 27, 2004, we executed a commitment letter, dated as of October 26, 2004, with a lender for: (i) a $30.0 million warehouse facility to fund the origination of residential mortgage loans, including mortgage loans for which the complete documentation will not have been received by the custodian at the time of funding and closing of such loans, referred to as newly originated loans in this document; and (ii) a $23.0 million repurchase facility for specified interest-only strips owned by one of our subsidiaries. Pursuant to the commitment letter, we agreed to organize a special purpose trust to act as borrower under the warehouse facility, hold the related newly originated loans and act as seller under the repurchase facility. We also agreed to form a second trust, referred to as the parent trust, to hold 100% of the ownership interest in the special purpose trust.

   The warehouse facility will have a term of three years, although, upon the termination of the repurchase facility at the close of its two-year term, we have an option to terminate the warehouse facility on the second anniversary of the closing date upon payment of a termination fee of $600,000. Pursuant to the commitment letter, the warehouse facility will have a floating interest rate based upon LIBOR plus a margin of 2.5% per year.

   The warehouse facility will be secured by, among other items, (i) newly originated loans funded through the facility and proceeds from these loans;
(ii) a pledge of 100% of the common stock of ABFS Consolidated Holdings, Inc., our subsidiary that will own 97% of the parent trust; (iii) a certificate issued by the parent trust entitling an entity organized by the lender to a priority interest in all of the parent trust's assets and distributions, including income derived from certain of our interest-only strips; (iv) certain servicing advances owned by American Business Credit, Inc., our subsidiary; and (v) the value of the interest-only strips in excess of the amount necessary for the special purpose trust to satisfy its obligations under the repurchase facility.

   In connection with the warehouse facility, the lender on our $250.0 million credit facility must consent to certain aspects of the proposed transaction. In addition, the parent trust will enter into an amendment to security agreements with the trustee for our outstanding senior collateralized subordinated notes pursuant to which collateral owned by the parent trust will be pledged to secure the senior collateralized subordinated notes.

   In connection with the execution of the commitment letter, we paid fees of approximately $1.9 million. We also agreed to pay fees on the closing of the facility and over the term of the warehouse facility totaling approximately $7.1 million, as well as an annual non-use fee equal to a percentage of the undrawn portion of the warehouse facility.

   As described in the commitment letter, under the repurchase facility, an entity organized by the lender for the purposes of the repurchase facility transaction, referred to as the purchaser, will acquire specified interest-only strips for $23.0 million, which amount will be initially adjusted to reflect any pre-closing adjustments to the value of such interest-only strips that may result from distributions on the interest-only strips after September 30, 2004, changes in market conditions or other factors as determined by the purchaser, and may be reduced after the closing in case of a margin payment paid to the purchaser, as described in the repurchase facility. The interest-only strips to be transferred pursuant to this arrangement had an aggregate book value of $87.6 million at September 30, 2004. Subject to certain limitations, the repurchase price of the specified interest-only strips will be secured by the collateral under the warehouse facility, other than the specified interest-only strips necessary for the special purpose trust to satisfy its obligations under the repurchase facility. The repurchase facility will terminate two years after the closing date. We have an option to terminate the repurchase facility by repurchasing the specified interest-only strips in whole, but not in part, and paying the applicable exit fee equal to 3% of the repurchase facility amount. Our execution of the definitive agreement related to the repurchase facility will require the consent of the lender under our $250.0 million credit facility.

   The commitment letter is subject to, among other things, (i) the approval by the lender's investment committee on or prior to November 5, 2004 and (ii) the execution of definitive agreements not later than November 5, 2004. On November 8, 2004, the lender amended the commitment letter to notify us that it had obtained the approval of its investment committee and to extend the deadline for the execution of definitive agreements from November 5, 2004 to November 22, 2004.

   The availability of the warehouse facility and the repurchase facility, referred to as the facilities, is subject to the satisfaction of certain initial conditions which include, but are not limited to, the following: (i) our receipt of one or more definitive commitments from one or more other new lenders for warehouse funding of at least $100.0 million with a minimum of $30.0 million available for funding newly originated loans; and (ii) our assignment to the lender of a "key man" life insurance policy equal to at least $2.0 million and our agreement to use our best efforts to increase such policy to $5.0 million within six months of the closing date.

   The facilities will also be subject to certain customary and other on-going conditions pursuant to which we will be required (i) to maintain at all times an effective registration statement with the SEC for the sale of at least $30.0 million of subordinated debentures; (ii) to maintain our ability to issue and sell our subordinated debentures, except for the inability to issue and sell subordinated debentures for a period of time which shall not exceed three consecutive weeks or two occasions in any 12-month period irrespective of the length of time of any such occasions; (iii) to satisfy all requirements for the continued listing of our common stock on the NASDAQ National Market, with a delisting notification to be considered a default under the facilities subject to the cure period provided in the applicable NASDAQ listing standards; and (iv) during the terms of the facilities, to retain Messrs. Santilli, Ruben and Mandia in their current positions with us or, if Messrs. Ruben or Mandia cease to hold their current positions of Executive Vice President and Chief Financial Officer, respectively, to secure a replacement employee reasonably satisfactory to the lender.

   The facilities will contain additional conditions, representations, covenants and events of default customary for transactions of this type and similar to those contained in our $250.0 million credit facility, as well as our covenant to maintain additional warehouse facilities for an aggregate of at least $350.0 million. The failure to satisfy any of the initial or on-going conditions contained in the facilities or the loss of servicing rights under more than two of our outstanding securitizations or any warehouse facility will constitute an event of default under the facilities.

   On November 23, 2004, the lender amended the commitment letter, dated October 26, 2004, relating to the warehouse facility and the permanent residual repurchase facility, to extend the termination date of the commitment letter and the deadline for the crediting against closing fees of a previous payment made to the lender from November 22, 2004 to December 3, 2004. The amended commitment letter also extended the time frame for the satisfaction of certain conditions for our $23.0 million interim residual repurchase facility entered into on November 15, 2004, as described above. The amended commitment letter provides for the $23.0 million interim residual repurchase facility to remain in place in lieu of the permanent residual repurchase facility contemplated by the commitment letter, dated October 26, 2004, and reserves to the lender the right to amend the $23.0 million interim residual repurchase facility to reinstate certain closing conditions contained in the commitment letter which it had waived in order to close the $23.0 million interim residual repurchase facility on November 15, 2004.

   While we anticipate that we will close on the warehouse facility with the lender, there can be no assurance that these negotiations will result in definitive agreements or that these agreements, as negotiated, will contain terms and conditions acceptable to us.

   COMMITMENT LETTER RELATED TO $150.0 MILLION WAREHOUSE FACILITY. We received a commitment letter dated as of November 1, 2004 for a mortgage warehouse facility from two warehouse lenders, including an affiliate of the lender on our $250.0 million credit facility, for the purpose of funding our home mortgage loan originations. The commitment letter becomes effective and legally obligates the parties upon the payment of the fees by us, as described below, which fees have not been paid to date. The commitment letter provides for a $150.0 million senior secured revolving facility, of which $10.0 million can be utilized to fund newly originated loans. Of the $150.0 million, one lender would provide up to approximately $132.0 million as the A Facility and the affiliate of the lender on our $250.0 million credit facility would provide up to approximately $18.0 million as the B Facility. The A Facility and B Facility together are referred to as the $150.0 million facility. The $150.0 million facility will expire on October 14, 2006 with a one-year extension of the A Facility after the expiration of the initial term subject to, among other things, the effectiveness of a committed B Facility in an amount and on terms and conditions substantially satisfactory to the A facility lender. The A Facility will have a floating interest rate based upon LIBOR plus a margin, which decreases over the term of the facility, or prime plus a margin of 1.5%. The $150.0 million facility will satisfy the option provided to the lender on our $250.0 million facility which permitted this lender to increase the maximum credit amount to $400.0 million and triggers the payment of additional fees to such lender as described below.

   The A Facility and the B Facility will each be secured by the home mortgage loans which are funded by advances under the $150.0 million facility, as well as all assets, held by a special purpose entity organized to facilitate this transaction, provided, however, that the B Facility will be subordinate to the A Facility. The $150.0 million facility will contain representations and warranties and covenants, events of default and other conditions, which are customary for a facility of this type. The commitment letter and the closing of the $150.0 million facility are subject to such other customary and commercially reasonable terms, including no material adverse condition or change in or affecting our business, operations, property, condition or prospects since June 30, 2004, our receipt of a working capital facility or reverse repurchase line of not less than $23.0 million, cash on hand and available working capital facilities of not less than $40.0 million, delivery of 2004 audited financial statements with an unqualified audit opinion, preparation, execution and delivery of definitive loan documents, completion of due diligence by the lenders, and execution of a servicing arrangement satisfactory to the lenders.

   In connection with the execution and effectiveness of the commitment letter, we are obligated to pay the lender on the A Facility a work fee to offset its costs and expenses incurred in connection with the facility and a fee of 2.0% of the amount of the A Facility, half of which is due upon the effective date of the commitment letter and the second half upon the closing of the facility. We agreed to pay annual collateral management fees to affiliates of the lender on the A Facility over the term of the facility. We also agreed to pay the lender on the B Facility: the increase commitment fees provided for in the fee agreement related to our $250.0 million facility of approximately $21.9 million, with approximately $1.4 million payable upon the termination of the facility and the balance payable in equal monthly installments over the term of the facility, a work fee to offset the lender's costs and expenses incurred in connection with the facility, and additional fees of $4.5 million payable in equal monthly installments over the term of the facility.

   The commitment letter terminates on November 30, 2004 if the execution and delivery of the definitive agreements does not occur on or before such date. While we anticipate that we will close on the $150.0 million facility with the lenders, there can be no assurance that these negotiations will result in definitive agreements or that these agreements, as negotiated, will contain terms and conditions acceptable to us.

   Although after December 3, 2004 we expect to have mortgage loan warehouse credit facilities totaling at a minimum $530.0 million, the proceeds of these credit facilities may only be used to fund loan originations and may not be used for any other purpose. Consequently, we will have to generate cash to fund the balance of our business operations from other sources, such as whole loan sales, additional financings and sales of subordinated debentures.

   WAIVERS AND AMENDMENTS OF FINANCIAL COVENANTS RELATED TO OUR CREDIT AGREEMENTS AND SERVICING AGREEMENTS. Our warehouse credit agreements require that we comply with one or more financial covenants regarding, for example, net worth, leverage, net income, liquidity, total debt and debt to equity and other debt ratios. Each agreement has multiple individualized financial covenant thresholds and ratio limits that we must meet as a condition to drawing on a particular line of credit. Pursuant to the terms of these credit facilities, the failure to comply with the financial covenants constitutes an event of default and at the option of the lender, entitles the lender to, among other things, terminate commitments to make future advances to us, declare all or a portion of the loan due and payable, foreclose on the collateral securing the loan, require servicing payments be made to the lender or other third party or assume the servicing of the loans securing the credit facility. An event of default under these credit facilities would result in defaults pursuant to cross-default provisions of our other agreements, including but not limited to, other loan agreements, lease agreements and other agreements. The failure to comply with the terms of these credit facilities or to obtain the necessary waivers would have a material adverse effect on our liquidity and capital resources.

   As a result of the loss experienced during fiscal 2003, we were not in compliance with the terms of certain financial covenants related to net worth, consolidated stockholders' equity and the ratio of total liabilities to consolidated stockholders' equity under two of our principal credit facilities existing at June 30, 2003 (one for $50.0 million and the other for $200.0 million, which was reduced to $50.0 million as described below). We obtained waivers from these covenant provisions from both lenders. Commencing August 21, 2003, the lender under the $50.0 million warehouse credit facility (which had been amended in December 2002 to add a letter of credit facility) granted us a series of waivers for our non-compliance with a financial covenant in that credit facility through November 30, 2003 and on September 22, 2003, in connection with the creation of a $200.0 million credit facility on the same date, reduced this facility to an $8.0 million letter of credit facility, which secured the lease on our principal executive office. This letter of credit facility expired according to its terms on December 22, 2003, but the underlying letter of credit was renewed for a one year term on December 18, 2003. We also entered into an amendment to the $200.0 million credit facility which provided for the waiver of our non-compliance with the financial covenants in that facility, the reduction of the committed portion of this facility from $100.0 million to $50.0 million, the elimination of the $100.0 million non-committed portion of this credit facility and the acceleration of the expiration date of this facility from November 2003 to September 30, 2003. We entered into subsequent amendments to this credit facility, which extended the expiration date until October 17, 2003. This facility was paid down in full on October 16, 2003 and expired on October 17, 2003.

   In addition, in light of the losses experienced during the first quarter of fiscal 2005 and the fiscal year 2004, we requested and obtained waivers or amendments to credit facilities as discussed below to address our non-compliance with certain financial covenants.

   The lender under a $25.0 million credit facility agreed to amend such facility in light of our non-compliance at September 30, 2003 with the requirement that our net income not be less than zero for two consecutive quarters. Pursuant to the revised terms of our agreement with this lender, no additional advances were made under this facility after September 30, 2003. This facility was paid down in full on October 16, 2003 and expired pursuant to its terms on October 31, 2003.

   On September 22, 2003, the lender under the $200.0 million facility agreed (reduced to $60.0 million) to extend the deadline for our registration statement to be declared effective by the SEC to November 10, 2003. Our registration statement was declared effective on November 7, 2003. The lender on the $200.0 million credit facility agreed to extend the date by which we were required to close an additional credit facility of at least $200.0 million from October 3, 2003 to October 8, 2003. We subsequently obtained an additional waiver from this lender, which extended this required closing date for obtaining the additional credit facility to October 14, 2003 (this condition was satisfied by the closing of the $250.0 million facility described above). Prior to the closing of the second credit facility, our borrowing capacity on the $200.0 million facility was limited to $80.0 million. We entered into two amendments to the sale and servicing agreement with the lender under our $200.0 million facility which clarified the scope of particular financial covenants: one amendment dated as of May 12, 2004 clarified the scope of the financial covenant regarding the maintenance of minimum adjusted tangible net worth; and one amendment dated as of June 30, 2004 clarified the scope of the financial covenant regarding the maintenance of minimum cash and cash equivalents. This lender waived our noncompliance with the minimum net worth requirements at September 30, 2003, October 31, 2003, November 30, 2003, December 31, 2003, March 31, 2004, June 30, 2004 and
September 30, 2004. This lender also waived our non-compliance with: the covenant regarding minimum adjusted tangible net worth, for all monthly compliance periods commencing with the month ending April 30, 2004 and continuing through the month ending October 31, 2004; the covenant regarding minimum cash and cash equivalents, for the compliance periods ending
December 31, 2003, April 30, 2004, May 31, 2004 and October 31, 2004; the
covenant regarding the ratio of debt to adjusted tangible net worth, for the compliance periods ending September 30, 2004 and October 31, 2004; and the covenant regarding aggregate cash flow from all securitization trusts, for the compliance period ending September 30, 2004.

   We have continued to operate on the basis of waivers granted by the lender under this facility to each of these events of noncompliance. The expiration date of this facility was originally September 21, 2004, but through a series of extensions granted by this lender to facilitate our closing and implementation of replacement credit facilities, this facility is now scheduled to expire on December 3, 2004. Consequently, we currently anticipate that we will be out of compliance with one or more of the financial covenants contained in this facility at November 30, 2004 and will need an additional waiver for this noncompliance from this lender to continue to operate.

   A provision in our $250.0 million credit facility required us to maintain another credit facility for $200.0 million with a $40.0 million sublimit of such facility available for funding loans between the time they are closed by a title agency or closing attorney and the time documentation for the loans is received by the collateral agent. As a result of the reduction of our $200.0 million facility to $100.0 million, as described above, we entered into an amendment to the master loan and security agreement governing our $250.0 million facility which reduced the required amount for another facility to $100.0 million.

   Additionally, as a result of being out of compliance at various times since June 30, 2003 with the net worth requirement in several of our servicing agreements, we requested and obtained waivers of this non-compliance from the bond insurers associated with each of two separable groups of these servicing agreements. In connection with the waiver of the net worth covenant granted by one of these bond insurers, for the remaining term of the related servicing agreements, we amended the servicing agreements on September 30, 2003 principally to provide for 120-day term-to-term servicing and for our appointment as servicer for an initial 120-day period commencing as of October 1, 2003. The bond insurer re-appointed us as servicer under these amended servicing agreements for additional 120-day terms commencing, respectively, on January 29, 2004, May 27, 2004 and September 23, 2004. The second of these bond insurers waived our non-compliance with net worth requirements on an oral basis from September 30, 2003 through March 9, 2004, at which time it executed a written waiver document which confirmed its prior oral waivers and extended these waivers through March 14, 2004. Additionally, we entered into an agreement with this second bond insurer on February 20, 2004 which amended the related servicing agreements principally to provide for 30-day term-to-term servicing and which re-appointed us as servicer for an initial term through March 15, 2004. Subsequently, this bond insurer, on a monthly basis, has given us a waiver of the net worth covenant and re-appointed us as servicer for an additional one-month term under these amended servicing agreements for all relevant periods since the execution of the amended servicing agreements. Our reappointment as servicer under these amended servicing agreements occurs in the sole discretion of the associated bond insurer.

   Separately, one bond insurer, as a condition to its participation in our October 31, 2003 privately-placed securitization, required that we amend the servicing agreement related to a previous public securitization in which the bond insurer had provided financial guarantee insurance to the Class M certificate. The resulting amendment to this servicing agreement, dated October 31, 2003, provided, among other things, for a specifically designated back-up servicer, for 90-day term-to-term servicing and for our re-appointment as servicer for an initial 90-day term commencing October 31, 2003. This bond insurer subsequently re-appointed us as servicer under the amended servicing agreement for an additional term through April 30, 2004. On April 30, 2004 this amended servicing agreement was amended again principally to provide for 30-day term-to-term servicing and for our reappointment as servicer for a 30-day term expiring May 31, 2004. On May 24, 2004 this amended servicing agreement was further amended principally to provide for minor administrative changes to the agreement and to reappoint us as servicer for an additional term expiring June 30, 2004. This bond insurer subsequently has re-appointed us as servicer under this amended servicing agreement for successive additional terms during all relevant periods including the current term ending November 30, 2004. Our re-appointment as servicer under this amended servicing agreement is determined by reference to its provisions.

   Also separately, on March 5, 2004, we entered into agreements with another bond insurer which amended the servicing agreements related to all securitizations insured by this bond insurer. These amendments principally provided for a specifically designated back-up servicer. The original provisions of these servicing agreements providing for 3-month term-to-term servicing were not altered by these amendments. We were continuously re-appointed as servicer under these servicing agreements prior to the described amendments and we have continuously been re-appointed as servicer for all relevant periods subsequent to the described amendments. Our re-appointment as servicer under these amended servicing agreements is determined by reference to their provisions.

   As a result of the foregoing amendments to our servicing agreements, all of our servicing agreements associated with bond insurers now provide for term-to-term servicing.

   We amended the security agreements related to the senior collateralized subordinated notes to accommodate a request from the lender on our $250.0 million credit facility, and its affiliate, dated September 30, 2004, to clarify an inconsistency between these agreements and the $250.0 million credit facility documents related to liens on certain assets previously pledged by ABFS Warehouse Trust 2003-1 to Clearwing, the affiliate of the lender. See "-- Credit Facilities -- Credit Facilities Available at September 30, 2004" for additional information regarding these amendments.

   Because we anticipate incurring losses at least through the second quarter of fiscal 2005 and as a result of any non-compliance with other financial covenants, we anticipate that we will need to obtain additional waivers. We cannot assure you as to whether or in what form a waiver or modification of these agreements would be granted to us.

   SUBORDINATED DEBENTURES. The issuance of subordinated debentures funds the majority of our remaining operating cash requirements. We rely significantly on our ability to issue subordinated debentures since our cash flow from operations is not sufficient to meet these requirements. In order to expand our businesses we have issued subordinated debentures to partially fund growth and to partially fund maturities of subordinated debentures. In addition, we utilize proceeds from the issuance of subordinated debentures to fund overcollateralization. During the quarter ended September 30, 2004, subordinated debentures decreased by $32.8 million compared to a decrease of $32.0 million in the quarter ended September 30, 2003. The reduction in subordinated debentures outstanding at September 30, 2004 was primarily due to the closings of the second exchange offer during the quarter ended
September 30, 2004 and the resulting conversion of $30.8 million of subordinated debentures into 15.6 million of shares of Series A preferred stock and $15.2 million of senior collateralized subordinated notes.

   On December 1, 2003, we mailed the first exchange offer to holders of our subordinated debentures issued prior to April 1, 2003. Holders of such subordinated debentures had the ability to exchange their debentures for (i) equal amounts of senior collateralized subordinated notes and shares of Series A preferred stock; and/or (ii) dollar-for-dollar for shares of Series A preferred stock. Senior collateralized subordinated notes issued in the exchange offer have interest rates equal to 10 basis points above the subordinated debentures tendered. Senior collateralized subordinated notes with maturities of 12 months were issued in exchange for subordinated debentures tendered with maturities of less than 12 months, while subordinated debentures with maturities greater than 36 months were exchanged for senior collateralized subordinated notes with the same maturity or a maturity of 36 months. All other senior collateralized subordinated notes issued in the first exchange offer have maturities equal to the subordinated debentures tendered.

   On May 14, 2004, we mailed the second exchange offer to holders of up to $120,000,000 of investment notes issued prior to November 1, 2003, which offered holders of such notes the ability to exchange their investment notes on substantially the same terms as described in this subsection.

   The senior collateralized subordinated notes outstanding are secured by a security interest in certain cash flows originating directly or indirectly from interest-only strips of certain of our subsidiaries held by ABFS Warehouse Trust 2003-1, a special purpose entity. The senior collateralized subordinated notes outstanding are secured by cash flows originating from interest-only strips with an aggregate value of at least an amount equal to 150% of the outstanding principal balance of the senior collateralized subordinated notes plus priority lien obligations granted to certain of our senior lenders secured by the interest-only strips and/or the cash flows from the interest-only strips provided that, such collateral coverage may not fall below 100% of the outstanding principal balance of the senior collateralized subordinated notes and priority lien obligations secured by the collateral, as determined by us on any quarterly balance sheet date. There is no limit upon the amount of lien obligations, including priority lien obligations, that can be placed upon this collateral provided that the collateral coverage described above is met. The priority lien obligations rank senior in right of payment to the senior collateralized subordinated notes. In the event of our insolvency, bankruptcy, liquidation or default on our senior indebtedness, to the extent the collateral securing the senior collateralized subordinated notes is not sufficient to repay all of the senior collateralized subordinated notes outstanding, the deficiency portion of the senior collateralized subordinated notes will rank junior in right of payment behind our senior indebtedness and all of our other existing and future senior debt and behind the existing and future debt of our subsidiaries and equally in right of payment with the deficiency portion of the senior collateralized subordinated notes outstanding, any existing and future subordinated debentures issued by us and other unsecured debt.

   In connection with entering into definitive agreements regarding the $23.0 million interim residual repurchase facility and the related restructuring of our subsidiaries, certain of our subsidiaries entered into an amended and restated security agreement dated November 15, 2004 with U.S. Bank National Association, as trustee for the holders of the senior collateralized subordinated notes issued in the exchange offers, which amended and restated the existing security agreements related to the senior collateralized subordinated notes. Pursuant to the amended and restated security agreement, the subsidiaries that were parties to the prior security agreements reconfirmed the prior grant to the trustee of a security interest in the right to receive certain cash flows arising out of each such subsidiary's ownership interest in ABFS Warehouse Trust 2003-1 and ABFS Warehouse Trust 2004-1, the special purpose entity formed by us in connection with the $23.0 million interim residual repurchase facility.

   Under the terms of the exchange offers, the following amounts of subordinated dentures were exchanged for shares of Series A preferred stock and senior collateralized subordinated notes (in thousands):

                                                                                                      SHARES OF         SENIOR
                                                                                     SUBORDINATED      SERIES A     COLLATERALIZED
                                                                                      DEBENTURES      PREFERRED      SUBORDINATED
BY CLOSING DATES                                                                       EXCHANGED     STOCK ISSUED    NOTES ISSUED
----------------                                                                     ------------    ------------   --------------
First exchange offer:
 December 31, 2003................................................................      $ 73,554         39,095          $34,459
 February 6, 2004.................................................................        43,673         22,712           20,961
                                                                                        --------        -------          -------
   Results of first exchange offer................................................       117,227         61,807           55,420
                                                                                        --------        -------          -------
Second exchange offer:
 June 30, 2004....................................................................        60,589         31,980           28,609
 July 31, 2004....................................................................        25,414         12,908           12,506
 August 23, 2004..................................................................         5,418          2,741            2,677
                                                                                        --------        -------          -------
   Results of second exchange offer...............................................        91,421         47,629           43,792
                                                                                        --------        -------          -------
Cumulative results of exchange offers.............................................      $208,648        109,436          $99,212
                                                                                        ========        =======          =======

   At September 30, 2004, our interest in the cash flows from the interest-only strips which secure the senior collateralized subordinated notes totaled $401.6 million of which approximately $146.2 million represented 150% of the outstanding principal balance of senior collateralized subordinated notes. See "-- Secured and Unsecured Indebtedness" for a description of our additional obligations related to the interest-only strips.

   Anthony J. Santilli, our Chairman, Chief Executive Officer and President, Beverly Santilli, formerly our First Executive Vice President, and Dr. Jerome Miller, our director, each held subordinated debentures eligible to participate in the first exchange offer. Each named individual tendered all such eligible subordinated debentures in the first exchange offer and as of February 6, 2004, the expiration date of the first exchange offer, pursuant to the terms of the first exchange offer, were holders of the following number of shares of Series A preferred stock (SAPS) and aggregate amount of senior collateralized subordinated notes (SCSN) outstanding: Mr. Santilli: SAPS - 4,691, SCSN - $4,691; Mrs. Santilli: SAPS - 4,691, SCSN - $4,691; Dr. Miller:
SAPS - 30,164, SCSN - $30,164. Mr. Santilli and Mrs. Santilli subsequently transferred ownership of the Series A preferred stock acquired on February 6, 2004.

   Under a registration statement declared effective by the SEC on November 7, 2003, we registered $295.0 million of subordinated debentures. Of the $295.0 million, $77.2 million of debt from this registration statement was available for future issuance as of September 30, 2004. On October 22, 2004, we filed Post-Effective Amendment No. 1 to this registration statement to update the financial and other information.

   On June 22, 2004, we filed a registration statement with the SEC to register $280.0 million of subordinated debentures. We are currently not selling subordinated debentures until the registration statement for $280.0 million of subordinated debentures is declared effective by the SEC.

   In the event we are unable to offer additional subordinated debentures for any reason, we have developed a contingent financial restructuring plan including cash flow projections for the next twelve-month period. Based on our current cash flow projections, we anticipate being able to make all scheduled subordinated debenture maturities and vendor payments.

   The contingent financial restructuring plan is based on actions that we would take, in addition to those indicated in our adjusted business strategy, to reduce our operating expenses and conserve cash. These actions would include reducing capital expenditures, selling all loans originated on a whole loan basis, eliminating or downsizing various lending, overhead and support groups, and obtaining working capital funding. No assurance can be given that we will be able to successfully implement the contingent financial restructuring plan, if necessary, and repay our outstanding debt when due.

   We intend to meet our obligation to repay such debt and interest as it matures with cash flow from operations, cash flows from interest-only strips and cash generated from additional debt financing. To the extent that we fail to maintain our credit facilities or obtain alternative financing on acceptable terms and increase our loan originations, we may have to sell loans earlier than intended, further restructure our operations or seek protection under the federal bankruptcy laws, which could further hinder our ability to repay the subordinated debentures when due.

   The weighted-average interest rate of our subordinated debentures issued in the month of September 2004 was 11.02%, compared to a weighted-average interest rate of 7.49% for subordinated debentures issued in the month of June 2003. We had reduced the interest rates offered on subordinated debentures beginning in the fourth quarter of fiscal 2001 and had continued reducing rates through June 2003 in response to decreases in market interest rates as well as declining cash needs during that period. However, during fiscal 2004, the weighted-average interest rate on subordinated debentures we issued had steadily increased, reflecting our financial condition. We expect to reduce the interest rates offered on subordinated debentures over time as our business and cash needs, our financial condition, liquidity, future results of operations, market interest rates and competitive factors permit. The weighted average remaining maturity of our subordinated debentures at September 30, 2004 was 11.5 months compared to 13.5 months at June 30, 2004 and 19.5 months at June 30, 2003.

   TERMS OF THE SERIES A PREFERRED STOCK. The Series A preferred stock has a par value of $0.001 per share and may be redeemed at our option at a price equal to the liquidation value plus accrued and unpaid dividends after the second anniversary of the issuance date. There were 109,435,580 shares of the Series A preferred stock issued and outstanding at September 30, 2004.

   Upon any voluntary or involuntary liquidation, the holders of the Series A preferred stock will be entitled to receive a liquidation preference of $1.00 per share, plus accrued and unpaid dividends to the date of liquidation. Based on the shares of Series A preferred stock outstanding on September 30, 2004, the liquidation value equals $109.4 million.

   Monthly cash dividend payments are $0.008334 per share of Series A preferred stock (equivalent to $0.10 per share annually or 10% annually of the liquidation value). Payment of cash dividends on the Series A preferred stock is subject to compliance with applicable Delaware state law. Based on the shares of Series A preferred stock outstanding on September 30, 2004, the annual cash dividend requirement equals $10.9 million.

   On or after the second anniversary of the issuance date (or on or after the one year anniversary of the issuance date if dividends are not paid in full on the Series A preferred stock), each share of the Series A preferred stock is convertible at the option of the holder into a number of shares of our common stock determined by dividing: (A) $1.00 plus an amount equal to accrued but unpaid dividends (if the conversion date is prior to the second anniversary of the issuance date because the Series A preferred stock has become convertible due to a failure to pay dividends), $1.20 plus an amount equal to accrued but unpaid dividends (if the conversion date is prior to the third anniversary of the issuance date but on or after the second anniversary of the issuance date) or $1.30 plus an amount equal to accrued but unpaid dividends (if the conversion date is on or after the third anniversary of the issuance date) by (B) the market value of a share of our common stock (which figure shall not be less than $5.00 per share regardless of the actual market value on the conversion date).

   Based on the $5.00 per share market value floor and if each share of Series A preferred stock issued in the exchange offers converted at the conversion prices listed below, the number of shares of our common stock which would be issued upon conversion follows (shares in thousands):

                                                           AS OF SEPTEMBER 30,
                                                                  2004
                                                         -----------------------
                                                                     CONVERTIBLE
                                                         NUMBER OF   INTO NUMBER
                                                         PREFERRED    OF COMMON
                                                          SHARES        SHARES
                                                         ---------   -----------
Conversion at $1.20 .................................     109,436       26,265
Conversion at $1.30 .................................     109,436       28,453


   As described above, the conversion ratio of the Series A preferred stock increases during the first three years following its issuance, which provides the holders of the Series A preferred stock with a discount on the shares of common stock that will be issued upon conversion. Under guidance issued by the Emerging Issues Task Force, referred to as EITF in this document, in issue 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," this discount, or beneficial conversion feature, must be valued and amortized to the income statement as additional non-cash preferred dividends over the three-year period that the holders of the Series A preferred stock earn the discount.

   We computed the value of the beneficial conversion feature using the conversion ratio of $1.30 to $5.00, which is the conversion term that is most beneficial to the investor and would result in the issuance of 28.5 million shares of common stock based on the shares of Series A preferred stock that were issued through September 30, 2004. The value of the beneficial conversion feature equals the excess of the intrinsic value of those 28.5 million shares of common stock at their closing prices on the dates the preferred stock was issued, over the value of the Series A preferred stock on the same dates. The value of the Series A preferred stock was equal to the carrying value of the subordinated debentures exchanged. For closings under the exchange offers through September 30, 2004, the value of the beneficial conversion feature was $11.3 million. During the first quarter of fiscal 2005, amortization of $0.9 million was added to the $2.6 million of cash dividends declared on the Series A preferred stock resulting in a total charge to the income statement of $3.5 million. During fiscal 2004, amortization of $0.8 million was added to the $2.9 million of cash dividends declared on the Series A preferred stock resulting in a total charge to the income statement of $3.7 million. The offset to the charge to the income statement for the amortization of the beneficial conversion feature is recorded to additional paid in capital. Amortization of the total value of the beneficial conversion feature will be $3.6 million in fiscal 2005, $3.8 million in fiscal 2006 and $3.0 million for fiscal 2007.

   SALES INTO SPECIAL PURPOSE ENTITIES AND OFF-BALANCE SHEET FACILITIES. In the past, we have relied significantly on access to the asset-backed securities market through securitizations to provide permanent funding of our loan production. Our adjusted business strategy will continue to rely on access to this market, although to a lesser extent. We also may retain the right to service the loans. Residual cash from the loans after required principal and interest payments are made to the investors provides us with cash flows from our interest-only strips. See "-- Off-Balance Sheet Arrangements" for further detail of our securitization activity and effect of securitizations on our liquidity and capital resources.

   OTHER LIQUIDITY CONSIDERATIONS. At our annual meeting of stockholders held on December 31, 2003, our stockholders approved three proposals to enable us to consummate the first exchange offer: a proposal to increase the number of authorized shares of common stock from 9.0 million to 209.0 million, a proposal to increase the number of authorized shares of preferred stock from
3.0 million to 203.0 million, and a proposal to authorize us to issue Series A preferred stock in connection with our first exchange offer and the common stock issuable upon the conversion of the Series A preferred stock.

   At a special meeting of stockholders held on June 29, 2004, our stockholders approved a proposal to authorize the issuance of shares of Series A preferred stock in connection with our second exchange offer and the common stock issuable upon the conversion of the Series A preferred stock.

  At our 2004 annual meeting of stockholders to be held on December 27, 2004, our stockholders are being asked to approve a proposal to authorize the issuance of shares of Series A preferred stock in connection with the third exchange offer and the common stock issuable upon the conversion of the Series A preferred stock. If stockholder approval is not obtained, we will not be able to complete the third exchange offer.

   Stockholder approval of these issuances of securities is required pursuant to the NASDAQ Corporate Governance Rules as the issuance of such shares could result in a change in control of our company. In addition to meeting the requirements of the exchange offers, the preferred shares may be used to raise equity capital, redeem outstanding debt or acquire other companies, although no such acquisitions are currently contemplated. The Board of Directors has discretion with respect to designating and establishing the terms of each series of preferred stock prior to issuance.

   A further decline in economic conditions, continued instability in financial markets or further acts of terrorism in the United States may cause disruption in our business and operations including reductions in demand for our loan products and our subordinated debentures, increases in delinquencies and credit losses in our total loan portfolio, changes in historical prepayment patterns and declines in real estate collateral values. To the extent the United States experiences an economic downturn, unusual economic patterns and unprecedented behaviors in financial markets, these developments may affect our ability to originate loans at profitable interest rates, to price future loan securitizations profitably and to hedge our loan portfolio effectively against market interest rate changes which could cause reduced profitability. Should these disruptions and unusual activities occur, our profitability and cash flow could be reduced and our ability to make principal and interest payments on our subordinated debentures could be impaired. Additionally, under the Servicemembers Civil Relief Act, members of all branches of the military on active duty, including draftees and reservists in military service and state national guard called to federal duty are entitled to have interest rates reduced and capped at 6% per annum, on obligations (including mortgage loans) incurred prior to the commencement of military service for the duration of military service and may be entitled to other forms of relief from mortgage obligations. To date, compliance with the Act has not had a material effect on our business.

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

   Additionally, the United States Congress is currently considering a number of proposed bills or proposed amendments to existing laws, such as the "Ney -- Lucas Responsible Lending Act of 2003" introduced on February 13, 2003 into the U.S. House of Representatives, which could affect our lending activities and make our business less profitable. These bills and amendments, if adopted as proposed, could reduce our profitability by limiting the fees we are permitted to charge, including prepayment fees, restricting the terms we are permitted to include in our loan agreements and increasing the amount of disclosure we are required to give to potential borrowers. While we cannot predict whether or in what form Congress may enact legislation, we are currently evaluating the potential impact of these legislative initiatives, if adopted, on our lending practices and results of operations.

   In addition to new regulatory initiatives with respect to so-called "predatory lending" practices, current laws or regulations in some states restrict our ability to charge prepayment penalties and late fees. Prior to its preclusion in July 2003, we used the Federal Alternative Mortgage Transactions Parity Act of 1982, which we refer to as the Parity Act, to preempt these state laws for loans which meet the definition of alternative mortgage transactions under the Parity Act. However, the Office of Thrift Supervision has adopted a rule effective in July 2003, which precludes us and other non-bank, non-thrift creditors from using the Parity Act to preempt state prepayment penalty and late fee laws on new loan originations. Under the provisions of this rule, we are required to modify or eliminate the practice of charging prepayment and other fees on new loans in some of the states where we originate loans. Prior to this rule becoming effective, 80% to 85% of the home mortgage loans we originated contained prepayment fees. The origination of a high percentage of loans with prepayment fees impacts our securitization gains and securitization assets by helping to reduce the likelihood of a borrower prepaying their loan, thereby prolonging the life of a securitization, and increasing the amounts of residual cash flow, servicing fees and prepayment fees we can expect to collect over the life of a securitization. We currently expect that the percentage of loans that we will originate in the future containing prepayment fees will decrease to approximately 65% to 70%. During the first quarter of fiscal 2005 and fiscal 2004, approximately 78% and 72%, respectively, of the loans we originated contained prepayment fees. This decrease in prepayment fee penetration will potentially reduce the amount of gains and securitization assets we will record on any future securitizations. Because there are many other variables including market conditions, which will also impact securitizations, we are unable to quantify the impact of this rule on any future securitization assets and related gains until we complete a publicly-placed securitization of loans which we originated since this rule became effective. Additionally, in an earlier decision, the Appellate Division of the Superior Court of New Jersey determined that the Parity Act's preemption of state law was invalid and that the state laws precluding some lenders from imposing prepayment fees were applicable to loans made in New Jersey, including alternative mortgage transactions. On May 26, 2004, the New Jersey Supreme Court reversed the decision of the Appellate Division of the

Superior Court of New Jersey and held that the Parity Act had preempted the New Jersey Prepayment Law, which prohibited housing lenders from imposing prepayment penalties. However, the plaintiff has petitioned the United States Supreme Court for certiorari in this matter.

   Although we are licensed or otherwise qualified to originate loans in 46 states, our loan originations are concentrated mainly in the eastern half of the United States. Recent expansion has positioned us to increase originations in the western portion of the United States, especially California. The concentration of loans in a specific geographic region subjects us to the risk that a downturn in the economy or recession in the eastern half of the country would more greatly affect us than if our lending business were more geographically diversified. As a result, an economic downturn or recession in this region could result in reduced profitability.

   We are also subject, from time to time, to private litigation resulting from alleged "predatory lending" practices. We expect that as a result of the publicity surrounding predatory lending practices and the recent New Jersey court decision regarding the Parity Act, we may be subject to other class action suits in the future.

   On May 20, 2004, the purported consumer class action lawsuit captioned Moore
v. American Business Financial Services, Inc. et al, No. 003237 was filed against us, our lending subsidiaries and an unrelated party in the Philadelphia Court of Common Pleas. The lawsuit was brought on behalf of residential mortgage consumers and challenges the validity of our deed in lieu of foreclosure and force-placed insurance practices as well as certain mortgage service fees charged by us. This lawsuit relates, in part, to the same subject matter as the U.S. Attorney's inquiry concluded in December 2003 with no findings of wrongdoing as discussed below. The lawsuit seeks actual and treble damages, statutory damages, punitive damages, costs and expenses of the litigation and injunctive relief. Procedurally, this lawsuit is in a very preliminary stage. We believe the complaint contains fundamental factual inaccuracies and that we have numerous defenses to these allegations. We intend to vigorously defend this lawsuit. Due to the inherent uncertainties in litigation and because the ultimate resolution of this proceeding is influenced by factors outside of our control, we are currently unable to predict the ultimate outcome of this litigation or its impact on our financial position or results of operations.

   SECURITIES CLASS ACTION LAWSUITS AND SHAREHOLDER DERIVATIVE ACTION. In January and February of 2004, four class action lawsuits were filed against us and certain of our officers and directors. Lead plaintiffs and counsel were appointed on June 3, 2004. A consolidated amended class action complaint that supersedes these four complaints was filed on August 19, 2004 in the United States District Court for the Eastern District of Pennsylvania.

   The consolidated amended class action complaint brings claims on behalf of a class of all purchasers of our common stock for a proposed class period of January 27, 2000 through June 26, 2003. The consolidated complaint names us, our director and Chief Executive Officer, Anthony Santilli, our Chief
Financial Officer, Albert Mandia, and former director, Richard Kaufman, as defendants and alleges that we and the named directors and officers violated Sections 10(b) and 20(a) of the Exchange Act. The consolidated complaint alleges that, during the applicable class period, our forbearance and deferment practices enabled us to, among other things, lower our delinquency rates to facilitate the securitization of our loans which purportedly allowed us to collect interest income from our securitized loans and inflate our financial results and market price of our common stock. The consolidated amended class action complaint seeks unspecified compensatory damages, costs and expenses related to bringing the action, and other unspecified relief. We filed a motion to dismiss this class action on October 21, 2004.

   On March 15, 2004, a shareholder derivative action was filed against us, as a nominal defendant, and our director and Chief Executive Officer, Anthony Santilli, our Chief Financial Officer, Albert Mandia, our directors, Messrs. Becker, DeLuca and Sussman, and our former director Mr. Kaufman, as defendants, in the United States District Court for the Eastern District of Pennsylvania. The lawsuit was brought nominally on behalf of the company, as a shareholder derivative action, alleging that the named directors and officers breached their fiduciary duties to us, engaged in the abuse of control, gross mismanagement and other violations of law during the period from January 27, 2000 through June 25, 2003. The lawsuit seeks unspecified compensatory damages, equitable or injunctive relief and costs and expenses related to bringing the action, and other unspecified relief. The parties have agreed to stay this case pending disposition of the motion to dismiss the consolidated amended complaint filed in the putative consolidated securities class action.

   Procedurally, these lawsuits are in a very preliminary stage. We believe that we have several defenses to the claims raised by these lawsuits and intend to vigorously defend the lawsuits. Due to the inherent uncertainties in litigation and because the ultimate resolution of these proceedings is influenced by factors outside of our control, we are currently unable to predict the ultimate outcome of this litigation or its impact on our financial position, results of operations or cash flows.

   JOINT AGREEMENT WITH THE U.S. ATTORNEY'S OFFICE. On December 22, 2003, we entered into a Joint Agreement with the Civil Division of the U.S. Attorney's Office for the Eastern District of Pennsylvania which ended the inquiry by the U.S. Attorney initiated pursuant to the civil subpoena dated May 14, 2003. The U.S. Attorney's inquiry focused on our forbearance policies, primarily on our practice of requesting a borrower who entered into forbearance agreement to execute a deed in lieu of foreclosure. In response to the inquiry and as part of the Joint Agreement, we, among other things, adopted a revised forbearance policy, which became effective on November 19, 2003 and agreed to make an $80 thousand contribution to a housing counseling organization approved by the U.S. Department of Housing and Urban Development, of which $40 thousand was contributed with the balance being due in 2005. We do not believe that the Joint Agreement with the U.S. Attorney has had a significant impact on our operations.

APPLICATION OF CRITICAL ACCOUNTING ESTIMATES

   Our consolidated financial statements are prepared in accordance with GAAP. The accounting policies discussed below are considered by management to be critical to understanding our financial condition and results of operations. The application of these accounting policies requires significant judgment and assumptions by management, which are based upon historical experience and future expectations. The nature of our business and our accounting methods make our financial condition, changes in financial condition and results of operations highly dependent on management's estimates. The line items on our income statement and balance sheet impacted by management's estimates are described below.

   REVENUE RECOGNITION. When we securitize loans, revenue recognition is highly dependent on the application of Statement of Financial Accounting Standards, referred to as SFAS in this document, No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," referred to as SFAS No. 140 in this document, and "gain-on-sale" accounting to our loan securitizations. While we completed no securitization in the three months ended September 30, 2004 and recorded minimal gains for the three months ended September 30, 2003, we believe the accounting estimates related to gain on sale are critical accounting estimates because more than 80% of the securitization gains in fiscal 2003 were based on estimates of the fair value of retained interests. Securitization gains represent the difference between the net proceeds to us, including retained interests in the securitization, and the allocated cost of loans securitized. The allocated cost of loans securitized is determined by allocating their net carrying value between the loans, the interest-only strips and the servicing rights we may retain based upon their relative fair values. Estimates of the fair values of the interest-only strips and the servicing rights we may retain are discussed below. The amount recognized as gain on sale for the retained interests we receive as proceeds in a securitization, in accordance with accounting principles generally accepted in the United States of America, is highly dependent on management's estimates.

   INTEREST-ONLY STRIPS. Interest-only strips, which represent the right to receive future cash flows from securitized loans, represented 41.4% of our total assets at September 30, 2004 and 44.0% of our total assets at June 30, 2004 and are carried at their fair values. Interest-only strips are initially recorded at their allocated cost basis at the time of recording a securitization gain and in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities," referred to as SFAS No. 115 in this document, are then written up to their fair value through other comprehensive income, a component of stockholders' equity.

   Fair value is based on a discounted cash flow analysis which estimates the present value of the future expected residual cash flows and overcollateralization cash flows utilizing assumptions made by management. These assumptions include the rates used to calculate the present value of expected future residual cash flows and overcollateralization cash flows, referred to as the discount rates, and expected prepayment and credit loss rates on pools of loans sold through securitizations. We believe the accounting estimates used in determining the fair value of interest-only strips are critical accounting estimates because estimates of prepayment and credit loss rates are made based on management's expectation of future experience, which is based in part, on historical experience, current and expected economic conditions and in the case of prepayment rate assumptions, consideration of the impact of changes in market interest rates. The actual loan prepayment rate may be affected by a variety of economic and other factors, including prevailing interest rates, the availability of alternative financing to borrowers and the type of loan.

   We re-evaluate expected future cash flows from our interest-only strips on a quarterly basis. We monitor the current assumptions for prepayment and credit loss rates against actual experience and other economic and market conditions and we adjust assumptions if deemed appropriate. Even a small unfavorable change in our assumptions made as a result of unfavorable actual experience or other considerations could have a significant adverse impact on our estimate of residual cash flows and on the value of these assets. In the event of an unfavorable change in these assumptions, the fair value of these assets would be overstated, requiring an accounting adjustment for impairment. In accordance with the provisions of EITF guidance on issue 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets," referred to as EITF 99-20 in this document, and SFAS No. 115, decreases in the fair value of interest-only strips that are deemed to be other than temporary adjustments to fair value are recorded through the income statement, which would adversely affect our income in the period of adjustment. Additionally, to the extent any individual interest-only strip has a portion of its initial write up to fair value still remaining in other comprehensive income, other than temporary decreases in its fair value would first be recorded as a reduction to other comprehensive income, which would adversely affect our stockholders' equity in the period of adjustment.

   During the first quarter of fiscal 2005, we recorded a pre-tax write up of $18.6 million on our interest-only strips. The $18.6 million write up was recorded as an increase to other comprehensive income, a component of stockholders' equity. This write up of interest-only strips resulted from a reduction to our assumptions for loan prepayments expected to occur beyond 18 months. Management believes that once we move beyond the low interest rate environment and the impact that environment has on loan prepayments, the long running and highly unfavorable prepayment experience over the last twelve quarters will leave us with securitized mortgage pools which will experience future prepayment speeds substantially lower than originally believed.

   During fiscal 2004, we recorded total pre-tax other than temporary valuation adjustments on our interest-only strips of $57.0 million, of which in accordance with EITF 99-20, $39.6 million was charged as expense to the income statement and $17.4 million was charged to other comprehensive income. The valuation adjustments primarily reflect the impact of higher than anticipated prepayments on securitized loans experienced during the fiscal year ended June 30, 2004 due to the continuing low interest rate environment. Additionally, on June 30, 2004, we wrote down the carrying value of our interest-only strips related to five of our mortgage securitization trusts by $4.1 million to reflect their values under the terms of a September 27, 2004 sale agreement. The sale of these assets is described in "-- Liquidity and Capital Resources." See "-- Securitizations" for more detail on the estimation of the fair value of interest-only strips and the sensitivities of these balances to changes in assumptions and the impact on our financial statements of changes in assumptions.

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

   SERVICING RIGHTS. Servicing rights, which represent the rights to receive contractual servicing fees from securitization trusts and ancillary fees from borrowers, net of adequate compensation that would be required by a substitute servicer, represented 6.2% of our total assets at September 30, 2004 and 7.1% of our total assets at June 30, 2004. Servicing rights are carried at the lower of cost or fair value. The fair value of servicing rights is determined by computing the benefits of servicing in excess of adequate compensation, which would be required by a substitute servicer. The benefits of servicing are the present value of projected net cash flows from contractual servicing fees and ancillary servicing fees. We believe the accounting estimates used in determining the fair value of servicing rights are critical accounting estimates because the projected cash flows from servicing fees incorporate assumptions made by management, including prepayment rates and discount rates. These assumptions are similar to those used to value the interest-only strips retained in a securitization. We monitor the current assumptions for prepayment rates against actual experience and other economic and market conditions and we adjust assumptions if deemed appropriate. Even a small unfavorable change in our assumptions, made as a result of unfavorable actual experience or other considerations could have a significant adverse impact on the value of these assets. In the event of an unfavorable change in these assumptions, the fair value of these assets would be overstated, requiring an adjustment, which would adversely affect our income in the period of adjustment.

   A review for impairment is performed on a quarterly basis by stratifying the serviced loans by loan type, home mortgage or business purpose loans, which we consider to be the predominant risk characteristic in the portfolio of loans we service. In establishing loan type as the predominant risk characteristic, we considered the following additional loan characteristics and determined these characteristics as mostly uniform within our two types of serviced loans and not predominant for risk stratification:

     o Fixed versus floating rate loans -- All loans we service in our securitizations are fixed-rate loans.

     o Conforming versus non-conforming loans -- All loans we service are sub-prime (non-conforming) loans, with over 80% of the loans serviced having credit grades of A or B.

     o Interest rate on serviced loans -- The serviced loan portfolio has a high penetration rate of prepayment fees. Sub-prime borrowers, in general, are not as influenced by movement in market interest rates as conforming borrowers. A sub-prime borrower's ability to `rate shop' is generally limited due to personal credit circumstances that are not market driven.

     o Loan collateral -- All loans we service are secured by real estate, with approximately 85% secured with first liens on residential property.

     o Individual loan size -- The average loan size in our managed portfolio is $71 thousand. The managed portfolio is approximately $1.6 billion at September 30, 2004 with approximately 22 thousand loans. There are no significant defining groupings with respect to loan size. No loans are greater than $1.0 million, only $9.1 million of loans have principal balances greater than $500 thousand, and only $30.3 million of loans have principal balances greater than $350 thousand.

     o Geographic location of loans -- The largest percentage of loans we service are geographically located in the mid-Atlantic and northeast sections of the United States.

     o Original loan term -- Home equity loan terms are primarily 180, 240 or 360 months. Business purpose loan terms are primarily 120 or 180 months.

   If our quarterly analysis indicates the carrying value of servicing rights is not recoverable through future cash flows from contractual servicing and other ancillary fees, a valuation allowance or write down would be required. Our valuation analyses indicated that no adjustment was required in the quarter ended September 30, 2004 and $5.5 million was required in fiscal 2004. The fiscal 2004 valuation adjustment for impairment of servicing rights was due to higher than expected prepayment experience. Additionally, on June 30, 2004, we wrote down the carrying value of our servicing rights related to five of our mortgage securitization trusts by $1.3 million to reflect their values under the terms of a September 27, 2004 sale agreement. The sale of these assets is described in "-- Liquidity and Capital Resources." In accordance with SFAS No. 140, the write downs were recorded as a charge to the income statement. Impairment is measured as the excess of carrying value over fair value. See "-- Securitizations" for more detail on the estimation of the fair value of servicing rights and the sensitivities of these balances to changes in assumptions and the estimated impact on our financial statements of changes in assumptions.

   Amortization of the servicing rights asset for securitized loans is calculated individually for each securitized loan pool and is recognized in proportion to, and over the period of, estimated future servicing income on that particular pool of loans.

   DEFERRED TAX ASSET. Estimates of deferred tax assets and deferred tax liabilities make up the deferred income tax asset on our balance sheet. These estimates involve significant judgments and estimates by management, which may have a material impact on the carrying value of the deferred income tax asset. We periodically review the deferred income tax asset to determine if it is more likely than not that we will realize this deferred tax asset.

   Our net deferred income tax increased from $59.1 million at June 30, 2004 to $66.2 million at September 30, 2004. For more detail on this net deferred income tax asset, see Note 10 of the September 30, 2004 Consolidated Financial Statements. This increase results primarily from recording $13.6 million of federal income tax benefits on our prior loss for the quarter ended September 30, 2004, partially offset by the deferred tax credit recorded on September 30, 2004 write-up of our interest-only strips. In fiscal 2004, we recorded $68.3 million of federal and state income tax benefits on our pre-tax loss for the fiscal year ended June 30, 2004. These federal and state income tax benefits will be realized against anticipated future years' state and federal taxable income. Factors we considered in determining that it is more likely than not we will realize this deferred tax asset included: (i) the circumstances producing the losses for the fourth quarter of fiscal 2003, the fiscal year ended June 30, 2004 and the quarter ended September 30, 2004; (ii) our historical profitability prior to the fourth quarter of fiscal 2003; (iii) the anticipated impact that our adjusted business strategy will have on producing more currently taxable income than our previous business strategy produced due to higher loan originations and shifting from securitizations to whole loan sales; (iv) the achievability of anticipated levels of future taxable income under our adjusted business strategy; and (v) the likely utilization of our net operating loss carryforwards. Additionally, we consider tax-planning strategies we can use to increase the likelihood that the deferred income tax asset will be realized.

   Our adjusted business strategy will more likely than not produce the level of loan originations that we need to achieve taxable income. In the month of September 2004 under our adjusted business strategy, we originated $234.0 million of loans and management believes that amount would have been higher if not for the impact of hurricanes in some of the states in which we originate loans. Once our adjusted business strategy is fully implemented, we anticipate increasing our loan originations to approximately $400.0 million to $600.0 million per month, which will return us to profitable operations. We have significantly expanded our geographic reach and established a strong presence on the west coast in fiscal 2004, and are continuing to apply our adjusted business strategy, particularly as it relates to expanding our broker channel and offering adjustable rate mortgages, purchase money mortgages and more competitively priced fixed rate mortgages. Additionally, economic conditions are favorable for loan originations with growing GDP and employment, high real estate values and moderate increases in interest rates.

   In determining that it is more likely than not that we would realize our deferred tax asset, adequate funding and liquidity was assumed based on the current status of negotiations with credit facility providers. Credit facilities of at a minimum $530.0 million and a working capital line of $23.0 million were assumed. In addition to our existing $250.0 million credit facility which has two more years remaining on its term, on November 5, 2004, we closed a new credit facility totaling $100.0 million (which can be increased to $175.0 million from month four through month ten of the facility term at the sole discretion of the lender). As of November 12, 2004, we had a commitment letter for a new $150.0 million credit facility, a firm commitment for a new $30.0 million credit facility and a $23.0 million repurchase facility. These facilities are expected to close by November 30, 2004 bringing our total credit facilities to $530.0 million possibly growing to $605.0 million at the sole discretion of one of our lenders. The combination of existing financing and financing scheduled to close before November 30, 2004 provides adequate funding to determine that it is more likely than not that we will realize our deferred tax asset.

   ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is maintained on non-accrual loans to account for delinquent loans and leases and delinquent loans that have been repurchased from securitization trusts. The allowance is maintained at a level that management determines is adequate to absorb estimated probable losses. The allowance is calculated based upon management's estimate of our ability to collect on outstanding loans based upon a variety of factors, including, periodic analysis of the loans, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, and collateral considerations. Additions to the allowance arise from the provision for credit losses charged to operations or from the recovery of amounts previously charged-off. Loan charge-offs reduce the allowance. Delinquent loans are charged off against the allowance in the period in which a loan is deemed fully uncollectable or when liquidated in a payoff or sale. If the actual collection of outstanding loans is less than we anticipate, further write downs would be required which would reduce our net income in the period the write down was required.

   DERIVATIVE FINANCIAL INSTRUMENTS. We utilize derivative financial instruments to manage the effect of changes in interest rates on the fair value of our loans between the date loans are originated at fixed interest rates and the date the terms and pricing for a whole loan sale are fixed or the date the fixed interest rate pass-through certificates to be issued by a securitization trust are priced. See "-- Quantitative and Qualitative Disclosures About Market Risk -- Strategies for Use of Derivative Financial Instruments" for more detail.

   Derivative contracts receive hedge accounting only if they are designated as a hedge and are expected to be, and are, highly effective in substantially reducing interest rate risk arising from the pools of mortgage loans exposing us to risk. Under hedge accounting, the gain or loss derived from these derivative financial instruments, which are designated as fair value hedges, is reported in the Statement of Income (included in the caption "gains and losses on derivative financial instruments") as it occurs with an offsetting adjustment to the hedged loans attributable to the risk being hedged also reported in the Statement of Income. The fair value of derivative financial instruments is determined based on quoted market prices. The fair value of the hedged loans is determined based on current pricing of these assets in a whole loan sale or securitization. Cash flows resulting from fair value hedges are reported in the period they occur.

   Assuming a hedge relationship continues to be highly effective, determined as described below, the relationship continues until the mortgage loan pool is sold in a whole loan sale, is committed to a forward sale agreement or is sold in a securitization. When a hedge relationship is terminated, the derivative financial instrument may be re-designated as a hedge of a new mortgage pool.

   The effectiveness of our fair value hedges is periodically assessed. Fair value hedges must meet specific effectiveness tests to be considered highly effective. Over time the change in the fair values of the derivative financial instrument must be within 80 to 120 percent of the change in the fair value of the hedged loans due to the designated risk. If highly effective correlation does not exist, we discontinue hedge accounting prospectively.

   DEVELOPMENT OF CRITICAL ACCOUNTING ESTIMATES. On a quarterly basis, senior management reviews the estimates used in our critical accounting policies. As a group, senior management discusses the development and selection of the assumptions used to perform its estimates described above. Management has discussed the development and selection of the estimates used in our critical accounting policies as of September 30, 2004 and June 30, 2004 with the Audit Committee of our Board of Directors. In addition, management has reviewed its disclosure of the estimates discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" with the Audit Committee.

   IMPACT OF CHANGES IN CRITICAL ACCOUNTING ESTIMATES. For a description of the impact of changes in critical accounting estimates related to interest-only strips and servicing rights in the quarter ended September 30, 2004 and the fiscal years ended June 30, 2004, 2003 and 2002, see "-- Securitizations."

   INITIAL ADOPTION OF ACCOUNTING POLICIES. In conjunction with the relocation of our corporate headquarters to new leased office space, we entered into a lease agreement and certain governmental grant agreements, which provided us with reimbursement for certain expenditures related to our office relocation. The reimbursable expenditures included both capitalizable items for leasehold improvements, furniture and equipment and expense items such as legal costs, moving costs and employee communication programs. Amounts reimbursed to us in accordance with our lease agreement are initially recorded as a liability on our balance sheet and will be amortized in the income statement on a straight-line basis over the term of the lease as a reduction of rent expense. Amounts received from government grants were initially recorded as a liability. Grant funds received to offset expenditures for capitalizable items are classified as a reduction of the related fixed asset and amortized to income over the depreciation period of the related asset as an offset to depreciation expense. Amounts received to offset expense items were recognized in the income statement as an offset to the expense item.

IMPACT OF CHANGES IN CRITICAL ACCOUNTING ESTIMATES IN PRIOR FISCAL YEARS

   During fiscal 2004 and fiscal 2003, we recorded valuation adjustments on our securitization assets of $63.8 million and $63.3 million, respectively. The breakout of the total pre-tax adjustments recorded in fiscal 2004 and fiscal 2003 between interest-only strips and servicing rights, and the amounts charged as expense to the income statement or to other comprehensive income were as follows (in thousands):


                                                             YEAR ENDED JUNE 30, 2004                YEAR ENDED JUNE 30, 2003
                                                       ------------------------------------    ------------------------------------
                                                        TOTAL      INCOME         OTHER         TOTAL      INCOME         OTHER
                                                        WRITE     STATEMENT   COMPREHENSIVE     WRITE     STATEMENT   COMPREHENSIVE
                                                         DOWN      IMPACT     INCOME IMPACT      DOWN      IMPACT     INCOME IMPACT
                                                       -------    ---------   -------------    -------    ---------   -------------
Interest-only strips ...............................   $57,031     $39,659       $17,372       $57,973     $39,900       $18,073
Servicing rights ...................................     6,791       6,791            --         5,282       5,282            --
                                                       -------     -------       -------       -------     -------       -------
Total securitization assets ........................   $63,822     $46,450       $17,372       $63,255     $45,182       $18,073
                                                       =======     =======       =======       =======     =======       =======


   The amounts of the valuation adjustments recorded in fiscal 2004 and fiscal 2003 related to changes in critical accounting estimates are discussed below. See "-- Application of Critical Accounting Estimates -- Interest-Only Strips" and "-- Application of Critical Accounting Estimates -- Servicing Rights" for a discussion of how valuation adjustments are recorded.

   DISCOUNT RATES. The amounts of the valuation adjustments recorded in fiscal 2004 and fiscal 2003 related to changes in discount rates were as follows (in thousands):

                                                      YEAR ENDED JUNE 30, 2004                     YEAR ENDED JUNE 30, 2003
                                             -----------------------------------------    -----------------------------------------
                                                             INCOME          OTHER                        INCOME          OTHER
                                                TOTAL       STATEMENT    COMPREHENSIVE       TOTAL       STATEMENT    COMPREHENSIVE
                                                WRITE         WRITE       INCOME WRITE       WRITE         WRITE       INCOME WRITE
                                                DOWN/      DOWN/(WRITE    DOWN/(WRITE        DOWN/      DOWN/(WRITE    DOWN/(WRITE
RELATED TO DISCOUNT RATE                     (WRITE UP)        UP)            UP)         (WRITE UP)        UP)            UP)
------------------------                     ----------    -----------   -------------    ----------    -----------   -------------
Interest-only strips .....................      $(16)         $(553)          $537         $(20,904)     $(10,756)      $(10,148)
Servicing rights .........................        --             --             --          (7,118)       (7,118)              --
                                                ----          -----           ----         --------      --------       ---------
Total securitization assets ..............      $(16)         $(553)          $537         $(28,022)     $(17,874)      $(10,148)
                                                ====          =====           ====         ========      ========       =========


   The valuation adjustment on interest-only strips for fiscal 2004 included the net impact of a December 31, 2003 reduction in the discount rate applied to value the residual cash flows from interest-only strips from 11% to 10%, and a subsequent increase in that discount rate at June 30, 2004 back to 11%. The discount rate was reduced to 10% on December 31, 2003 from 11% on September 30, 2003 and June 30, 2003 primarily to reflect the impact of the sustained decline in market interest rates. The increase in the discount rate to 11% at June 30, 2004 was made to reflect an increase in market interest rates that had occurred since the end of the March 2004 quarter. The
December 31, 2003 reduction in the discount rate had a favorable impact of $8.4 million on that quarter's valuation adjustment. The June 30, 2004 increase in discount rate had an unfavorable impact of $8.4 million on that quarter's valuation adjustment. There was no change in the discount rate applied to value the cash flows from servicing rights.

   During fiscal 2003, we reduced the discount rates applied to value the residual cash flows from interest-only strips and the cash flows from servicing rights. The discount rates were reduced at June 30, 2003 primarily to reflect the impact of the sustained decline in market interest rates. The reductions in discount rates for fiscal 2003 are discussed in more detail below.

   From June 30, 2000 through March 31, 2003, we had applied a discount rate of 13% to residual cash flows. On June 30, 2003, we reduced that discount rate to 11% based on the following factors:

     o We had experienced a period of sustained decreases in market interest rates. Interest rates on three and five-year term US Treasury securities have been on the decline since mid-2000. Three-year rates had declined approximately 475 basis points and five-year rates have declined approximately 375 basis points over that period.

     o The interest rates on the bonds issued in our securitizations over that same timeframe also had experienced a sustained period of decline. The trust certificate pass-through interest rate had declined 426 basis points, from 8.04% in the 2000-2 securitization to 3.78% in the 2003-1 securitization.

     o The weighted average interest rate on loans securitized had declined from a high of 12.01% in the 2000-3 securitization to 10.23% in the 2003-1 securitization.

     o Market factors and the economy favored the continuation of low interest rates for the foreseeable future.

     o Economic analysis of interest rates and data released at the time of the June 30, 2003 evaluation supported declining mortgage refinancings even though predicting the continuation of low interest rates for the foreseeable future.

     o The interest rates paid on subordinated debentures issued, which is used to fund our interest-only strips, had declined from a high of 11.85% in February 2001 to a rate of 7.49% in June 2003.

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

   We apply a second discount rate to projected cash flows from the overcollateralization portion of our interest-only strips. The discount rate applied to projected overcollateralization cash flows in each mortgage securitization is based on the highest trust certificate pass-through interest rate in the mortgage securitization. In fiscal 2001, we instituted the use of a minimum discount rate of 6.5% on overcollateralization cash flows. At
June 30, 2003 we reduced the minimum discount rate to 5.0% to reflect the sustained decline in interest rates. This reduction in the minimum discount rate impacted the valuation of three securitizations and increased the June 30, 2003 valuation of our interest-only strips by $3.3 million. At September 30, 2004, only one of our securitizations was using the 5.0% floor discount rate and that floor was removed for the September 30, 2004 valuation.

   The blended rate used to value our interest-only strips at June 30, 2003 was 9%.

   From June 2000 to March 2003, the discount rate applied in determining the fair value of servicing rights was 11%, which was 200 basis points lower than the 13% discount rate applied to value residual cash flows from interest-only strips during that period. On June 30, 2003, we reduced the discount rate on servicing rights cash flows to 9%. The impact of the June 30, 2003 reduction in discount rate from 11% to 9% was to increase the valuation of our servicing rights by $7.1 million at June 30, 2003. This favorable impact was offset by a decrease of $12.4 million mainly due to prepayment experience in fiscal 2003.

   PREPAYMENT RATES. From the second quarter of fiscal 2002 through the first quarter of fiscal 2005, we revised the prepayment rate assumptions used to value our securitization assets, thereby impacting the fair value of these assets. See "-- Securitizations" for discussion of the impacts of these revisions in prepayment rate assumptions.

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

   We have used special purpose entities and off-balance sheet facilities in our mortgage loan securitizations. Asset securitizations are one of the most common off-balance sheet arrangements in which a company transfers assets off of its balance sheet by selling them to a special purpose entity. We sell our loans into off-balance sheet facilities to generate the cash to pay off revolving credit facilities and to generate revenue through securitization gains. The special purpose entities described below meet our objectives for mortgage loan securitization structures and comply with accounting principles generally accepted in the United States of America. We expect to use off-balance sheet facilities in any future securitizations.

   Our securitizations involve a two-step transfer that qualifies for sale accounting under SFAS No. 140. First, we sell the loans to a special purpose entity, which has been established for the limited purpose of buying and reselling the loans and establishing a true sale under legal standards. Next, the special purpose entity sells the loans to a qualified special purpose entity, which we refer to as the trust. The trust is a distinct legal entity, independent from us. By transferring title of the loans to the trust, we isolate those assets from our assets. We receive a true sale opinion from legal counsel for each securitization. Finally, the trust issues certificates to investors to raise the cash purchase price for the loans we have sold. Cash from the sale of certificates to third party investors is returned to us in exchange for our loan receivables and we use this cash, in part, to repay any borrowings under warehouse and credit facilities. The off-balance sheet trusts' activities are restricted to holding title to the loan collateral, issuing certificates to investors and distributing loan payments to the investors and us in accordance with the relevant agreement.

   When we securitize loans, we also may retain the right to service the loans. We do not service the loans in the 2003-2 securitization, our most recent securitization, which closed in October 2003. We have no additional obligations to the off-balance sheet facilities other than those required as servicer of the loans and for breach of covenants or warranty obligations. We are not required to make any additional investments in the trusts. Under current accounting rules, the trusts do not qualify for consolidation in our financial statements. The trusts carry the loan collateral as assets and the certificates issued to investors as liabilities. Residual cash from the loans after required principal and interest payments are made to the investors and after payment of certain fees and expenses provides us with cash flows from our interest-only strips. We expect that future cash flows from our interest-only strips and servicing rights will generate more of the cash flows required to meet maturities of our subordinated debentures and our operating cash needs.

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

   At September 30, 2004 and June 30, 2004, the mortgage securitization trusts held loans with an aggregate principal balance due of $1.6 billion and $1.9 billion as assets and owed $1.5 billion and $1.7 billion to third party investors, respectively. There were no revenues from the sale of loans to securitization trusts for the three months ended September 30, 2004. The revenues for the three months ended September 30, 2003 were $0.8 million. Revenues from the sale of loans to securitization trusts were $15.1 million, or 15.6% of total revenues for the fiscal year ended June 30, 2003. We have interest-only strips and servicing rights with fair values of $448.8 million and $66.7 million, respectively at September 30, 2004, which combined represent 48% of our total assets. Net cash flows received from interest-only strips and servicing rights were $35.7 million for the three months ended September 30, 2004, $61.6 million for the three months ended September 30, 2003, $194.7 million for fiscal 2004 and $132.1 million for fiscal 2003. These amounts are included in our operating cash flows.

   We also used special purpose entities in our sales of loans to a $300.0 million off-balance sheet mortgage conduit facility that was available to us until July 5, 2003. Sales into the off-balance sheet facility involved a two-step transfer that qualified for sale accounting under SFAS No. 140, similar to the process described above. This facility had a revolving feature and could be directed by the third party sponsor to dispose of the loans. Typically, the loans were disposed of by securitizing the loans in a term securitization. The third party note purchaser also has the right to have the loans sold in whole loan sale transactions. Under this off-balance sheet facility arrangement, the loans have been isolated from us and our subsidiaries and as a result, transfers to the facility were treated as sales for financial reporting purposes. When loans were sold to this facility, we assessed the likelihood that the sponsor would transfer the loans into a term securitization. As the sponsor had typically transferred the loans to a term securitization prior to the fourth quarter of fiscal 2003, the amount of gain on sale we had recognized for loans sold to this facility was estimated based on the terms we would obtain in a term securitization rather than the terms of this facility. For the fourth quarter of fiscal 2003, the likelihood that the facility sponsor would ultimately transfer the underlying loans to a term securitization was significantly reduced and the amount of gain recognized for loans sold to this facility was based on terms expected in a whole loan sale transaction. Our ability to sell loans into this facility expired pursuant to its terms on July 5, 2003. At June 30, 2003, the off-balance sheet mortgage conduit facility held loans with principal balances due of $275.6 million as assets and owed $267.5 million to third parties. Through September 30, 2003, $222.3 million of the loans which were in the facility at June 30, 2003 were sold in whole loan sales as directed by the facility sponsor. At September 30, 2003, the off-balance sheet mortgage conduit facility held loans with principal balances due of $40.5 million as assets and owed $36.0 million to third parties. This conduit facility was refinanced in the October 16, 2003 refinancing described under "-- Liquidity and Capital Resources -- Credit Facilities."

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

   In a declining interest rate environment, such as experienced during fiscal 2003, securitization pass-through interest rates generally decline, which can lead to higher interest rate spreads. Increased interest rate spreads result in increases in the residual cash flow we expect to receive on securitized loans, the amount of cash we receive at the closing of a securitization from the sale of notional bonds or premiums on investor certificates and corresponding increases in the gains we recognize on the sale of loans in a securitization. In our fiscal 2003 securitizations, we experienced improved interest rate spreads. However, in a rising interest rate environment and under our business strategy we would expect our ability to originate loans at interest rates that will maintain our most recent level of securitization gain profitability to become more difficult than during a stable or falling interest rate environment. No assurances can be made that market interest rates will remain at current levels or that we can complete securitizations in the future. We would seek to address the challenge presented by a rising interest rate environment by carefully monitoring our product pricing, the actions of our competition, market trends and the use of hedging strategies in order to continue to originate loans in as profitable a manner as possible. See "-- Quantitative and Qualitative Disclosures About Market Risk -- Strategies for Use of Derivative Financial Instruments" for a discussion of our hedging strategies.

   While a declining interest rate environment can lead to higher interest rate spreads, a declining interest rate environment could also unfavorably impact the valuation of our interest-only strips. In a declining interest rate environment the level of mortgage refinancing activity tends to increase, which could result in an increase in loan prepayment experience and may require increases in assumptions for prepayments for future periods. This has been our experience since fiscal 2002.

   Declining interest rates and resulting high prepayment rates over the last twelve quarters have required revisions to our estimates of the value of our securitization assets. Beginning in the second quarter of fiscal 2002 and on a quarterly basis thereafter, our prepayment rates, as well as those throughout the mortgage industry, remained at higher than expected levels due to continuing low interest rates during this period. As a result, over the last twelve quarters we have recorded cumulative pre-tax write downs to our interest-only strips in the aggregate amount of $140.4 million and pre-tax adjustments to the value of servicing rights of $12.1 million, for total adjustments of $152.5 million, mainly due to the higher than expected prepayment experience. On June 30, 2004, we wrote down the carrying value of our interest-only strips and servicing rights related to five of our mortgage securitization trusts by $5.4 million to reflect their values under the terms of a September 27, 2004 sale agreement. The sale of these assets is described in "-- Liquidity and Capital Resources." The following table summarizes the net cumulative write downs recorded on our securitization assets over the last twelve quarters (in thousands):


                                                                                               TOTAL       INCOME         OTHER
                                                                                            WRITE DOWN    STATEMENT   COMPREHENSIVE
                                                                                            (WRITE UP)     IMPACT     INCOME IMPACT
                                                                                            ----------    ---------   -------------
PRE-TAX ADJUSTMENT RESULTING FROM:
Prepayments.............................................................................     $177,396     $128,697       $ 48,699
Discount rate...........................................................................      (30,305)     (18,427)       (11,878)
Loss on sale............................................................................        5,452        3,446          2,006
                                                                                             --------     --------       --------
Net cumulative write down...............................................................     $152,543     $113,716       $ 38,827
                                                                                             ========     ========       ========

   See "-- Application of Critical Accounting Estimates -- Interest-Only Strips" for a discussion of how valuation adjustments are recorded in the income statement or other comprehensive income.

   During the quarter ended September 30, 2004, we recorded a pre-tax write up of $18.6 million on our interest-only strips. The $18.6 million write up was recorded as an increase to other comprehensive income, a component of stockholders' equity. This write up in the value of our interest-only strips resulted from a reduction to our assumptions for loan prepayments expected to occur beyond 18 months. Management believes that once we move beyond the low interest rate environment and the impact that environment has on loan prepayments, the long running and highly unfavorable prepayment experience over the last twelve quarters will leave us with securitized mortgage pools which will experience future prepayment speeds substantially lower than originally believed. No adjustments were recorded to our servicing rights at September 30, 2004.

   The breakout of the total securitization assets adjustments recorded in fiscal 2004 and 2003 between interest-only strips and servicing rights was as follows (in thousands):


                                                             YEAR ENDED JUNE 30, 2004                YEAR ENDED JUNE 30, 2003
                                                       ------------------------------------    ------------------------------------
                                                        TOTAL      INCOME         OTHER         TOTAL      INCOME         OTHER
                                                        WRITE     STATEMENT   COMPREHENSIVE     WRITE     STATEMENT   COMPREHENSIVE
                                                         DOWN      IMPACT     INCOME IMPACT      DOWN      IMPACT     INCOME IMPACT
                                                       -------    ---------   -------------    -------    ---------   -------------
Interest-only strips ...............................   $57,031     $39,659       $17,372       $57,973     $39,900       $18,073
Servicing rights ...................................     6,791       6,791            --         5,282       5,282            --
                                                       -------     -------       -------       -------     -------       -------
Total securitization assets ........................   $63,822     $46,450       $17,372       $63,255     $45,182       $18,073
                                                       =======     =======       =======       =======     =======       =======

   The long duration of historically low interest rates, combined with increasing home values and high consumer debt levels has given borrowers an extended opportunity to engage in mortgage refinancing activities, which resulted in elevated prepayment experience. Low interest rates and increasing home values provide incentive to borrowers to convert high cost consumer debt into lower rate tax deductible loans. As home values have increased, lenders have been highly successful in educating borrowers that they have the ability to access the cash value in their homes.

   The persistence of historically low interest rate levels, unprecedented in the last 40 years, has made the forecasting of prepayment levels difficult. We assumed for each quarter end valuation that the decline in interest rates had stopped and a rise in interest rates would occur in the near term. This assumption was supported by published data. Consistent with this view that interest rates would rise, we had utilized derivative financial instruments to manage interest rate risk exposure on our loan production and loan pipeline to protect the fair value of these fixed rate items against potential increases in market interest rates. We believe that once we are beyond the low interest rate environment and its impact on prepayments, the long recurring and highly unfavorable prepayment experience over the last eleven quarters will subside. Also, the rate of increase in home values has slowed considerably, which we expect will mean that fewer borrowers will have excess value in their homes to access. The Mortgage Bankers Association of America has forecast as of September 17, 2004 that mortgage refinancings as a percentage share of total mortgage originations will decline from 49% in the second quarter of calendar 2004 to 24% in the second quarter of calendar 2005. The Mortgage Bankers Association of America has also projected in its September 2004 economic forecast that the 10-year treasury rate (which generally affects mortgage rates) will increase steadily each quarter in their forecast. As a result of our analysis of these factors, we believe prepayments will continue to remain at higher than normal levels for the near term before declining to historical prepayment levels and then further declining in the future. See the table "-- Summary of Material Mortgage Loan Securitization Valuation Assumptions and Actual Experience at September 30, 2004" for our current prepayment assumptions. See "-- Prepayment Rates" for more detail regarding prepayment assumptions. However, we cannot predict with certainty what our prepayment experience will be in the future. Any unfavorable difference between the assumptions used to value our securitization assets and our actual experience may have a significant adverse impact on the value of these assets.

   The following tables detail the net pre-tax write-up of the interest-only strips for the first quarter of fiscal 2005 and the net pre-tax write downs of the securitization assets by quarter for fiscal years 2004, 2003 and 2002 and detail the impact to the income statement and to other comprehensive income in accordance with the provisions of SFAS No. 115 and EITF 99-20 as they relate to interest-only strips and SFAS No. 140 as it relates to servicing rights (in thousands):

FISCAL YEAR 2005:

                                                                                               TOTAL       INCOME         OTHER
                                                                                            (WRITE UP)    STATEMENT   COMPREHENSIVE
                                      QUARTER ENDED                                         WRITE DOWN     IMPACT     INCOME IMPACT
----------------------------------------------------------------------------------------    ----------    ---------   -------------
September 30, 2004......................................................................     $(18,614)       $29        $(18,643)

FISCAL YEAR 2004:

                                                                                                           INCOME         OTHER
                                                                                               TOTAL      STATEMENT   COMPREHENSIVE
                                      QUARTER ENDED                                         WRITE DOWN     IMPACT     INCOME IMPACT
----------------------------------------------------------------------------------------    ----------    ---------   -------------
September 30, 2003......................................................................      $16,658      $10,795       $ 5,863
December 31, 2003.......................................................................       14,724       11,968         2,756
March 31, 2004..........................................................................       23,191       15,085         8,106
June 30, 2004...........................................................................        9,249        8,602           647
                                                                                              -------      -------       -------
Total Fiscal 2004.......................................................................      $63,822      $46,450       $17,372
                                                                                              =======      =======       =======

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

   The following table summarizes the volume of loan securitizations and whole loan sales for the three months ended September 30, 2004 and fiscal years ended June 30, 2004, 2003 and 2002 (dollars in thousands):

                                                                              THREE MONTHS
                                                                                 ENDED
                                                                             SEPTEMBER 30,              YEAR ENDED JUNE 30,
                                                                           -----------------    -----------------------------------
                                                                             2004      2003       2004         2003         2002
                                                                           --------   ------    --------    ----------   ----------
SECURITIZATIONS:
Business loans.........................................................    $     --   $1,207    $ 11,027    $  112,025   $  129,074
Home equity loans......................................................          --    4,245     130,380     1,311,739    1,222,061
                                                                           --------   ------    --------    ----------   ----------
Total..................................................................    $     --   $5,452(a) $141,407    $1,423,764   $1,351,135
                                                                           ========   ======    ========    ==========   ==========
Gain on sale of loans through securitization...........................    $     --   $  799    $ 15,107    $  170,950   $  185,580
Securitization gains as a percentage of total revenue..................          --      4.0%       15.6%         70.8%        74.9%


(a) These loans were sold into an off-balance sheet mortgage conduit facility prior to its expiration on July 15, 2003.

WHOLE LOAN SALES:
Whole loan sales...........................................................    $602,222   $270,979    $808,378    $28,013   $57,679
Premiums on whole loan sales...............................................    $  6,119   $  2,921    $ 18,725    $   655   $ 2,448


   As demonstrated in the fourth quarter of fiscal 2003 and the fiscal year ended June 30, 2004, our quarterly revenues and net income will fluctuate in the future principally as a result of the timing, size and profitability of our securitizations. The business strategy of selling loans through whole loan sales and securitizations requires building an inventory of loans over time, during which time we incur costs and expenses. Since a gain on sale is not recognized until a whole loan sale is settled or securitization is closed, which may not occur until a subsequent quarter, operating results for a given quarter can fluctuate significantly. If whole loan sales or securitizations do not close when expected, we could experience a material adverse effect on our results of operations for a quarter. See "-- Liquidity and Capital Resources" for a discussion of the impact of whole loan sales and securitizations on our cash flow.

   Several factors affect the level of profitability realized on a securitization. These factors include conditions in the securities markets, such as fluctuations in interest rates, conditions in the asset-backed securities markets relating to the loans we originate, credit quality of the total portfolio of loans we originate or potential changes to the legal and accounting principles underlying securitization transactions.

   INTEREST-ONLY STRIPS. As the holder of interest-only strips, we are entitled to receive excess (or residual) cash flows and cash flows from the release of overcollateralization. These cash flows are the difference between the payments made by the borrowers on securitized loans and the sum of the scheduled and prepaid principal and pass-through interest paid to trust investors, servicing fees, trustee fees and, if applicable, surety bond fees. In most of our securitizations, surety bond fees are paid to an unrelated insurance entity to provide credit enhancement for the trust investors. The use of bond insurers and our relationships with them impact the gain on sale of loans from securitizations and the amount of residual cash flows we receive from our securitization trusts. The forms of credit enhancement in our securitizations are described below.

   Generally, all residual cash flows are initially retained by the trust to establish required overcollateralization levels in the trust.
Overcollateralization is the excess of the aggregate principal balances of loans in a securitized pool over the aggregate principal balance of investor interests.

   Our securitizations provide credit enhancement to the trust investors through the use of overcollateralization, a surety bond and/or subordinate bond structures. The terms and conditions of credit enhancements are specific to each securitization and are determined at inception for the life of the trust. All of our securitizations require overcollateralization as the primary credit enhancement for the benefit of the trust investors. Overcollateralization levels are generally established by bond rating agencies. A second form of credit enhancement is provided from a third party surety bond provider, the use of subordinate investor bond structures, or a combination of both. Subordinate investor bonds receive a higher rate of interest for the higher risk associated with their investment and typically have a defined principal amortization, which maintains a specified ratio of subordinate bonds to senior bonds. Third party surety bond providers receive monthly fees, which are deducted from the excess interest cash flow from the trust and in return the surety bond provider guarantees the repayment of principal to the trust investors. The surety bond fee amount is specific to each applicable securitization and generally ranges from 0.19% to 0.45% annually on the applicable investor notes outstanding. The surety bond provider establishes their annual surety bond fee based on the levels of overcollateralization set for each securitization trust and their assessment of credit risk in each pool of securitized loans.

   The fair value of our interest-only strips is a combination of the fair values of our residual cash flows and our overcollateralization cash flows. At September 30, 2004, investments in interest-only strips totaled $448.8 million, including the fair value of overcollateralization related cash flows of $202.2 million. At June 30, 2004, investments in interest-only strips totaled $459.1 million, including the fair value of overcollateralization cash flows of $216.9 million.

   OVERCOLLATERALIZATION REQUIREMENTS. Overcollateralization requirements are specific to each securitization. The amount of required overcollateralization, often referred to as specified overcollateralization, varies during the life of the trust. The requirements for overcollateralization typically include:

     o The initial requirement, if any, which is a percentage of the original unpaid principal balance of loans securitized and is paid in cash at the time of sale.

     o The final target, which is a percentage of the original unpaid principal balance of loans securitized and is funded from the monthly excess cash flow. All residual cash flows are initially retained by the trust until the final target is reached. The final target is maintained until the stepdown date. The stepdown period generally begins at the later of 30 to 36 months after the initial securitization of the loans or when the remaining balance of securitized loans is less than 50% of the original balance of securitized loans.

     o Specific securitizations contain provisions requiring an increase above the final target overcollateralization levels during periods in which delinquencies exceed specified limits. The overcollateralization levels return to the final target levels when delinquencies fall below the specified limits. See "-- Trigger Management" for a discussion of securitization trusts holding excess overcollateralization.

     o The stepdown requirement is a percentage of the remaining unpaid principal balance of securitized loans. The step-down target percentage is typically twice the percentage of the final target and is applied each period to the current unpaid principal balance of the remaining loans in the securitized pool. During the stepdown period, the overcollateralization amount is reduced through cash payments to us until the overcollateralization balance declines to a specific floor. The floor percentage is typically 0.50% to 1.00% of the original principal balance of the loans in the securitized pool and provides for a minimum constant amount of overcollateralization for the remaining life of the trust. The ability to stepdown may be precluded during periods in which delinquencies exceed specified limits. The overcollateralization levels return to the target levels when delinquencies fall below the specified limits.

   TRIGGER MANAGEMENT. Repurchasing delinquent loans from securitization trusts benefits us by allowing us to limit the level of delinquencies and losses in the securitization trusts and as a result, we can avoid exceeding specified limits on delinquencies and losses that trigger a temporary reduction or discontinuation of cash flow from our interest-only strips until the delinquency or loss triggers are no longer exceeded. We have the right, but not the obligation, to repurchase a limited amount of delinquent loans from securitization trusts. See "-- Repurchase Rights" for a summary of the amount of delinquent loans which we have the right, but not obligation, to repurchase from securitization trusts. In addition, we may elect to repurchase delinquent loans in situations requiring more flexibility for the administration and collection of these loans. The purchase price of a delinquent loan is at the loan's outstanding contractual balance. A foreclosed loan is one where we, as servicer, have initiated formal foreclosure proceedings against the borrower and a delinquent loan is one that is 31 days or more past due. The foreclosed and delinquent loans we typically elect to repurchase are usually 90 days or more delinquent and the subject of foreclosure proceedings, or where a completed foreclosure is imminent. The related allowance for loan losses on these repurchased loans is included in our provision for credit losses in the period of repurchase. The related REO writedown for REO repurchased is recorded through general and administrative expense in the period of repurchase. Our ability to repurchase these loans does not disqualify us for sale accounting under SFAS No. 140 or other relevant accounting literature because we are not required to repurchase any loan and our ability to repurchase a loan is limited by contract.

   At September 30, 2004, one of our twenty mortgage securitization trusts were under a triggering event as a result of delinquencies exceeding specified levels. There were no securitization trusts exceeding specified loss levels at September 30, 2004. At June 30, 2004, four of our twenty-six mortgage securitization trusts were under a triggering event. Approximately $5.0 million of excess overcollateralization is being held by the trust as of September 30, 2004. For the three months ended September 30, 2004, we repurchased delinquent loans with an aggregate unpaid principal balance of $2.7 million from securitization trusts primarily for trigger management. We cannot predict when the trust currently exceeding triggers will be below trigger limits and release the excess overcollateralization. In order for the trust to release the excess overcollateralization, delinquent loans would need to decline, or we would need to repurchase delinquent loans of up to $4.8 million as of September 30, 2004. If delinquencies increase and we cannot cure the delinquency or liquidate the loans in the mortgage securitization trust without exceeding loss triggers, the levels of repurchases required to manage triggers may increase. Our ability to continue to manage triggers in our securitization trusts in the future is affected by our availability of cash from operations or through the sale of subordinated debentures to fund these repurchases. Additionally, our repurchase activity increases prepayments, which may result in unfavorable prepayment experience. See "-- Prepayment Rates" for more detail regarding prepayment assumptions. See "-- Securitizations" for more detail of the effect prepayments have on our financial statements. Also see "-- Total Portfolio Quality -- Delinquent Loans and Leases" for further discussion of the impact of delinquencies.

   The following table presents the securitization trust under a triggering event at September 30, 2004, its related specified limit on delinquencies, actual delinquencies at September 30, 2004, the related amounts of actual excess overcollateralization and the maximum target amounts of excess overcollateralization. The amount by which the maximum target amounts of excess overcollateralization exceeds current excess overcollateralization amounts will be withheld by the trust from future residual cash flows, as long as the actual delinquency levels continue to exceed the specified limit, until the maximum amount is reached.

            SUMMARY OF SECURITIZATION TRUSTS UNDER TRIGGERING EVENTS
                             (dollars in thousands)

                                                     ACTUAL SEPTEMBER 30, 2004
                                                            DELINQUENCIES
  ---------------------------------------------------------------------------------------------------------------------------------
                                                                                  AMOUNT           ACTUAL              MAXIMUM
                                                           SPECIFIED              ABOVE      SEPTEMBER 30, 2004     TARGET EXCESS
         SECURITIZATION                                     TRIGGER             SPECIFIED       EXCESS OVER-            OVER-
              TRUST                  TRIGGER EXCEEDED        LIMIT       %       LIMIT(A)    COLLATERALIZATION    COLLATERALIZATION
 -------------------------------   --------------------    ---------   -----    ---------    ------------------   -----------------

                                    Rolling 3 month 90+
2001-4                             day delinquency rate      12.50%    13.21%     4,835            4,992                4,992(b)

---------------
(a) In order for this trust to release the excess overcollateralization, delinquent loans would need to decline, or we would need to repurchase delinquent loans of up to $4.8 million as of September 30, 2004.

(b) Residual cash flows will be retained by the securitization trust until this maximum is reached or the actual delinquency level returns to the specified limit.

   The following table summarizes the principal balances of loans and REO we have repurchased from the mortgage loan securitization trusts, the valuation adjustments recorded through loss provided for repurchased loans and the REO writedown recorded through general and administrative expense for REO repurchased during the quarter ended September 30, 2004 and the fiscal years ended June 30, 2004, 2003 and 2002. We received $1.8 million, $40.9 million, $37.6 million and $19.2 million of proceeds from the liquidation of repurchased loans and REO for the quarter ended September 30, 2004, and for the fiscal years 2004, 2003 and 2002, respectively. We carried as assets on our balance sheet, repurchased loans and REO in the amounts of $5.9 million, $5.2 million and $9.2 million at September 30, 2004, and June 30, 2004 and 2003 respectively. All loans and REO were repurchased at the contractual outstanding balances at the time of repurchase and are carried at the lower of their cost basis or fair value. Because the contractual outstanding balance is typically greater than the fair value, we generally incur a loss on these repurchases. Mortgage loan securitization trusts are listed only if repurchases have occurred.

 SUMMARY OF LOANS AND REO REPURCHASED FROM MORTGAGE LOAN SECURITIZATION TRUSTS
                             (dollars in thousands)


                                                                                      2001-3   2000-2    1998-3    1997(C)    TOTAL
                                                                                      ------   ------    ------    -------   ------
THREE MONTHS ENDED SEPTEMBER 30, 2004:
--------------------------------------
Repurchases by original loan type:
 Business purpose loans...........................................................    $1,127    $  --     $  --    $  875    $2,002
 Home equity loans................................................................       464       34        45       158       701
                                                                                      ------    -----     -----    ------    ------
   Total..........................................................................    $1,591    $  34     $  45    $1,033    $2,703
                                                                                      ======    =====     =====    ======    ======
 % of Original balance of loans securitized.......................................      0.53%    0.01%     0.02%     0.59%
 Number of loans and REO repurchased..............................................        10        1         1         8        20
Repurchases by loan or REO:
 Loans repurchased................................................................    $1,591    $  34     $  45    $  937    $2,607
 REO repurchased..................................................................        --       --        --        96        96
                                                                                      ------    -----     -----    ------    ------
   Total..........................................................................    $1,591    $  34     $  45    $1,033    $2,703
                                                                                      ======    =====     =====    ======    ======
Valuation adjustment at repurchase:
 Loans repurchased(a).............................................................    $  304    $  --     $  13    $  281    $  598
 REO repurchased(b)...............................................................        --       --        --        --        --
                                                                                      ------    -----     -----    ------    ------
   Total..........................................................................    $  304    $  --     $  13    $  281    $  598
                                                                                      ======    =====     =====    ======    ======

---------------

(a) The valuation adjustment for loans repurchased is recorded in the income statement as loss provided on repurchased loans.
(b) The valuation adjustment for REO repurchased is recorded through general and administrative expense.

SUMMARY OF LOANS AND REO REPURCHASED FROM MORTGAGE LOAN SECURITIZATION TRUSTS
                                  (CONTINUED)
                             (dollars in thousands)


                                     2003-1    2002-1   2001-3     2001-2    2001-1    2000-4   2000-3    2000-2    2000-1   1999-4
                                     ------    ------   ------    --------   ------    ------   ------    ------    ------   ------
YEAR ENDED JUNE 30, 2004:
-------------------------
Repurchases by original loan
  type:
 Business purpose loans ..........    $ 219    $  --    $  592    $  1,713   $1,008    $2,252   $  631    $1,386    $  925   $1,324
 Home equity loans ...............       --       35     1,129       2,937    4,152     3,493    2,145     2,699     2,702    4,864
                                      -----    -----    ------    --------   ------    ------   ------    ------    ------   ------
   Total..........................    $ 219    $  35    $1,721    $  4,650   $5,160    $5,745   $2,776    $4,085    $3,627   $6,188
                                      =====    =====    ======    ========   ======    ======   ======    ======    ======   ======
% of Original balance of loans
  securitized.....................     0.05%    0.01%     0.57%       1.31%    1.88%     2.09%    1.85%     1.35%     1.53%    2.79%
 Number of loans and REO
  repurchased.....................        1        1        23          40       64        63       28        53        54      102
Repurchases by loan or REO:
 Loans repurchased ...............    $ 219    $  35    $1,121    $  3,818   $4,593    $4,464   $2,159    $3,428    $2,280   $4,596
 REO repurchased .................       --       --       600         832      567     1,281      617       657     1,347    1,592
                                      -----    -----    ------    --------   ------    ------   ------    ------    ------   ------
   Total..........................    $ 219    $  35    $1,721    $  4,650   $5,160    $5,745   $2,776    $4,085    $3,627   $6,188
                                      =====    =====    ======    ========   ======    ======   ======    ======    ======   ======
Valuation adjustment at
  repurchase:
 Loans repurchased (a) ...........    $  55    $  11    $  409    $    774   $1,456    $1,195   $  515    $  938    $  784   $1,753
 REO repurchased(b) ..............       --       --       140         202      179       472      230       215       480      611
                                      -----    -----    ------    --------   ------    ------   ------    ------    ------   ------
   Total..........................    $  55    $  11    $  549    $    976   $1,635    $1,667   $  745    $1,153    $1,264   $2,364
                                      =====    =====    ======    ========   ======    ======   ======    ======    ======   ======

YEAR ENDED JUNE 30, 2003:
-------------------------
Repurchases by original loan
  type:
 Business purpose loans ..........    $  --    $  --    $  349    $     --   $  543    $  223   $  144    $2,065    $1,573   $2,719
 Home equity loans ...............       --       --       853          --    4,522       520      839     4,322     4,783    5,175
                                      -----    -----    ------    --------   ------    ------   ------    ------    ------   ------
   Total..........................    $  --    $  --    $1,202    $     --   $5,065    $  743   $  983    $6,387    $6,356   $7,894
                                      =====    =====    ======    ========   ======    ======   ======    ======    ======   ======
% of Original Balance of Loans
  Securitized.....................       --       --      0.40%         --     1.84%     0.27%    0.66%     2.11%     2.68%    3.56%
 Number of loans and REO
  repurchased.....................       --       --        11          --       51         9       11        59        65       97
Repurchases by loan or REO:
 Loans repurchased ...............    $  --    $  --    $  560    $     --   $2,957    $   46   $  393    $1,688    $1,868   $3,382
 REO repurchased .................       --       --       642          --    2,108       697      590     4,699     4,488    4,512
                                      -----    -----    ------    --------   ------    ------   ------    ------    ------   ------
Total ............................    $  --    $  --    $1,202    $     --   $5,065    $  743   $  983    $6,387    $6,356   $7,894
                                      =====    =====    ======    ========   ======    ======   ======    ======    ======   ======
Valuation adjustment at
  repurchase:
 Loans repurchased(a) ............    $  --    $  --    $  112    $     --   $  603    $    9   $   78    $  442    $  386   $  817
 REO repurchased(b) ..............       --       --        87          --      667       250      147     1,557     1,235    1,770
                                      -----    -----    ------    --------   ------    ------   ------    ------    ------   ------
   Total..........................    $  --    $  --    $  199    $     --   $1,270    $  259   $  225    $1,999    $1,621   $2,587
                                      =====    =====    ======    ========   ======    ======   ======    ======    ======   ======

YEAR ENDED JUNE 30, 2002:
-------------------------
Repurchases by original loan
  type:
 Business purpose loans ..........    $  --    $  --    $   --    $     --   $   --    $   --   $   --    $   --    $   --   $  194
 Home equity loans ...............       --       --        --          --       --        --       --        --        84      944
                                      -----    -----    ------    --------   ------    ------   ------    ------    ------   ------
   Total..........................    $  --    $  --    $   --    $     --   $   --    $   --   $   --    $   --    $   84   $1,138
                                      =====    =====    ======    ========   ======    ======   ======    ======    ======   ======
% of Original Balance of Loans
  Securitized.....................       --       --        --          --       --        --       --        --      0.04%    0.51%
 Number of loans and REO
  repurchased.....................       --       --        --          --       --        --       --        --         2       18
Repurchases by loan or REO:
 Loans repurchased ...............    $  --    $  --    $   --    $     --   $   --    $   --   $   --    $   --    $   84   $  228
 REO repurchased .................       --       --        --          --       --        --       --        --        --      910
                                      -----    -----    ------    --------   ------    ------   ------    ------    ------   ------
   Total..........................    $  --    $  --    $   --    $     --   $   --    $   --   $   --    $   --    $   84   $1,138
                                      =====    =====    ======    ========   ======    ======   ======    ======    ======   ======
Valuation adjustment at
  repurchase:
 Loans repurchased(a) ............    $  --    $  --    $   --    $     --   $   --    $   --   $   --    $   --    $   75   $  123
 REO repurchased(b) ..............       --       --        --          --       --        --       --        --        --      459
                                      -----    -----    ------    --------   ------    ------   ------    ------    ------   ------
   Total..........................    $  --    $  --    $   --    $     --   $   --    $   --   $   --    $   --    $   75   $  582
                                      =====    =====    ======    ========   ======    ======   ======    ======    ======   ======

---------------
(a) The valuation adjustment for loans repurchased is recorded in the income statement as loss provided on repurchased loans.
(b) The valuation adjustment for REO repurchased is recorded through general and administrative expense.

 SUMMARY OF LOANS AND REO REPURCHASED FROM MORTGAGE LOAN SECURITIZATION TRUSTS
                                  (CONTINUED)
                             (dollars in thousands)

                                    1999-3    1999-2   1999-1    1998-4   1998-3    1998-2   1998-1    1997(C)    1996(C)    TOTAL
                                    ------    ------   ------    ------   ------    ------   ------    -------    -------   -------
YEAR ENDED JUNE 30, 2004:
-------------------------
Repurchases by original loan
  type:
 Business loans .................   $  915    $1,014   $  696    $  497   $  456    $   --   $  350     $  781     $  --    $14,759
 Home equity loans ..............    2,228     3,472    3,223     1,354    2,825       399      875        579       100     39,211
                                    ------    ------   ------    ------   ------    ------   ------     ------     -----    -------
   Total.........................   $3,143    $4,486   $3,919    $1,851   $3,281    $  399   $1,225     $1,360     $ 100    $53,970
                                    ======    ======   ======    ======   ======    ======   ======     ======     =====    =======
% of Original Balance of Loans
  Securitized....................     1.42%     2.04%    2.12%     2.31%    1.64%     0.33%    1.17%      0.78%     0.16%
 Number of loans and REO
  repurchased....................       47        58       52        24       33         4       17         19         1        684
Repurchases by loan or REO:
 Loans repurchased ..............   $2,185    $3,324   $2,106    $1,687   $2,865    $  355   $  532     $1,295     $ 100    $41,162
 REO repurchased ................      958     1,162    1,813       164      416        44      693         65        --     12,808
                                    ------    ------   ------    ------   ------    ------   ------     ------     -----    -------
   Total.........................   $3,143    $4,486   $3,919    $1,851   $3,281    $  399   $1,225     $1,360     $ 100    $53,970
                                    ======    ======   ======    ======   ======    ======   ======     ======     =====    =======
Valuation adjustment at
  repurchase:
 Loans repurchased(a) ...........   $  914    $  995   $  511    $  435   $  771    $   51   $  140     $  405     $  30    $12,142
 REO repurchased(b) .............      317       434      651        44      125        17      115         --        --      4,232
                                    ------    ------   ------    ------   ------    ------   ------     ------     -----    -------
   Total.........................   $1,231    $1,429   $1,162    $  479   $  896    $   68   $  255     $  405     $  30    $16,374
                                    ======    ======   ======    ======   ======    ======   ======     ======     =====    =======

YEAR ENDED JUNE 30, 2003:
-------------------------
Repurchases by original loan
  type:
 Business loans .................   $2,138    $1,977   $1,199    $   72   $1,455    $  205   $  395     $  744     $ 451    $16,252
 Home equity loans ..............    3,697     3,140    4,432       549    3,211     1,386      610        381       355     38,775
                                    ------    ------   ------    ------   ------    ------   ------     ------     -----    -------
   Total.........................   $5,835    $5,117   $5,631    $  621   $4,666    $1,591   $1,005     $1,125     $ 806    $55,027
                                    ======    ======   ======    ======   ======    ======   ======     ======     =====    =======
% of Original Balance of Loans
  Securitized....................     2.63%     2.33%    3.04%     0.78%    2.33%     1.33%    0.96%      0.64%     1.30%
 Number of loans and REO
  repurchased....................       83        59       60         7       60        23       13         16        13        637
Repurchases by loan or REO:
 Loans repurchased ..............   $1,692    $2,263   $3,484    $  309   $2,553    $  686   $  598     $  817     $ 513    $23,809
 REO repurchased ................    4,143     2,854    2,147       312    2,113       905      407        308       293     31,218
                                    ------    ------   ------    ------   ------    ------   ------     ------     -----    -------
   Total.........................   $5,835    $5,117   $5,631    $  621   $4,666    $1,591   $1,005     $1,125     $ 806    $55,027
                                    ======    ======   ======    ======   ======    ======   ======     ======     =====    =======
Valuation adjustment at
  repurchase:
 Loans repurchased(a) ...........   $  385    $  336   $  797    $   62   $  503    $  144   $   22     $  160     $ 157    $ 5,013
 REO repurchased(b) .............    1,674       739      375        54      344        87       97         69        69      9,221
                                    ------    ------   ------    ------   ------    ------   ------     ------     -----    -------
   Total.........................   $2,059    $1,075   $1,172    $  116   $  847    $  231   $  119     $  229     $ 226    $14,234
                                    ======    ======   ======    ======   ======    ======   ======     ======     =====    =======

YEAR ENDED JUNE 30, 2002:
-------------------------
Repurchases by original loan
  type:
 Business loans .................   $1,006    $  341   $  438    $  632   $  260    $  516   $1,266     $1,912     $ 104    $ 6,669
 Home equity loans ..............    3,249     2,688    2,419     4,649    5,575     1,548    1,770        462       183     23,571
                                    ------    ------   ------    ------   ------    ------   ------     ------     -----    -------
   Total.........................   $4,255    $3,029   $2,857    $5,281   $5,835    $2,064   $3,036     $2,374     $ 287    $30,240
                                    ------    ------   ------    ------   ------    ------   ------     ------     -----    -------
% of Original Balance of Loans
  Securitized....................     1.92%     1.38%    1.54%     6.60%    2.92%     1.72%    2.89%      1.36%     0.46%
 Number of loans and REO
  repurchased....................       47        31       33        58       61        24       37         26         4        341
Repurchases by loan or REO:
 Loans repurchased ..............   $1,221    $1,375   $1,437    $2,535   $2,702    $  818   $1,611     $1,641     $  --    $13,652
 REO repurchased ................    3,034     1,654    1,420     2,746    3,133     1,246    1,425        733       287     16,588
                                    ------    ------   ------    ------   ------    ------   ------     ------     -----    -------
   Total.........................   $4,255    $3,029   $2,857    $5,281   $5,835    $2,064   $3,036     $2,374     $ 287    $30,240
                                    ======    ======   ======    ======   ======    ======   ======     ======     =====    =======
Valuation adjustment at
  repurchase:
 Loans repurchased(a) ...........   $  235    $  132   $  222    $  528   $  557    $  149   $  747     $  244     $  --    $ 3,012
 REO repurchased(b) .............      899       508      606       851      633       370      490        426       110      5,352
                                    ------    ------   ------    ------   ------    ------   ------     ------     -----    -------
   Total.........................   $1,134    $  640   $  828    $1,379   $1,190    $  519   $1,237     $  670     $ 110    $ 8,364
                                    ======    ======   ======    ======   ======    ======   ======     ======     =====    =======

---------------
(a) The valuation adjustment for loans repurchased is recorded in the income statement as loss provided on repurchased loans.
(b) The valuation adjustment for REO repurchased is recorded through general and administrative expense.
(c) Amounts represent combined repurchases and percentages for two 1997 securitization pools and two 1996 securitization pools.

   REPURCHASE RIGHTS. SFAS No. 140 was effective on a prospective basis for transfers of financial assets occurring after March 31, 2001. For securitizations recorded under SFAS No. 140 which have removal of accounts provisions providing us with a contractual right to repurchase delinquent loans, SFAS No. 140 requires that we recognize the loans which are subject to these rights as assets on our balance sheet and record a liability to reflect the repurchase cost. SFAS No. 140 requires this accounting treatment because the default by the borrower has given us effective control over the loan whether or not we actually repurchase these loans. We do not record a loss on our retained interests or on the loans that have been re-recognized under removal of accounts provisions of SFAS No. 140. We do record a loss and an allowance for loan losses at the time we exercise our contractual rights to repurchase these loans. For securitization trusts 2001-2 through 2003-2, to which this rule applies, we have the contractual right to repurchase a limited amount of loans greater than 180 days past due, but no obligation to do so. As delinquent loans in securitization trusts 2001-2 through 2003-2 age greater than 180 days past due, we record an asset reflecting the estimated fair value of the loans and a liability to reflect the repurchase cost. In accordance with the provisions of SFAS No. 140, we have recorded on our September 30, 2004 balance sheet an asset of $40.7 million and a liability of $47.9 million for delinquent loans subject to the removal of accounts provisions under securitization trusts 2001-2 through 2003-2.

   For securitization trusts 1998-3 through 2001-1, we also have rights to repurchase a limited amount of delinquent loans, but are not obligated to do so. No liabilities or assets have been recorded on our balance sheet related to these rights.

   We have not changed the accounting for our retained interests related to any loans we re-recognize under SFAS No. 140 removal of accounts provision.

   The following table summarizes the amount of delinquent loans in securitization trusts, which we have the right, but not obligation, to repurchase as of September 30, 2004 (in thousands):

                                                        REPURCHASE RIGHTS
REPURCHASE RIGHTS NOT REQUIRED TO BE                       ACCOUNTED FOR
    ACCOUNTED FOR UNDER SFAS 140                        UNDER SFAS 140 (B)
--------------------------------------------------------------------------------
                     AMOUNT                                          AMOUNT
TRUST               OF LOANS                   TRUST                OF LOANS
-----               --------                   -----                --------
1998(a)              $ 2,579                   2001-2                $ 2,125
1999-1                 3,133                   2001-3                  1,485
1999-2                 3,073                   2001-4                  6,320
1999-3                 4,013                   2002-1                  6,400
1999-4                 4,061                   2002-2                  7,600
2000-1                 1,458                   2002-3                  7,400
2000-2                 4,232                   2002-4                  7,600
2000-3                10,104                   2003-1                  6,526
2000-4                 7,713                   2003-2                  2,469
                                                                     -------
2001-1                 7,240                   Sub-total             $47,925
                     -------                                         -------
Sub-total            $47,606                   Total                 $95,531
                                                                     =======

---------------
(a) Amounts represent combined repurchase rights for two 1998 securitization pools.

(b) The liability for loans subject to repurchase rights under SFAS No. 140 of $45.9 million is recorded on our balance sheet.

   MORTGAGE LOAN SECURITIZATION TRUST INFORMATION. The following tables provide information regarding the nature and principal balances of mortgage loans securitized in each trust, the securities issued by each trust, and the overcollateralization requirements of each trust.

       SUMMARY OF SELECTED MORTGAGE LOAN SECURITIZATION TRUST INFORMATION
                   CURRENT BALANCES AS OF SEPTEMBER 30, 2004
                             (dollars in millions)


                                                         2003-2     2003-1     2002-4     2002-3      2002-2     2002-1    2001-4
                                                        --------   --------    -------   --------    -------    --------   ------
ORIGINAL BALANCE OF LOANS SECURITIZED:
--------------------------------------
 Business loans.......................................  $     27   $     33    $    30   $     34    $    34    $     32   $   29
 Home equity loans....................................       146        417        350        336        346         288      287
                                                        --------   --------    -------   --------    -------    --------   ------
   Total..............................................  $    173   $    450    $   380   $    370    $   380    $    320   $  316
                                                        ========   ========    =======   ========    =======    ========   ======
CURRENT BALANCE OF LOANS SECURITIZED:
-------------------------------------
 Business loans.......................................  $     21   $     22    $    22   $     22    $    20    $     17   $   16
 Home equity loans....................................       100        200        151        129        121          90       80
                                                        --------   --------    -------   --------    -------    --------   ------
   Total..............................................  $    121   $    222    $   173   $    151    $   141    $    107   $   96
                                                        ========   ========    =======   ========    =======    ========   ======
WEIGHTED-AVERAGE INTEREST RATE ON LOANS SECURITIZED:
----------------------------------------------------
 Business loans.......................................     15.66%     15.94%     16.04%     15.94%     15.97%      15.89%   15.77%
 Home equity loans....................................      8.80%      9.70%     10.54%     10.88%     10.90%      10.92%   10.74%
   Total..............................................     10.00%     10.32%     11.23%     11.63%     11.61%      11.69%   11.58%

Percentage of first mortgage loans....................        88%        87%        87%        88%        89%         91%      90%
Weighted-average loan-to-value........................        76%        76%        76%        77%        76%         75%      76%
Weighted-average remaining term (months) on loans
  securitized.........................................       261        246        236        231        217         211      208

Original balance of Trust Certificates................  $    173   $    450    $   376   $    370    $   380    $    320   $  322
Current balance of Trust Certificates.................  $    115   $    198    $   152   $    138    $   128    $     97   $   83
Weighted-average pass-through interest rate to Trust
  Certificate holders(a)..............................      2.83%      6.09%      6.73%      7.63%      8.31%       6.09%    5.35%
Highest Trust Certificate pass-through interest rate..      8.00%      3.78%      8.61%      6.86%      7.39%       6.51%    5.35%

OVERCOLLATERALIZATION REQUIREMENTS(d):
--------------------------------------
REQUIRED PERCENTAGES:
 Initial..............................................        --         --       1.00%        --         --          --       --
 Final target.........................................      4.10%      5.50%      5.75%      3.50%      3.50%       4.50%    4.25%
 Stepdown overcollateralization.......................      8.20%     11.00%     11.50%      7.00%      7.00%       9.00%    8.50%
REQUIRED DOLLAR AMOUNTS:
 Initial..............................................  $     --   $     --    $     4   $     --    $    --    $     --   $   --
 Final target.........................................  $      7   $     25    $    22   $     13    $    13    $     14   $   13
CURRENT STATUS:
 Overcollateralization amount.........................  $      6   $     24    $    22   $     13    $    13    $     10   $   14
 Final target reached or anticipated date to reach....    1/2005    12/2004        Yes        Yes        Yes         Yes      Yes
 Stepdown reached or anticipated date to reach........   11/2006     4/2006     1/2006    10/2005     7/2005     10/2004      Yes(c)

ANNUAL SURETY FEE(d)..................................      0.50%      0.20%       (b)        (b)        (b)        0.21%    0.20%

SERVICING RIGHTS:
-----------------
 Original balance.....................................  $     --   $     16    $    14   $     13    $    15    $     13   $   13
 Current balance......................................  $     --   $      9    $     7   $      6    $     7    $      5   $    5

---------------
(a) Rates for securitizations 2002-1 and forward include rates on notional bonds, or the impact of premiums to loan collateral received on trust certificates, included in securitization structure. The sale of notional bonds allows us to receive more cash at the closing of a securitization.
(b) Credit enhancement was provided through a senior / subordinate certificate structure.
(c) Although the final target has been reached, this trust is exceeding delinquency limits, and the trust is retaining additional overcollateralization. We cannot predict when normal residual cash flow will resume. See "-- Trigger Management" for further detail.
(d) See "-- Interest-Only Strips" for a discussion of credit enhancements in our securitizations and "-- Overcollateralization Requirements" for further detail on overcollateralization.

                   CURRENT BALANCES AS OF SEPTEMBER 30, 2004
                             (dollars in millions)


                                                                    2001-3   2001-2    2001-1   2000-4    2000-3    2000-2   2000-1
                                                                    ------   ------    ------   ------    ------    ------   ------
ORIGINAL BALANCE OF LOANS SECURITIZED:
--------------------------------------
 Business loans.................................................    $   31   $   35    $   29   $   27    $   16    $   28   $   25
 Home equity loans..............................................       269      320       246      248       134       275      212
                                                                    ------   ------    ------   ------    ------    ------   ------
   Total........................................................    $  300   $  355    $  275   $  275    $  150    $  303   $  237
                                                                    ======   ======    ======   ======    ======    ======   ======
CURRENT BALANCE OF LOANS SECURITIZED:
-------------------------------------
 Business loans.................................................    $   15   $   17    $   11   $    8    $    4    $    9   $    8
 Home equity loans..............................................        69       71        49       49        24        52       36
                                                                    ------   ------    ------   ------    ------    ------   ------
   Total........................................................    $   84   $   88    $   60   $   57    $   28    $   61   $   44
                                                                    ======   ======    ======   ======    ======    ======   ======
WEIGHTED-AVERAGE INTEREST RATE ON LOANS SECURITIZED:
----------------------------------------------------
 Business loans.................................................     15.89%   16.06%    16.01%   16.07%    16.17%    16.00%   16.16%
 Home equity loans..............................................     11.13%   11.27%    11.48%   11.61%    11.50%    11.44%   11.41%
   Total........................................................     11.97%   12.21%    12.31%   12.22%    12.21%    12.11%   12.23%

Percentage of first mortgage loans..............................        90%      90%       89%      88%       91%       85%      81%
Weighted-average loan-to-value..................................        75%      75%       74%      75%       76%       76%      75%
Weighted-average remaining term (months) on loans securitized...       204      197       198      188       184       195      180

Original balance of Trust Certificates..........................    $  306   $  355    $  275   $  275    $  150    $  300   $  235
Current balance of Trust Certificates...........................    $   82   $   79    $   55   $   52    $   26    $   54   $   38
Weighted-average pass-through interest rate to Trust Certificate
  holders.......................................................      5.76%    6.51%     6.28%    7.05%     7.61%     7.14%    7.15%
Highest Trust Certificate pass-through interest rate............      6.17%    6.99%     6.28%    7.05%     7.61%     8.04%    7.93%

OVERCOLLATERALIZATION REQUIREMENTS(b):
--------------------------------------
REQUIRED PERCENTAGES:
 Initial........................................................        --       --        --       --        --      0.90%    0.75%
 Final target...................................................      4.00%    4.40%     4.10%    4.50%     4.75%     5.95%    5.95%
 Stepdown overcollateralization.................................      8.00%    8.80%     8.20%    9.00%     9.50%    11.90%   11.90%
REQUIRED DOLLAR AMOUNTS:
 Initial........................................................        --       --        --       --        --    $    3   $    2
 Final target...................................................    $   12   $   16    $   11   $   12    $    7    $   18   $   14
CURRENT STATUS:
 Overcollateralization amount...................................    $    8   $    8    $    5   $    5    $    3    $    7   $    5
 Final target reached or anticipated date to reach..............       Yes      Yes       Yes      Yes       Yes       Yes      Yes
 Stepdown reached or anticipated date to reach..................       Yes(a)   Yes       Yes      Yes       Yes       Yes      Yes

ANNUAL SURETY FEE(b)............................................      0.20%    0.20%     0.20%    0.21%     0.21%     0.21%    0.19%

SERVICING RIGHTS:
-----------------
 Original balance...............................................    $   12   $   15    $   11   $   14    $    7    $   14   $   10
 Current balance................................................    $    5   $    5    $    3   $    4    $    1    $    3   $    2

---------------

(a) Although the final target has been reached, this trust is exceeding delinquency limits, and the trust is retaining additional overcollateralization. We cannot predict when normal residual cash flow will resume. See "-- Trigger Management" for further detail.
(b) See "-- Interest-Only Strips" for a discussion of credit enhancements in our securitizations and "-- Overcollateralization Requirements" for further detail on overcollateralization.

                   CURRENT BALANCES AS OF SEPTEMBER 30, 2004
                             (dollars in millions)


                                                                          1999-4   1999-3    1999-2   1999-1     1998(A)
                                                                          ------   ------    ------   ------    ------
ORIGINAL BALANCE OF LOANS SECURITIZED:
-------------------------------------
 Business loans.......................................................    $   25   $   28    $   30   $   16    $   26
 Home equity loans....................................................       197      194       190      169       254
                                                                          ------   ------    ------   ------    ------
   Total..............................................................    $  222   $  222    $  220   $  185    $  280
                                                                          ======   ======    ======   ======    ======
CURRENT BALANCE OF LOANS SECURITIZED:
------------------------------------
 Business loans.......................................................    $    8   $    7    $    6   $    4    $    4
 Home equity loans....................................................        37       38        38       31        34
                                                                          ------   ------    ------   ------    ------
   Total..............................................................    $   45   $   45    $   44   $   35    $   38
                                                                          ======   ======    ======   ======    ======
WEIGHTED-AVERAGE INTEREST RATE ON LOANS SECURITIZED:
----------------------------------------------------
 Business loans.......................................................     16.08%   15.88%    15.70%   15.95%    15.70%
 Home equity loans....................................................     11.01%   10.81%    10.50%   10.66%    10.70%
   Total..............................................................     11.85%   11.61%    11.22%   11.27%    11.26%

Percentage of first mortgage loans....................................        86%      87%       89%      93%       90%
Weighted-average loan-to-value........................................        75%      76%       76%      77%       76%
Weighted-average remaining term (months) on loans securitized.........       178      183       189      185       187

Original balance of Trust Certificates................................    $  220   $  219    $  219   $  184    $  498
Current balance of Trust Certificates.................................    $   40   $   40    $   39   $   31    $   35
Weighted-average pass-through interest rate to Trust Certificate
 holders..............................................................      7.16%    6.96%     6.78%    6.56%     6.06%
Highest Trust Certificate pass-through interest rate..................      7.68%    7.49%     7.13%    6.58%     6.35%

OVERCOLLATERALIZATION REQUIREMENTS(b):
--------------------------------------
REQUIRED PERCENTAGES:
 Initial..............................................................      1.00%    1.00%     0.50%    0.50%     1.50%
 Final target.........................................................      5.50%    5.00%     5.00%    5.00%     5.10%
 Stepdown overcollateralization.......................................     11.00%   10.00%    10.00%   10.00%    10.21%
REQUIRED DOLLAR AMOUNTS:
 Initial..............................................................    $    2   $    2    $    1   $    1    $    7
 Final target.........................................................    $   12   $   11    $   11   $    9    $   26
CURRENT STATUS:
 Overcollateralization amount.........................................    $    5   $    4    $    4   $    3    $    4
 Final target reached or anticipated date to reach....................       Yes      Yes       Yes      Yes       Yes
 Stepdown reached or anticipated date to reach........................       Yes      Yes       Yes      Yes       Yes

ANNUAL SURETY FEE(b)..................................................      0.21%    0.21%     0.19%    0.19%     0.20%

SERVICING RIGHTS:
-----------------
 Original balance.....................................................    $   10   $   10    $   10   $    8    $   18
 Current balance......................................................    $    2   $    2    $    2   $    1    $    1

---------------
(a) Amounts represent combined balances and weighted-average percentages for two 1998 securitization pools.
(b) See "-- Interest-Only Strips" for a discussion of credit enhancements in our securitizations and "-- Overcollateralization Requirements" for further detail on overcollateralization.

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

   At September 30, 2004, we applied a discount rate of 11% to the estimated residual cash flows. From June 30, 2000 through March 31, 2003, we had applied a discount rate of 13% to residual cash flows. On June 30, 2003, we reduced that discount rate to 11% and on December 31, 2003, we further reduced that discount rate to 10% to reflect the impact of sustained decreases in market interest rates. On June 30, 2004, we increased the discount rate to 11% to reflect an increase in market interest rates that had occurred since the end of the March 2004 quarter. In determining the discount rate that we apply to residual cash flows, we follow what we believe to be a practice of other companies in the non-conforming mortgage industry. That is, to determine the discount rate by adding an interest rate spread to the all-in cost of securitizations to account for the risks involved in securitization assets. The all-in cost of the securitization trusts' investor certificates includes the highest trust certificate pass-through interest rate in each mortgage securitization, trustee fees, and surety fees. Trustee fees and surety fees, where applicable, generally range from 19 to 22 basis points combined. From industry experience comparisons and our evaluation of the risks inherent in our securitization assets, we have determined an interest rate spread, which is added to the all-in cost of our mortgage loan securitization trusts' investor certificates.

   Our interest-only strips are financed by our subordinated debentures, senior collateralized subordinated notes and Series A preferred stock. The costs of these instruments are considered in determining the discount rate used to value interest-only strips. In fact, the increase in interest rates paid on newly issued subordinated debentures was a major factor in our decision to increase the discount rate on interest-only strips at June 30, 2004 from 10% to 11%. At June 30, 2004, the weighted average yield of our subordinated debentures outstanding was 9.91%. The increase in the rates paid on newly issued subordinated debentures and the total portfolio yield were significantly impacted by our recent liquidity issues and current financial conditions. Consequently, we have been paying up for risk and to raise cash.
We expect to begin a reduction in interest rates offered as our financial condition improves. The weighted average yield on senior collateralized subordinated notes was 9.92% at June 30, 2004. Our Series A preferred stock yields a 10% dividend rate. The weighted average rate of the financing of our retained interest was 9.92% at June 30, 2004.

   However, because the discount rate is applied to projected cash flows, which consider expected prepayments and losses, the discount rate assumption was not evaluated in isolation. These risks involved in our securitization assets were considered in establishing a discount rate. The 11% discount rate that we apply to our residual cash flow portion of our interest-only strips also reflects the other characteristics of our securitized loans described below:

     o Underlying loan collateral with fixed interest rates, which are higher than others in the non-conforming mortgage industry. Average interest rate of securitized loans exceeds the industry average by 100 basis points or more. All of the securitized loans have fixed interest rates, which are more predictable than adjustable rate loans.

     o At origination, approximately 90% to 95% of securitized business purpose loans had prepayment fees and approximately 80% to 85% of securitized home equity loans had prepayment fees. At September 30, 2004 in our total portfolio, approximately 50% to 55% of securitized business purpose loans had prepayment fees and approximately 50% to 55% of securitized home equity loans had prepayment fees. Our historical experience indicates that prepayment fees lengthen the prepayment ramp periods and slow annual prepayment speeds, which have the effect of increasing the life of the securitized loans.

     o A portfolio mix of first and second mortgage loans of 85-90% and 10-15%, respectively. Historically, the high proportion of first mortgages has resulted in lower delinquencies and losses.

     o A portfolio credit grade mix comprised of 60% A credits, 23% B credits, 14% C credits, and 3% D credits. In addition, our historical loss experience is below what is experienced by others in the non-conforming mortgage industry.

   We apply a second discount rate to projected cash flows from the overcollateralization portion of our interest-only strips. The discount rate applied to projected overcollateralization cash flows in each mortgage securitization is based on the highest trust certificate pass-through interest rate in the mortgage securitization. In fiscal 2001, we instituted the use of a minimum discount rate of 6.5% on overcollateralization cash flows. At
June 30, 2003 we reduced the minimum discount rate to 5.0% to reflect the sustained decline in interest rates. At September 30, 2004, only one of our securitizations was using the 5.0% floor discount rate and that floor was removed for the September 30, 2004 valuation. At September 30, 2004 and
June 30, 2004, the average discount rate applied to projected overcollateralization cash flows was 7%. This discount rate is lower than the discount rate applied to residual cash flows because the risk characteristics of the projected overcollateralization cash flows do not include prepayment risk and have minimal credit risk. For example, if the entire unpaid principal balance in a securitized pool of loans was prepaid by borrowers, we would fully recover the overcollateralization portion of the interest-only strips. In addition, historically, these overcollateralization balances have not been impacted by credit losses as the residual cash flow portion of our interest-only strips has always been sufficient to absorb credit losses and stepdowns of overcollateralization have generally occurred as scheduled. Overcollateralization represents our investment in the excess of the aggregate principal balance of loans in a securitized pool over the aggregate principal balance of trust certificates.

   The blended discount rate used to value the interest-only strips, including the overcollateralization cash flows, was 9% at September 30, 2004 and June 30, 2004.

   PREPAYMENT RATES. The assumptions we use to estimate future prepayment rates are regularly compared to actual prepayment experience of the individual securitization pools of mortgage loans and to an average of the actual experience of other similar pools of mortgage loans at the same age. Current economic conditions, current interest rates, loans repurchased from securitization trusts and other factors are considered in our analysis of prepayment experience and in forecasting future prepayment levels.

   Our analysis of prepayment experience and our forecast of prepayments consider that prepayments on securitized loans may be initiated by the borrower, such as a refinancing for a lower interest rate, initiated by the servicer in the collection process for delinquent loans, or as a result of our repurchase of delinquent loans from the securitization trusts for trigger management. See "-- Trigger Management" for a discussion of our loan repurchase activities and the amount of loans we have repurchased from securitization trusts. Prepayments initiated by the borrower are viewed as voluntary prepayments. Voluntary prepayments are the most significant component of our prepayment experience, generally representing approximately 91% of total prepayments, and are full cash payoffs of a securitized loan. Prepayments initiated by the servicer are viewed as involuntary prepayments, generally representing approximately 4% of our total prepayment experience and are the result of delinquent loan bulk sales, REO liquidations and settlements on delinquent loans. Losses on these involuntary prepayments are absorbed by the securitization trusts. See "-- Credit Loss Rates." Prepayments as a result of our repurchase of delinquent loans from the securitization trusts are also viewed as involuntary and generally represent approximately 5% of our total prepayment experience. Losses on the liquidation of repurchased loans are absorbed on our books. See "-- Credit Loss Rates." Both voluntary and involuntary loan prepayments are incorporated in our prepayment assumption forecasts.

   Our practice in forecasting prepayment assumptions had been to use an average historical prepayment rate of similar pools for the expected constant prepayment rate assumption while a pool of mortgage loans was less than a year old even though actual experience may be different. During that period, before a pool of mortgage loans reached its expected constant prepayment rate, actual experience both quantitatively and qualitatively was generally not considered sufficient to conclude that final actual experience for an individual pool of mortgage loans would be materially different from the average. For pools of mortgage loans greater than one-year old, prepayment experience trends for an individual pool was considered to be more significant. For these pools, adjustments to prepayment assumptions may be made to more closely conform the assumptions to actual experience if the variance from average experience is significant and is expected to continue.

   As was previously discussed, for the past eleven quarters, our actual prepayment experience was generally higher, most significantly on home equity loans, than our historical averages for prepayments prior to that eleven-quarter period. The long duration of historically low interest rates, combined with increasing home values and high consumer debt levels has given borrowers an extended opportunity to engage in mortgage refinancing activities, which resulted in elevated prepayment experience. Low interest rates and increasing home values provide incentive to borrowers to convert high cost consumer debt into lower rate tax deductible loans. As home values have increased, lenders have been highly successful in educating borrowers that they have the ability to access the cash value in their homes.

   The persistence of historically low interest rate levels, unprecedented in the last 40 years, has made the forecasting of prepayment levels difficult. We assumed for each quarter end valuation that the decline in interest rates had stopped and a rise in interest rates would occur in the near term. Economic conditions and published mortgage industry surveys supported our assumption. We believe that once we move beyond the low interest rate environment and the impact that environment has had on prepayments, the long recurring and highly unfavorable prepayment experience over the last twelve quarters will leave us with securitized mortgage loan pools which will experience future prepayment speeds substantially lower than originally believed. Also, the rate of increase in home values has slowed considerably, which we expect will mean that fewer borrowers will have excess value in their homes to access. As a result of our analysis of these factors, we believe prepayments will continue to remain at higher than normal levels for the near term before declining to historical prepayment levels and then further declining in the future. See the table "-- Summary of Material Mortgage Loan Securitization Valuation Assumptions and Actual Experience at September 30, 2004" for our current prepayment assumptions. However, we cannot predict with certainty what our prepayment experience will be in the future. Any unfavorable difference between the assumptions used to value our securitization assets and our actual experience may have a significant adverse impact on the value of these assets. See "-- Securitizations" for further detail regarding the impact of our recent prepayment experience and published information available from the Mortgage Bankers Association of America.

   In addition to the use of prepayment fees on our loans, we have implemented programs and strategies in an attempt to reduce loan prepayments in the future. These programs and strategies may include providing information to a borrower regarding costs and benefits of refinancing, which at times may demonstrate a refinancing option is not in the best economic interest of the borrower. Other strategies include offering second mortgages to existing qualified borrowers or offering financial incentives, such as our customer retention incentive program, to qualified borrowers to deter prepayment of their loan. We cannot predict with certainty what the impact these efforts will have on our future prepayment experience.

   CREDIT LOSS RATES. Credit loss rates are analyzed in a similar manner to prepayment rates. Credit loss assumptions are compared to actual loss experience for individual mortgage loan pools and averages for similar mortgage loan pools. Delinquency trends, economic conditions, loans repurchased from securitization trusts and other factors are also considered. If our analysis indicates that loss experience may be different from our assumptions, we would adjust our assumptions as necessary. See the table "-- Summary of Material Mortgage Loan Securitization Valuation Assumptions and Actual Experience at September 30, 2004" for our current credit loss assumptions and actual credit loss experience. However, we cannot predict with certainty what credit loss experience will be in the future. Any unfavorable difference between the assumptions used to value securitization assets and actual experience may have a significant adverse impact on the value of these assets.

   We may elect to repurchase delinquent loans from securitization trusts to limit the level of delinquencies and losses in the securitization trusts, and as a result, we can avoid exceeding specified limits on delinquencies and losses that trigger a temporary reduction or discontinuation of cash flow from our interest-only strips. See "-- Trigger Management" for a discussion of our loan repurchase activities and the amount of loans we have repurchased from securitization trusts. Once a loan has been included in a pool of securitized loans, its performance, including historical loss experience if the loan has been repurchased, is reflected in the performance of that pool of mortgage loans.

   We may enter into deferment and forbearance arrangements with borrowers in our managed portfolio who experience financial hardships. See "-- On Balance Sheet Portfolio Quality -- Deferment and Forbearance Arrangements" and "-- Total Portfolio Quality -- Deferment and Forbearance Arrangements" for more detail regarding these arrangements. Any credit losses ultimately realized on these arrangements are included in total historical losses of the loans' original pool of securitized loans, which are used in developing credit loss assumptions.

   FLOATING INTEREST RATE CERTIFICATES. Some of the securitization trusts have issued floating interest rate certificates supported by fixed interest rate mortgages. The fair value of the excess cash flow we will receive may be affected by any changes in the interest rates paid on the floating interest rate certificates. The interest rates paid on the floating interest rate certificates are based on one-month LIBOR. The assumption used to estimate the fair value of the excess cash flows received from these securitization trusts is based on a forward yield curve. See "-- Quantitative and Qualitative Disclosures About Market Risk." for further detail of our management of the risk of changes in interest rates paid on floating interest rate certificates.

   SENSITIVITY ANALYSIS. The table below summarizes at September 30, 2004 the amount of securitized loans in our securitization trusts, the carrying value of our securitization assets and the weighted-average life of our securitized loans:

   Securitized collateral balance....................................    $1,639,889
   Balance sheet carrying value of retained interests (a)............    $  515,524
   Weighted-average collateral life (in years).......................          6.45

---------------
(a) Amount includes interest-only strips and servicing rights.

   The table below outlines the sensitivity of the current fair value of our interest-only strips and servicing rights to 10% and 20% adverse changes in the key assumptions used in determining the fair value of those assets. Our base prepayment, loss and discount rates are described in the table "Summary of Material Mortgage Loan Securitization Valuation Assumptions and Actual Experience at September 30, 2004" (dollars in thousands):

                                                               IMPACT OF ADVERSE
                                                                    CHANGE
                                                            -----------------------
                                                           10% CHANGE    20% CHANGE
                                                           ----------    ----------
   Prepayment speed ....................................     $17,312      $35,373
   Credit loss rate ....................................       3,616        7,231
   Floating interest rate certificates (a) .............       1,070        2,140
   Discount rate .......................................      19,277       37,168

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

                SUMMARY OF MATERIAL MORTGAGE LOAN SECURITIZATION
       VALUATION ASSUMPTIONS AND ACTUAL EXPERIENCE AT SEPTEMBER 30, 2004

                                                                    2003-2   2003-1    2002-4   2002-3    2002-2    2002-1   2001-4
                                                                    ------   ------    ------   ------    ------    ------   ------
Interest-only strip residual discount rate:
-------------------------------------------
 Initial valuation..............................................       11%      13%       13%      13%       13%       13%      13%
 Current valuation..............................................       11%      11%       11%      11%       11%       11%      11%
Interest-only strip overcollateralization discount rate:
--------------------------------------------------------
 Initial valuation..............................................        8%       7%        9%       7%        7%        7%       7%
 Current valuation..............................................        8%       4%        9%       7%        7%        7%       5%
Servicing rights discount rate:
-------------------------------
 Initial valuation..............................................      (e)       11%       11%      11%       11%       11%      11%
 Current valuation..............................................      (e)        9%        9%       9%        9%        9%       9%
Prepayment rates(a):
--------------------
 INITIAL ASSUMPTION(b):
   Business loans...............................................       11%      11%       11%      11%       11%       11%      11%
   Home equity loans............................................       22%      22%       22%      22%       22%       22%      22%
 Ramp period (months):
   Business loans...............................................       27       27        27       27        27        27       27
   Home equity loans............................................       30       30        30       30        30        30       30
 CURRENT EXPERIENCE(c):
   Business loans...............................................       24%      25%       15%      18%       37%       28%      18%
   Home equity loans............................................       41%      53%       47%      42%       44%       41%      42%
 CURRENT ASSUMPTION(c):
   Business loans
    Months 1 through 3..........................................       13%      19%       21%      22%       20%       17%      14%
    Months 4 through 9..........................................       17%      22%       22%      19%       15%       12%      10%
    Months thereafter...........................................       12%      11%       10%      10%       10%       10%      10%
   Home equity loans
    Months 1 through 3..........................................       38%      38%       38%      38%       38%       38%      38%
    Months 4 through 9..........................................       25%      25%       25%      25%       25%       25%      25%
    Months 10 through 12........................................       18%      18%       18%      18%       18%       18%      18%
    Months 13 through 15........................................       13%      13%       13%      13%       13%       13%      13%
    Months 16 through 27........................................        8%       8%        8%       8%        8%        8%       8%
    Months thereafter...........................................        6%       6%        6%       6%        6%        6%       6%
Annual credit loss rates:
-------------------------
 Initial assumption.............................................     0.52%    0.40%     0.40%    0.40%     0.40%     0.40%    0.40%
 Actual experience..............................................     0.05%    0.02%     0.05%    0.10%     0.14%     0.14%    0.22%
 Current assumption.............................................     0.52%    0.40%     0.40%    0.40%     0.40%     0.40%    0.40%
Servicing fees:
---------------
 Contractual fees...............................................      (e)     0.50%     0.50%    0.50%     0.50%     0.50%    0.50%
 Ancillary fees.................................................      (e)     1.25%     1.25%    1.25%     1.25%     1.25%    1.25%

---------------
(a) Prepayment rates are expressed as Constant Prepayment Rate (CPR).
(b) The prepayment ramp is the length of time before a pool of mortgage loans reaches its expected CPR. The business loan prepayment ramp begins at 3% in month one ramps to an expected peak rate over 27 months then declines to the final expected CPR by month 40. The home equity loan prepayment ramp begins at 2% in month one and ramps to an expected rate over 30 months.
(c) Current experience is a six-month historical average.
(d) Current assumption is a blended average projected during the time period described.
(e) Servicing rights for the 2003-2 loans were sold to a third party servicer.

                SUMMARY OF MATERIAL MORTGAGE LOAN SECURITIZATION
 VALUATION ASSUMPTIONS AND ACTUAL EXPERIENCE AT SEPTEMBER 30, 2004 (CONTINUED)


                                                                    2001-3   2001-2    2001-1   2000-4    2000-3    2000-2   2000-1
                                                                    ------   ------    ------   ------    ------    ------   ------
Interest-only strip residual discount rate:
-------------------------------------------
 Initial valuation..............................................       13%      13%       13%      13%       13%       13%      11%
 Current valuation..............................................       11%      11%       11%      11%       11%       11%      11%
Interest-only strip overcollateralization discount rate:
--------------------------------------------------------
 Initial valuation..............................................        7%       7%        6%       7%        8%        8%       8%
 Current valuation..............................................        6%       7%        6%       7%        8%        8%       8%
Servicing rights discount rate:
-------------------------------
 Initial valuation..............................................       11%      11%       11%      11%       11%       11%      11%
 Current valuation..............................................        9%       9%        9%       9%        9%        9%       9%
Prepayment rates(a):
--------------------
 INITIAL ASSUMPTION(b):
   Business loans ..............................................       11%      11%       11%      10%       10%       10%      10%
   Home equity loans............................................       22%      22%       22%      24%       24%       24%      24%
 Ramp period (months):
   Business loans...............................................       24       24        24       24        24        24       24
   Home equity loans............................................       30       30        30       24        24        24       18
 CURRENT EXPERIENCE(c):
   Business loans...............................................       18%      23%       22%      26%       36%       33%      23%
   Home equity loans............................................       43%      43%       40%      33%       41%       35%      35%
 CURRENT ASSUMPTION(d):
   Business loans
    Months 1 through 3..........................................       11%      10%       14%      14%       17%       11%      14%
    Months 4 through 9..........................................       10%      10%       10%      10%       10%       10%      10%
    Months thereafter...........................................       10%      10%       10%      10%       10%       10%      10%
   Home equity loans
    Months 1 through 3..........................................       38%      38%       38%      38%       38%       38%      38%
    Months 4 through 9..........................................       25%      25%       25%      25%       25%       25%      25%
    Months 10 through 12........................................       18%      18%       18%      18%       18%       18%      18%
    Months 13 through 15........................................       13%      13%       13%      13%       13%       13%      13%
    Months 16 through 17........................................        8%       8%        8%       8%        8%        8%       8%
    Months thereafter...........................................        6%       6%        6%       6%        6%        6%       6%
Annual credit loss rates:
-------------------------
 Initial assumption.............................................     0.40%    0.40%     0.40%    0.40%     0.40%     0.40%    0.40%
 Actual experience..............................................     0.52%    0.49%     0.80%    0.48%     0.50%     0.54%    0.68%
 Current assumption.............................................     0.50%    0.50%     0.55%    0.50%     0.50%     0.55%    0.70%
Servicing fees:
---------------
 Contractual fees...............................................     0.50%    0.50%     0.50%    0.70%     0.50%     0.50%    0.50%
 Ancillary fees.................................................     1.25%    1.25%     1.25%    1.25%     1.25%     1.25%    1.25%

---------------
(a) Prepayment rates are expressed as Constant Prepayment Rate (CPR).
(b) The prepayment ramp is the length of time before a pool of mortgage loans reaches its expected CPR. The business loan prepayment ramp begins at 3% in month one ramps to an expected peak rate over 27 months then declines to the final expected CPR by month 40. The home equity loan prepayment ramp begins at 2% in month one and ramps to an expected rate over 30 months.
(c) Current experience is a six-month historical average.
(d) Current assumption rates are a blended average during the projected time period described.

                SUMMARY OF MATERIAL MORTGAGE LOAN SECURITIZATION
 VALUATION ASSUMPTIONS AND ACTUAL EXPERIENCE AT SEPTEMBER 30, 2004 (CONTINUED)


                                                                                     1999-4   1999-3    1999-2    1999-1   1998 (e)
                                                                                     ------   ------    ------    ------   --------
Interest-only strip residual discount rate:
-------------------------------------------
 Initial valuation...............................................................       11%      11%       11%       11%       11%
 Current valuation...............................................................       11%      11%       11%       11%       11%
Interest-only strip overcollateralization discount rate:
--------------------------------------------------------
 Initial valuation...............................................................        8%       7%        7%        7%        7%
 Current valuation...............................................................        8%       7%        7%        7%        7%
Servicing rights discount rate:
-------------------------------
 Initial valuation...............................................................       11%      11%       11%       11%       11%
 Current valuation...............................................................        9%       9%        9%        9%        9%
Prepayment rates(a):
--------------------
 INITIAL ASSUMPTION(b):
   Business loans ...............................................................       10%      10%       10%       10%       13%
   Home equity loans.............................................................       24%      24%       24%       24%       24%
 Ramp period (months):
   Business loans................................................................       24       24        24        24        24
   Home equity loans.............................................................       18       18        18        18        12
 CURRENT EXPERIENCE(c):
   Business loans................................................................       12%      29%       27%       13%       10%
   Home equity loans.............................................................       36%      32%       35%       34%       32%
 CURRENT ASSUMPTION(d):
   Business loans
    Months 1 through 3...........................................................       13%      13%       15%       11%       14%
    Months 4 through 9...........................................................       10%      10%       10%       10%       10%
    Months thereafter............................................................       10%      10%       10%       10%       10%
   Home equity loans
    Months 1 through 3...........................................................       38%      38%       38%       38%       38%
    Months 4 through 9...........................................................       25%      25%       25%       25%       25%
    Months 10 through 12.........................................................       18%      18%       18%       18%       18%
    Months 13 through 15.........................................................       13%      13%       13%       13%       13%
    Months 16 through 27.........................................................        8%       8%        8%        8%        8%
    Months thereafter............................................................        6%       6%        6%        6%        6%
Annual credit loss rates:
-------------------------
 Initial assumption..............................................................     0.30%    0.25%     0.25%     0.25%     0.25%
 Actual experience...............................................................     0.76%    0.66%     0.45%     0.54%     0.59%
 Current assumption..............................................................     0.85%    0.65%     0.45%     0.55%     0.65%
Servicing fees:
---------------
 Contractual fees................................................................     0.50%    0.50%     0.50%     0.50%     0.50%
 Ancillary fees..................................................................     1.25%    1.25%     1.25%     1.25%     1.25%

---------------
(a) Prepayment rates are expressed as Constant Prepayment Rate (CPR).
(b) The prepayment ramp is the length of time before a pool of mortgage loans reaches its expected CPR. The business loan prepayment ramp begins at 3% in month one ramps to an expected peak rate over 27 months then declines to the final expected CPR by month 40. The home equity loan prepayment ramp begins at 2% in month one and ramps to an expected rate over 30 months.
(c) Current experience is a six-month historical average.
(d) Current assumption is a blended average during the projected time period described.
(e) Amounts represent weighted-average percentages for two 1998 securitization pools.

   SERVICING RIGHTS. As the holder of servicing rights on securitized loans, we are entitled to receive annual contractual servicing fees of 50 basis points (70 basis points in the case of the 2000-4 securitization) on the aggregate outstanding loan balance. We do not service the loans in the 2003-2 securitization, our most recent securitization, which closed in October 2003. These fees are paid out of accumulated mortgage loan payments before payments of principal and interest are made to trust certificate holders. In addition, ancillary fees such as prepayment fees, late charges, nonsufficient funds fees and other fees are retained directly by us, as servicer, as payments are collected from the borrowers. We also retain the interest paid on funds held in a trust's collection account until these funds are distributed from a trust.

   The fair value of servicing rights is determined by computing the benefits of servicing in excess of adequate compensation, which would be required by a substitute servicer. The benefits of servicing are the present value of projected net cash flows from contractual servicing fees and ancillary servicing fees. These projections incorporate assumptions, including prepayment rates, credit loss rates and discount rates. These assumptions are similar to those used to value the interest-only strips retained in a securitization. On a quarterly basis, we evaluate capitalized servicing rights for impairment, which is measured as the excess of unamortized cost over fair value. Our valuation analyses at September 30, 2004 indicated that no adjustment was required in the first quarter of fiscal 2005. See "-- Application of Critical Accounting Estimates -- Servicing Rights" for a discussion of the $6.8 million write down of servicing rights recorded in fiscal 2004 including the impact of our sale of servicing rights related to five of our securitization trusts under the terms of a September 27, 2004 sale agreement.

   On June 30, 2003, we reduced the discount rate on servicing rights cash flows to 9% and used the same discount rate to value servicing rights at September 30, 2004 and June 30, 2004. In determining the discount rate applied to calculate the present value of cash flows from servicing rights, management has subtracted a factor from the discount rate used to value residual cash flows from interest-only strips to provide for the lower risks inherent in servicing assets. Unlike the interest-only strips, the servicing asset is not exposed to credit losses. Additionally, the distribution of the contractual servicing fee cash flow from the securitization trusts is senior to both the trusts' investor certificates and our interest-only strips. This priority of cash flow reduces the risks associated with servicing rights and thereby supports a lower discount rate than the rate applied to residual cash flows from interest-only strips. Cash flows related to ancillary servicing fees, such as prepayment fees, late fees, and non-sufficient fund fees are retained directly by us.

   Servicing rights can be terminated under certain circumstances, such as our failure to make required servicer payments, defined changes of control, reaching specified loss levels on underlying mortgage pools and failure to obtain renewals under term-to-term agreements. All of our servicing agreements associated with bond insurers now provide for term-to-term servicing with terms ranging from 30 days to 120 days. Under the term-to-term servicing provisions in certain of our servicing agreements, the associated bond insurers have the right to elect not to re-appoint us as servicer in their sole discretion. See "-- Overview -- Waivers Related to Financial Covenants in Our Credit Facilities and Servicing Agreements" and "-- Liquidity and Capital Resources."

   The origination of a high percentage of loans with prepayment fees impacts our servicing rights and income in two ways. Prepayment fees help reduce the likelihood of a borrower prepaying their loan. This results in prolonging the length of time a loan is outstanding, which increases the contractual servicing fees to be collected over the life of the loan. Additionally, the terms of our servicing agreements with the securitization trusts allow us to retain prepayment fees collected from borrowers as part of our compensation for servicing loans.

   In addition, although prepayments increased in recent periods compared to our historical averages, we have generally found that the non-conforming mortgage market is less sensitive to prepayments due to changes in interest rates than the conforming mortgage market where borrowers have more favorable credit history for the following reasons. First, there are relatively few lenders willing to supply credit to non-conforming borrowers, which limits those borrowers' opportunities to refinance. Second, interest rates available to non-conforming borrowers tend to adjust much slower than conforming mortgage interest rates which reduces the non-conforming borrowers' opportunity to capture economic value from refinancing.

   As a result of the use of prepayment fees and the reduced sensitivity to interest rate changes in the non-conforming mortgage market, we believe the prepayment experience on our total portfolio is more stable than the mortgage market in general. We believe this stability has favorably impacted our ability to value the future cash flows from our servicing rights and interest-only strips because it increased the predictability of future cash flows. However, for the past twelve quarters, our prepayment experience has exceeded our expectations for prepayments on our total portfolio and as a result we have written down the value of our securitization assets. See "-- Securitizations" for further detail of the effects prepayments that were above our expectations have had on the value of our securitization assets.

WHOLE LOAN SALES

   We also sell loans with servicing released, which we refer to as whole loan sales. Gains on whole loan sales equal the difference between the net proceeds from such sales and the net carrying value of the loans. The net carrying value of a loan is equal to its principal balance plus its unamortized origination costs and fees. See " -- Securitizations" for information on the volume of whole loan sales and premiums recorded for the three months ended September 30, 2004 and 2003 and the fiscal years ended June 30, 2004, 2003 and 2002. Loans reported as sold on a whole loan basis were generally loans that we originated specifically for a whole loan sale and exclude impaired loans, which may be liquidated by selling the loan. See "-- Overview -- Business Strategy Adjustments" for detail on our adjustment in business strategy from originating loans predominantly for publicly underwritten securitizations, to originating loans for a combination of whole loan sales and smaller securitizations.

   Many of our whole loan sale agreements with purchasers include recourse provisions, which are customary in the mortgage industry, obligating us to repurchase loans at the sales price in the event of unfavorable delinquency performance of the loans sold or to refund premiums if a sold loan prepays within a specified period. The duration of these obligations typically ranges from 60 days to one year from the date of the loan sale. Delinquency performance generally relates to borrower first payment default. Premium refund obligations typically decline monthly over the obligation period. We reserve for these premium obligations at the time of sale through an expense charge against the gain on sale. The amount of the reserve is calculated based on the expected first payment defaults and prepayment performance of the sold loans and the premiums received at the time of sale. Based on our experience, first payment defaults make up an immaterial portion of the reserve. In determining our reserve for premium obligation on prepayments, we refer to our prepayment experience within the various recourse timeframes that are dictated by the whole loan sale agreements with the purchasers. During the three months ended September 30, 2004, we did not repurchase any loans under recourse provisions. During the three months ended September 30, 2004, we refunded $242 thousand of premiums on loans which prepaid. During the fiscal year ended June 30, 2004, we repurchased $5.5 million of loans under recourse provisions and refunded $255 thousand of premiums. Also, during the fiscal year ended June 30, 2004, we refunded $617 thousand of premiums on loans which prepaid. The reserve for repurchase and payoff obligations of premiums received, which is included in miscellaneous liabilities on the balance sheet, was $446 thousand at September 30, 2004 and $307 thousand at June 30, 2004. Because we have no retained interests in loans sold under these agreements and we are able to estimate our liability under the agreements' recourse provisions, sale accounting is appropriate.

   The following table summarizes as of September 30, 2004, the aggregate principal balance of loans which we have sold with recourse that are still subject to recourse provisions and the quarter during which our recourse obligations on those loans terminate (in thousands):


                                                                               PRINCIPAL
        QUARTER ENDED                                                           BALANCE
        -------------                                                          ---------
        December 31, 2004 ..................................................     378,960
        March 31, 2005 .....................................................     150,608
        June 30, 2005 ......................................................     102,861
        September 30, 2005 .................................................     148,475
                                                                                --------
                                                                                $780,904
                                                                                ========

RESULTS OF OPERATIONS


                           SUMMARY FINANCIAL RESULTS
                 (dollars in thousands, except per share data)

                                          THREE MONTHS ENDED
                                             SEPTEMBER 30,                            YEAR ENDED JUNE 30,
                                          -------------------   PERCENTAGE    --------------------------------    PERCENTAGE CHANGE
                                           2004        2003       CHANGE        2004        2003        2002      '04/'03   '03/'02
                                         --------    --------   ----------    ---------   --------    --------    -------   -------
Total revenues .......................   $ 23,109    $ 20,201       14.4%     $  97,072   $241,406    $247,901     (59.8)%     (2.6)
Total expenses .......................   $ 61,935    $ 62,569        1.0%     $ 276,794   $290,426    $234,351      (4.7)%     23.9%
Income (loss) before dividends on
  preferred stock.....................   $(25,237)   $(26,268)       3.9%     $(111,428)  $(29,902)   $  7,859    (272.6)%   (480.5)

Dividends on preferred stock .........   $  3,475    $     --        100%     $   3,718   $     --    $     --        --         --
Net income (loss) attributable to
  common stock........................   $(28,712)   $(26,268)      (9.3)%    $(115,146)  $(29,902)   $  7,859    (285.1)%   (480.5)

Return on average assets .............     (10.71)%     (9.88)%                  (11.60)%    (3.07)%      0.94%
Return on average equity .............    (958.29)%   (386.77)%                 (566.80)%   (44.20)%     11.75%
Earnings (loss) per common share:
 Basic ...............................   $  (7.98)   $  (8.10)      (1.5)%    $  (34.07)  $  (9.32)   $   2.44    (265.6)%   (482.0)
 Diluted .............................   $  (7.98)   $  (8.10)      (1.5)%    $  (34.07)  $  (9.32)   $   2.26    (265.6)%   (512.4)
Common dividends declared per share ..   $     --    $     --         --      $      --   $  0.291    $  0.255    (100.0)%     14.1%


OVERVIEW

   THREE MONTHS ENDED SEPTEMBER 30, 2004. For the three months ended September 30, 2004, we recorded a net loss attributable to common stock of $28.7 million compared to a net loss of $26.3 million in the three months ended September 30, 2003. During the three months ended September 30, 2004, preferred dividends of $3.5 million were recorded on the Series A preferred stock, which was issued in the exchange offers. There were no preferred dividends in the three months ended September 30, 2003.

   The loss for the three months ended September 30, 2004 primarily resulted from our inability to reach the loan origination levels required under our adjusted business strategy to return to profitability, which substantially reduced our ability to generate revenues, and our inability to complete a securitization during the three months ended September 30, 2004. Additionally, operating expenses increased in the three months ended September 30, 2004 as we began to add loan processing and marketing support staff to support the future loan origination levels we expect to achieve under our adjusted business strategy. Loan origination volume increased to $629.1 million in the three months ended September 30, 2004, compared to origination volume of $514.4 million in the three months ended June 30, 2004 and $124.1 million in the three months ended September 30, 2003.

   Total stockholders' equity at September 30, 2004 totaled $11.9 million and was substantially unchanged from June 30, 2004 as the $28.7 million net loss attributable to common stock was offset by the 15.6 million shares of Series A preferred stock issued during the three months ended September 30, 2004 in the exchange offers and the $12.1 million pre-tax increase to other comprehensive income for adjustments on our interest-only strips at September 30, 2004.

   The loss per common share for the three months ended September 30, 2004 was $7.98 on average common shares of 3,598,000 compared to a loss per common share of $8.10 on average common shares of 3,242,000 for the three months ended September 30, 2003. No common dividends were paid in fiscal 2005 or 2004.

   On May 13, 2004, our Board of Directors declared a 10% stock dividend payable June 8, 2004 to common stockholders of record on May 25, 2004. All outstanding stock options and related exercise prices were adjusted as a result of the stock dividend. Accordingly, all outstanding common shares, earnings per common share, average common share and stock option amounts presented in this document have been adjusted to reflect the effect of this stock dividend.

   The following schedule details our loan originations during the three months ended September 30, 2004 and 2003, by loan type (in thousands):

                                                                      THREE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                     -------------------
                                                                         2004     2003
                                                                     --------   --------
        Home mortgage loans .....................................    $629,579   $124,052
        Business purpose loans ..................................         151         --
                                                                     --------   --------
        Total loan originations .................................    $629,730   $124,052
                                                                     ========   ========

   Home mortgage loans are originated by our subsidiaries, HomeAmerican Credit, Inc., doing business as Upland Mortgage, and American Business Mortgage Services, Inc., and purchased through the Bank Alliance Services program. Total home mortgage loan originations increased $505.5 million, or 407%, for the three months ended September 30, 2004 to $629.6 million from $124.1 million for the three months ended September 30, 2003. Liquidity issues had substantially reduced our ability to originate home mortgage loans during the three months ended September 30, 2003. Our adjusted business strategy emphasizes whole loan sales, and if market conditions permit, smaller publicly underwritten or privately-placed securitizations and reducing costs. Based on our adjusted business strategy, we no longer originate loans through retail branches, which were a high cost origination channel, and plan to continue increasing our broker channel origination sources. Our home mortgage loan origination subsidiaries will continue to focus on increasing efficiencies and productivity gains by refining marketing techniques and integrating technological improvements into the loan origination process as we work through our liquidity issues. In addition, as part of our focus on developing broker relationships, a lower cost source of originations, during fiscal 2004 we acquired broker operations located in West Hills, California and Austin, Texas, opened new offices in Irvine, California and Edgewater, Maryland to support our broker operations and have expanded the broker business within HomeAmerican Credit, Inc.

   The following schedule details our home mortgage loan originations by source for the three months ended September 30, 2004 and 2003 (in thousands):

                                                                      THREE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                     -------------------
                                                                         2004     2003
                                                                     --------   --------
        Direct channel ..........................................    $200,484   $ 70,657
        Retail branches .........................................          --        649
        Broker channel ..........................................     414,392     10,014
        Bank Alliance Services program  .........................      14,703     42,732
                                                                     --------   --------
        Total home mortgage loans ...............................    $629,579   $124,052
                                                                     ========   ========

   The following table presents the amounts of home mortgage loans we originated in the first quarter of fiscal 2005 in our direct and broker operations channels and in our Bank Alliance Services program by loan characteristic (in thousands):

                                                                                                                  BANK
                                                                                         DIRECT      BROKER     ALLIANCE
                                                                                         CHANNEL     CHANNEL    SERVICES     TOTAL
                                                                                        --------    --------    --------   --------
ORIGINATIONS BY TYPE OF LOAN:
-----------------------------
Purchase Money Mortgage Loans:
 Fixed rate .........................................................................   $    341    $ 41,548    $    54    $ 41,943
 Adjustable rate ....................................................................        933     193,212         --     194,145
                                                                                        --------    --------    -------    --------
 Total ..............................................................................   $  1,274    $234,760    $    54    $236,088
                                                                                        ========    ========    =======    ========
 Average WAC ........................................................................       7.85%       7.49%      8.70%       7.49%
 Average LTV ........................................................................      88.94%      85.32%     98.18%      85.34%
Home Equity Loans:
 Fixed rate .........................................................................   $139,921    $ 38,174    $ 9,265    $187,360
 Adjustable rate ....................................................................     59,289     141,458      5,384     206,131
                                                                                        --------    --------    -------    --------
 Total ..............................................................................   $199,210    $179,632    $14,649    $393,491
                                                                                        ========    ========    =======    ========
 Average WAC ........................................................................       8.40%       7.04%      7.89%       7.76%
 Average LTV ........................................................................      81.38%      80.15%     75.41%      80.60%
Total Home Mortgage Loans:
 Fixed rate .........................................................................   $140,262    $ 79,722    $ 9,319    $229,303
 Adjustable rate ....................................................................     60,222     334,670      5,384     400,276
                                                                                        --------    --------    -------    --------
 Total ..............................................................................   $200,484    $414,392    $14,703    $629,579
                                                                                        ========    ========    =======    ========
 Average WAC ........................................................................       8.40%       7.29%      7.89%       7.66%
 Average LTV ........................................................................      81.43%      83.08%     75.50%      82.38%

ORIGINATIONS BY LIEN:
---------------------
1st Lien:
 Loans originated ...................................................................   $182,480    $377,147    $13,099    $572,726
 Average WAC ........................................................................       8.00%       6.95%      7.47%       7.30%
2nd Lien:
 Loans originated ...................................................................   $ 18,004    $ 37,245    $ 1,604    $ 56,853
 Average WAC ........................................................................      12.39%      10.77%     11.37%      11.30%

   During the three months ended September 30, 2004, our subsidiary, American Business Credit, Inc., originated $151 thousand in business purpose loans. During the three months ended September 30, 2003, American Business Credit, Inc. did not originate any business purpose loans. Pursuant to our adjusted business strategy and depending on the availability of a credit facility to fund business purpose loans, we may continue to originate business purpose loans, however at lower volumes, to meet demand in the whole loan sale and securitization markets.

   FISCAL YEAR ENDED JUNE 30, 2004. For fiscal 2004, we recorded a net loss attributable to common stock of $115.1 million compared to a net loss of $29.9 million in fiscal 2003. During fiscal 2004, preferred dividends of $3.7 million were recorded on the Series A preferred stock, which was issued in the exchange offers. There were no preferred dividends in fiscal 2003.

   The loss for fiscal 2004 primarily resulted from our previously discussed short-term liquidity issues, including the absence of credit facilities until the second quarter of fiscal 2004, which substantially reduced our loan origination volume and our ability to generate revenues, our inability to complete a publicly underwritten securitization during fiscal 2004, and our shift in business strategy to focus on whole loan sales. Additionally, a charge to the income statement of $46.4 million for pre-tax valuation adjustments on our securitization assets and operating expense levels that would support greater loan origination volume also contributed to the loss for fiscal 2004. Loan origination volume decreased to $982.7 million in fiscal 2004, compared to origination volume of $1,666.5 million in fiscal 2003. Primarily as a result of this decline in loan originations and our business strategy adjustments, combined gains on sales of loans through securitizations and whole loan sales declined $137.8 million from $171.6 million in fiscal 2003, to $33.8 million in fiscal 2004. While we originated loans at a substantially reduced level during the first three quarters of fiscal 2004, our expense base for the period would have supported greater origination volume.

   See discussions below for more detail on loan originations, gains on sale of loans, securitization assets valuation adjustments, and other revenues and expenses.

   Total stockholders' equity was reduced to $11.9 million at June 30, 2004 as a result of the $115.1 million net loss attributable to common stock and the $17.4 million pre-tax reduction to other comprehensive income for adjustments on our securitization assets for fiscal 2004, partially offset by the issuance of $93.8 million of Series A preferred stock in the exchange offer closing through June 30, 2004.

   The loss per common share for fiscal 2004 was $34.07 on average common shares of 3,380,000 compared to a loss per common share of $9.32 on average common shares of 3,210,000 for fiscal 2003. No common dividends were paid in fiscal 2004. Common dividends of $0.291 per share were paid in fiscal 2003.

   On May 13, 2004, our Board of Directors declared a 10% stock dividend payable June 8, 2004 to common stockholders of record on May 25, 2004. In conjunction with the Board's resolution, all outstanding stock options and related exercise prices were adjusted. Accordingly, all outstanding common shares, earnings per common share, average common share and stock option amounts presented have been adjusted to reflect the effect of this stock dividend. Amounts presented for fiscal 2002 have been similarly adjusted for the effect of a 10% stock dividend declared on August 21, 2002, which was paid on September 13, 2002 to common stockholders of record on September 3, 2002.

   The following schedule details our loan originations during the fiscal years ended June 30, 2004, 2003 and 2002, by loan type (in thousands):

                                                                                                        YEAR ENDED JUNE 30,
                                                                                                -----------------------------------
                                                                                                  2004         2003         2002
                                                                                                --------    ----------   ----------
Home mortgage loans.........................................................................    $982,093    $1,543,730   $1,246,505
Business purpose loans......................................................................         587       122,790      133,352
                                                                                                --------    ----------   ----------
Total loan originations.....................................................................    $982,680    $1,666,520   $1,379,857
                                                                                                ========    ==========   ==========


   Home mortgage loans are originated by our subsidiaries, HomeAmerican Credit, Inc., doing business as Upland Mortgage, and American Business Mortgage Services, Inc., and purchased through the Bank Alliance Services program. Total home mortgage loan originations decreased $561.6 million, or 36.4%, for fiscal 2004 to $982.1 million from $1.5 billion for fiscal 2003. Liquidity issues had substantially reduced our ability to originate home mortgage loans. Our adjusted business strategy emphasizes whole loan sales, smaller publicly underwritten or privately-placed securitizations and reducing costs. Based on our adjusted business strategy, we no longer originate loans through retail branches, which were a high cost origination channel, and plan to continue increasing our broker channel origination sources. Our home mortgage loan origination subsidiaries will continue to focus on increasing efficiencies and productivity gains by refining marketing techniques and integrating technological improvements into the loan origination process as we work through our liquidity issues. In addition, as part of our focus on developing broker relationships, a lower cost source of originations, we acquired broker operations located in West Hills, California and Austin, Texas, opened new offices in Irvine, California and Edgewater, Maryland to support our broker operations and have expanded the broker business within HomeAmerican Credit, Inc.

   The following schedule details our home mortgage loan originations by source, including through the Bank Alliance Services program, for the fiscal years ended June 30, 2004, 2003 and 2002. Loans originated under the Bank Alliance Services program are originated through substantially the same process as all other loans we originate (in thousands):


                                                                                                       YEAR ENDED JUNE 30,
                                                                                              -------------------------------------
                                                                                                    2004       2003         2002
                                                                                              ----------    ----------   ----------
Direct channel............................................................................    $  467,406    $  538,877   $  488,110
Retail branches...........................................................................           649       160,272      127,207
Broker channel............................................................................       371,777       642,670      485,267
Bank Alliance Services program ...........................................................       142,261       201,911      145,921
                                                                                              ----------    ----------   ----------
Total home mortgage loans.................................................................     $ 982,093    $1,543,730   $1,246,505
                                                                                              ==========    ==========   ==========

   The following table presents the amounts of home mortgage loans we originated in fiscal 2004 in our retail and broker operations channels and in our Bank Alliance Services program by loan characteristic (in thousands):


                                                                                                                  BANK
                                                                                         RETAIL      BROKER     ALLIANCE
                                                                                         CHANNEL     CHANNEL    SERVICES     TOTAL
                                                                                        --------    --------    --------   --------
Purchase Money Mortgage Loans:
 Fixed rate .........................................................................   $  2,177    $ 45,617    $    634   $ 48,428
 Adjustable-rate ....................................................................        836     127,607          --    128,443
                                                                                        --------    --------    --------   --------
 Total ..............................................................................   $  3,013    $173,224    $    634   $176,871
                                                                                        ========    ========    ========   ========
Home Equity Loans:
 Fixed rate .........................................................................   $424,619    $ 94,051    $127,770   $646,440
 Adjustable-rate ....................................................................     40,423     104,503      13,856    158,782
                                                                                        --------    --------    --------   --------
 Total ..............................................................................   $465,042    $198,554    $141,626   $805,222
                                                                                        ========    ========    ========   ========
Total Home Mortgage Loans:
 Fixed rate .........................................................................   $426,796    $139,668    $128,404   $694,868
 Adjustable-rate ....................................................................     41,259     232,110      13,856    287,225
                                                                                        --------    --------    --------   --------
 Total ..............................................................................   $468,055    $371,778    $142,260   $982,093
                                                                                        ========    ========    ========   ========

   During fiscal 2004, our subsidiary, American Business Credit, Inc., originated $587 thousand in business purpose loans. During fiscal year ended June 30, 2003, American Business Credit, Inc. originated $122.8 million of business purpose loans. Previously discussed liquidity issues substantially reduced our ability to originate business purpose loans in fiscal 2004. Pursuant to our adjusted business strategy and depending on the availability of a credit facility to fund business purpose loans, we may continue to originate business purpose loans, however at lower volumes, to meet demand in the whole loan sale and securitization markets.

THREE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2003

REVENUES

   TOTAL REVENUES. For the three months ended September 30, 2004, total revenues increased $2.9 million, or 14.4%, to $23.1 million from $20.2 million for the three months ended September 30, 2003. Increases during the three months ended September 30, 2004 in gains on whole loan sales and interest and fees on loans originated were partially offset by a reduction in interest accretion on interest-only strips. Our ability to originate and sell more loans in the three months ended September 30, 2004 than we did during the three months ended September 30, 2003, when our ability to borrow under credit facilities to finance new loan originations was limited, accounted for the increases in gains on whole loan sales and interest and fees. While we currently believe we will continue to have credit facilities available to finance new loan obligations and therefore anticipate further increases in total revenues, we cannot assure you that we will be successful in maintaining existing credit facilities, or replacing or obtaining alternative credit facilities.

   GAIN ON SALE OF LOANS -- SECURITIZATIONS. For the three months ended September 30, 2004, we did not complete a securitization and no gains were recorded. In the three months ended September 30, 2003, we recorded gains of $0.8 million on the sale of $5.5 million of loans into an off-balance sheet facility before its expiration on July 5, 2003 and additional gains realized from our residual interests in $35.0 million of loans remaining in the off-balance sheet facility from June 30, 2003.

   GAIN ON SALE OF LOANS -- WHOLE LOAN SALES. Gains on whole loan sales increased to $6.1 million for the three months ended September 30, 2004 from gains of $2.9 million for the three months ended September 30, 2003. The volume of whole loan sales increased $331.2 million, to $602.2 million for the quarter ended September 30, 2004 from $271.0 million for the quarter ended September 30, 2003. The increase in the volume of whole loan sales for the quarter ended September 30, 2004 resulted from increased loan origination volume and our adjusted business strategy which emphasizes more whole loan sales. Due to our adjusted business strategy, we anticipate further increases in gains on whole loan sales. See "-- Liquidity and Capital Resources" for further detail.

   INTEREST AND FEES. For the three months ended September 30, 2004, interest and fee income increased $3.0 million, or 65.4%, to $7.7 million compared to $4.7 million in the three months ended September 30, 2003. Interest and fee income consists primarily of interest income earned on loans available for sale, interest income on invested cash and other ancillary fees collected in connection with loans originated and sold during the same quarter.

   The following schedule details interest and fees for the three months ended September 30, 2004 and 2003 (in thousands):

                                                                          THREE MONTHS
                                                                              ENDED
                                                                           SEPTEMBER 30,
                                                                         ---------------
                                                                           2004    2003
                                                                         ------   ------
        Interest on loans and invested cash .........................    $4,954   $3,914
        Other fees ..................................................     2,742      739
                                                                         ------   ------
        Total interest and fees .....................................    $7,696   $4,653
                                                                         ======   ======

   During the three months ended September 30, 2004, interest income increased $1.1 million, or 26.6%, to $5.0 million from $3.9 million for the three months ended September 30, 2003. The increase for the three-month period resulted from our carrying a higher average loan balance during the three months ended September 30, 2004 as compared to the three months ended September 30, 2003 due to higher loan originations in the three months ended September 30, 2004. Investment interest income in the three months ended September 30, 2004 was level with investment interest income in the three months ended September 30, 2003.

   Other fees increased $2.0 million during the three months ended September 30, 2004 or 271.0%, to $2.7 million from $0.7 million for the three months ended September 30, 2003. This increase was mainly due to higher loan originations in the three months ended September 30, 2004. While we currently believe we will continue to have credit facilities available to finance new loan obligations and therefore anticipate further increases in other fees, we cannot assure you that we will be successful in maintaining existing credit facilities, or replacing or obtaining alternative credit facilities. Additionally, our ability to collect certain fees in connection with loans we originate and sell in the future may be impacted by proposed laws and regulations by various authorities. See "-- Legal and Regulatory Considerations."

   INTEREST ACCRETION ON INTEREST-ONLY STRIPS. Interest accretion of $8.4 million was earned in the three months ended September 30, 2004 compared to $11.1 million in three months ended September 30, 2003. The decrease reflects the decline in the balance of our interest-only strips of $96.8 million, or 17.7%, to $448.8 million at September 30, 2004 from $545.6 million at September 30, 2003. We expect to experience continued declines in the amount of interest accretion on our interest-only strips until we can resume selling our loans into quarterly securitizations.

   SERVICING INCOME. Servicing income is comprised of contractual and ancillary fees collected on securitized loans serviced for others, less amortization of the servicing rights assets that are recorded at the time loans are securitized. Ancillary fees include prepayment fees, late fees and other servicing fee compensation. For the three months ended September 30, 2004, servicing income increased $0.1 million, or 17.7%, to $0.8 million from $0.7 million for the three months ended September 30, 2003. Contractual fees decreased in during the three months ended September 30, 2004 compared to three months ended September 30, 2003 due to the decline in our managed portfolio resulting primarily from our inability to complete securitizations in four of the five quarters from June 2003 to September 2004. In addition, there were decreases in loan prepayment fees received in the three months ended September 30, 2004. The decreases in fees were more than offset by a decrease in the amortization of servicing rights due to lower fees received as well as a reduction in the rate of amortization. Amortization is recognized in proportion to contractual and ancillary fees collected.

   The following table summarizes the components of servicing income for the three months ended September 30, 2004 and 2003 (in thousands):

                                                                      THREE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                      ------------------
                                                                         2004     2003
                                                                      -------   --------
        Contractual fees .........................................    $ 2,120   $  3,792
        Prepayment fees ..........................................      3,707      6,973
        Other ancillary fees .....................................      1,458      2,328
        Amortization of servicing rights .........................     (6,440)   (12,375)
                                                                      -------   --------
        Net servicing income .....................................    $   845   $    718
                                                                      =======   ========

   On September 27, 2004, we sold the servicing rights related to five of our mortgage securitization trusts. This sale will not have a significant impact on our future net servicing income. During the three months ended September 30, 2004, we recognized $20 thousand for servicing these five securitization trusts and for the fiscal year 2004, we recognized net servicing income of $170 thousand.

EXPENSES

   TOTAL EXPENSES. Total expenses decreased $0.6 million, or 1.0%, to $61.9 million for the three months ended September 30, 2004 compared to $62.6 million for the three months ended September 30, 2003. The decrease for the period was mainly a result of decreases in securitization assets valuation adjustments, provision for credit losses and employee related costs during the three months ended September 30, 2004, partially offset by increases in losses on derivative financial instruments, general and administrative expenses, sales and marketing expenses and interest expense.

   INTEREST EXPENSE. The three major components of interest expense are interest on subordinated debentures, interest on warehouse lines of credit used to fund loans, and interest on senior collateralized subordinated notes. During the three months ended September 30, 2004, interest expense increased $1.3 million, or 7.9%, to $18.2 million, compared to $16.8 million for the three months ended September 30, 2003. In addition, as a result of the exchange offers, we recorded preferred dividends of $3.5 million in the three months ended September 30, 2004 on the Series A preferred stock issued in exchange for subordinated debentures. In fiscal 2005, we anticipate preferred dividends will exceed $14 million.

   The increases in interest expense to fund loans due to higher average outstanding balances under warehouse lines of credit and interest expense on senior collateralized subordinated notes issued in the exchange offers were offset by a decrease in interest expense on subordinated debentures due to the decline in average subordinated debentures outstanding as a result of the exchange offers.

   The following schedule details interest expense for the three months ended September 30, 2004 and 2003 (in thousands):

                                                                          THREE MONTHS
                                                                              ENDED
                                                                           SEPTEMBER 30,
                                                                       -----------------
                                                                          2004     2003
                                                                       -------   -------
        Interest on subordinated debentures .......................    $13,284   $16,093
        Interest to fund loans ....................................      2,489       696
        Interest on senior collateralized subordinated notes  .....      2,343        --
        Other interest ............................................         39        29
                                                                       -------   -------
        Total interest expense ....................................    $18,155   $16,818
                                                                       =======   =======

   Average subordinated debentures outstanding during the three months ended September 30, 2004 were $501.1 million compared to $704.7 million during the three months ended September 30, 2003. The decrease was primarily the result of the exchange offers. Average interest rates paid on subordinated debentures were 10.12% during the three months ended September 30, 2004 compared to 8.75% during the three months ended September 30, 2003.

   We had reduced the interest rates offered on subordinated debentures beginning in the fourth quarter of fiscal 2001 and had continued reducing rates through June 2003 in response to decreases in market interest rates as well as declining cash needs during that period. The weighted-average interest rate of subordinated debentures issued in the month of September 2004, was 11.02%, compared to the average interest rate of 7.49% on subordinated debentures issued in the month of June 2003. However, during fiscal 2004, the weighted-average interest rate on subordinated debentures we issued had steadily increased, reflecting our financial condition. We expect to reduce the interest rates offered on subordinated debentures over time as our business and cash needs, our financial condition, liquidity, future results of operations, market interest rates and competitive factors permit.

   The average outstanding balances under warehouse lines of credit were $240.6 million during the three months ended September 30, 2004, compared to $131.9 million during the three months ended September 30,

2003. The increase in the average balance on warehouse lines was due to a higher volume of loans held on balance sheet during the three months ended September 30, 2004 as a result of higher originations and our adjusted business strategy. Interest rates paid on warehouse lines during the three months ended September 30, 2004 were generally based on one-month LIBOR plus an interest rate spread ranging from 2.00% to 2.50%. One-month LIBOR has increased from approximately 1.12% at September 30, 2003 to 1.84% at September 30, 2004. Due to our adjusted business strategy, we anticipate further increases in both average outstanding balances under warehouse lines of credit and the resulting interest expense to fund loans. While we currently believe we will continue to have credit facilities available to finance new loan obligations, we cannot assure you that we will be successful in maintaining existing credit facilities, or replacing or obtaining alternative credit facilities.

   The average outstanding balance on senior collateralized subordinated notes was $93.4 million during the three months ended September 30, 2004. The senior collateralized subordinated notes were issued in the exchange offers. The average rate paid on senior collateralized subordinated notes was 9.86% during the three months ended September 30, 2004.

   PROVISION FOR CREDIT LOSSES. The provision for credit losses for the three months ended September 30, 2004 decreased $1.2 million, or 95.4%, to $60 thousand, compared to $1.3 million for the three months ended September 30, 2003. The decrease in the provision for loan losses for the three months ended September 30, 2004 was primarily due to lower loan charge-offs and a lower provision on loans available for sale. Principal loss severity on loans generally ranged from 20% to 30% in the three months ended September 30, 2004 and from 15% to 35% in the three months ended September 30, 2003. The provision for credit losses also includes adjustments to the carrying value of loans available for sale, which are delinquent and expected to be sold at a loss.

   The following schedule details the provision for credit losses for three months ended September 30, 2004 and 2003 (in thousands):

                                                                           THREE MONTHS
                                                                               ENDED
                                                                           SEPTEMBER 30,
                                                                           -------------
                                                                           2004    2003
                                                                           ----   ------
        Loans available for sale ......................................    $ 58   $  363
        Non-accrual loans .............................................       2      976
        Leases  .......................................................      --      (30)
                                                                           ----   ------
        Total Provision for Credit Losses .............................    $ 60   $1,309
                                                                           ====   ======

   The allowance for credit losses was $35 thousand, or 1.1% of non-accrual loans at September 30, 2004, compared to $717 thousand, or 6.5%, of non-accrual loans and leases at September 30, 2003. Non-accrual loans were $3.3 million at September 30, 2004, compared to non-accrual loans and leases of $11.0 million at September 30, 2003. See "-- On Balance Sheet Portfolio Quality" for information on non-accrual loans carried on our balance sheet. Although we maintain an allowance for credit losses at the level we consider adequate to provide for potential losses, there can be no assurances that actual losses will not exceed the estimated amounts or that an additional provision will not be required, particularly if economic conditions deteriorate.

   The following table summarizes changes in the allowance for credit losses for the three months ended September 30, 2004 and 2003 (in thousands):

                                                                           THREE MONTHS
                                                                              ENDED
                                                                           SEPTEMBER 30,
                                                                        ----------------
                                                                          2004     2003
                                                                        ------   -------
        Balance at beginning of period .............................    $  121   $   364
        Provision for credit losses ................................         2       947
        Charge-offs ................................................      (192)     (720)
        Recoveries .................................................       104       126
                                                                        ------   -------
        Balance at end of period ...................................    $   35   $   717
                                                                        ======   =======

   The following tables summarize the changes in the allowance for credit losses by loan type for the three months ended September 30, 2004 and September 30, 2003 (in thousands):

                                                                                                 BUSINESS     HOME
                                                                                                 PURPOSE    MORTGAGE
    THREE MONTHS ENDED SEPTEMBER 30, 2004                                                         LOANS       LOANS     TOTAL
    -------------------------------------                                                        --------   --------    ------
    Balance at beginning of period ..........................................................      $ --      $  121     $  121
    Provision for credit losses .............................................................       (70)          72          2
    Charge-offs .............................................................................        --        (192)      (192)
    Recoveries ..............................................................................        70          34        104
                                                                                                   ----      ------     ------
    Balance at end of period ................................................................      $ --      $   35     $   35
                                                                                                   ====      ======     ======


                                                                                           BUSINESS      HOME
                                                                                            PURPOSE    MORTGAGE
THREE MONTHS ENDED SEPTEMBER 30, 2003                                                        LOANS       LOANS     LEASES    TOTAL
-------------------------------------                                                      --------    --------    ------   -------
Balance at beginning of period .........................................................    $   30      $   165    $ 170    $   365
Provision for credit losses ............................................................       229          747      (30)       946
Charge-offs ............................................................................       (30)        (580)    (110)      (720)
Recoveries .............................................................................         4           14      108        126
                                                                                            ------      -------    -----    -------
Balance at end of period ...............................................................    $  233      $   346    $ 138    $   717
                                                                                            ======      =======    =====    =======

   The following table summarizes net charge-off experience by loan type for the three months ended September 30, 2004 and 2003 (in thousands):

                                                                           THREE MONTHS
                                                                               ENDED
                                                                           SEPTEMBER 30,
                                                                           -------------
                                                                           2004    2003
                                                                           ----   ------
        Business purpose loans ........................................    $(70)  $   26
        Home mortgage loans ...........................................     157      566
        Equipment leases ..............................................      --        2
                                                                           ----   ------
        Total .........................................................    $ 87   $  594
                                                                           ====   ======

   LOSS PROVIDED ON REPURCHASED LOANS. The loss provided on repurchased loans for the three months ended September 30, 2004 decreased $2.8 million, or 98.0%, to $57 thousand, compared to $2.8 million for the three months ended September 30, 2003. The decrease was primarily due to lower amounts of delinquent loans repurchased from securitization trusts. During the three months ended September 30, 2004, we repurchased $2.6 million of loans from securitization trusts, compared to loan repurchases of $9.8 million in the three months ended September 30, 2003. Principal loss severity on loans generally ranged from 20% to 30% in the three months ended September 30, 2004 and from 15% to 35% in the three months ended September 30, 2003. See "-- Securitizations -- Trigger Management" for further discussion and information regarding repurchases from securitization trusts.

   EMPLOYEE RELATED COSTS. For the three months ended September 30, 2004, employee related costs decreased $1.9 million, or 13.8%, to $11.9 million from $13.9 million in the three months ended September 30, 2003. The decrease in employee related costs for the three months ended September 30, 2004 was primarily attributable to a increase in the amount of expenses deferred under SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," referred to as SFAS No. 91 in this document, due to the increase in loan originations and the ability to defer costs of loan origination personnel under SFAS No.
91. The increase in SFAS No. 91 deferrals was $3.3 million during the three months ended September 30, 2004. Increases in bonuses, salaries and cost of benefits partially offset the effect of increased SFAS No. 91 cost deferrals.

   Total employees at September 30, 2004 were 1,053 compared to 1,119 at June 30, 2003. Since June 30, 2003, we have been implementing our adjusted business strategy and our workforce has experienced a net reduction of 66 employees. With our business strategy's focus on whole loan sales and offering a broader mortgage product line that we expect will appeal to a wider array of customers, we currently require a smaller employee base with fewer sales, servicing and support positions. However, we expect to increase our sales, servicing and support positions as necessary in the future to handle higher levels of loan originations. In the process of implementing our adjusted business strategy, since June 30, 2003 we reduced our workforce by approximately 255 employees and experienced a net loss of approximately 90 additional employees who have resigned. Partially offsetting this workforce reduction, we have added 275 loan origination employees in our broker channel as part of our business strategy's focus on expanding our broker operations.

   Factors affecting the level of future employee related costs include future staffing decisions related to our business strategy, our loan origination levels, and our ability or inability to defer loan originations costs under SFAS No. 91.

   SALES AND MARKETING EXPENSES. For the three months ended September 30, 2004, sales and marketing expenses increased $3.6 million, or 125.0%, to $6.4 million from $2.8 million for the three months ended September 30, 2003. The increase was primarily due to increases in direct mail and internet advertising for direct channel loan originations. The increase in direct mail and internet advertising costs of $2.5 million in the three months ended September 30, 2004 was mainly due to the increase in home mortgage loan originations in our direct channel. While we expect to continue streamlining our direct mail costs in the future by offering a wider array of loan products and targeting customer segments that we believe will enable us to increase our loan origination conversion rates, we expect direct mail expense to increase over the fiscal 2004 expense level as direct channel originations increase. By increasing our conversion rates, we expect to be able to lower our overall sales and marketing costs per dollar originated.

   In addition, in the three months ended September 30, 2004, print media advertising costs related to subordinated debentures increased $1.1 million.

   (GAINS) AND LOSSES ON DERIVATIVE FINANCIAL INSTRUMENTS. The following table summarizes (gains) and losses on derivative financial instruments and gains and losses on hedged loans for the three months ended September 30, 2004 and 2003 (in thousands):


                                                                          THREE MONTHS
                                                                              ENDED
                                                                           SEPTEMBER 30,
                                                                       -----------------
                                                                         2004     2003
                                                                       ------   --------
        Hedge accounting:
          (Gains) losses on derivatives............................    $  652   $     --
          (Gains) losses on hedged loans...........................      (632)        --
        Trade accounting:
          Related to pipeline......................................     1,969         --
          Related to whole loan sales..............................        --     (5,097)
          Related to interest-only strips..........................        --        (11)
                                                                       ------   --------
        Total (gains) and losses ..................................    $1,989   $ (5,108)
                                                                       ======   ========


   For more detail on our hedging and trading activities see "-- Quantitative and Qualitative Disclosures About Market Risk -- Strategies for Use of Derivative Financial Instruments."

   GENERAL AND ADMINISTRATIVE EXPENSES. For the three months ended
September 30, 2004, general and administrative expenses increased $4.1 million, or 21.3%, to $23.3 million from $19.2 million for the three months ended September 30, 2003. The increase was primarily attributable to $4.5 million in fees on new credit facilities and a write-off of $1.5 million of fee receivables and deferment and forbearance advances related to collateral in trusts whose servicing we sold on September 27, 2004 partially offset by a decrease of $1.8 million in costs associated with servicing and collecting our total managed portfolio including expenses associated with REO and delinquent loans, and a $0.2 million decrease in costs associated with customer retention incentives.

   The following table summarizes general and administrative expenses for the three months ended September 30, 2004 and 2003 (in thousands):

                                                                                      THREE MONTHS
                                                                                         ENDED
                                                                                     SEPTEMBER 30,
                                                                                    _______________
                                                                                     2004     2003
                                                                                    ------   ------
Expenses associated with servicing and collecting loans:
 Fees and advances on serviced loans............................................   $5,932    $1,501
 Interest paid on loans and REO repurchased from trusts.........................      565     3,339
 REO expenses...................................................................      281     1,460
 Valuation adjustment on repurchased REO........................................       --     2,293
 REO revaluation losses and (gains) losses on sales.............................      174       132
                                                                                  -------   -------
   Total expenses associated with servicing and
    collecting loans............................................................    6,952     8,725
Fees on credit facilities.......................................................    4,658        --
Professional fees...............................................................    2,695     2,017
Depreciation and amortization...................................................    1,451     1,762
Occupancy expenses..............................................................    1,386     1,626
Business insurance..............................................................    1,003       899
Expenses associated with customer retention incentives..........................      767       934
Other, net......................................................................    4,399     3,252
                                                                                  -------   -------
   Total general and administrative expenses....................................  $23,311   $19,215
                                                                                  =======   =======


   Beginning in the fourth quarter of fiscal 2002, we offered customer retention incentives to borrowers who were exploring loan refinancing opportunities for the purpose of lowering their monthly loan payments. In an attempt to retain the loans we were servicing for these borrowers, we offered the borrowers the opportunity to receive a monthly cash rebate equal to a percentage of their scheduled monthly loan payments for periods of six to twelve months. We do not initiate any outbound activity to identify borrowers who are interested in refinancing loans. Eligible borrowers for the cash rebate program are identified when they contact us inquiring about refinancing opportunities. When we were successful in retaining these loans, we reduced the level of loan prepayments in our managed portfolio of securitized loans. To initially qualify for this program, a borrower has to be current on their loan principal and interest payments. To be eligible for the cash rebate payment, a borrower must make his monthly loan payment on a timely basis (within 15 days of the payment due date) and has to remain on a current basis. The rebate amount is a percentage of the scheduled monthly loan payment, principal plus interest. The percentage of rebates on scheduled loan payments offered to participants ranged from 15% to 20%. Our policy is to forward a rebate payment to the borrower within six weeks of receiving the monthly loan payment from the borrower.

   For those borrowers who elected to participate in customer retention incentives, we recorded a liability for the amount of future cash payments that we expected to make under this program. The liability we recorded for this program was determined based on an analysis of our two-year experience on the number of borrowers who remain for the full term of the incentive program. Some borrowers are dropped from this program because they fail to make timely monthly loan payments and others leave the program when they payoff their loans. Factors which have contributed to the fluctuation in the expense charges for the rebate program include the reduction in our managed portfolio, loan refinancing activities, shortening of the term of the incentive program offered from 12 months to 6 months and, finally, our ultimate payment experience as the program seasoned. The following table summarizes the activity for customer retention incentives and the related balance sheet liability at September 30, 2004 and 2003 (in thousands):

                                                                      THREE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                     -------------------
                                                                         2004     2003
                                                                     --------   --------
        Balance at beginning of period ..........................    $  1,277   $  5,231
        Liability accrued for new participants ..................       1,148      2,556
        Participants leaving the program:
          Loan became delinquent.................................        (114)      (238)
          Loans paid off.........................................        (267)    (1,384)
                                                                     --------   --------
           Net charge to income statement........................         767        934
        Cash payments made to participants ......................        (768)    (1,843)
                                                                     --------   --------
        Balance at end of period.................................    $  1,276   $  4,322
                                                                     ========   ========
        Principal amount outstanding on loans participating at
          period end(a)..........................................    $374,766   $578,360
                                                                     ========   ========

---------------
(a) These are loans included in mortgage securitization trusts, which are serviced by us.

   Factors affecting future general and administrative expense levels include the size of our total managed portfolio, which decreased 35.9% in the three months ended September 30, 2004 from the three months ended September 30, 2003, the amount of future loan originations and the costs associated with obtaining new or increasing existing credit facilities.

   SECURITIZATION ASSETS VALUATION ADJUSTMENT. During the three months ended September 30, 2004, we recorded a pre-tax write up of $18.6 million on our interest-only strips. The $18.6 million write up was recorded as an increase to other comprehensive income, a component of stockholders' equity. This write up of interest-only strips resulted from a reduction to our assumptions for loan prepayments expected to occur beyond 18 months. Management believes that once we move beyond the low interest rate environment and the impact that environment has on loan prepayments, the long running and highly unfavorable prepayment experience over the last twelve quarters will leave us with securitized mortgage pools which will experience future prepayment speeds substantially lower than originally believed. No adjustments were recorded to our servicing rights at September 30, 2004. During the three months ended September 30, 2003, we recorded valuation adjustments on our securitization assets of $16.7 million. The breakout of the total pre-tax adjustments recorded in the three months ended September 30, 2004 and 2003 between interest-only strips and servicing rights, and the amounts charged as expense to the income statement or added to or charged to other comprehensive income were as follows (in thousands):


                                                  THREE MONTHS ENDED SEPTEMBER 30, 2004      THREE MONTHS ENDED SEPTEMBER 30, 2003
                                                ----------------------------------------    ---------------------------------------
                                                   TOTAL        INCOME         OTHER                       INCOME         OTHER
                                                (WRITE UP)/    STATEMENT   COMPREHENSIVE       TOTAL      STATEMENT   COMPREHENSIVE
                                                 WRITE DOWN     IMPACT     INCOME IMPACT    WRITE DOWN     IMPACT     INCOME IMPACT
                                                -----------    ---------   -------------    ----------    ---------   -------------
Interest-only strips ........................     $(18,614)       $29         $(18,643)       $15,814      $ 9,951        $5,863
Servicing rights ............................           --         --               --            844          844            --
                                                  --------        ---         --------        -------      -------        ------
Total securitization assets .................     $(18,614)       $29         $(18,643)       $16,658      $10,795        $5,863
                                                  ========        ===         ========        =======      =======        ======


   See "-- Application of Critical Accounting Estimates -- Interest-Only Strips" for a discussion of how valuation adjustments are recorded and "-- Off-Balance Sheet Arrangements" and "-- Securitizations" for more detail on securitization assets valuations.

   PROVISION FOR INCOME TAX EXPENSE (BENEFIT). In the three months ended September 30, 2004, our tax benefit decreased $2.5 million from $16.1 million for the three months ended September 30, 2004, to $13.6 million as a result of a $3.6 million reduction in pre-tax loss as well as a decrease in our effective tax rate from 38% in fiscal 2004 to 35% in fiscal 2005. The utilization of our net operating loss carry forwards are dependent on future taxable income from operations and it is more likely than not we will be able to primarily utilize all benefits within two years. Our adjusted business strategy of shifting to primarily whole loan sales will result in a quicker recognition and a higher level of taxable income. Our previous business strategy of using primarily securitizations allowed for the deferral of taxable income. See "-- Application of Critical Accounting Estimates -- Deferred Tax Asset" for a discussion of the factors we considered in determining that it is more likely than not we will realize these benefits.

YEAR ENDED JUNE 30, 2004 COMPARED TO YEAR ENDED JUNE 30, 2003

REVENUES

   TOTAL REVENUES. For fiscal 2004, total revenues decreased $144.3 million, or 59.8%, to $97.1 million from $241.4 million for fiscal 2003. Our ability to borrow under credit facilities to finance new loan originations was limited for much of the first six months of fiscal 2004 and our inability to complete a publicly underwritten securitization in all of fiscal 2004 (we completed a privately-placed securitization during the second quarter of fiscal 2004 discussed below) accounted for this decrease in total revenues. While we currently believe we will continue to have credit facilities available to finance new loan obligations and therefore do not anticipate further decreases in total revenues, we cannot assure you that we will be successful in maintaining existing credit facilities, or replacing or obtaining alternative credit facilities.

   GAIN ON SALE OF LOANS -- SECURITIZATIONS. For fiscal 2004, gains of $15.1 million were recorded on the securitization of $141.4 million of loans. This was a decrease of $155.9 million, or 91.2% below gains of $171.0 million recorded on securitizations of $1.4 billion of loans for fiscal 2003.

   The decrease in securitization gains for fiscal 2004 was due to our inability to complete a publicly underwritten securitization in all of fiscal 2004 and our reduced level of loan originations in fiscal 2004. We completed a privately-placed securitization, with servicing released, recognizing gains on $135.9 million of loans on October 31, 2003. The $15.1 million in gains recorded in fiscal 2004 resulted from $135.9 million of loans securitized in the second quarter, the sale of $5.5 million of loans into an off-balance sheet facility before its expiration on July 5, 2003 and additional gains realized from our residual interests in $35.0 million of loans remaining in the off-balance sheet facility from June 30, 2003 until the October 31, 2003 privately-placed securitization.

   GAIN ON SALE OF LOANS -- WHOLE LOAN SALES. Gains on whole loan sales increased to $18.7 million for the year ended June 30, 2004 from gains of $0.7 million for the year ended June 30, 2003. The volume of whole loan sales increased $780.4 million, to $808.4 million for the year ended June 30, 2004 from $28.0 million for the year ended June 30, 2003. The increase in the volume of whole loan sales for the year ended June 30, 2004 resulted from our adjusted business strategy which emphasizes more whole loan sales and our inability to complete securitizations in the fourth quarter of fiscal 2003 and the first, third and fourth quarters of fiscal 2004. Due to our adjusted business strategy, we anticipate further increases in gains on whole loan sales. See "-- Liquidity and Capital Resources" for further detail.

   INTEREST AND FEES. For the year ended June 30, 2004, interest and fee income decreased $1.7 million, or 8.6%, to $17.7 million compared to $19.4 million in fiscal 2003. Interest and fee income consists primarily of interest income earned on loans available for sale, interest income on invested cash and other ancillary fees collected in connection with loans originated and sold during the same quarter.

   The following schedule details interest and fees for the years ended June 30, 2004, 2003 and 2002 (in thousands):

                                                                                                      YEAR ENDED JUNE 30,
                                                                                                  ----------------------------
                                                                                                     2004     2003      2002
                                                                                                  -------   -------    -------
    Interest on loans and invested cash ......................................................    $12,901   $10,495    $ 9,506
    Other fees ...............................................................................      4,831     8,900      9,384
                                                                                                  -------   -------    -------
    Total interest and fees ..................................................................    $17,732   $19,395    $18,890
                                                                                                  =======   =======    =======


   During the year ended June 30, 2004, interest income increased $2.4 million, or 22.9%, to $12.9 million from $10.5 million for the year ended June 30, 2003. The increase for the twelve-month period resulted from our carrying a higher average loan balance during the first, third, and fourth quarters of fiscal 2004 as compared to fiscal 2003 due to our inability to complete securitizations in the fourth quarter of fiscal 2003 and the first, third and fourth quarters of fiscal 2004. This increase was partially offset by a decrease of $0.6 million of investment interest income due to lower invested cash balances and lower interest rates on invested cash balances due to general decreases in market interest rates.

   Other fees decreased $4.1 million for the year ended June 30, 2004, or 45.7%, to $4.8 million from $8.9 million for the year ended June 30, 2003. This decrease was mainly due to our reduced ability to originate loans during the first nine months of fiscal 2004. While we currently believe we will continue to have credit facilities available to finance new loan obligations and therefore do not anticipate further decreases in other fees, we cannot assure you that we will be successful in maintaining existing credit facilities, or replacing or obtaining alternative credit facilities. Additionally, our ability to collect certain fees in connection with loans we originate and sell in the future may be impacted by proposed laws and regulations by various authorities.

   INTEREST ACCRETION ON INTEREST-ONLY STRIPS. Interest accretion of $40.2 million was earned in fiscal 2004 compared to $47.3 million in fiscal 2003. The decrease reflects the decline in the balance of our interest-only strips of $139.2 million, or 23.3%, to $459.1 million at June 30, 2004 from $598.3 million at June 30, 2003. However, cash flows from interest-only strips for the year ended June 30, 2004 totaled $151.1 million, an increase of $63.9 million from the year ended June 30, 2003 due to additional securitizations reaching final target overcollateralization levels and stepdown overcollateralization levels. We expect to experience continued declines in the amount of interest accretion on our interest-only strips until we can resume selling our loans into quarterly securitizations.

   SERVICING INCOME. Servicing income is comprised of contractual and ancillary fees collected on securitized loans serviced for others, less amortization of the servicing rights assets that are recorded at the time loans are securitized. Ancillary fees include prepayment fees, late fees and other servicing fee compensation. For the year ended June 30, 2004, servicing income increased $1.8 million, or 59.1%, to $4.9 million from $3.1 million for the year ended June 30, 2003. Contractual fees decreased in fiscal 2004 compared to fiscal 2003 due to the decline in our managed portfolio resulting primarily from our inability to complete securitizations in four of the five quarters from June 2003 to June 2004. This was partially offset by an increase in loan prepayment fees received in fiscal 2004. The amortization of servicing rights decreased due to lower fees received. Amortization is recognized in proportion to contractual and ancillary fees collected.

   The following table summarizes the components of servicing income for the years ended June 30, 2004, 2003 and 2002 (in thousands):

                                                                                                 YEAR ENDED JUNE 30,
                                                                                          -------------------------------
                                                                                              2004      2003       2002
                                                                                          --------    --------   --------
        Contractual fees ..............................................................   $ 12,486    $ 15,943   $ 13,624
        Prepayment fees ...............................................................     23,424      19,787     13,011
        Other ancillary fees ..........................................................      7,702       9,205      8,679
        Amortization of servicing rights ..............................................    (38,762)    (41,886)   (29,831)
                                                                                          --------    --------   --------
        Net servicing income ..........................................................   $  4,850    $  3,049   $  5,483
                                                                                          ========    ========   ========


   On September 27, 2004, we sold the servicing rights related to five of our mortgage securitization trusts. This sale will not have a significant impact on our future net servicing income. In fiscal 2004, we recognized net servicing income of $170 thousand for servicing these five securitization trusts.

   OTHER INCOME. On January 22, 2004, we executed an agreement to sell our interests in the remaining leases in our portfolio. The terms of the agreement included a cash sale price of approximately $4.8 million in exchange for our lease portfolio balance as of December 31, 2003. We received the cash from this sale in January 2004 and recognized a net gain of $0.5 million.

EXPENSES

   TOTAL EXPENSES. Total expenses decreased $13.6 million, or 4.7%, to $276.8 million for the year ended June 30, 2004 compared to $290.4 million for the year ended June 30, 2003. The decrease for the period was mainly a result of decreases in sales and marketing expenses, general and administrative expenses, decreases in losses on derivative financial instruments and securitization assets valuation adjustments during the year ended June 30, 2004, partially offset by increases in provision for credit losses and employee related costs.

   INTEREST EXPENSE. The three major components of interest expense are interest on subordinated debentures, interest on warehouse lines of credit used to fund loans, and interest on senior collateralized subordinated notes. During fiscal 2004, interest expense increased only $40 thousand, remaining constant at $68.1 million, compared to the same amount for the year ended June 30, 2003. However, as a result of the exchange offers, we recorded preferred dividends of $3.7 million in fiscal 2004 on the Series A preferred stock issued in exchange for subordinated debentures. In fiscal 2005, we anticipate preferred dividends will exceed $14 million.

   The increase in interest expense to fund loans due to higher average outstanding balances under warehouse lines of credit and interest expense on senior collateralized subordinated notes in the exchange offers were offset by a decrease in interest expense on subordinated debentures due to the decline in average subordinated debentures outstanding as a result of the exchange offers.

   The following schedule details interest expense for the years ended June 30, 2004, 2003 and 2002 (in thousands):

                                                                                                       YEAR ENDED JUNE 30,
                                                                                                  ----------------------------
                                                                                                     2004     2003      2002
                                                                                                  -------   -------    -------
    Interest on subordinated debentures ......................................................    $61,386   $66,480    $67,223
    Interest to fund loans ...................................................................      4,121     1,527      1,429
    Interest on senior collateralized subordinated notes  ....................................      2,519        --         --
    Other interest ...........................................................................        112        91         31
                                                                                                  -------   -------    -------
    Total interest expense ...................................................................    $68,138   $68,098    $68,683
                                                                                                  =======   =======    =======

   Average subordinated debentures outstanding during fiscal 2004 were $648.5 million compared to $690.7 million during the year ended June 30, 2003. The decrease was primarily the result of the exchange offers. Average interest rates paid on subordinated debentures were 9.15% during the year ended June 30, 2004 compared to 9.27% during the year ended June 30, 2003 and 10.64% during the year ended June 30, 2002.

   We had reduced the interest rates offered on subordinated debentures beginning in the fourth quarter of fiscal 2001 and had continued reducing rates through the fourth quarter of fiscal 2003 in response to decreases in market interest rates as well as declining cash needs during that period. The weighted-average interest rate of subordinated debentures issued at its peak rate, which was the month of February 2001, was 11.85%, compared to the average interest rate of 7.49% on subordinated debentures issued in the month of June 2003. However, during fiscal 2004, the weighted-average interest rate on subordinated debentures we issued had steadily increased, reflecting our financial condition. The weighted-average interest rate on subordinated debentures we issued during the month of June 2004 was 11.09%. We expect to reduce the interest rates offered on subordinated debentures over time as our business and cash needs, our financial condition, liquidity, future results of operations, market interest rates and competitive factors permit.

   The average outstanding balances under warehouse lines of credit were $126.8 million during the year ended June 30, 2004, compared to $51.1 million during the year ended June 30, 2003. The increase in the average balance on warehouse lines was due to a higher volume of loans held on balance sheet during fiscal 2004 as a result of our inability to complete securitizations in the fourth quarter of fiscal 2003 and the first, third and fourth quarters of fiscal 2004 and our adjusted business strategy. Interest rates paid on warehouse lines during fiscal 2004 were generally based on one-month LIBOR plus an interest rate spread ranging from 2.00% to 2.50%. One-month LIBOR has increased from approximately 1.12% at June 30, 2003 to 1.37% at June 30, 2004. Due to our adjusted business strategy, we anticipate further increases in both average outstanding balances under warehouse lines of credit and the resulting interest expense to fund loans. While we currently believe we will continue to have credit facilities available to finance new loan obligations, we cannot assure you that we will be successful in maintaining existing credit facilities, or replacing or obtaining alternative credit facilities.

   The average outstanding balance on senior collateralized subordinated notes was $25.8 million during the year ended June 30, 2004. The senior collateralized subordinated notes were issued in the exchange offers. The average rate paid on senior collateralized subordinated notes was 9.79% during the year ended June 30, 2004.

   PROVISION FOR CREDIT LOSSES. The provision for credit losses for the year ended June 30, 2004 increased $1.7 million, or 92.3%, to $3.5 million, compared to $1.8 million for the year ended June 30, 2003. The increase in the provision for loan losses for the year ended June 30, 2004 was primarily due to loan charge-offs resulting from the higher amounts of delinquent loans and non-accrual loans. The provision for credit losses includes adjustments to the carrying value of loans available for sale, which are delinquent and expected to be sold at a loss or ineligible for securitization. Principal loss severity on loans generally ranged from 20% to 30% in fiscal 2004 and from 15% to 35% in fiscal 2003.

   The following schedule details the provision for credit losses for the years ended June 30, 2004, 2003 and 2002 (in thousands):

                                                                                                        YEAR ENDED JUNE 30,
                                                                                                    --------------------------
                                                                                                       2004    2003      2002
                                                                                                    -------   ------    ------
    Loans available for sale ...................................................................    $    42   $1,319    $  262
    Non-accrual loans ..........................................................................      3,634      119     2,244
    Leases  ....................................................................................       (210)     364     1,319
                                                                                                    -------   ------    ------
    Total Provision for Credit Losses ..........................................................    $ 3,466   $1,802    $3,825
                                                                                                    =======   ======    ======

   The allowance for credit losses was $121 thousand, or 22.5% of non-accrual loans at June 30, 2004, compared to $365 thousand, or 67.1%, of non-accrual loans and leases at June 30, 2003 and $1.1 million, or 22.7% of non-accrual loans and leases at June 30, 2002. Non-accrual loans were $2.1 million at June 30, 2004, compared to $4.2 million at June 30, 2003. See "-- On Balance Sheet Portfolio Quality" for information on non-accrual loans carried on our balance sheet. Although we maintain an allowance for credit losses at the level we consider adequate to provide for potential losses, there can be no assurances that actual losses will not exceed the estimated amounts or that an additional provision will not be required, particularly if economic conditions deteriorate.

   The following table summarizes changes in the allowance for credit losses for the years ended June 30, 2004, 2003 and 2002 (in thousands):


                                                                                                      YEAR ENDED JUNE 30,
                                                                                                 -----------------------------
                                                                                                     2004     2003      2002
                                                                                                 --------   -------    -------
    Balance at beginning of period ..........................................................    $    365   $ 1,095    $ 1,106
    Provision for credit losses .............................................................       3,424       484      3,562
    Charge-offs .............................................................................      (4,933)   (1,616)    (3,875)
    Recoveries ..............................................................................       1,265       402        302
                                                                                                 --------   -------    -------
    Balance at end of period ................................................................    $    121   $   365    $ 1,095
                                                                                                 ========   =======    =======

   The following tables summarize the changes in the allowance for credit losses by loan and lease type for the year ended June 30, 2004 (in thousands):

                                                                                       BUSINESS      HOME
                                                                                        PURPOSE    MORTGAGE    EQUIPMENT
                                                                                         LOANS       LOANS      LEASES       TOTAL
                                                                                       --------    --------    ---------   --------
Balance at beginning of period .....................................................    $    30    $    165     $   170    $    365
Provision for credit losses ........................................................        161       3,473        (210)      3,424
Charge-offs ........................................................................       (275)     (3,531)     (1,127)     (4,933)
Recoveries .........................................................................         84          14       1,167       1,265
                                                                                        -------    --------     -------    --------
Balance at end of period ...........................................................    $    --    $    121     $    --    $    121
                                                                                        =======    ========     =======    ========

   The following table summarizes net charge-off experience by loan type for the years ended June 30, 2004, 2003 and 2002 (in thousands):

                                                                                                         YEAR ENDED JUNE 30,
                                                                                                    --------------------------
                                                                                                       2004    2003      2002
                                                                                                    -------   ------    ------
    Business purpose loans .....................................................................    $   190   $   91    $  865
    Home mortgage loans ........................................................................      3,517      610     1,292
    Equipment leases ...........................................................................        (40)     513     1,416
                                                                                                    -------   ------    ------
    Total ......................................................................................    $ 3,667   $1,214    $3,573
                                                                                                    =======   ======    ======

   LOSS PROVIDED ON REPURCHASED LOANS. The loss provided on repurchased loans for the year ended June 30, 2004 increased $7.1 million, or 142.2%, to $12.1 million, compared to $5.0 million for the year ended June 30, 2003. The increase in the loss provided on repurchased loans for the year ended June 30, 2004 was primarily due to the higher amount of delinquent loans repurchased from securitization trusts and higher principal loss severity. During the year ended June 30, 2004 we repurchased $41.2 million of loans from securitization trusts, compared to loan repurchases of $23.8 million in fiscal 2003. Principal loss severity on loans generally ranged from 20% to 30% in fiscal 2004 and from 15% to 35% in fiscal 2003. See "-- Securitizations -- Trigger Management" for further discussion and information regarding repurchases from securitization trusts.

   EMPLOYEE RELATED COSTS. For the year ended June 30, 2004, employee related costs increased $8.4 million, or 20.3%, to $50.0 million from $41.6 million in fiscal 2003. The increase in employee related costs for the year ended June 30, 2004 was primarily attributable to a decrease in the amount of expenses deferred under SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," referred to as SFAS No. 91 in this document, due to the reduction in loan originations and the inability to defer costs of loan origination personnel under SFAS No. 91. The total decrease in SFAS No. 91 deferrals was $18.8 million during fiscal 2004. A decrease in base salaries of $9.9 million due to workforce reductions discussed below partially offset the effect of reduced SFAS No. 91 cost deferrals.

   Total employees at June 30, 2004 were 969 compared to 1,119 at June 30, 2003. Since June 30, 2003, our workforce has experienced a net reduction of 150 employees. With our business strategy's focus on whole loan sales and offering a broader mortgage product line that we expect will appeal to a wider array of customers, we currently require a smaller employee base with fewer sales, servicing and support positions. However, we expect to increase our sales, servicing and support positions as necessary in the future to handle higher levels of loan originations. Since June 30, 2003 we reduced our workforce by approximately 255 employees and experienced a net loss of approximately 90 additional employees who have resigned. Partially offsetting this workforce reduction, we have added 195 loan origination employees in our broker channel as part of our business strategy's focus on expanding our broker operations.

   Factors affecting the level of future employee related costs include future staffing decisions related to our business strategy, our loan origination levels, and our ability or inability to defer loan originations costs under SFAS No. 91.

   SALES AND MARKETING EXPENSES. For the year ended June 30, 2004, sales and marketing expenses decreased $12.0 million, or 43.3%, to $15.7 million from $27.8 million for the year ended June 30, 2003. The decrease was primarily due to reductions in direct mail advertising for home mortgage and business purpose loan originations. The reduction in direct mail advertising costs of $13.0 million in fiscal 2004 was mainly due to our reduced ability to originate home mortgage loans during the first nine months of fiscal 2004, our focus on expanding loan originations in our broker channel, which does not utilize direct mail advertising, and the absence of a credit facility to fund business purpose loans. While we expect to continue streamlining our direct mail costs in the future by offering a wider array of loan products and targeting customer segments that we believe will enable us to increase our loan origination conversion rates, we expect direct mail expense to increase over the fiscal 2004 expense level as home mortgage originations increase. By increasing our conversion rates, we expect to be able to lower our overall sales and marketing costs per dollar originated.

   Partially offsetting the reduction in direct mail advertising expense in fiscal 2004 was an increase of $1.4 million in advertising costs related to subordinated debentures.

   (GAINS) AND LOSSES ON DERIVATIVE FINANCIAL INSTRUMENTS. The following table summarizes (gains) and losses on derivative financial instruments and gains and losses on hedged loans for the years ended June 30, 2004, 2003 and 2002 (in thousands):

                                                                                                       YEAR ENDED JUNE 30,
                                                                                                   ---------------------------
                                                                                                      2004     2003      2002
                                                                                                   -------   -------    ------
    Hedge accounting:
      (Gains) losses on derivatives............................................................    $(1,252)  $ 7,037    $   --
      (Gains) losses on hedged loans...........................................................      2,283    (6,160)       --
    Trade accounting:
      Related to pipeline......................................................................      1,520     3,796       296
      Related to whole loan sales..............................................................     (5,097)     (551)       --
      Related to interest-only strips..........................................................        (28)      911       726
    Other, net ................................................................................         13         4        --
                                                                                                   -------   -------    ------
    Total (gains) and losses ..................................................................    $(2,561)  $ 5,037    $1,022
                                                                                                   =======   =======    ======

   For more detail on our hedging and trading activities see "-- Quantitative and Qualitative Disclosures About Market Risk -- Strategies for Use of Derivative Financial Instruments."

   GENERAL AND ADMINISTRATIVE EXPENSES. For the year ended June 30, 2004, general and administrative expenses decreased $11.5 million, or 11.9%, to $84.7 million from $96.2 million for the year ended June 30, 2003. The decrease was primarily attributable to a decrease of $19.4 million in costs associated with servicing and collecting our total managed portfolio including expenses associated with REO and delinquent loans, and a $7.0 million decrease in costs associated with customer retention incentives, partially offset by $13.8 million in fees on new credit facilities.

   The decrease in costs associated with servicing and collecting loans primarily resulted from lower fees and advances paid on serviced loans due to the decline in our managed portfolio from $3.7 billion at June 30, 2003 to $2.1 billion at June 30, 2004 and lower interest payments to the trusts on REO repurchases and lower REO valuation adjustments resulting from a decline in the amount of REO repurchased from our securitization trusts. Also contributing to the reduction in costs associated with servicing and collecting loans were lower expenses to maintain REO properties. Increases or decreases in our future costs associated with servicing and collecting loans will depend on the size of our managed portfolio, the amount of repurchases from securitizations trusts and the levels of REO.

   The following table summarizes general and administrative expenses for the fiscal years ended June 30, 2004, 2003 and 2002 (in thousands):

                                                                      YEAR ENDED JUNE 30,
                                                           ----------------------------------------
                                                             2004            2003            2002
                                                           --------        --------        --------
    Expenses associated with servicing and collecting
         loans:
    Fees and advances on serviced loans ...........        $  9,545        $ 15,623        $ 13,412
    Interest paid on loans and REO repurchased from
         trusts ...................................           9,235          13,528           6,403
    REO expenses ..................................           5,418           8,004           6,017
    Valuation adjustment on repurchased REO .......           4,232           9,221           5,352
    REO revaluation losses and (gains) losses on
         sales ....................................              63           1,504            (159)
                                                           --------        --------        --------
       Total expenses associated with servicing and
           collecting loans .......................          28,493          47,880          31,025
    Fees on credit facilities .....................          14,370           1,030           1,102
    Professional fees .............................           8,622           7,250           7,162
    Depreciation and amortization .................           7,137           8,613           6,776
    Occupancy expenses ............................           5,607           5,089           4,887
    Business insurance ............................           3,885           2,544             990
    Expenses associated with customer retention
         incentives ...............................           1,820           8,834             805
    Other, net ....................................          14,784          14,942          21,118
                                                           --------        --------        --------
       Total general and administrative expenses ..        $ 84,718        $ 96,182        $ 73,865
                                                           ========        ========        ========


   Beginning in the fourth quarter of fiscal 2002, we offered customer retention incentives to borrowers who were exploring loan refinancing opportunities for the purpose of lowering their monthly loan payments. In an attempt to retain the loans we were servicing for these borrowers, we offered the borrowers the opportunity to receive a monthly cash rebate equal to a percentage of their scheduled monthly loan payments for periods of six to twelve months. When we were successful in retaining these loans, we reduced the level of loan prepayments in our managed portfolio of securitized loans. To initially qualify for this program, a borrower has to be current on their loan principal and interest payments and to continue to qualify and receive each month's cash rebate, a borrower has to remain current. The percentage of rebates on scheduled monthly loan payments offered to participants ranged from 10% to 25%.

   For those borrowers who elected to participate in customer retention incentives, we recorded a liability for the amount of future cash payments that we expected to make under this program. The following table summarizes the activity for customer retention incentives and the related balance sheet liability for the years ended June 30, 2004, 2003, 2002 (in thousands):

                                                                                                       YEAR ENDED JUNE 30,
                                                                                                ------------------------------
                                                                                                    2004     2003       2002
                                                                                                --------   --------    -------
    Balance at beginning of year ...........................................................    $  5,231   $    753    $    --
    Liability accrued for new participants .................................................       5,705     10,719        833
    Participants leaving the program:
      Loan became delinquent................................................................        (801)      (194)       (28)
      Loans paid off........................................................................      (3,084)    (1,691)        --
                                                                                                --------   --------    -------
       Net charge to income statement.......................................................       1,820      8,834        805
    Cash payments made to participants .....................................................      (5,774)    (4,356)       (52)
                                                                                                --------   --------    -------
    Balance at end of year .................................................................    $  1,277   $  5,231    $   753
                                                                                                ========   ========    =======
    Principal amount outstanding on loans participating at period end(a) ...................    $344,764   $477,076    $41,218
                                                                                                ========   ========    =======

---------------
(a) These are loans included in mortgage securitization trusts, which are serviced by us.

   Factors affecting future general and administrative expense levels include the size of our total managed portfolio, which decreased 42.7% in fiscal 2004, the amount of future loan originations and the costs associated with obtaining new or increasing existing credit facilities.

   SECURITIZATION ASSETS VALUATION ADJUSTMENT. During fiscal 2004, we recorded total pre-tax valuation adjustments on our interest-only strips and servicing rights of $63.8 million, of which $46.4 million was charged as expense to the income statement and $17.4 million was charged to other comprehensive income. These adjustments primarily reflect the impact of higher than anticipated prepayments on securitized loans experienced in fiscal 2004 due to the low interest rate environment experienced during fiscal 2004. The pre-tax valuation adjustment recorded on our interest-only strips was $57.0 million, of which $39.6 million was charged as expense to the income statement and $15.4 million was charged to other comprehensive income. The pre-tax valuation adjustment recorded on our servicing rights was $6.8 million, all of which was charged as expense to the income statement. Additionally, the fiscal 2004 valuation adjustment also includes a write down of the carrying value of our interest-only strips and servicing rights related to five of our mortgage securitization trusts of $5.4 million to reflect their values under the terms of a September 27, 2004 sale agreement. The write down on interest-only strips was $4.1 million and the write down on servicing rights was $1.3 million. The sale of these assets was undertaken as part of our negotiations to obtain the new $100.0 million warehouse credit facility described in "-- Liquidity and Capital Resources" and to raise cash to pay fees on new warehouse credit facilities and as a result, we did not realize their full value as reflected on our books. See "-- Application of Critical Accounting Estimates -- Interest-Only Strips" for a discussion of how valuation adjustments are recorded and "-- Off-Balance Sheet Arrangements" and "-- Securitizations" for more detail on securitization assets valuations.

   This compares to total pre-tax valuation adjustments on our securitization assets of $63.3 million during the year ended June 30, 2003, of which $45.2 million was charged as expense to the income statement and $18.1 million was reflected as an adjustment to other comprehensive income. The pre-tax valuation adjustment recorded on our interest-only strips was $58.0 million, of which $39.9 million was charged as expense to the income statement and $18.1 million was charged to other comprehensive income. The pre-tax valuation adjustment recorded on our servicing rights was $5.3 million.

   PROVISION FOR INCOME TAX EXPENSE (BENEFIT). In fiscal 2004 our tax benefit increased $49.2 million from $19.1 million to $68.3 million as a result of a $130.7 million decline in pre-tax income. The utilization of our net operating loss carry forwards are dependent on future taxable income from operations and it is more likely than not we will be able to primarily utilize all benefits within two years. Our adjusted business strategy of shifting to primarily whole loan sales will result in a quicker recognition and a higher level of taxable income. Our previous business strategy of using primarily securitizations allowed for the deferral of taxable income. See "-- Application of Critical Accounting Estimates -- Deferred Tax Asset" for a discussion of the factors we considered in determining that it is more likely than not we will realize these benefits.

YEAR ENDED JUNE 30, 2003 COMPARED TO YEAR ENDED JUNE 30, 2002

   TOTAL REVENUES. For fiscal 2003, total revenues decreased $6.5 million, or 2.6%, to $241.4 million from $247.9 million for fiscal 2002. Our inability to complete a quarterly securitization of loans during the fourth quarter of our fiscal year accounted for this decrease in total revenues.

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

   During fiscal 2003, we saw increases in interest rate spreads on our three term securitizations that increased residual cash flows to us and the amount of cash we received at the closing of a securitization from notional bonds or premiums on the sale of trust certificates. Increases in the cash received at the closing of a securitization and residual cash flows resulted in increases in the gains we recognized on the sale of loans into securitizations as compared to the year ended June 30, 2002. See "-- Securitizations" for further detail of how securitization gains are calculated.

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

   GAIN ON SALE OF LOANS -- WHOLE LOAN SALES. Gains on whole loan sales decreased $1.7 million, to $0.7 million for the year ended June 30, 2003 from $2.4 million for the year ended June 30, 2002. The volume of whole loan sales decreased 51.4%, to $28.0 million for the year ended June 30, 2003 from $57.7 million for the year ended June 30, 2002. The decrease in the volume of whole loan sales for the year ended June 30, 2003 resulted from management's decision to securitize additional loans as the securitization market's experience during the past year was more favorable than the whole loan sale market. However, our inability to complete a securitization in the fourth quarter of fiscal 2003 created a need for short-term liquidity, which resulted in management utilizing whole loan sales to sell our fourth quarter of fiscal 2003 loan originations.

   INTEREST AND FEES. For the year ended June 30, 2003, interest and fee income increased $0.5 million, or 2.7%, to $19.4 million compared to $18.9 million in the same period of fiscal 2002. Interest and fee income consists primarily of interest income earned on loans available for sale, interest income on invested cash and other ancillary fees collected in connection with loans originated and sold during the same quarter.

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

   Other fees decreased $0.5 million for fiscal 2003 compared to the same periods in fiscal 2002. The decrease was mainly due to a decrease in leasing income, which resulted from our decision in fiscal 2000 to discontinue the origination of new leases. Our ability to collect certain fees on loans we originate in the future may be impacted by proposed laws and regulations by various authorities. See "-- Legal and Regulatory Considerations."

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

   INTEREST EXPENSE. During fiscal 2003, interest expense decreased $0.6 million, or 0.9%, to $68.1 million compared to $68.7 million for fiscal 2002. Average subordinated debentures outstanding during the year ended June 30, 2003 was $690.7 million compared to $615.2 million during the year ended
June 30, 2002. Average interest rates paid on subordinated debentures outstanding decreased to 9.27% during the year ended June 30, 2003 from 10.64% during the year ended June 30, 2002.

   Rates offered on subordinated debentures were reduced beginning in the fourth quarter of fiscal 2001 and had continued downward through the fourth quarter of fiscal 2003 in response to decreases in market interest rates as well as declining cash needs during that period. The average interest rate of subordinated debentures issued at its peak rate, which was the month of February 2001, was 11.85% compared to the average interest rate of subordinated debentures issued in the month of June 2003 of 7.49%.

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

   PROVISION FOR CREDIT LOSSES. The provision for credit losses on loans and leases available for sale decreased $2.0 million, or 52.9%, to $1.8 million for the year ended June 30, 2003 from $3.8 million for the year ended June 30, 2002. See "-- Year Ended June 30, 2004 Compared to Year Ended June 30, 2003 -- Provision for Credit Losses" for the components of our provision for credit losses for the years ended June 30, 2003 and 2002.

   The allowance for credit losses was $365 thousand, or 4.4% of non-accrual loans and leases at June 30, 2003 compared to $1.1 million, or 8.4% of non-accrual loans and leases at June 30, 2002. The allowance for credit losses as a percentage of non-accrual loans and leases decreased from June 30, 2002 due to the decrease of the non-accrual loan balance being carried on our balance sheet at June 30, 2003 as well as a decrease in the expected loss severity on these non-accrual loans.

   The following table summarizes the changes in the allowance for credit losses by loan and lease type for the fiscal year ended June 30, 2003 (in thousands):

                                                                                         BUSINESS      HOME
                                                                                          PURPOSE     EQUITY    EQUIPMENT
YEAR ENDED JUNE 30, 2003:                                                                  LOANS      LOANS      LEASES      TOTAL
-------------------------                                                                --------    -------    ---------   -------
Balance at beginning of period .......................................................    $    90    $   686      $ 320     $ 1,095
Provision for credit losses ..........................................................         30         89        364         483
Charge-offs ..........................................................................       (128)      (622)      (866)     (1,616)
Recoveries ...........................................................................         38         12        352         402
                                                                                          -------    -------      -----     -------
Balance at end of period .............................................................    $    30    $   165      $ 170     $   364
                                                                                          =======    =======      =====     =======

   LOSS PROVIDED ON REPURCHASED LOANS. The loss provided on repurchased loans increased $2.0 million, or 66.4%, to $5.0 million for the year ended June 30, 2003 from $3.0 million for the year ended June 30, 2002. The increase was primarily due to higher amounts of delinquent loans repurchased from securitization trusts. During the year ended June 30, 2003, we repurchased $23.8 million of loans from securitization trusts, compared to loan repurchases of $13.7 million in the year ended June 30, 2002. See "--Securitizations -- Trigger Management" for further discussion of repurchases from securitization trusts.

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

   SALES AND MARKETING EXPENSES. For the year ended June 30, 2003, sales and marketing expenses increased $1.8 million, or 7.0%, to $27.8 million from $26.0 million for the year ended June 30, 2002. The increase was primarily due to increases in expenses for direct mail advertising and broker commissions for home equity and business loan originations partially offset by decreases in newspaper advertisements for subordinated debentures.

   (GAINS) AND LOSSES ON DERIVATIVE FINANCIAL INSTRUMENTS. For the year ended June 30, 2003, losses on derivative financial instruments increased $4.0 million, or 492.9%, to $5.0 million from $1.0 million for the year ended
June 30, 2002. The increase was due primarily to increases in losses from trading activities of $2.9 million and losses from hedging activities of $.9 million.

   GENERAL AND ADMINISTRATIVE EXPENSES. For the year ended June 30, 2003, general and administrative expenses increased $22.3 million, or 30.2%, to $96.2 million from $73.9 million for the year ended June 30, 2002. This increase was primarily attributable to increases of approximately $16.9 million in costs associated with servicing and collecting our larger total portfolio including expenses associated with REO and delinquent loans and $8.0 million related to costs associated with customer retention incentives. See "-- Year Ended June 30, 2004 Compared to Year Ended June 30, 2003 -- General and Administrative Expenses" for a description of customer retention incentives.

   SECURITIZATION ASSETS VALUATION ADJUSTMENT. During fiscal 2003, pre-tax write downs of $45.2 million were charged as expense to the income statement, compared to $22.1 million for fiscal 2002. Of these write downs, $39.9 million and $22.1 million were write downs of our interest-only strips in fiscal 2003 and 2002, respectively. The remaining $5.3 million in fiscal 2003 was a write down of our servicing rights. These adjustments primarily reflect the impact of higher prepayment experience on home equity loans than anticipated during the periods. The valuation adjustment recorded on securitization assets in fiscal 2003 was reduced by a $17.9 million favorable valuation impact to the income statement as a result of reducing the discount rates applied in valuing the securitization assets at June 30, 2003. The discount rates were reduced at June 30, 2003 primarily to reflect the impact of a sustained decline in market interest rates. The discount rate on the projected residual cash flows from our interest-only strips was reduced from 13% to 11% at June 30, 2003. The discount rate used to determine the fair value of the overcollateralization portion of the cash flows from our interest-only strips was minimally impacted by the decline in interest rates and remained at 7% on average. As a result, the blended rate used to value our interest-only strips, including the overcollateralization cash flows, was 9% at June 30, 2003. The discount rate on our servicing rights was reduced from 11% to 9% at June 30, 2003. The adjustments were considered to be other than temporary and were therefore recorded as an adjustment to earnings in the current period in accordance with SFAS No. 115 and EITF 99-20 as they relate to interest-only strips and SFAS No. 140 as it relates to servicing rights. See "-- Securitizations" for further detail of these adjustments.

   PROVISION FOR INCOME TAX EXPENSE (BENEFIT). For fiscal 2003, the provision for income taxes decreased $24.8 million as a result of a $62.6 million decline in pre-tax income and a reduction in our effective tax rate from 42% to 39%. The change in the effective tax rate was made due to an anticipated decrease in our overall tax liabilities.

SEGMENT REPORTING

   We have three operating segments: Loan Origination, Servicing and Treasury and Funding. The Loan Origination segment originates home mortgage loans. The Servicing segment services the loans originated by us both while held as available for sale by us and subsequent to securitization. The Treasury and Funding segment offers our subordinated debenture securities pursuant to a registered public offering and obtains other sources of funding for our general operating and lending activities. All Other is mainly comprised of interest-only strips, unallocated overhead and other expenses unrelated to the reportable segments identified. Refer to Note 14 to the September 30, 2004 Consolidated Financial Statements for comparative data for the three months ended September 30, 2004 and 2003 and Note 22 to the June 30, 2004 Consolidated Financial Statements for comparative data for the years ended June 30, 2004, 2003 and 2002.

THREE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2003

LOAN ORIGINATION SEGMENT

   TOTAL REVENUES. For the three months ended September 30, 2004, total revenues increased $5.7 million, or 173.8% to $13.5 million from $7.8 million for the three months ended September 30, 2003. Gains on whole loan sales increased to $6.1 million for the first quarter of fiscal 2005 from gains of $2.9 million for the first quarter of fiscal 2004. The volume of whole loan sales increased $331.2 million, to $602.2 million for the three months ended September 30, 2004 from $271.0 million for the three months ended September 30, 2003. In the three months ended September 30, 2003, we recorded gains of $0.8 million on the sale of $5.5 million of loans into an off-balance sheet facility before its expiration on July 5, 2003 and additional gains realized from our residual interests in $35.0 million of loans remaining in the off-balance sheet facility from June 30, 2003.

   TOTAL EXPENSES. Total expenses increased $5.8 million, or 13.6%, to $48.3 million for the three months ended September 30, 2004 compared to $42.5 million for the three months ended September 30, 2003. Interest expense for the loan origination segment consists primarily of interest expense on warehouse lines of credit used to fund loans. During the three months ended September 30, 2004, interest expense decreased $1.0 million or 15.1%, to $5.6 million compared to $6.7 million for the three months ended September 30, 2003.

   Non-interest expense for the loan origination segment consists of a provision for credit losses, employee related costs, sales and marketing expenses and general and administrative expenses. The provision for credit losses for the three months ended September 30, 2004 decreased $4.1 million or 96.0%, to $117 thousand, compared to $4.2 million for the three months ended September 30, 2003. The decrease was primarily due to lower loan charge-offs resulting from the decreased amounts of delinquent loans repurchased from securitization trusts. Employee related costs decreased $3.2 million, or 44.8%, to $4.0 million for the first quarter fiscal 2005 from $7.2 million for the first quarter fiscal 2004. The decrease in employee related costs was primarily attributable to the increase in loan originations and the ability to defer costs of loan origination personnel under SFAS No. 91. Sales and marketing expenses increased $2.5 million, or 99.1% to $5.0 million for the period ended September 30, 2004, from $2.5 million for the period ended September 30, 2003 due to increases in direct mail and internet advertising for direct channel loan originations. For the three months ended September 30, 2004, general and administrative expenses increased $12.3 million to $10.6 million from a credit of $1.7 million for the three months ended September 30, 2003. The increase was primarily attributable to a $7.1 million increase in losses on derivative financial instruments and a $4.7 million increase in fees on new credit facilities.

TREASURY AND FUNDING SEGMENT

   TOTAL REVENUES. For the three months ended September 30, 2004, total revenues decreased $3.6 million, or 19.8% to $14.5 million from $18.1 million for the three months ended September 30, 2003. The reduction in total revenues is primarily attributed to a decrease in intercompany revenues earned on the allocation of capital. For the first quarter of fiscal 2005, the capital provided by the Treasury and Funding Segment decreased $152.2 million, or 25.8%, to $438.1 million compared to $590.3 million in the first quarter of fiscal 2004.

   TOTAL EXPENSES. Total expenses for the three months ended September 30, 2004 increased $1.2 million, or 6.9% to $18.6 million from $17.4 million for the three months ended September 30, 2003 primarily due to a $1.1 million increase in advertising costs related to subordinated debentures.

SERVICING SEGMENT

   TOTAL REVENUES. For the three months ended September 30, 2004, total revenues decreased $6.1 million, or 45.3% to $7.3 million from $13.4 million for the three months ended September 30, 2003. For the period ended September 30, 2004, contractual fee income decreased $5.8 million, or 44.4%, to $7.3 million from $13.1 million for the period ended September 30, 2003 due to the decrease in our managed portfolio.

   TOTAL EXPENSES. Total expenses decreased $3.6 million, or 33.3%, to $7.2 million for the three months ended September 30, 2004 compared to $10.8 million for the three months ended September 30, 2003. The decrease is due primarily to a reduction in professional fees and REO expenses.

ALL OTHER SEGMENTS

   TOTAL REVENUES. For the three months ended September 30 2004, total revenues increased $2.7 million, or 12.3% to $24.7 million from $22.0 million for the three months ended September 30, 2003. An increase of $5.4 million in inter-segment revenues was partially offset by a $2.7 million decrease in interest accretion on interest-only strips. Interest accretion of $8.4 million was earned in the three months ended September 30, 2004 compared to $11.1 million in the three months ended September 30, 2003.

   TOTAL EXPENSES. Total expenses decreased $8.0 million, or 24.5%, to $24.8 million for the three months ended September 30, 2004 compared to $32.8 million for the three months ended September 30, 2003. The decrease for the period was principally due to a decline in the valuation adjustment for the securitization assets recorded in the income statement. For the three months ended September 30, 2004, the valuation adjustment decreased $10.8 million, or 99.7%, to $29 thousand from $10.8 million for the three months ended September 30, 2003.

YEAR ENDED JUNE 30, 2004 COMPARED TO YEAR ENDED JUNE 30, 2003

LOAN ORIGINATION SEGMENT

   TOTAL REVENUES. For fiscal 2004, total revenues decreased $138.8 million, or 73.6% to $49.7 million from $188.5 million for fiscal 2003. For fiscal 2004, gains of $15.1 million were recorded on the securitization of $141.1 million of loans. This was a decrease of $155.9 million, or 91.2% below gains of $171.0 million recorded on securitizations of $1.4 billion of loans for fiscal 2003. Gains on whole loan sales increased to $18.7 million for the year ended June 30, 2004 from gains of $0.7 million for the year ended June 30, 2003. The volume of whole loan sales increased $780.4 million, to $808.4 million for the year ended June 30, 2004 from $28.0 million for the year ended June 30, 2003. For the year ended June 30, 2004, interest income increased $3.5 million, or 8.6%, to $12.0 million compared to $8.5 million in fiscal 2003. Other fees decreased $4.5 million for the year ended June 30, 2004, or 53.8%, to $3.9 million from $8.4 million for the year ended June 30, 2003. This decrease was mainly due to our reduced ability to originate loans during the first nine months of fiscal 2004.

   TOTAL EXPENSES. Total expenses decreased $15.4 million, or 7.9%, to $178.8 million for the year ended June 30, 2004 compared to $194.2 million for the year ended June 30, 2003. During fiscal 2004, interest expense increased $2.8 million or 13.6%, to $23.1 million for the year ended June 30, 2004 compared to $20.3 million for the year ended June 30, 2003.

   Non-interest expense for the loan origination segment consists of a provision for credit losses, employee related costs, sales and marketing expenses and general and administrative expenses. The provision for credit losses for the year ended June 30, 2004 increased $8.3 million or 134.3%, to $14.5 million, compared to $6.2 million for the year ended June 30, 2003. The increase in the provision for loan losses for the year ended June 30, 2004 was primarily due to loan charge-offs resulting from the higher amounts of delinquent loans repurchased from securitization trusts and higher principal loss severity. For the year ended June 30, 2004, employee related costs increased $9.8 million, or 107.2%, to $18.9 million from $9.1 million in fiscal 2003. The increase in employee related costs for the year ended June 30, 2004 was due to the reduction in loan originations and the inability to defer costs of loan origination personnel under SFAS No. 91. For the year ended June 30, 2004, sales and marketing expenses decreased $13.3 million, or 52.1%, to $12.2 million from $25.5 million for the year ended June 30, 2003. The decrease was primarily due to reductions in direct mail advertising for home equity loan originations. For the year ended June 30, 2004, general and administrative expenses decreased $634 thousand, or 2.6%, to $24.1 million from $24.7 million for the year ended June 30, 2003. The decrease was primarily attributable to a $7.0 million decrease in costs associated with customer retention incentives, a net gain of $7.6 million in the derivative financial instruments, which are offset by an increase of $13.3 million in fees on the new credit facility fees.

TREASURY AND FUNDING SEGMENT

   TOTAL REVENUES. For fiscal 2004, total revenues decreased $14.0 million, or 18.5% to $61.8 million from $75.8 million for fiscal 2003. The reduction in total revenues is primarily attributed to a decrease in intercompany revenues earned on the allocation of capital provided by the Treasury and Funding Segment. For the year ended June 30, 2004, the capital provided by the Treasury and Funding Segment decreased $111.3 million, or 18.1%, to $504.4 million compared to $615.7 million in fiscal 2003.

   TOTAL EXPENSES. Total expenses for fiscal 2004 were substantially level with expenses in fiscal 2003 and pertain to interest expense, sales and marketing expenses and general and administrative expenses.

SERVICING SEGMENT

   TOTAL REVENUES. For fiscal 2004, total revenues decreased $1.5 million, or 18.5% to $44.7 million from $46.2 million for fiscal 2003. For the year ended June 30, 2004, contractual fee income decreased $3.4 million, or 21.7%, to $12.5 million from $15.9 million for the year ended June 30, 2003. The decrease is offset by a $3.6 million increase in prepayment fees.

   TOTAL EXPENSES. Total expenses decreased $9.4 million, or 20.3%, to $36.8 million for the year ended June 30, 2004 compared to $46.2 million for the year ended June 30, 2003. The decrease for the period was mainly a result of decreases in interest expense, professional fees, REO expenses and advances on serviced loans.

ALL OTHER SEGMENTS

   TOTAL REVENUES. For fiscal 2004, total revenues decreased $25.1 million, or 22.5% to $86.3 million from $111.4 million for fiscal 2003 due to a decrease in inter-segment revenues and interest accretion on interest-only strips. Interest accretion of $40.2 million was earned in fiscal 2004 compared to $47.3 million in fiscal 2003.

   TOTAL EXPENSES. Total expenses decreased $23.8 million, or 15.2%, to $132.7 million for the year ended June 30, 2004 compared to $156.5 million for the year ended June 30, 2003. The decrease for the period was mainly a result of decreases in interest expense, employee related costs and general and administrative expenses. For fiscal 2004, the valuation adjustment charged to the income statement for the securitization assets increased $1.2 million, or 2.8%, to $46.4 million from $45.2 million for fiscal 2003.

BALANCE SHEET INFORMATION

                               BALANCE SHEET DATA
                 (dollars in thousands, except per share data)


                                                                                                              JUNE 30,
                                                                               SEPTEMBER 30,    -----------------------------------
                                                                                    2004           2004          2003        2002
                                                                               -------------    ----------    ----------   --------
Cash and cash equivalents ..................................................     $   19,673     $      910    $   36,590   $ 99,599
Restricted cash ............................................................         10,419         13,307        10,885      9,000
Loan and lease receivables:
 Loans available for sale ..................................................        336,511        304,275       263,419     46,141
 Non-accrual loans .........................................................          3,314          1,993         3,999      3,645
 Lease receivables .........................................................             --             --         3,984      7,891
Interest and fees receivable ...............................................         15,304         18,089        10,838      9,595
Deferment and forbearance advances receivable ..............................          5,839          6,249         4,341      2,697
Loans subject to repurchase rights .........................................         40,736         38,984        23,761      9,028
Interest-only strips .......................................................        448,812        459,086       598,278    512,611
Servicing rights ...........................................................         66,712         73,738       119,291    125,288
Receivable for sold loans ..................................................             --             --        26,734         --
Deferred income tax asset ..................................................         66,201         59,133            --         --
Total assets ...............................................................      1,083,396      1,042,870     1,159,351    876,375
Subordinated debentures ....................................................        490,026        522,609       719,540    655,720
Senior collateralized subordinated notes ...................................         97,454         83,639            --         --
Warehouse lines and other notes payable ....................................        281,472        241,200       212,916      8,486
Accrued interest payable ...................................................         38,324         37,675        45,448     43,069
Deferred income tax liability ..............................................             --             --        17,036     35,124
Total liabilities ..........................................................      1,071,537      1,030,955     1,117,282    806,997
Total stockholders' equity .................................................         11,859         11,915        42,069     69,378
Book value per common share ................................................     $     3.30     $     3.31    $    12.98   $  22.18
                                                                                 ==========     ==========    ==========   ========

SEPTEMBER 30, 2004 COMPARED TO JUNE 30, 2004

   Total assets increased $40.5 million, or 3.9%, to $1,083.4 million at September 30, 2004 from $1,042.9 million at June 30, 2004 primarily due to increases in loans available for sale, cash and cash equivalents and deferred income tax assets. Decreases in interest-only strips and servicing rights partially offset these increases.

   Cash and cash equivalents increased $18.8 million, to $19.7 million at September 30, 2004 from $0.9 million at June 30, 2004 due to remedial actions taken to address liquidity issues described in "-- Liquidity and Capital Resources."

   Loans available for sale increased $32.2 million, or 10.6% to $336.5 million. Loans available for sale at September 30, 2004 were at a historically high level due to our business strategy adjustments.

   Interest and fees receivable decreased $2.8 million, or 15.4%, to $15.3 million at September 30, 2004 from $18.1 million at June 30, 2004. This decrease is mainly due to decreases in receivables for tax and insurance payments advanced on behalf of borrowers whose loans we service and first lien buyouts and the write-off of $1.2 million of fee receivables related to loan collateral in trusts whose servicing we sold on September 27, 2004.

   Loans subject to repurchase rights increased $1.8 million, or 4.5%, due to increases in the amount of delinquent loans eligible for repurchase from securitization trusts. See "-- Securitizations -- Repurchase Rights" for more information on loans subject to repurchase rights.

   Interest-only strips at September 30, 2004 decreased $10.3 million, or 2.2%, from June 30, 2004 as a result of cash flow received and the sale of five interest-only strips under the terms of a September 27, 2004 sale agreement, partially offset by interest accretion and a write up of interest-only strips recorded through other comprehensive income. See "-- Securitizations" for a discussion of valuation adjustments recorded on our interest-only strips. Activity in our interest-only strips for the three months ended September 30, 2004 and 2003 was as follows (in thousands):


                                                                      THREE MONTHS ENDED
                                                                        SEPTEMBER 30,
                                                                     -------------------
                                                                       2004       2003
                                                                     --------   --------
        Balance at beginning of period ..........................    $459,086   $598,278
        Initial recognition of interest-only strips, including
          initial overcollateralization of $0....................          --        950
        Cash flow from interest-only strips .....................     (33,141)   (56,222)
        Required purchases of additional overcollateralization ..       4,615      7,660
        Interest accretion ......................................       8,448     10,828
        Adjustment for loans subject to repurchase rights .......         309        162
        Proceeds from sale of interest-only strips ..............      (9,120)        --
        Adjustments to fair value recorded through other
          comprehensive income(a)................................      18,644     (6,122)
        Other than temporary fair value adjustment(b) ...........         (29)    (9,951)
                                                                     --------   --------
        Balance at end of period ................................    $448,812   $545,583
                                                                     ========   ========

---------------
(a) Adjustments to the carrying value of interest-only strips for the initial write up to fair value are recorded through other comprehensive income at the time of impairment, which is a component of stockholders' equity. Additionally, to the extent any individual interest-only strip has a portion of its initial write up to fair value still remaining in other comprehensive income, other than temporary decreases in its fair value would first be recorded as a reduction to other comprehensive income.
(b) Recorded through the income statement.

   The following table summarizes our purchases of overcollateralization by securitization trust for the three months ended September 30, 2004 and the fiscal years ended June 30, 2004, 2003 and 2002. Purchases of overcollateralization represent amounts of residual cash flows from interest-only strips retained by the securitization trusts to establish required overcollateralization levels in the trust. Overcollateralization represents our investment in the excess of the aggregate principal balance of loans in a securitized pool over the aggregate principal balance of trust certificates. See "-- Securitizations" for a discussion of overcollateralization requirements.

    SUMMARY OF MORTGAGE LOAN SECURITIZATION OVERCOLLATERALIZATION PURCHASES
                                 (in thousands)


                                                      2003-2   2003-1    TOTAL
                                                      ------   ------    ------
THREE MONTHS ENDED
  SEPTEMBER 30, 2004:
Required purchases of additional
  overcollateralization...........................    $1,719   $2,534    $4,253
                                                      ======   ======    ======

                                    2003-2    2003-1    2002-4    2002-3   OTHER (a)     TOTAL
                                    ------    -------   ------    ------   ---------    -------
YEAR ENDED JUNE 30, 2004:
Required purchases of additional
  overcollateralization..........   $3,872    $16,587   $9,323    $1,978    $(4,426)    $27,334
                                    ======    =======   ======    ======    =======     =======

(a) includes the recovery of $9.5 million of overcollateralization from an off-balance sheet mortgage conduit facility.


                           2003-1    2002-4    2002-3     2002-2    2002-1     2001-4    2001-3   2001-2     OTHER     TOTAL
                           ------   -------    -------   -------    -------   -------    ------   ------    ------    -------
YEAR ENDED JUNE 30,
  2003:
Initial
  overcollateralization    $   --   $ 3,800    $    --   $    --    $    --   $    --    $   --   $   --    $6,841    $10,641
Required purchases of
  additional
  overcollateralization     4,807     8,728     10,972    13,300     10,586    12,522     7,645    3,007     1,686     73,253
                           ------   -------    -------   -------    -------   -------    ------   ------    ------    -------
 Total.................    $4,807   $12,528    $10,972   $13,300    $10,586   $12,522    $7,645   $3,007    $8,527    $83,894
                           ======   =======    =======   =======    =======   =======    ======   ======    ======    =======

                             2002-1   2001-4    2001-3    2001-2    2001-1   2000-4    2000-3   2000-2    2000-1    OTHER    TOTAL
                             ------   ------    ------   -------    ------   ------    ------   ------    ------    -----   -------
YEAR ENDED JUNE 30, 2002:
Required purchases of
  additional
  overcollateralization..    $3,814    $908     $4,354   $11,654    $8,700   $6,326    $3,074   $4,978    $2,490    $973    $47,271
                             ======    ====     ======   =======    ======   ======    ======   ======    ======    ====    =======

   Servicing rights decreased $7.0 million, or 9.5%, to $66.7 million at September 30, 2004 from $73.7 million at June 30, 2004, primarily due to the amortization of servicing rights.

   Our net deferred income tax increased from $59.1 million at June 30, 2004 to $66.2 million at September 30, 2004. For more detail on this net deferred income tax asset, see Note 10 of the September 30, 2004 Consolidated Financial Statements. This increase results primarily from recording $13.6 million of federal income tax benefits on our prior loss for the three months ended September 30, 2004, partially offset by the deferred tax credit recorded on September 30, 2004 write-up of our interest-only strips. See "-- Application of Critical Accounting Estimates -- Deferred Tax Asset" for more information regarding our deferred tax asset.

   Total liabilities increased $40.6 million, or 3.9% to $1,071.5 million at September 30, 2004 from $1,030.9 million at June 30, 2004 primarily due to increases in warehouse lines and notes payable, senior collateralized subordinated notes as a result of the second exchange offer, accounts payable and accrued expenses and other liabilities. Partially offsetting these increases were decreases in subordinated debentures as a results of the second exchange offer.

   During the first quarter of fiscal 2005, subordinated debentures decreased $32.6 million, or 6.2%, to $490.0 million primarily due to the conversion of $30.8 million of subordinated debentures into 15.6 million shares of Series A preferred stock and $15.2 million of senior collateralized subordinated notes. See "-- Liquidity and Capital Resources" for further information regarding outstanding debt.

   Warehouse lines and other notes payable increased $40.3 million at September 30, 2004, or 16.7%, primarily due to the increase in loans available for sale.

   Other liabilities increased $8.6 million, or 12.0%, to $80.5 million at September 30, 2004 from $71.9 million at June 30, 2004 due to an increase of $10.4 million in our liability to fund closed loans partially offset by a $1.0 reduction in liabilities recorded for derivative financial instruments.

JUNE 30, 2004 COMPARED TO JUNE 30, 2003

   Total assets decreased $116.5 million, or 10.0%, to $1,042.9 million at June 30, 2004 from $1,159.4 million at June 30, 2003 primarily due to decreases in cash and cash equivalents, interest-only strips, servicing rights and receivable for sold loans. Increases in loans available for sale and deferred income tax assets partially offset these decreases.

   Cash and cash equivalents decreased $35.7 million, or 97.5%, due to liquidity issues described in "-- Liquidity and Capital Resources," which reduced our ability to originate loans for sale and resulted in our operating losses during fiscal 2004, and from a reduction in the issuance of subordinated debentures.

   Loans available for sale increased $40.9 million, or 15.5% to $304.3 million. Loans available for sale at June 30, 2004 were at a historically high level due to our business strategy adjustments and our inability to complete publicly underwritten securitizations in fiscal 2004 (we completed a privately-placed securitization during the second quarter of fiscal 2004).

   Interest and fees receivable increased $7.3 million, or 66.9%, to $18.1 million at June 30, 2004 from $10.8 million at June 30, 2003. This increase is mainly due to increases in tax and insurance payments advanced on behalf of borrowers whose loans we service and late fees.

   Loans subject to repurchase rights increased $15.2 million, or 64.1%, to $39.0 million at June 30, 2004 from $23.8 million at June 30, 2003, due to increases in the amount of delinquent loans eligible for repurchase from securitization trusts. See "-- Securitizations -- Repurchase Rights" for more information on loans subject to repurchase rights.

   Interest-only strips at June 30, 2004 decreased $139.2 million, or 23.3%, from June 30, 2003 as a result of valuation adjustments and our inability to complete a securitization during the first, third and fourth quarters of fiscal 2004. See "-- Securitizations" for a discussion of valuation adjustments recorded on our interest-only strips. Activity in our interest-only strips for the years ended June 30, 2004, 2003 and 2002 was as follows (in thousands):

                                                                                                         JUNE 30,
                                                                                            ----------------------------------
                                                                                              2004         2003        2002
                                                                                            ---------   ---------    ---------
    Balance at beginning of period .....................................................    $ 598,278   $ 512,611    $ 398,519
    Initial recognition of interest-only strips, including initial
      overcollateralization of $0, $10,641 and $0.......................................       25,523     160,116      153,463
    Cash flow from interest-only strips ................................................     (178,457)   (160,417)    (100,692)
    Required purchases of additional overcollateralization .............................       27,334      73,253       47,271
    Interest accretion .................................................................       40,176      47,347       35,386
    Termination of lease securitization(a) .............................................       (1,759)     (1,890)          --
    Adjustment for obligation to repurchase loans ......................................        2,687       2,600        1,596
    Adjustments to fair value recorded through other comprehensive income(b)                  (15,037)      4,558         (879)
    Other than temporary fair value adjustment(c) ......................................      (39,659)    (39,900)     (22,053)
                                                                                            ---------   ---------    ---------
    Balance at end of period ...........................................................    $ 459,086   $ 598,278    $ 512,611
                                                                                            =========   =========    =========

---------------
(a) Reflects release of lease collateral from lease securitization trusts which were terminated in accordance with the trust documents after the full payout of trust note certificates. Lease receivables of $1.8 million and $1.6 million, respectively, were recorded on our balance sheet at December 31, 2003 and 2002 as a result of the terminations.

(b) Adjustments to the carrying value of interest-only strips for the initial write up to fair value are recorded through other comprehensive income at the time of impairment, which is a component of stockholders' equity. Additionally, to the extent any individual interest-only strip has a portion of its initial write up to fair value still remaining in other comprehensive income, other than temporary decreases in its fair value would first be recorded as a reduction to other comprehensive income.
(c) Recorded through the income statement.

   Servicing rights decreased $45.5 million, or 38.2%, to $73.7 million at June 30, 2004 from $119.3 million at June 30, 2003, primarily due to our inability to complete a securitization in the first, third and fourth quarters of fiscal 2004, completing a privately-placed securitization with servicing released in the second quarter of fiscal 2004, amortization of servicing rights and a $6.8 million write down of servicing rights mainly due to the impact of higher than expected prepayment experience.

   Total liabilities decreased $86.3 million, or 7.7%, to $1,031.0 million at June 30, 2004 from $1,117.3 million at June 30, 2003 primarily due to decreases in subordinated debentures outstanding and accrued interest payable as a result of the exchange offers, a decrease in accounts payable and accrued expenses primarily due to a reduction in our liability for costs associated with customer retention incentives (see "-- Results of Operations -- Year Ended June 30, 2004 Compared to Year Ended June 30, 2003 -- General and Administrative Expenses" for a description of customer retention incentives) and a decrease in our deferred income tax liability. Partially offsetting these decreases were increases in warehouse lines and other notes payable, liabilities for loans subject to repurchases rights (see "-- Securitizations -- Repurchase Rights" for more information on loans subject to repurchase rights) and other liabilities. Other liabilities increased $7.8 million, or 12.2%, to $71.9 million from $64.0 million due to an increase of $11.5 million in our liability to fund closed loans, and recording an unearned rent incentive of $8.2 million related to our corporate headquarters lease, partially offset by a $5.7 million reduction in liabilities recorded for derivative financial instruments.

   During the year ended June 30, 2004, subordinated debentures decreased $197.0 million, or 27.4%, to $522.6 million primarily due to the conversion of $177.8 million of subordinated debentures into 93.8 million shares of Series A preferred stock and $84.0 million of senior collateralized subordinated notes and the temporary discontinuation of sales of new subordinated debentures for approximately a six-week period during the three months ended September 30, 2003. See "-- Liquidity and Capital Resources" for further information regarding outstanding debt.

   Warehouse lines and other notes payable increased $28.3 million at June 30, 2004, or 13.3%, primarily due to the increase in loans available for sale.

   Our net deferred income tax position changed from a liability of $17.0 million at June 30, 2003 to an asset of $59.1 million at June 30, 2004. This change from a liability position is the result of the federal and state tax benefits of $68.3 million recorded on our pre-tax loss for the year ended June 30, 2004, which will be realized against anticipated future years' state and federal taxable income. In addition, a federal benefit of $5.3 million was recognized on the portion of the valuation adjustment on our interest-only strips, which was recorded through other comprehensive income. These benefits were partially offset by refunds totaling $0.3 million on our June 30, 2002 and 2003 federal tax returns. See "-- Application of Critical Accounting Estimates -- Deferred Tax Asset" for a discussion of the factors we considered in determining that it is more likely than not we will realize this deferred income tax asset.

JUNE 30, 2003 COMPARED TO JUNE 30, 2002

   Total assets increased $283.0 million, or 32.3%, to $1.2 billion at June 30, 2003 from $876.4 million at June 30, 2002 primarily due to increases in loans available for sale, interest-only strips and receivable for sold loans, offset by a decrease in cash and cash equivalents.

   Cash and cash equivalents decreased mainly due to higher levels of loan receivables funded with cash, a reduction in the amount of subordinated debentures issued during fiscal year 2003 and also due to our inability to complete a quarterly securitization in the fourth quarter of fiscal year 2003.

   Loans available for sale increased $217.5 million due to our inability to complete a quarterly securitization in the fourth quarter of fiscal 2003.

   Loans subject to repurchase rights increased $14.7 million or 163.2% due to increases in the amount of delinquent loans eligible for repurchase from securitization trusts. See "-- Securitizations -- Repurchase Rights" for more detail.

   Servicing rights decreased $6.0 million, or 4.8%, to $119.3 million at June 30, 2003 from $125.3 million at June 30, 2002, primarily due to our inability to complete a securitization in the fourth quarter of fiscal 2003 and a $5.3 million write down of the servicing asset mainly due to the impact of higher than expected prepayment experience.

   The receivable for sold loans of $26.7 million at June 30, 2003 resulted from a whole loan sale transaction, which closed on June 30, 2003, but settled in cash on July 1, 2003.

   Total liabilities at June 30, 2003 increased $310.3 million, or 38.4%, to $1.1 billion from $807.0 million at June 30, 2002 primarily due to increases in warehouse lines and other notes payable, subordinated debentures outstanding, accounts payable and accrued expenses, liabilities for loans subject to repurchases rights, and other liabilities. The increase in warehouse lines and other notes payable was due to not completing a securitization in the fourth quarter of fiscal 2003. A fourth quarter securitization would have provided the cash to pay down the warehouse lines. Accounts payable and accrued expenses increased $16.7 million, or 121.7%, primarily due to accruals for costs associated with customer retention incentives (see "-- Results of Operations -- Year Ended June 30, 2004 Compared to Year Ended June 30, 2003 -- General and Administrative Expenses" for a description of customer retention incentives) and liabilities to our securitization trust collection accounts for periodic interest advances on delinquent loans. Our liability for loans subject to repurchases rights (see "-- Securitizations -- Repurchase Rights" for more information on loans subject to repurchase rights.) increased $17.3 million. Other liabilities increased $23.7 million, or 58.9%, to $64.0 million from $40.3 million due to an increase of $5.3 million in our liability to fund closed loans, recording an unearned rent incentive of $9.5 million related to our corporate headquarters lease and a $6.3 million liability recorded for unsettled interest rate swaps.

   During fiscal 2003, subordinated debentures increased $63.8 million, or 9.7%, to $719.5 million due to sales of subordinated debentures used to repay existing debt, to fund loan originations and our operations and for general corporate purposes. Approximately $33.7 million of the increase in subordinated debentures was due to the reinvestment of accrued interest on the subordinated debentures at maturity. See "-- Liquidity and Capital Resources" for further information regarding outstanding debt.

   Deferred income taxes decreased $18.1 million, or 51.5%, to $17.0 million at June 30, 2003 from $35.1 million at June 30, 2002. This decrease is primarily due to a $4.4 million net increase in expected benefits from net operating loss carryforwards, less a valuation allowance, and an $8.2 million increase in other deferred tax debits. The increase in other deferred tax debits primarily resulted from recognizing the benefit of governmental grants and lease incentives associated with the relocation of our corporate headquarters earlier for tax purposes than for financial reporting purposes. In addition, deferred tax payables on our interest-only strips decreased by $5.6 million due to loan prepayment experience in fiscal 2003.

ON BALANCE SHEET PORTFOLIO QUALITY

   The following table provides data concerning delinquency experience, non-accrual loans, real estate owned and loss experience for loans and leases on our balance sheet at June 30, 2004, 2003 and 2002 (dollars in thousands):


                                                         SEPTEMBER 30,                           JUNE 30
                                                       -----------------    ------------------------------------------------------
                                                               2004                 2004             2003               2002
                                                       -----------------    -----------------  -----------------  ----------------
DELINQUENCY BY TYPE:                                     AMOUNT       %       AMOUNT        %    AMOUNT        %   AMOUNT       %
--------------------                                   ---------  ------    ---------  ------  ---------  ------  --------  ------
BUSINESS PURPOSE LOANS(a)
Total portfolio ..................................     $  2,097             $    917           $ 16,653           $ 9,692
                                                       ========             ========           ========           =======
Period of delinquency: ...........................
  31-60 days .....................................     $      -       -%    $      -       -%  $     46    0.28%  $     -       -%
  61-90 days .....................................            -       -            -       -         84    0.50         -       -
  Over 90 days ...................................        1,828   87.17          832   90.73      1,829   10.98     2,279   23.51
                                                       --------   -----     --------   -----   --------   -----   -------   -----
  Total delinquencies ............................     $  1,828   87.17%    $    832   90.73%  $  1,959   11.76%  $ 2,279   23.51%
                                                       ========   =====     ========   =====   ========   =====   =======   =====
Amount of loans in non-accrual status(b)..........        1,860                  832              1,954             2,417
                                                       ========             ========           ========           =======
REO ..............................................     $    676             $    900           $  1,522           $ 1,289
                                                       ========             ========           ========           =======


HOME MORTGAGE LOANS(a)
Total portfolio ..................................     $330,583             $301,338           $245,382           $39,755
                                                       ========             ========           ========           =======
Period of delinquency:
  31-60 days .....................................          812    0.25%          69    0.02%       207    0.08%  $    64    0.16%
  61-90 days .....................................           50    0.02          201    0.07          -       -       319    0.80
  Over 90 days ...................................        1,378    0.42        1,153    0.38      1,865    0.76     1,889    4.75
                                                       --------   -----     --------   -----   --------   -----   -------   -----
  Total delinquencies ............................     $  2,240    0.68%    $  1,423    0.47%  $  2,072    0.84%  $ 2,272    5.72%
                                                       ========   =====     ========   =====   ========   =====   =======   =====
Amount of loans in non-accrual status(b)..........        1,489                1,282              2,240             2,409
                                                       ========             ========           ========           =======
REO ..............................................     $    834             $  1,020           $  3,254           $ 2,495
                                                       ========             ========           ========           =======


EQUIPMENT LEASES(c)
Total portfolio ..................................     $      -             $      -           $  4,126           $ 7,774
                                                       ========             ========           ========           =======
Period of delinquency:
  31-60 days .....................................     $      -       -%    $      -       -%  $     46    1.11%  $   172    2.21%
  61-90 days .....................................            -       -            -       -          3    0.07         8    0.10
  Over 90 days ...................................            -       -            -       -         62    1.50        79    1.02
                                                       --------   -----     --------   -----   --------   -----   -------   -----
  Total delinquencies ............................     $      -       -%    $      -       -%  $    111    2.69%  $   259    3.33%
                                                       ========   =====     ========   =====   ========   =====   =======   =====


TOTAL ON B/S LOANS AND LEASES(a)
Total loans and leases ...........................     $332,680             $302,255           $266,161           $57,221
                                                       ========             ========           ========           =======
Period of delinquency:
  31-60 days .....................................     $    812    0.24%    $     69    0.02%  $    299    0.11%  $   236    0.41%
  61-90 days .....................................           50    0.02          201    0.07         87    0.03       327    0.57
  Over 90 days ...................................        3,206    0.96        1,985    0.66      3,756    1.41     4,247    7.42
                                                       --------   -----     --------   -----   --------   -----   -------   -----
  Total delinquencies ............................     $  4,068    1.22%    $  2,255    0.75%  $  4,142    1.56%  $ 4,810    8.41%
                                                       ========   =====     ========   =====   ========   =====   =======   =====
Amount of loans in non-accrual status(b)..........        3,349    1.01        2,114    0.70      4,194    1.58     4,826    8.43
                                                       ========   =====     ========   =====   ========   =====   =======   =====
REO ..............................................     $  1,510    0.45%    $  1,920    0.64%  $  4,776    1.79%  $ 3,784    6.61%
                                                       ========   =====     ========   =====   ========   =====   =======   =====



Net Losses experience during the period(d):
On Loans:
 Non-accrual loans ...............................     $     87    0.11%    $  3,707    2.14%   $   701    0.51%   $2,157    1.91%
 Loans available for sale ........................           --      --           --      --         --      --        --      --
On Leases ........................................           --      --          (40)  (2.00)       513    8.14     1,416   13.23
On REO ...........................................          569    0.74        6,467    3.74      9,375    6.84     3,812    3.37
                                                       --------             --------            -------            ------
Total net losses .................................     $    656    0.86%    $ 10,134    5.79%   $10,589    7.39%   $7,385    5.97%
                                                       ========   =====     ========   =====    =======   =====    ======   =====

---------------
(a) Includes loans carried on our balance sheet as available for sale, non-accrual loans and leases. Excludes deferred direct origination costs and allowance for loan losses. Non-accrual loans consist primarily of loans repurchased from securitization trusts. Leases consist of primarily loans that are held for sale.
(b) Non-accrual loans are included in total delinquencies in the "On Balance Sheet Portfolio Quality" table.
(c) We sold our interests in the leasing portfolio on January 22, 2004.
(d) Percentage based on annualized losses and average loans available for sale, non-accrual loans and leases.

   DELINQUENT LOANS AVAILABLE FOR SALE. Total delinquent loans available for sale (loans with payments past due greater than 30 days) were $862 thousand at September 30, 2004, compared to $245 thousand at June 30, 2004 and $225 thousand at June 30, 2003. Total delinquent loans available for sale as a percentage of loans available for sale were 0.26% at September 30, 2004 compared to 0.08% at June 30, 2004 and 0.09% at June 30, 2003. If a loan available for sale becomes contractually delinquent for 90 days or more, it is placed on non-accrual status and transferred to non-accrual loans. We do not anticipate significant increases in the amount of delinquent loans available for sale because our adjusted business strategy focuses on whole loan sales, which result in loans being held on our books for short periods. The amount of loans available for sale which were transferred to non-accrual loans was $271 thousand for the three months ended September 30, 2004, $2.7 million for the year ended June 30, 2004, $0.7 million for the year ended June 30, 2003 and $1.5 million for the year ended June 30, 2002. The following table summarizes delinquent loans available for sale (dollars in thousands):


                                                                                                       JUNE 30,
                                                                SEPTEMBER 30,     -------------------------------------------------
                                                                     2004              2004              2003             2002
                                                                --------------    --------------    --------------    -------------
                                                                AMOUNT     %      AMOUNT     %      AMOUNT      %     AMOUNT     %
                                                               -------    ----   -------    ----   -------    ----    ------   ----
Total loans available for sale .............................  $329,331          $300,141          $257,840           $44,619
Period of delinquency:
 31-60 days ................................................  $    812    0.24% $     69    0.02% $    142    0.06%  $    35   0.08%
 61-90 days ................................................        50    0.02%      176    0.06%       83    0.03%      181   0.40%
 Over 90 days ..............................................        --      --        --      --        --      --        --     --
                                                              --------    ----  --------    ----  --------    ----   -------   ----
 Total delinquencies .......................................  $    862    0.26% $    245    0.08% $    225    0.09%  $   216   0.48%
                                                              ========    ====  ========    ====  ========    ====   =======   ====

   NON-ACCRUAL LOANS. It is our policy to suspend the accrual of interest income when a loan is contractually delinquent for 90 days or more. Non-accrual loans consist primarily of loans repurchased from securitization trusts, but also include loans previously carried as available for sale when they become contractually delinquent for 90 days or more. The following table summarizes non-accrual loans by source at September 30, 2004 and 2003 (in thousands):


                                                                                                                   JUNE 30,
                                                                                         SEPTEMBER 30,    -------------------------
                                                                                              2004         2004      2003     2002
                                                                                         -------------    ------    ------   ------
Repurchased from securitization trusts ...............................................       $3,269       $1,933    $3,509   $2,819
Transferred from loans available from sale ...........................................           80          181       684    2,006
                                                                                             ------       ------    ------   ------
Total non-accrual loans ..............................................................       $3,349       $2,114    $4,193   $4,825
                                                                                             ======       ======    ======   ======

   DEFERMENT AND FORBEARANCE ARRANGEMENTS. From time to time, borrowers in the portfolio of loans which we manage are confronted with events, usually involving hardship circumstances or temporary financial setbacks that adversely affect their ability to continue payments on their loan. To assist borrowers, we may agree to enter into a deferment or forbearance arrangement. Prevailing economic conditions, which may affect the borrower's ability to make their regular payments, may also have an impact on the value of the real estate or other collateral securing the loans, resulting in a change to the loan-to-value ratios. We may take these conditions into account when we evaluate a borrower's request for assistance for relief from the borrower's financial hardship.

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

   In a deferment arrangement, we make advances on behalf of the borrower in amounts equal to the delinquent loan payments, which include principal and interest. Additionally, we may pay taxes, insurance and other fees on behalf of the borrower. Based on our review of the borrower's current financial circumstances, the borrower must repay the advances and other payments and fees we make on the borrower's behalf either at the termination of the loan or on a payment plan. Borrowers must provide a written explanation of their hardship, which generally requests relief from their delinquent loan payments. We review the borrower's current financial situation and, based upon this review, we may create a payment plan for the borrower which allows the borrower to pay past due amounts over a period ranging from approximately 12 to 42 months, depending on the period for which deferment is requested, but not beyond the maturity date of the loan, in addition to making regular monthly loan payments. Each deferment arrangement must be approved by two of our managers. Deferment arrangements which defer two or more past due payments must also be approved by at least two senior vice presidents.

   Principal guidelines currently applicable to the deferment process include:
(i) the borrower may have up to six payments deferred during the life of the loan; (ii) no more than three payments may be deferred during a twelve-month period; and (iii) the borrower must have made a minimum of six payments on the loan and twelve months must have passed since the last deferment in order to qualify for a new deferment arrangement. Any deferment arrangement which includes an exception to our guidelines must be approved by two senior vice presidents. If the deferment arrangement is approved, a collector contacts the borrower regarding the approval and the revised payment terms.

   For borrowers who are three or more payments delinquent, we will consider using a forbearance arrangement. In a forbearance arrangement, we make advances on behalf of the borrower in amounts equal to the delinquent loan payments, which include principal and interest. Additionally, we may pay taxes, insurance and other fees on behalf of the borrower. We assess the borrower's current financial situation and based upon this assessment, we will create a payment plan for the borrower which allows the borrower to pay past due amounts over a longer period than a typical deferment arrangement, but not beyond the maturity date of the loan. We typically structure a forbearance arrangement to require the borrower to make payments of principal and interest equivalent to the original loan terms plus additional monthly payments, which in the aggregate represent the amount that we advanced on behalf of the borrower.

   Principal guidelines currently applicable to the forbearance process include the following: (i) the borrower must have first and/or second mortgages with us; (ii) the borrower's account was originated at least six months prior to the request for forbearance; (iii) the borrower's account must be at least three payments delinquent to qualify for a forbearance agreement; (iv) the borrower must submit a written request for forbearance containing an explanation for his or her previous delinquency and setting forth the reasons that the borrower now believes he or she is able to meet his or her loan obligations; and (v) the borrower must make a down payment of at least one month's past due payments of principal and interest in order to enter into a forbearance agreement, and the borrower who is six or more payments delinquent must make a down payment of at least two past due payments. No request for forbearance may be denied without review by our senior vice president of collections or his designee.

   We do not enter into a deferment or forbearance arrangement based solely on the fact that a loan meets the criteria for one of the arrangements. Our use of any of these arrangements also depends upon one or more of the following factors: our assessment of the individual borrower's current financial situation, reasons for the delinquency and our view of prevailing economic conditions. Because deferment and forbearance arrangements are account management tools which help us to manage customer relationships, maximize collection opportunities and increase the value of our account relationships, the application of these tools generally is subject to constantly shifting complexities and variations in the marketplace. We attempt to tailor the type and terms of the arrangement we use to the borrower's circumstances.

   As a result of these arrangements, we reset the contractual status of a loan in our managed portfolio from delinquent to current based upon the borrower's resumption of making their principal and interest loan payments. A loan remains current after a deferment or forbearance arrangement with the borrower only if the borrower makes the principal and interest payments as required under the terms of the original note (exclusive of delinquent payments advanced or fees paid by us on the borrower's behalf as part of the deferment or forbearance arrangement), and we do not reflect it as a delinquent loan in our delinquency statistics. However, if the borrower fails to make principal and interest payments, we will generally declare the account in default, reflect it as a delinquent loan in our delinquency statistics and resume collection actions.

   Information regarding the principal amounts of loans in our managed portfolio under deferment and forbearance arrangements and the principal amounts of loans which entered into deferment and forbearance arrangements during the years ended June 30, 2004 and 2003 is presented in "-- Total Portfolio Quality -- Deferment and Forbearance Arrangements."

   Advances made under deferment and forbearance arrangements result from a new credit decision regarding the borrower's ability to repay the advance, as well as perform under the original terms of the original loan, and do not involve any modification of the terms of the original loan. These arrangements are considered a new lending activity and do not qualify as troubled debt restructurings under SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings." We record the advances that we make under deferment and forbearance arrangements with borrowers as receivables on our balance sheet. We carry these receivables at their estimated recoverable amounts. If the original loan returns to a delinquency status of 90 days or more past due, we write the receivable off to expense.

   During the fiscal year ended June 30, 2004, we did not record any fee income on these arrangements while we recorded $100 thousand and $59 thousand during fiscal years ended June 30, 2003 and 2002, respectively. We view deferment and forbearance arrangements as loss mitigation actions available to assist borrowers who have reached out for help to prevent their loans from becoming more delinquent and going into a default status. We believe that in order to assist these borrowers, "best practice" lending would suggest mitigating the cost to the borrowers related to entering into these arrangements. We had charged fees where permitted by state lending laws for entering into this type of arrangement, however, starting in fiscal year 2004, we decided to discontinue the practice of charging fees to borrowers who entered into deferment and forbearance arrangements.

   The following table presents information regarding our on balance sheet receivables for advances to borrowers related to deferment and forbearance arrangements for the three months ended September 30, 2004 and 2003 (in thousands):

                                                                                      ADVANCES RECEIVABLE
                                                                               ---------------------------------
                                                                                 UNDER         UNDER
                                                                               DEFERMENT    FORBEARANCE    TOTAL
                                                                               ---------    -----------   ------
THREE MONTHS ENDED SEPTEMBER 30, 2004:
Balance June 30, 2004......................................................      $3,311       $2,938      $6,249
Advances on new arrangements...............................................         880           68         948
Payments received..........................................................        (511)        (473)       (984)
Receivables written off....................................................        (236)        (138)       (374)
                                                                                 ------       ------      ------
Balance September 30, 2004.................................................      $3,444       $2,395      $5,839
                                                                                 ======       ======      ======
THREE MONTHS ENDED SEPTEMBER 30, 2003:
Balance June 30, 2003......................................................      $1,286       $3,055      $4,341
Advances on new arrangements...............................................       1,511        1,320       2,831
Payments received..........................................................        (287)        (576)       (863)
Receivables written off....................................................        (218)        (147)       (365)
                                                                                 ------       ------      ------
Balance September 30, 2003.................................................      $2,292       $3,652      $5,944
                                                                                 ======       ======      ======

   The following table presents information regarding our on balance sheet receivables for advances to borrowers related to deferment and forbearance arrangements for the years ended June 30, 2004 and 2003 (in thousands):

                                                ADVANCES RECEIVABLE
                                   ----------------------------------------
                                     UNDER           UNDER
                                   DEFERMENT      FORBEARANCE        TOTAL
                                   ---------      -----------        -----

Balance June 30, 2002 ......        $   563         $ 2,134         $ 2,697
Advances on new arrangements          1,754           3,895           5,649
Payments received ..........           (641)         (2,069)         (2,710)
Receivables written off ....           (390)           (905)         (1,295)
                                    -------         -------         -------
Balance June 30, 2003 ......        $ 1,286         $ 3,055         $ 4,341
                                    -------         -------         -------

Advances on new arrangements          4,178           2,598           6,776
Payments received ..........         (1,633)         (2,078)         (3,711)
Receivables written off ....           (520)           (637)         (1,157)
                                    -------         -------         -------
Balance June 30, 2004 ......        $ 3,311         $ 2,938         $ 6,249
                                    =======         =======         =======

   REAL ESTATE OWNED. REO, comprising foreclosed properties and deeds acquired in lieu of foreclosure, decreased to $1.5 million at September 30, 2004, compared to $1.9 million at June 30, 2004, $4.8 million at June 30, 2003 and $3.8 million at June 30, 2002. The decrease in the amount of REO on our balance sheet at September 30, 2004 was mainly due to lower REO repurchases from the securitization trusts and liquidation of REO during the three months ended September 30, 2004.

   The activity in REO carried on our balance sheet during the three months ended September 30, 2004 and 2003 was as follows. For total REO purchased from securitization trusts and the valuation loss recorded at the time of purchase, see the table "Summary of Loans and REO Repurchased from Mortgage Loan Securitization Trusts" in "-- Securitizations -- Trigger Management" (in thousands):



                                                                                  THREE MONTHS             YEAR ENDED JUNE 30,
                                                                                     ENDED          -------------------------------
                                                                              SEPTEMBER 30, 2004        2004      2003       2002
                                                                              ------------------    --------    --------   --------
Balance at beginning of period ............................................         $1,920          $  4,776    $  3,784   $  2,322
Properties acquired through foreclosure (a) ...............................            101               471       2,771      3,319
Properties purchased from securitization trusts (a) .......................             96             8,576      21,998     11,236
Sales/liquidation proceeds ................................................           (433)          (11,840)    (22,273)   (13,252)
Property revaluation losses ...............................................             --              (352)       (833)      (282)
Gain (Loss) on sale/liquidation ...........................................           (174)              289        (671)       441
                                                                                    ------          --------    --------   --------
Balance at end of period ..................................................         $1,510          $  1,920    $  4,776   $  3,784
                                                                                    ======          ========    ========   ========

---------------
(a) At lower of cost or net realizable value.

   LOSS EXPERIENCE. During the three months ended September 30, 2004, we experienced net loan, lease and REO charge-offs of $0.9 million or 1.12% on an annualized basis. During the three months ended June 30, 2004, we experienced net charge-offs of $7.3 million or 13.13% on an annualized basis. During the three months ended March 31, 2004, we experienced net charge-offs of $7.7 million, or 19.02% on an annualized basis. Principal loss severity experience on delinquent loans generally has ranged from 20% to 30% of principal and loss severity experience on REO generally has ranged from 20% to 40% of principal. The increase in net charge-offs from the prior periods was mainly due to the larger volume of loans that became delinquent, were repurchased from securitization trusts and/or, were liquidated during the period, as well as economic conditions and the seasoning of the total portfolio. See the table "Summary of Loans and REO Repurchased from Mortgage Loan Securitization Trusts" for further detail of loan repurchase activity.

TOTAL PORTFOLIO QUALITY

   The following table provides data concerning delinquency experience, real estate owned and loss experience for the total loan and lease portfolio in which we have interests, either because the loans and leases are on our balance sheet or sold into securitizations in which we have retained interests. The total portfolio is divided into the portion of the portfolio managed and serviced by us, and the portion of the portfolio serviced by others. See "-- Reconciliation of Non-GAAP Financial Measures" for a reconciliation of total portfolio and REO measures to our balance sheet. See "-- Deferment and Forbearance Arrangements" for the amounts of previously delinquent loans managed by us subject to these deferment and forbearance arrangements which are not included in this table if borrowers are current on principal and interest payments as required under the terms of the original note (exclusive of delinquent payments advanced or fees paid by us on the borrower's behalf as part of the deferment or forbearance arrangement) (dollars in thousands):



                                                                                          JUNE 30
                                                  SEPTEMBER 30,     --------------------------------------------------------
                                                      2004                 2004                2003                2002
                                                ----------------    ----------------    ----------------    ----------------

DELINQUENCY BY TYPE:                               AMOUNT      %       AMOUNT      %       AMOUNT      %       AMOUNT      %
--------------------                            ---------  -----    ---------  -----    ---------  -----    ---------  -----
MANAGED BY ABFS:
BUSINESS PURPOSE LOANS(a)
Total portfolio.............................   $  232,721          $  254,907          $  392,625          $  360,381
                                               ==========          ==========          ==========          ==========
Period of delinquency:

  31-60 days................................   $   12,849   5.52%  $    4,847   1.90%  $    4,849   1.24%  $    2,449   0.68%
  61-90 days................................        6,608   2.84        4,241   1.66        4,623   1.18        1,648   0.46
  Over 90 days..............................       44,440  19.10       51,332  20.14       37,791   9.63       31,730   8.80
                                               ----------  -----   ----------  -----   ----------  -----   ----------  -----
  Total delinquencies.......................   $   63,897  27.46%  $   60,420  23.70%  $   47,263  12.04%  $   35,827   9.94%
                                               ==========  =====   ==========  =====   ==========  =====   ==========  =====
REO.........................................   $    5,662          $    3,725          $    5,744          $    6,220
                                               ==========          ==========          ==========          ==========


HOME MORTGAGE LOANS
Total portfolio.............................   $1,670,502          $1,836,285          $3,248,810          $2,674,651
                                               ==========          ==========          ==========          ==========
Period of delinquency:
  31-60 days................................   $   49,624   2.97%  $   35,301   1.92%  $   48,427   1.49%  $   37,213   1.39%
  61-90 days................................       25,083   1.50       18,961   1.03       24,124   0.74       22,919   0.86
  Over 90 days..............................       99,614   5.96      104,048   5.67      107,588   3.31       72,519   2.71
                                               ----------  -----   ----------  -----   ----------  -----   ----------  -----
  Total delinquencies.......................   $  174,321  10.44%  $  158,310   8.62%  $  180,139   5.54%  $  132,651   4.96%
                                               ==========  =====   ==========  =====   ==========  =====   ==========  =====
REO.........................................   $   31,562          $   30,675          $   22,256          $   27,825
                                               ==========          ==========          ==========          ==========


EQUIPMENT LEASES(a)
Total portfolio.............................   $        -          $        -          $    8,475          $   28,992
                                               ==========          ==========          ==========          ==========
Period of delinquency:
  31-60 days................................   $        -      -%  $        -      -%  $      162   1.91%  $      411   1.42%
  61-90 days................................            -      -            -      -           83   0.98           93   0.32
  Over 90 days..............................            -      -            -      -          154   1.82          423   1.46
                                               ----------  -----   ----------  -----   ----------  -----   ----------  -----
  Total delinquencies(b)....................   $        -      -%  $        -      -%  $      399   4.71%  $      927   3.20%
                                               ==========  =====   ==========  =====   ==========  =====   ==========  =====


TOTAL MANAGED BY ABFS
Total loans and leases......................   $1,903,223          $2,091,192          $3,649,910          $3,064,024
                                               ==========          ==========          ==========          ==========
Period of delinquency:
  31-60 days................................   $   62,473   3.28%  $   40,148   1.92%  $   53,438   1.46%  $   40,073   1.31%
  61-90 days................................       31,691   1.67       23,202   1.11       28,830   0.79       24,660   0.80
  Over 90 days..............................      144,054   7.57      155,380   7.43      145,533   3.99      104,672   3.42
                                               ----------  -----   ----------  -----   ----------  -----   ----------  -----
  Total delinquencies(b)....................   $  238,218  12.52%  $  218,730  10.46%  $  227,801   6.24%  $  169,405   5.53%
                                               ==========  =====   ==========  =====   ==========  =====   ==========  =====
REO.........................................   $   37,224   1.96%  $   34,400   1.64%  $   28,000   0.77%  $   34,045   1.11%
                                               ==========  =====   ==========  =====   ==========  =====   ==========  =====


                                                  SEPTEMBER 30,                           JUNE 30
                                                ----------------    --------------------------------------------------------
                                                       2004                2004                2003                2002
                                                ----------------    ----------------    ----------------    ----------------
DELINQUENCY BY TYPE:                               AMOUNT      %       AMOUNT      %       AMOUNT      %       AMOUNT      %
--------------------                            ---------  -----    ---------  -----    ---------  -----    ---------  -----
SERVICED BY OTHERS(c):
Total loans and leases......................   $  120,605          $  139,811           $        -          $        -
                                               ==========          ==========           ==========          ==========
Period of delinquency:
  31-60 days................................   $    9,332   7.74%  $    6,976    4.99%  $        -      -%  $        -      -%
  61-90 days................................        3,737   3.10        3,636    2.60            -      -            -      -
  Over 90 days..............................       10,124   8.39        8,105    5.80            -      -            -      -
                                               ----------  -----   ----------   -----   ----------  -----   ----------  -----
  Total delinquencies.......................   $   23,193  19.23%  $   18,717   13.39%  $        -      -%  $        -      -%
                                               ==========  =====   ==========   =====   ==========  =====   ==========  =====


TOTAL PORTFOLIO.............................   $2,023,828          $2,231,003           $3,649,910          $3,064,024
                                               ==========          ==========           ==========          ==========
Period of delinquency:
  31-60 days................................   $   71,805   3.55%  $   47,124    2.11%  $   53,438   1.46%  $   40,073   1.31%
  61-90 days................................       35,428   1.75       26,838    1.20       28,830   0.79       24,660   0.80
  Over 90 days..............................      154,178   7.62      163,485    7.33      145,533   3.99      104,672   3.42
                                               ----------  -----   ----------   -----   ----------  -----   ----------  -----
  Total delinquencies.......................   $  261,411  12.92%  $  237,447   10.64%  $  227,801   6.24%  $  169,405   5.53%
                                               ==========  =====   ==========   =====   ==========  =====   ==========  =====
REO.........................................   $   37,224   1.84%  $   34,400    1.54%  $   28,000   0.77%  $   34,045   1.11%
                                               ==========  =====   ==========   =====   ==========  =====   ==========  =====
NET LOSSES EXPERIENCED DURING THE
PERIOD(d):
On Loans:
 Absorbed by securitization trusts .........   $    1,129   0.21%  $    8,782    0.32%       4,861   0.15%  $    2,618   0.09%
 Non-accrual loans .........................        1,658   0.31       19,676(e) 0.71        6,897   0.21        3,816   0.14
 Loans available for sale ..................           --     --           --      --           --     --           --     --
 On Leases:                                            --     --          (40)  (1.25)         513   2.91        1,416   3.20
On Reo:
 Absorbed by securitization trusts .........          288   0.05        5,648    0.20        8,358   0.25        5,231   0.19
 Reo on balance sheet ......................          643   0.12        6,467    0.23        9,375   0.28        3,812   0.14
                                               ----------  -----   ----------   -----   ----------  -----   ----------  -----
Total net losses ...........................   $    3,718   0.70%  $   40,533    1.46%  $   30,004   0.90%  $   16,893   0.60%
                                               ==========  =====   ==========   =====   ==========  =====   ==========  =====


---------------

(a) We sold our interests in the leasing portfolio on January 22, 2004.

(b) Including previously delinquent loans under deferment and forbearance arrangements (which are reported as current loans if borrowers are current under the terms of the original note), total delinquency for the managed portfolio would be 22.26%, 20.83%, 11.68% and 10.11% at September 30, 2004,
    June 30, 2004, 2003 and 2002, respectively.
(c) We do not service the mortgage loans in the 2003-2 securitization trust, our most recent securitization, which closed in October 2003.

(d) Percentage based on annualized losses and average total portfolio.

(e) $15.7 million was charged to the provision for credit losses and $4.0 million was charged to General and Administrative expenses.

   We do not service the mortgage loans in the 2003-2 securitization trust, our most recent securitization, which closed in October 2003. A third party services the $139.8 million of mortgage loans in that trust. Those loans and their delinquency status are included in the above Total Portfolio Quality table because we have retained securitization interests in the form of interest-only strips on our balance sheet. Due to different servicing practices, which may be followed by other loan servicers, loans serviced by others may perform less favorably and incur higher delinquencies and losses than the loans in the portfolio managed by us. We adjusted the initial loss assumption applied in valuing our interest-only strip from the 2003-2 securitization to account for this risk. No mortgage loans in the total portfolio were serviced by third parties prior to October 2003.

   DEFERMENT AND FORBEARANCE ARRANGEMENTS. See "-- On Balance Sheet Portfolio Quality -- Deferment and Forbearance Arrangements" for a discussion of how these arrangements arise and our policies and practices regarding deferment and forbearance arrangements.

   The following table presents, as of the end of our last nine quarters, information regarding loans under deferment and forbearance arrangements, which are reported as current loans if borrowers are current on principal and interest payments as required under the terms of the original note (exclusive of delinquent payments advanced or fees paid by us on the borrower's behalf as part of the deferment or forbearance arrangement) and thus not included in delinquencies in the delinquency table (dollars in thousands):


                                                                                          CUMULATIVE UNPAID PRINCIPAL BALANCE
                                                                                    -----------------------------------------------
                                                                                                                             % OF
                                                                                                                          PORTFOLIO
                                                                                     UNDER         UNDER                   MANAGED
                                                                                   DEFERMENT    FORBEARANCE    TOTAL(a)    BY ABFS
                                                                                   ---------    -----------    --------   ---------
June 30, 2002 ..................................................................    $ 64,958      $73,705      $138,663      4.52%
September 30, 2002 .............................................................      67,282       76,649       143,931      4.50
December 31, 2002 ..............................................................      70,028       81,585       151,613      4.55
March 31, 2003 .................................................................      85,205       84,751       169,956      4.89
June 30, 2003 ..................................................................     110,487       87,199       197,686      5.41
September 30, 2003 .............................................................     141,547       80,467       222,014      7.47
December 31, 2003 ..............................................................     152,664       75,769       228,433      9.17
March 31, 2004 .................................................................     162,576       66,844       229,420     10.46
June 30, 2004 ..................................................................     160,572       55,776       216,348     10.34
September 30, 2004 .............................................................     145,314       39,283       184,597      9.69

---------------
(a) Included in cumulative unpaid principal balance are loans with arrangements that were entered into longer than twelve months ago. At September 30, 2004, there was $63.6 million of cumulative unpaid principal balance under deferment arrangements and $31.2 million of cumulative unpaid principal balance under forbearance arrangements that were entered into prior to July 2003.

   Additionally, there are loans under deferment and forbearance arrangements, which have returned to delinquent status. At September 30, 2004 there was $72.9 million of cumulative unpaid principal balance under deferment arrangements and $53.7 million of cumulative unpaid principal balance under forbearance arrangements that are now reported as delinquent 31 days or more.

   During the final six months of fiscal 2003 and the first six months of fiscal 2004, we experienced a pronounced increase in the number of borrowers under deferment arrangements and in light of the weakened economic environment during that twelve-month period we made use of deferment arrangements to a greater degree than in prior periods. The economic conditions that contributed most to the greater use of deferment arrangements during this period related to increased unemployment, loss of one job in two income households, and reductions in normal working hours and overtime. Since December 2003, we have experienced a reduction in new deferment arrangements due to improving economic conditions and if the improving economic environment continues, we expect to continue to experience a reduction in new deferment arrangements.

   The following table presents the amount of unpaid principal balance of loans that entered into a deferment or forbearance arrangement in each quarter (dollars in thousands):


                                                                                          UNPAID PRINCIPAL BALANCE IMPACTED BY
                                                                                               ARRANGEMENTS ENTERED INTO
                                                                                                   DURING THE QUARTER
                                                                                     ----------------------------------------------
                                                                                                                             % OF
                                                                                                                          PORTFOLIO
QUARTER ENDED:                                                                        UNDER         UNDER                  MANAGED
  --------------                                                                    DEFERMENT    FORBEARANCE     TOTAL     BY ABFS
                                                                                    ---------    -----------    -------   ---------
September 30, 2002 ..............................................................    $11,619       $23,564      $35,183      1.10%
December 31, 2002 ...............................................................     17,015        27,004       44,019      1.32
March 31, 2003 ..................................................................     37,117        28,051       65,168      1.87
June 30, 2003 ...................................................................     44,840        18,064       62,904      1.72
September 30, 2003 ..............................................................     58,419        15,955       74,374      2.50
December 31, 2003 ...............................................................     52,029        14,272       66,301      2.66
March 31, 2004 ..................................................................     32,812         4,139       36,951      1.69
June 30, 2004 ...................................................................     32,332           982       33,314      1.59
September 30, 2004 ..............................................................     36,571           435       37,006      1.94

   The following table presents a summary of the activity, in terms of the principal balance, of loans under these arrangements for the three months ended September 30, 2004 and 2003 (in thousands):

                                                                                   THREE MONTHS ENDED         THREE MONTHS ENDED
                                                                                   SEPTEMBER 30, 2004         SEPTEMBER 30, 2003
                                                                                 -----------------------    -----------------------
                                                                                  UNDER         UNDER         UNDER        UNDER
                                                                                DEFERMENT    FORBEARANCE    DEFERMENT   FORBEARANCE
                                                                                ---------    -----------    ---------   -----------
Principal balance beginning of period .......................................    $160,572      $ 55,776     $110,487      $ 87,199
Plus loans entering arrangements:
 First time arrangements ....................................................      30,502           435       56,762        14,678
 Repeat arrangements ........................................................       6,069            --        1,657         1,277
Plus/Less loans that changed status:
 Loans returned to current status ...........................................      23,728        12,010        6,950         5,286
 Loans returned to delinquent status(a) .....................................     (57,826)      (23,662)     (22,593)      (22,682)
Less loans exiting the program:
 Loans charged off ..........................................................          --            --           (6)          (18)
 Loans paid off .............................................................     (11,734)       (3,022)      (9,156)       (4,521)
 Loans servicing released ...................................................         (28)           --
 Loan principal payments received ...........................................        (232)          (31)         (99)         (111)
 Loans that completed program ...............................................      (5,737)       (2,223)      (2,455)         (641)
                                                                                 --------      --------     --------      --------
Principal balance end of period .............................................    $145,314      $ 39,283     $141,547      $ 80,467
                                                                                 ========      ========     ========      ========

---------------
(a) During the three months ended September 30, 2004, $1.2 million and $2.3 million of loans previously under forbearance and deferment arrangements, respectively, which had returned to delinquent status, were foreclosed.

   The following table presents a summary of the activity, in terms of the principal balance, of loans under these arrangements for the years ended June 30, 2004 and 2003 (in thousands):

                                                                                   YEAR ENDED JUNE 30,        YEAR ENDED JUNE 30,
                                                                                          2004                       2003
                                                                                 -----------------------    -----------------------
                                                                                  UNDER         UNDER         UNDER        UNDER
                                                                                DEFERMENT    FORBEARANCE    DEFERMENT   FORBEARANCE
                                                                                ---------    -----------    ---------   -----------
Principal balance beginning of period .......................................   $ 110,487      $ 87,199     $ 64,958      $ 73,705
Plus loans entering arrangements:
 First time arrangements ....................................................     166,288        32,459      106,781        83,942
 Repeat arrangements ........................................................       9,304         2,889        3,810        12,741
Less loans that changed status:
 Loans returned to current status ...........................................      54,246        34,569       23,777        24,710
 Loans returned to delinquent status(a) .....................................    (121,008)      (78,863)     (57,700)      (86,142)
Less loans exiting the program:
 Loans charged off ..........................................................        (120)         (101)         (54)         (118)
 Loans paid off .............................................................     (47,445)      (16,610)     (20,775)      (13,510)
 Loan principal payments received ...........................................        (771)         (259)         (94)          (29)
 Loans that completed program ...............................................     (10,409)       (5,507)     (10,216)       (8,100)
                                                                                ---------      --------     --------      --------
Principal balance end of period .............................................   $ 160,572      $ 55,776     $110,487      $ 87,199
                                                                                =========      ========     ========      ========

---------------
(a) During the year ended June 30, 2004, $2.5 million and $4.2 million of loans previously under forbearance and deferment arrangements, respectively, which had returned to delinquent status, were foreclosed.

   From June 30, 2002 through the quarter ended September 30, 2004, we entered into deferment and forbearance arrangements with borrowers with loan principal outstanding totaling $1.9 billion at the time of those arrangements. Of the total loans under deferment or forbearance arrangements, $425.2 million, or 23%, returned to delinquent status during fiscal years ended June 30, 2004 and 2003 and the three months ended September 30, 2004. Once these loans ceased to be current they were reported in our loan portfolio delinquency statistics. Since loans under deferment and forbearance arrangements are held within the securitization trusts loans, their return to delinquency status would be reflected in all trust delinquency and loss statistics and would be considered in delinquency and loss triggers for the respective securitization trusts. Any credit losses realized on loans under these arrangements are included in total portfolio historical losses, which are used in developing credit loss assumptions.

   DELINQUENT LOANS AND LEASES. Total delinquencies (loans with payments past due greater than 30 days, excluding REO) in the total portfolio were $261.4 million at September 30, 2004 compared to $237.4 million at June 30, 2004, $227.8 million at June 30, 2003 and $169.4 million at June 30, 2002. Total delinquencies as a percentage of the total portfolio were 12.92% at September 30, 2004, compared to 10.64% at June 30, 2004, 6.24% at June 30, 2003 and 5.53% at June 30, 2002. The increase in delinquencies and delinquency percentage in fiscal 2005 were mainly due to the impact on our borrowers of weak and uncertain economic conditions, which may include the reduction in other sources of credit to our borrowers, and the seasoning of the total portfolio. As the total portfolio seasons, or ages, more borrowers can be expected to incur credit problems. These factors have resulted in a significant usage of deferment and forbearance arrangements. In addition, the delinquency percentage has increased due to high loan prepayment experience resulting from borrowers' refinancing activities. Refinancing is not typically available to delinquent borrowers, and therefore the remaining portfolio is experiencing a higher delinquency rate. A decrease in the amount of loans managed by us also contributed to the increase in the delinquency percentage at September 30, 2004 from June 30, 2004. As the total portfolio continues to season, and if our economy does not continue to improve, the delinquency rate may increase.

   REAL ESTATE OWNED. Total REO, comprising foreclosed properties and deeds acquired in lieu of foreclosure, increased to $37.2 million, or 1.84% of the total portfolio at September 30, 2004 compared to $34.4 million, or 1.54% at June 30, 2004 and $26.2 million, or 1.11% at March 31, 2004. The increase in REO resulted from actions taken during the fourth quarter of fiscal 2004 to slow down the sales and liquidations of REO properties in the total portfolio and to implement a program to identify REO properties whose values may be maximized through rehabilitation. We intend to put greater effort into rehabilitating those REO properties and renting the properties to create sales value. It is too early in this program to predict how successful the program may be. As the total portfolio continues to season and if our economy does not continue to improve, the REO balance may increase.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   A primary market risk exposure that we face is interest rate risk. Profitability and financial performance is sensitive to changes in interest rate swap yields, Treasury yields and one-month LIBOR yields. Changes in these interest rates impact the interest rate spread between the effective rate of interest received on loans available for sale or securitized loans (all fixed interest rates) and the interest rates paid pursuant to credit facilities or the pass-through interest rate to investors for interests issued in connection with securitizations. Profitability and financial performance is also sensitive to the impact of changes in interest rates on the fair value of loans which are expected to be sold in whole loan sales. A substantial and sustained increase in market interest rates could adversely affect our ability to originate and purchase loans and maintain our profitability. The overall objective of our interest rate risk management strategy is to mitigate the effects of changing interest rates on profitability and the fair value of interest rate sensitive balances (primarily loans available for sale, interest-only strips, servicing rights and subordinated debentures). We address this challenge by carefully monitoring our product pricing, the actions of our competition and market trends and the use of hedging strategies in order to continue to originate loans in as profitable a manner as possible.

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

   A rising interest rate environment could unfavorably impact our liquidity and capital resources. Rising interest rates could impact our short-term liquidity by limiting our ability to sell loans at favorable premiums in whole loan sales, widening investor interest rate spread requirements in pricing future securitizations, increasing the levels of overcollateralization in future securitizations, limiting our access to borrowings in the capital markets and limiting our ability to sell our subordinated debentures at favorable interest rates. In a rising interest rate environment, short-term and long-term liquidity could also be impacted by increased interest costs on all sources of borrowed funds, including the subordinated debentures, and by reducing interest rate spreads on our securitized loans, which would reduce our cash flows. See "-- Liquidity and Capital Resources" for a discussion of long-term and short-term liquidity.

   INTEREST RATE SENSITIVITY. The following table provides information about financial instruments that are sensitive to changes in interest rates. For interest-only strips and servicing rights, the table presents projected principal cash flows utilizing assumptions including prepayment and credit loss rates. See "-- Securitizations" for more information on these assumptions. For debt obligations, the table presents principal cash flows and related average interest rates by expected maturity dates (dollars in thousands):


                                                                    AMOUNT MATURING AFTER SEPTEMBER 30, 2004
                                         ------------------------------------------------------------------------------------------
                                         MONTHS      MONTHS     MONTHS      MONTHS     MONTHS      THERE-
                                         1 TO 12    13 TO 24   25 TO 36    37 TO 48   49 TO 60      AFTER      TOTAL     FAIR VALUE
                                        --------    --------   --------    --------   --------    --------    --------   ----------
RATE SENSITIVE ASSETS:
Loans available for sale(a) .........   $332,709    $     49    $    53    $    57     $    62    $  3,581    $336,511    $345,953
Interest-only strips ................    103,908      90,057     64,282     54,660      49,543     344,973     707,423     448,812
Servicing rights ....................     17,183      13,767     12,365     11,274      10,270      66,351     131,210      66,712
RATE SENSITIVE LIABILITIES:
Fixed interest rate borrowings ......   $374,226    $155,704    $32,241    $ 7,507     $ 7,492    $ 11,839    $589,009    $587,898
Average interest rate ...............      10.29%       9.87%     10.17%      9.63%      11.76%      11.93%      10.22%
Variable interest rate borrowings ...   $279,943    $     --    $    --    $    --     $    --    $     --    $279,943    $279,943
Average interest rate ...............       4.21%         --         --         --          --          --        4.21%

---------------
(a) For purposes of this table, all loans which qualify for securitization or whole loan sale are reflected as maturing within twelve months, since loans available for sale are generally held for less than three months prior to securitization or whole loan sale.

   LOANS AVAILABLE FOR SALE. Gain on sale of loans may be unfavorably impacted to the extent we hold loans with fixed interest rates prior to their sale.

   A significant variable affecting the gain on sale of loans in a securitization is the interest rate spread between the average interest rate on fixed interest rate loans and the weighted-average pass-through interest rate to investors for interests issued in connection with the securitization. Although the average loan interest rate is fixed at the time the loan is originated, the pass-through interest rate to investors is not fixed until the pricing of the securitization which occurs just prior to the sale of the loans. Generally, the period between loan origination and pricing of the pass-through interest rate is less than three months. If market interest rates required by investors increase prior to securitization of the loans, the interest rate spread between the average interest rate on the loans and the pass-through interest rate to investors may be reduced or eliminated. This factor could have a material adverse effect on our future results of operations and financial condition. We estimate that each 0.1% reduction in the interest rate spread reduces the gain on sale of loans as a percentage of loans securitized by approximately 0.2%. See "-- Strategies for Use of Derivative Financial Instruments" for further detail of our interest rate risk management for available for sale loans.

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

   INTEREST-ONLY STRIPS AND SERVICING RIGHTS. A portion of the certificates issued to investors by certain securitization trusts are floating interest rate certificates based on one-month LIBOR plus an interest rate spread. The fair value of the excess cash flow we will receive from these trusts would be affected by any changes in interest rates paid on the floating interest rate certificates. At September 30, 2004, $195.5 million of debt issued by loan securitization trusts was floating interest rate certificates based on one-month LIBOR, representing 13.2% of total debt issued by loan securitization trusts. In accordance with accounting principles generally accepted in the United States of America, the changes in fair value are generally recognized as part of net adjustments to other comprehensive income, which is a component of stockholders' equity. As of September 30, 2004, the interest rate sensitivity for $170.6 million of floating interest rate certificates issued by securitization trusts is managed with an interest rate swap contract effectively fixing our cost for this debt. See "-- Strategies for Use of Derivative Financial Instruments" for further detail. The interest rate sensitivity for $63.0 million of floating interest rate certificates issued from the 2003-1 Trust is managed by an interest rate cap, which was entered into by the Trust at the inception of the securitization. This interest rate cap limits the one-month LIBOR to a maximum rate of 4.0% and was structured to automatically unwind as the floating interest rate certificates pay down. The interest rate sensitivity for $107.6 million of floating interest rate certificates issued from the 2003-2 Trust is managed by an interest rate cap, which was entered into by the Trust at the inception of the securitization. This interest rate cap limits the one-month LIBOR to a maximum rate of 4.0% and was structured to automatically unwind as the floating interest rate certificates pay down.

   A significant change in market interest rates could increase or decrease the level of loan prepayments, thereby changing the size of the total managed loan portfolio and the related projected cash flows. We attempt to minimize prepayment risk on interest-only strips and servicing rights by requiring prepayment fees on business loans and home equity loans, where permitted by law. When originally recorded, approximately 90-95% of business loans and 80-85% of home equity loans in the total portfolio were subject to prepayment fees. At June 30, 2004, approximately 50-55% of business loans and 50-55% of home equity loans in the total portfolio were subject to prepayment fees. However, higher than anticipated rates of loan prepayments could result in a write down of the fair value of related interest-only strips and servicing rights, adversely impacting earnings during the period of adjustment. We perform revaluations of our interest-only strips and servicing rights on a quarterly basis. As part of the revaluation process, we monitor the assumptions used for prepayment rates against actual experience, economic conditions and other factors and we adjust the assumptions, if warranted. See "-- Securitizations" for further information regarding these assumptions and the impact of prepayments during this period.

   SUBORDINATED DEBENTURES AND SENIOR COLLATERALIZED SUBORDINATED NOTES. We also experience interest rate risk to the extent that as of September 30, 2004 approximately $213.4 million of our liabilities were comprised of fixed interest rate subordinated debentures and senior collateralized subordinated notes outstanding with scheduled maturities of greater than one year. To the extent that market interest rates demanded on subordinated debentures increase in the future, the interest rates paid on replacement debt could exceed interest rates currently paid thereby increasing interest expense and reducing net income.

   STRATEGIES FOR USE OF DERIVATIVE FINANCIAL INSTRUMENTS. All derivative financial instruments are recorded on the balance sheet at fair value with realized and unrealized gains and losses included in the statement of income in the period incurred. The following discussion breaks down our use of derivative financial instruments into hedging activity and trading activity.

   In June 1998, the Financial Accounting Standards Board, referred to as FASB in this document, issued SFAS No. 133 "Accounting for Derivative Financial Instruments and Hedging Activities," referred to as SFAS No. 133 in this document. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain criteria are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (fair value hedge), (b) a hedge of the exposure to variable cash flows of a forecasted transaction (cash flow hedge), or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation. If a derivative is a hedge, depending on the nature of the hedge designation, changes in the fair value of a derivative are either offset against the change in the fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be recognized in earnings immediately. If a derivative is trading, changes in its fair value are recognized in earnings.

   The value of a derivative financial instrument is based on a notional amount, but this notional amount is not carried on the balance sheet. The notional amount is not exchanged between counterparties to the derivative financial instrument, but is only used as a basis to determine fair value, which is recorded on the balance sheet and to determine interest and other payments between the counterparties. Our exposure to credit risk in a derivative transaction is represented by the fair value of those derivative financial instruments in a gain position. We attempt to manage this exposure by limiting our derivative financial instruments to those traded on major exchanges and where our counterparties are major financial institutions.

HEDGE ACCOUNTING

   From time to time, we utilize derivative financial instruments in an attempt to mitigate the effect of changes in interest rates between the date loans are originated at fixed interest rates and the date the terms and pricing for a whole loan sale are fixed or the date the fixed interest rate pass-through certificates to be issued by a securitization trust are priced. Generally, the period between loan origination and pricing for whole loan sales is less than 45 days and the period between loan origination and pricing of the pass-through interest rate is less than three months. The types of derivative financial instruments we use to mitigate the effects of changes in fair value of our loans due to interest rate changes may include interest rate swaps, futures and forward contracts, including forward sale agreements. The nature and quantity of hedging transactions are determined based on various factors, including market conditions and the expected volume of mortgage loan originations and purchases.

   RELATED TO LOANS EXPECTED TO BE SOLD THROUGH WHOLE LOAN SALE
TRANSACTIONS. We may also utilize derivative financial instruments in an attempt to mitigate the effect of changes in market interest rates between the date loans are originated at fixed interest rates and the date that the loans will be sold in a whole loan sale. Derivative contracts may be specifically designated as hedges of mortgage loans, which we would expect to include in a whole loan sale transaction at a future date. We may hedge the effect of changes in market interest rates with forward sale agreements, Eurodollar futures, forward starting interest rate swaps, forward treasury sales or derivative contracts of similar underlying securities. We also enter into forward sale agreements to manage this risk.

   RELATED TO LOANS EXPECTED TO BE SOLD THROUGH SECURITIZATIONS. We may specifically designate derivative contracts as hedges of mortgage loans, which we expect to include in a term securitization at a future date. The mortgage loans consist of essentially similar pools of fixed interest rate loans, collateralized by real estate (primarily residential real estate) with similar maturities and similar credit characteristics. Fixed interest rate pass-through certificates issued by securitization trusts are generally priced to yield an interest rate spread above interest rate swap yield curves with maturities matching the maturities of the pass-through certificates. We may hedge potential changes in fair value due to changes in interest rate swap yield curves with forward starting interest rate swaps, Eurodollar futures, forward treasury sales or derivative contracts of similar underlying securities. This practice has provided strong correlation between our hedge contracts and the ultimate pricing we receive on the subsequent securitization. At June 30, 2004 and 2003, we did not have any outstanding derivative financial instruments designated as hedges of loans we expected to sell through securitizations.

   DISQUALIFIED HEDGING RELATIONSHIP IN FISCAL 2003. The securitization market was not available to us in the fourth quarter of fiscal 2003. As a result, we realized that the expected high correlation between the changes in the fair values of derivatives designated as a hedge of mortgage loans previously expected to be securitized would not be achieved, and we discontinued hedge accounting for $170.0 million of forward starting interest rate swaps. Losses of $4.0 million on these $170.0 million of interest rate swaps were charged to the Statement of Income in the fourth quarter of fiscal 2003. An offsetting increase of $3.7 million in the value of the hedged mortgage loans was also recorded in the Statement of Income, representing the change in fair value of the loans for the hedged risk until the date that we learned that the securitization market was not available. The $170.0 million of interest rate swaps were reclassified as trading contracts.

   SUMMARY OF HEDGE ACCOUNTING. We recorded the following gains and losses on the fair value of derivative financial instruments accounted for as hedging transactions for the three months ended September 30, 2004. There were no derivative financial instruments accounted for as hedging transactions for the three months ended September 30, 2003. Ineffectiveness related to qualified hedging relationships was immaterial. Ineffectiveness is a measure of the difference in the change in fair value of the derivative financial instrument as compared to the change in the fair value of the item hedged (in thousands):

                                                                                      THREE MONTHS
                                                                                         ENDED             YEAR ENDED JUNE 30,
                                                                                     SEPTEMBER 30,    -----------------------------
                                                                                          2004          2004      2003       2002
                                                                                     -------------    -------    -------   --------
Gains and losses on derivatives recorded in
  securitization gains and offset by gains and losses
  recorded on loan securitizations:
Losses on derivative financial instruments .......................................       $  --        $    --    $(3,806)  $ (9,401)
Recorded in gains and losses on derivative financial instruments:
Gains (losses) on derivative financial instruments ...............................       $(652)       $ 1,157    $(7,037)  $     --
Gains (losses) on hedged loans ...................................................       $ 632        $(2,283)   $ 6,160   $     --
Amount settled in cash -- received (paid) ........................................       $(773)       $   656    $(5,041)  $ (9,401)


   At September 30, 2004 and June 30, 2004 and 2003, the notional amounts of forward sale agreements, Eurodollar futures contracts and forward starting interest rate swap contracts accounted for as hedges and related unrealized gains and losses recorded as assets or liabilities on the balance sheet were as follows (in thousands):

                                                                                                   AT JUNE 30,
                                                             SEPTEMBER 30,        ----------------------------------------------
                                                                 2004                     2004                     2003
                                                         ---------------------    ---------------------    ---------------------
                                                        NOTIONAL    UNREALIZED   NOTIONAL    UNREALIZED    NOTIONAL   UNREALIZED
                                                         AMOUNT       (LOSS)      AMOUNT       (LOSS)       AMOUNT       LOSS
                                                        --------    ----------   --------    ----------    --------   ----------
Forward sale agreement ..............................   $360,358       $--       $275,000       $  --      $275,000     $    --
Eurodollar futures contracts ........................   $     --       $--       $ 27,962       $(103)     $     --     $    --
Forward starting interest rate swaps ................   $     --       $--       $     --       $  --      $     --     $(6,776)(a)

---------------
(a) Represents the liability carried on the balance sheet at June 30, 2003 for previously recorded losses not settled in cash by June 30, 2003.

   The sensitivity of the Eurodollar futures contracts classified as fair value hedges as of June 30, 2004 to a 0.1% change in market interest rates is $9 thousand.

TRADE ACCOUNTING

   Generally, we do not enter into derivative financial instrument contracts for trading purposes. However, we have entered into derivative financial instrument contracts, which were not designated or qualified as accounting hedges in accordance with SFAS No. 133. In these cases the derivative contracts are recorded as an asset or liability on the balance sheet at fair value and gains and losses are included in the income statement.

   RELATED TO LOANS EXPECTED TO BE SOLD THROUGH WHOLE LOAN SALE
TRANSACTIONS. During fiscal 2005 and 2004, we used Eurodollar futures contracts or interest rate swap contracts to manage interest rate risk on loans in our pipeline or loans expected to be sold in whole loan sale transactions.

   Forward starting interest rate swap contracts with a notional amount of $170.0 million were carried over from a fiscal 2003 disqualified hedging relationship. These forward starting interest rate swap contracts were used to manage the effect of changes in market interest rates on the fair value of fixed-rate mortgage loans that were sold in the first quarter of fiscal 2004 and the contracts were closed in that quarter. We had elected not to designate these derivative contracts as an accounting hedge.

   RELATED TO LOANS EXPECTED TO BE SOLD THROUGH SECURITIZATIONS. During fiscal 2003, we used interest rate swap contracts to protect the future securitization spreads on loans in our pipeline. Loans in the pipeline represent loan applications for which we are in the process of obtaining all the documentation required for a loan approval or approved loans, which have not been accepted by the borrower and are not considered to be firm commitments. We believed there was a greater chance that market interest rates we would obtain on the subsequent securitization of these loans would increase rather than decline, and chose to protect the spread we could earn in the event of rising rates.

   However due to declining market interest rates during the period the derivative contracts were used to manage interest rate risk on loans in our pipeline, we recorded losses on forward starting interest rate swap contracts during the fiscal year ended June 30, 2003. The losses are summarized in the table below. During the year ended June 30, 2004, we did not utilize derivative financial instruments to protect future securitization spreads on loans in our pipeline.

   We recorded the following gains and losses on the fair value of derivative financial instruments classified as trading for the three months ended September 30, 2004 and 2003 and the years ended June 30, 2004 and 2003. There were no derivative contracts classified as trading for the year ended June 30, 2002 except those noted below at June 30, 2002 to manage the exposure to changes in the fair value of certain interest-only strips due to changes in one-month LIBOR (in thousands):

                                                                                                 THREE MONTHS
                                                                                                    ENDED        YEAR ENDED JUNE 30,
                                                                                                SEPTEMBER 30,    ------------------
                                                                                                     2004         2004       2003
                                                                                                -------------    -------    -------
Trading Gains/(Losses) on Eurodollar futures contracts:
Related to loan pipeline....................................................................       $(1,969)      $(1,425)   $    --

Trading Gains/(Losses) on forward starting interest rate swaps:
Related to loan pipeline....................................................................       $    --       $    --    $(3,796)
Related to whole loan sales.................................................................       $    --       $ 5,097    $   441
Amount settled in cash -- (paid)............................................................       $(2,838)      $(1,187)   $(2,671)


   At September 30, 2004 and June 30, 2004 and 2003, outstanding Eurodollar futures contracts or forward starting interest rate swaps used to manage interest rate risk on loans in our pipeline or expected to be sold in whole loan sale transactions and associated unrealized gains and unrealized losses recorded as assets and liabilities on the balance sheet were as follows (in thousands):

                                                                                                      AT JUNE 30,
                                                                SEPTEMBER 30,        ----------------------------------------------
                                                                    2004                     2004                     2003
                                                            ---------------------    ---------------------    ---------------------
                                                           NOTIONAL    UNREALIZED   NOTIONAL    UNREALIZED    NOTIONAL   UNREALIZED
                                                            AMOUNT        GAIN       AMOUNT       (LOSS)       AMOUNT       GAIN
                                                           --------    ----------   --------    ----------    --------   ----------
Eurodollar futures contracts ...........................    $10,000       $ 2       $202,038       $(851)     $     --      $ --
Forward starting interest rate swaps ...................    $    --       $--       $     --       $  --      $170,000      $441

   The sensitivity of the Eurodollar futures contracts held as trading as of September 30, 2004 to a 0.1% change in market interest rates is $2 thousand.

   RELATED TO INTEREST-ONLY STRIPS. We had an interest rate swap contract, which was not designated as an accounting hedge, designed to reduce the exposure to changes in the fair value of certain interest-only strips due to changes in one-month LIBOR. This contract matured in April 2004. Unrealized gains and losses on the interest rate swap contract were due to changes in the interest rate swap yield curve during the periods the contract was in place. Net gains and losses on this interest rate swap contract included the amount of cash settlement with the contract counter party each period. Net gains and losses on this interest rate swap contract for the fiscal years ended June 30, 2004, 2003 and 2002 were as follows (in thousands):


                                                                                                             YEAR ENDED JUNE 30,
                                                                                                          -------------------------
                                                                                                           2004     2003      2002
                                                                                                          -----    -------   ------
Unrealized gain (loss) on interest rate swap contract.................................................    $ 335    $   127   $ (460)
Cash interest paid on interest rate swap contract.....................................................     (307)    (1,038)    (266)
                                                                                                          -----    -------   ------
Net gain (loss) on interest rate swap contract........................................................    $  28    $  (911)  $ (726)
                                                                                                          =====    =======   ======

   In the future, we may expand the types of derivative financial instruments we use to hedge interest rate risk to include other types of derivative contracts. However, an effective interest rate risk management strategy is complex and no such strategy can completely insulate us from interest rate changes. Poorly designed strategies or improperly executed transactions may increase rather than mitigate risk. Hedging involves transaction and other costs that could increase as the period covered by the hedging protection increases. Although it is expected that such costs would be offset by income realized from whole loan sales or securitizations in that period or in future periods, we may be prevented from effectively hedging fixed interest rate loans held for sale without reducing income in current or future periods. In addition, while Eurodollar rates, interest rate swap yield curves and the pass-through interest rate of securitizations are generally strongly correlated, this correlation has not held in periods of financial market disruptions.

RELATED PARTY TRANSACTIONS

   We have a non-recourse loan receivable from our Chairman and Chief Executive Officer, Anthony J. Santilli, for $0.6 million, which was an advance for the exercise of stock options to purchase 247,513 shares (272,264 shares after the effect of stock dividends) of our common stock in 1995. The loan is due in September 2005 (earlier if the stock is disposed of). Interest at 6.46% is payable annually. The non-recourse loan is secured by 247,513 shares (272,264 shares after the effect of stock dividends) of our common stock, and is shown as a reduction of stockholders' equity in our financial statements. Mr. Santilli is current in all payments required by the loan agreement. Our only recourse in the event of non-payment is to the shares securing the loan.

   In February 2003, we awarded 2,000 shares (2,200 shares after the effect of a subsequent stock dividend) of our common stock to each of Warren E. Palitz and Jeffrey S. Steinberg as newly appointed members of our Board of Directors.

   Jeffrey S. Steinberg, formerly one of our directors and currently an Executive Vice President, received $58 thousand in consulting fees from us during the quarter ended December 31, 2003 and $60 thousand in consulting fees during the quarter ended March 31, 2004 prior to his resignation from our Board of Directors on February 20, 2004. Mr. Steinberg received the consulting fees for assisting us during these two fiscal quarters with the implementation of the adjusted business strategy, including the expansion of our broker network into California, Texas and Maryland. Mr. Steinberg was instrumental in negotiating agreements to purchase broker assets in these states and in quickly organizing these assets into loan production facilities. Mr. Steinberg's compensation was determined by reference to the fees charged by finders and brokers, including investment bankers, for efforts to find and purchase loan production assets.

   Barry P. Epstein, Managing Director of the National Wholesale Residential Mortgage Division, received 200,000 shares (220,000 shares after giving effect to subsequent stock dividends) of common stock on December 24, 2003 under the terms of his employment agreement, subject to the transfer restrictions and forfeiture provisions provided for in a restricted stock agreement until achievement of certain performance goals stipulated in both agreements. The shares were issued by us as a material inducement for Mr. Epstein's employment. The performance goals have been met, and the transfer and forfeiture provisions have been terminated, with respect to 100,000 shares (110,000 shares after giving effect to a subsequent stock dividend).

   We employ members of the immediate family of three of our executive officers (one of whom is also a director) in various executive and other positions. We believe that the salaries we pay these individuals are competitive with salaries paid to other employees in similar positions in our organization and in our industry.

   In fiscal 2003, Lanard & Axilbund, Inc., referred to as L&A in this document, a real estate brokerage and management firm in which our Director, Mr. Sussman, was a shareholder until December 31, 2002 and is now Chairman

Emeritus, acted as our agent in connection with the lease of our current corporate office space. As a result of this transaction, L&A received a commission of $978,439 from the landlord of the leased office space during fiscal 2003 and is currently entitled to receive an additional commission of the same amount. We believe this commission in the aggregate to be consistent with market and industry standards. Pursuant to an exit agreement between L&A and Mr. Sussman, Mr. Sussman received a distribution from L&A during fiscal 2003 on account of the first commission payment consistent with his percentage stock ownership of L&A in the amount of $59,212 and is entitled to receive the same amount upon L&A's receipt of the second commission payment. As part of our agreement with L&A, L&A reimbursed us in the amount of $229,214 for some of our costs related to finding new office space including some of our expenses related to legal services, feasibility studies and space design.

   Anthony J. Santilli, our Chairman, Chief Executive Officer and President, Beverly Santilli, our Executive Vice President, and Dr. Jerome Miller, our director, each held subordinated debentures eligible to participate in the first exchange offer. Each named individual tendered all such eligible subordinated debentures in the first exchange offer and as of February 6, 2004, the expiration date of the first exchange offer, pursuant to the terms of the first exchange offer, were holders of the following number of shares of Series A preferred stock (SAPS) and aggregate amount of senior collateralized subordinated notes (SCSN): Mr. Santilli: SAPS - 4,691, SCSN - $4,691; Mrs.
Santilli: SAPS - 4,691, SCSN - $4,691; Dr. Miller: SAPS - 30,164, SCSN - $30,164. Mr. Santilli and Mrs. Santilli subsequently transferred ownership of the Series A preferred stock acquired on February 6, 2004.

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

   We present total portfolio and total real estate owned, referred to as REO, information. The total portfolio measure includes loans and leases recorded on our balance sheet and securitized loans and leases both managed by us and serviced by others. Management believes these measures enhance the users' overall understanding of our current financial performance and prospects for the future because the volume and credit characteristics of off-balance sheet securitized loan and lease receivables have a significant effect on our financial performance as a result of our retained interests in the securitized loans. Retained interests include interest-only strips and servicing rights. In addition, because the servicing and collection of our off-balance sheet securitized loan and lease receivables are performed in the same manner and according to the same standards as the servicing and collection of our on-balance sheet loan and lease receivables, certain of our resources, such as personnel and technology, are allocated based on their pro rata relationship to the total portfolio and total REO. The following tables reconcile the total portfolio measures presented in "-- Total Portfolio Quality" (dollars in thousands):


SEPTEMBER 30, 2004:                                                                                                 DELINQUENCIES
-------------------                                                                                               -----------------
                                                                                                                   AMOUNT       %
                                                                                                                  --------   ------
On-balance sheet loan receivables:
 Loans available for sale.......................................................................    $  329,331    $    862
 Non-accrual loans..............................................................................         3,349       3,206
                                                                                                    ----------    --------
   Total on-balance sheet loan receivables......................................................       332,680       4,068    1.22%
Securitized loan receivables....................................................................     1,691,148     257,343   15.22%
                                                                                                    ----------    --------
 Total Portfolio................................................................................    $2,023,828    $261,411   12.92%
                                                                                                    ==========    ========
On-balance sheet REO............................................................................    $    1,510
Securitized REO.................................................................................        35,714
                                                                                                    ----------
Total REO.......................................................................................    $   37,224
                                                                                                    ==========

JUNE 30, 2004:                                                                                                      DELINQUENCIES
--------------                                                                                                    -----------------
                                                                                                                   AMOUNT       %
                                                                                                                   --------   ------
On-balance sheet loan receivables:
 Loans available for sale.......................................................................    $  300,141    $    270
 Non-accrual loans..............................................................................         2,114       1,985
                                                                                                    ----------    --------
   Total on-balance sheet loan receivables......................................................       302,255       2,255    0.75%
Securitized loan receivables....................................................................     1,928,086     235,192   12.20%
                                                                                                    ----------    --------
 Total Portfolio................................................................................    $2,230,341    $237,447   10.64%
                                                                                                    ==========    ========
On-balance sheet REO............................................................................    $    1,920
Securitized REO.................................................................................        32,480
                                                                                                    ----------
Total REO.......................................................................................    $   34,400
                                                                                                    ==========


JUNE 30, 2003:                                                                                                      DELINQUENCIES
--------------                                                                                                     ----------------
                                                                                                                    AMOUNT      %
                                                                                                                   --------   -----

On-balance sheet loan receivables:
 Loans available for sale........................................................................    $  257,841    $    225
 Non-accrual loans...............................................................................         4,194       3,806
 Lease receivables...............................................................................         4,126         111
                                                                                                     ----------    --------
   Total on-balance sheet loan receivables.......................................................       266,161       4,142   1.56%
Securitized loan and lease receivables...........................................................     3,383,749     223,659   6.61%
                                                                                                     ----------    --------
Total Portfolio..................................................................................    $3,649,910    $227,801   6.24%
                                                                                                     ==========    ========
On-balance sheet REO.............................................................................    $    4,776
Securitized REO..................................................................................        23,224
                                                                                                     ----------
Total REO........................................................................................    $   28,000
                                                                                                     ==========

JUNE 30, 2002:                                                                                                      DELINQUENCIES
--------------                                                                                                    -----------------
                                                                                                                   AMOUNT       %
                                                                                                                   --------   ------
On-balance sheet loan receivables:
 Loans available for sale.......................................................................    $   44,621    $    216
 Non-accrual loans..............................................................................         4,826       4,335
 Lease receivables..............................................................................         7,774         259
                                                                                                    ----------    --------
   Total on-balance sheet loan receivables......................................................        57,221       4,810    8.41%
Securitized loan and lease receivables..........................................................     3,006,803     164,595    5.47%
                                                                                                    ----------    --------
Total Portfolio.................................................................................    $3,064,024    $169,405    5.53%
                                                                                                    ==========    ========
On-balance sheet REO............................................................................    $    3,784
Securitized REO.................................................................................        30,261
                                                                                                    ----------
Total REO.......................................................................................    $   34,045
                                                                                                    ==========

OFFICE FACILITIES

   We presently lease office space for our corporate headquarters in Philadelphia, Pennsylvania. The current lease term for the Philadelphia facility expires in June 2014. The terms of the rental agreement require increased payments annually for the term of the lease with average minimum annual rental payments of $4.2 million. We have entered into contracts, or may engage parties in the future, related to the relocation of our corporate headquarters such as contracts for building improvements to the leased space, office furniture and equipment and moving services. The provisions of the lease and local and state grants provided us with reimbursement of a substantial amount of our costs related to the relocation, subject to certain conditions and limitations. We do not believe our unreimbursed expenses or unreimbursed cash outlay related to the relocation will be material to our operations.

   The lease requires us to maintain a letter of credit in favor of the landlord to secure our obligations to the landlord throughout the term of the lease. The amount of the letter of credit is currently $8.0 million. The letter of credit is currently issued by JPMorgan Chase Bank.

   We continue to lease some office space in Bala Cynwyd under a five-year lease expiring in November 2004 at an annual rental of approximately $0.7 million. We performed loan servicing and collection activities at this office, but relocated these activities to our Philadelphia office on July 12, 2004. The expenses and cash outlay related to the relocation were not material to our operations.

   We also lease the office space in Roseland, New Jersey and the nine-year lease expires in January 2012. The terms of the rental agreement require increased payments periodically for the term of the lease with average minimum annual rental payments of $0.8 million.

   In connection with the acquisition of the California mortgage broker operation in December 2003, we assumed the obligations under a lease for approximately 3,700 square feet of space in West Hills, California. The remaining term of the lease is 2 years, expiring September 30, 2006 at an annual rental of approximately $0.1 million.

   In connection with the opening of the Irvine, California mortgage broker operation, we entered into a sublease on March 4, 2004 for approximately 6,400 square feet of space. The term of the sublease is 1 2/3 years and expires November 30, 2005. The terms of the sublease require average minimum annual rental payments of $0.1 million.

   In connection with the opening of the Maryland mortgage broker operation, we entered into a sublease on March 15, 2004 for approximately 10,300 square feet of space in Edgewater, Maryland. The term of the sublease is 3 years and expires March 15, 2007. The terms of the sublease require increased payments annually for the term of the lease with average minimum annual rental payments of $0.2 million.

   In connection with the acquisition of the Texas broker operation, we entered into a sublease on June 11, 2004 for approximately 6,000 square feet of space in Austin, Texas. The term of the sublease is 10 1/2 months, expiring
April 28, 2005 at an annual rental of approximately $0.1 million.

RECENT ACCOUNTING PRONOUNCEMENTS

   The following description should be read in conjunction with the significant accounting policies, which have been adopted and are set forth in Note 1 of the June 30, 2004 Consolidated Financial Statements.

   In November 2002, the FASB issued Financial Interpretation No., referred to as FIN in this document, 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 standardizes practices related to the recognition of a liability for the fair value of a guarantor's obligation. The rule requires companies to record a liability for the fair value of its guarantee to provide or stand ready to provide services, cash or other assets. The rule applies to contracts that require a guarantor to make payments based on an underlying factor such as change in market value of an asset, collection of the scheduled contractual cash flows from individual financial assets held by a special purpose entity, non-performance of a third party, for indemnification agreements, or for guarantees of the indebtedness of others among other things. The provisions of FIN 45 are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The disclosure requirements were effective for statements of annual or interim periods ending after December 15, 2002.

   Based on the requirements of this guidance, we are carrying a liability of $0.7 million on our balance sheet for our obligation to 2003-1 securitization trust which was created in March 2003. This liability represents the fair value of periodic interest advances that we, as servicer of the securitized loans, are obligated to pay on behalf of delinquent loans in the trust. The recording of this liability reduced the gain on sale recorded for the securitization. We would expect to record a similar liability for any subsequent securitization as it occurs. The amount of the liability that will be recorded is dependent mainly on the volume of loans we securitize, the expected performance of those loans and the interest rate of the loans. We have not completed a new securitization with servicing retained since 2003-1.

   In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation -- Transition and Disclosure." SFAS No. 148 amends SFAS No. 123 "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based compensation and requires pro forma disclosures of the effect on net income and earnings per share had the fair value method been used to be included in annual and interim reports and disclosure of the effect of the transition method used if the accounting method was changed, among other things. SFAS No. 148 is effective for annual reports of fiscal years beginning after December 15, 2002 and interim reports for periods beginning after December 15, 2002. We plan to continue using the intrinsic value method of accounting for stock-based compensation and therefore the new rule will have no effect on our financial condition or results of operations. We have adopted the new standard related to disclosure in the interim period beginning January 1, 2003. See Notes 1 and 13 of the Consolidated Financial Statements, respectively, for further detail of the adoption of this rule.

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

   In December 2003, the FASB issued Interpretation No. 46 (revised December
2003), "Consolidation of Variable Interest Entities," referred to as FIN46R in this document, which replaces the original FIN No. 46 issued in January 2003. FIN 46R addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights. This interpretation requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The interpretation also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. Special Purpose Entities, referred to as SPEs in this document, are one type of entity, which, under certain circumstances, may qualify as a variable interest entity. Although we use unconsolidated SPEs extensively in our loan securitization activities, the guidance will not affect our current consolidation policies for SPEs as the guidance does not change the guidance incorporated in SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" which precludes consolidation of a qualifying SPE by a transferor of assets to that SPE. FIN 46R will therefore have no effect on our financial condition or results of operations and would not be expected to affect us in the future.

            MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

   Our common stock is currently traded on the NASDAQ National Market System under the symbol "ABFI." Our common stock began trading on the NASDAQ National Market System on February 14, 1997. The following table sets forth the high and low sales prices of our common stock for the periods indicated.

                            QUARTER ENDED                              HIGH    LOW
   ----------------------------------------------------------------   -----    ----
   September 30, 2002 .............................................   14.42    5.78
   December 31, 2002 ..............................................   11.52    8.81
   March 31, 2003 .................................................   13.56    9.14
   June 30, 2003 ..................................................   11.55    5.77
   September 30, 2003 .............................................    7.25    4.00
   December 31, 2003 ..............................................    6.62    2.83
   March 31, 2004 .................................................    4.09    2.73
   June 30, 2004 ..................................................    5.60    2.97
   September 30, 2004 .............................................    5.75    3.54
   December 31, 2004 (through November 24, 2004) ..................    4.14    3.01

   On November 24, 2004, the closing price of the common stock on the NASDAQ National Market System was $3.37.

   On April 1, 2004, we received a notice from the NASDAQ Stock Market that we were not in compliance with the requirement for continued listing of our common stock on the NASDAQ National Market System on the basis that we have not met the requirement that the minimum market value of our publicly held shares equals at least $5.0 million. Under NASDAQ Marketplace Rules, we had 90 days, or until June 28, 2004, to become compliant with this requirement for a period of 10 consecutive trading days. On June 15, 2004, we advised the NASDAQ Stock Market that we had been in compliance with this requirement for 10 consecutive trading days. On June 24, 2004, we received a letter from the staff of the NASDAQ Stock Market confirming that we had regained compliance with the NASDAQ continued listing requirement related to the market value of our publicly held shares and were not subject to delisting. There can be no assurance that we will be in compliance with the $10.0 million stockholders' equity requirement on December 31, 2004 absent the completion of the third exchange offer. Our ability to engage in future exchange offers of this type, upon the completion of the third exchange offer, may be limited by the availability of collateral to secure the senior collateralized subordinated notes to be issued in future exchange offers. Further, there can be no assurance that we will continue to be in compliance with the NASDAQ listing requirements in future periods. If we are unable to maintain our listing on the NASDAQ National Market System, our ability to continue to sell subordinated debentures would be negatively impacted by making the process of complying with the state securities laws more difficult, costly and time consuming. As a result, we may be unable to continue to sell subordinated debentures in certain states, which would have a material adverse effect on our liquidity and our ability to repay maturing debt when due.

   As of October 5, 2004, there were 1,131 record holders and approximately 1,470 beneficial holders of our common stock. As of October 25, 2004, 3,598,342 shares of our common stock were outstanding.

   On May 13, 2004, our Board of Directors declared a 10% common stock dividend, which was paid on June 8, 2004 to common stockholders of record as of May 25, 2004. Stock price and related information contained in this document have been adjusted to reflect this stock dividend.

   During the first quarter of fiscal 2004, we suspended paying quarterly cash dividends on our common stock. During the fiscal year ended June 30, 2003, we paid dividends of $0.291 per share on our common stock for an aggregate dividend payment of $0.9 million.

   On August 21, 2002, our Board of Directors declared a 10% stock dividend on our common stock which was paid on September 13, 2002 to stockholders of record as of September 3, 2002. All cash dividends on our common stock reported above have been adjusted to reflect all stock dividends.

   The payment of dividends on our common stock in the future is at the sole discretion of our Board of Directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other relevant factors.

   During the quarter ended September 30, 2004 and fiscal 2004, we declared the following dividends on our Series A preferred stock (in thousands, except per share):

                                                             PREFERRED      TOTAL
                                                              DIVIDEND    PREFERRED
   FOR THE MONTH ENDED                                       PER SHARE    DIVIDENDS
   -------------------------------------------------------   ---------    ---------
   January 31, 2004 ......................................   $0.008334      $323
   February 29, 2004 .....................................    0.008334       514
   March 31, 2004 ........................................    0.008334       515
   April 30, 2004 ........................................    0.008334       515
   May 31, 2004 ..........................................    0.008334       515
   June 30, 2004 .........................................    0.008334       515
   July 31, 2004 .........................................    0.008334       781
   August 31, 2004 .......................................    0.008334       912
   September 30, 2004 ....................................    0.008334       912
                                                                          ------
                                                                          $5,502
                                                                          ======


   As a Delaware corporation, we may not declare and pay dividends on capital stock if the amount paid exceeds an amount equal to the surplus which represents the excess of our net assets over paid-in-capital or, if there is no surplus, our net profits for the current and/or immediately preceding fiscal year. Dividends cannot be paid from our net profits unless the paid-in-capital represented by the issued and outstanding stock having a preference upon the distribution of our assets at the market value is intact. Under applicable Delaware case law, dividends may not be paid on our Series A preferred stock or common stock if we become insolvent or the payment of the dividend will render us insolvent. To the extent we pay dividends and we are deemed to be insolvent or inadequately capitalized, a bankruptcy court could direct the return of any dividends. In addition, pursuant to the terms of the Series A preferred stock, no dividends may be paid on shares of Series A preferred stock or set apart for payment by us if the terms of any of our agreements prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted by agreement or law, would be unlawful, or would cause us to become insolvent as contemplated by the Delaware law.

   On February 11, 2003, our Board of Directors issued 2,000 shares (2,200 shares after the effect of subsequent stock dividends) of common stock to each of Warren E. Palitz, a current director, and Jeffrey S. Steinberg, a former director, in consideration for their board service. This issuance was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, referred to as the Securities Act, based upon a determination that the investors were sophisticated, had access to, and were provided with, information that would otherwise be contained in a registration statement and there was no general solicitation.

   As of December 24, 2003, we issued a convertible non-negotiable promissory note; referred to as the note in this document, in the principal amount of $475,000 to Rekaren, Incorporated, a California corporation referred to as Rekaren, as partial consideration for the purchase of certain assets of Rekaren. At any time on or after December 24, 2004 and before January 31, 2005, the outstanding principal balance of, and accrued interest under, the note is convertible, at the holder's option, into the number of shares of our common stock determined by dividing the aggregate principal amount of the note by the conversion price of $5.00 per share (the conversion price is subject to adjustments in case of a stock split, combination, reclassification or other similar event effected by us with respect to the common stock). We issued the note in reliance on the exemption from registration under Section 4(2) of the Securities Act based upon a determination that the investor was sophisticated, had access to, and was provided with, information that would otherwise be contained in a registration statement and there was no general solicitation.

   As of December 24, 2003, we issued 200,000 shares (220,000 shares after the effect of subsequent stock dividends) of common stock to Barry P. Epstein, the newly hired experienced industry professional to head the National Wholesale Residential Mortgage Division, as an inducement material to his employment with us pursuant to the employment agreement and restricted stock agreement by and between us and Mr. Epstein, dated December 24, 2003. We issued the foregoing shares in reliance on the exemption from registration under Section 4(2) of the Securities Act based upon a determination that the security was issued to a sophisticated investor who had access to, and was provided with, information that would otherwise be contained in a registration statement and there was no general solicitation.

   As of August 23, 2004, in connection with the exchange offers, we issued $99.2 million in the aggregate principal amount of senior collateralized subordinated notes and 109.4 million shares of Series A preferred stock in exchange for $208.6 million in the aggregate principal amount of subordinated debentures. We issued the foregoing senior collateralized subordinated notes and shares of the Series A preferred stock in reliance on the exemption from the registration under Section 3(a)(9) of the Securities Act. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for a description of the terms of the conversion of the Series A preferred stock into our common stock.

   We believe that the exchange offers met all of the requirements of the exemption provided by Section 3(a)(9) of the Securities Act because (i) we were the issuer of both (a) the senior collateralized subordinated notes and the Series A preferred stock issued in the exchange offers and (b) the subordinated debentures exchanged; (ii) the exchange offers involved an exchange exclusively with our existing security holders and did not involve any new consideration being paid by security holders; and (iii) we did not pay, and do not intend to pay, any compensation for soliciting holders of subordinated debentures to participate in the exchange offers.

   As of June 11, 2004, we issued a convertible non-negotiable promissory note, referred to as the ESI note in this document, in the principal amount of $650,000 to ESI Mortgage, LP, a Texas limited partnership referred to as ESI, as partial consideration for the purchase of certain assets of ESI. At any principal payment date (based on an installment schedule), the principal balance due under the ESI note is convertible, at the holder's option, into the number of shares of our common stock determined by dividing the aggregate principal amount then due under the ESI note by the closing sales price per share of our common stock on the immediately preceding principal due date, except for the principal amount due on December 31, 2004, which is based on the closing sales price per share of our common stock on June 11, 2004. However, the ESI note may not be converted by the holder as of the December
31, 2004 principal payment date if such conversion would negatively impact the securities law exemptions available with respect to our unregistered securities offerings occurring during the period from June 11, 2004 through the first principal payment date, in which case the principal amount which would have been convertible as of such date will be convertible on March 31, 2005, at the same exchange ratio that would have applied to a December 31, 2004 conversion. We issued the ESI note in reliance on the exemption from registration under Section 4(2) of the Securities Act based upon a determination that the investor was sophisticated, had access to, and was provided with, information that would otherwise be contained in a registration statement and there was no general solicitation.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Unaudited Quarterly Financial Information:
Consolidated Balance Sheets as of September 30, 2004 and June 30, 2004 ..    F-2
Consolidated Statements of Operations for the three months ended
  September 30, 2004 and 2003............................................    F-4
Consolidated Statements of Stockholders' Equity for the three months
  ended September 30, 2004...............................................    F-5
Consolidated Statements of Cash Flow for the three months ended
  September 30, 2004 and 2003............................................    F-6
Notes to Unaudited Consolidated Financial Statements ....................    F-8

Audited Annual Financial Information:
Report of Independent Registered Public Accountants .....................   F-53
Consolidated Balance Sheets as of June 30, 2004 and 2003 ................   F-54
Consolidated Statements of Operations for the years ended June 30, 2004,
  2003, 2002.............................................................   F-56
Consolidated Statements of Stockholders' Equity for the years ended June
  30, 2004, 2003, 2002...................................................   F-57
Consolidated Statements of Cash Flow for the years ended June 30, 2004,
  2003, 2002.............................................................   F-59
Notes to Consolidated Financial Statements ..............................   F-61

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                         (dollar amounts in thousands)


                                                      SEPTEMBER 30,    JUNE 30,
                                                           2004           2004
                                                      -------------   ----------
                                                        (UNAUDITED)     (NOTE)
ASSETS
Cash and cash equivalents ........................     $   19,673     $      910
Restricted cash ..................................         10,419         13,307
Loan and lease receivables:
 Loans available for sale ........................        336,511        304,275
 Non-accrual loans (net of allowance for credit
   losses of $35 at
   September 30, 2004 and $121 at June 30, 2004)            3,314          1,993
Interest and fees receivable .....................         15,304         18,089
Deferment and forbearance advances receivable ....          5,839          6,249
Loans subject to repurchase rights ...............         40,736         38,984
Interest-only strips (includes the fair value of
  overcollateralization related cash flows of
  $202,215 and $216,926 at September 30, 2004 and
  June 30, 2004)..................................        448,812        459,086
Servicing rights .................................         66,712         73,738
Deferred income tax asset ........................         66,201         59,133
Property and equipment, net ......................         25,182         26,047
Prepaid expenses .................................         16,740         13,511
Other assets .....................................         27,953         27,548
                                                       ----------     ----------
TOTAL ASSETS .....................................     $1,083,396     $1,042,870
                                                       ==========     ==========

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS -- (CONTINUED)
                         (dollar amounts in thousands)

                                                      SEPTEMBER 30,    JUNE 30,
                                                           2004           2004
                                                      -------------   ----------
LIABILITIES
Subordinated debentures ..........................     $  490,026     $  522,609
Senior collateralized subordinated notes .........         97,454         83,639
Warehouse lines and other notes payable ..........        281,472        241,200
Accrued interest payable .........................         38,324         37,675
Accounts payable and accrued expenses ............         35,819         28,096
Liability for loans subject to repurchase rights .         47,925         45,864
Deferred income tax liability ....................             --             --
Other liabilities ................................         80,517         71,872
                                                       ----------     ----------
Total liabilities ................................      1,071,537      1,030,955
                                                       ==========     ==========
STOCKHOLDERS' EQUITY
Preferred stock, par value $.001, liquidation
  preference of $1.00 per share plus accrued and
  unpaid dividends to the date of liquidation,
  authorized, 203,000,000 shares at September 30,
  2004 and June 30, 2004;
  Issued: 109,435,580 shares of Series A at
  September 30, 2004 and 93,787,111 shares of
  Series A at June 30, 2004.......................            109             94
Common stock, par value $.001, authorized shares
  209,000,000 at September 30, 2004 and June 30,
  2004; Issued: 3,653,165 shares at September 30,
  2004 and at June 30, 2004 3,653,165 shares in
  2004 (including Treasury shares of 54,823 at
  September 30, 2004 and 54,823 at June 30, 2004).              4              4
Additional paid-in capital .......................        120,214        107,241
Accumulated other comprehensive income ...........         16,706          4,596
Unearned compensation ............................           (440)          (495)
Stock awards outstanding .........................            123             95
Retained earnings (deficit) ......................       (123,561)       (98,324)
Treasury stock, at cost ..........................           (696)          (696)
                                                       ----------     ----------
                                                           12,459         12,515
Note receivable ..................................           (600)          (600)
                                                       ----------     ----------
Total stockholders' equity .......................         11,859         11,915
                                                       ----------     ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .......     $1,083,396     $1,042,870
                                                       ==========     ==========
-----
Note: The balance sheet at June 30, 2004 has been derived from the audited financial statements at that date.


          See accompanying notes to consolidated financial statements.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (dollar amounts in thousands, except per share data)
                                  (unaudited)

                                                              THREE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                             -------------------
                                                                 2004     2003
                                                             --------   --------
REVENUES
Gain on sale of loans:
 Whole loan sales .......................................    $  6,119   $  2,921
 Securitizations ........................................          --        799
Interest and fees .......................................       7,696      4,653
Interest accretion on interest-only strips ..............       8,448     11,109
Servicing income ........................................         845        718
Other income ............................................           1          1
                                                             --------   --------
Total revenues ..........................................      23,109     20,201
                                                             --------   --------
EXPENSES
Interest ................................................      18,155     16,818
Provision for credit losses .............................          60      1,310
Loss provided on repurchased loans ......................          57      2,846
Employee related costs ..................................      11,943     13,852
Sales and marketing .....................................       6,391      2,841
(Gains) and losses on derivative financial instruments ..       1,989     (5,108)
General and administrative ..............................      23,311     19,215
Securitization assets valuation adjustment ..............          29     10,795
                                                             --------   --------
Total expenses ..........................................      61,935     62,569
                                                             --------   --------
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES .........     (38,826)   (42,368)
Provision for income tax expense (benefit)                    (13,589)   (16,100)
                                                             --------   --------
INCOME (LOSS) BEFORE DIVIDENDS ON PREFERRED STOCK .......     (25,237)   (26,268)
Dividends on preferred stock ............................       3,475         --
                                                             --------   --------
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK ..........    $(28,712)  $(26,268)
                                                             ========   ========
EARNINGS (LOSS) PER COMMON SHARE:
 Basic ..................................................    $  (7.98)  $  (8.10)
                                                             ========   ========
 Diluted ................................................    $  (7.98)  $  (8.10)
                                                             ========   ========
AVERAGE COMMON SHARES (IN THOUSANDS):
 Basic ..................................................       3,598      3,242
                                                             ========   ========
 Diluted ................................................       3,598      3,242
                                                             ========   ========

          See accompanying notes to consolidated financial statements.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (amounts in thousands)
                                  (unaudited)


                                                           PREFERRED STOCK           COMMON STOCK
                                                         --------------------    --------------------                  ACCUMULATED
                                                         NUMBER OF               NUMBER OF               ADDITIONAL       OTHER
                                                           SHARES                  SHARES                 PAID-IN     COMPREHENSIVE
                                                        OUTSTANDING    AMOUNT   OUTSTANDING    AMOUNT     CAPITAL         INCOME
                                                        -----------    ------   -----------    ------    ----------   -------------
Balance, June 30, 2004 ..............................      93,787       $ 94       3,598         $ 4      $107,241       $ 4,596
Comprehensive income (loss):
 Net loss ...........................................          --         --          --          --            --            --
 Unrealized gain on interest-only strips,
  net of tax ........................................          --         --          --          --            --        12,110
                                                          -------       ----       -----         ---      --------       -------
Total comprehensive income (loss) ...................          --         --          --          --            --        12,110
Issuance of preferred stock .........................      15,649         15          --          --        15,633            --
Valuation of restricted stock (110,000 shares) ......          --         --          --          --           (55)           --
Stock awards outstanding ............................          --         --          --          --            --            --
Cash dividends declared on preferred stock
  ($0.025 per share).................................          --         --          --          --        (2,605)           --
Preferred stock beneficial conversion feature:
 Amortization of beneficial conversion feature ......          --         --          --          --           870            --
 Non-cash preferred dividend ........................          --         --          --          --          (870)           --
                                                          -------       ----       -----         ---      --------       -------
Balance September 30, 2004 ..........................     109,436       $109       3,598         $ 4      $120,214       $16,706
                                                          =======       ====       =====         ===      ========       =======

                                                                     STOCK                                                TOTAL
                                                    UNEARNED        AWARDS       RETAINED    TREASURY       NOTE      STOCKHOLDERS'
(CONTINUED)                                       COMPENSATION    OUTSTANDING    EARNINGS      STOCK     RECEIVABLE       EQUITY
                                                  ------------    -----------   ---------    --------    ----------   -------------
Balance, June 30, 2004 ........................       $(495)         $ 95       $ (98,324)     $(696)      $(600)        $ 11,915
Comprehensive income (loss):
 Net loss .....................................          --            --         (25,237)        --          --          (25,237)
 Unrealized gain on interest-only strips,
  net of tax ..................................          --            --              --         --          --           12,110
                                                      -----          ----       ---------      -----       -----         --------
Total comprehensive income (loss) .............          --            --         (25,237)        --          --          (13,127)
Issuance of preferred stock ...................          --            --              --         --          --           15,648
Valuation of restricted stock (110,000 shares)           55            --              --         --          --               --
Stock awards outstanding ......................          --            28              --         --          --               28
Cash dividends declared on preferred stock
  ($0.025 per share)                                     --            --              --         --          --           (2,605)
Preferred stock beneficial conversion feature:
 Amortization of beneficial conversion
  discount.....................................          --            --              --         --          --              870
 Non-cash preferred dividend ..................          --            --              --         --          --             (870)
                                                      -----          ----       ---------      -----       -----         --------
Balance September 30, 2004                            $(440)         $123       $(123,561)     $(696)      $(600)        $ 11,859
                                                      =====          ====       =========      =====       =====         ========

          See accompanying notes to consolidated financial statements.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                         (dollar amounts in thousands)
                                  (unaudited)


                                                             THREE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                           ---------------------
                                                                2004      2003
                                                           ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) .....................................    $ (25,237)  $ (26,268)
Adjustments to reconcile net income to net cash used
  in operating activities:
 Gain on sale of loans ................................       (6,119)     (3,720)
 Depreciation and amortization ........................        8,452      14,647
 Interest accretion on interest-only strips ...........       (8,448)    (10,828)
 Securitization assets valuation adjustment ...........           29      10,795
 Provision for credit losses ..........................           60       1,310
 Loss provided on repurchased loans....................           57       2,846
Loans originated for sale .............................     (642,756)   (158,284)
Proceeds from sale of loans ...........................      612,965     278,523
Principal payments on loans and leases ................        1,947       4,169
(Increase) decrease in accrued interest and fees on
  loan and lease receivables...........................        3,195      (2,217)
Cash proceeds from sale of securitization assets ......        9,000          --
Required purchase of additional overcollateralization
  on securitized loans.................................       (4,615)     (7,660)
Cash flow from interest-only strips ...................       33,141      56,222
Increase in prepaid expenses ..........................       (3,229)     (5,584)
(Decrease) increase in accrued interest payable .......          649      (1,696)
Increase in accounts payable and accrued expenses .....        6,812       2,372
Accrued interest payable reinvested in subordinated
  debt.................................................        6,262       9,686
Decrease in deferred income taxes .....................      (13,587)    (16,097)
Increase (decrease) in loans in process ...............       10,441     (24,148)
(Payments) on derivative financial instruments ........       (3,611)     (1,378)
Other, net ............................................          371       5,714
                                                           ---------   ---------
Net cash provided by (used in) operating activities ...      (14,221)    128,404
                                                           ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment, net ...............         (587)     (6,774)
Principal receipts and maturity of investments ........          839          11
                                                           ---------   ---------
Net cash used in investing activities .................          252     (6,763)
                                                           ---------   ---------

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOW -- (CONTINUED)
                         (dollar amounts in thousands)
                                  (unaudited)

                                                              THREE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                            --------------------
                                                                2004      2003
                                                            --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of subordinated debt ............    $ 45,525   $   1,576
Redemptions of subordinated debt .......................     (53,538)    (43,217)
Net borrowings (repayments) on revolving lines of
  credit................................................      40,356     (77,271)
Principal payments under capital lease obligations .....         (84)        (77)
Net repayments of other notes payable ..................          --     (26,158)
Financing costs incurred ...............................        (721)       (314)
Lease incentive receipts ...............................          --       3,562
Cash dividends paid on preferred stock .................      (1,694)         --
                                                            --------   ---------
Net cash provided by (used in) financing activities ....      29,844    (141,899)
                                                            --------   ---------
Net (decrease) increase in cash and cash equivalents ...      15,875     (20,258)
Cash and cash equivalents at beginning of year .........      14,217      47,475
                                                            --------   ---------
Cash and cash equivalents at end of year ...............    $ 30,092   $  27,217
                                                            ========   =========
SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
 Interest ..............................................    $ 11,244   $   8,828
 Income taxes ..........................................    $     38   $      40

          See accompanying notes to consolidated financial statements.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

   American Business Financial Services, Inc. ("ABFS"), together with its subsidiaries (the "Company"), is a financial services organization operating mainly in the eastern and central portions of the United States. Recent expansion has positioned the Company to increase its operations in the western portion of the United States, especially California. The Company originates, sells and services home mortgage loans through its principal direct and indirect subsidiaries. The Company also processes and purchases home mortgage loans from other financial institutions through the Bank Alliance Services program. Additionally, the Company services business purpose loans that it had originated and sold in prior periods.

   Historically, the Company's loans primarily consisted of fixed interest rate loans secured by first or second mortgages on one-to-four family residences. The Company's recent business strategy adjustments include increasing loan originations by offering adjustable rate loans and purchase money mortgage loans. The Company's customers are primarily credit-impaired borrowers who are generally unable to obtain financing from banks or savings and loan associations and who are attracted to the Company's products and services. The Company originates loans through a combination of channels including a national processing center located at its centralized operating office in Philadelphia, Pennsylvania and a network of mortgage brokers. During fiscal 2004, the Company acquired broker operations in West Hills, California and Austin, Texas and opened new offices in Edgewater, Maryland and Irvine, California to support the Company's broker operations. The Company's loan servicing and collection activities are performed at its Philadelphia office.

   In addition, the Company offers subordinated debentures to the public, the proceeds of which are used for repayment of existing debt, loan originations, operations (including repurchases of delinquent assets from securitization trusts and funding loan overcollateralization requirements under its credit facilities), investments in systems and technology and for general corporate purposes.

BUSINESS CONDITIONS

   GENERAL. For its ongoing operations, the Company depends upon frequent financings, including the sale of unsecured subordinated debentures, borrowings under warehouse credit facilities or lines of credit and it also depends on the sale of loans on a whole loan basis or through publicly underwritten or privately-placed securitizations. If the Company is unable to renew or obtain adequate funding on acceptable terms through its sale of subordinated debentures or under a warehouse credit facility, or other borrowings, or if it is unable to sell or securitize its loans, the lack of adequate funds would adversely impact liquidity and result in continued losses or reduce profitability. To the extent that the Company is not successful in replacing existing subordinated debentures and senior collateralized subordinated notes upon maturity, maintaining adequate warehouse credit facilities or lines of credit to fund increasing loan originations, or securitizing and selling its loans, it may have to limit future loan originations and restructure its operations.

   Limiting loan originations or restructuring operations could impair the Company's ability to repay subordinated debentures and senior collateralized subordinated notes at maturity and may result in continued losses.

   The Company has historically experienced negative cash flow from operations since 1996 primarily because, in general, its business strategy of selling loans through securitizations had not generated cash flow immediately. However, during fiscal 2004, the Company experienced positive cash flow from operations of $6.8 million, primarily due to sales of loans on a whole loan basis it originated in fiscal 2003. For the first three months of fiscal 2005, the Company experienced negative operating cash flow of $14.2 million, primarily due to its funding a $32.2 million increase in loans available for sale.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS CONDITIONS -- (CONTINUED)

   For the first quarter of fiscal 2005, the Company recorded a net loss attributable to common stock of $28.7 million. The loss for the first quarter of fiscal 2005 primarily resulted from the Company's inability to reach the loan origination levels required under its adjusted business strategy to return to profitability, which substantially reduced its ability to generate revenues, and its inability to complete a securitization during the first quarter. Additionally, operating expenses increased in the first quarter of fiscal 2005 as the Company began to add loan processing and marketing support staff to support the future loan origination levels it expects to achieve under its adjusted business strategy.

   For the fiscal year ended June 30, 2004, the Company recorded a net loss attributable to common stock of $115.1 million. The loss primarily resulted from: a) liquidity issues described below, which substantially reduced the Company's ability to originate loans and generate revenues during the first nine months of fiscal 2004, b) the Company's inability to complete securitizations of loans during the first, second and third quarters of fiscal 2004, c) operating expense levels which would support greater loan origination volume, and d) $46.4 million of pre-tax charges for valuation adjustments on its securitization assets. The valuation adjustments reflect the impact of higher than anticipated prepayments on securitized loans experienced during fiscal 2004 due to the continuing low interest rate environment. In fiscal 2004, the Company originated $982.7 million of loans, which represents a significant reduction as compared to $1.67 billion of loans originated in the prior fiscal year.

   LIQUIDITY CONCERNS. The Company's short-term liquidity has been negatively impacted by several events and issues, which have occurred starting in the fourth quarter of fiscal 2003.

   First, the Company's inability to complete a securitization during the fourth quarter of fiscal 2003 adversely impacted its short-term liquidity position and contributed to the loss for fiscal 2003. Because there was no securitization, $453.4 million of the Company's $516.1 million of revolving credit and conduit facilities then available was drawn upon at June 30, 2003. The Company's revolving credit facilities and mortgage conduit facility had $62.7 million of unused capacity available at June 30, 2003, which significantly reduced its ability to fund loan originations in fiscal 2004 until it sold existing loans, extended existing credit facilities, or added new credit facilities.

   Second, the Company's ability to finance new loan originations in the first three months of fiscal 2004 using borrowings under certain of its credit facilities which carried over into fiscal 2004 was limited, terminated or expired by October 31, 2003. Further advances under a non-committed portion of one of these credit facilities were subject to the discretion of the lender and subsequent to June 30, 2003, there were no new advances under the non-committed portion. Additionally, on August 20, 2003, amendments to this credit facility eliminated the non-committed portion of this facility, reduced the committed portion to $50.0 million and accelerated the expiration date from November 2003 to September 30, 2003. Also, a $300.0 million mortgage conduit facility with a financial institution that enabled the Company to sell its loans into an off-balance sheet facility, expired pursuant to its terms on July 5, 2003. In addition, the Company was unable to borrow under a $25.0 million warehouse facility after September 30, 2003, and this facility expired on October 31, 2003.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS CONDITIONS -- (CONTINUED)

   Third, even though the Company was successful in obtaining one new credit facility in September 2003 and obtaining a second new credit facility in October 2003, see Remedial Actions to Address Liquidity Issues below, its ability to finance new loan originations in the second and third quarters of fiscal 2004 with borrowings under these new credit facilities was limited. The limitations resulted from requirements to fund overcollateralization, which is discussed below, in connection with new loan originations.

   Fourth, the Company's temporary discontinuation of sales of new subordinated debentures for approximately a six-week period during the first quarter of fiscal 2004 further impaired its liquidity.

   As a result of these liquidity issues, the Company's loan origination volume was substantially reduced in fiscal 2004. From July 1, 2003 through June 30, 2004, the Company originated $982.7 million of loans, which represents a significant reduction as compared to originations of $1.67 billion of loans in fiscal 2003. As a result of the decrease in loan originations in fiscal 2004 and liquidity issues described above, the Company incurred a loss in fiscal 2004 and the first quarter of fiscal 2005 and depending on the Company's ability to reach a profitable level of loan originations, complete securitizations and recognize gains, it anticipates incurring losses at least through the second quarter of fiscal 2005. During the first three months of fiscal 2005, the Company originated $629.7 million of loans including $198.0 million in July 2004, $197.4 million in August 2004 and $234.3 million in September 2004.

   The Company anticipates that depending upon the size of its future quarterly securitizations, it will need to increase loan originations to approximately $400.0 million to $500.0 million per month to return to profitable operations. If the Company is unable to complete quarterly securitizations, it will need to increase its loan originations to approximately $500.0 million to $600.0 million per month to return to profitability.

   The Company plans to achieve these increased levels of loan originations through the continued application of its business strategy adjustments, particularly as related to building an expanded broker channel and offering adjustable rate mortgages and more competitively priced fixed rate mortgages. The following actions were undertaken in fiscal 2004 to increase the Company's ability to originate loans in its broker channel: (i) in December 2003 the Company hired an experienced industry professional to manage the wholesale business; (ii) in December 2003 the Company acquired a broker operation with 35 employees (63 employees at September 30, 2004) located in California; (iii) in February 2004, the Company opened a mortgage broker office in Irvine, California; (iv) in March 2004, the Company opened a mortgage broker office in Maryland and hired three experienced senior managers and a loan origination staff of 40 (74 employees at September 30, 2004); and (v) in June 2004 the Company acquired a broker operation with 35 employees (36 employees at September 30, 2004) located in Texas. In addition, the Company hired 38 mortgage broker account executives in its Upland Mortgage Broker Services division to expand its broker presence in the eastern, southern and mid-western areas of the United States and retained/hired 101 employees in its Upland Broker Services Philadelphia headquarters to support its growing broker network. In total, at September 30, 2004, the Company had 353 employees in its broker operations including 182 account executives.

   The Company's ability to achieve those levels of loan originations could be hampered by a failure to implement its business strategy adjustments and by loan funding limitations should the Company fail to maintain or replace adequate credit facilities to finance new loan obligations.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS CONDITIONS -- (CONTINUED)

   The combination of the Company's current cash position and expected sources of operating cash in fiscal 2005 may not be sufficient to cover its operating cash requirements. For the next six to twelve months the Company expects to augment its sources of operating cash with proceeds from the issuance of subordinated debentures. In addition to repaying maturing subordinated debentures, proceeds from the issuance of subordinated debentures will be used to fund overcollateralization requirements in connection with loan originations and fund the Company's operating losses. The Company can provide no assurances that it will be able to continue issuing subordinated debentures. In the event the Company is unable to offer additional subordinated debentures for any reason, it has developed a contingent financial restructuring plan. This plan is described later in this note under "Subordinated Debentures and Senior Collateralized Subordinated Notes." On September 30, 2004, the Company had unrestricted cash of approximately $19.7 million and up to $70.1 million available under its credit facilities. Advances under these credit facilities can only be used to fund loan originations and not for any other purposes.

   Due to losses recorded in each of the quarters in fiscal 2004, the Company requested and obtained waivers for its non-compliance with financial covenants in its credit facility agreements and servicing agreements. See Note 8 for more detail.

   REMEDIAL ACTIONS TO ADDRESS LIQUIDITY ISSUES. The Company undertook specific remedial actions to address liquidity issues including:

   o The Company adjusted its business strategy beginning in early fiscal 2004. The adjusted business strategy focuses on shifting from gain-on-sale accounting and the use of securitization transactions as the Company's primary method of selling loans to a more diversified strategy which utilizes a combination of whole loan sales and securitizations,while protecting revenues, controlling costs and improving liquidity.

   o The Company solicited bids and commitments from participants in the whole loan sale market and entered into forward sale agreements. In total, from June 30, 2003 through June 30, 2004, the Company sold approximately $1.1 billion (which includes $222.3 million of loans sold by the expired mortgage conduit facility) of loans through whole loan sales. From July 1, 2004 through September 30, 2004, the Company sold an additional $586.5 million of loans through whole loan sales.

   o The Company has entered into an informal arrangement with one recurring purchaser of its loans whereby the purchaser maintains members of their loan underwriting staff on the Company's premises to facilitate their purchase of the Company's loans promptly after the Company originates them. This arrangement accelerates the Company's receipt of cash proceeds from the sale of loans, accelerates the pay down of its advances under its warehouse credit facilities and adds to its liquidity. This quicker turnaround time is expected to enable the Company to operate with smaller committed warehouse credit facilities than would otherwise be necessary.

   o On October 31, 2003, the Company completed a privately-placed securitization, with servicing released, of $173.5 million of loans.

   o The Company entered into two definitive loan agreements during fiscal 2004 for the purpose of funding its loan originations. These two agreements replaced those credit facilities, which carried over into fiscal 2004 but were limited, terminated or expired by October 31, 2003. The Company entered into the first agreement on September 22, 2003 with a financial institution for a one-year $200.0 million credit facility. It entered into the second agreement on October 14, 2003 with a warehouse lender for a three-year revolving mortgage loan warehouse credit facility of up to $250.0 million. The one-year facility was extended to December 3, 2004, reduced on September 30, 2004 to

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS CONDITIONS -- (CONTINUED)

     $100.0 million and reduced on November 4, 2004 to $60.0 million. The reduction to $60.0 million will occur at a rate of $10.0 million per week commencing on November 5, 2004. The three-year $250.0 million warehouse credit facility continues to be available. See Note 10 for information regarding the terms of these facilities.

   o On November 5, 2004, the Company entered into a definitive agreement dated as of November 4, 2004 with a warehouse lender for a one-year $100.0 million credit facility to replace the maturing $200.0 million credit facility (reduced to $60.0 million). The Company also sold the interest-only strips and servicing rights related to five of its mortgage securitization trusts to an affiliate of this facility provider under the terms of a September 27, 2004 sale agreement. The sale of these assets was undertaken as part of the Company's negotiations to obtain the new $100.0 million credit facility and to raise cash to pay fees on new warehouse credit facilities and as a result, the Company did not realize their full value as reflected on its books. The Company wrote down the carrying value of these interest-only strips and servicing rights by $5.4 million at June 30, 2004 to reflect their values under the terms of the sale agreement. On September 27, 2004, the Company received proceeds from this sale of $9.7 million.

   o On October 27, 2004, the Company entered into a commitment letter dated October 26, 2004 and is negotiating the terms of a definitive agreement with a warehouse lender for a three-year $30.0 million mortgage loan warehouse facility and a two-year $23.0 million residual repurchase facility. There can be no assurance that the Company will succeed in entering into a definitive agreement regarding these facilities or that this agreement will contain the terms and conditions acceptable to it. See
     Note 8 for information regarding the terms of these facilities.

   o On November 1, 2004, the Company received a commitment letter from two warehouse lenders, including an affiliate of the lender on its $250.0 million credit facility, for a two-year $150.0 million mortgage loan warehouse facility. The commitment letter becomes effective and legally obligates the parties upon the Company's payment of fees described in the commitment letter which have not been paid to date. However, there can be no assurance that the Company will enter into definitive agreements regarding the $150.0 million credit facility or that this agreement will contain the terms and conditions acceptable to it. See Note 8 for information regarding the terms of this facility.

   o The Company mailed an Offer to Exchange on December 1, 2003 and May 14, 2004 ("the exchange offers") to holders of its subordinated debentures in order to increase stockholders' equity and reduce the amount of outstanding debt. These exchange offers resulted in the exchange of $208.6 million of the Company's subordinated debentures for 109.4 million shares of Series A preferred stock and $99.2 million of senior collateralized subordinated notes. See Notes 10 and 11 for more detail on the terms of the exchange offers, senior collateralized subordinated notes and preferred stock issued. The issuance of 109.4 million shares of Series A preferred stock results in an annual cash preferred dividend obligation of $10.9 million.

   o On January 22, 2004, the Company executed an agreement to sell its interests in the remaining leases in its portfolio. The terms of the agreement included a cash sale price of approximately $4.8 million in exchange for the Company's lease portfolio balance as of December 31, 2003. The Company received the cash from this sale in January 2004 and recognized a net gain of $0.5 million.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS CONDITIONS -- (CONTINUED)

   o The Company suspended payment of quarterly dividends on its common stock beginning in the first quarter of fiscal 2004.

   To the extent that the Company fails to maintain its credit facilities or obtain alternative financing on acceptable terms and increase its loan originations, it may have to sell loans earlier than intended and further restructure its operations. While the Company currently believes that it will be able to restructure its operations, if necessary, it can provide no assurances that such restructuring will enable it to attain profitable operations or repay subordinated debentures or senior collateralized subordinated notes when due.

   SUBORDINATED DEBENTURES AND SENIOR COLLATERALIZED SUBORDINATED NOTES. At September 30, 2004 there were approximately $321.4 million of subordinated debentures and $38.9 million of senior collateralized subordinated notes, maturing within twelve months. The Company obtains the funds to repay the subordinated debentures and senior collateralized subordinated notes at their maturities by selling additional subordinated debentures and selling loans on a whole loan basis and securitizing loans. Cash flow from operations, the sale of subordinated debentures and lines of credit fund the Company's cash needs. The Company expects these sources of funds to be sufficient to meet its cash needs. The Company could, in the future, generate cash flows by securitizing, selling, or borrowing against its interest-only strips and selling servicing rights generated in past securitizations, although the Company's ability to utilize the interest-only strips in this fashion could be restricted in whole or in part by the terms of the Company's $250.0 million warehouse credit facility and senior collateralized subordinated notes, both of which are collateralized by the interest-only strips at the present time or other prospective credit facilities. See Note 5 for more detail on obligations collateralized by interest-only strips.

   The Company can provide no assurances that it will be able to continue issuing subordinated debentures. In the event the Company is unable to offer additional subordinated debentures for any reason, the Company has developed a contingent financial restructuring plan including cash flow projections for the next twelve-month period. Based on the Company's current cash flow projections, the Company anticipates being able to make all scheduled subordinated debenture maturities and vendor payments.

   The contingent financial restructuring plan is based on actions that the Company would take, in addition to those indicated in its adjusted business strategy, to reduce its operating expenses and conserve cash. These actions would include reducing capital expenditures, selling all loans originated on a whole loan basis, eliminating or downsizing various lending, overhead and support groups, and obtaining working capital funding. No assurance can be given that the Company will be able to successfully implement the contingent financial restructuring plan, if necessary, and repay its outstanding debt when due.

BASIS OF FINANCIAL STATEMENT PRESENTATION

   The consolidated financial statements include the accounts of ABFS and its subsidiaries (all of which are wholly owned). The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany balances and transactions have been eliminated. In preparing the consolidated financial statements, management is required to make estimates and assumptions, which affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates include, among other things, estimated prepayment, credit loss and discount rates on interest-only strips and servicing rights, estimated servicing revenues and costs, valuation of real estate owned, the net recoverable value of interest and fee receivables and determination of the allowance for credit losses.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BASIS OF FINANCIAL STATEMENT PRESENTATION -- (CONTINUED)

   Certain prior period financial statement balances have been reclassified to conform to current period presentation. All outstanding shares, average common shares, earnings per common share and stock option amounts have been retroactively adjusted to reflect the effect of a 10% stock dividend declared on May 13, 2004. See Note 11 for further description.

RESTRICTED CASH

   The Company held restricted cash balances of $8.0 million at September 30, 2004 collateralizing a letter of credit facility, $2.2 million and $3.1 million related to borrower escrow accounts at September 30, 2004 and June 30, 2004, respectively, and $0.1 million and $2.1 million at June 30, 2004 related to deposits for future settlement of derivative financial instruments.

LOAN RECEIVABLES

   Loans available for sale are loans the Company plans to sell or securitize and are carried at the lower of amortized cost (principal balance, including unamortized origination costs and fees) or fair value. Fair value is determined by quality of credit risk, types of loans originated, current interest rates, economic conditions, and other relevant factors.

   Non-accrual loans consist primarily of loans repurchased from securitization trusts and transferred from loans available for sale that are greater than 90 days delinquent. Non-accrual loans are carried at cost less an allowance for credit losses.

INTEREST AND FEES RECEIVABLE

   Interest and fees receivables are comprised mainly of accrued interest receivable on loans and fees on loans that are less than 90 days delinquent. Fee receivables include, among other types of fees, late fees and taxes and insurance advances.

FORBEARANCE AND DEFERMENT ADVANCES RECEIVABLES

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

   Advances made under deferment and forbearance arrangements result from a new credit decision regarding the borrower's ability to repay the advance, as well as perform under the original terms of the original loan, and do not involve any modification of the terms of the original loan. These arrangements are considered a new lending activity and do not qualify as troubled debt restructurings under Statement of Financial Accounting Standard ("SFAS") No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings."
The Company records the advances that it makes under deferment and forbearance arrangements with borrowers as receivables on its balance sheet. The Company carries these receivables at their estimated recoverable amounts. If the original loan returns to a delinquency status of 90 days or more past due, the Company writes the receivable off to expense. The Company did not record any fee income on these arrangements during the three months ended September 30, 2004 or the fiscal year ended June 30, 2004.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS SUBJECT TO REPURCHASE RIGHTS / LIABILITY FOR LOANS SUBJECT TO REPURCHASE RIGHTS

   Loans subject to repurchase rights is comprised of loans which were securitized under SFAS No. 140 that the Company has a right to repurchase because of a default by the borrower. SFAS No. 140 was effective on a prospective basis for transfers of financial assets occurring after March 31, 2001. For securitizations recorded under SFAS No. 140 which have removal of accounts provisions providing the Company with a contractual right to repurchase delinquent loans, SFAS No. 140 requires that it recognize the loans which are subject to these rights as assets on its balance sheet and record a liability to reflect the repurchase cost. SFAS No. 140 requires this accounting treatment because the default by the borrower has given the Company effective control over the loans whether or not the Company actually repurchases these loans. For securitization trusts 2001-2 through 2003-2, to which this rule applies, the Company has the contractual right to repurchase a limited amount of loans greater than 180 days past due, but no obligation to do so. As delinquent loans in securitization trusts 2001-2 through 2003-2 age greater than 180 days past due, the Company records an asset representing the fair value of the loans and a liability to reflect the repurchase cost. In accordance with the provisions of SFAS No. 140, the Company has recorded on its September 30, 2004 balance sheet an asset of $40.7 million and a liability of $47.9 million for delinquent loans subject to these removal of accounts provisions under securitization trusts 2001-2 through 2003-2.

   For securitization trusts 1998-3 through 2001-1, the Company also has rights to repurchase a limited amount of delinquent loans, but is not obligated to do so. No liabilities or assets have been recorded on its balance sheet related to these rights. The amount of delinquent loans in securitization trusts 1998-3 through 2001-1 which the company has the right to repurchase as of September 30, 2004 was $47.6 million.

ALLOWANCE FOR CREDIT LOSSES

   The Company's allowance for credit losses on non-accrual loans and leases is maintained to account for delinquent loans and leases and delinquent loans that have been repurchased from securitization trusts. The allowance is maintained at a level that management determines is adequate to absorb estimated probable losses. The allowance is calculated based upon management's estimate of its ability to collect on outstanding loans and leases based upon a variety of factors, including, but not limited to, periodic analysis of the non-accrual loans and leases, economic conditions and trends, historical credit loss experience, borrowers' ability to repay and collateral considerations. Additions to the allowance arise from the provision for credit losses charged to operations or from the recovery of amounts previously charged-off. Loan and lease charge-offs reduce the allowance. Delinquent loans are charged off against the allowance in the period in which a loan is deemed fully uncollectable or when liquidated in a payoff. Management considers the current allowance to be adequate.

INTEREST-ONLY STRIPS

   Prior to June 30, 2003, the Company sold most of the loans it originated through securitizations. In connection with these securitizations, the Company received cash and an interest-only strip, which represents the Company's retained interest in the securitized loans. As a holder of the interest-only strips, the Company is entitled to receive certain excess (or residual) cash flows and overcollateralization cash flows, which are derived from payments made to a trust from the securitized loans after deducting payments to investors in the securitization trust and other miscellaneous fees. These retained interests are carried at their fair value. Interest-only strips are initially recorded at their allocated cost basis at the time of recording a securitization gain and in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities," referred to as SFAS No. 115 in this document, are then written up to their fair value through other comprehensive income, a component of stockholders' equity.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTEREST-ONLY STRIPS -- (CONTINUED)

   Fair value is based on a discounted cash flow analysis which estimates the present value of the future expected residual cash flows and overcollateralization cash flows utilizing assumptions made by management at the time the loans are sold. These assumptions include the rates used to calculate the present value of expected future residual cash flows and overcollateralization cash flows, referred to as the discount rates, and expected prepayment and credit loss rates on the pools of loans sold through securitizations. Cash flows are discounted from the date the cash is expected to be available to the Company (the "cash-out method"). Management based its estimates of prepayment and credit loss rates on historical experience, current and expected economic conditions and in the case of prepayment rate assumptions, consideration of the impact of changes in market interest rates. Excess cash flows are retained by the trust until certain overcollateralization levels are established. The overcollateralization is the excess of the aggregate principal balances of loans in a securitized pool over investor interests. The overcollateralization serves as credit enhancement for the investors.

   PREPAYMENT RATES. The assumptions the Company uses to estimate future prepayment rates are regularly compared to actual prepayment experience of the individual securitization pools of mortgage loans and to an average of the actual experience of other similar pools of mortgage loans at the same age. Current economic conditions, current interest rates, loans repurchased from securitization trusts and other factors are considered in our analysis of prepayment experience and in forecasting future prepayment levels.

   Analysis of prepayment experience and forecasts of prepayments consider that prepayments on securitized loans may be initiated by the borrower, such as a refinancing for a lower interest rate, initiated by the servicer in the collection process for delinquent loans, or as a result of our repurchase of delinquent loans from the securitization trusts for trigger management. Prepayments initiated by the borrower are viewed as voluntary prepayments. Voluntary prepayments are the most significant component of prepayment experience, generally representing approximately 91% of total prepayments, and are full cash payoffs of a securitized loan. Prepayments initiated by the servicer are viewed as involuntary prepayments, generally representing approximately 4% of total prepayment experience and are the result of delinquent loan bulk sales, REO liquidations and settlements on delinquent loans. Losses on these involuntary prepayments are absorbed by the securitization trusts. Prepayments as a result of the Company's repurchase of delinquent loans from the securitization trusts are also viewed as involuntary and generally represent approximately 5% of total prepayment experience.
Losses on the liquidation of repurchased loans are absorbed on the Company's books. Both voluntary and involuntary loan prepayments are incorporated in the Company's prepayment assumption forecasts.

   The Company's practice in forecasting prepayment assumptions for calculation of the initial securitization gain and subsequent revaluations had been to use an average historical prepayment rate of similar pools for the expected constant prepayment rate assumption while a pool of mortgage loans was less than a year old even though actual experience may be different. During that period, before a pool of mortgage loans reached its expected constant prepayment rate, actual experience both quantitatively and qualitatively was generally not considered sufficient to conclude that final actual experience for an individual pool of mortgage loans would be materially different from the average. For pools of mortgage loans greater than one-year old, prepayment experience trends for an individual pool was considered to be more significant. For these pools, adjustments to prepayment assumptions may be made to more closely conform the assumptions to actual experience if the variance from average experience is significant and is expected to continue.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTEREST-ONLY STRIPS -- (CONTINUED)

   For the past twelve quarters, actual prepayment experience was generally higher, most significantly on home equity loans, than historical averages for prepayments prior to that eleven-quarter period. The long duration of historically low interest rates, combined with increasing home values and high consumer debt levels has given borrowers an extended opportunity to engage in mortgage refinancing activities, which resulted in elevated prepayment experience. Low interest rates and increasing home values provide incentive to borrowers to convert high cost consumer debt into lower rate tax deductible loans. As home values have increased, lenders have been highly successful in educating borrowers that they have the ability to access the cash value in their homes.

   For the past twelve quarters, the Company assumed for each quarter end valuation that the decline in interest rates had stopped and a rise in interest rates would occur in the near term. Economic conditions and published mortgage industry surveys supported the Company's assumption. The Company believes that once it moves beyond the low interest rate environment and the impact that environment has had on prepayments, the long recurring and highly unfavorable prepayment experience over the past eleven quarters will leave the Company with securitized mortgage pools which will experience future prepayment speeds substantially lower than originally believed. Also, the rate of increase in home values has slowed considerably, which the Company expects will mean that fewer borrowers will have excess value in their homes to access. As a result of analysis of these factors, the Company believes prepayments will continue to remain at higher than normal levels for the near term before declining to historical prepayment levels and then further declining in the future. However, the Company cannot predict with certainty what prepayment experience will be in the future. Any unfavorable difference between the assumptions used to value securitization assets and actual experience may have a significant adverse impact on the value of these assets.

   In addition to the use of prepayment fees on loans it originated, the Company has implemented programs and strategies in an attempt to reduce loan prepayments. These programs and strategies may include providing information to a borrower regarding costs and benefits of refinancing, which at times may demonstrate a refinancing option is not in the best economic interest of the borrower. Other strategies include offering second mortgages to existing qualified borrowers or offering financial incentives, such as the customer retention incentive program, to qualified borrowers to deter prepayment of their loan. The Company cannot predict with certainty what the impact these efforts will have on our future prepayment experience.

   CREDIT LOSS RATES. Credit loss rates are analyzed in a similar manner to prepayment rates. Credit loss assumptions are compared to actual loss experience for individual mortgage loan pools and averages for similar mortgage loan pools. Delinquency trends, economic conditions, loans repurchased from securitization trusts and other factors are also considered. If the analysis indicates that loss experience may be different from assumptions, the Company would adjust its assumptions as necessary. However, the Company cannot predict with certainty what credit loss experience will be in the future. Any unfavorable difference between the assumptions used to value securitization assets and actual experience may have a significant adverse impact on the value of these assets.

   The Company may elect to repurchase delinquent loans from securitization trusts to limit the level of delinquencies and losses in the securitization trusts, and as a result, it can avoid exceeding specified limits on delinquencies and losses that trigger a temporary reduction or discontinuation of cash flow from its interest-only strips. See Note 4 for the amount of loans the Company has repurchased from securitization trusts. Once a loan has been included in a pool of securitized loans, its performance, including historical loss experience if the loan has been repurchased, is reflected in the performance of that pool of mortgage loans.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTEREST-ONLY STRIPS -- (CONTINUED)

   The Company may enter into deferment and forbearance arrangements with borrowers in its managed portfolio who experience financial hardships. Any credit losses ultimately realized on these arrangements are included in total portfolio historical losses, which are used in developing credit loss assumptions.

   PERIODIC REVALUATIONS. The expected future cash flows from interest-only strips are periodically re-evaluated. The current assumptions for prepayment and credit loss rates are monitored against actual experience and other economic conditions and are changed if deemed necessary. In the event of an unfavorable change in these assumptions, the fair value of these assets would be overstated, requiring an accounting adjustment. In accordance with the provisions of Emerging Issues Task Force guidance on issue 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets," referred to as EITF 99-20 in this document, and SFAS No. 115, decreases in the fair value of interest-only strips that are deemed to be other than temporary adjustments to fair value are recorded through the income statement, which would adversely affect our income in the period of adjustment.

   Additionally, to the extent any individual interest-only strip has a portion of its initial write up to fair value still remaining in other comprehensive income, other than temporary decreases in its fair value would first be recorded as a reduction to other comprehensive income, which would adversely affect our stockholders' equity in the period of adjustment.

   See Note 5 for more information and the amounts of valuation assumptions adjustments recorded.

   The securitization trusts and their investors have no recourse to other assets of the Company for failure of the securitized loans to pay when due.

SERVICING RIGHTS

   When loans are sold through a securitization, the loans' servicing rights have generally been retained and the Company capitalizes the benefit associated with the rights to service securitized loans. However, the Company does not service the loans in the 2003-2 securitization, the Company's most recent securitization, which closed in October 2003.

   Servicing rights represent the rights to receive contractual servicing fees from securitization trusts and ancillary fees from borrowers net of adequate compensation that would be required by a substitute servicer. Servicing rights are carried at the lower of cost or fair value. Fair value represents the present value of projected net cash flows from servicing. The projected cash flows from servicing fees incorporate assumptions made by management, including prepayment rates and discount rates. These assumptions are similar to those used to value the interest-only strips retained in a securitization.

   Amortization of the servicing rights asset for securitized loans is calculated individually for each securitized loan pool and is recognized in proportion to servicing income on that particular pool of loans.

   The expected future cash flows from servicing rights are periodically re-evaluated. The current assumptions for prepayment rates are monitored against actual experience and other economic conditions and are changed if deemed necessary. A review for impairment is performed on a quarterly basis by stratifying the serviced loans by loan type, home equity or business purpose loans, which is considered to be the predominant risk characteristic in the portfolio of loans the Company services. In establishing loan type as the predominant risk characteristic, the Company considered the following additional loan characteristics and determined these characteristics as mostly uniform within its two types of serviced loans and not predominant for risk stratification:

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SERVICING RIGHTS -- (CONTINUED)

   o Fixed versus floating rate loans - All loans the Company services in its securitizations are fixed-rate loans.

   o Conforming versus non-conforming loans - All loans the Company services are sub-prime (non-conforming) loans, with over 80% of the loans serviced having credit grades of A or B.

   o Interest rate on serviced loans - The serviced loan portfolio has a high penetration rate of prepayment fees. Sub-prime borrowers, in general, are not as influenced by movement in market interest rates as conforming borrowers. A sub-prime borrower's ability to `rate shop' is generally limited due to personal credit circumstances that are not market driven.

   o Loan collateral - All loans the Company services are secured by real estate, with approximately 85% secured with first liens on residential property.

   o Individual loan size - The average loan size in the Company's serviced portfolio is $71 thousand. The serviced portfolio is approximately $1.6 billion at September 30, 2004 with approximately 22 thousand loans. There are no significant defining groupings with respect to loan size. No loans are greater than $1.0 million, only $9.1 million of loans have principal balances greater than $500 thousand, and only $30.3 million of loans have principal balances greater than $350 thousand.

   o Geographic location of loans - The largest percentage of loans the Company services are geographically located in the mid-Atlantic and northeast sections of the United States.

   o Original loan term - Home equity loan terms are primarily 180, 240 or 360 months. Business purpose loan terms are primarily 120 or 180 months.

   If the Company's quarterly analysis indicates the carrying value of servicing rights is not recoverable through future cash flows from contractual servicing and other ancillary fees, a valuation allowance or write down would be required.

PREPAID EXPENSES

   Prepaid assets are comprised mainly of amounts paid for fees on warehouse lines and operating lines of credit (facility fees), insurance coverage and printed marketing materials and customer lists, which have not yet been utilized. Costs for facility fees, printed materials and customer lists are expensed as they are utilized. Other marketing and advertising costs are expensed as incurred. Prepaid expenses included prepaid facility fees of $14.0 million at September 30, 2004 and $10.4 million at June 30, 2004.

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

   Estimates of deferred tax assets and liabilities make up the deferred income tax asset on the Company's balance sheet. These estimates involve significant judgments and estimates by management, which may have a material impact on the carrying value of the deferred income tax asset. The deferred income tax asset is periodically reviewed to determine if it is more likely than not that the Company will realize this deferred tax asset.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK OPTIONS

   The Company has stock option plans that provide for the periodic granting of options to key employees and non-employee directors and accounts for options granted under these plans under APB Opinion No. 25 "Accounting for Stock
Issued to Employees" ("APB No. 25"). The Company accounts for fixed stock options issued under these plans using the intrinsic value method, and accordingly, no expense is recognized where the exercise price equals or exceeds the fair value of the common stock at the date of grant. The Company accounts for performance based stock options issued under these plans as variable stock options and recognizes compensation expense based on the fair value of the Company's common stock, as measured on the date of the grant, on a straight-line basis over the vesting period of these stock options.

   Had the Company accounted for stock options granted under these plans using the fair value method of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") and SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS No. 148"), pro forma net income and earnings per share would have been as follows (in thousands, except per share amounts):


                                                THREE MONTHS ENDED SEPTEMBER 30,
                                                --------------------------------
                                                       2004          2003
                                                    ---------     ---------
Net income (loss) attributable
  to common stock, as reported...                   $ (28,712)    $(26,268)
Stock based compensation costs,
  net of tax effects determined
  under fair value method for all
  awards.........................                         (64)        (182)
                                                     --------     --------
Pro forma........................                    $(28,776)    $(26,450)
                                                     ========     ========
Earnings (loss) per share -
  basic
    As reported..................                    $  (7.98)    $  (8.10)
    Pro form.....................                       (8.00)       (8.16)
                                                     --------     --------
Earnings (loss) per share -
  diluted
    As reported..................                    $  (7.98)    $  (8.10)
    Pro forma ...................                       (8.00)       (8.16)
                                                     ========     ========


RECENT ACCOUNTING PRONOUNCEMENTS

   No new accounting pronouncements affecting the Company have been issued since the filing of its June 30, 2004 Form 10-K.

2.  ACQUISITIONS

   On December 24, 2003, the Company acquired a broker operation located in California that operates primarily on the west coast of the United States for the purpose of expanding its capacity to originate loans through its broker channel, especially in the state of California. Assets acquired in this transaction, mostly fixed assets, were not material. The purchase price was comprised of issuing a $475 thousand convertible non-negotiable promissory note to the seller and assuming $107 thousand of liabilities. As a result of this transaction, the Company increased its goodwill by $582 thousand.

   The $475 thousand convertible non-negotiable promissory note issued in the December 2003 acquisition bears interest at 6% per annum and matures June 30, 2005. At any time on or after December 24, 2004 and before January 31, 2005, the holder of the note has the option to convert the note into the number of shares

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

2.  ACQUISITIONS (CONTINUED)

of common stock determined by dividing the outstanding principal amount of the note and accrued interest, if any, by $5.00, subject to adjustment for any changes in the capitalization of the Company affecting its common stock.

   On June 11, 2004, the Company acquired a broker operation located and primarily operating in the state of Texas. This acquisition was also for the purpose of expanding the Company's capacity to originate loans through its broker channel. Assets acquired in this transaction, mostly fixed assets, were not material. The purchase price was comprised of issuing a $650 thousand convertible non-negotiable promissory note to the seller and $150 thousand of cash. As a result of this transaction, the Company increased its goodwill by $612 thousand.

   The $650 thousand convertible non-negotiable promissory note issued in the June 2004 acquisition bears interest at 8% per annum and is to be paid in five semi-annual installments of $108 thousand each commencing on December 31, 2004. The final semi-annual installment is due on June 30, 2007. At any semi-annual installment date, the holder of the note has the option to convert the note into the number of shares of the Company's common stock as determined by dividing the semi-annual principal payment amount by the closing price per common share on the immediately preceding semi-annual payment date, subject to adjustment for any changes in the capitalization of the Company affecting its common stock.

3.  LOAN AND LEASE RECEIVABLES

LOANS AVAILABLE FOR SALE

   Loans available for sale were comprised of the following (in thousands):

                                              SEPTEMBER 30, 2004   JUNE 30, 2004
                                              ------------------   -------------
Loans available for sale, secured by real
  estate, principal balance...............         $329,331           $300,143
Valuation allowance(a)....................             (100)               (42)
Deferred direct loan origination costs ...            7,236              4,453
Other(b) .................................               44               (279)
                                                   --------           --------
                                                   $336,511           $304,275
                                                   ========           ========

---------------
(a) For estimated credit losses.
(b) Represents the SFAS No. 133 adjustment to the fair value of hedged loans.

   Real estate secured loans have contractual maturities of up to 30 years.

   The activity in the valuation allowance against available for sale loans is summarized as follows (in thousands):


                                                                   THREE MONTHS
                                                                       ENDED
                                                                   SEPTEMBER 30,
                                                                   -------------
                                                                   2004    2003
                                                                   ----   ------
Balance at beginning of the period ............................    $ 42   $1,319
Provision adjustment ..........................................      58      363
                                                                   ----   ------
Balance at end of the period ..................................    $100   $1,682
                                                                   ====   ======

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

3.  LOAN AND LEASE RECEIVABLES (CONTINUED)

NON-ACCRUAL LOANS

   At September 30, 2004 and June 30, 2004, the accrual of interest income was suspended on real estate secured loans of $4.6 million and $3.5 million, respectively. Non-accrual loans at September 30, 2004 and June 30, 2004 were comprised of the following (in thousands):

                                              SEPTEMBER 30, 2004   JUNE 30, 2004
                                              ------------------   -------------
Loans repurchased from securitization
  trusts..................................         $ 3,269            $ 1,933
Loans transferred from available for sale               80                181
                                                   -------            -------
                                                     3,349              2,114
Allowance for credit losses ..............          (   35)               121
                                                   -------            -------
Net non-accrual loans ....................         $ 3,314            $ 1,993
                                                   =======            =======

   Average balances of non-accrual loans for the twelve months ended September 30, 2004 and June 30, 2004 were $5.6 million and $7.3 million, respectively.

   While the Company is under no obligation to do so, at times it elects to repurchase delinquent loans from the securitization trusts. Repurchasing delinquent loans from securitization trusts benefits the Company by allowing it to limit the level of delinquencies and losses in the securitization trusts and as a result, it can avoid exceeding specified limits on delinquencies and losses that trigger a temporary reduction or discontinuation of cash flow from its interest-only strips until the delinquency or loss triggers are no longer exceeded. The Company has the right, but not the obligation, to repurchase a limited amount of delinquent loans from securitization trusts. In addition, the Company may elect to repurchase delinquent loans in situations requiring more flexibility for the administration and collection of these loans. The purchase price of a delinquent loan is at the loan's outstanding contractual balance. A foreclosed loan is one where the Company, as servicer, has initiated formal foreclosure proceedings against the borrower and a delinquent loan is one that is 31 days or more past due. The foreclosed and delinquent loans the Company typically elects to repurchase are usually 90 days or more delinquent and the subject of foreclosure proceedings, or where a completed foreclosure is imminent. The related loss on these repurchased loans is included in the income statement as a loss provided on the repurchase of loans in the period of repurchase. The related REO writedown for REO repurchased is recorded through general and administrative expense in the period of repurchase. The Company's ability to repurchase these loans does not disqualify sale accounting under SFAS No. 140 or other relevant accounting literature because the Company is not required to repurchase any loan and its ability to repurchase a loan is limited by contract.

   At September 30, 2004, one of the Company's twenty mortgage securitization trusts was under a triggering event as a result of delinquencies exceeding specified levels. There were no securitization trusts exceeding specified loss levels at September 30, 2004. At June 30, 2004, four of the Company's mortgage securitization trusts were under a triggering event. Approximately $5.0 million of excess overcollateralization is being held by the trust as of September 30, 2004. For the three months ended September 30, 2004, the Company repurchased delinquent loans with an aggregate unpaid principal balance of $2.7 million from securitization trusts primarily for trigger management. The Company cannot predict when the trust currently exceeding triggers will be below trigger limits and release the excess overcollateralization. In order for the trust to release the excess overcollateralization, delinquent loans would need to decline, or the Company would need to repurchase delinquent loans of up to $4.8 million as of September 30, 2004. If delinquencies increase and the Company cannot cure the delinquency or liquidate the loans in the mortgage securitization trusts without exceeding loss triggers, the levels of repurchases required to manage triggers may increase. The Company's ability to continue to manage triggers in its securitization trusts in the future is affected by the availability of cash from operations or through the sale of subordinated debentures to fund these repurchases.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

3.  LOAN AND LEASE RECEIVABLES (CONTINUED)

NON-ACCRUAL LOANS -- (CONTINUED)

   The following table summarizes the principal balances of loans and real estate owned "REO" repurchased from securitization trusts (dollars in thousands):

                                                                   THREE MONTHS
                                                                      ENDED
                                                                   SEPTEMBER 30,
                                                                ----------------
                                                                  2004     2003
                                                                ------   -------
By original loan type:
 Business purpose loans ....................................    $2,002   $ 4,380
 Home equity loans .........................................       701    11,963
                                                                ------   -------
   Total....................................................    $2,703   $16,343
                                                                ======   =======
By loans and REO:
 Loans repurchased .........................................    $2,607   $ 9,847
 REO purchased .............................................        96     6,496
                                                                ------   -------
   Total....................................................    $2,703   $16,343
                                                                ======   =======
Number of loans repurchased ................................        20       215
                                                                ======   =======

   The Company received $1.8 million and $7.6 million of proceeds from the liquidation of repurchased loans and REO during the three-months ended September 30, 2004 and 2003, respectively. The Company had repurchased loans remaining on the balance sheet in the amounts of $4.4 million at September 30, 2004 and $3.3 million at June 30, 2004 and REO of $1.5 million at September 30, 2004 and $1.9 million at June 30, 2004.

4.  ALLOWANCE FOR CREDIT LOSSES

   The activity in the allowance for credit losses on non-accrual loans and leases is summarized as follows (in thousands):


                                                                  THREE MONTHS
                                                               ENDED SEPTEMBER 30,
                                                                ----------------
                                                                 2004      2003
                                                                ------   -------
Balance at beginning of the period .........................    $  121   $   363
Provision for credit losses:
 Business purpose loans ....................................       (70)      229
 Home equity loans .........................................        72       749
 Equipment leases ..........................................        --       (30)
                                                                ------   -------
   Total provision..........................................         2       948
                                                                ------   -------
Loan charge-offs:
 Business purpose loans ....................................         -       (30)
 Home equity loans .........................................      (192)     (580)
 Equipment leases ..........................................        --      (110)
                                                                ------   -------
   Total loan charge offs...................................      (192)     (720)
                                                                ======   =======
Recoveries of loans previously charged off:
 Business purpose loans ....................................        70         4
 Home equity loans .........................................        34        14
 Equipment leases ..........................................        --       108
                                                                ------   -------
   Total recoveries.........................................       104       126
                                                                ------   -------
Total charge-offs, net .....................................       (88)     (594)
                                                                ------   -------
Balance at end of the period ...............................    $   35   $   717
                                                                ======   =======
Ratio of net charge offs in the portfolio to the average
  portfolio(a)..............................................      0.11%     1.31%
Ratio of allowance to non-accrual loans and leases  ........      1.05%     6.51%

---------------
(a) The average portfolio includes loans available for sale, non-accrual loans and leases.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

4.  ALLOWANCE FOR CREDIT LOSSES (CONTINUED)

   The following schedule details the provision for credit losses for the three months ended September 30, 2004 and 2003 (in thousands):

                                                                   THREE MONTHS
                                                                       ENDED
                                                                   SEPTEMBER 30,
                                                                   -------------
                                                                   2004    2003
                                                                   ----   ------
Loans available for sale ......................................    $ 58   $  363
Non-accrual loans .............................................       2    1,340
Leases ........................................................      --      (30)
                                                                   ----   ------
Total Provision for Credit Losses .............................    $ 60   $1,673
                                                                   ====   ======

5.  INTEREST-ONLY STRIPS

   The activity for interest-only strip receivables is summarized as follows (in thousands):


                                                              THREE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                             -------------------
                                                                 2004     2003
                                                             --------   --------
Balance at beginning of period ..........................    $459,086   $598,278
Initial recognition of interest-only strips, including
  initial overcollateralization of $0....................          --        950
Proceeds from sale of interest-only strips(a) ...........      (9,120)        --
Cash flow from interest-only strips .....................     (33,141)   (56,222)
Required purchases of additional overcollateralization ..       4,615      7,660
Interest accretion ......................................       8,448     10,828
Adjustment for loans subject to repurchase rights .......         309        162
Adjustments to fair value recorded through other
  comprehensive income(b)................................      18,644     (6,122)
Other than temporary fair value adjustment(c) ...........         (29)    (9,951)
                                                             --------   --------
Balance at end of period ................................    $448,812   $545,583
                                                             ========   ========

---------------
(a) Reflects the proceeds received for the sale of interest-only strips related to five securitization trusts. On June 30, 2004, the Company wrote down the carrying value of these interest-only trusts by $4.1 million to reflect their values under the terms of a September 27, 2004 sale agreement. The sale of these assets is described in Note 8.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

5.  INTEREST-ONLY STRIPS (CONTINUED)

(b) Adjustments to the carrying value of interest-only strips for the initial write up to fair value are recorded through other comprehensive income, which is a component of stockholders' equity. Additionally, to the extent any individual interest-only strip has a portion of its initial write up to fair value still remaining in other comprehensive income at the time of impairment, other than temporary decreases in its fair value would first be recorded as a reduction to other comprehensive income.
(c) Recorded through the income statement.

   Interest-only strips include overcollateralization balances that represent undivided interests in securitizations maintained to provide credit enhancement to investors in securitization trusts. At September 30, 2004 and 2003, the fair value of overcollateralization related cash flows were $202.2 million and $263.5 million, respectively.

   The Company's interest-only strips collateralize certain obligations under its $250.0 million credit facility with a warehouse lender. These obligations include an amount not to exceed 10% of the outstanding principal balance under this facility and the obligations for fees payable under this facility. Assuming the entire $250.0 million available under this credit facility were utilized, the maximum amount secured by the interest-only strips would be approximately $47.6 million. Interest-only strips also secure the Company's senior collateralized subordinated notes. The senior collateralized subordinated notes are secured by a security interest in certain cash flows originating from interest-only strips of certain of the Company's subsidiaries held by ABFS Warehouse Trust 2003-1 with an aggregate value of at least an amount equal to 150% of the outstanding principal balance of the senior collateralized subordinated notes. At September 30, 2004, our interest in the cash flows from the interest-only strips held in the trust, which secure the senior collateralized subordinated notes, totaled $401.6 million, of which approximately $146.2 million represented 150% of the outstanding principal balance of the senior collateralized subordinated notes. See Note 8 for more detail on the senior collateralized subordinated notes.

   Declining interest rates and resulting high prepayment rates over the last twelve quarters have required revisions to our estimates of the value of our securitization assets. Beginning in the second quarter of fiscal 2002 and on a quarterly basis thereafter, the Company's prepayment rates, as well as those throughout the mortgage industry, remained at higher than expected levels due to continuing low interest rates during this period. As a result, over the last twelve quarters the Company has recorded cumulative pre-tax write downs to its interest-only strips in the aggregate amount of $140.4 million and pre-tax adjustments to the value of servicing rights of $12.1 million, for total adjustments of $152.5 million, mainly due to the higher than expected prepayment experience. On June 30, 2004, the Company wrote down the carrying value of its interest-only strips and servicing rights related to five of our mortgage securitization trusts by $5.4 million to reflect their values under the terms of a September 27, 2004 sale agreement. The following table summarizes the net cumulative write downs recorded on securitization assets over the last twelve quarters (in thousands):

                                                                                               TOTAL       INCOME         OTHER
                                                                                            WRITE DOWN    STATEMENT   COMPREHENSIVE
                                                                                            (WRITE UP)     IMPACT     INCOME IMPACT
                                                                                            ----------    ---------   -------------
PRE-TAX ADJUSTMENT RESULTING FROM:
Prepayments.............................................................................     $177,396     $128,697       $48,699
Discount rate...........................................................................      (30,305)     (18,427)      (11,878)
Loss on sale............................................................................        5,452        3,446         2,006
                                                                                             --------     --------       -------
Net cumulative write down...............................................................     $152,543     $113,716       $38,827
                                                                                             ========     ========       =======

   During the first quarter of fiscal 2005, the Company recorded a pre-tax write up of $18.6 million on its interest-only strips. The $18.6 million write up was recorded as an increase to other comprehensive income, a component of stockholders' equity. This write up of interest-only strips resulted from a reduction to our

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

5.  INTEREST-ONLY STRIPS (CONTINUED)

assumptions for loan prepayments expected to occur beyond 18 months. Management believes that once it moves beyond the low interest rate environment and the impact that environment has on loan prepayments, the long running and highly unfavorable prepayment experience over the last twelve quarters will leave the Company with securitized mortgage pools which will experience future prepayment speeds substantially lower than originally believed. No adjustments were recorded to servicing rights at September 30, 2004.

   The breakout of the total securitization assets adjustments in fiscal 2004 and 2003 between interest-only strips and servicing rights was as follows (in thousands):

                                                             YEAR ENDED JUNE 30, 2004                YEAR ENDED JUNE 30, 2003
                                                       ------------------------------------    ------------------------------------
                                                        TOTAL      INCOME         OTHER         TOTAL      INCOME         OTHER
                                                        WRITE     STATEMENT   COMPREHENSIVE     WRITE     STATEMENT   COMPREHENSIVE
                                                         DOWN      IMPACT     INCOME IMPACT      DOWN      IMPACT     INCOME IMPACT
                                                       -------    ---------   -------------    -------    ---------   -------------
Interest-only strips ...............................   $57,031     $39,659       $17,372       $57,973     $39,900       $18,073
Servicing rights ...................................     6,791       6,791            --         5,282       5,282            --
                                                       -------     -------       -------       -------     -------       -------
Total securitization assets ........................   $63,822     $46,450       $17,372       $63,255     $45,182       $18,073
                                                       =======     =======       =======       =======     =======       =======

   The long duration of historically low interest rates, combined with increasing home values and high consumer debt levels has given borrowers an extended opportunity to engage in mortgage refinancing activities, which resulted in elevated prepayment experience. Low interest rates and increasing home values provide incentive to borrowers to convert high cost consumer debt into lower rate tax deductible loans. As home values have increased, lenders have been highly successful in educating borrowers that they have the ability to access the cash value in their homes.

   The persistence of historically low interest rate levels, unprecedented in the last 40 years, has made the forecasting of prepayment levels difficult. The Company assumed for each quarter end valuation that the decline in interest rates had stopped and a rise in interest rates would occur in the near term. This assumption was supported by published data. Consistent with this view that interest rates would rise, the Company had utilized derivative financial instruments to manage interest rate risk exposure on its loan production and loan pipeline to protect the fair value of these fixed rate items against potential increases in market interest rates. The Company believes that once it moves beyond the low interest rate environment and the impact that environment has had on prepayments, the long recurring and highly unfavorable prepayment experience over the last eleven quarters will leave the Company with securitized loan pools which will experience future prepayment speeds substantially lower than originally believed. Also, the rate of increase in home values has slowed considerably, which the Company expects will mean that fewer borrowers will have excess value in their homes to access. The Mortgage Bankers Association of America has forecast as of September 17, 2004 that mortgage refinancings as a percentage share of total mortgage originations will decline from 49% in the second quarter of calendar 2004 to 24% in the second quarter of calendar 2005. The Mortgage Bankers Association of America has also projected in its September 2004 economic forecast that the 10-year treasury rate (which generally affects mortgage rates) will increase steadily each quarter in their forecast. As a result of an analysis of these factors, the Company believes prepayments will continue to remain at higher than normal levels for the near term before declining to historical prepayment levels and then further declining in the future. However, the Company cannot predict with certainty what our prepayment experience will be in the future. Any unfavorable difference between the assumptions used to value securitization assets and actual experience may have a significant adverse impact on the value of these assets.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

5.  INTEREST-ONLY STRIPS (CONTINUED)

   The following tables detail the net pre-tax write-up of the interest-only strips for the first quarter of fiscal 2005 and the net pre-tax write downs of the securitization assets by quarter for fiscal years 2004, 2003 and 2002 and details the impact to the income statement and to other comprehensive income in accordance with the provisions of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" and EITF 99-20 as they relate to interest-only strips and SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" as it relates to servicing rights (in thousands):

FISCAL YEAR 2005:

                                                                                                TOTAL      INCOME         OTHER
                                                                                                WRITE     STATEMENT   COMPREHENSIVE
QUARTER ENDED                                                                                   DOWN       IMPACT     INCOME IMPACT
-------------                                                                                 --------    ---------   -------------
September 30, 2004........................................................................    $(18,614)      $29        $(18,643)

FISCAL YEAR 2004:

                                                                                                TOTAL      INCOME         OTHER
                                                                                                WRITE     STATEMENT   COMPREHENSIVE
QUARTER ENDED                                                                                    DOWN      IMPACT     INCOME IMPACT
-------------                                                                                 --------    ---------   -------------
September 30, 2003.........................................................................    $16,658     $10,795       $ 5,863
December 31, 2003..........................................................................     14,724      11,968         2,756
March 31, 2004.............................................................................     23,191      15,085         8,106
June 30, 2004..............................................................................      9,249       8,602           647
                                                                                               -------     -------       -------
Total Fiscal 2004..........................................................................    $63,822     $46,450       $17,372
                                                                                               =======     =======       =======

FISCAL YEAR 2003:

                                                                                                TOTAL      INCOME         OTHER
                                                                                                WRITE     STATEMENT   COMPREHENSIVE
QUARTER ENDED                                                                                    DOWN      IMPACT     INCOME IMPACT
-------------                                                                                 --------    ---------   -------------
September 30, 2002.........................................................................    $16,739     $12,078       $ 4,661
December 31, 2002..........................................................................     16,346      10,568         5,778
March 31, 2003.............................................................................     16,877      10,657         6,220
June 30, 2003..............................................................................    $13,293     $11,879       $ 1,414
                                                                                               -------     -------       -------
Total Fiscal 2003..........................................................................    $63,255     $45,182       $18,073
                                                                                               =======     =======       =======

FISCAL YEAR 2002:

                                                                                                TOTAL      INCOME         OTHER
                                                                                                WRITE     STATEMENT   COMPREHENSIVE
QUARTER ENDED                                                                                    DOWN      IMPACT     INCOME IMPACT
-------------                                                                                 --------    ---------   -------------
December 31, 2001..........................................................................    $11,322     $ 4,462       $ 6,860
March 31, 2002.............................................................................     15,513       8,691         6,822
June 30, 2002..............................................................................     17,244       8,900         8,344
                                                                                               -------     -------       -------
Total Fiscal 2002..........................................................................    $44,079     $22,053       $22,026
                                                                                               =======     =======       =======

   Note: The impacts of prepayments on our securitization assets in the quarter ended September 30, 2001 were not significant.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

6.   SERVICING RIGHTS

   The activity for the loan and lease servicing rights asset is summarized as follows (in thousands):

                                                              THREE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              ------------------
                                                                 2004     2003
                                                              -------   --------
Balance at beginning of the period........................    $73,738   $119,291
Amortization .............................................     (6,440)   (12,375)
Proceeds from sale of servicing rights(a) ................       (586)        --
Write down ...............................................         --       (844)
                                                              -------   --------
Balance at end of the period..............................    $66,712   $106,072
                                                              =======   ========


---------------
(a) Reflects the proceeds received for the sale of servicing rights related to five securitization trusts. On June 30, 2004, the Company wrote down the carrying value of these servicing rights by $1.3 million to reflect their values under the terms of a September 27, 2004 sale agreement. The sale of these assets is described in Note 8.

   Servicing rights are valued quarterly by the Company based on the current estimated fair value of the servicing asset. The Company's valuation analysis for September 30, 2004 indicated that no adjustment was required in the first quarter of fiscal 2005. In the first quarter of fiscal 2004, the Company recorded a $0.8 million write down of its servicing rights.

   Under the servicing agreements associated with 16 of the 19 securitizations serviced by the Company, servicing rights can be terminated by financial insurers representing bondholders or certificate holders (collectively, "bond insurers") under certain circumstances, such as the Company's failure to make required servicer payments, defined changes of control, reaching specified loss levels on underlying mortgage pools or other events constituting a breach, including, in some cases, non-compliance with financial covenants in the servicing agreements (the term "servicing agreements" includes sale and servicing agreements and pooling and servicing agreements). In the remaining 3 securitizations serviced by the Company, servicing rights can be terminated by the trustee under similar circumstances.

   As a result of the Company's non-compliance at September 30, 2003 with the net worth covenant in the separate servicing agreements with each of two bond insurers, the Company requested and obtained waivers of the non-compliance from the two bond insurers. In connection with the waiver of non-compliance granted by one bond insurer, applicable to the remaining term of the related servicing agreements as well as to prior occurrences of the non-compliance, the servicing agreements with that bond insurer were amended to provide for 120-day term-to-term servicing. In connection with the waiver of non-compliance granted by the second bond insurer, applicable only to prior occurrences of non-compliance, the servicing agreements with that bond insurer were amended to provide for 30-day term-to-term servicing. Subsequently, this bond insurer has given the Company a waiver of non-compliance with the net worth covenant on a monthly basis and the Company is currently operating under such a waiver.

   A third bond insurer, as a condition to its participation in the Company's October 2003 securitization, required that the Company amend a servicing agreement related to a previous securitization in which the bond insurer had participated as bond insurer. The resulting amendment to this servicing agreement provided, among other things, for a specifically designated back-up servicer and for 90-day term-to-term servicing. On April 30, 2004 this amended servicing agreement was further amended principally to provide for 30-day term-to-term servicing and for the Company's reappointment as servicer for an initial 30-day term.

   On March 5, 2004, the Company entered into agreements with its fourth bond insurer, which amended the servicing agreements related to all securitizations insured by this bond insurer. These amendments principally

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

6.   SERVICING RIGHTS (CONTINUED)

provided for a specifically designated back-up servicer. The original provisions of these servicing agreements providing for 3-month term-to-term servicing were not altered by these amendments.

   As a result of the foregoing amendments to our servicing agreements, all of the Company's servicing agreements associated with bond insurers now provide for term-to-term servicing. The Company has been re-appointed as servicer under each of these servicing agreements, as amended, for all relevant term-to-term servicing provision.

7.  OTHER ASSETS AND OTHER LIABILITIES

   Other assets were comprised of the following (in thousands):


                                                        SEPTEMBER 30,   JUNE 30,
                                                            2004          2004
                                                        -------------   --------
Goodwill ...........................................       $16,315       $16,315
Financing costs, debt offerings ....................         3,727         3,567
Real estate owned ..................................         1,510         1,920
Investments held to maturity .......................            --           839
Due from securitization trusts for servicing
  related activities................................           679           792
Other ..............................................         5,723         4,115
                                                           -------       -------
                                                           $27,954       $27,548
                                                           =======       =======

   The activity in real estate owned during the three months ended September 30, 2004 and 2003 was as follows (in thousands):


                                                                  THREE MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                                ----------------
                                                                 2004      2003
                                                                ------   -------
Balance at beginning of period .............................    $1,920   $ 4,776
Properties acquired through foreclosure(a) .................       101       676
Properties purchased from securitization trusts(a) .........        96     4,202
Sales/liquidation proceeds .................................      (433)   (4,956)
Property revaluation losses ................................        --      (145)
(Loss) gain on sale/liquidation ............................      (174)       13
                                                                ------   -------
Total ......................................................    $1,510   $ 4,566
                                                                ======   =======

---------------
(a) At lower of cost or net realizable value.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

7.  OTHER ASSETS AND OTHER LIABILITIES (CONTINUED)

   Other liabilities were comprised of the following (in thousands):

                                                                   SEPTEMBER 30,
                                                               -----------------
                                                                  2004     2003
                                                               -------   -------
Commitments to fund closed loans ..........................    $57,095   $46,654
Unearned lease incentives .................................     12,470    12,793
Deferred rent incentive ...................................      5,298     4,908
Escrow deposits held ......................................      2,207     3,113
Funds held in suspense ....................................      1,240     1,383
Periodic advance guarantee ................................        670       670
Sold loan recourse liability ..............................         65       307
Hedging liabilities, at fair value ........................         --       103
Trading liabilities (asset), at fair value ................         (2)      851
Other .....................................................      1,475     1,090
                                                               -------   -------
                                                               $80,518   $71,872
                                                               =======   =======

   Unearned lease incentives represent reimbursements received in conjunction with the lease agreement for the Company's corporate office space in Philadelphia, Pennsylvania. These funds represent reimbursement from the landlord for leasehold improvements and furniture and equipment in the rented space and will be recognized as an offset to rent expense over the term of the lease or the life of the asset, whichever is shorter.

   Deferred rent incentive represents the accrual of future rent payments, which will be made mainly in conjunction with the lease agreement for the Company's corporate office space in Philadelphia, Pennsylvania. This lease agreement, which is for a term of eleven years, required no cash rent payments during its first year. The Company is recording rent expense equal to the aggregate cash rent payments, which will be paid in years two through eleven, on a straight-line basis over the full eleven year life of the lease. The balance in the deferred rent incentive accrual was established during the first year and will be reduced to zero on a straight-line basis over years two through eleven.

8. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE

   Subordinated debentures were comprised of the following (in thousands):

                                                        SEPTEMBER 30,   JUNE 30,
                                                            2004          2004
                                                        -------------   --------
Subordinated debentures(a) .........................      $476,254      $509,928
Subordinated debentures - variable rate demand
  notes(b)..........................................        13,772        12,681
                                                          --------      --------
Total subordinated debentures ......................      $490,026      $522,609
                                                          ========      ========

   Senior collateralized subordinated notes were comprised of the following (in thousands):

                                                        SEPTEMBER 30,   JUNE 30,
                                                             2004         2004
                                                        -------------   --------
Senior collateralized subordinated notes(c) ........       $97,454       $83,639
                                                           =======       =======

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

8. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

   Warehouse lines and other notes payable were comprised of the following (in thousands):

                                                        SEPTEMBER 30,   JUNE 30,
                                                            2004          2004
                                                        -------------   --------
Warehouse revolving line of credit(d) ..............      $ 73,276      $ 53,223
Warehouse revolving line of credit(e) ..............       206,667       186,364
Capitalized leases(f) ..............................           404           488
Convertible promissory notes(g) ....................         1,125         1,125
                                                          --------      --------
Total warehouse lines and other notes payable ......      $281,472      $241,200
                                                          ========      ========

---------------
(a) Subordinated debentures due October 2004 through July 2014, interest rates ranging from 5.30% to 13.99%; average rate at September 30, 2004 was 10.44%, average remaining maturity was 11.5 months, subordinated to all of the Company's senior indebtedness. The average rate on subordinated debentures including variable rate demand notes was 10.30% at September 30, 2004.

(b) Subordinated debentures - variable rate demand notes due upon demand, interest rate at 5.53%; subordinated to all of the Company's senior indebtedness.

(c) Senior collateralized subordinated notes due October 2004 through July 2014, interest rates ranging from 5.40% to 13.10%; average rate at September 30, 2004 was 9.84%, average remaining maturity was 16.5 months. The senior collateralized subordinated notes are secured by a security interest in certain cash flows originating from interest-only strips of certain of the Company's subsidiaries held by ABFS Warehouse Trust 2003-1 with an aggregate value of at least an amount equal to 150% of the outstanding principal balance of the senior collateralized subordinated notes issued in the Exchange Offer plus priority lien obligations secured by the interest-only strips and/or the cash flows from the interest-only strips; provided that, such collateral coverage may not fall below 100% of the outstanding principal balance of the senior collateralized subordinated notes, as determined by the Company on any quarterly balance sheet date. In the event of liquidation, to the extent the collateral securing the senior collateralized subordinated notes is not sufficient to repay these notes, the deficiency portion of the senior collateralized subordinated notes will rank junior in right of payment behind the Company's senior indebtedness and all of the Company's other existing and future senior debt and behind the existing and future debt of the Company's subsidiaries and equally in right of payment with the subordinated debentures, and any future subordinated debentures issued by the Company and other unsecured debt. Senior collateralized subordinated notes were issued in connection with the December 1, 2003 and May 14, 2004 Exchange Offers. At September 30, 2004, the Company's interest in the cash flows from the interest-only strips held in the trust which secure the senior collateralized subordinated notes totaled $401.6 million, of which $146.2 million represents 150% of the outstanding principal balance of the senior collateralized subordinated notes at September 30, 2004.

(d) $200.0 million warehouse revolving line of credit with JPMorgan Chase Bank entered into on September 22, 2003 and with an original maturity of September 2004. In September 2004, the maturity date of this facility was extended to November 5, 2004 and the facility amount was reduced to $100.0 million. In November 2004, the maturity date was extended to December 3, 2004 and the facility amount will reduce to $60.0 million. The reduction to $60.0 million will occur at a rate of $10.0 million per week commencing November 5, 2004. Interest rates on the advances under this facility are based upon one-month LIBOR plus a margin. Obligations under the facility are collateralized by pledged loans.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

8. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

     Additionally, we have a stand alone letter of credit with JPMorgan Chase Bank to secure lease obligations for corporate office space. The amount of the letter of credit was $8.0 million at September 30, 2004. The letter of credit was collateralized by cash and expires on December 16, 2004.

(e) $250.0 million warehouse revolving line of credit with Chrysalis Warehouse Funding, LLC, entered into on October 14, 2003 and expiring October 2006. Interest rates on the advances under this facility are based upon one-month LIBOR plus a margin. Obligations under the facility are collateralized by pledged loans and certain interest-only strips. Interest-only strips secure obligations in an amount not to exceed 10% of the outstanding principal balance under this facility and the obligations due under the fee letter related to this facility. Assuming the entire $250.0 million available under this credit facility were utilized, the maximum amount secured by the interest-only strips would be approximately $47.6 million.

(f) Capitalized leases, maturing through January 2006, imputed interest rate of 8.0%, collateralized by computer equipment. The original principal amount of debt recorded under these leases was $1.0 million. The leases mature through January 2006.

(g) Consists of two convertible non-negotiable promissory notes issued for the acquisition of certain assets and operations of two mortgage broker businesses. The first note, issued December 23, 2003, bears interest at 6% per annum and matures June 30, 2005. At any time on or after December 24, 2004 and before January 31, 2005, the holder of the note has the option to convert the note into the number of shares of common stock determined by dividing the outstanding principal amount of the note and accrued interest, if any, by $5.00, subject to adjustment for any changes in the capitalization of the Company affecting its common stock. The second note, issued June 11, 2004, bears interest at 8% per annum and is to be paid in five semi-annual installments of $108 thousand each commencing on December 31, 2004. The final semi-annual installment is due on June 30, 2007. At any semi-annual installment date, the holder of the note has the option to convert the note into the number of shares of the Company's common stock as determined by dividing the semi-annual principal payment amount by the closing price per common share on the immediately preceding semi-annual payment date, subject to adjustment for any changes in the capitalization of the Company affecting its common stock.

   Principal payments on subordinated debentures, senior collateralized subordinated notes, warehouse lines and other notes payable for the next five years are as follows (in thousands):

TWELVE MONTHS ENDING SEPTEMBER 30,
----------------------------------
2005 ................................................................   $655,023
2006 ................................................................    154,971
2007 ................................................................     32,229
2008 ................................................................      7,399
2009 ................................................................      7,492


   At September 30, 2004, warehouse lines and other notes payable were collateralized by $296.6 million of loan receivables and $0.4 million of computer equipment.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

8. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

   Interest rates paid on the revolving credit facilities range from London Inter-Bank Offered Rate ("LIBOR") plus 2.00% to LIBOR plus 2.50%. The weighted-average interest rate paid on the revolving credit facilities was 4.21% and 3.76% at September 30, 2004 and June 30, 2004, respectively.

FINANCIAL AND OTHER COVENANTS

   GENERAL. The warehouse credit agreements require that the Company maintain specific financial covenants regarding net worth, leverage, net income, liquidity, total debt and other standards. Each agreement has multiple individualized financial covenant thresholds and ratio of limits that the Company must meet as a condition to drawing on a particular line of credit. Pursuant to the terms of these credit facilities, the failure to comply with the financial covenants constitutes an event of default and at the option of the lender, entitles the lender to, among other things, terminate commitments to make future advances to the Company, declare all or a portion of the loan due and payable, foreclose on the collateral securing the loan, require servicing payments be made to the lender or other third party or assume the servicing of the loans securing the credit facility. An event of default under these credit facilities would result in defaults pursuant to cross-default provisions of our other agreements, including but not limited to, other loan agreements, lease agreements and other agreements. The failure to comply with the terms of these credit facilities or to obtain the necessary waivers would have a material adverse effect on the Company's liquidity and capital resources.

   COVENANTS UNDER JUNE 30, 2004 CREDIT FACILITIES. On September 22, 2003, the Company entered into definitive agreements with JPMorgan Chase Bank for a $200.0 million credit facility for the purpose of funding its loan originations. Pursuant to the terms of this facility, the Company is required to, among other things: (i) have a net worth of at least $28.0 million by September 30, 2003; with quarterly increases of $2.0 million thereafter; (ii) apply 60% of its net cash flow from operations each quarter to reduce the outstanding amount of subordinated debentures commencing with the quarter ending March 31, 2004; (iii) as of the end of any month, commencing January 31, 2004, the aggregate outstanding balance of subordinated debentures must be less than the aggregate outstanding balance as of the end of the prior month; and (iv) provide a parent company guaranty of 10% of the outstanding principal amount of loans under the facility. This facility had a term of 364 days and by its original terms would have expired September 21, 2004. This facility is secured by the mortgage loans, which are funded by advances under the facility with interest equal to LIBOR plus a margin. This facility is subject to representations and warranties and covenants, which are customary for a facility of this type, as well as amortization events and events of default related to the Company's financial condition. These provisions require, among other things, the Company's maintenance of a delinquency ratio for the managed portfolio (which represents the portfolio of securitized loans the Company services for others) at the end of each fiscal quarter of less than 12.0%, its subordinated debentures not to exceed $705.0 million at any time, and its ownership of an amount of repurchased loans not to exceed 1.5% of the managed portfolio.

   On September 20, 2004, the Company entered into an amendment to its $200.0 million credit facility which extended the scheduled expiration date of this credit facility from September 21, 2004 to September 30, 2004.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

8. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

FINANCIAL AND OTHER COVENANTS -- (CONTINUED)

   On September 30, 2004, the Company entered into an amendment to the $200.0 million credit facility which extends the expiration date of this credit facility from September 30, 2004 to November 5, 2004, and decreased the facility from $200.0 million to $100.0 million. Since entering into this facility on September 22, 2003, the amount outstanding under this facility at any given time has not exceeded $100.0 million. In addition, the amendment included changes which reduced the advance rate if the amount outstanding under the facility exceeds $75.0 million. The amendment also changed the portfolio composition requirements to accommodate fluctuations in the pledged loans at the beginning and end of each month, providing greater flexibility to the Company. The purpose of the amendment is to allow the Company to continue to borrow under this facility, subject to its terms as described above, while it finalizes the definitive agreement for a new credit facility. In light of this amendment, on October 1, 2004, the Company entered into an amendment to the $250.0 million credit facility described below which decreased the amount of the additional credit facilities that it must maintain from $200.0 million to $100.0 million, provided that there continues to be at least $40.0 million available for funding newly originated loans as originally required by the facility agreements.

   On November 5, 2004, the Company entered into an additional amendment to this $200.0 million facility (reduced to $100.0 million on September 30, 2004). The amendment further extended the scheduled expiration date of this facility from November 5, 2004 to December 3, 2004, further reduced the maximum amount that can be borrowed under the facility from $100.0 million to $60.0 million. The reduction will occur at a rate of $10.0 million per week commencing on November 5, 2004. This amendment also restored portfolio composition requirements to their original terms except that funding for up to $60.0 million of newly originated loans was made available and no loans older than 30 days may be funded. The purpose of the amendment is to allow the Company to continue to borrow under this facility, subject to its terms as described above, while it finalizes the definitive agreements for its new credit facilities and transition to those new facilities.

   On October 14, 2003, the Company entered into definitive agreements with Chrysalis Warehouse Funding, LLC. for a revolving mortgage loan warehouse credit facility of up to $250.0 million to fund loan originations. The $250.0 million facility has a term of three years with an interest rate on amounts outstanding equal to the one-month LIBOR plus a margin and the yield maintenance fees (as defined in the agreements). The Company also agreed to pay an affiliate of the lender fees of $8.9 million upon closing and approximately $10.3 million annually plus a non-usage fee based on the difference between the average daily outstanding balance for the current month and the maximum credit amount under the facility, as well as the lender's out-of-pocket expenses. Advances under this facility are collateralized by specified pledged loans. Additional credit support for a portion of the facility was created by granting a security interest in substantially all of the Company's interest-only strips and residual interests which the Company contributed to a special purpose entity organized by it to facilitate this transaction. The interest-only strips and residual interests contributed to this special purpose entity also secured the Company's fee obligations under this facility to an affiliate of the lender, as described above. The interest-only strips sold pursuant to the previously described sale agreement of September 27, 2004 were part of the interest-only strips contributed to this special purpose entity for the purpose of securing the Company's fee obligations to this lender affiliate. In consideration for the release by this lender affiliate of its lien on the interest-only strips involved in the September 27, 2004 sale, the Company prepaid $3.5 million of fees owed or to be owed to the lender affiliate.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

8. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

FINANCIAL AND OTHER COVENANTS -- (CONTINUED)

   This $250.0 million facility contains representations and warranties, events of default and covenants which are customary for facilities of this type, as well as the Company's agreement to: (i) restrict the total amount of indebtedness outstanding under the indenture related to its subordinated debentures to $750.0 million or less; (ii) make quarterly reductions commencing in April 2004 of an amount of subordinated debentures pursuant to the formulas set forth in the loan agreement; (iii) maintain maximum interest rates offered on subordinated debentures not to exceed 10 percentage points above comparable rates for FDIC insured products; and (iv) maintain minimum cash and cash equivalents of not less than $10.0 million. In addition to events of default which are typical for this type of facility, an event of default would occur if: (1) the Company is unable to sell subordinated debentures for more than three consecutive weeks or on more than two occasions in a 12 month period; and (2) certain members of management are not executive officers and a satisfactory replacement is not found within 60 days.

   The definitive agreements for this $250.0 million facility, as amended, granted the lender an option from the first anniversary of entering into the definitive agreements up to November 30, 2005 to increase the credit amount to $400.0 million with additional fees and interest payable by the Company. This option will be satisfied upon completion of the $150.0 million Warehouse Facility.

   The Company amended the security agreements related to the senior collateralized subordinated notes to accommodate a request from the lender on its $250.0 million credit facility, and its affiliate, dated September 30, 2004, to clarify an inconsistency between these agreements and the $250.0 million credit facility documents related to liens on certain assets previously pledged by ABFS Warehouse Trust 2003-1 to Clearwing, the affiliate of the lender.

DEFINITIVE AGREEMENTS AND COMMITMENTS RELATED TO NEW CREDIT FACILITIES

   $100.0 MILLION WAREHOUSE FACILITY. On November 5, 2004, the Company entered into definitive agreements, dated as of November 4, 2004, with Fortress Credit Corp. for a $100.0 million revolving mortgage warehouse credit facility to fund loan originations, referred to as the $100.0 million facility, including up to $30.0 million for newly originated loans ($40.0 million if the facility is increased as described below). The $100.0 million facility has a term of one year, with the right to extend upon mutual written agreement of the parties and the Company's payment to the lender of a renewal fee equal to a percentage of the maximum amount available under the facility. The lender may, at any time during the period from the 121st day through the 300th day from the closing date, in its sole discretion, increase the maximum amount available under the facility up to $175.0 million, at which time the Company is obligated to pay a commitment increase fee equal to 2.25% of the amount of the increase. The Company's ability to utilize this facility for newly originated loans is subject to its satisfaction of such requirements to be determined by the lender in its sole discretion. The Company agreed to pay fees of $2.3 million upon closing and approximately $3.8 million over the term of the facility (and if the facility is increased to $175.0 million, an additional $2.6 million in fees), plus a monthly non-usage fee equal to a percentage of the undrawn portion of the $100.0 million facility. The $100.0 million facility has a floating interest rate based on LIBOR plus a margin of 4.25% (which is increased to 7.5% for newly originated loans) and is secured by the mortgage loans which are funded by advances under the facility, as well as all assets, accounts receivable and all related proceeds held by the special purpose entity organized to facilitate the transaction, referred to as the borrower.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

8. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

DEFINITIVE AGREEMENTS AND COMMITMENTS RELATED TO NEW CREDIT
FACILITIES -- (CONTINUED)

   The $100.0 million facility contains representations, warranties, conditions and covenants which are customary for facilities of this type, including provisions which require the borrower to: (1) use the proceeds solely to fund loan originations as described in the facility; (2) not incur any other indebtedness except as specified in the facility; (3) not permit any liens, claims or interests on, or any sale or disposition of, the collateral securing the facility; and (4) provide the lender with all financial statements, certificates and notices as specified in the facility. The $100.0 million facility contains events of default typical for this type of facility, including but not limited to, if: (1) the borrower fails to make any payment when due to the lender; (2) the borrower breaches or fails to comply with the representations, warranties, conditions or covenants under the facility; (3) the Company becomes insolvent or the subject of insolvency proceedings; (4) a material adverse change or effect as described in the facility occurs; (5) certain members of management are no longer the Company's executive officers and a satisfactory replacement has not been found within 60 days; (6) the Company is unable to sell or issue subordinated notes for more than three consecutive weeks or on more than two occasions in any 12-month period irrespective of the length of time of such occasions; (7) the Company is delisted from the NASDAQ Stock Market or any other stock market or securities exchange or trading of the Company's stock is suspended for at least three consecutive days; (8) any of the Company's servicing agreements, other than a servicing agreement relating to a securitization in which one of the company's bond insurers or its affiliates have provided bond insurance or similar credit enhancement, are terminated for cause or an event of default; (9) the Company's net worth is negative at the end of any calendar month or less than $10.0 million at the end of any calendar quarter; (10) the Company fails to maintain cash and cash equivalents and undrawn borrowing capacity under committed borrowing facilities of less than $20.0 million after December 30, 2004; or (11) the Company fails to maintain minimum cash of at least $10.0 million after December 30, 2004. Subject to certain exceptions and the expiration of any applicable cure period as described in the $100.0 million facility, upon the occurrence of one or more events of default, the lender may declare the amount outstanding under the facility immediately due and payable. The Company expects to draw down on the full amount of this line to the extent necessary to fund its loan originations.

   The Company also sold the interest-only strips and servicing rights related to five of its mortgage securitization trusts to an affiliate of this facility provider under the terms of a September 27, 2004 sale agreement. The sale of these assets was undertaken as part of the Company's negotiations to obtain the new $100.0 million facility and to raise cash to pay fees on new warehouse credit facilities and as a result, the Company did not realize their full value as reflected on its books. The Company wrote down the carrying value of these interest-only strips and servicing rights by $5.4 million at June 30, 2004 to reflect their values under the terms of the sale agreement. On September 27, 2004, the Company received proceeds from this sale of $9.7 million.

   COMMITMENT LETTER RELATED TO $30.0 MILLION WAREHOUSE FACILITY AND RESIDUAL REPURCHASE FACILITY. On October 27, 2004, the Company executed a commitment letter, dated as of October 26, 2004, with a lender for: (i) a $30.0 million warehouse facility to fund the origination of residential mortgage loans, including mortgage loans for which the complete documentation will not have been received by the custodian at the time of funding and closing of such loans, referred to as newly originated loans in this document; and (ii) a repurchase facility of up to $23.0 million for specified interest-only strips owned by one of the Company's subsidiaries. Pursuant to the commitment letter, the Company agreed to organize a special purpose trust to act as borrower under the warehouse facility, hold the related newly originated loans and act as seller under the repurchase facility. The Company also agreed to form a second trust, referred to as the parent trust, to hold 100% of the ownership interest in the special purpose trust.

   The warehouse facility will have a term of three years, although, upon the termination of the repurchase facility at the close of its two-year term, the Company has an option to terminate the warehouse facility on the second anniversary of the closing date upon payment of a termination fee of $600 thousand. Pursuant to the commitment letter, the warehouse facility will have a floating interest rate based upon LIBOR plus a margin of 2.5% per year.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

8. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

DEFINITIVE AGREEMENTS AND COMMITMENTS RELATED TO NEW CREDIT
FACILITIES -- (CONTINUED)

   The warehouse facility will be secured by, among other items, (i) newly originated loans funded through the facility and proceeds from these loans; (ii) a pledge of 100% of the common stock of ABFS Consolidated Holdings, Inc., the Company's subsidiary that will own 97% of the parent trust; (iii) a certificate issued by the parent trust entitling an entity organized by the lender to a priority interest in all of the parent trust's assets and distributions, including income derived from certain of the Company's interest-only strips;
(iv) certain servicing advances owned by American Business Credit, Inc., the Company's subsidiary; and (v) the value of the interest-only strips in excess of the amount necessary for the special purpose trust to satisfy its obligations under the repurchase facility.

   In connection with the warehouse facility, the lender on the Company's $250.0 million credit facility must consent to certain aspects of the proposed transaction. In addition, the parent trust will enter into an amendment to the security agreement with the trustee for the Company's outstanding senior collateralized subordinated notes pursuant to which collateral owned by the parent trust will be pledged to secure the senior collateralized subordinated notes.

   In connection with the execution of the commitment letter, the Company paid fees of approximately $1.9 million. The Company also agreed to pay fees on the closing of the facility and over the term of the warehouse facility totaling approximately $7.1 million, as well as an annual non-usage fee equal to a percentage of the undrawn portion of the warehouse facility.

   As described in the commitment letter, under the repurchase facility, an entity organized by the lender for the purposes of the repurchase facility transaction, referred to as the purchaser, will acquire specified interest-only strips for up to $23.0 million, which amount will be initially adjusted to reflect any pre-closing adjustments to the value of such interest-only strips that may result from distributions on the interest-only strips after September 30, 2004, changes in market conditions or other factors as determined by the purchaser, and may be reduced after the closing in case of a margin payment paid to the purchaser, as described in the repurchase facility. The interest-only strips to be transferred pursuant to this arrangement had an aggregate book value of $86.0 million at September 30, 2004. Subject to certain limitations, the repurchase price of the specified interest-only strips will be secured by the collateral under the warehouse facility, other than the specified interest-only strips necessary for the special purpose trust to satisfy its obligations under the repurchase facility. The repurchase facility will terminate two years after the closing date. The Company has an option to terminate the repurchase facility by repurchasing the specified interest-only strips in whole, but not in part, and paying the applicable exit fee equal to 3% of the repurchase facility amount. The Company's execution of the definitive agreement related to the repurchase facility will require the consent of the lender under its $250.0 million credit facility.

   The commitment letter is subject to, among other things, (i) the approval by the lender's investment committee on or prior to November 5, 2004 and (ii) the execution of definitive agreements not later than November 5, 2004. On November 8, 2004, the lender amended the commitment letter to notify the Company that it had obtained the approval of its investment committee and to extend the deadline for the execution of definitive agreements from November 5, 2004 to November 22, 2004. The Company currently anticipates entering into an interim repurchase facility with this lender which will expire when definitive agreements related to the warehouse facility and the permanent repurchase facility is executed.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

8. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

DEFINITIVE AGREEMENTS AND COMMITMENTS RELATED TO NEW CREDIT
FACILITIES -- (CONTINUED)

   The availability of the warehouse facility and the repurchase facility, referred to as the facilities, is subject to the satisfaction of certain initial conditions which include, but are not limited to, the following: (i) the Company's receipt of one or more definitive commitments from one or more other new lenders for warehouse funding of at least $100.0 million with a minimum of $30.0 million available for funding newly originated loans; and (ii) the Company's assignment to the lender of a "key man" life insurance policy equal to at least $2.0 million on the life of Mr. Santilli, the Company's Chief Executive Officer, and the Company's agreement to use its best efforts to increase such policy to $5.0 million within six months of the closing date.

   The facilities will also be subject to certain customary and other on-going conditions pursuant to which the Company will be required (i) to maintain at all times an effective registration statement with the SEC for the sale of at least $30.0 million of subordinated debentures; (ii) to maintain the Company's ability to issue and sell its subordinated debentures, except for the inability to issue and sell subordinated debentures for a period of time which shall not exceed three consecutive weeks or two occasions in any 12-month period irrespective of the length of time of any such occasions; (iii) to satisfy all requirements for the continued listing of the Company's common stock on the NASDAQ National Market, with a delisting notification to be considered a default under the facilities subject to the cure period provided in the applicable NASDAQ listing standards; and (iv) during the terms of the facilities, to retain Messrs. Santilli, Ruben and Mandia in their current positions or, if Messrs. Ruben or Mandia cease to hold their current positions of Executive Vice President and Chief Financial Officer, respectively, to secure a replacement employee reasonably satisfactory to the lender.

   The facilities will contain additional conditions, representations, covenants and events of default customary for transactions of this type and similar to those contained in our $250.0 million credit facility, as well as the Company's covenant to maintain additional warehouse facilities for an aggregate of at least $350.0 million. The failure to satisfy any of the initial or on-going conditions contained in the facilities or the loss of servicing rights under more than two of the Company's outstanding securitizations or any warehouse facility will constitute an event of default under the facilities.

   While the Company anticipates that it will close on the facilities with the lender, there can be no assurance that these negotiations will result in definitive agreements or that these agreements, as negotiated, will contain terms and conditions acceptable to it.

   COMMITMENT LETTER RELATED TO $150.0 MILLION WAREHOUSE FACILITY. The Company received a commitment letter dated as of November 1, 2004 for a mortgage warehouse facility from CIT Group/Business Credit, Inc. and Clearwing Capital, LLC, an affiliate of the lender on the Company's $250.0 million credit facility, for the purpose of funding home mortgage loan originations. The commitment letter becomes effective and legally obligates the parties upon the payment of the fees by the Company, as described below, which fees have not been paid to date. The commitment letter provides for a $150.0 million senior secured revolving facility, of which $10.0 million can be utilized to fund newly originated loans. Of the $150.0 million, CIT Group would provide up to approximately $132.0 million as the A Facility and Clearwing would provide up to approximately $18.0 million as the B Facility. The A Facility and B Facility together are referred to as the $150.0 million facility. The $150.0 million facility will expire on October 14, 2006, with a one-year extension of the A Facility after the expiration of the initial term subject to, among other things, the effectiveness of a committed B Facility in an amount and on terms and conditions substantially satisfactory to the A facility lender. The A Facility will have a floating interest rate based upon LIBOR plus a margin, which decreases over the term of the facility, or prime plus a margin of 1.5%. The $150.0 million facility will satisfy the option provided to the lender on the Company's $250.0 million facility which permits this lender to increase the maximum credit amount to $400.0 million and triggers the payment of additional fees to such lender as described below.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

8. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

DEFINITIVE AGREEMENTS AND COMMITMENTS RELATED TO NEW CREDIT
FACILITIES -- (CONTINUED)

   The A Facility and the B Facility will each be secured by the home mortgage loans which are funded by advances under the $150.0 million facility, as well as all assets, held by a special purpose entity organized to facilitate this transaction, provided, however, that the B Facility will be subordinate to the A Facility. The $150.0 million facility will contain representations and warranties and covenants, events of default and other conditions, which are customary for a facility of this type. The commitment letter and the closing of the $150.0 million facility are subject to such other customary and commercially reasonable terms, including no material adverse condition or change in or affecting the Company's business, operations, property, condition or prospects since June 30, 2004, the Company's receipt of a working capital facility or reverse repurchase line of not less than $23.0 million, cash on hand and available working capital facilities of not less than $40.0 million, delivery of 2004 audited financial statements with an unqualified audit opinion, preparation, execution and delivery of definitive loan documents, completion of due diligence by CIT Group and Clearwing, and execution of a servicing arrangement satisfactory to CIT Group and Clearwing.

   In connection with the execution and effectiveness of the commitment letter, the Company is obligated to pay the lender on the A Facility a work fee to offset its costs and expenses incurred in connection with the facility and a fee of 2.0% of the amount of the A Facility, half of which is due upon the effective date of the commitment letter and the second half upon the closing of the facility. The Company agreed to pay annual collateral management fees to affiliates of the lender on the A Facility over the term of the facility. The Company also agreed to pay the lender on the B Facility: the increase commitment fees provided for in the fee agreement related to our $250.0 million facility of approximately $21.9 million, with approximately $1.4 million payable upon the termination of the facility and the balance payable in equal monthly installments over the term of the facility, a work fee to offset the lender's costs and expenses incurred in connection with the facility, and additional fees of $4.5 million payable in equal monthly installments over the term of the facility.

   The commitment letter terminates on November 30, 2004 if the execution and delivery of definitive agreements does not occur on or before such date. While the Company anticipates that it will close on the $150.0 million facility with the lenders, there can be no assurance that these negotiations will result in definitive agreements or that these agreements, as negotiated, will contain terms and conditions acceptable to it.

   Although after December 3, 2004 the Company expects to have mortgage loan warehouse credit facilities totaling at a minimum $530.0 million, the proceeds of these credit facilities may only be used to fund loan originations and may not be used for any other purpose. Consequently, the Company will have to generate cash to fund the balance of our business operations from other sources, such as whole loan sales, additional financings and sales of subordinated debentures.

   WAIVERS AND AMENDMENTS OF FINANCIAL COVENANTS. As a result of the loss experienced during fiscal 2003, the Company was not in compliance with the terms of certain financial covenants related to net worth, consolidated stockholders' equity and the ratio of total liabilities to consolidated stockholders' equity under two of its principal credit facilities existing at June 30, 2003 (one for $50.0 million and the other for $200.0 million, which was reduced to $50.0 million). The Company obtained waivers from these covenant provisions from both lenders. Commencing August 21, 2003, the lender under the $50.0 million warehouse credit facility

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

8. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

DEFINITIVE AGREEMENTS AND COMMITMENTS RELATED TO NEW CREDIT
FACILITIES -- (CONTINUED)

(which had been amended in December 2002 to add a letter of credit facility) granted the Company a series of waivers for its non-compliance with a financial covenant in that credit facility through November 30, 2003 and on September 22, 2003, in connection with the creation of the new $200.0 million credit facility on the same date, reduced this facility to an $8.0 million letter of credit facility, which secured the lease on the Company's principal executive office. The letter of credit facility expired according to its terms on December 22, 2003, but the underlying letter of credit was renewed for a one-year term on December 18, 2003. The Company also entered into an amendment to the $200.0 million credit facility which provided for the waiver of its non-compliance with the financial covenants in that facility, the reduction of the committed portion of this facility from $100.0 million to $50.0 million, the elimination of the $100.0 million non-committed portion of this credit facility and the acceleration of the expiration date of this facility from November 2003 to September 30, 2003. The Company entered into subsequent amendments to this credit facility, which extended the expiration date until October 17, 2003. This facility was paid down in full on October 16, 2003 and expired on October 17, 2003.

   In addition, in light of the losses recorded in the first quarter of fiscal 2005 and in the 2004 fiscal year, the Company requested and obtained waivers or amendments to several credit facilities to address its non-compliance with certain financial covenants.

   On September 22, 2003, the lender under the $200.0 million facility agreed (now $60.0 million) to extend the deadline for the Company's registration statement to be declared effective by the SEC to November 10, 2003. The Company's registration statement was declared effective on November 7, 2003. The lender on the $200.0 million credit facility agreed to extend the date by which the Company was required to close an additional credit facility of at least $200.0 million from October 3, 2003 to October 8, 2003. The Company subsequently obtained an additional waiver from this lender, which extended this required closing date for obtaining the additional credit facility to October 14, 2003 (this condition was satisfied by the closing of the $250.0 million facility described above). Prior to the closing of the second credit facility, our borrowing capacity on the $200.0 million facility was limited to $80.0 million. The Company entered into two amendments to the sale and servicing agreement with the lender under its $200.0 million facility which clarified the scope of particular financial covenants: one amendment dated as of May 12, 2004 clarified the scope of the financial covenant regarding the maintenance of minimum adjusted tangible net worth; and one amendment dated as of June 30, 2004 clarified the scope of the financial covenant regarding the maintenance of minimum cash and cash equivalents. This lender waived its noncompliance with the minimum net worth requirements at September 30, 2003, October 31, 2003, November 30, 2003, December 31, 2003, March 31, 2004, June 30, 2004 and September 30, 2004. This lender also waived the Company's non-compliance with: the covenant regarding minimum adjusted tangible net worth, for all monthly compliance periods commencing with the month ending April 30, 2004 and continuing through the month ending October 31, 2004; the covenant regarding minimum cash and cash equivalents, for the compliance periods ending December 31, 2003, April 30, 2004, May 31, 2004 and October 31, 2004; the
covenant regarding the ratio of debt to adjusted tangible net worth, for the compliance periods ending September 30, 2004 and October 31, 2004; and the covenant regarding aggregate cash flow from all securitization trusts, for the compliance period ending September 30, 2004.

   The Company has continued to operate on the basis of waivers granted by the lender under this facility to each of these events of noncompliance. The expiration date of this facility was originally September 21, 2004, but through a series of extensions granted by this lender to facilitate the Company's closing and implementation of replacement credit facilities, this facility is now scheduled to expire on December 3, 2004. Consequently, the Company currently anticipates that it will be out of compliance with one or more of the

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

8. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

DEFINITIVE AGREEMENTS AND COMMITMENTS RELATED TO NEW CREDIT
FACILITIES -- (CONTINUED)

financial covenants contained in this facility at November 30, 2004 and will need an additional waiver for this noncompliance from this lender to continue to operate.

   A provision in the Company's $250.0 million credit facility required the Company to maintain another credit facility for $200.0 million with a $40.0 million sublimit of such facility available for funding newly originated loans. As a result of the reduction of the Company's $200.0 million facility to $100.0 million, as described above, the Company entered into an amendment to the master loan and security agreement governing its $250.0 million facility which reduced the required amount for another facility to $100.0 million. In the event the Company does not extend the $200.0 million (now $60.0 million) facility beyond its December 5, 2004 expiration date, or in the event it does not otherwise enter into definitive agreements with other lenders by December 5, 2004 which satisfy the above-described requirements in the $250.0 million facility for $100.0 million in additional credit facilities and a $40.0 million sublimit for newly originated loans, the Company will need an additional amendment to the $250.0 million facility or a waiver from the lender to continue to operate.

   Because the Company anticipates incurring losses at least through the second quarter of fiscal 2005 and as a result of any non-compliance with other financial covenants, the Company anticipates that it will need to obtain additional waivers. There can be no assurance as to whether or in what form a waiver or modification of these agreements would be granted to the Company.

SUBORDINATED DEBENTURES AND SENIOR COLLATERALIZED SUBORDINATED NOTES

   Under a registration statement declared effective by the SEC on November 7, 2003, the Company registered $295.0 million of subordinated debentures. Of the $295.0 million, $77.2 million of debt from this registration statement was available for future issuance as of September 30, 2004.

   On December 1, 2003, the Company mailed an Exchange Offer, referred to as the first exchange offer, to holders of eligible debentures. Holders of such eligible debentures had the ability to exchange their debentures for (i) equal amounts of senior collateralized subordinated notes and shares of the Series A Preferred Stock; and/or (ii) dollar-for-dollar for shares of Series A Preferred Stock. Senior collateralized subordinated notes issued in the exchange have interest rates equal to 10 basis points above the eligible debentures tendered. Senior collateralized subordinated notes with maturities of 12 months were issued in exchange for eligible debentures tendered with maturities of less than 12 months, while eligible debentures with maturities greater than 36 months were exchanged for senior collateralized subordinated notes with the same maturity or reduced to 36 months. All other senior collateralized subordinated notes issued in the first exchange offer have maturities equal to the eligible debentures tendered. The senior collateralized subordinated notes are secured by a security interest in certain cash flows originating from interest-only strips of certain of the Company's subsidiaries held by ABFS Warehouse Trust 2003-1 with an aggregate value of at least an amount equal to 150% of the principal balance of the senior collateralized subordinated notes issued in the Exchange Offer plus priority lien obligations secured by the interest-only strips and/or the cash flows from the interest-only strips; provided that, such collateral coverage may not fall below 100% of the

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

8. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

SUBORDINATED DEBENTURES AND SENIOR COLLATERALIZED SUBORDINATED NOTES -- (CONTINUED)

determined by the Company on any quarterly balance sheet date. In the event of liquidation, to the extent the collateral securing the senior collateralized subordinated notes is not sufficient to repay these notes, the deficiency portion of the senior collateralized subordinated notes will rank junior in right of payment behind the Company's senior indebtedness and all of the Company's other existing and future senior debt and behind the existing and future debt of our subsidiaries and equally in right of payment with the subordinated debentures, and any future subordinated debentures issued by the Company and other unsecured debt.

   On May 14, 2004, the Company mailed an Exchange Offer, referred to as the second exchange offer, to holders of eligible debentures. Holders of such eligible debentures had the ability to exchange their debentures for (i) equal amounts of senior collateralized subordinated notes and shares of the Series A Preferred Stock; and/or (ii) dollar-for-dollar for shares of Series A Preferred Stock. The terms of the second exchange offer were similar to the terms of the first exchange offer, as described above. See Note 9 for the results of the exchange offers through June 30, 2004.

   At September 30, 2004, the Company's interest in the cash flows from the interest-only strips held in the trust, which secure the senior collateralized subordinated notes, totaled $401.6 million, of which $146.2 million represented 150% of the principal balance of the senior collateralized subordinated notes outstanding at September 30, 2004.

   The Company's subordinated debentures are subordinated in right of payment to, or subordinate to, the payment in full of all senior debt as defined in the indentures related to such debt, whether outstanding on the date of the applicable indenture or incurred following the date of the indenture. The Company's assets, including the stock it holds in its subsidiaries, are available to repay the subordinated debentures in the event of default following payment to holders of the senior debt.

   In the event of the Company's default and liquidation of its subsidiaries to repay the debt holders, creditors of the subsidiaries must be paid or provision made for their payment from the assets of the subsidiaries before the remaining assets of the subsidiaries can be used to repay the holders of the subordinated debentures.

FACILITY FEES

   The Company paid commitment fees and non-usage fees on warehouse lines and operating lines of credit of $8.6 million in the three months ended September 30, 2004 and $23.3 million in the year ended June 30, 2004.

9.  STOCKHOLDERS' EQUITY

EXCHANGE OFFERS

   On December 1, 2003, the Company mailed the first exchange offer to holders of eligible subordinated debentures. On May 14, 2004, the Company mailed the second exchange offer to holders of eligible subordinated debentures. Holders of eligible subordinated debentures had the ability to exchange their debentures for (i) equal amounts of senior collateralized subordinated notes and shares of Series A Preferred Stock; and/or (ii) dollar-for-dollar for shares of Series A Preferred Stock. See Note 8 for a description of the terms of the senior collateralized subordinated notes issued in both exchange offers. See below for a description of the terms of the Series A Preferred Stock.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

9.  STOCKHOLDERS' EQUITY (CONTINUED)

EXCHANGE OFFERS -- (CONTINUED)

   Under the terms of the exchange offers, the following amounts of subordinated debentures were exchanged for shares of Series A preferred stock and senior collateralized subordinated notes (in thousands):

                                                                                                       SHARES OF         SENIOR
                                                                                      SUBORDINATED      SERIES A     COLLATERALIZED
                                                                                       DEBENTURES      PREFERRED      SUBORDINATED
BY CLOSING DATES                                                                        EXCHANGED     STOCK ISSUED    NOTES ISSUED
----------------                                                                       ------------    ------------   --------------
First Exchange Offer:
    December 31, 2003.............................................................      $ 73,554         39,095          $34,459
    February 6, 2004..............................................................        43,673         22,712           20,961
Second Exchange Offer:
    June 30, 2004.................................................................        60,589         31,980           28,609
    July 31, 2004.................................................................        25,414         12,908           12,506
    August 23, 2004...............................................................         5,418          2,741            2,677
                                                                                        --------        -------          -------
    Cumulative results of exchange offers.........................................      $208,648        109,436          $99,212
                                                                                        ========        =======          =======


TERMS OF THE SERIES A PREFERRED STOCK

   General. The Series A Preferred Stock has a par value of $0.001 per share and may be redeemed at the Company's option after the second anniversary of the issuance date at a price equal to the liquidation value plus accrued and unpaid dividends.

   Liquidation Preference. Upon any voluntary or involuntary liquidation, the holders of the Series A Preferred Stock will be entitled to receive a liquidation preference of $1.00 per share, plus accrued and unpaid dividends to the date of liquidation. Based on the shares of Series A Preferred Stock outstanding on September 30, 2004, the liquidation value equals $109.4 million.

   Dividend Payments. Monthly dividend payments will be $0.008334 per share of Series A Preferred Stock (equivalent to $0.10 per share annually or 10% annually of the liquidation value). Payment of dividends on the Series A Preferred Stock is subject to compliance with applicable Delaware state law. Based on the shares of Series A Preferred Stock outstanding on September 30, 2004, the annual dividend requirement equals $10.9 million.

   Conversion into Shares of Common Stock. On or after the second anniversary of the issuance date (or on or after the one year anniversary of the issuance date if no dividends are paid on the Series A Preferred Stock), each share of the Series A Preferred Stock is convertible at the option of the holder into a number of shares of the Company's common stock determined by dividing: (A) $1.00 plus an amount equal to accrued but unpaid dividends (if the conversion date is prior to the second anniversary of the issuance date because the Series A Preferred Stock has become convertible due to a failure to pay dividends), $1.20 plus an amount equal to accrued but unpaid dividends (if the conversion date is prior to the third anniversary of the issuance date but on or after the second anniversary of the issuance date) or $1.30 plus an amount equal to accrued but unpaid dividends (if the conversion date is on or after the third anniversary of the issuance date) by (B) the market value of a share of the Company's common stock (which figure shall not be less than $5.00 per share regardless of the actual market value on the conversion date).

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

9.  STOCKHOLDERS' EQUITY (CONTINUED)

TERMS OF THE SERIES A PREFERRED STOCK -- (CONTINUED)

   Based on the $5.00 per share market value floor and if each share of Series A Preferred Stock issued in the first exchange offer and the second exchange offer converted at the conversion prices listed below, the number of shares of the Company's common stock which would be issued upon conversion follows (shares in thousands):

                                                           AS OF SEPTEMBER 30,
                                                                  2004
                                                         -----------------------
                                                                     CONVERTIBLE
                                                         NUMBER OF   INTO NUMBER
                                                         PREFERRED    OF COMMON
                                                          SHARES        SHARES
                                                         ---------   -----------
Conversion at $1.20 .................................     109,436       26,265
Conversion at $1.30 .................................     109,436       28,453

   As described above, the conversion ratio of the Series A preferred stock increases during the first three years following its issuance, which provides the holders of the Series A preferred stock with a discount on the shares of common stock that will be issued upon conversion. Under guidance issued by the EITF in issue 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," this discount, or beneficial conversion feature, must be valued and amortized to the income statement as additional non-cash preferred dividends over the three-year period that the holders of the Series A preferred stock earn the discount with an offsetting credit to additional paid in capital.

   The Company computed the value of the beneficial conversion feature using the conversion ratio of $1.30 to $5.00, which is the conversion term that is most beneficial to the investor, and would result in the issuance of 24.5 million shares of common stock based on the shares of Series A preferred stock that were issued through June 30, 2004. The value of the beneficial conversion feature equals the excess of the intrinsic value of those 24.5 million shares of common stock at their closing prices on the dates the preferred stock was issued, over the value of the Series A preferred stock on the same dates. The value of the Series A preferred stock was equal to the carrying value of the subordinated debentures exchanged. For closings under the exchange offers through September 30, 2004, the value of the beneficial conversion feature was $11.3 million. During the first three months of fiscal 2005, amortization of $0.9 million was added to the $2.6 million of cash dividends declared resulting in a total charge to the income statement of $3.5 million. During fiscal 2004, amortization of $0.8 million was added to the $2.9 million of cash dividends declared resulting in a total charge to the income statement of $3.7 million. The offset to the charge to the income statement for the amortization of the beneficial conversion feature is recorded to additional paid in capital. Amortization of the total value of the beneficial conversion feature will be $3.6 million in fiscal 2005, $3.8 million in fiscal 2006 and $3.0 million for fiscal 2007.

OTHER

   On May 13, 2004, the Board of Directors declared a 10% stock dividend payable June 8, 2004 to common shareholders of record on May 25, 2004. In conjunction with the Board's resolution, all outstanding stock options and related exercise prices were adjusted. Accordingly, all outstanding common shares, earnings per common share, average common share and stock option amounts presented have been adjusted to reflect the effect of this stock dividend.

   In December 2003, the Company's shareholders approved an increase in the number of shares of authorized common stock from 9.0 million shares to 209.0 million shares and authorized preferred stock from 3.0 million shares to 203.0 million shares. In December 2003 and June 2004, the Company's shareholders also approved the issuance of shares of the Series A preferred stock in connection with the Company's two exchange offers and shares of common stock upon the conversion of the Series A preferred stock.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

10.  INCOME TAXES

   The provision for income taxes consists of the following (in thousands):


                                                             THREE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                             -------------------
                                                               2004       2003
                                                             --------   --------
CURRENT
    Federal..............................................    $    399   $    873
    State................................................          --         38
                                                             --------   --------
                                                                  399        911
                                                             --------   --------
DEFERRED
    Federal..............................................     (13,988)   (15,679)
    State................................................          --     (1,332)
                                                             --------   --------
                                                              (13,988)   (17,011)
                                                             --------   --------
Total provision for income tax expense (benefit) ........    $(13,589)  $(16,100)
                                                             ========   ========

   There were no tax benefits from the utilization of net operating loss carry forwards in the quarters ended September 30, 2004 and 2003.

   The cumulative temporary differences resulted in net deferred income tax assets or liabilities consisting primarily of the following (in thousands):


                                                        SEPTEMBER 30,   JUNE 30,
                                                            2004          2004
                                                        -------------   --------
Deferred income tax assets:
Allowance for credit losses ........................      $    468      $    529
Net operating loss carryforwards ...................       157,613       139,088
Other ..............................................        11,290        11,237
                                                          --------      --------
                                                           169,371       150,854
Less valuation allowance ...........................        36,693        33,394
                                                          --------      --------
                                                           132,678       117,460
                                                          --------      --------
Deferred income tax liabilities:
Interest-only strips and other receivables .........        66,477        58,327
                                                          --------      --------
                                                            66,477        58,327
                                                          --------      --------
Net deferred income tax asset.......................      $ 66,201      $ 59,133
                                                          ========      ========


   The Company's net deferred income tax asset position increased by $7.1 million from $59.1 million at June 30, 2004 to $66.2 million at September 30, 2004. This increase is the result of a federal tax benefit of $13.6 million on the Company's pre-tax loss of $38.8 million offset by a tax expense of $6.5 million on a write up of $18.6 million on the Company's interest-only strips which was recorded as a decrease to other comprehensive income, a component of stockholders' equity. This federal tax benefit increase of $7.1 million will be realized against future federal taxable income. Factors which were considered in determining that it is more likely than not the Company will realize this deferred tax asset included: (i) the circumstances producing the losses for the fourth quarter of fiscal 2003, the year ended June 30, 2004 and the first quarter of fiscal 2005; (ii) the Company's historical profitability prior to the fourth quarter of fiscal 2003; (iii) the anticipated impact that the Company's adjusted business strategy will have on producing more currently taxable income than its previous business strategy produced due to higher loan originations and shifting from securitizations to whole loan sales; (iv) the achievability of anticipated levels of future taxable income under the Company's adjusted business strategy; and (v) the likely utilization of its net operating loss carryforwards.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

10.  INCOME TAXES (CONTINUED)

Additionally, the Company considers tax-planning strategies it can use to increase the likelihood that the deferred income tax asset will be realized.

   In determining that it is more likely than not that the Company would realize its deferred tax asset, adequate funding and liquidity was assumed based on the status of negotiations with credit facility providers. Credit facilities of at a minimum $530.0 million and a repurchase facility of $23.0 million were assumed. In addition to its existing $250.0 million credit facility which has two more years remaining on its term, on November 5, 2004, the Company closed a new credit facility totaling $100.0 million (which can be increased up to $175.0 million from month four through month ten of the facility term at the sole discretion of the lender). As of November 12, 2004, the Company had a commitment letter for a new $150.0 million credit facility, a firm commitment for a new $30.0 million credit facility and a $23.0 million repurchase facility. These facilities are expected to close by November 30, 2004 bringing the Company's total credit facilities to $530.0 million possibly growing to $605.0 million at the sole discretion of one of its lenders. The combination of existing financing and financing scheduled to close before November 30, 2004 provides adequate funding to determine that it is more likely than not that the Company will realize its deferred tax asset.

   The valuation allowance represents the income tax effect of state net operating loss carry forwards less an amount of $5.4 million which it has been determined that it is more likely than not the Company will utilize in the next three years. This $5.4 million benefit will depend on future taxable income from operations and the implementation of state tax planning. The changes in the Company's business strategy from primarily securitizations to a combination of whole loan sales and smaller securitizations will result in a quicker recognition and a higher level of taxable income.

   The Company's net operating loss federal tax benefit of $115.5 million will likewise depend on future taxable income from operations in addition to the reversal of timing differences principally related to existing securitization assets with full net operating loss utilization primarily within two years.

   A reconciliation of income taxes at federal statutory rates to the Company's tax provision is as follows (in thousands):


                                                        SEPTEMBER 30,   JUNE 30,
                                                            2004          2004
                                                        -------------   --------
Federal income tax at statutory rates ..............      $(13,589)     $(62,903)
Nondeductible items ................................             9            35
Other, net .........................................            (9)       (5,426)
                                                          --------      --------
                                                          $(13,589)     $(68,294)
                                                          ========      ========


   For financial tax reporting, the Company had a pre-tax loss of $38.8 million on which a benefit of $13.6 million was recorded. This is a reduction of $4.1 million from the $17.7 million for the three months ended June 30, 2004 as a result of an $8.0 million reduction in the Company's pre-tax loss as well as a decrease in its effective tax rate from 38% in fiscal 2004 to 35% in fiscal 2005. The Company has net Federal operating loss carry forwards aggregating approximately $324.0 million available to reduce future Federal income taxes as of September 30, 2004 which will begin to expire in 2019. The Company has net state operating losses of $146.4 million as of September 30, 2004 which will expire in 20 years.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

11.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

   As of September 30, 2004, the Company leases property under noncancelable operating leases requiring minimum annual rentals as follows (in thousands):

                                       YEAR-ENDING SEPTEMBER 30,
                 ---------------------------------------------------------------------
                 2005.................................................................    $ 5,763
                 2006.................................................................      5,630
                 2007.................................................................      5,454
                 2008.................................................................      5,486
                 2009.................................................................      5,344
                 Thereafter...........................................................     25,153
                                                                                          -------
                                                                                          $52,830
                                                                                          =======


   Rent expense for leased property was $1.4 million and $1.6 million, respectively, for the quarter-ended September 30, 2004 and 2003.

PERIODIC ADVANCE GUARANTEES

   As the servicer of securitized loans, the Company is obligated to advance interest payments for delinquent loans if it deems that the advances will ultimately be recoverable. These advances can first be made out of funds available in a trust's collection account. If the funds available from the trust's collection account are insufficient to make the required interest advances, then the Company is required to make the advance from its operating cash. The advances made from a trust's collection account, if not recovered from the borrower or proceeds from the liquidation of the loan, require reimbursement from the Company. However, the Company can recover any advances the Company makes from its operating cash from the subsequent month's mortgage loan payments to the applicable trust prior to any distributions to the certificate holders.

   The Company adopted FIN 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" on a prospective basis for guarantees that are issued or modified after December 31, 2002. Based on the requirements of this guidance, the Company is carrying on its balance sheet a $0.7 million liability for its obligations to the ABFS 2003-1 securitization trust, which was created in March 2003. This liability represents its estimate of the fair value of periodic interest advances that the Company as servicer of the securitized loans, is obligated to pay to the trust on behalf of delinquent loans. The fair value of the liability was estimated based on an analysis of historical periodic interest advances and recoveries from securitization trusts.

RECOURSE ON WHOLE LOAN SALES

   The Company's whole loan sale agreements with purchasers may include recourse provisions obligating it to repurchase loans at the sales price in the event of unfavorable delinquency performance on the loans sold or to refund premiums if a sold loan prepays. The duration of these obligations typically ranges from 60 days to one year from the date of the loan sale. Premium refund obligations typically decline monthly over the obligation period. The Company reserves for these premium obligations at the time of sale through an expense charge against the gain on sale. The amount of the reserve is calculated based on the expected near term delinquency and prepayment performance of the sold loans and the premiums received at the time of sale. During the three months ended September 30, 2004, the Company did not repurchase any loans under recourse provisions. During the three months ended September 30, 2004, the Company refunded $242 thousand of premiums on loans which prepaid.
At September 30, 2004, the reserve for repurchase and payoff obligations of premiums received, included in miscellaneous liabilities on the balance sheet, was $446 thousand.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

11.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

RECOURSE ON WHOLE LOAN SALES -- (CONTINUED)

   The following table details the activity in the Company's reserve for premium obligations for the three months ended September 30, 2004 (dollars in thousands):

          Beginning Balance ................................    $    307
          Additions to the reserve recorded as reductions of
              gains on sale of loans .......................         381
          Premiums refunded ................................        (242)
                                                                ---------
          Ending Balance ...................................    $    446
                                                                =========

   The following table details as of September 30, 2004, the aggregate principal balance of loans which the Company has sold with recourse that are still subject to recourse provisions and the quarter during which its recourse obligations on those loans mature (dollars in thousands):

             QUARTER ENDED                                                  PRINCIPAL BALANCE
             -------------                                                  -----------------
             December 31, 2004..........................................        $378,960
             March 31, 2005.............................................         150,608
             June 30, 2005..............................................         102,861
             September 30, 2005.........................................         148,475
                                                                                --------
                                                                                $780,904
                                                                                ========

OTHER

   State and federal banking regulatory agencies, state attorneys general offices, the Federal Trade Commission, the U.S. Department of Justice, the U.S. Department of Housing and Urban Development and state and local governmental authorities have increased their focus on lending practices by some companies in the subprime industry, more commonly referred to as "predatory lending" practices. State, local and federal governmental agencies have imposed sanctions for practices including, but not limited to, charging borrowers excessive fees, imposing higher interest rates than the borrower's credit risk warrants and failing to adequately disclose the material terms of loans to the borrowers. For example, the Pennsylvania Attorney General reviewed certain fees charged to Pennsylvania customers by the Company's subsidiary, HomeAmerican Credit, Inc., which does business as Upland Mortgage. Although the Company believes that these fees were fair and in compliance with applicable federal and state laws, in April 2002, the Company agreed to reimburse borrowers approximately $221,000 with respect to a particular fee paid by borrowers from January 1, 1999 to mid-February 2001 and to reimburse the Commonwealth of Pennsylvania $50,000 for their costs of investigation and for future public protection purposes. The Company discontinued charging this particular fee in mid-February 2001. The Company has satisfied the monetary commitments and obligations to the Pennsylvania Attorney General. The reserve, which the Company previously established, was adequate to cover the resolution of this matter. By way of further example, on December 22, 2003, the Company entered into a Joint Agreement with the Civil Division of the U.S. Attorney's Office for the Eastern District of Pennsylvania which ended the inquiry by the U.S. Attorney initiated pursuant to the civil subpoena dated May 14, 2003. The U.S. Attorney's inquiry focused on the Company's forbearance policies, primarily on its practice of requesting a borrower who entered into forbearance agreement to execute a deed in lieu of foreclosure. In response to the inquiry and as part of the Joint Agreement, the Company, among other things, adopted a revised forbearance policy, which became effective on November 19, 2003 and agreed to make an $80 thousand contribution to one or more housing counseling organizations approved by the U.S. Department of Housing and Urban Development. $40 thousand of this pledged amount has been contributed, with the balance being due in 2005. The Company does not believe that the Joint Agreement with the U.S. Attorney has had a significant impact on its operations. As a result of these initiatives, the Company is unable to predict whether state, local or federal authorities will require changes in the Company's lending practices in the future, including the reimbursement of borrowers as a result of fees charged or the imposition of fines, or the impact of those changes on the Company's profitability.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

12.  DERIVATIVE FINANCIAL INSTRUMENTS

HEDGE ACCOUNTING

   From time to time, the Company utilizes derivative financial instruments in an attempt to mitigate the effect of changes in interest rates between the date loans are originated at fixed interest rates and the date the terms and pricing for a whole loan sale are fixed or the date the fixed interest rate pass-through certificates to be issued by a securitization trust are priced. Generally, the period between loan origination and pricing for whole loan sales is less than 45 days and the period between loan origination and pricing of the pass-through interest rate is less than three months. The types of derivative financial instruments the Company uses to mitigate the effects of changes in fair value of its loans due to interest rate changes may include interest rate swaps, futures and forward contracts, including forward sale agreements. The nature and quantity of hedging transactions are determined based on various factors, including market conditions and the expected volume of mortgage loan originations and purchases.

TRADE ACCOUNTING

   Generally, the Company does not enter into derivative financial instrument contracts for trading purposes. However, the Company has entered into derivative financial instrument contracts, which were not designated or qualified as accounting hedges in accordance with SFAS No. 133. In these cases the derivative contracts are recorded as an asset or liability on the balance sheet at fair value and gains and losses are included in the income statement.

(GAINS) AND LOSSES ON DERIVATIVE FINANCIAL INSTRUMENTS

   The following table summarizes gains and (losses) on derivative financial instruments and gains and losses on hedged loans for the three months ended September 30, 2004 and 2004 (in thousands):

                                                                  THREE MONTHS
                                                                      ENDED
                                                                  SEPTEMBER 30,
                                                                ----------------
                                                                   2004    2003
                                                                -------   ------
Hedge accounting:
 Gains (losses) on derivatives .............................    $  (652)  $   --
 Gains (losses) on hedged loans ............................        632       --
Trade accounting - gains (losses) on derivatives:
 Related to pipeline .......................................     (1,969)      --
 Related to whole loan sales ...............................         --    5,097
 Related to interest-only strips ...........................         --       11
                                                                -------   ------
Total gains and (losses)                                        $(1,989)  $5,108
                                                                =======   ======

CASH FLOW ON DERIVATIVE FINANCIAL INSTRUMENTS

                                                                 THREE MONTHS
                                                                    ENDED
                                                                 SEPTEMBER 30,
                                                               -----------------
                                                                  2004     2003
                                                               -------   -------
Amount settled in cash - received (paid):
 Hedge accounting .........................................    $  (773)  $    --
 Trade accounting .........................................     (2,838)   (1,378)
                                                               -------   -------
Total amount settled in cash - received (paid)                 $(3,611)  $(1,378)
                                                               =======   =======

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

12.  DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

DERIVATIVE FINANCIAL INSTRUMENTS OUTSTANDING

   At September 30, 2004 and June 30, 2004, the notional amounts of forward sale agreements and Eurodollar futures contracts accounted for as hedges and related unrealized gains and losses recorded as assets or liabilities on the balance sheet were as follows (in thousands):

                                                                                       SEPTEMBER 30, 2004        JUNE 30, 2004
                                                                                     ---------------------    ---------------------
                                                                                    NOTIONAL    UNREALIZED    NOTIONAL   UNREALIZED
                                                                                      AMOUNT          GAIN      AMOUNT       (LOSS)
                                                                                    --------    ----------    --------   ----------
Forward sale agreement ..........................................................   $360,358       $ --       $275,000      $  --
Eurodollar futures contracts ....................................................   $     --       $ --       $ 27,962      $(103)


   At September 30, 2004 and June 30, 2004, outstanding Eurodollar futures contracts used to manage interest rate risk on loans in our pipeline and associated unrealized gains and unrealized losses recorded as assets and liabilities on the balance sheet were as follows (in thousands):

                                                                                       SEPTEMBER 30, 2004         JUNE 30, 2004
                                                                                     ---------------------    ---------------------
                                                                                    NOTIONAL    UNREALIZED    NOTIONAL   UNREALIZED
                                                                                      AMOUNT          GAIN      AMOUNT       (LOSS)
                                                                                    --------    ----------    --------   ----------
Eurodollar futures contracts ....................................................    $10,000       $  2       $202,038      $(851)

   The sensitivity of the Eurodollar futures contracts held as trading as of September 30, 2004 to a 0.1% change in market interest rates is $2 thousand.

   The Company had an interest rate swap contract, which was not designated as an accounting hedge, designed to reduce the exposure to changes in the fair value of certain interest-only strips due to changes in one-month LIBOR. This contract matured in April 2004. Unrealized gains and losses on the interest rate swap contract were due to changes in the interest rate swap yield curve during the periods the contract was in place. Net gains and losses on this interest rate swap contract included the amount of cash settlement with the contract counter party each period. Net gains and losses on this interest rate swap contract for the three months ended September 30, 2003 were as follows (in thousands):

Unrealized gain on interest rate swap contract .........................   $ 177
Cash interest paid on interest rate swap contract ......................    (166)
                                                                           -----
Net gain (loss) on interest rate swap contract .........................   $  11
                                                                           =====

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

13.  RECONCILIATION OF BASIC AND DILUTED EARNINGS PER COMMON SHARE

                                                              THREE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                             -------------------
                                                               2004       2003
                                                             --------   --------
                                                                 (in thousands
                                                               except per share
                                                                     data)
(Numerator)
EARNINGS (LOSS)
Net income (loss) attributable to common shares .........    $(28,712)  $(26,268)
                                                             ========   ========
(Denominator)
Average Common Shares:
 Average common shares outstanding ......................       3,598      3,242
 Average potentially dilutive shares ....................         (a)        (b)
                                                             --------   --------
 Average common and potentially dilutive shares .........       3,598      3,242
                                                             ========   ========
EARNINGS (LOSS) PER COMMON SHARE:
 Basic:                                                      $  (7.98)  $  (8.10)
 Diluted:                                                    $  (7.98)  $  (8.10)


---------------
(a) 22,252,297 shares were not dilutive in the three months ended September 30, 2004 but these shares may become dilutive in future periods.
(b) 58,219 shares were not dilutive in the three months ended September 30, 2003 but these shares may become dilutive in future periods.

14.  SEGMENT INFORMATION

   The Company has three operating segments: Loan Origination, Servicing and Treasury and Funding.

   The Loan Origination segment originates business purpose loans secured by real estate and other business assets, home mortgage loans typically to credit-impaired borrowers and loans secured by one-to-four family residential real estate.

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

   The Treasury and Funding segment offers the Company's subordinated debenture securities pursuant to a registered public offering and obtains other sources of funding for the Company's general operating and lending activities.

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

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               SEPTEMBER 30, 2004

14.  SEGMENT INFORMATION (CONTINUED)

                                                                     THREE MONTHS ENDED SEPTEMBER 30, 2004
                                                  ---------------------------------------------------------------------------------
                                                     LOAN       TREASURY AND                             RECONCILING
                                                 ORIGINATION       FUNDING     SERVICING    ALL OTHER       ITEMS      CONSOLIDATED
                                                 -----------    ------------   ---------    ---------    -----------   ------------
                                                                               (in thousands)
External revenues:
 Gain on sale of loans:
   Securitizations............................     $     --       $     --      $    --      $     --     $      --     $       --
   Whole loan sales...........................        6,119             --           --            --            --          6,119
 Interest income .............................        4,833              5         (115)        8,678            --         13,401
 Non-interest income .........................        2,608              1        7,420            --        (6,440)         3,589
Inter-segment revenues .......................           --         14,501           --        16,057       (30,558)            --
Operating expenses:
 Interest expense ............................        5,650         15,653          100        11,253       (14,501)        18,155
 Non-interest expense ........................       19,797          2,989        6,974        12,539            --         42,299
 Depreciation and amortization ...............          332             20          157           943            --          1,452
 Interest-only strips valuation adjustment ...           --             --           --            29            --             29
Inter-segment expense ........................       22,497             --           --            --       (22,497)            --
Income tax expense (benefit) .................      (12,151)        (1,454)          26           (10)           --        (13,589)
                                                   --------       --------      -------      --------     ---------     ----------
Income (loss) before dividends on preferred
  stock.......................................     $(22,565)      $ (2,701)     $    48      $    (19)    $      --     $  (25,237)
                                                   ========       ========      =======      ========     =========     ==========
Segment assets ...............................     $389,486       $178,684      $69,737      $603,108     $(157,619)    $1,083,396
                                                   ========       ========      =======      ========     =========     ==========


                                                                     THREE MONTHS ENDED SEPTEMBER 30, 2003
                                                  ---------------------------------------------------------------------------------
                                                     LOAN       TREASURY AND                             RECONCILING
                                                 ORIGINATION       FUNDING     SERVICING    ALL OTHER       ITEMS      CONSOLIDATED
                                                 -----------    ------------   ---------    ---------    -----------   ------------
                                                                                (in thousands)
External revenues:
 Gain on sale of loans:
   Securitizations............................     $    799       $     --      $    --      $     --     $      --      $    799
   Whole loan sales...........................        2,921             --           --            --            --         2,921
 Interest income .............................        3,562              7          136        11,318            --        15,023
 Non-interest income .........................          519             --       13,219            86       (12,366)        1,458
Inter-segment revenues .......................           --         18,078                      9,553       (27,631)           --
Operating expenses:
 Interest expense ............................        6,651         16,106         (272)       12,411       (18,078)       16,818
 Non-interest expense ........................       18,057         (3,582)      11,296         7,423            --        33,194
 Depreciation and amortization ...............          594             16           29         1,123            --         1,762
 Interest-only strips valuation adjustment ...           --             --           --        10,795            --        10,795
Inter-segment expense ........................       21,919             --           --            --       (21,919)           --
Income tax expense (benefit) .................      (14,980)         2,107          875        (4,102)           --       (16,100)
                                                   --------       --------      -------      --------     ---------      --------
Income (loss) before dividends on preferred
  stock.......................................     $(24,440)      $  3,438      $ 1,427      $ (6,693)    $      --      $(26,268)
                                                   ========       ========      =======      ========     =========      ========
Segment assets ...............................     $214,822       $222,497      $96,277      $535,146     $(118,236)     $950,506
                                                   ========       ========      =======      ========     =========      ========

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

American Business Financial Services, Inc.

Philadelphia, Pennsylvania

   We have audited the accompanying consolidated balance sheets of American Business Financial Services, Inc. and subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flow for each of the three years in the period ended June 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Business Financial Services, Inc. and subsidiaries as of June 30, 2004 and 2003, and the consolidated results of their operations and their cash flow for each of the three years in the period ended June 30, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman LLP

BDO Seidman LLP
Philadelphia, Pennsylvania
October 8, 2004

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                         (dollar amounts in thousands)

                                                                 JUNE 30,
                                                         -----------------------
                                                            2004         2003
                                                         ----------   ----------
ASSETS
Cash and cash equivalents ...........................    $      910   $   36,590
Restricted cash .....................................        13,307       10,885
Loan and lease receivables:
 Loans available for sale ...........................       304,275      263,419
 Non-accrual loans (net of allowance for credit
   losses of $121 at June 30, 2004 and $195 at
   June 30, 2003)....................................         1,993        3,999
 Lease receivables (net of allowance for credit
   losses of $170 at June 30, 2003)..................            --        3,984
Interest and fees receivable ........................        18,089       10,838
Deferment and forbearance advances receivable  ......         6,249        4,341
Loans subject to repurchase rights ..................        38,984       23,761
Interest-only strips (includes the fair value of
  overcollateralization related cash flows of
  $216,926 and $279,245 at June 30, 2004 and 2003)...       459,086      598,278
Servicing rights ....................................        73,738      119,291
Deferred income tax asset ...........................        59,133           --
Property and equipment, net .........................        26,047       23,302
Prepaid expenses ....................................        13,511        3,477
Receivable for sold loans  ..........................            --       26,734
Other assets ........................................        27,548       30,452
                                                         ----------   ----------
TOTAL ASSETS ........................................    $1,042,870   $1,159,351
                                                         ==========   ==========

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS -- (CONTINUED)
                         (dollar amounts in thousands)


                                                                 JUNE 30,
                                                         -----------------------
                                                             2004        2003
                                                         ----------   ----------
LIABILITIES
Subordinated debentures .............................    $  522,609   $  719,540
Senior collateralized subordinated notes ............        83,639           --
Warehouse lines and other notes payable .............       241,200      212,916
Accrued interest payable ............................        37,675       45,448
Accounts payable and accrued expenses ...............        28,096       30,352
Liability for loans subject to repurchase rights ....        45,864       27,954
Deferred income tax liability .......................            --       17,036
Other liabilities ...................................        71,872       64,036
                                                         ----------   ----------
Total liabilities ...................................     1,030,955    1,117,282
                                                         ==========   ==========
STOCKHOLDERS' EQUITY
Preferred stock, par value $.001, liquidation
  preference of $1.00 per share plus accrued and
  unpaid dividends to the date of liquidation,
  authorized, 203,000,000 shares at June 30, 2004 and
  3,000,000 shares at June 30, 2003; Issued:
  93,787,111 shares of Series A at June 30, 2004.....            94           --
Common stock, par value $.001, authorized shares
  209,000,000 at June 30, 2004 and 9,000,000 at June
  30, 2003; Issued: 3,653,165 shares in 2004 and
  3,653,165 shares in 2003 (including Treasury shares
  of 54,823 in 2004 and 411,584 in 2003).............             4            4
Additional paid-in capital ..........................       107,241       23,985
Accumulated other comprehensive income ..............         4,596       14,540
Unearned compensation ...............................          (495)          --
Stock awards outstanding ............................            95           --
Retained earnings (deficit) .........................       (98,324)      13,104
Treasury stock, at cost .............................          (696)      (8,964)
                                                         ----------   ----------
                                                             12,515       42,669
Note receivable .....................................          (600)        (600)
                                                         ----------   ----------
Total stockholders' equity ..........................        11,915       42,069
                                                         ----------   ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..........    $1,042,870   $1,159,351
                                                         ==========   ==========


                See accompanying notes to financial statements.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (amounts in thousands except per share data)


                                                                                                          YEAR ENDED JUNE 30,
                                                                                                   --------------------------------
                                                                                                      2004        2003       2002
                                                                                                   ---------    --------   --------
REVENUES
Gain on sale of loans:
 Securitizations...............................................................................    $  15,107    $171,212   $185,960
 Whole loan sales..............................................................................       20,044         655      2,448
Interest and fees..............................................................................       17,732      19,395     18,890
Interest accretion on interest-only strips.....................................................       40,176      47,347     35,386
Servicing income...............................................................................        4,850       3,049      5,483
Other income...................................................................................          482          10        114
                                                                                                   ---------    --------   --------
Total revenues.................................................................................       98,391     241,668    248,281
                                                                                                   ---------    --------   --------
EXPENSES
Interest.......................................................................................       68,138      68,098     68,683
Provision for credit losses....................................................................        3,466       1,802      3,825
Loss provided for repurchased Loans............................................................       12,142       5,013      3,012
Employee related costs.........................................................................       50,026      41,601     36,313
Sales and marketing............................................................................       15,734      27,773     25,958
(Gains) and losses on derivative financial instruments.........................................       (2,561)      5,037      1,022
General and administrative.....................................................................       84,718      96,182     73,865
Securitization assets valuation adjustment.....................................................       46,450      45,182     22,053
                                                                                                   ---------    --------   --------
Total expenses.................................................................................      278,113     290,688    234,731
                                                                                                   ---------    --------   --------
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES................................................     (179,722)    (49,020)    13,550
Provision for income taxes (benefit) ..........................................................      (68,294)    (19,118)     5,691
                                                                                                   ---------    --------   --------
INCOME (LOSS) BEFORE DIVIDENDS ON PREFERRED STOCK..............................................     (111,428)    (29,902)     7,859
Dividends on preferred stock...................................................................        3,718          --         --
                                                                                                   ---------    --------   --------
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK.................................................    $(115,146)   $(29,902)  $  7,859
                                                                                                   =========    ========   ========
EARNINGS (LOSS) PER COMMON SHARE:
 Basic.........................................................................................    $  (34.07)   $  (9.32)  $   2.44
                                                                                                   =========    ========   ========
 Diluted.......................................................................................    $  (34.07)   $  (9.32)  $   2.26
                                                                                                   =========    ========   ========
AVERAGE COMMON SHARES:
 Basic.........................................................................................        3,380       3,210      3,227
                                                                                                   =========    ========   ========
 Diluted.......................................................................................        3,380       3,210      3,471
                                                                                                   =========    ========   ========


                See accompanying notes to financial statements.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (amounts in thousands)


                                                           PREFERRED STOCK           COMMON STOCK
                                                         --------------------    --------------------                  ACCUMULATED
                                                         NUMBER OF               NUMBER OF               ADDITIONAL       OTHER
                                                           SHARES                  SHARES                 PAID-IN     COMPREHENSIVE
                                                        OUTSTANDING    AMOUNT   OUTSTANDING    AMOUNT     CAPITAL         INCOME
                                                        -----------    ------   -----------    ------    ----------   -------------
Balance, June 30, 2001 ..............................          --       $--        3,593         $ 4      $ 23,984       $10,337
Comprehensive income:
 Net income .........................................          --        --           --          --            --            --
 Unrealized gains on interest-only strips, net of tax          --        --           --          --            --         1,142
                                                           ------       ---        -----         ---      --------       -------
Total comprehensive income ..........................          --        --           --          --            --         1,142
Stock dividend (10% of outstanding shares) ..........          --        --           --          --            --            --
Cash dividends ($0.28 per share) ....................          --        --           --          --            --            --
Repurchase of treasury shares .......................          --        --         (466)         --            --            --
Exercise of stock options ...........................          --        --            1          --             1            --
                                                           ------       ---        -----         ---      --------       -------
Balance, June 30, 2002 ..............................          --        --        3,128           4        23,985        11,479
Comprehensive income (loss):
 Net loss ...........................................          --        --           --          --            --            --
 Unrealized gains on interest-only strips, net of tax          --        --           --          --            --         3,061
                                                           ------       ---        -----         ---      --------       -------
Total comprehensive income (loss) ...................          --        --           --          --            --         3,061
Exercise of non employee stock options ..............          --        --           63          --            --            --
Exercise of employee stock options ..................          --        --            5          --            --            --
Shares issued to employees ..........................          --        --           42          --            --            --
Shares issued to directors ..........................          --        --            4          --            --            --
Stock dividend (10% of outstanding shares) ..........          --        --           --          --            --            --
Cash dividends ($0.32 per share) ....................          --        --           --          --            --            --
                                                           ------       ---        -----         ---      --------       -------
Balance, June 30, 2003 ..............................          --        --        3,242           4        23,985        14,540
COMPREHENSIVE INCOME (LOSS):
 NET LOSS ...........................................          --        --           --          --            --            --
 RECLASSIFICATION ADJUSTMENT, NET OF TAX.............          --        --           --          --            --        (1,302)
 UNREALIZED LOSS ON INTEREST-ONLY STRIPS, NET OF TAX.          --        --           --          --            --        (8,642)
                                                           ------       ---        -----         ---      --------       -------
TOTAL COMPREHENSIVE INCOME (LOSS) ...................          --        --           --          --            --        (9,944)
ISSUANCE OF PREFERRED STOCK .........................      93,787        94           --          --        92,981            --
ISSUANCE OF RESTRICTED STOCK ........................          --        --          220          --        (1,548)           --
VESTING OF RESTRICTED STOCK (110,000 SHARES) ........          --        --           --          --            --            --
EMPLOYEE STOCK GRANT ................................          --        --          136          --        (1,287)           --
STOCK AWARDS OUTSTANDING ............................          --        --           --          --            --            --
STOCK DIVIDEND (10% OF OUTSTANDING SHARES) ..........          --        --           --          --        (3,993)           --
CASH DIVIDENDS DECLARED ON PREFERRED STOCK ($0.05
  PER SHARE).........................................          --        --           --          --        (2,897)           --
PREFERRED STOCK BENEFICIAL CONVERSION FEATURE:
 AMORTIZATION OF BENEFICIAL CONVERSION FEATURE ......          --        --           --          --           821            --
 NON-CASH PREFERRED DIVIDEND ........................          --        --           --          --          (821)           --
                                                           ------       ---        -----         ---      --------       -------
BALANCE, JUNE 30, 2004 ..............................      93,787       $94        3,598         $ 4      $107,241       $ 4,596
                                                           ======       ===        =====         ===      ========       =======

                See accompanying notes to financial statements.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY -- (CONTINUED)
                             (amounts in thousands)


                                                                     STOCK                                                TOTAL
                                                    UNEARNED        AWARDS       RETAINED    TREASURY       NOTE      STOCKHOLDERS'
                                                  COMPENSATION    OUTSTANDING    EARNINGS      STOCK     RECEIVABLE       EQUITY
                                                  ------------    -----------   ---------    --------    ----------   -------------
Balance, June 30, 2001 ........................       $  --           $--       $  43,922    $(10,785)     $(600)       $  66,862
Comprehensive income:
 Net income ...................................          --            --           7,859          --         --            7,859
 Unrealized gains on interest-only strips,
   net of tax..................................          --            --              --          --         --            1,142
                                                      -----           ---       ---------    --------      -----        ---------
Total comprehensive income ....................          --            --           7,859          --         --            9,001
Stock dividend (10% of outstanding shares) ....          --            --          (2,979)      2,979         --               --
Cash dividends ($0.28 per share) ..............          --            --            (834)         --         --             (834)
Repurchase of treasury shares .................          --            --              --      (5,652)        --           (5,652)
Exercise of stock options .....................          --            --              --          --         --                1
                                                      -----           ---       ---------    --------      -----        ---------
Balance, June 30, 2002 ........................          --            --          47,968     (13,458)      (600)          69,378
Comprehensive income (loss):
 Net loss .....................................          --            --         (29,902)         --         --          (29,902)
 Unrealized gains on interest-only strips,
   net of tax..................................          --            --              --          --         --            3,061
                                                      -----           ---       ---------    --------      -----        ---------
Total comprehensive income (loss) .............          --            --         (29,902)         --         --          (26,841)
Exercise of non employee stock options ........          --            --            (569)        619         --               50
Exercise of employee stock options ............          --            --             (31)         51         --               20
Shares issued to employees ....................          --            --            (119)        492         --              373
Shares issued to directors ....................          --            --             (28)         51         --               23
Stock dividend (10% of outstanding shares) ....          --            --          (3,281)      3,281         --               --
Cash dividends ($0.32 per share) ..............          --            --            (934)         --         --             (934)
                                                      -----           ---       ---------    --------      -----        ---------
Balance, June 30, 2003 ........................          --            --          13,104      (8,964)      (600)          42,069
COMPREHENSIVE INCOME (LOSS):
 NET LOSS .....................................          --            --        (111,428)         --         --         (111,428)
 RECLASSIFICATION ADJUSTMENT, NET OF TAX.......          --            --              --          --         --           (1,302)
 UNREALIZED LOSS ON INTEREST-ONLY STRIPS,
   NET OF TAX .................................          --            --              --          --         --           (8,642)
                                                      -----           ---       ---------    --------      -----        ---------
TOTAL COMPREHENSIVE INCOME (LOSS) .............          --            --        (111,428)         --         --         (121,372)
ISSUANCE OF PREFERRED STOCK ...................          --            --              --          --         --           93,075
ISSUANCE OF RESTRICTED STOCK ..................        (990)           --              --       2,538         --               --
VESTING OF RESTRICTED STOCK (110,000 SHARES) ..         495            --              --          --         --              495
EMPLOYEE STOCK GRANT ..........................          --            --              --       1,737         --              450
STOCK AWARDS OUTSTANDING ......................          --            95              --          --         --               95
STOCK DIVIDEND (10% OF OUTSTANDING SHARES) ....          --            --              --       3,993         --               --
CASH DIVIDENDS DECLARED ON PREFERRED STOCK
  ($0.05 PER SHARE)............................          --            --              --          --         --           (2,897)
PREFERRED STOCK BENEFICIAL CONVERSION FEATURE:
 AMORTIZATION OF BENEFICIAL CONVERSION
   FEATURE.....................................          --            --              --          --         --              821
 NON-CASH PREFERRED DIVIDEND ..................          --            --              --          --         --             (821)
                                                      -----           ---       ---------    --------      -----        ---------
BALANCE, JUNE 30, 2004 ........................       $(495)          $95       $ (98,324)   $   (696)     $(600)       $  11,915
                                                      =====           ===       =========    ========      =====        =========

                See accompanying notes to financial statements.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                             (amounts in thousands)

                                                                                                       YEAR ENDED JUNE 30,
                                                                                           ----------------------------------------
                                                                                                2004          2003          2002
                                                                                           -----------    -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) .....................................................................    $  (111,428)   $   (29,902)  $     7,859
Adjustments to reconcile net income (loss) to net cash used in operating activities:
   Gain on sales of loans..............................................................        (35,151)      (171,868)     (188,408)
   Depreciation and amortization ......................................................         48,481         53,614        40,615
   Interest accretion on interest-only strips..........................................        (40,176)       (47,347)      (35,386)
   Securitization assets valuation adjustment..........................................         46,450         45,182        22,053
   Provision for credit losses.........................................................          3,466          1,803         3,825
   Loss provided for repurchased loans.................................................         12,142          5,013         3,012
Loans and leases originated for sale...................................................     (1,058,557)    (1,732,346)   (1,434,176)
Proceeds from sale of loans and leases.................................................      1,014,914      1,463,714     1,452,999
Principal payments on loans and leases.................................................         26,169         19,136        12,654
(Increase) decrease in accrued interest and fees on loan and lease receivables.........         (9,159)        (2,887)        4,257
Purchase of initial overcollateralization on securitized loans ........................             --        (10,641)           --
Required purchase of additional overcollateralization on securitized loans.............        (27,334)       (73,253)      (47,271)
Cash flow from interest-only strips....................................................        178,457        160,417       100,692
Increase (decrease) in prepaid expenses................................................        (10,034)           163          (183)
(Decrease) increase in accrued interest payable........................................         (7,773)         2,379        10,370
(Decrease) increase in accounts payable and accrued expenses...........................         (2,758)        17,037         5,366
Accrued interest payable reinvested in subordinated debentures.........................         38,328         38,325        31,706
(Decrease) increase in deferred income taxes...........................................        (70,814)       (22,185)        4,595
Increase (decrease) in loans in process................................................         11,467          5,321           736
(Payments) on derivative financial instruments.........................................           (838)        (8,750)       (9,667)
Other, net.............................................................................            970          1,700         1,045
                                                                                           -----------    -----------   -----------
Net cash provided by (used in) operating activities....................................          6,822       (285,375)      (13,307)
                                                                                           -----------    -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment, net................................................         (9,883)       (12,450)       (4,472)
Principal receipts and maturity of investments.........................................             42             36            28
                                                                                           -----------    -----------   -----------
Net cash used in investing activities..................................................         (9,841)       (12,414)       (4,444)
                                                                                           -----------    -----------   -----------

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOW -- (CONTINUED)
                             (amounts in thousands)

                                                                                                          YEAR ENDED JUNE 30,
                                                                                                 ----------------------------------
                                                                                                    2004        2003         2002
                                                                                                 ---------    ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of subordinated debentures............................................    $ 166,034    $ 181,500   $ 224,062
Redemptions of subordinated debentures.......................................................     (223,443)    (156,005)   (137,998)
Net borrowings (repayments) on revolving lines of credit.....................................       53,636      179,594     (34,077)
Principal payments on lease funding facility.................................................           --       (2,129)     (3,345)
Principal payments under capital lease obligations...........................................         (319)        (213)         --
Net borrowings (repayments) of other notes payable...........................................      (26,158)      26,158      (5,156)
Financing costs incurred.....................................................................       (2,170)        (841)     (1,743)
Exercise of employee stock options...........................................................           --           20           1
Exercise of non-employee stock options.......................................................           --           50          --
Lease incentive receipts.....................................................................        4,562        9,465          --
Cash dividends paid on common stock..........................................................           --         (934)       (834)
Cash dividends paid on preferred stock.......................................................       (2,381)          --          --
Repurchase of treasury stock.................................................................           --           --      (5,652)
                                                                                                 ---------    ---------   ---------
Net cash (used in) provided by financing activities..........................................      (30,239)     236,665      35,258
                                                                                                 ---------    ---------   ---------
Net (decrease) increase in cash and cash equivalents and restricted cash.....................      (33,258)     (61,124)     17,507
Cash and cash equivalents and restricted cash at beginning of year...........................       47,475      108,599      91,092
                                                                                                 ---------    ---------   ---------
Cash and cash equivalents and restricted cash at end of year.................................    $  14,217    $  47,475   $ 108,599
                                                                                                 =========    =========   =========
SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
   Interest..................................................................................    $  37,583    $  27,394   $  26,729
   Income taxes..............................................................................    $     752    $     787   $   1,511
Noncash transaction recorded in the acquisitions of mortgage broker operations:
   Increase in warehouse lines and other notes payable.......................................    $   1,125    $      --   $      --
   Increase in accounts payable and other accrued expenses...................................    $     107    $      --   $      --
   Increase in other assets..................................................................    $   1,232    $      --   $      --
Noncash transaction recorded for conversion of subordinated debentures into preferred stock and senior collateralized subordinated notes:
   Decrease in subordinated debentures.......................................................    $ 177,426    $      --   $      --
   Increase in senior collateralized subordinated notes......................................    $  83,639    $      --   $      --
   Increase in preferred stock...............................................................    $      94    $      --   $      --
   Increase in additional paid-in capital....................................................    $  93,693    $      --   $      --
Noncash transaction recorded for capitalized lease agreement:
   Increase in property and equipment........................................................    $      --    $  (1,020)  $      --
   Increase in warehouse lines and other notes payable.......................................    $      --    $   1,020   $      --


                See accompanying notes to financial statements.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

   American Business Financial Services, Inc. ("ABFS"), together with its subsidiaries (the "Company"), is a financial services organization operating predominantly in the eastern and central portions of the United States. The Company originates, sells and services business purpose loans and home mortgage loans through its principal direct and indirect subsidiaries. The Company also processes and purchases home mortgage loans from other financial institutions through the Bank Alliance Services program.

   Historically, the Company's loans primarily consisted of fixed interest rate loans secured by first or second mortgages on one-to-four family residences. The Company's recent business strategy adjustments include increasing loan originations by offering adjustable rate loans and purchase money mortgage loans. The Company's customers are primarily credit-impaired borrowers who are generally unable to obtain financing from banks or savings and loan associations and who are attracted to the Company's products and services. The Company originates loans through a combination of channels including a national processing center located at its centralized operating office in Philadelphia, Pennsylvania and a network of mortgage brokers. During fiscal 2004, the Company acquired broker operations in West Hills, California and Austin, Texas and opened new offices in Edgewater, Maryland and Irvine, California to support the Company's broker operations. The Company's centralized operating office was located in Bala Cynwyd, Pennsylvania prior to July 7, 2003. Prior to June 30, 2003 the Company also originated home equity loans through several direct retail branch offices. Effective June 30, 2003, the Company discontinued originating loans through direct retail branch offices. The Company's loan servicing and collection activities were performed at our Bala Cynwyd, Pennsylvania office, and were relocated to our Philadelphia office on July 12, 2004.

   In addition, the Company offers subordinated debentures to the public, the proceeds of which are used for repayment of existing debt, loan originations, operations (including repurchases of delinquent assets from securitization trusts and funding loan overcollateralization requirements under its credit facilities), investments in systems and technology and for general corporate purposes.

BUSINESS CONDITIONS

   GENERAL. For its ongoing operations, the Company depends upon frequent financings, including the sale of unsecured subordinated debentures, borrowings under warehouse credit facilities or lines of credit and it also depends on the sale of loans on a whole loan basis or through publicly underwritten or privately-placed securitizations. If the Company is unable to renew or obtain adequate funding on acceptable terms through its sale of subordinated debentures or under a warehouse credit facility, or other borrowings, or if it is unable to sell or securitize its loans, the lack of adequate funds would adversely impact liquidity and result in continued losses or reduce profitability. To the extent that the Company is not successful in replacing existing subordinated debentures and senior collateralized subordinated notes upon maturity, maintaining adequate warehouse credit facilities or lines of credit to fund increasing loan originations, or securitizing and selling its loans, it may have to limit future loan originations and restructure its operations. Limiting loan originations or restructuring operations could impair the Company's ability to repay subordinated debentures and senior collateralized subordinated notes at maturity and may result in continued losses.

   The Company has historically experienced negative cash flow from operations since 1996 primarily because, in general, its business strategy of selling loans through securitizations had not generated cash flow immediately. However, during fiscal 2004, the Company experienced positive cash flow from operations of $6.8 million, primarily due to sales of loans on a whole loan basis it originated in fiscal 2003. The following table compares the principal amount of loans sold in whole loan sales during the year ended June 30, 2004, to the amount of loans originated during the same period (in thousands):

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS CONDITIONS -- (CONTINUED)


                                                         WHOLE LOAN      LOANS
QUARTER ENDED                                              SALES      ORIGINATED
-------------                                            ----------   ----------
September 30, 2003 ..................................     $245,203     $124,052
December 31, 2003 ...................................        7,975(a)   103,084
March 31, 2004 ......................................      228,629      241,449
June 30, 2004 .......................................      326,571      514,095
                                                          --------     --------
Total for year ended June 30, 2004 ..................     $808,378     $982,680
                                                          ========     ========

---------------
(a) During the quarter ended December 31, 2003, the Company completed a securitization of $173.5 million of mortgage loans.

   For the fiscal year ended June 30, 2004, the Company recorded a net loss attributable to common stock of $115.1 million. The loss primarily resulted from: a) liquidity issues described below, which substantially reduced the Company's ability to originate loans and generate revenues during the first nine months of fiscal 2004, b) the Company's inability to complete securitizations of loans during the first, second and third quarters of fiscal 2004, c) operating expense levels which would support greater loan origination volume, and d) $46.4 million of pre-tax charges for valuation adjustments on its securitization assets. The valuation adjustments reflect the impact of higher than anticipated prepayments on securitized loans experienced during fiscal 2004 due to the continuing low interest rate environment. In fiscal 2004, the Company originated $982.7 million of loans, which represents a significant reduction as compared to $1.67 billion of loans originated in the prior fiscal year.

   For the fiscal year ended June 30, 2003, the Company recorded a loss of $29.9 million. The loss in fiscal 2003 was primarily due to the Company's inability to complete a securitization of loans during the fourth quarter of fiscal 2003 and to $45.2 million of net pre-tax charges for net valuation adjustments recorded on securitization assets.

   LIQUIDITY CONCERNS. The Company's short-term liquidity has been negatively impacted by several events and issues, which have occurred starting in the fourth quarter of fiscal 2003.

   First, the Company's inability to complete a securitization during the fourth quarter of fiscal 2003 adversely impacted its short-term liquidity position and contributed to the loss for fiscal 2003. Because there was no securitization, $453.4 million of the Company's $516.1 million of revolving credit and conduit facilities then available was drawn upon at June 30, 2003. The Company's revolving credit facilities and mortgage conduit facility had $62.7 million of unused capacity available at June 30, 2003, which significantly reduced its ability to fund loan originations in fiscal 2004 until it sold existing loans, extended existing credit facilities, or added new credit facilities.

   Second, the Company's ability to finance new loan originations in the first three months of fiscal 2004 using borrowings under certain of its credit facilities which carried over into fiscal 2004 was limited, terminated or expired by October 31, 2003. Further advances under a non-committed portion of one of these credit facilities were subject to the discretion of the lender and subsequent to June 30, 2003, there were no new advances under the non-committed portion. Additionally, on August 20, 2003, amendments to this credit facility eliminated the non-committed portion of this facility, reduced the committed portion to $50.0 million and accelerated the expiration date from November 2003 to September 30, 2003. Also, a $300.0 million mortgage conduit facility with a financial institution that enabled the Company to sell its loans into an off-balance sheet facility, expired pursuant to its terms on July 5, 2003. In addition, the Company was unable to borrow under a $25.0 million warehouse facility after September 30, 2003, and this facility expired on October 31, 2003.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS CONDITIONS -- (CONTINUED)

   Third, even though the Company was successful in obtaining one new credit facility in September 2003 and obtaining a second new credit facility in October 2003, see Remedial Actions to Address Liquidity Issues below, its ability to finance new loan originations in the second and third quarters of fiscal 2004 with borrowings under these new credit facilities was limited. The limitations resulted from requirements to fund overcollateralization, which is discussed below, in connection with new loan originations.

   Fourth, the Company's temporary discontinuation of sales of new subordinated debentures for approximately a six-week period during the first quarter of fiscal 2004 further impaired its liquidity.

   As a result of these liquidity issues, the Company's loan origination volume was substantially reduced. From July 1, 2003 through June 30, 2004, the
Company originated $982.7 million of loans, which represents a significant reduction as compared to originations of $1.67 billion of loans in fiscal
2003. As a result of the decrease in loan originations and liquidity issues described above, the Company incurred a loss in fiscal 2004 and depending on the Company's ability to complete securitizations and recognize gains in the future, it anticipates incurring losses at least through the first quarter of fiscal 2005.

   The combination of the Company's current cash position and expected sources of operating cash in fiscal 2005 may not be sufficient to cover its operating cash requirements. For the next six to twelve months, the Company expects to augment its sources of operating cash with proceeds from the issuance of subordinated debentures. In addition to repaying maturing subordinated debentures, proceeds from the issuance of subordinated debentures will be used to fund overcollateralization requirements in connection with loan originations and fund the Company's operating losses. The Company can provide no assurances that it will be able to continue issuing subordinated debentures. In the event the Company is unable to offer additional subordinated debentures for any reason, it has developed a contingent financial restructuring plan. This plan is described later in this note under "Subordinated Debentures and Senior Collateralized Subordinated Notes." On June 30, 2004, the Company had unrestricted cash of approximately $0.9 million and up to $210.4 million available under its credit facilities. Advances under these credit facilities can only be used to fund loan originations and not for any other purposes. The Company anticipates that depending upon the size of its future quarterly securitizations, it will need to increase loan originations to approximately $400.0 million to $500.0 million per month to return to profitable operations. If the Company is unable to complete quarterly securitizations, it will need to increase its loan originations to approximately $500.0 million to $600.0 million per month to return to profitability. For the quarter ended June 30, 2004, the Company originated $514.1 million of loans, including a monthly high of $208.5 million.

   The Company plans to achieve these increased levels of loan originations through the continued application of its business strategy adjustments, particularly as related to building an expanded broker channel and offering adjustable rate mortgages and more competitively priced fixed rate mortgages. The following actions were undertaken in fiscal 2004 to increase the Company's ability to originate loans in its broker channel: (i) in December 2003 the Company hired an experienced industry professional to manage the wholesale business; (ii) in December 2003 the Company acquired a broker operation with 35 employees (67 employees at June 30, 2004) located in California; (iii) in February 2004, the Company opened a mortgage broker office in Irving, California; (iv) in March 2004, the Company opened a mortgage broker office in Maryland and hired three experienced senior managers and a loan origination staff of 40 (56 employees at June 30, 2004); and (v) in June 2004 the Company acquired a broker operation with 35 employees located in Texas. In addition, the Company hired 25 mortgage broker account executives in its Upland Mortgage Broker Services division to expand its broker presence in the eastern, southern and mid-western areas of the United States and retained 67 employees in its Upland Broker Services Philadelphia headquarters to support its growing broker network. In total, at June 30, 2004, the Company had 285 employees in its broker operations including 136 account executives.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS CONDITIONS -- (CONTINUED)

   The Company's ability to achieve those levels of loan originations could be hampered by a failure to implement its business strategy adjustments and by loan funding limitations should the Company fail to maintain or replace adequate credit facilities to finance new loan obligations.

   Due to losses recorded in each of the quarters in fiscal 2004, the Company requested and obtained waivers for its non-compliance with financial covenants in its credit facility agreements and servicing agreements. See Note 10 for more detail.

   REMEDIAL ACTIONS TO ADDRESS LIQUIDITY ISSUES. The Company undertook specific remedial actions to address liquidity issues including:

   o The Company adjusted its business strategy beginning in early fiscal 2004. The adjusted business strategy focuses on shifting from gain-on-sale accounting and the use of securitization transactions as the Company's primary method of selling loans to a more diversified strategy which utilizes a combination of whole loan sales and securitizations,while protecting revenues, controlling costs and improving liquidity.

   o The Company solicited bids and commitments from participants in the whole loan sale market and entered into forward sale agreements. In total, from June 30, 2003 through June 30, 2004, the Company sold approximately
     $1.1 billion (which includes $222.3 million of loans sold by the expired mortgage conduit facility) of loans through whole loan sales. From July 1, 2004 through September 30, 2004, the Company sold an additional
     $586.5 million of loans through whole loan sales.

   o The Company has entered into an informal arrangement with one recurring purchaser of its loans whereby the purchaser maintains members of their loan underwriting staff on the Company's premises to facilitate their purchase of the Company's loans promptly after the Company originates them. This arrangement accelerates the Company's receipt of cash proceeds from the sale of loans, accelerates the pay down of its advances under its warehouse credit facilities and adds to its liquidity. This quicker turnaround time is expected to enable the Company to operate with smaller committed warehouse credit facilities than would otherwise be necessary.

   o On October 31, 2003, the Company completed a privately-placed securitization, with servicing released, of $173.5 million of loans.

   o The Company entered into two definitive loan agreements during fiscal 2004 for the purpose of funding its loan originations. These two agreements replaced those credit facilities, which carried over into fiscal 2004 but were limited, terminated or expired by October 31, 2003. The Company entered into the first agreement on September 22, 2003 with a financial institution for a one-year $200.0 million credit facility. It entered into the second agreement on October 14, 2003 with a warehouse lender for a three-year revolving mortgage loan warehouse credit facility of up to $250.0 million. The one-year facility was extended to November 5, 2004 and on September 30, 2004 was reduced to $100.0 million. The three-year $250.0 million warehouse credit facility continues to be available. See Note 10 for information regarding the terms of these facilities.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS CONDITIONS -- (CONTINUED)

   o The Company has recently entered into a commitment letter and anticipates entering into a definitive agreement with a warehouse lender for a one-year $100 million credit facility to replace the maturing $200.0 million credit facility (reduced to $100.0 million). However, no assurances can be given that the Company will enter into a definitive agreement regarding the $100.0 million credit facility or that this agreement will contain the terms and conditions acceptable to it. The Company also sold the interest-only strips and servicing rights related to five of its mortgage securitization trusts to an affiliate of this facility provider under the terms of a September 27, 2004 sale agreement. The sale of these assets was undertaken as part of the negotiations to obtain the new $100.0 million warehouse credit facility and to raise cash to pay fees on new warehouse credit facilities and as a result, the Company did not realize their full value as reflected on its books. The Company wrote down the carrying value of these interest-only strips and servicing rights by $5.4 million at June 30, 2004 to reflect their values under the terms of the sale agreement.

   o The Company is currently negotiating additional credit facilities to provide additional borrowing capacity to fund the increased level of loan originations expected under its adjusted business strategy, however, no assurances can be given that it will succeed in obtaining new credit facilities or that these facilities will contain terms and conditions acceptable to it.

   o The Company mailed an Offer to Exchange on December 1, 2003 and May 14, 2004 ("the exchange offers") to holders of its subordinated debentures in order to increase stockholders' equity and reduce the amount of outstanding debt. These exchange offers resulted in the exchange of $208.6 million of the Company's subordinated debentures for 109.4 million shares of Series A preferred stock and $99.2 million of senior collateralized subordinated notes. See Notes 10 and 11 for more detail on the terms of the exchange offers, senior collateralized subordinated notes and preferred stock issued. The issuance of 109.4 million shares of Series A preferred stock results in an annual cash preferred dividend obligation of $10.9 million.

   o On January 22, 2004, the Company executed an agreement to sell its interests in the remaining leases in its portfolio. The terms of the agreement included a cash sale price of approximately $4.8 million in exchange for the Company's lease portfolio balance as of December 31, 2003. The Company received the cash from this sale in January 2004 and recognized a net gain of $0.5 million.

   o The company suspended payment of quarterly dividends on its common stock beginning in the first quarter of fiscal 2004.

   To the extent that the Company fails to maintain its credit facilities or obtain alternative financing on acceptable terms and increase its loan originations, it may have to sell loans earlier than intended and further restructure its operations. While the Company currently believes that it will be able to restructure its operations, if necessary, it can provide no assurances that such restructuring will enable it to attain profitable operations or repay subordinated debentures or senior collateralized subordinated notes when due.

   SUBORDINATED DEBENTURES AND SENIOR COLLATERALIZED SUBORDINATED NOTES. At June 30, 2004, there were approximately $326.2 million of subordinated debentures and $28.1 million of senior collateralized subordinated notes, maturing within twelve months. The Company obtains the funds to repay the subordinated debentures and senior collateralized subordinated notes at their maturities by selling additional subordinated debentures and selling loans on a whole loan basis and securitizing loans. Cash flow from operations, the sale of subordinated debentures and lines of credit fund the Company's cash needs. The Company expects these sources of funds to be sufficient to meet its cash needs. The Company could, in the future, generate cash flows by securitizing, selling, or borrowing against its interest-only strips and selling servicing rights generated in past securitizations, although the Company's ability to utilize the interest-only strips in this

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS CONDITIONS -- (CONTINUED)

fashion could be restricted in whole or in part by the terms of the Company's $250.0 million warehouse credit facility and senior collateralized subordinated notes, both of which are collateralized by the interest-only strips at the present time. See Note 5 for more detail.

   The Company can provide no assurances that it will be able to continue issuing subordinated debentures. In the event the Company is unable to offer additional subordinated debentures for any reason, the Company has developed a contingent financial restructuring plan including cash flow projections for the next twelve-month period. Based on the Company's current cash flow projections, the Company anticipates being able to make all scheduled subordinated debenture maturities and vendor payments.

   The contingent financial restructuring plan is based on actions that the Company would take, in addition to those indicated in its adjusted business strategy, to reduce its operating expenses and conserve cash. These actions would include reducing capital expenditures, selling all loans originated on a whole loan basis, eliminating or downsizing various lending, overhead and support groups, and obtaining working capital funding. No assurance can be given that the Company will be able to successfully implement the contingent financial restructuring plan, if necessary, and repay its outstanding debt when due.

BASIS OF FINANCIAL STATEMENT PRESENTATION

   The consolidated financial statements include the accounts of ABFS and its subsidiaries (all of which are wholly owned). The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany balances and transactions have been eliminated. In preparing the consolidated financial statements, management is required to make estimates and assumptions, which affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates include, among other things, estimated prepayment, credit loss and discount rates on interest-only strips and servicing rights, estimated servicing revenues and costs, valuation of real estate owned, the net recoverable value of interest and fee receivables and determination of the allowance for credit losses.

   Certain prior period financial statement balances have been reclassified to conform to current period presentation. All outstanding shares, average common shares, earnings per common share and stock option amounts have been retroactively adjusted to reflect the effect of a 10% stock dividend declared on May 13, 2004 and a 10% stock dividend declared August 21, 2002 and amounts reported for June 30, 2001 and 2000 have been retroactively adjusted to reflect the effect of a 10% stock dividend declared October 1, 2001. See Note 11 for further description.

CASH AND CASH EQUIVALENTS

   Cash equivalents consist of short-term investments with an initial maturity of three months or less.

RESTRICTED CASH

   The Company held restricted cash balances of $8.0 million at June 30, 2004 collateralizing a letter of credit facility, $3.1 million and $4.9 million related to borrower escrow accounts at June 30, 2004 and 2003, respectively, and $2.1 million and $6.0 million at June 30, 2004 and 2003, respectively, related to deposits for future settlement of derivative financial instruments.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOAN AND LEASE RECEIVABLES

   Loans available for sale are loans the Company plans to sell or securitize and are carried at the lower of amortized cost (principal balance, including unamortized origination costs and fees) or fair value. Fair value is determined by quality of credit risk, types of loans originated, current interest rates, economic conditions, and other relevant factors.

   Non-accrual loans consist primarily of loans repurchased from securitization trusts and transferred from loans available for sale that are greater than 90 days delinquent. Non-accrual loans are carried at cost less an allowance for credit losses.

   Lease receivables were financing leases on equipment the Company originated prior to December 1999 carried at cost less an allowance for credit losses. Effective December 31, 1999, the Company discontinued originating equipment leases, but continued to service its portfolio of leases until its sale in January 2004.

INTEREST AND FEES RECEIVABLE

   Interest and fees receivables are comprised mainly of accrued interest receivable on loans and fees on loans that are less than 90 days delinquent. Fee receivables include, among other types of fees, late fees and taxes and insurance advances.

FORBEARANCE AND DEFERMENT ADVANCES RECEIVABLES

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

   Advances made under deferment and forbearance arrangements result from a new credit decision regarding the borrower's ability to repay the advance, as well as perform under the original terms of the original loan, and do not involve any modification of the terms of the original loan. These arrangements are considered a new lending activity and do not qualify as troubled debt restructurings under Statement of Financial Accounting Standard ("SFAS") No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings."
The Company records the advances that it makes under deferment and forbearance arrangements with borrowers as receivables on its balance sheet. The Company carries these receivables at their estimated recoverable amounts. If the original loan returns to a delinquency status of 90 days or more past due, the Company writes the receivable off to expense. During the fiscal year ended
June 30, 2004, the Company did not record any fee income on these arrangements while it recorded $99 thousand and $59 thousand during fiscal years ended June 30, 2003 and 2002, respectively.

LOANS SUBJECT TO REPURCHASE RIGHTS / LIABILITY FOR LOANS SUBJECT TO REPURCHASE RIGHTS

   Loans subject to repurchase rights are comprised of loans which were securitized under SFAS No. 140 that the Company has a right to repurchase because of a default by the borrower. SFAS No. 140 was effective on a prospective basis for transfers of financial assets occurring after March 31, 2001. For securitizations recorded under SFAS No. 140 which have removal of accounts provisions providing the Company with a contractual right to repurchase delinquent loans, SFAS No. 140 requires that it recognize the loans which are subject to these rights as assets on its balance sheet and record a liability to reflect the repurchase cost. SFAS No. 140 requires this accounting treatment because the default by the borrower has given the Company effective control over the loans whether or not the Company actually repurchases these loans. For securitization trusts 2001-2 through 2003-2, to which this rule applies, the Company has the

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS SUBJECT TO REPURCHASE RIGHTS / LIABILITY FOR LOANS SUBJECT TO REPURCHASE RIGHTS -- (CONTINUED)

contractual right to repurchase a limited amount of loans greater than 180 days past due, but no obligation to do so. As delinquent loans in securitization trusts 2001-2 through 2003-2 age greater than 180 days past due, the Company records an asset representing the fair value of the loans and a liability to reflect the repurchase cost. In accordance with the provisions of SFAS No. 140, the Company has recorded on its June 30, 2004 balance sheet an asset of $39.0 million and a liability of $45.9 million for delinquent loans subject to these removal of accounts provisions under securitization trusts 2001-2 through 2003-2.

   For securitization trusts 1996-1 through 2001-1, the Company also has rights to repurchase a limited amount of delinquent loans, but is not obligated to do so. No liabilities or assets have been recorded on its balance sheet related to these rights. The amount of delinquent loans in securitization trusts
1996- 1 through 2000-1 which the company has the right to repurchase as of June 30, 2004 was $54.3 million.

ALLOWANCE FOR CREDIT LOSSES

   The Company's allowance for credit losses on non-accrual loans and leases is maintained to account for delinquent loans and leases and delinquent loans that have been repurchased from securitization trusts. The allowance is maintained at a level that management determines is adequate to absorb estimated probable losses. The allowance is calculated based upon management's estimate of its ability to collect on outstanding loans and leases based upon a variety of factors, including, but not limited to, periodic analysis of the non-accrual loans and leases, economic conditions and trends, historical credit loss experience, borrowers' ability to repay and collateral considerations. Additions to the allowance arise from the provision for credit losses charged to operations or from the recovery of amounts previously charged-off. Loan and lease charge-offs reduce the allowance. Delinquent loans are charged off against the allowance in the period in which a loan is deemed fully uncollectable or when liquidated in a payoff. Management considers the current allowance to be adequate.

LOAN AND LEASE ORIGINATION COSTS AND FEES

   Direct loan and lease origination costs and loan fees such as points are recorded as an adjustment to the cost basis of the related loan and lease receivable. This asset is recognized in the Consolidated Statement of Income, in the case of loans, as an adjustment to the gain on sale recorded at the time the loans are sold, or in the case of leases, as amortization expense over the term of the leases.

INTEREST-ONLY STRIPS

   Prior to June 30, 2003, the Company sold most of the loans it originated through securitizations. In connection with these securitizations, the Company received cash and an interest-only strip, which represents the Company's retained interest in the securitized loans. As a holder of the interest-only strips, the Company is entitled to receive certain excess (or residual) cash flows and overcollateralization cash flows, which are derived from payments made to a trust from the securitized loans after deducting payments to investors in the securitization trust and other miscellaneous fees. These retained interests are carried at their fair value. Interest-only strips are initially recorded at their allocated cost basis at the time of recording a securitization gain and, in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities," referred to as SFAS No. 115 in this document, are then written up to their fair value through other comprehensive income, a component of stockholders' equity.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTEREST-ONLY STRIPS -- (CONTINUED)

   Fair value is based on a discounted cash flow analysis which estimates the present value of the future expected residual cash flows and overcollateralization cash flows utilizing assumptions made by management at the time the loans are sold. These assumptions include the rates used to calculate the present value of expected future residual cash flows and overcollateralization cash flows, referred to as the discount rates, and expected prepayment and credit loss rates on the pools of loans sold through securitizations. Cash flows are discounted from the date the cash is expected to be available to the Company (the "cash-out method"). Management based its estimates of prepayment and credit loss rates on historical experience, current and expected economic conditions and in the case of prepayment rate assumptions, consideration of the impact of changes in market interest rates. Excess cash flows are retained by the trust until certain overcollateralization levels are established. The overcollateralization is the excess of the aggregate principal balances of loans in a securitized pool over investor interests. The overcollateralization serves as credit enhancement for the investors.

   PREPAYMENT RATES. The assumptions the Company uses to estimate future prepayment rates are regularly compared to actual prepayment experience of the individual securitization pools of mortgage loans and to an average of the actual experience of other similar pools of mortgage loans at the same age. Current economic conditions, current interest rates, loans repurchased from securitization trusts and other factors are considered in our analysis of prepayment experience and in forecasting future prepayment levels.

   Analysis of prepayment experience and forecasts of prepayments consider that prepayments on securitized loans may be initiated by the borrower, such as a refinancing for a lower interest rate, initiated by the servicer in the collection process for delinquent loans, or as a result of our repurchase of delinquent loans from the securitization trusts for trigger management. Prepayments initiated by the borrower are viewed as voluntary prepayments. Voluntary prepayments are the most significant component of prepayment experience, generally representing approximately 91% of total prepayments, and are full cash payoffs of a securitized loan. Prepayments initiated by the servicer are viewed as involuntary prepayments, generally representing approximately 4% of total prepayment experience and are the result of delinquent loan bulk sales, REO liquidations and settlements on delinquent loans. Losses on these involuntary prepayments are absorbed by the securitization trusts. Prepayments as a result of the Company's repurchase of delinquent loans from the securitization trusts are also viewed as involuntary and generally represent approximately 5% of total prepayment experience.
Losses on the liquidation of repurchased loans are absorbed on the Company's books. Both voluntary and involuntary loan prepayments are incorporated in the Company's prepayment assumption forecasts.

   The Company's practice in forecasting prepayment assumptions for calculation of the initial securitization gain and subsequent revaluations had been to use an average historical prepayment rate of similar pools for the expected constant prepayment rate assumption while a pool of mortgage loans was less than a year old even though actual experience may be different. During that period, before a pool of mortgage loans reached its expected constant prepayment rate, actual experience both quantitatively and qualitatively was generally not considered sufficient to conclude that final actual experience for an individual pool of mortgage loans would be materially different from the average. For pools of mortgage loans greater than one-year old, prepayment experience trends for an individual pool was considered to be more significant. For these pools, adjustments to prepayment assumptions may be made to more closely conform the assumptions to actual experience if the variance from average experience is significant and is expected to continue.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTEREST-ONLY STRIPS -- (CONTINUED)

   For the past eleven quarters, actual prepayment experience was generally higher, most significantly on home equity loans, than historical averages for prepayments prior to that eleven-quarter period. The long duration of historically low interest rates, combined with increasing home values and high consumer debt levels has given borrowers an extended opportunity to engage in mortgage refinancing activities, which resulted in elevated prepayment experience. Low interest rates and increasing home values provide incentive to borrowers to convert high cost consumer debt into lower rate tax deductible loans. As home values have increased, lenders have been highly successful in educating borrowers that they have the ability to access the cash value in their homes.

   For the past eleven quarters, the Company assumed for each quarter end valuation that the decline in interest rates had stopped and a rise in interest rates would occur in the near term. Economic conditions and published mortgage industry surveys supported the Company's assumption. The Company believes that once it is beyond the low interest rate environment and its impact on prepayments, the long recurring and highly unfavorable prepayment experience over the past eleven quarters will subside. Also, the rate of increase in home values has slowed considerably, which the Company expects will mean that fewer borrowers will have excess value in their homes to access. As a result of analysis of these factors, the Company believes prepayments will continue to remain at higher than normal levels for the near term before declining to historical prepayment levels and then further declining in the future. However, the Company cannot predict with certainty what prepayment experience will be in the future. Any unfavorable difference between the assumptions used to value securitization assets and actual experience may have a significant adverse impact on the value of these assets. See the table "Summary of Material Mortgage Loan Securitization Valuation Assumptions and Actual Experience at June 30, 2004" in Note 5 for current prepayment assumptions.

   In addition to the use of prepayment fees on loans it originated, the Company has implemented programs and strategies in an attempt to reduce loan prepayments. These programs and strategies may include providing information to a borrower regarding costs and benefits of refinancing, which at times may demonstrate a refinancing option is not in the best economic interest of the borrower. Other strategies include offering second mortgages to existing qualified borrowers or offering financial incentives, such as the customer retention incentive program, to qualified borrowers to deter prepayment of their loan. The Company cannot predict with certainty what impact these efforts will have on our future prepayment experience.

   CREDIT LOSS RATES. Credit loss rates are analyzed in a similar manner to prepayment rates. Credit loss assumptions are compared to actual loss experience for individual mortgage loan pools and averages for similar mortgage loan pools. Delinquency trends, economic conditions, loans repurchased from securitization trusts and other factors are also considered. If the analysis indicates that loss experience may be different from assumptions, the Company would adjust its assumptions as necessary. See the table "Summary of Material Mortgage Loan Securitization Valuation Assumptions and Actual Experience at June 30, 2004" in Note 5 for current credit loss assumptions and actual credit loss experience. However, the Company cannot predict with certainty what credit loss experience will be in the future. Any unfavorable difference between the assumptions used to value securitization assets and actual experience may have a significant adverse impact on the value of these assets.

   The Company may elect to repurchase delinquent loans from securitization trusts to limit the level of delinquencies and losses in the securitization trusts, and as a result, it can avoid exceeding specified limits on delinquencies and losses that trigger a temporary reduction or discontinuation of cash flow from its interest-only strips. See Note 4 for the amount of loans the Company has repurchased from securitization trusts. Once a loan has been included in a pool of securitized loans, its performance, including historical loss experience if the loan has been repurchased, is reflected in the performance of that pool of mortgage loans.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTEREST-ONLY STRIPS -- (CONTINUED)

   The Company may enter into deferment and forbearance arrangements with borrowers in its managed portfolio who experience financial hardships. Any credit losses ultimately realized on these arrangements are included in total portfolio historical losses, which are used in developing credit loss assumptions.

   PERIODIC REVALUATIONS. The expected future cash flows from interest-only strips are periodically re-evaluated. The current assumptions for prepayment and credit loss rates are monitored against actual experience and other economic conditions and are changed if deemed necessary. In the event of an unfavorable change in these assumptions, the fair value of these assets would be overstated, requiring an accounting adjustment. In accordance with the provisions of Emerging Issues Task Force guidance on issue 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets," referred to as EITF 99-20 in this document, and SFAS No. 115, decreases in the fair value of interest-only strips that are deemed to be other than temporary adjustments to fair value are recorded through the income statement, which would adversely affect our income in the period of adjustment.

   Additionally, to the extent any individual interest-only strip has a portion of its initial write up to fair value still remaining in other comprehensive income, other than temporary decreases in its fair value would first be recorded as a reduction to other comprehensive income, which would adversely affect our stockholders' equity in the period of adjustment. During fiscal 2004, the Company recorded total pre-tax other than temporary valuation adjustments on its interest only-strips of $57.0 million, of which, in accordance with EITF 99-20, $39.6 million was charged as expense to the income statement and $17.4 million was charged to other comprehensive income. During fiscal 2003, the Company recorded total pre-tax other than temporary valuation adjustments on its interest-only strips of $58.0 million, of which $39.9 million was charged as expense to the income statement and $18.1 million was charged to other comprehensive income. The valuation adjustments primarily reflect the impact of higher than anticipated prepayments on securitized loans experienced during fiscal 2004 and fiscal 2003 due to the continuing low interest rate environment. See Note 5 Securitizations for more information on valuation assumptions adjustments recorded.

   The securitization trusts and their investors have no recourse to other assets of the Company for failure of the securitized loans to pay when due.

SERVICING RIGHTS

   When loans are sold through a securitization, the loans' servicing rights have generally been retained and the Company capitalizes the benefit associated with the rights to service securitized loans. However, the Company does not service the loans in the 2003-2 securitization, the Company's most recent securitization, which closed in October 2003.

   Servicing rights represent the rights to receive contractual servicing fees from securitization trusts and ancillary fees from borrowers net of adequate compensation that would be required by a substitute servicer. Servicing rights are carried at the lower of cost or fair value. Fair value represents the present value of projected net cash flows from servicing. The projected cash flows from servicing fees incorporate assumptions made by management, including prepayment rates and discount rates. These assumptions are similar to those used to value the interest-only strips retained in a securitization.

   Amortization of the servicing rights asset for securitized loans is calculated individually for each securitized loan pool and is recognized in proportion to servicing income on that particular pool of loans.

   The expected future cash flows from servicing rights are periodically re-evaluated. The current assumptions for prepayment rates are monitored against actual experience and other economic conditions and are changed if deemed necessary. A review for impairment is performed on a quarterly basis by stratifying

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SERVICING RIGHTS -- (CONTINUED)

the serviced loans by loan type, home equity or business purpose loans, which is considered to be the predominant risk characteristic in the portfolio of loans the Company services. In establishing loan type as the predominant risk characteristic, the Company considered the following additional loan characteristics and determined these characteristics as mostly uniform within its two types of serviced loans and not predominant for risk stratification:

   o Fixed versus floating rate loans - All loans the Company services in its securitizations are fixed-rate loans.

   o Conforming versus non-conforming loans - All loans the Company services are sub-prime (non-conforming) loans, with over 80% of the loans serviced having credit grades of A or B.

   o Interest rate on serviced loans - The serviced loan portfolio has a high penetration rate of prepayment fees. Sub-prime borrowers, in general, are not as influenced by movement in market interest rates as conforming borrowers. A sub-prime borrower's ability to `rate shop' is generally limited due to personal credit circumstances that are not market driven.

   o Loan collateral - All loans the Company services are secured by real estate, with approximately 85% secured with first liens on residential property.

   o Individual loan size - The average loan size in the Company's serviced portfolio is $75 thousand. The serviced portfolio is approximately
     $2.1 billion at June 30, 2004 with approximately 25 thousand loans. There are no significant defining groupings with respect to loan size. No loans are greater than $1.0 million, only $10.8 million of loans have principal balances greater than $500 thousand, and only $34.5 million of loans have principal balances greater than $350 thousand.

   o Geographic location of loans - The largest percentage of loans the Company services are geographically located in the mid-Atlantic and northeast sections of the United States.

   o Original loan term - Home equity loan terms are primarily 180, 240 or 360 months. Business purpose loan terms are primarily 120 or 180 months.

   If the Company's quarterly analysis indicates the carrying value of servicing rights is not recoverable through future cash flows from contractual servicing and other ancillary fees, a valuation allowance or write down would be required.

RECEIVABLE FOR SOLD LOANS

   Receivable for sold loans represents a receivable held by the Company for loans sold on a whole loan basis which have closed but not yet settled in cash.

PREPAID EXPENSES

   Prepaid assets are comprised mainly of amounts paid for fees on warehouse lines and operating lines of credit (facility fees), insurance coverage and printed marketing materials and customer lists, which have not yet been utilized. Costs for facility fees, printed materials and customer lists are expensed as they are utilized. Other marketing and advertising costs are expensed as incurred. Prepaid expenses at June 30, 2004 included $10.4 million for prepaid facility fees.

PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful life of the assets ranging from 3 to 15 years.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FINANCING COSTS AND AMORTIZATION

   Financing costs incurred in connection with public offerings of subordinated debenture securities are recorded in other assets and are amortized over the term of the related debt.

INVESTMENTS HELD TO MATURITY

   Investments classified as held to maturity recorded in other assets consisted of asset-backed securities that the Company had the positive intent and ability to hold to maturity. These investments were stated at amortized cost. These investments were liquidated in July 2004 due to the clean-up call and collapse of the securitization trust that had issued these investments.

REAL ESTATE OWNED

   Property acquired by foreclosure or in settlement of loan receivables is recorded in other assets, and is carried at the lower of the cost basis in the loan or fair value of the property less estimated costs to sell.

GOODWILL

   Goodwill is recorded in other assets and represents the excess of cost over the fair value of the net assets acquired from the Company's 1997 acquisition of New Jersey Mortgage and Investment Corp. (now American Business Mortgage Services, Inc.) and the 2004 acquisitions of broker operations in California and Texas. The Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets" in July 2001. In accordance with SFAS No. 142, the amortization of goodwill was discontinued. The Company performs periodic reviews for events or changes in circumstances that may indicate that the carrying amount of goodwill might exceed the fair value, which would require an adjustment to the goodwill balance for the amount of impairment. At June 30, 2004, no goodwill impairment existed. For segment reporting purposes, the goodwill balance is allocated to the loan origination segment.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Beginning in the fourth quarter of fiscal 2002, the Company offered customer retention incentives to borrowers who were exploring loan refinancing opportunities for the purpose of lowering their monthly loan payments. In an attempt to retain the loans the Company was servicing for these borrowers, it offered the borrowers the opportunity to receive a monthly cash rebate equal to a percentage of their scheduled monthly loan payments for periods of six to twelve months. When the Company was successful in retaining these loans, it was able to reduce the level of loan prepayments in its managed portfolio of securitized loans. To initially qualify for this program, a borrower has to be current on their loan principal and interest payments and to continue to qualify and receive each month's cash rebate, a borrower has to remain current. The percentage of rebates on scheduled monthly loan payments offered to participants ranged from 15% to 20%. No new participants in this program will be added after the first quarter of fiscal 2005. Included in accounts payable and accrued expenses at June 30, 2004 and 2003 was $1.3 million and $5.2 million, respectively, representing the Company's estimate of its liability for future payments to borrowers under this program. Included in general and administrative expenses for the years ended June 30, 2004, 2003 and 2002 was $1.8 million, $8.8 million and $0.8 million, respectively, representing the expense of this program in these years.

ACCUMULATED OTHER COMPREHENSIVE INCOME

   Accumulated other comprehensive income includes other comprehensive income as reported on the Consolidated Statement of Stockholders' Equity in accordance with SFAS No. 130, "Reporting

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ACCUMULATED OTHER COMPREHENSIVE INCOME -- (CONTINUED)

Comprehensive Income," referred to as SFAS 130. SFAS 130 requires unrealized gains and losses on certain investments be classified within other comprehensive income. The Company's components of other comprehensive income consist of certain fair value adjustments related to its interest-only strips which are recorded at their allocated cost basis at the time of recording a securitization gain and in accordance with SFAS No. 115 and then are written up to their fair value through other comprehensive income. Any subsequent increases in the fair value of the Company's interest-only strips would also be recorded through other comprehensive income. Any decreases in the fair value of interest-only strips that are deemed to be other than temporary adjustments to fair value are recorded through the income statement. To the extent any individual interest-only strip has a portion of its initial write up to fair value or a portion of any subsequent write up in fair value still remaining in other comprehensive income, other than temporary decreases in its fair value would first be recorded as a reduction to other comprehensive income.

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

   Interest accretion income represents the yield component of cash flows received on interest-only strips. The Company uses a prospective approach to estimate interest accretion. As previously discussed, the Company updates estimates of residual cash flow from the securitizations. Under the prospective approach, when it is probable that there is a favorable or unfavorable change in estimated residual cash flow from the cash flow previously projected, the Company recognizes a larger or smaller percentage of the cash flow as interest accretion. Any change in value of the underlying interest-only strip could impact the current estimate of residual cash flow earned from the securitizations. For example, a significant change in market interest rates could increase or decrease the level of prepayments, thereby changing the size of the total managed loan portfolio and related projected cash flows.

   Interest and fee income consists of interest earned on loans and leases while held in the Company's managed portfolio, and other ancillary fees collected in connection with loan origination. Interest income is recognized based on the simple interest or scheduled interest method depending on the original structure of the loan. Accrual of interest income is suspended when the receivable is contractually delinquent for 90 days or more. The accrual is resumed when the receivable becomes contractually current, and past-due interest income is recognized at that time. In addition, a detailed review may cause earlier suspension if collection is doubtful.

   Servicing income is recognized as contractual fees and other fees for servicing loans and leases are earned, net of amortization of servicing rights assets.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DERIVATIVE FINANCIAL INSTRUMENTS

   A primary market risk exposure that the Company faces is interest rate risk. Interest rate risk arises from the potential impact that changes in interest rates will have on the fair value of the Company's loans between the date fixed rate loans are originated and the date the terms and pricing for a whole loan sale or a securitization are fixed.

   From time to time, the Company utilizes derivative financial instruments in an attempt to mitigate the effect of changes in interest rates between the date loans are originated at fixed interest rates and the date the terms and pricing for a whole loan sale are fixed or the fixed interest rate pass-through certificates to be issued by a securitization trust are priced. Generally, the period between loan origination and pricing for whole loan sales is less than 45 days and the period between loan origination and pricing of the pass-through interest rate on a securitization is less than three months. The types of derivative financial instruments the Company uses to mitigate the effects of changes in fair value of the Company's loans due to interest rate changes may include interest rate swaps, futures and forward contracts, including forward loan sale agreements. The nature and quantity of hedging transactions are determined based on various factors, including market conditions and the expected volume of mortgage loan originations and purchases.

   At the time derivative contracts are executed, they may be specifically designated and documented as fair value hedges of mortgage loans, which the Company expects to sell in whole loan sale transactions or a term securitization at a future date. The mortgage loans consist of essentially similar pools of fixed interest rate loans, collateralized by real estate (primarily residential real estate) with similar maturities and similar credit characteristics. Even variable interest rate mortgages originated by the Company are generally fixed rate for the first two or three years.

   Mortgage loans to be sold in whole loan sale transactions are generally priced to yield a spread against Treasury or interest rate swap yield curves having maturities matching the maturities of the mortgage loan pool being sold. The Company may hedge the impact that changes in Treasury or interest rate swap yield curves may have on the fair value of its loans with forward starting interest rate swaps, Eurodollar futures, forward treasury sales or derivative contracts of similar underlying securities. Assuming this hedge relationship continues to be highly effective, determined as described below, hedge accounting continues until the mortgage loan pool is sold in a whole loan sale or the mortgage loan pool is committed to a forward sale agreement. When a hedge relationship is terminated, the derivative financial instrument may be re-designated as a hedge of a new mortgage pool.

   Fixed interest rate pass-through certificates issued by securitization trusts are generally priced to yield an interest rate spread above interest rate swap yield curves with maturities to match the maturities of the interest rate pass-through certificates. The Company may hedge the impact that potential interest rate changes in interest rate swap yield curves may have on the fair value of its loans with forward starting interest rate swaps, Eurodollar futures, forward treasury sales or derivative contracts of similar underlying securities. Assuming this hedge relationship continues to be highly effective, determined as described below, the relationship continues until the mortgage loan pool is sold in a securitization. When a hedge relationship is terminated, the derivative financial instrument may be re-designated as a hedge of a new mortgage pool.

   These practices have provided strong correlation between changes in the fair value of the derivative financial instruments the Company uses as hedges and changes in the fair value of the hedged loans due to the designated hedged risk. Derivative contracts receive hedge accounting only if they are designated as a hedge and are expected to be, and are, highly effective in substantially reducing interest rate risk arising from the pools of mortgage loans exposing the Company to risk. Under hedge accounting, the gain or loss derived from these derivative financial instruments, which are designated as fair value hedges, is reported in the Statement of Income (included in the caption "gains and losses on derivative financial instruments") as it

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DERIVATIVE FINANCIAL INSTRUMENTS -- (CONTINUED)

occurs with an offsetting adjustment to the hedged loans attributable to the risk being hedged also reported in the income statement. The fair value of derivative financial instruments is determined based on quoted market prices. The fair value of the hedged loans is determined based on current pricing of these assets in a whole loan sale or securitization. Cash flows resulting from fair value hedges are reported in the period they occur.

   The effectiveness of the Company's fair value hedges is periodically assessed. Fair value hedges must meet specific effectiveness tests to be considered highly effective. Over time the change in the fair values of the derivative financial instrument must be within 80 to 120 percent of the change in the fair value of the hedged loans due to the designated risk. If highly effective correlation does not exist, the Company discontinues hedge accounting prospectively. The Company has no derivative financial instruments designated as cash flow hedges.

   Generally, the Company does not enter into derivative financial instrument contracts for trading purposes. However, the Company has entered into derivative financial instrument contracts, which were not designated or qualified as accounting hedges. In these cases, the derivative financial instruments are recorded as an asset or liability on the balance sheet at fair value and gains and losses are included in the Statement of Income (included in the caption "gains and losses on derivative financial instruments") as they occur. These contracts have been used to protect the fair value of loans in the Company's pipeline and to reduce its exposure to changes in the fair value of certain interest-only strips due to changes in one-month LIBOR.

   Loans in the pipeline represent loan applications for which the Company is in the process of obtaining all the documentation required for a loan approval or approved loans, which have not been accepted by the borrower and are not considered to be firm commitments.

   The Company has sold mortgage loans through securitizations. The structure of certain securitization trusts includes a floating interest rate tranche based on one-month LIBOR plus an interest rate spread. Floating interest rate tranches in a securitization expose the Company to gains or losses due to changes in the fair value of the interest-only strip from changes in the floating interest rate paid to the certificate holders. In order to manage this exposure, the Company had entered into an interest rate swap agreement to lock in a fixed interest rate on certain of the Company's securitizations' variable rate tranches. This interest rate swap matured in April 2004. The swap agreement required a net cash settlement on a monthly basis of the difference between the fixed interest rate on the swap and the LIBOR rate paid on the certificates. The fair value of this swap agreement was based on estimated market values for the sale of the contract provided by a third party. Net changes in the fair value during a period were included in gains and losses on derivative financial instruments in the Statement of Income. The interest-only strips are held as available for sale securities and therefore changes in the fair value of the interest-only strips are recorded as a component of equity unless the fair value of the interest-only strip falls below its cost basis, which would require a write down through current period income.

   Additionally, the interest rate sensitivity for $63.0 million of floating interest rate certificates issued from the 2003-1 securitization trust is managed by an interest rate cap which was entered into by the trust at the inception of the securitization. This interest rate cap limits the one-month LIBOR to a maximum rate of 4.0% and was structured to automatically unwind as the floating interest rate certificates pay down. The interest rate sensitivity for $128.6 million of floating interest rate certificates issued from the 2003-2 securitization trust is managed by an interest rate cap which was entered into by the trust at the inception of the securitization. This interest rate cap limits the one-month LIBOR to a maximum rate of 4.0% and was structured to automatically unwind as the floating interest rate certificates pay down.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DERIVATIVE FINANCIAL INSTRUMENTS -- (CONTINUED)

   The value of derivative financial instruments is based on a notional amount, but this notional amount is not carried on the balance sheet. The notional amount is not exchanged between counterparties to the derivative financial instrument, but is only used as a basis to determine fair value, which is recorded on the balance sheet, and to determine interest and other payments between the counterparties. The Company's exposure to credit risk in a derivative transaction is represented by the fair value of those derivative financial instruments in a gain position. The Company attempts to manage this exposure by limiting its derivative financial instruments to those traded on major exchanges and where its counterparties are major financial institutions.

   See Note 20 for further discussion of the Company's use of derivative financial instruments.

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

   Estimates of deferred tax assets and liabilities make up the deferred income tax asset on the Company's balance sheet. These estimates involve significant judgments and estimates by management, which may have a material impact on the carrying value of the deferred income tax asset. The deferred income tax asset is periodically reviewed to determine if it is more likely than not that the Company will realize this deferred tax asset.

STOCK OPTIONS

   The Company has stock option plans that provide for the periodic granting of options to key employees and non-employee directors and accounts for options granted under these plans under APB Opinion No. 25 "Accounting for Stock
Issued to Employees" ("APB No. 25"). The Company accounts for fixed stock options issued under these plans using the intrinsic value method, and accordingly, no expense is recognized where the exercise price equals or exceeds the fair value of the common stock at the date of grant. The Company accounts for performance based stock options issued under these plans as variable stock options and recognizes compensation expense based on the fair value of the Company's common stock, as measured on the date of the grant, on a straight-line basis over the vesting period of these stock options.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK OPTIONS -- (CONTINUED)

   Had the Company accounted for stock options granted under these plans using the fair value method of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") and SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS No. 148"), pro forma net income and earnings per share would have been as follows (in thousands, except per share amounts):

                                                                                                           YEAR ENDED JUNE 30,
                                                                                                     ------------------------------
                                                                                                        2004        2003      2002
                                                                                                     ---------    --------   ------
Net income (loss) attributable to common stock, as reported......................................    $(115,146)   $(29,902)  $7,859
Stock based compensation costs, net of tax effects determined under fair value method for all
  awards.........................................................................................          712(a)     (130)    (170)
                                                                                                     ---------    --------   ------
Pro forma........................................................................................    $(114,434)   $(30,032)  $7,689
                                                                                                     =========    ========   ======
Earnings (loss) per share - basic
 As reported.....................................................................................    $  (34.07)   $  (9.32)  $ 2.44
 Pro forma.......................................................................................       (33.86)      (9.36)    2.38
Earnings (loss) per share - diluted
 As reported.....................................................................................    $  (34.07)   $  (9.32)  $ 2.26
 Pro forma.......................................................................................       (33.86)      (9.36)    2.22

---------------
(a) The pro forma adjustments for stock option costs are favorable to net income (loss) because the value of stock options forfeited during these periods exceeded the value of stock options vesting during these periods.

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

   Based on the requirements of this guidance, the Company is carrying a liability of $0.7 million on its balance sheet for its obligation to 2003-1 securitization trust which was created in March 2003. This liability represents the fair value of periodic interest advances that the Company, as servicer of the securitized loans, is obligated to pay on behalf of delinquent loans in the trust. The recording of this liability reduced the gain on sale recorded for the securitization. The Company would expect to record a similar liability for any subsequent securitization as it occurs. The amount of the liability that will be recorded is dependent mainly on the volume of loans the Company securitizes, the expected performance of those loans and the interest rate of the loans.

   The Company has not completed a new securitization with servicing retained since 2003-1.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS -- (CONTINUED)

   In December 2002, the FASB issued SFAS No. 148 which amends SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based compensation and requires pro forma disclosures of the effect on net income and earnings per share had the fair value method been used to be included in annual and interim reports and disclosure of the effect of the transition method used if the accounting method was changed, among other things. SFAS No. 148 is effective for annual reports of fiscal years beginning after December 15, 2002 and interim reports for periods beginning after December 15, 2002. The Company plans to continue using the intrinsic value method of accounting for stock-based compensation and therefore the new rule will have no effect on its financial condition or results of operations. The Company has adopted the new standard related to disclosure in the interim period beginning January 1, 2003. See Notes 1 and 12 of the Consolidated Financial Statements for further detail of the adoption of this rule.

   In April 2003, the FASB began reconsidering the current alternatives available for accounting for stock-based compensation. Currently, the FASB is continuing its deliberations on this matter. The Company cannot predict whether the guidance will change its current accounting for stock-based compensation, or what effect, if any, changes may have on the Company's current financial condition or results of operations.

   In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" to clarify the financial accounting and reporting for derivative instruments and hedging activities. SFAS No. 149 is intended to improve financial reporting by requiring comparable accounting methods for similar contracts. SFAS No. 149 is effective for contracts entered into or modified subsequent to June 30, 2003. The requirements of SFAS No. 149 do not affect the Company's current accounting for derivative instruments or hedging activities, therefore, it will have no effect on its financial condition or results of operations.

   In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 requires an issuer to classify certain financial instruments having characteristics of both liabilities and equity, such as mandatorily redeemable shares and obligations to repurchase the issuer's equity shares, as liabilities. The guidance is effective for financial instruments entered into or modified subsequent to May 31, 2003, and otherwise is effective at the beginning of the first interim period after June 15, 2003. The Company does not have any instruments with such characteristics and does not expect SFAS
No. 150 to have a material impact on its financial condition or results of operations.

   In December 2003, the FASB issued Interpretation No. 46 (revised December
2003), "Consolidation of Variable Interest Entities" ("FIN 46R"), which replaces the original FIN No. 46 issued in January 2003. FIN 46R addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights. This interpretation requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The interpretation also requires disclosures about variable interest entities that the Company is not required to consolidate but in which it has a significant variable interest. Special Purpose Entities ("SPE") are one type of entity, which, under certain circumstances, may qualify as a variable interest entity. Although the Company uses unconsolidated SPEs extensively in its loan securitization activities, the guidance will not affect the Company's current consolidation policies for SPEs as the guidance does not change the guidance incorporated in SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" which precludes consolidation of a qualifying SPE by a transferor of assets

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS -- (CONTINUED)

to that SPE. FIN 46R will therefore have no effect on the Company's financial condition or results of operations and would not be expected to affect it in the future.

2. ACQUISITIONS

   On December 24, 2003, the Company acquired a broker operation with 35 employees located in California that operates primarily on the west coast of the United States for the purpose of expanding its capacity to originate loans through its broker channel, especially in the state of California. Assets acquired in this transaction, mostly fixed assets, were not material. The purchase price was comprised of issuing a $475 thousand convertible non-negotiable promissory note to the seller and assuming $107 thousand of liabilities. As a result of this transaction, the Company increased its goodwill by $582 thousand.

   The $475 thousand convertible non-negotiable promissory note issued in the December 2003 acquisition bears interest at 6% per annum and matures June 30, 2005. At any time on or after December 24, 2004 and before January 31, 2005, the holder of the note has the option to convert the note into the number of shares of common stock determined by dividing the outstanding principal amount of the note and accrued interest, if any, by $5.00, subject to adjustment for any changes in the capitalization of the Company affecting its common stock.

   On June 11, 2004, the Company acquired a broker operation with 35 employees located and primarily operating in the state of Texas. This acquisition was also for the purpose of expanding the Company's capacity to originate loans through its broker channel. Assets acquired in this transaction, mostly fixed assets, were not material. The purchase price was comprised of issuing a $650 thousand convertible non-negotiable promissory note to the seller and $150 thousand of cash. As a result of this transaction, the Company increased its goodwill by $612 thousand.

   The $650 thousand convertible non-negotiable promissory note issued in the June 2004 acquisition bears interest at 8% per annum and is to be paid in five semi-annual installments of $108 thousand each commencing on December 31, 2004. The final semi-annual installment is due on June 30, 2007. At any semi-annual installment date, the holder of the note has the option to convert the note into the number of shares of the Company's common stock as determined by dividing the semi-annual principal payment amount by the closing price per common share on the immediately preceding semi-annual payment date, subject to adjustment for any changes in the capitalization of the Company affecting its common stock.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

3.  LOAN AND LEASE RECEIVABLES

LOANS AVAILABLE FOR SALE

   Loans available for sale were comprised of the following (in thousands):


                                                                   JUNE 30,
                                                             -------------------
                                                               2004       2003
                                                             --------   --------
Loans available for sale, secured by real estate,
  principal balance......................................    $300,143   $257,840
Valuation allowance(a) ..................................         (42)    (1,319)
Deferred direct loan origination costs ..................       4,453      6,850
Other(b) ................................................        (279)        48
                                                             --------   --------
                                                             $304,275   $263,419
                                                             ========   ========

---------------
(a) For estimated credit losses.
(b) Represents the SFAS No. 133 adjustment to the fair value of hedged loans.

   Real estate secured loans have contractual maturities of up to 30 years.

   The activity in the valuation allowance against available for sale loans is summarized as follows (in thousands):

                                                                                                              YEAR ENDED JUNE 30,
                                                                                                          -------------------------
                                                                                                            2004      2003     2002
                                                                                                          -------    ------   -----
Balance at beginning of year..........................................................................    $ 1,319    $  263   $ 380
Provision adjustment..................................................................................     (1,277)    1,056    (117)
                                                                                                          -------    ------   -----
Ending Balance........................................................................................    $    42    $1,319   $ 263
                                                                                                          =======    ======   =====


NON-ACCRUAL LOANS

   At June 30, 2004 and June 30, 2003, the accrual of interest income was suspended on real estate secured loans of $2.1 million and $4.2 million, respectively. Non-accrual loans at June 30, 2004 and 2003 were comprised of the following (in thousands):

                                                                    JUNE 30,
                                                               -----------------
                                                                  2004     2003
                                                               -------   -------
Loans repurchased from securitization trusts ..............    $ 1,933   $ 3,510
Loans transferred from available for sale .................        181       684
                                                               -------   -------
                                                                 2,114     4,194
Allowance for credit losses ...............................       (121)     (195)
                                                               -------   -------
Net non-accrual loans .....................................    $ 1,993   $ 3,999
                                                               =======   =======

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

3.  LOAN AND LEASE RECEIVABLES (CONTINUED)

NON-ACCRUAL LOANS -- (CONTINUED)

   Average balances of non-accrual loans during the years ended June 30, 2004 and 2003 were $7.3 million and $8.6 million, respectively.

   While the Company is under no obligation to do so, at times it elects to repurchase delinquent loans from the securitization trusts. Repurchasing delinquent loans from securitization trusts benefits the Company by allowing it to limit the level of delinquencies and losses in the securitization trusts and as a result, it can avoid exceeding specified limits on delinquencies and losses that trigger a temporary reduction or discontinuation of cash flow from its interest-only strips until the delinquency or loss triggers are no longer exceeded. The Company has the right, but not the obligation, to repurchase a limited amount of delinquent loans from securitization trusts. In addition, the Company may elect to repurchase delinquent loans in situations requiring more flexibility for the administration and collection of these loans. The purchase price of a delinquent loan is at the loan's outstanding contractual balance. A foreclosed loan is one where the Company, as servicer, has initiated formal foreclosure proceedings against the borrower and a delinquent loan is one that is 31 days or more past due. The foreclosed and delinquent loans the Company typically elects to repurchase are usually 90 days or more delinquent and the subject of foreclosure proceedings, or where a completed foreclosure is imminent. The related loss on these repurchased loans is included in the income statement as a loss provided on the repurchase of loans in the period of repurchase. The related REO writedown for REO repurchased is recorded through general and administrative expense in the period of repurchase. The Company's ability to repurchase these loans does not disqualify sale accounting under SFAS No. 140 or other relevant accounting literature because the Company is not required to repurchase any loan and its ability to repurchase a loan is limited by contract.

   At June 30, 2004, four of the Company's twenty-six mortgage securitization trusts were under a triggering event as a result of delinquencies exceeding specified levels. There were no securitization trusts exceeding specified loss levels at June 30, 2004. At June 30, 2003, none of the Company's mortgage securitization trusts were under a triggering event. Approximately $8.0 million of excess overcollateralization is being held by the four trusts as of June
30, 2004. For the fiscal year ended June 30, 2004, the Company repurchased delinquent loans with an aggregate unpaid principal balance of $54.0 million from securitization trusts primarily for trigger management. The Company cannot predict when the four trusts currently exceeding triggers will be below trigger limits and release the excess overcollateralization. In order for these trusts to release the excess overcollateralization, delinquent loans would need to decline, or the company would need to repurchase delinquent loans of up to $10.4 million as of June 30, 2004. If delinquencies increase and the Company cannot cure the delinquency or liquidate the loans in the mortgage securitization trusts without exceeding loss triggers, the levels of repurchases required to manage triggers may increase. The Company's ability to continue to manage triggers in its securitization trusts in the future is affected by the availability of cash from operations or through the sale of subordinated debentures to fund these repurchases.

   The following table summarizes the principal balances of loans and real estate owned "REO" repurchased from securitization trusts (dollars in thousands):

                                                                                                            YEAR ENDED JUNE 30,
                                                                                                       ----------------------------
                                                                                                         2004      2003       2002
                                                                                                       -------    -------   -------
By original loan type:
 Business purpose loans............................................................................    $14,759    $16,252   $ 6,669
 Home equity loans.................................................................................     39,211     38,775    23,571
                                                                                                       -------    -------   -------
   Total...........................................................................................    $53,970    $55,027   $30,240
                                                                                                       =======    =======   =======
By loans and REO:
 Loans repurchased.................................................................................    $41,162    $23,809   $13,653
 REO purchased.....................................................................................     12,808     31,218    16,587
                                                                                                       -------    -------   -------
   Total...........................................................................................    $53,970    $55,027   $30,240
                                                                                                       =======    =======   =======
Number of loans repurchased........................................................................        684        637       341
                                                                                                       =======    =======   =======

   The Company received $40.9 million, $37.6 million and $19.2 million of proceeds from the liquidation of repurchased loans and REO during the years ended June 30, 2004, 2003 and 2002, respectively. The Company had repurchased loans remaining on the balance sheet in the amounts of $3.3 million, $4.7 million and $5.0 million at June 30, 2004, 2003 and 2002, respectively, and REO of $1.9 million, $4.5 million and $3.2 million at June 30, 2004, 2003 and 2002, respectively.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

3.  LOAN AND LEASE RECEIVABLES (CONTINUED)

LEASE RECEIVABLES

   Lease receivables were comprised of the following (in thousands):

                                                                      JUNE 30,
                                                                   -------------
                                                                   2004    2003
                                                                   ----   ------
Leases, net of unearned income of $550 in 2003 ................    $--    $4,126
Deferred direct origination costs .............................     --        28
Allowance for credit losses ...................................     --      (170)
                                                                   ---    ------
Net lease receivables .........................................    $--    $3,984
                                                                   ===    ======

   Substantially all leases were direct finance-type leases whereby the lessee had the right to purchase the leased equipment at the lease expiration for a nominal amount.

   On January 22, 2004, the Company executed an agreement to sell its interests in the remaining leases in its portfolio. The terms of the agreement included a cash sale price of approximately $4.8 million in exchange for the Company's lease portfolio balance as of December 31, 2003. The Company received the cash from this sale in January 2004 and recognized a net gain of $0.5 million.

4.  ALLOWANCE FOR CREDIT LOSSES

   The activity in the allowance for credit losses on non-accrual loans and leases is summarized as follows (in thousands):

                                                                                                            YEAR ENDED JUNE 30,
                                                                                                      -----------------------------
                                                                                                         2004      2003       2002
                                                                                                      --------    -------   -------
Balance at beginning of year......................................................................    $    363    $ 1,094   $ 1,106
Provision for credit losses:
 Business purpose loans...........................................................................         161         30       777
 Home equity loans................................................................................       3,474         89     1,465
 Equipment leases.................................................................................        (210)       364     1,319
                                                                                                      --------    -------   -------
   Total provision................................................................................       3,425        483     3,561
                                                                                                      --------    -------   -------
Loan charge-offs:
 Business purpose loans...........................................................................        (274)      (129)     (889)
 Home equity loans................................................................................      (3,531)      (622)   (1,297)
 Equipment leases.................................................................................      (1,127)      (865)   (1,689)
                                                                                                      --------    -------   -------
   Total loan charge offs.........................................................................      (4,932)    (1,616)   (3,875)
                                                                                                      --------    -------   -------
Recoveries of loans previously charged off:
 Business purpose loans...........................................................................          84         38        24
 Home equity loans................................................................................          14         12         5
 Equipment leases.................................................................................       1,167        352       273
                                                                                                      --------    -------   -------
   Total recoveries...............................................................................       1,265        402       302
                                                                                                      --------    -------   -------
Total charge-offs, net............................................................................      (3,667)    (1,214)   (3,573)
                                                                                                      --------    -------   -------
Balance at end of year............................................................................    $    121    $   363   $ 1,094
                                                                                                      ========    =======   =======
Ratio of net charge offs in the portfolio to the average portfolio(a).............................        2.10%      0.85%     2.89%
Ratio of allowance to non-accrual loans and leases ...............................................        5.72%      4.39%     8.70%

---------------
(a) The average portfolio includes loans available for sale, non-accrual loans and leases.

   The following schedule details the provision for credit losses for the years ended June 30, 2004, 2003 and 2002 (in thousands):

                                                                                                             YEAR ENDED JUNE 30,
                                                                                                         --------------------------
                                                                                                           2004      2003     2002
                                                                                                         -------    ------   ------
Loans available for sale.............................................................................    $    42    $1,319   $  262
Non-accrual loans....................................................................................      3,676     1,439    2,506
Leases ..............................................................................................       (210)      364    1,319
                                                                                                         -------    ------   ------
Total Provision for Credit Losses....................................................................    $ 3,508    $3,122   $4,087
                                                                                                         =======    ======   ======

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

5.  SECURITIZATIONS

   The following schedule details loan securitization activity (dollars in millions):

                                                                                                           YEAR ENDED JUNE 30,
                                                                                                      -----------------------------
                                                                                                       2004       2003       2002
                                                                                                      ------    --------   --------
Loans securitized:
 Business purpose loans...........................................................................    $ 11.0    $  112.0   $  129.1
 Home equity loans................................................................................     130.4     1,311.7    1,222.0
                                                                                                      ------    --------   --------
                                                                                                      $141.4    $1,423.7   $1,351.1
                                                                                                      ======    ========   ========
Number of term securitizations:
 Business purpose and home equity loans...........................................................         1           3          4
Cash proceeds:
 Business purpose and home equity loans...........................................................    $139.3    $1,445.0   $1,374.6
Securitization gains:
 Business purpose and home equity loans...........................................................    $ 15.1    $  171.0   $  185.6


   The table below summarizes certain cash flows received from and paid to securitization trusts (in millions):


                                                               YEAR ENDED JUNE 30,
                                                               -----------------
                                                                 2004     2003
                                                               ------   --------
Proceeds from new securitizations .........................    $139.3   $1,445.0
Contractual servicing fees received .......................      43.6       44.9
Other cash flows received on retained interests(a) ........     151.1       87.2
Purchases of delinquent or foreclosed assets ..............     (54.0)     (55.0)
Servicing advances ........................................     (11.6)     (10.3)
Reimbursement of servicing advances .......................      11.8       11.6

---------------
(a) Amount is net of required purchases of additional overcollateralization.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

5.  SECURITIZATIONS (CONTINUED)

   The Company's securitizations involve a two-step transfer that qualified for sale accounting under SFAS No. 125 and also qualify under SFAS No. 140. First, the Company sells the loans to an SPE, which has been established for the limited purpose of buying and reselling the loans and establishing a true sale under legal standards. Next, the SPE sells the loans to a qualified SPE, which is a trust transferring title of the loans and isolating those assets from the Company's assets. The Company receives a true sale opinion from legal counsel for each securitization. Finally, the trust issues certificates to investors to raise the cash purchase price for the loans being sold, collects proceeds on behalf of the certificate holders, distributes proceeds and is a distinct legal entity, independent from the Company.

   The Company also used SPEs in the sales of loans to a $300.0 million off-balance sheet mortgage conduit facility. Sales into the off-balance sheet facility involved a two-step transfer that qualified for sale accounting under SFAS No. 140, similar to the process described above. This facility had a revolving feature and could be directed by the sponsor to dispose of the loans.

   Typically, the loans were disposed of by securitizing the loans in a term securitization. The third party note purchaser also has the right to have the loans sold in whole loan sale transactions. Under this off-balance sheet facility arrangement, the loans had been isolated from the Company and its subsidiaries and as a result, transfers to the facility were treated as sales for financial reporting purposes. When loans were sold to this facility, the Company assessed the likelihood that the sponsor would transfer the loans into a term securitization. As the sponsor had typically transferred the loans to a term securitization prior to the fourth quarter of fiscal 2003, the amount of gain on sale recognized for loans sold to this facility was estimated based on the terms the Company would obtain in a term securitization rather than the terms of this facility. For the fourth quarter of fiscal 2003, the likelihood that the facility sponsor would ultimately transfer the underlying loans to a term securitization was significantly reduced and the amount of gain recognized for loans sold to this facility was based on terms expected in a whole loan sale transaction. The Company's ability to sell loans into this facility expired pursuant to its terms on July 5, 2003. At June 30, 2003, the off-balance sheet mortgage conduit facility held loans with principal balance due of $275.6 million as assets and owed $267.5 million to third parties. Through September 30, 2003, $222.3 million of the loans which were in the facility at June 30, 2003 were sold in whole loan sales as directed by the facility sponsor. At September 30, 2003, the facility held loans with principal balances of $40.5 million as assets and owed $36.0 million to third parties. This conduit facility was refinanced in an October 16, 2003 refinancing as described in Note 10.

   Declining interest rates and resulting high prepayment rates over the last eleven quarters have required revisions to our estimates of the value of our securitization assets. Beginning in the second quarter of fiscal 2002 and on a quarterly basis thereafter, our prepayment rates, as well as those throughout the mortgage industry, remained at higher than expected levels due to continuing low interest rates during this period. As a result, over the last eleven quarters, the Company has recorded cumulative pre-tax write downs to its interest-only strips in the aggregate amount of $175.8 million and pre-tax adjustments to the value of servicing rights of $17.9 million, for total adjustments of $193.7 million, mainly due to the higher than expected prepayment experience. During the same period, the Company reduced the discount rates it applies to value its securitization assets, resulting in net favorable pre-tax valuation impacts of $20.9 million on interest-only strips and $7.1 million on servicing rights. The discount rates were reduced primarily to reflect the impact of the sustained decline in market interest rates. Additionally, on June 30, 2004, the Company wrote down the carrying value of its interest-only strips and servicing rights related to five of its mortgage securitization trusts by $5.4 million to reflect their values under the terms of a September 27, 2004 sale agreement. The sale of these assets was undertaken as part of the negotiations to obtain a new $100.0 million warehouse credit facility described in Note 10 and to raise cash to pay fees on new warehouse credit facilities. The following table summarizes the net cumulative write downs recorded on the Company's securitization assets over the last eleven quarters (in thousands):

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

5.  SECURITIZATIONS (CONTINUED)


                                                                                               TOTAL       INCOME         OTHER
                                                                                            WRITE DOWN    STATEMENT   COMPREHENSIVE
                                                                                            (WRITE UP)     IMPACT     INCOME IMPACT
                                                                                            ----------    ---------   -------------
PRE-TAX ADJUSTMENT RESULTING FROM:
Prepayments.............................................................................     $193,743     $128,667       $65,076
Discount rate...........................................................................      (28,038)     (18,427)       (9,611)
Loss on sale............................................................................        5,452        3,446         2,006
                                                                                             --------     --------       -------
Net cumulative write down...............................................................     $171,157     $113,686       $57,471
                                                                                             ========     ========       =======

   During fiscal 2004, the Company recorded total pre-tax valuation adjustments on its interest-only strips and servicing rights of $63.8 million, of which $46.4 million was charged as expense to the income statement and $17.4 million was charged to other comprehensive income. These adjustments primarily reflect the impact of higher than anticipated prepayments on securitized loans experienced in fiscal 2004 due to the low interest rate environment experienced during fiscal 2004. The fiscal 2004 valuation adjustment also includes a write down of the carrying value of interest-only strips and servicing rights related to five of the Company's mortgage securitization trusts of $5.4 million to reflect their values under the terms of a September 27, 2004 sale agreement. The sale of these assets was undertaken as part of negotiations to obtain a new $100.0 million warehouse credit facility and to raise cash to pay fees on new warehouse credit facilities and as a result, the Company did not realize their full value as reflected on its books. This compares to total pre-tax valuation adjustments on the Company's securitization assets of $63.3 million during the year ended June 30, 2003, of which $45.2 million was charged as expense to the income statement and $18.1 million was reflected as an adjustment to other comprehensive income.
The breakout of the total adjustments in fiscal 2004 and 2003 between interest-only strips and servicing rights was as follows (in thousands):

                                                             YEAR ENDED JUNE 30, 2004                YEAR ENDED JUNE 30, 2003
                                                       ------------------------------------    ------------------------------------
                                                        TOTAL      INCOME         OTHER         TOTAL      INCOME         OTHER
                                                        WRITE     STATEMENT   COMPREHENSIVE     WRITE     STATEMENT   COMPREHENSIVE
                                                         DOWN      IMPACT     INCOME IMPACT      DOWN      IMPACT     INCOME IMPACT
                                                       -------    ---------   -------------    -------    ---------   -------------
Interest-only strips ...............................   $57,031     $39,659       $17,372       $57,973     $39,900       $18,073
Servicing rights ...................................     6,791       6,791            --         5,282       5,282            --
                                                       -------     -------       -------       -------     -------       -------
Total securitization assets ........................   $63,822     $46,450       $17,372       $63,255     $45,182       $18,073
                                                       =======     =======       =======       =======     =======       =======


   The valuation adjustment on interest-only strips for fiscal 2004 included the net impact of a December 31, 2003 reduction in the discount rate applied to value the residual cash flows from interest-only strips from 11% to 10%, and a subsequent increase in that discount rate at June 30, 2004 back to 11%. The discount rate was reduced to 10% on December 31, 2003 from 11% on September 30, 2003 and June 30, 2003 primarily to reflect the impact of the sustained decline in market interest rates. The increase back to 11% at June 30, 2004 was made to reflect an increase in market interest rates that had occurred since the end of the March 2004 quarter. The December 31, 2003 reduction in discount rate had a favorable impact of $8.4 million on that quarter's valuation adjustment. The June 30, 2004 increase in discount rate had an unfavorable impact of $8.4 million on that quarter's valuation adjustment.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

5.  SECURITIZATIONS (CONTINUED)

   The following tables detail the pre-tax write downs of the securitization assets by quarter and details the impact to the income statement and to other comprehensive income in accordance with the provisions of SFAS No. 115 and EITF 99-20 as they relate to interest-only strips and SFAS No. 140 as it relates to servicing rights (in thousands):

FISCAL YEAR 2004:

                                                                                                TOTAL      INCOME         OTHER
                                                                                                WRITE     STATEMENT   COMPREHENSIVE
QUARTER ENDED                                                                                    DOWN      IMPACT     INCOME IMPACT
-------------                                                                                  -------    ---------   -------------
September 30, 2003.........................................................................    $16,658     $10,795       $ 5,863
December 31, 2003..........................................................................     14,724      11,968         2,756
March 31, 2004.............................................................................     23,191      15,085         8,106
June 30, 2004..............................................................................      9,249       8,602           647
                                                                                               -------     -------       -------
Total Fiscal 2004..........................................................................    $63,822     $46,450       $17,372
                                                                                               =======     =======       =======

FISCAL YEAR 2003:


                                                                                                TOTAL      INCOME         OTHER
                                                                                                WRITE     STATEMENT   COMPREHENSIVE
QUARTER ENDED                                                                                    DOWN      IMPACT     INCOME IMPACT
-------------                                                                                  -------    ---------   -------------
September 30, 2002.........................................................................    $16,739     $12,078       $ 4,661
December 31, 2002..........................................................................     16,346      10,568         5,778
March 31, 2003.............................................................................     16,877      10,657         6,220
June 30, 2003..............................................................................     13,293      11,879         1,414
                                                                                               -------     -------       -------
Total Fiscal 2003..........................................................................    $63,255     $45,182       $18,073
                                                                                               =======     =======       =======

FISCAL YEAR 2002:


                                                                                                TOTAL      INCOME         OTHER
                                                                                                WRITE     STATEMENT   COMPREHENSIVE
QUARTER ENDED                                                                                    DOWN      IMPACT     INCOME IMPACT
-------------                                                                                  -------    ---------   -------------
December 31, 2001..........................................................................    $11,322     $ 4,462       $ 6,860
March 31, 2002.............................................................................     15,513       8,691         6,822
June 30, 2002..............................................................................     17,244       8,900         8,344
                                                                                               -------     -------       -------
Total Fiscal 2002..........................................................................    $44,079     $22,053       $22,026
                                                                                               =======     =======       =======

   Note: The impacts of prepayments on our securitization assets in the quarter ended September 30, 2001 were not significant.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

5.  SECURITIZATIONS (CONTINUED)

   The following tables provide information regarding the initial and current assumptions applied in determining the fair values of mortgage loan related interest-only strips and servicing rights for each securitization trust.

                SUMMARY OF MATERIAL MORTGAGE LOAN SECURITIZATION
          VALUATION ASSUMPTIONS AND ACTUAL EXPERIENCE AT JUNE 30, 2004

                                                                    2003-2   2003-1    2002-4   2002-3    2002-2    2002-1   2001-4
                                                                    ------   ------    ------   ------    ------    ------   ------
INTEREST-ONLY STRIP RESIDUAL DISCOUNT RATE:
 Initial valuation..............................................       11%      13%       13%      13%       13%       13%      13%
 Current valuation..............................................       11%      11%       11%      11%       11%       11%      11%
INTEREST-ONLY STRIP OVERCOLLATERALIZATION DISCOUNT RATE:
 Initial valuation..............................................        8%       7%        9%       7%        7%        7%       7%
 Current valuation..............................................        8%       5%        9%       7%        7%        7%       5%
SERVICING RIGHTS DISCOUNT RATE:
 Initial valuation..............................................      (e)       11%       11%      11%       11%       11%      11%
 Current valuation..............................................      (e)        9%        9%       9%        9%        9%       9%
PREPAYMENT RATES(a):
 INITIAL ASSUMPTION(b):
   Business loans...............................................       11%      11%       11%      11%       11%       11%      11%
   Home equity loans............................................       22%      22%       22%      22%       22%       22%      22%
 RAMP PERIOD (MONTHS):
   Business loans...............................................       27       27        27       27        27        27       27
   Home equity loans............................................       30       30        30       30        30        30       30
 CURRENT EXPERIENCE(c):
   Business loans...............................................       15%      28%       15%      23%       25%       31%      19%
   Home equity loans............................................       31%      55%       48%      45%       42%       44%      38%
 CURRENT ASSUMPTION(d):
   Business loans
    Months 1 through 3..........................................       13%      23%       16%      21%       35%       28%      29%
    Months 4 through 12.........................................       16%      21%       21%      20%       17%       14%      11%
    Months thereafter...........................................       14%      13%       12%      11%       10%       10%      10%
   Home equity loans
    Months 1 through 3..........................................       30%      43%       39%      37%       35%       37%      39%
    Months 4 through 12.........................................       20%      20%       20%      20%       20%       20%      20%
    Months 13 through 24........................................       15%      15%       15%      15%       15%       15%      15%
    Months thereafter...........................................       12%      12%       12%      12%       12%       12%      12%
ANNUAL CREDIT LOSS RATES:
 Initial assumption.............................................     0.52%    0.40%     0.40%    0.40%     0.40%     0.40%    0.40%
 Actual experience..............................................     0.05%    0.02%     0.05%    0.11%     0.15%     0.15%    0.23%
 Current assumption.............................................     0.52%    0.40%     0.40%    0.40%     0.40%     0.40%    0.40%
SERVICING FEES:
 Contractual fees...............................................      (e)     0.50%     0.50%    0.50%     0.50%     0.50%    0.50%
 Ancillary fees.................................................      (e)     1.25%     1.25%    1.25%     1.25%     1.25%    1.25%

---------------
(a) Prepayment rates are expressed as Constant Prepayment Rate (CPR).
(b) The prepayment ramp is the length of time before a pool of mortgage loans reaches its expected CPR. The business loan prepayment ramp begins at 3% in month one, ramps to an expected peak rate over 27 months, then declines to the final expected CPR by month 40. The home equity loan prepayment ramp begins at 2% in month one and ramps to an expected rate over 30 months.
(c) Current experience is a six-month historical average.
(d) Current assumption is a blended average projected during the time period described.
(e) Servicing rights for the 2003-2 loans were sold to a third party servicer.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

5.  SECURITIZATIONS (CONTINUED)

                SUMMARY OF MATERIAL MORTGAGE LOAN SECURITIZATION
    VALUATION ASSUMPTIONS AND ACTUAL EXPERIENCE AT JUNE 30, 2004 (CONTINUED)


                                                                    2001-3   2001-2    2001-1   2000-4    2000-3    2000-2   2000-1
                                                                    ------   ------    ------   ------    ------    ------   ------
INTEREST-ONLY STRIP RESIDUAL DISCOUNT RATE:
 Initial valuation..............................................       13%      13%       13%      13%       13%       13%      11%
 Current valuation..............................................       11%      11%       11%      11%       11%       11%      11%
INTEREST-ONLY STRIP OVERCOLLATERALIZATION DISCOUNT RATE:
 Initial valuation..............................................        7%       7%        6%       7%        8%        8%       8%
 Current valuation..............................................        6%       7%        6%       7%        8%        8%       8%
SERVICING RIGHTS DISCOUNT RATE:
 Initial valuation..............................................       11%      11%       11%      11%       11%       11%      11%
 Current valuation..............................................        9%       9%        9%       9%        9%        9%       9%
PREPAYMENT RATES(a):
 INITIAL ASSUMPTION(b):
   Business loans...............................................       11%      11%       11%      10%       10%       10%      10%
   Home equity loans............................................       22%      22%       22%      24%       24%       24%      24%
 RAMP PERIOD (MONTHS):
   Business loans...............................................       24       24        24       24        24        24       24
   Home equity loans............................................       30       30        30       24        24        24       18
 CURRENT EXPERIENCE(c):
   Business loans...............................................        9%      30%       31%      29%       44%       17%      31%
   Home equity loans............................................       39%      41%       48%      40%       40%       35%      44%
 CURRENT ASSUMPTION(d):
   Business loans
    Months 1 through 3..........................................       22%      14%       24%      31%       14%       17%      11%
    Months 4 through 12.........................................       10%      10%       11%      11%       12%       10%      11%
    Months thereafter...........................................       10%      10%       10%      10%       10%       10%      10%
   Home equity loans
    Months 1 through 3..........................................       38%      35%       34%      28%       36%       33%      23%
    Months 4 through 12.........................................       20%      20%       20%      20%       20%       20%      20%
    Months 13 through 24........................................       15%      15%       15%      15%       15%       15%      15%
    Months thereafter...........................................       12%      12%       12%      12%       12%       12%      12%
ANNUAL CREDIT LOSS RATES:
 Initial assumption.............................................     0.40%    0.40%     0.40%    0.40%     0.40%     0.40%    0.40%
 Actual experience..............................................     0.46%    0.53%     0.85%    0.50%     0.53%     0.56%    0.72%
 Current assumption.............................................     0.50%    0.50%     0.55%    0.50%     0.50%     0.55%    0.70%
SERVICING FEES:
 Contractual fees...............................................     0.50%    0.50%     0.50%    0.50%     0.50%     0.50%    0.50%
 Ancillary fees.................................................     1.25%    1.25%     1.25%    1.25%     1.25%     1.25%    1.25%

---------------
(a) Prepayment rates are expressed as Constant Prepayment Rate (CPR).
(b) The prepayment ramp is the length of time before a pool of mortgage loans reaches its expected CPR. The business loan prepayment ramp begins at 3% in month one, ramps to an expected peak rate over 27 months, then declines to the final expected CPR by month 40. The home equity loan prepayment ramp begins at 2% in month one and ramps to an expected rate over 30 months.
(c) Current experience is a six-month historical average.
(d) Current assumption rates are a blended average during the projected time period described.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

5.  SECURITIZATIONS (CONTINUED)

                SUMMARY OF MATERIAL MORTGAGE LOAN SECURITIZATION
    VALUATION ASSUMPTIONS AND ACTUAL EXPERIENCE AT JUNE 30, 2004 (CONTINUED)

                                                                 1999-4   1999-3    1999-2   1999-1    1998(e)    1997(e)   1996(e)
                                                                 ------   ------    ------   ------    -------    -------   -------
INTEREST-ONLY STRIP RESIDUAL DISCOUNT RATE:
 Initial valuation...........................................       11%      11%       11%      11%        11%       11%        11%
 Current valuation...........................................       11%      11%       11%      11%        11%       11%        11%
INTEREST-ONLY STRIP OVERCOLLATERALIZATION DISCOUNT RATE:
 Initial valuation...........................................        8%       7%        7%       7%         7%        7%         8%
 Current valuation...........................................        8%       7%        7%       7%         7%        7%         8%
SERVICING RIGHTS DISCOUNT RATE:
 Initial valuation...........................................       11%      11%       11%      11%        11%       11%        11%
 Current valuation...........................................        9%       9%        9%       9%         9%        9%         9%
PREPAYMENT RATES(a):
 INITIAL ASSUMPTION(b):
   Business loans............................................       10%      10%       10%      10%        13%       13%        13%
   Home equity loans.........................................       24%      24%       24%      24%        24%       24%        24%
 RAMP PERIOD (MONTHS):
   Business loans............................................       24       24        24       24         24        24         24
   Home equity loans.........................................       18       18        18       18         12        12         12
 CURRENT EXPERIENCE(c):
   Business loans............................................       27%      27%       33%      16%        19%       29%        24%
   Home equity loans.........................................       44%      32%       40%      33%        30%       21%        22%
 CURRENT ASSUMPTION(d):
   Business loans
    Months 1 through 3.......................................       17%      28%       16%      18%        23%       22%        32%
    Months 4 through 12......................................       11%      11%       12%      10%        11%       12%        10%
    Months thereafter........................................       10%      10%       10%      10%        10%       10%        10%
   Home equity loans
    Months 1 through 3.......................................       33%      25%       27%      31%        29%       31%        44%
    Months 4 through 12......................................       20%      20%       20%      20%        20%       20%        20%
    Months 13 through 24.....................................       15%      15%       15%      15%        15%       15%        15%
    Months thereafter........................................       12%      12%       12%      12%        12%       12%        12%
ANNUAL CREDIT LOSS RATES:
 Initial assumption..........................................     0.30%    0.25%     0.25%    0.25%      0.25%     0.25%      0.25%
 Actual experience...........................................     0.79%    0.68%     0.44%    0.54%      0.53%     0.35%      0.38%
 Current assumption..........................................     0.85%    0.65%     0.45%    0.55%      0.58%     0.40%      0.45%
SERVICING FEES:
 Contractual fees............................................     0.50%    0.50%     0.50%    0.50%      0.50%     0.50%      0.50%
 Ancillary fees..............................................     1.25%    1.25%     1.25%    1.25%      1.25%     1.25%      1.25%

---------------
(a) Prepayment rates are expressed as Constant Prepayment Rate (CPR).
(b) The prepayment ramp is the length of time before a pool of mortgage loans reaches its expected CPR. The business loan prepayment ramp begins at 3% in month one, ramps to an expected peak rate over 27 months, then declines to the final expected CPR by month 40. The home equity loan prepayment ramp begins at 2% in month one and ramps to an expected rate over 30 months.
(c) Current experience is a six-month historical average.
(d) Current assumption is a blended average during the projected time period described.
(e) Amounts represent weighted-average percentages for four 1998 securitization pools, two 1997 securitization pools and two 1996 securitization pools. Under the terms of a September 27, 2004 sale agreement, the Company sold the interest-only strips related to 1996-2, 1997-1, 1997-2, 1998-1 and 1998-2.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

5.  SECURITIZATIONS (CONTINUED)

   The table below summarizes at June 30, 2004 the amount of securitized loans in our securitization trusts, the carrying value of our securitization assets and the weighted-average life of our securitized loans.

Securitized collateral balance ....................................   $1,928,086
Balance sheet carrying value of retained interests(a) .............   $  532,824
Weighted-average collateral life (in years) .......................          5.0

---------------
(a) Amount includes interest-only strips and servicing rights.

   The table below outlines the sensitivity of the current fair value of the Company's interest-only strips and servicing rights to 10% and 20% adverse changes in the key assumptions used in determining the fair value of those assets. The Company's base prepayment, loss and discount rates are described in the table "Summary of Material Mortgage Loan Securitization Valuation Assumptions and Actual Experience" (dollars in thousands):


                                                                IMPACT OF
                                                             ADVERSE CHANGE
                                                         -----------------------
                                                         10% CHANGE   20% CHANGE
                                                         ----------   ----------
Prepayment speed ....................................     $21,427       $41,611
Credit loss rate ....................................       3,994         7,987
Floating interest rate certificates(a) ..............         949         1,899
Discount rate .......................................      17,510        33,926

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

6.  INTEREST-ONLY STRIPS

   Interest-only strips were comprised of the following (in thousands):

                                                                   JUNE 30,
                                                             -------------------
                                                               2004       2003
                                                             --------   --------
Interest-only strips
 Available for sale .....................................    $459,086   $597,166
 Trading assets .........................................          --      1,112
                                                             --------   --------
                                                             $459,086   $598,278
                                                             ========   ========

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

6.  INTEREST-ONLY STRIPS (CONTINUED)

   Interest-only strips include overcollateralization balances that represent undivided interests in securitizations maintained to provide credit enhancement to investors in securitization trusts. At June 30, 2004 and 2003, the fair value of overcollateralization related cash flows were $216.9 million and $279.2 million, respectively.

   The activity for interest-only strip receivables is summarized as follows (in thousands):

                                                                  JUNE 30,
                                                            --------------------
                                                               2004       2003
                                                            ---------   --------
Balance at beginning of period .........................    $ 598,278   $512,611
Initial recognition of interest-only strips, including
  initial overcollateralization of $0 million and
  $10.6 million.........................................       25,523    160,116
Cash flow from interest-only strips ....................     (178,457)  (160,417)
Required purchases of additional overcollateralization .       27,334     73,253
Interest accretion  ....................................       40,176     47,347
Termination of lease securitization(a) .................       (1,759)    (1,890)
Adjustment for loans subject to repurchase rights ......        2,687      2,600
Adjustments to fair value recorded through other
  comprehensive income(b)...............................      (15,037)     4,558
Other than temporary fair value adjustment(c) ..........      (39,659)   (39,900)
                                                            ---------   --------
Balance at end of period ...............................    $ 459,086   $598,278
                                                            =========   ========

---------------
(a) Reflects release of lease collateral from lease securitization trusts which were terminated in accordance with the trust documents after the full payout of trust note certificates. Lease receivables of $1.8 and $1.6 million were recorded on the balance sheets at December 31, 2003 and 2002 as a result of these terminations.

(b) Adjustments to the carrying value of interest-only strips for the initial write up to fair value are recorded through other comprehensive income, which is a component of stockholders' equity. Additionally, to the extent any individual interest-only strip has a portion of its initial write up to fair value still remaining in other comprehensive income at the time of impairment, other than temporary decreases in its fair value would first be recorded as a reduction to other comprehensive income.

(c)  Recorded through the income statement.

   See Note 5 for a further description of the write downs recognized in fiscal years 2004 and 2003.

7.  SERVICING RIGHTS

   The total managed loan and lease portfolio, which includes loans held by the Company as available for sale, non-accrual loans, leases and securitized loans and leases the Company services for others, is as follows (in thousands):


                                                                  JUNE 30,
                                                         -----------------------
                                                             2004        2003
                                                         ----------   ----------
Home equity loans ...................................    $1,836,670   $3,249,501
Business purpose loans ..............................       255,200      393,098
Equipment leases ....................................            --        8,475
                                                         ----------   ----------
                                                         $2,091,870   $3,651,074
                                                         ==========   ==========

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

7.  SERVICING RIGHTS (CONTINUED)

   The activity for the loan and lease servicing rights asset is summarized as follows (in thousands):


                                                             YEAR ENDED JUNE 30,
                                                             -------------------
                                                                2004      2003
                                                             --------   --------
Balance at beginning of year ............................    $119,291   $125,288
Initial recognition of servicing rights .................          --     41,171
Amortization ............................................     (38,762)   (41,886)
Write down ..............................................      (6,791)    (5,282)
                                                             --------   --------
Balance at end of year ..................................    $ 73,738   $119,291
                                                             ========   ========

   Servicing rights are valued quarterly by the Company based on the current estimated fair value of the servicing asset. During fiscal 2004 and 2003, the Company recorded total pre-tax valuation adjustments on its servicing rights of $6.8 million and $5.3 million, respectively, which were charged to the income statement. The fiscal 2004 valuation adjustment includes a June 30, 2004 write down of $1.3 million of servicing rights related to five mortgage securitization trusts to reflect their values under the terms of a September 27, 2004 sale agreement. The sale of these assets was undertaken as part of the negotiations to obtain new $100.0 million warehouse credit facility and to raise cash to pay fees on new warehouse credit facilities and as a result, the Company did not realize their full value as reflected on its books. See Note 5 for more detail and key assumptions used in the periodic valuation of the servicing rights.

   Information regarding the sensitivity of the current fair value of interest-only strips and servicing rights to adverse changes in the key assumptions used to value these assets is detailed in Note 5.

   As a result of our non-compliance at September 30, 2003 with the net worth covenant in several of our servicing agreements, the Company requested and obtained waivers of the non-compliance from the two financial insurers representing bond holders. In connection with a waiver of the net worth covenant granted by one of these bond insurers for the remaining term of the related servicing agreements, the Company amended the servicing agreements on September 30, 2003 principally to provide for 120-day term-to-term servicing and for its appointment as servicer for an initial 120-day period commencing as of October 1, 2003. The Company was re-appointed as servicer for additional 120-day terms under these amended servicing agreements on January 29, 2004, May 27, 2004 and September 23, 2004. The second of these bond insurers waived the Company's non-compliance with net worth requirements on an oral basis from September 30, 2003 through March 9, 2004, at which time it confirmed its prior oral waiver in writing and extended the waiver through March 14, 2004. On February 20, 2004 the Company entered into an agreement with this second bond insurer amending the related servicing agreements principally to provide for 30-day term-to-term servicing and to re-appoint the Company as servicer for an initial term through March 15, 2004. Subsequently, this bond insurer, on a monthly basis, has given the Company a waiver of the net worth covenant and re-appointed it as servicer under these amended servicing agreements for all relevant periods since the execution of the amended servicing agreements. Reappointment as servicer under these amended servicing agreements occurs at the sole discretion of each respective bond insurer.

   Separately, one bond insurer, as a condition to its participation in the Company's October 31, 2003 securitization, required that the Company amend the servicing agreement related to a previous securitization in which the bond insurer had participated as bond insurer. The resulting amendment, dated October 31, 2003, to this servicing agreement provided, among other things, for a specifically designated back-up servicer, for 90-day term-to-term servicing and for the Company's re-appointment as servicer for an initial 90-day term commencing October 31, 2003. This bond insurer subsequently re-appointed the Company as servicer under the amended servicing agreement for an additional term through April 30, 2004. On April 30, 2004 this amended servicing agreement was further amended principally to provide for 30-day term-to-term servicing

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

7.  SERVICING RIGHTS (CONTINUED)

and for the Company's reappointment as servicer for a 30-day term expiring May 31, 2004. In connection with a third amendment to this amended servicing agreement, which modified certain administrative terms of this agreement, the Company was reappointed as servicer for a term expiring June 30, 2004. The bond insurer has subsequently reappointed the Company on a monthly basis as servicer under this amended servicing agreement for all relevant periods including the current 30-day period. The Company has regularly been reappointed as servicer under these agreements for all relevant periods under the agreements. Reappointment as servicer under this amended servicing agreement is determined by reference to the Company's continued compliance with its terms.

   Also separately, on March 5, 2004, the Company entered into agreements with another bond insurer which amended the servicing agreements related to all securitizations insured by this bond insurer. These amendments principally provided for a specifically designated back-up servicer. The original provisions of these servicing agreements providing for 3-month term-to-term servicing were not altered by these amendments. Reappointment as servicer user under these amended servicing agreements is determined by reference to the Company's continued compliance with their servicing terms.

   As a result of the foregoing amendments to our servicing agreements, all of our servicing agreements associated with bond insurers now provide for term-to-term servicing.

8.  PROPERTY AND EQUIPMENT

   Property and equipment is comprised of the following (in thousands):

                                                                    JUNE 30,
                                                               -----------------
                                                                  2004     2003
                                                               -------   -------
Computer software .........................................    $20,917   $20,282
Computer hardware .........................................      2,582     3,816
Office furniture and equipment ............................      7,474     4,680
Leasehold improvements ....................................     12,818     8,585
                                                               -------   -------
                                                                43,791    37,363
Less accumulated depreciation and amortization ............     17,744    14,061
                                                               -------   -------
                                                               $26,047   $23,302
                                                               =======   =======


   Depreciation and amortization expense was $7.1 million, $8.6 million and $6.8 million for the years ended June 30, 2004, 2003 and 2002, respectively.

9.  OTHER ASSETS AND OTHER LIABILITIES

   Other assets were comprised of the following (in thousands):

                                                                    JUNE 30,
                                                               -----------------
                                                                 2004      2003
                                                               -------   -------
Goodwill ..................................................    $16,315   $15,121
Financing costs, debt offerings ...........................      3,567     3,984
Real estate owned .........................................      1,920     4,776
Investments held to maturity ..............................        839       881
Due from securitization trusts for servicing related
  activities...............................................        792     1,344
Other .....................................................      4,115     4,346
                                                               -------   -------
                                                               $27,548   $30,452
                                                               =======   =======

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

9.  OTHER ASSETS AND OTHER LIABILITIES (CONTINUED)

   The activity in other real estate owned during the years ended June 30, 2004, 2003 and 2002 was as follows (in thousands):

                                                                                                          YEAR ENDED JUNE 30,
                                                                                                    -------------------------------
                                                                                                        2004      2003       2002
                                                                                                    --------    --------   --------
Balance at beginning of period..................................................................    $  4,776    $  3,784   $  2,322
Properties acquired through foreclosure(a)......................................................         471       2,771      3,319
Properties purchased from securitization trusts(a)..............................................       8,576      21,998     11,236
Sales/liquidation proceeds......................................................................     (11,840)    (22,273)   (13,252)
Property revaluation losses.....................................................................        (352)       (833)      (282)
Gain (loss) on sale/liquidation.................................................................         289        (671)       441
                                                                                                    --------    --------   --------
Total...........................................................................................    $  1,920    $  4,776   $  3,784
                                                                                                    ========    ========   ========

---------------
(a) At lower of cost or net realizable value.

   Other liabilities were comprised of the following (in thousands):


                                                                    JUNE 30,
                                                               -----------------
                                                                 2004      2003
                                                               -------   -------
Commitments to fund closed loans ..........................    $46,654   $35,187
Unearned lease incentives .................................     12,793     9,465
Deferred rent incentive ...................................      4,908        --
Escrow deposits held ......................................      3,113     4,885
Funds held in suspense ....................................      1,383     6,103
Periodic advance guarantee ................................        670       650
Sold loan recourse liability ..............................        307        82
Hedging liabilities, at fair value ........................        103     6,335
Trading liabilities, at fair value ........................        851       334
Other .....................................................      1,090       995
                                                               -------   -------
                                                               $71,872   $64,036
                                                               =======   =======

   See Note 19 for an explanation of the Company's hedging and trading activities.

   Unearned lease incentives represent reimbursements received in conjunction with the lease agreement for the Company's corporate office space in Philadelphia, Pennsylvania. These funds represent reimbursement from the landlord for leasehold improvements and furniture and equipment in the rented space and will be recognized as an offset to rent expense over the term of the lease or the life of the asset, whichever is shorter.

   Deferred rent incentive represents the accrual of future rent payments, which will be made mainly in conjunction with the lease agreement for the Company's corporate office space in Philadelphia, Pennsylvania. This lease agreement, which is for a term of eleven years, required no cash rent payments during its first year. The Company is recording rent expense equal to the aggregate cash rent payments, which will be paid in years two through eleven, on a straight-line basis over the full eleven year life of the lease. The balance in the deferred rent incentive accrual was established during the first year and will be reduced to zero on a straight-line basis over years two through eleven.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

10. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE

   Subordinated debentures was comprised of the following (in thousands):

                                                                  JUNE 30,
                                                             -------------------
                                                               2004       2003
                                                             --------   --------
Subordinated debentures(a) ..............................    $509,928   $702,423
Subordinated debentures - money market notes(b) .........      12,681     17,117
                                                             --------   --------
Total subordinated debentures ...........................    $522,609   $719,540
                                                             ========   ========


   Senior collateralized subordinated notes were comprised of the following (in thousands):


                                                                  JUNE 30,
                                                             -------------------
                                                               2004       2003
                                                             --------   --------
Senior collateralized subordinated notes(c) ...............  $ 83,639   $     --
                                                             ========   ========

   Warehouse lines and other notes payable were comprised of the following (in thousands):


                                                                   JUNE 30,
                                                             -------------------
                                                               2004       2003
                                                             --------   --------
Warehouse revolving line of credit(d) ...................    $ 53,223   $     --
Warehouse revolving line of credit(e) ...................     186,364         --
Warehouse and operating revolving line of credit(f) .....          --     30,182
Warehouse revolving line of credit(g) ...................          --    136,098
Warehouse revolving line of credit(h) ...................          --     19,671
Capitalized leases(i) ...................................         488        807
Convertible promissory notes(j) .........................       1,125         --
Bank overdraft(k) .......................................          --     26,158
                                                             --------   --------
Total warehouse lines and other notes payable ...........    $241,200   $212,916
                                                             ========   ========

---------------
(a) Subordinated debentures due July 2004 through July 2014, interest rates ranging from 5.30% to 13.99%; average rate at June 30, 2004 was 10.04%, average remaining maturity was 13.5 months, subordinated to all of the Company's senior indebtedness. The average rate on subordinated debentures including money market notes was 9.91% at June 30, 2004.

(b) Subordinated debentures - money market notes due upon demand, interest rate at 4.88%; subordinated to all of the Company's senior indebtedness.

(c) Senior collateralized subordinated notes due July 2004 through July 2014, interest rates ranging from 5.40% to 13.10%; average rate at June 30, 2004 was 9.92%, average remaining maturity was 19.2 months. The senior collateralized subordinated notes are secured by a security interest in certain cash flows originating from interest-only strips of certain of the Company's subsidiaries held by ABFS Warehouse Trust 2003-1 with an aggregate value of at least an amount equal to 150% of the outstanding principal balance of the senior collateralized subordinated notes issued in the Exchange Offer plus priority lien obligations secured by the interest-only strips and/or the cash flows from the interest-only strips; provided that, such collateral coverage may not fall below 100% of the outstanding principal balance of the senior collateralized subordinated notes, as determined by the Company on any quarterly balance sheet date. In the event of liquidation, to the extent the collateral securing the senior collateralized subordinated notes is not sufficient to repay these notes, the deficiency portion of the

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

10. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

     senior collateralized subordinated notes will rank junior in right of payment behind the Company's senior indebtedness and all of the Company's other existing and future senior debt and behind the existing and future debt of the Company's subsidiaries and equally in right of payment with the subordinated debentures, and any future subordinated debentures issued by the Company and other unsecured debt. Senior collateralized subordinated notes were issued in connection with the December 1, 2003 and June 30, 2004 Exchange Offers. At June 30, 2004, the Company's interest in the cash flows from the interest-only strips held in the trust which secure the senior collateralized subordinated notes totaled $411.9 million, of which $125.5 million represents 150% of the outstanding principal balance of the senior collateralized subordinated notes at June 30, 2004.

(d) $200.0 million warehouse revolving line of credit with JPMorgan Chase Bank entered into on September 22, 2003 and expiring September 2004. The maturity date of this facility was extended to November 5, 2004 and on September 30, 2004 the facility amount was reduced to $100.0 million. Interest rates on the advances under this facility are based upon one-month LIBOR plus a margin. Obligations under the facility are collateralized by pledged loans.

(e) $250.0 million warehouse revolving line of credit with Chrysalis Warehouse Funding, LLC, entered into on October 14, 2003 and expiring October 2006. Interest rates on the advances under this facility are based upon one-month LIBOR plus a margin. Obligations under the facility are collateralized by pledged loans and certain interest-only strips. Interest-only strips secure obligations in an amount not to exceed 10% of the outstanding principal balance under this facility and the obligations due under the fee letter related to this facility. Assuming the entire $250.0 million available under this credit facility were utilized, the maximum amount secured by the interest-only strips would be approximately $53.7 million.

(f) Originally a $50.0 million warehouse and operating revolving line of credit with JPMorgan Chase Bank, collateralized by certain pledged loans, advances to securitization trusts, real estate owned and certain interest-only strips, which was replaced for warehouse lending purposes by the $200.0 million facility on September 22, 2003. Pursuant to an amendment, this facility remained in place as an $8.0 million letter of credit facility to secure lease obligations for corporate office space, until it expired in December 2003. In December 2003, the Company was issued a stand alone letter of credit for $8.0 million collateralized by cash.

(g) Originally a $200.0 million warehouse line of credit with Credit Suisse First Boston Mortgage Capital, LLC. $100.0 million of this facility was continuously committed for the term of the facility while the remaining $100.0 million of the facility was available at Credit Suisse's discretion. Subsequent to June 30, 2003, there were no new advances under the non-committed portion. On August 20, 2003, this credit facility was amended to reduce the committed portion to $50.0 million (from
     $100.0 million), eliminate the non-committed portion and accelerate its expiration date from November 2003 to September 30, 2003. The expiration date was subsequently extended to October 17, 2003, but no new advances were permitted under this facility subsequent to September 30, 2003. This facility was paid down in full on October 16, 2003. The interest rate on the facility was based on one-month LIBOR plus a margin. Advances under this facility were collateralized by pledged loans.

(h) Previously a $25.0 million warehouse line of credit facility from Residential Funding Corporation. Under this warehouse facility, advances could be obtained, subject to specific conditions described in the agreements. Interest rates on the advances were based on one-month LIBOR plus a margin. The obligations under this agreement were collateralized by pledged loans. This facility was paid down in full on October 16, 2003 and it expired pursuant to its terms on October 31, 2003.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

10. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

(i) Capitalized leases, maturing through January 2006, imputed interest rate of 8.0%, collateralized by computer equipment.

(j) Consists of two convertible non-negotiable promissory notes issued for the acquisition of certain assets and operations of two mortgage broker businesses. The first note, issued December 23, 2003, bears interest at 6% per annum and matures June 30, 2005. At any time on or after December 24, 2004 and before January 31, 2005, the holder of the note has the option to convert the note into the number of shares of common stock determined by dividing the outstanding principal amount of the note and accrued interest, if any, by $5.00, subject to adjustment for any changes in the capitalization of the Company affecting its common stock. The second note, issued June 11, 2004, bears interest at 8% per annum and is to be paid in five semi-annual installments of $108 thousand each commencing on December 31, 2004. The final semi-annual installment is due on June 30, 2007. At any semi-annual installment date, the holder of the note has the option to convert the note into the number of shares of the Company's common stock as determined by dividing the semi-annual principal payment amount by the closing price per common share on the immediately preceding semi-annual payment date, subject to adjustment for any changes in the capitalization of the Company affecting its common stock.

(k)  Overdraft amount on bank accounts paid on the following business day.

   Principal payments on subordinated debentures, senior collateralized subordinated notes, warehouse lines and other notes payable for the next five years are as follows (in thousands):

YEAR ENDED                                                              JUNE 30,
----------                                                              --------
2005 ................................................................   $594,873
2006 ................................................................    174,394
2007 ................................................................     47,331
2008 ................................................................     10,043
2009 ................................................................      6,509

   At June 30, 2004, warehouse lines and other notes payable were collateralized by $252.3 million of loan receivables and $1.0 million of computer equipment.

   In addition to the above, the Company had available to it the following credit facilities:

     o $5.0 million operating line of credit, which expired pursuant to its terms in January 2004, where fundings were collateralized by investments in the 99-A lease securitization trust and Class R and X certificates of Mortgage Loan Trust 2001-2.

     o $300.0 million facility, which provided for the sale of mortgage loans into an off-balance sheet funding facility. This facility expired pursuant to its terms on July 5, 2003. See Note 5 for further discussion of the off-balance sheet features of this facility.

   Interest rates paid on the revolving credit facilities range from London Inter-Bank Offered Rate ("LIBOR") plus 2.00% to LIBOR plus 2.50%. The weighted-average interest rate paid on the revolving credit facilities was 3.76% and 2.24% at June 30, 2004 and June 30, 2003, respectively.

   In September 2002, the Company entered into a series of leases for computer equipment, which qualify as capital leases. The original principal amount of debt recorded under these leases was $1.0 million. The leases have an imputed interest rate of 8.0% and mature through January 2006.

   Until its expiration, the Company also had available a $300.0 million mortgage conduit facility. This facility expired pursuant to its terms on July 5, 2003. The facility provided for the sale of loans into an

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

10. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

off-balance sheet facility with UBS Principal Finance, LLC, an affiliate of UBS Warburg. This facility was paid down in full on October 16, 2003.

   On October 16, 2003, the Company refinanced through another mortgage warehouse conduit facility $40.0 million of loans that were previously held in the off-balance sheet mortgage conduit facility described above. The Company also refinanced an additional $133.5 million of mortgage loans in the new conduit facility, which were previously held in other warehouse facilities, including the $50.0 million warehouse facility which expired on October 17, 2003. The more favorable advance rate under this conduit facility as compared to the expired facilities, which previously held these loans, along with loans fully funded with Company cash resulted in the Company's receipt of $17.0 million in cash. On October 31, 2003, the Company completed a privately-placed securitization of the $173.5 million of loans, with servicing released, that had been transferred to this conduit facility. The terms of this conduit facility provided that it will terminate upon the disposition of the loans held by it.

FINANCIAL AND OTHER COVENANTS

   GENERAL. The warehouse credit agreements require that the Company maintain specific financial covenants regarding net worth, leverage, net income, liquidity, total debt and other standards. Each agreement has multiple individualized financial covenant thresholds and ratio of limits that the Company must meet as a condition to drawing on a particular line of credit. Pursuant to the terms of these credit facilities, the failure to comply with the financial covenants constitutes an event of default and at the option of the lender, entitles the lender to, among other things, terminate commitments to make future advances to the Company, declare all or a portion of the loan due and payable, foreclose on the collateral securing the loan, require servicing payments be made to the lender or other third party or assume the servicing of the loans securing the credit facility. An event of default under these credit facilities would result in defaults pursuant to cross-default provisions of our other agreements, including but not limited to, other loan agreements, lease agreements and other agreements. The failure to comply with the terms of these credit facilities or to obtain the necessary waivers would have a material adverse effect on the Company's liquidity and capital resources.

   COVENANTS UNDER JUNE 30, 2004 CREDIT FACILITIES. On September 22, 2003, the Company entered into definitive agreements with JPMorgan Chase Bank for a $200.0 million credit facility for the purpose of funding its loan originations. Pursuant to the terms of this facility, the Company is required to, among other things: (i) have a net worth of at least $28.0 million by September 30, 2003; with quarterly increases of $2.0 million thereafter; (ii) apply 60% of its net cash flow from operations each quarter to reduce the outstanding amount of subordinated debentures commencing with the quarter ending March 31, 2004; (iii) as of the end of any month, commencing January 31, 2004, the aggregate outstanding balance of subordinated debentures must be less than the aggregate outstanding balance as of the end of the prior month; and (iv) provide a parent company guaranty of 10% of the outstanding principal amount of loans under the facility. This facility had a term of 364 days and by its original terms would have expired September 21, 2004. This facility is secured by the mortgage loans, which are funded by advances under the facility with interest equal to LIBOR plus a margin. This facility is subject to representations and warranties and covenants, which are customary for a facility of this type, as well as amortization events and events of default related to the Company's financial condition. These provisions require, among other things, the Company's maintenance of a delinquency ratio for the managed portfolio (which represents the portfolio of securitized loans the Company services for others) at the end of each fiscal quarter of less than 12.0%, its subordinated debentures not to exceed $705.0 million at any time, and its ownership of an amount of repurchased loans not to exceed 1.5% of the managed portfolio.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

10. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

FINANCIAL AND OTHER COVENANTS -- (CONTINUED)

   On September 20, 2004, the Company entered into an amendment to its $200.0 million credit facility which extended the scheduled expiration date of this credit facility from September 21, 2004 to September 30, 2004.

   On September 30, 2004, the Company entered into an amendment to the $200.0 million credit facility which extends the expiration date of this credit facility from September 30, 2004 to November 5, 2004, subject to earlier termination upon the occurrence of any of the specified events or conditions described in the facility documents, and decreases facility from $200.0 million to $100.0 million. Since entering into this facility on September 22, 2003, the amount outstanding under this facility at any given time has not exceeded $100.0 million. In addition, the amendment includes changes which reduce the advance rate if the amount outstanding under the facility exceeds $75.0 million. The amendment also changes the portfolio composition requirements to accommodate fluctuations in the pledged loans at the beginning and end of each month, providing greater flexibility to the Company. The purpose of the amendment is to allow the Company to continue to borrow under this facility, subject to its terms as described above, while it finalizes the definitive agreement for a new credit facility. In light of this amendment, on October 1, 2004, the Company entered into an amendment to the $250.0 million credit facility described below which decreased the amount of the additional credit facilities that it must maintain from $200.0 million to $100.0 million, provided that there continues to be at least $40.0 million of wet funding as originally required by the facility agreements.

   On October 14, 2003, the Company entered into definitive agreements with Chrysalis Warehouse Funding, LLC for a revolving mortgage loan warehouse credit facility of up to $250.0 million to fund loan originations. The
$250.0 million facility has a term of three years with an interest rate on amounts outstanding equal to the one-month LIBOR plus a margin and the yield maintenance fees (as defined in the agreements). The Company also agreed to pay an affiliate of the lender fees of $8.9 million upon closing and approximately $10.3 million annually plus a non-usage fee based on the difference between the average daily outstanding balance for the current month and the maximum credit amount under the facility, as well as the lender's out-of-pocket expenses. Advances under this facility are collateralized by specified pledged loans. Additional credit support for a portion of the facility was created by granting a security interest in substantially all of the Company's interest-only strips and residual interests which the Company contributed to a special purpose entity organized by it to facilitate this transaction. The interest-only strips and residual interests contributed to this special purpose entity also secured the Company's fee obligations under this facility to an affiliate of the lender, as described above. The interest-only strips sold pursuant to the previously described sale agreement of September 27, 2004 were part of the interest-only strips contributed to this special purpose entity for the purpose of securing the Company's fee obligations to this lender affiliate. In consideration for the release by this lender affiliate of its lien on the interest-only strips involved in the September 27, 2004 sale, the Company prepaid $3.5 million of fees owed or to be owed to the lender affiliate.

   This $250.0 million facility contains representations and warranties, events of default and covenants which are customary for facilities of this type, as well as the Company's agreement to: (i) restrict the total amount of indebtedness outstanding under the indenture related to its subordinated debentures to $750.0 million or less; (ii) make quarterly reductions commencing in April 2004 of an amount of subordinated debentures pursuant to the formulas set forth in the loan agreement; (iii) maintain maximum interest rates offered on subordinated debentures not to exceed 10 percentage points above comparable rates for FDIC insured products; and (iv) maintain minimum cash and cash equivalents of not less than $10.0 million. In addition to events of default which are typical for this type of facility, an event of default would occur if: (1) the Company is unable to sell subordinated debentures for more than three consecutive

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

10. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)


FINANCIAL AND OTHER COVENANTS -- (CONTINUED)

weeks or on more than two occasions in a 12 month period; and (2) certain members of management are not executive officers and a satisfactory replacement is not found within 60 days.

   The definitive agreements for this $250.0 million facility granted the lender an option for a period of 90 days commencing on the first anniversary of entering into the definitive agreements to increase the credit amount to $400.0 million with additional fees and interest payable by the Company.

   In a related transaction, the Company also sold the interest-only strips and servicing rights related to five of its mortgage securitization trusts to an affiliate of this facility provider under the terms of a September 27, 2004 sale agreement. The sale of these assets was undertaken as part of the Company's negotiations to obtain the new $100.0 million warehouse credit facility and to raise cash to pay fees on new warehouse credit facilities and as a result, the Company did not realize their full value as reflected on its books. The Company wrote down the carrying value of these interest-only strips and servicing rights by $5.4 million at June 30, 2004 to reflect their values under the terms of the sale agreement.

   The Company intends to amend the security agreements related to the senior collateralized subordinated notes to accommodate a request from the lender on its $250.0 million credit facility, and its affiliate, dated September 30, 2004, to clarify an inconsistency between these agreements and the $250.0 million credit facility documents related to liens on certain assets previously pledged by ABFS Warehouse Trust 2003-1 to Clearwing, the affiliate of the lender.

   COVENANTS UNDER A NEW CREDIT FACILITY. On September 17, 2004, the Company executed a commitment letter dated as of September 16, 2004 for a mortgage warehouse credit facility with a warehouse lender for the purpose of funding its home mortgage loan originations. The commitment letter provides for a facility that will consist of a $100.0 million senior secured revolving warehouse line of credit, which may be increased prior to closing to $150.0 million at the option of the warehouse lender. The commitment letter provides for a facility that will have a term of one year from closing with the right to extend for up to two additional one-year terms upon mutual agreement of the parties, with interest equal to LIBOR plus a margin. The facility will be secured by the mortgage loans which are funded by advances under the facility, as well as all assets, accounts receivable and all related proceeds held by the special purpose entity organized to facilitate this transaction referred to as the borrower. The stock of the borrower will also be pledged to the warehouse lender. The Company paid a due diligence fee and also agreed to pay fees of $1.3 million upon commitment, $1.0 million at closing and approximately $3.8 million over the next twelve months plus a non-usage fee based on the difference between the average daily outstanding balance for the current month and the maximum credit amount under the facility, as well as the lender's out-of-pocket expenses. The commitment letter and the closing of the facility will be subject to such customary and commercially reasonable terms, covenants, events of default and conditions as the warehouse lender deems appropriate. It is anticipated that this $100.0 million facility will contain representations and warranties, events of default and covenants which are customary for facilities of this type and will be structured similarly to the Company's $250.0 million credit facility.

   The warehouse lender may terminate the commitment at any time prior to entering into a definitive agreement if the Company fails to fulfill its obligations under the commitment letter, the warehouse lender determines that it is likely that the borrower is not capable of entering into a definitive agreement prior to October 20, 2004 or there is a material adverse change in the business, assets, liabilities, operations or condition of the borrower. The commitment letter expires upon the earlier to occur of: the execution of a definitive agreement, October 20, 2004 and the closing of another similar credit facility with a lender other than this warehouse lender. While the Company anticipates that it will close on the facility with this

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

10. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

FINANCIAL AND OTHER COVENANTS -- (CONTINUED)

warehouse lender, there can be no assurance that these negotiations will result in a definitive agreement or that this agreement will contain terms and conditions acceptable to it.

   WAIVERS AND AMENDMENTS OF FINANCIAL COVENANTS. As a result of the loss experienced during fiscal 2003, the Company was not in compliance with the terms of certain financial covenants related to net worth, consolidated stockholders' equity and the ratio of total liabilities to consolidated stockholders' equity under two of its principal credit facilities existing at June 30, 2003 (one for $50.0 million and the other for $200.0 million, which was reduced to $50.0 million). The Company obtained waivers from these covenant provisions from both lenders. Commencing August 21, 2003, the lender under the $50.0 million warehouse credit facility (which had been amended in December 2002 to add a letter of credit facility) granted the Company a series of waivers for its non-compliance with a financial covenant in that credit facility through November 30, 2003 and on September 22, 2003, in connection with the creation of the new $200.0 million credit facility on the same date, reduced this facility to an $8.0 million letter of credit facility, which secured the lease on the Company's principal executive office. The letter of credit facility expired according to its terms on December 22, 2003, but the underlying letter of credit was renewed for a one-year term on December 18, 2003. The Company also entered into an amendment to the $200.0 million credit facility which provided for the waiver of its non-compliance with the financial covenants in that facility, the reduction of the committed portion of this facility from $100.0 million to $50.0 million, the elimination of the $100.0 million non-committed portion of this credit facility and the acceleration of the expiration date of this facility from November 2003 to September 30, 2003. The Company entered into subsequent amendments to this credit facility, which extended the expiration date until October 17, 2003. This facility was paid down in full on October 16, 2003 and expired on October 17, 2003.

   In addition, in light of the losses recorded in each quarter of fiscal 2004, the Company requested and obtained waivers or amendments to several credit facilities to address its non-compliance with certain financial covenants.

   The terms of the Company's $200.0 million credit facility with JPMorgan Chase Bank, as amended, required, among other things, that our registration statement registering $295.0 million of subordinated debentures be declared effective by the SEC no later than October 31, 2003, that the Company obtain a written commitment for another credit facility of at least $200.0 million and close that additional facility by October 3, 2003, that we have a minimum net worth of $28.0 million at September 30, 2003, $25.0 million at October 31, 2003 and November 30, 2003, $30.0 million at December 31, 2003, $32.0 million at March 31, 2004 and $34.0 million at June 30, 2004; that we have a minimum adjusted tangible net worth of $300.0 million and maintain cash and cash equivalents of $25.0 million as of the end of each quarter during the term of the credit facility.

   The lender under this $200.0 million facility agreed to extend the deadline for the Company's registration statement to be declared effective by the SEC to November 10, 2003. The Company's registration statement was declared effective on November 7, 2003. This lender also agreed to extend the date by which the Company was required to close an additional credit facility of at least $200.0 million from October 3, 2003 to October 8, 2003. The Company subsequently obtained an additional waiver from this lender, which extended this required closing date for obtaining the additional credit facility to October 14, 2003 (this condition was satisfied by the closing of the $250.0 million facility described above). Prior to the closing of the second credit facility, our borrowing capacity on the new $200.0 million facility was limited to $80.0 million.

   This lender under the $200.0 million credit facility also waived the minimum net worth requirements at September 30, 2003, October 31, 2003, November 30, 2003, December 31, 2003, March 31, 2004 and

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

10. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

FINANCIAL AND OTHER COVENANTS -- (CONTINUED)

June 30, 2004, adjusted tangible net worth requirements at April 30, 2004, May 31, 2004 and June 30, 2004, and the cash and cash equivalent requirement at December 31, 2004, April 30, 2004 and May 31, 2004.

   Some of the Company's financial covenants in other credit facilities have minimal flexibility and it cannot say with certainty that it will continue to comply with the terms of all debt covenants. There can be no assurance as to whether or in what form a waiver or modification of terms of these agreements would be granted the Company.

SUBORDINATED DEBENTURES AND SENIOR COLLATERALIZED SUBORDINATED NOTES

   Under a registration statement declared effective by the SEC on November 7, 2003, the Company registered $295.0 million of subordinated debentures. Of the $295.0 million, $134.7 million of debt from this registration statement was available for future issuance as of June 30, 2004.

   On December 1, 2003, the Company mailed an Exchange Offer, referred to as the first exchange offer, to holders of eligible debentures. Holders of such eligible debentures had the ability to exchange their debentures for (i) equal amounts of senior collateralized subordinated notes and shares of the Series A Preferred Stock; and/or (ii) dollar-for-dollar for shares of Series A Preferred Stock. Senior collateralized subordinated notes issued in the exchange have interest rates equal to 10 basis points above the eligible debentures tendered. Senior collateralized subordinated notes with maturities of 12 months were issued in exchange for eligible debentures tendered with maturities of less than 12 months, while eligible debentures with maturities greater than 36 months were exchanged for senior collateralized subordinated notes with the same maturity or reduced to 36 months. All other senior collateralized subordinated notes issued in the first exchange offer have maturities equal to the eligible debentures tendered. The senior collateralized subordinated notes are secured by a security interest in certain cash flows originating from interest-only strips of certain of the Company's subsidiaries held by ABFS Warehouse Trust 2003-1 with an aggregate value of at least an amount equal to 150% of the principal balance of the senior collateralized subordinated notes issued in the Exchange Offer plus priority lien obligations secured by the interest-only strips and/or the cash flows from the interest-only strips; provided that, such collateral coverage may not fall below 100% of the principal balance of the senior collateralized subordinated notes issued in the Exchange Offer, as determined by the Company on any quarterly balance sheet date. In the event of liquidation, to the extent the collateral securing the senior collateralized subordinated notes is not sufficient to repay these notes, the deficiency portion of the senior collateralized subordinated notes will rank junior in right of payment behind the Company's senior indebtedness and all of the Company's other existing and future senior debt and behind the existing and future debt of our subsidiaries and equally in right of payment with the subordinated debentures, and any future subordinated debentures issued by the Company and other unsecured debt.

   On May 14, 2004, the Company mailed an Exchange Offer, referred to as the second exchange offer, to holders of eligible debentures. Holders of such eligible debentures had the ability to exchange their debentures for (i) equal amounts of senior collateralized subordinated notes and shares of the Series A Preferred Stock; and/or (ii) dollar-for-dollar for shares of Series A Preferred Stock. The terms of the second exchange offer were similar to the terms of the first exchange offer, as described above.

   At June 30, 2004, the Company's interest in the cash flows from the interest-only strips held in the trust, which secure the senior collateralized subordinated notes, totaled $411.9 million, of which $125.5 million represented 150% of the principal balance of the senior collateralized subordinated notes outstanding at June 30, 2004.

   See Note 11 for the results of the exchange offers as of June 30, 2004. On June 30, 2004, the Company also extended the expiration date of the second exchange offer to July 31, 2004, which was subsequently

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

10. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

SUBORDINATED DEBENTURES AND SENIOR COLLATERALIZED SUBORDINATED NOTES -- (CONTINUED)

extended to August 23, 2004. After the August 23, 2004 closing of the second exchange offer, the interest-only strips securing the senior collateralized subordinated notes totaled $148.2 million.

   The Company's subordinated debentures are subordinated in right of payment to, or subordinate to, the payment in full of all senior debt as defined in the indentures related to such debt, whether outstanding on the date of the applicable indenture or incurred following the date of the indenture. The Company's assets, including the stock it holds in its subsidiaries, are available to repay the subordinated debentures in the event of default following payment to holders of the senior debt.

   In the event of the Company's default and liquidation of its subsidiaries to repay the debt holders, creditors of the subsidiaries must be paid or provision made for their payment from the assets of the subsidiaries before the remaining assets of the subsidiaries can be used to repay the holders of the subordinated debentures.

FACILITY FEES

   The Company paid commitment fees and non-usage fees on warehouse lines and operating lines of credit of $23.3 million, $0.4 million and $0.7 million in the years ended June 30, 2004, 2003 and 2002, respectively.

11.  STOCKHOLDERS' EQUITY

EXCHANGE OFFERS

   On December 1, 2003, the Company mailed the first exchange offer to holders of eligible subordinated debentures. On May 14, 2004, the Company mailed the second exchange offer to holders of eligible subordinated debentures. Holders of eligible subordinated debentures had the ability to exchange their debentures for (i) equal amounts of senior collateralized subordinated notes and shares of Series A Preferred Stock; and/or (ii) dollar-for-dollar for shares of Series A Preferred Stock. See Note 10 for a description of the terms of the senior collateralized subordinated notes issued in both exchange offers. See below for a description of the terms of the Series A Preferred Stock.

   Under the first exchange offer and June 30, 2004 closing of the second exchange offer, the following amounts of subordinated debentures were exchanged for shares of Series A Preferred Stock and senior collateralized subordinated notes (in thousands):

                                                                                                       SHARES OF         SENIOR
                                                                                      SUBORDINATED      SERIES A     COLLATERALIZED
                                                                                       DEBENTURES      PREFERRED      SUBORDINATED
BY CLOSING DATES                                                                        EXCHANGED     STOCK ISSUED    NOTES ISSUED
----------------                                                                      ------------    ------------   --------------
First Exchange Offer:
 December 31, 2003................................................................      $ 73,554         39,095          $34,459
 February 6, 2004.................................................................        43,673         22,712           20,961
Second Exchange Offer:
 June 30, 2004....................................................................        60,589         31,980           28,609
                                                                                        --------         ------          -------
Combined through June 30, 2004....................................................      $177,816         93,787          $84,029
                                                                                        ========         ======          =======

   On June 30, 2004, the Company also extended the expiration date of the second exchange offer to July 31, 2004, which was subsequently extended to August 23, 2004. Following are the results of the July 31, 2004 and August 23, 2004 extensions and the cumulative results of the first and second exchange offers through August 23, 2004 (in thousands):

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

11.  STOCKHOLDERS' EQUITY (CONTINUED)

EXCHANGE OFFERS -- (CONTINUED)

                                                                                                       SHARES OF         SENIOR
                                                                                      SUBORDINATED      SERIES A     COLLATERALIZED
                                                                                       DEBENTURES      PREFERRED      SUBORDINATED
CLOSING DATES                                                                           EXCHANGED     STOCK ISSUED    NOTES ISSUED
-------------                                                                         ------------    ------------   --------------
 July 31, 2004....................................................................      $ 25,414         12,908          $12,506
 August 23, 2004..................................................................         5,397          2,730            2,667
 Cumulative results of first and second exchange offers...........................       208,627        109,425           99,202


TERMS OF THE SERIES A PREFERRED STOCK

   General. The Series A Preferred Stock has a par value of $0.001 per share and may be redeemed at the Company's option after the second anniversary of the issuance date at a price equal to the liquidation value plus accrued and unpaid dividends.

   Liquidation Preference. Upon any voluntary or involuntary liquidation, the holders of the Series A Preferred Stock will be entitled to receive a liquidation preference of $1.00 per share, plus accrued and unpaid dividends to the date of liquidation. Based on the shares of Series A Preferred Stock outstanding on June 30, 2004, the liquidation value equals $93.8 million. After completion of all closings under the second exchange offer, the liquidation value increased to $109.4 million.

   Dividend Payments. Monthly dividend payments will be $0.008334 per share of Series A Preferred Stock (equivalent to $0.10 per share annually or 10% annually of the liquidation value). Payment of dividends on the Series A Preferred Stock is subject to compliance with applicable Delaware state law. Based on the shares of Series A Preferred Stock outstanding on June 30, 2004, the annual dividend requirement equals $9.4 million. After completion of all closings under the second exchange offer, the annual cash dividend requirement increased to $10.9 million.

   Conversion into Shares of Common Stock. On or after the second anniversary of the issuance date (or on or after the one year anniversary of the issuance date if no dividends are paid on the Series A Preferred Stock), each share of the Series A Preferred Stock is convertible at the option of the holder into a number of shares of the Company's common stock determined by dividing: (A) $1.00 plus an amount equal to accrued but unpaid dividends (if the conversion date is prior to the second anniversary of the issuance date because the Series A Preferred Stock has become convertible due to a failure to pay dividends), $1.20 plus an amount equal to accrued but unpaid dividends (if the conversion date is prior to the third anniversary of the issuance date but on or after the second anniversary of the issuance date) or $1.30 plus an amount equal to accrued but unpaid dividends (if the conversion date is on or after the third anniversary of the issuance date) by (B) the market value of a share of the Company's common stock (which figure shall not be less than $5.00 per share regardless of the actual market value on the conversion date).

   Based on the $5.00 per share market value floor and if each share of Series A Preferred Stock issued in the first exchange offer and the second exchange offer converted on the anniversary dates listed below, the number of shares of the Company's common stock which would be issued upon conversion follows (shares in thousands):

                                                                                   AS OF JUNE 30, 2004       AS OF AUGUST 23, 2004
                                                                                 -----------------------    -----------------------
                                                                                             CONVERTIBLE                CONVERTIBLE
                                                                                NUMBER OF    INTO NUMBER    NUMBER OF   INTO NUMBER
                                                                                PREFERRED     OF COMMON     PREFERRED    OF COMMON
                                                                                  SHARES        SHARES       SHARES        SHARES
                                                                                ---------    -----------    ---------   -----------
Second anniversary date .....................................................     93,787        22,509       109,425       26,262
Third anniversary date ......................................................     93,787        24,384       109,425       28,451

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

11.  STOCKHOLDERS' EQUITY (CONTINUED)

TERMS OF THE SERIES A PREFERRED STOCK -- (CONTINUED)

   As described above, the conversion ratio of the Series A preferred stock increases during the first three years following its issuance, which provides the holders of the Series A preferred stock with a discount on the shares of common stock that will be issued upon conversion. Under guidance issued by the EITF in issue 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," this discount, or beneficial conversion feature, must be valued and amortized to the income statement as additional non-cash preferred dividends over the three-year period that the holders of the Series A preferred stock earn the discount with an offsetting credit to additional paid in capital.

   The Company computed the value of the beneficial conversion feature using the conversion ratio of $1.30 to $5.00, which is the conversion term that is most beneficial to the investor, and would result in the issuance of
24.5 million shares of common stock based on the shares of Series A preferred stock that were issued through June 30, 2004. The value of the beneficial conversion feature equals the excess of the intrinsic value of those
24.5 million shares of common stock at their closing prices on the dates the preferred stock was issued, over the value of the Series A preferred stock on the same dates. The value of the Series A preferred stock was equal to the carrying value of the subordinated debentures exchanged. For closings under the exchange offers through June 30, 2004, the value of the beneficial conversion feature was $10.7 million. During fiscal 2004, amortization of $0.8 million was added to the $2.9 million of cash dividends declared resulting in a total charge to the income statement of $3.7 million. The offset to the charge to the income statement for the amortization of the beneficial conversion feature is recorded to additional paid in capital. For closings under the exchange offers through August 23, 2004, the value of the beneficial conversion feature was $11.3 million. Amortization of the total value of the beneficial conversion feature will be $3.6 million in fiscal 2005, $3.8 million in fiscal 2006 and $3.0 million for fiscal 2007.

RESTRICTED SHARES GRANTED

   The Company entered into an employment agreement dated December 24, 2003 with an experienced industry professional who directs the wholesale business for the Company. The employment agreement provided for this executive to receive an award of 200,000 restricted shares (220,000 shares after the effect of subsequent stock dividends) of the Company's common stock. The vesting of these restricted shares is subject to the executive achieving performance targets for the wholesale business and vesting with respect to 110,000 of such shares occurred as of June 30, 2004. The restricted shares were issued from the Company's treasury stock with an average cost of $12.69 per share. The market price of the Company's common stock on June 30, 2004 was $4.50 per common share and was used to record unearned compensation on the restricted shares. Unearned compensation will be adjusted as the Company's common stock price changes and will be expensed over the vesting period of the restricted stock.

EMPLOYEE STOCK GRANT PROGRAM

   On May 28, 2004, the Board of Directors approved a stock award of 136,850 shares to full-time employees who were hired on or before May 28, 2004. This stock award recognized employees for their contributions during the period of business strategy adjustments. The shares were issued from the Company's treasury stock, which had an average cost of $12.69 per share. The market price of the Company's common stock on May 28, 2004 was $3.29 per common share and was used to record compensation expense on the number of common shares awarded.

OTHER

   On May 13, 2004, the Board of Directors declared a 10% stock dividend payable June 8, 2004 to common shareholders of record on May 25, 2004. In conjunction with the Board's resolution, all outstanding stock options and related exercise prices were adjusted. Accordingly, all outstanding common shares, earnings

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

11.  STOCKHOLDERS' EQUITY (CONTINUED)

OTHER -- (CONTINUED)

per common share, average common share and stock option amounts presented have been adjusted to reflect the effect of this stock dividend. Amounts presented for fiscal 2002 have been similarly adjusted for the effect of a 10% stock dividend declared on August 21, 2002, which was paid on September 13, 2002 to common shareholders of record on September 3, 2002.

   The Company paid no cash dividends on its common stock during the year ended June 30, 2004. Cash dividends of $0.291 and $0.255 were paid in the years ended June 30, 2003 and 2002, respectively.

   In May 2002 the Company registered 484,000 shares of its common stock for use in a dividend reinvestment plan. The dividend reinvestment plan was terminated as of June 30, 2003 with an aggregate of 9,699 shares having been issued under the plan. The dividend reinvestment plan was intended to allow shareholders to purchase the Company's common stock with dividend payments from their existing common stock holdings.

   In December 2003, the Company's shareholders approved an increase in the number of shares of authorized common stock from 9.0 million shares to
209.0 million shares and authorized preferred stock from 3.0 million shares to
203.0 million shares. In December 2003 and June 2004, the Company's shareholders also approved the issuance of shares of the Series A preferred stock in connection with the Company's two exchange offers and shares of common stock upon the conversion of the Series A preferred stock.

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

12.  EMPLOYEE BENEFIT PLAN

   The Company has a 401(k) defined contribution plan, which was established in 1995, available to all employees who have been with the Company for one-month and have reached the age of 21. Employees may generally contribute up to 15% of their earnings each year, subject to IRS imposed limitations. For participants with one or more years of service, the Company, at its discretion, may match up to 25% of the first 5% of earnings contributed by the employee, and may match an additional 25% of the first 5% of earnings contributed by the employee in Company stock. The Company's contribution was $276 thousand, $417 thousand and $350 thousand for the years ended June 30, 2004, 2003 and 2002, respectively.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

13.  STOCK OPTION AND STOCK INCENTIVE PLANS

   The Amended and Restated 1999 Stock Option Plan of the Company ("1999 Plan") is available for the grant to officers, other key employees, directors and important consultants of the Company of options to purchase shares of the Company's common stock. The 1999 Plan was approved by the Company's stockholders. Options granted under the 1999 Plan to officers, other key employees and important consultants of the Company are granted at or above the market price of the Company's stock on the date of grant and generally expire five to ten years from the date of grant. Options granted under the 1999 Plan to non-employee directors are granted at or above the market price of the Company's stock on the date of grant and generally expire three to ten years from the date of grant. Options granted under the 1999 Plan may be fully exercisable when granted or may become fully exercisable only upon the continued employment of the optionee for a specified period of time, only upon the achievement of specified performance goals, or only upon the occurrence of both events. At June 30, 2004, options had been granted for all shares of the Company's common stock previously authorized by the Company's stockholders for issuance under the 1999 Plan and options for the purchase of an additional 104,328 shares of the Company's common stock had been granted subject to approval by the Company's stockholders at the Annual Meeting of Stockholders scheduled to be held December 29, 2004 of a proposal to increase the number of shares authorized for issuance under the 1999 Plan. At June 30, 2004 options granted under the Company's Amended and Restated 1993 Stock Option Plan ("1993 Plan") and the Company's 1995 Stock Option Plan for Non-Employee Directors ("1995 Plan") were also outstanding but both the 1993 Plan and 1995 Plan have expired and no further grants can be made under them.

   A summary of key employee stock option activity for the years ended June 30, 2004, 2003 and 2002 follows. Stock option activity has been retroactively adjusted for the effect of the stock dividends described in Note 11.

                                                                WEIGHTED-AVERAGE
                                             NUMBER OF SHARES    EXERCISE PRICE
                                             ----------------   ----------------
Options outstanding, June 30, 2001 ......         610,064            $10.58
Options granted .........................         121,342             11.64
Options exercised .......................            (133)             9.77
Options canceled ........................         (67,471)             6.65
                                                 --------            ------
Options outstanding, June 30, 2002 ......         663,802             10.86
Options granted .........................           6,600             12.27
Options exercised .......................          (4,400)             4.60
Options canceled ........................         (45,611)            13.10
                                                 --------            ------
Options outstanding, June 30, 2003 ......         620,391             10.72
Options granted .........................         553,849              3.66
Options canceled ........................        (244,407)            10.99
                                                 --------            ------
Options outstanding, June 30, 2004 ......         929,833            $ 6.44
                                                 ========            ======

   A summary of non-employee director stock option activity for the three years ended June 30, 2004, 2003 and 2002 follows. Stock option activity has been retroactively adjusted for the effect of the stock dividends described in Note 11.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

13.  STOCK OPTION AND STOCK INCENTIVE PLANS (CONTINUED)


                                                                WEIGHTED-AVERAGE
                                             NUMBER OF SHARES    EXERCISE PRICE
                                             ----------------   ----------------
Options outstanding, June 30, 2001 ......        258,214             $ 6.94
Options granted .........................         65,340              12.70
Options canceled ........................        (27,951)             10.74
                                                 -------             ------
Options outstanding, June 30, 2002 ......        295,603               7.85
Options exercised .......................        (96,784)              6.70
Options canceled ........................        (13,310)              9.77
                                                 -------             ------
Options outstanding, June 30, 2003 ......        185,509               8.41
Options canceled ........................        (49,632)              8.11
                                                 -------             ------
Options outstanding, June 30, 2004 ......        135,877             $ 8.52
                                                 =======             ======

   The Company accounts for stock options issued under these plans using the intrinsic value method except for performance based stock options, which are accounted for as variable stock options. See Note 1 for more detail.

   The weighted-average fair value of options granted during the fiscal years ended June 30, 2004, 2003 and 2002 were $1.98, $7.00 and $5.85, respectively.
The fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                                                            JUNE 30,
                                                                                         ------------------------------------------
                                                                                             2004            2003           2002
                                                                                         -------------    -----------   -----------
Expected volatility..................................................................              70%            65%           50%
Expected life........................................................................           8 YRS.         8 yrs.        8 yrs.
Risk-free interest rate..............................................................    3.38% - 4.56%    3.3% - 3.8%   3.4% - 5.3%

   The following tables summarize information about stock options outstanding under these plans at June 30, 2004:


OPTIONS OUTSTANDING
                                                                                                      WEIGHTED
                                                                                                     REMAINING          WEIGHTED-
                                                                                     NUMBER OF    CONTRACTUAL LIFE       AVERAGE
RANGE OF EXERCISE PRICES OF OPTIONS                                                    SHARES         IN YEARS       EXERCISE PRICE
-----------------------------------                                                  ---------    ----------------   --------------
$ 3.09 to  5.12                                                                        681,673          8.3              $ 3.72
  9.77 to 11.45                                                                        208,485          5.7               10.23
 12.26 to 14.31                                                                        141,598          2.1               13.48
 15.65 to 16.82                                                                         33,954          3.8               16.38
                                                                                     ---------
                                                                                     1,065,710          6.8                6.69
                                                                                     =========


OPTIONS EXERCISABLE
                                                                                                      WEIGHTED
                                                                                                     REMAINING          WEIGHTED-
                                                                                     NUMBER OF    CONTRACTUAL LIFE       AVERAGE
RANGE OF EXERCISE PRICES OF OPTIONS                                                    SHARES         IN YEARS       EXERCISE PRICE
-----------------------------------                                                  ---------    ----------------   --------------
$ 3.09 to  5.12                                                                       127,626           2.9              $ 3.94
  9.77 to 11.45                                                                       148,336           5.3               10.08
 12.26 to 14.31                                                                       136,522           1.9               13.51
 15.65 to 16.82                                                                        33,116           3.8               16.40
                                                                                      -------
                                                                                      445,600           3.5                9.84
                                                                                      =======

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

13.  STOCK OPTION AND STOCK INCENTIVE PLANS (CONTINUED)

   In fiscal 2002 the Board of Directors adopted, and the shareholders approved, a stock incentive plan. The stock incentive plan provides for awards to officers and other employees of the Company in the form of the Company's common stock. Awards made pursuant to this plan are under the direction of the Compensation Committee of the Board of Directors and are dependent on the Company, and individuals receiving the grant, achieving certain goals developed by the Compensation Committee. The vesting schedule for awards under this plan, if any, are set by the Compensation Committee at time of grant. The total number of shares authorized to be granted under the Stock Incentive Plan are 177,622 shares. The number of shares issuable can be adjusted, however, in the event of a reorganization, recapitalization, stock split, stock dividend, merger, consolidation or other change in the corporate structure of the Company.

   On October 15, 2002, 27,899 shares were granted at a price of $10.05 per share and 10,876 shares were granted on October 17, 2002 at $10.43 per share to officers and employees under this plan. On May 28, 2004, 136,850 shares were granted at a price of $3.29 per share to officers and employees under this plan.

14.  INCOME TAXES

   The provision for income taxes consists of the following (in thousands):

                                                                                                          YEAR ENDED JUNE 30,
                                                                                                     ------------------------------
                                                                                                        2004        2003      2002
                                                                                                     ---------    --------   ------
CURRENT
 Federal.........................................................................................    $   2,370    $      9   $1,455
 State...........................................................................................          150         400      250
                                                                                                     ---------    --------   ------
                                                                                                         2,520         409    1,705
                                                                                                     ---------    --------   ------
DEFERRED
 Federal.........................................................................................      (65,289)    (19,377)   3,986
 State...........................................................................................       (5,525)       (150)      --
                                                                                                     ---------    --------   ------
                                                                                                       (70,814)    (19,527)   3,986
                                                                                                     ---------    --------   ------
Total provision for income taxes.................................................................    $(68,294)    $(19,118)  $5,691
                                                                                                     =========    ========   ======

   There were $4.4 million in federal tax benefits from the utilization of net operating loss carry forwards in the year ended June 30, 2003 while there were no tax benefits from the utilization of net operating loss carry forwards in the year ended June 30, 2004.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

14.  INCOME TAXES (CONTINUED)

   The cumulative temporary differences resulted in net deferred income tax assets or liabilities consisting primarily of the following (in thousands):

                                                                    JUNE 30,
                                                              ------------------
                                                                2004      2003
                                                              --------   -------
Deferred income tax assets:
 Allowance for credit losses .............................    $    529   $   997
 Net operating loss carryforwards ........................     139,088    72,581
 Other ...................................................      11,237    14,544
                                                              --------   -------
                                                               150,854    88,122
Less valuation allowance .................................      33,394    36,830
                                                              --------   -------
                                                               117,460    51,292
                                                              --------   -------
Deferred income tax liabilities:
 Interest-only strips and other receivables ..............      58,327    68,328
                                                              --------   -------
                                                                58,327    68,328
                                                              --------   -------
Net deferred income tax (asset) liability ................    $(59,133)  $17,036
                                                              ========   =======

   The Company's net deferred income tax position changed from a liability of $17.0 million at June 30, 2003 to an asset of $59.1 million at June 30, 2004. This change from a liability position is the result of recording $68.3 million of federal and state income tax benefits on the Company's pre-tax loss for the year ended June 30, 2004. These federal and state income tax benefits will be realized against anticipated future years' state and federal taxable income. Factors which were considered in determining that it is more likely than not the Company will realize this deferred tax asset included: (i) the circumstances producing the losses for the fourth quarter of fiscal 2003 and the year ended June 30, 2004; (ii) the Company's historical profitability prior to the fourth quarter of fiscal 2003; (iii) the anticipated impact that the Company's adjusted business strategy will have on producing more currently taxable income than its previous business strategy produced due to higher loan originations and shifting from securitizations to whole loan sales; (iv) the achievability of anticipated levels of future taxable income under the Company's adjusted business strategy; and (v) the likely utilization of its net operating loss carryforwards. Additionally, the Company considers tax-planning strategies it can use to increase the likelihood that the deferred income tax asset will be realized.

   In determining that it is more likely than not that the Company would realize its deferred tax asset, adequate funding and liquidity was assumed based on the status of negotiations with credit facility providers as of the Company's June 30, 2004 financial statements. Credit facilities of approximately $545.0 million and a working capital line of $23.0 million were assumed in making this determination. In addition to its existing $250.0 million credit facility which has two more years remaining on its term, the Company anticipates closing a new facility totaling $100.0 million (which can be increased to $175.0 million from month four through month ten of the facility term at the sole discretion of the lender); executing a firm commitment for the existing $250.0 million credit facility to be increased to $400.0 million and a firm commitment for a new $30.0 million credit facility. All of these facilities are expected to close by November 30, 2004 bringing the Company's total credit facilities to $530.0 million possibly growing to $605.0 million at the sole discretion of one of its lenders. Also in November 2004, the Company anticipates closing a $23.0 million working capital line. The combination of existing financing and financing scheduled to close before November 30, 2004 provides adequate funding to determine that it is more likely than not that the Company will realize its deferred tax asset.

   The valuation allowance represents the income tax effect of state net operating loss carry forwards less an amount of $5.4 million which it has been determined that it is more likely than not the Company will utilize in the next three years. This $5.4 million benefit will depend on future taxable income from operations and the implementation of state tax planning. The changes in the Company's business strategy from primarily securitizations to a combination of whole loan sales and smaller securitizations will result in a quicker recognition and a higher level of taxable income.

   The Company's net operating loss federal tax benefit of $100.3 million will likewise depend on future taxable income from operations in addition to the reversal of timing differences principally related to existing securitization assets with full net operating loss utilization primarily within two years.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

14.  INCOME TAXES (CONTINUED)

   A reconciliation of income taxes at federal statutory rates to the Company's tax provision is as follows (in thousands):

                                                                                                           YEAR ENDED JUNE 30,
                                                                                                      -----------------------------
                                                                                                        2004       2003      2002
                                                                                                      --------    --------   ------
Federal income tax at statutory rates.............................................................    $(62,903)   $(17,157)  $4,742
Nondeductible items...............................................................................          35          85       65
Other, net........................................................................................      (5,426)     (2,046)     884
                                                                                                      --------    --------   ------
                                                                                                      $(68,294)   $(19,118)  $5,691
                                                                                                      ========    ========   ======


   For financial tax reporting, the Company had a pre-tax loss of $179.7 million on which a benefit of $68.3 million was recorded. The Company has net Federal operating loss carry forwards aggregating approximately $286.6 million available to reduce future Federal income taxes as of June 30, 2004 which will begin to expire in 2019. The Company has net state operating losses of $145.7 million as of June 30, 2004 which will expire in 20. In addition the other category includes a $5.4 million state tax benefit which will be utilized within three years.

15.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

   As of June 30, 2004, the Company leases property under noncancelable operating leases requiring minimum annual rentals as follows (in thousands):

                 Year ending June 30,
                 2005.................................................................    $ 5,940
                 2006.................................................................      5,612
                 2007.................................................................      5,605
                 2008.................................................................      5,695
                 2009.................................................................      5,867
                 Thereafter...........................................................     27,883
                                                                                          -------
                                                                                          $56,602
                                                                                          =======

   Rent expense for leased property was $5.6 million, $5.1 million and $4.9 million, respectively, for the years ended June 30, 2004, 2003, and 2002.

EMPLOYMENT AGREEMENTS

   In January 1997, the Company entered into employment agreements with three current executives (which have subsequently been amended with respect to two of the executives) pursuant to which the three executives are entitled to initial, collective, annual base salary of $625 thousand, automatic annual increases in salary for increases in the Consumer Price Index and additional discretionary merit increases in salary. The agreements with two of the executives provide for annual cash bonuses of up to 225% of the executive's annual salary based on the achievement of performance goals established annually by the Company's Board of Directors. The agreement with the third executive provides for his participation in the cash bonus plan of the Company on terms established by the Company's Board of Directors and the Board currently provides for this executive to receive an annual cash bonus of up to 50% of his annual salary, with the specific amount set at the discretion of the Chairman. For two of the executives, the agreements terminate upon the earlier of (i) the executive's death, permanent disability, termination of employment for cause, voluntary resignation or

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

15.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

EMPLOYMENT AGREEMENTS -- (CONTINUED)

70th birthday; (ii) five years from any anniversary date of the agreements, or
(iii) five years from the date of any notice to the executive of the Company's intention to terminate the agreement without cause. The agreement for the third executive terminates upon the earlier of (i) the executive's death, permanent disability, termination of employment for cause, voluntary resignation or 70th birthday; (ii) three years from any anniversary date of the agreements, (iii) three years from the date of any notice to the executive of the Company's intention to terminate the agreement without cause, or (iv) under certain circumstances, delivery of notice of termination without cause and payment of a lump sum equal to one year's salary. In the event of a "change in control," as defined in the agreements, two of the executives are entitled to receive a cash payment equal to 299% of their average annual compensation over the five calendar years preceding the change in control and the third executive is entitled to receive the same payment but only if he is terminated in connection with the change in control.

   In 1999, the Company entered into an employment agreement with an executive which terminated in July 2003. This agreement provided for the executive to receive an initial annual base salary of $335 thousand, subject to annual increases at the discretion of the Chairman, and an annual cash bonus of up to 50% of the executive's annual base salary upon the achievement of certain performance goals.

   In 1999, the Company entered into an employment arrangement with a current executive which, as subsequently amended, entitles the executive to receive an initial annual base salary of $275 thousand and an annual cash bonus of up to 50% of the executive's annual base salary upon the achievement of certain performance goals. In 1999, the Company entered into an agreement with this executive which entitles this executive to receive: (i) one year's base salary if terminated for any reason other than for cause as defined in the agreement;
(ii) to a severance payment equal to two times the executive's highest annual base salary and bonus earned within a specified period if (A) the executive's employment is terminated due to a change in control of the Company, or (B) the executive resigns due to circumstances specified in the agreement within twenty-four months of a change in control of the Company.

   In 1999, the Company entered into an agreement with a current executive which entitles the executive, in the event the executive is terminated other than for cause within one year of a change in control, to receive a lump sum payment determined by adding together the highest annual salary and highest annual cash bonus received by the executive within the time periods specified in the agreement and multiplying the resulting sum by a fraction, the denominator of which is 365 and the numerator of which is the number of days the executive remained employed following the change in control. In 2004, the Company entered into an agreement with this same executive which provides for an annual base salary of $300,000, subject to annual increases at the discretion of the Chief Executive Officer and Compensation Committee of the Board, an annual bonus in accordance with the terms of the Management Incentive Plan of up to 50% of salary, and stock option grants in accordance with the Company's stock option plans. This agreement also provides that if at any time the executive is terminated without "cause" (as defined in the agreement), executive is entitled to receive in twelve equal monthly installments an amount equal to the highest annual salary received by the executive during the twelve month period prior to the date of termination plus the highest annual bonus paid to the executive during the five fiscal year period prior to the date of termination. Additionally, this agreement provides that if, within one year of a "change of control" (as defined in the agreement), the executive loses his position with the Company as set forth in the agreement, then he is entitled to receive a lump sum payment of the same aggregate amount he would be entitled to receive following any termination of his employment without cause. This executive's 2004 agreement with the Company superceded his 1999 agreement with the Company.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

15.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

EMPLOYMENT AGREEMENTS -- (CONTINUED)

   In December 2003, the Company entered into an employment agreement with a current executive which entitles the executive to receive salary at the annual rate of $420,000 and a monthly cash bonus for each month that wholesale originations (as defined in the agreement) exceed $200 million, with such monthly bonus determined by multiplying 0.0005 times the amount of wholesale originations in excess of $200 million, up to an excess of $200 million, and adding $15,000 to such product if wholesale originations in the relevant month exceed $400 million. The employment agreement provided for an award to the executive of 200,000 shares (220,000 shares after adjustment for a subsequent stock dividend) of the Company's common stock subject to transfer restrictions and forfeiture until achievement of performance goals set forth in the employment agreement and a restricted stock agreement entered into simultaneously with the employment agreement. The performance goal with respect to 100,000 shares (110,000 shares after adjustment for a subsequent stock dividend) was satisfied June 30, 2004.

PERIODIC ADVANCE GUARANTEES

   As the servicer of securitized loans, the Company is obligated to advance interest payments for delinquent loans if it deems that the advances will ultimately be recoverable. These advances can first be made out of funds available in a trust's collection account. If the funds available from the trust's collection account are insufficient to make the required interest advances, then the Company is required to make the advance from its operating cash. The advances made from a trust's collection account, if not recovered from the borrower or proceeds from the liquidation of the loan, require reimbursement from the Company. However, the Company can recover any advances the Company makes from its operating cash from the subsequent month's mortgage loan payments to the applicable trust prior to any distributions to the certificate holders.

   The Company adopted FIN 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" on a prospective basis for guarantees that are issued or modified after December 31, 2002. Based on the requirements of this guidance, the Company is carrying on its balance sheet a $0.7 million liability for its obligations to the ABFS 2003-1 securitization trust, which was created in March 2003. This liability represents its estimate of the fair value of periodic interest advances that the Company as servicer of the securitized loans, is obligated to pay to the trust on behalf of delinquent loans. The fair value of the liability was estimated based on an analysis of historical periodic interest advances and recoveries from securitization trusts.

RECOURSE ON WHOLE LOAN SALES

   The Company's whole loan sale agreements with purchasers may include recourse provisions obligating it to repurchase loans at the sales price in the event of unfavorable delinquency performance on the loans sold or to refund premiums if a sold loan prepays. The duration of these obligations typically ranges from 60 days to one year from the date of the loan sale. Premium refund obligations typically decline monthly over the obligation period. The Company reserves for these premium obligations at the time of sale through an expense charge against the gain on sale. The amount of the reserve is calculated based on the expected near term delinquency and prepayment performance of the sold loans and the premiums received at the time of sale. During the fiscal year ended June 30, 2004, the Company repurchased $5.5 million of loans under recourse provisions and refunded $255 thousand of premiums. Also, during the fiscal year ended June 30, 2004, the Company refunded $617 thousand of premiums on loans which prepaid. At June 30, 2004, the reserve for repurchase and payoff obligations of premiums received, included in miscellaneous liabilities on the balance sheet, was $307 thousand.

   The following table details the activity in the Company's reserve for premium obligations for the year ended June 30, 2004 (dollars in thousands):

          Beginning Balance ................................   $      8
          Additions to the reserve recorded as reductions of
              gains on sale of loans .......................      1,171
          Premiums refunded ................................       (872)
                                                               --------
          Ending Balance ...................................   $    307
                                                               ========

   The following table details as of June 30, 2004, the aggregate principal balance of loans which the Company has sold with recourse that are still subject to recourse provisions and the quarter during which its recourse obligations on those loans mature (dollars in thousands):

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

15.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

RECOURSE ON WHOLE LOAN SALES -- (CONTINUED)

             QUARTER ENDED                                                  PRINCIPAL BALANCE
             -------------                                                  -----------------
             September 30, 2004.........................................        $443,306
             December 31, 2004..........................................          73,512
             March 31, 2005.............................................           4,346
             June 30, 2005..............................................         102,827
                                                                                --------
                                                                                $623,991
                                                                                ========

OTHER

   State and federal banking regulatory agencies, state attorneys general offices, the Federal Trade Commission, the U.S. Department of Justice, the U.S. Department of Housing and Urban Development and state and local governmental authorities have increased their focus on lending practices by some companies in the subprime industry, more commonly referred to as "predatory lending" practices. State, local and federal governmental agencies have imposed sanctions for practices including, but not limited to, charging borrowers excessive fees, imposing higher interest rates than the borrower's credit risk warrants and failing to adequately disclose the material terms of loans to the borrowers. For example, the Pennsylvania Attorney General reviewed certain fees charged to Pennsylvania customers by the Company's subsidiary, HomeAmerican Credit, Inc., which does business as Upland Mortgage. Although the Company believes that these fees were fair and in compliance with applicable federal and state laws, in April 2002, the Company agreed to reimburse borrowers approximately $221,000 with respect to a particular fee paid by borrowers from January 1, 1999 to mid-February 2001 and to reimburse the Commonwealth of Pennsylvania $50,000 for their costs of investigation and for future public protection purposes. The Company discontinued charging this particular fee in mid-February 2001. The Company has satisfied the monetary commitments and obligations to the Pennsylvania Attorney General. The reserve, which the Company previously established, was adequate to cover the resolution of this matter. By way of further example, on December 22, 2003, the Company entered into a Joint Agreement with the Civil Division of the U.S. Attorney's Office for the Eastern District of Pennsylvania which ended the inquiry by the U.S. Attorney initiated pursuant to the civil subpoena dated May 14, 2003. The U.S. Attorney's inquiry focused on the Company's forbearance policies, primarily on its practice of requesting a borrower who entered into forbearance agreement to execute a deed in lieu of foreclosure. In response to the inquiry and as part of the Joint Agreement, the Company, among other things, has adopted a revised forbearance policy, which became effective on November 19, 2003 and agreed to make an $80 thousand contribution to one or more housing counseling organizations approved by the U.S. Department of Housing and Urban Development. The Company does not believe that the Joint Agreement with the U.S. Attorney has had a significant impact on its operations. As a result of these initiatives, the Company is unable to predict whether state, local or federal authorities will require changes in the Company's lending practices in the future, including the reimbursement of borrowers as a result of fees charged or the imposition of fines, or the impact of those changes on the Company's profitability.

16.  LEGAL PROCEEDINGS

   On February 26, 2002, a purported class action titled Calvin Hale v. HomeAmerican Credit, Inc., No. 02 C 1606, United States District Court for the Northern District of Illinois, was filed in the Circuit Court of Cook County, Illinois (subsequently removed by Upland Mortgage to the captioned federal court) against the Company's subsidiary, HomeAmerican Credit, Inc., which does business as Upland Mortgage, on behalf of borrowers in Illinois, Indiana, Michigan and Wisconsin who paid a document preparation fee on loans originated since February 4, 1997. The case consisted of three purported class action counts and two individual counts. The plaintiff alleged that the charging of, and the failure to properly disclose the nature of,

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

16.  LEGAL PROCEEDINGS (CONTINUED)

a document preparation fee were improper under applicable state law. In November 2002 the Illinois Federal District Court dismissed the three class action counts and an agreement in principle was reached in August 2003 to settle the matter. The terms of the settlement have been finalized and did not have a material effect on our consolidated financial position or results of operations.

   The Company's lending subsidiaries, including HomeAmerican Credit, Inc. which does business as Upland Mortgage, are involved, from time to time, in other class action lawsuits, litigation, claims, investigations by governmental authorities, and legal proceedings arising out of their lending and servicing activities, besides the purported class action entitled, Calvin Hale v. HomeAmerican Credit, Inc., d/b/a Upland Mortgage, described above. Due to the Company's current expectation regarding the ultimate resolution of these actions, management believes that the liabilities resulting from these actions will not have a material adverse effect on its consolidated financial position or results of operations. However, due to the inherent uncertainty in litigation and because the ultimate resolution of these proceedings are influenced by factors outside of the Company's control, the Company's estimated liability under these proceedings may change or actual results may differ from its estimates.

   Additionally, court decisions in litigation to which the Company is not a party may also affect its lending activities and could subject it to litigation in the future. For example, in Glukowsky v. Equity One, Inc., (Docket No. A-3202 - 01T3), dated April 24, 2003, to which the Company is not a party, the Appellate Division of the Superior Court of New Jersey determined that the Parity Act's preemption of state law was invalid and that the state laws precluding some lenders from imposing prepayment fees are applicable to loans made in New Jersey. On May 26, 2004, the New Jersey Supreme Court reversed the decision of the Appellate Division of the Superior Court of New Jersey and held that the Parity Act has preempted the New Jersey Prepayment Law, although the plaintiff has petitioned the United States Supreme Court for certiorari in this matter. The Company expects that, as a result of the publicity surrounding predatory lending practices and this recent New Jersey court decision regarding the Parity Act, it may be subject to other class action suits in the future.

   In addition, from time to time, the Company is involved as plaintiff or defendant in various other legal proceedings arising in the normal course of its business. While the Company cannot predict the ultimate outcome of these various legal proceedings, management believes that the resolution of these legal actions should not have a material effect on the Company's financial position, results of operations or cash flow and liquidity.

17. OTHER LITIGATION -- SECURITIES CLASS ACTION LAWSUITS AND SHAREHOLDER DERIVATIVE ACTION

   In January and February of 2004, four class action lawsuits were filed against the Company and certain of its officers and directors. Lead plaintiffs and counsel were appointed on June 3, 2004. A consolidated amended class action complaint that supersedes these four complaints was filed on August 19, 2004 in the United States District Court for the Eastern District of Pennsylvania.

   The consolidated amended class action complaint brings claims on behalf of a class of all purchasers of the Company's common stock for a proposed class period of January 27, 2000 through June 26, 2003. The consolidated complaint names the Company, its director and Chief Executive Officer, Anthony Santilli, its Chief Financial Officer, Albert Mandia, and former director, Richard Kaufman, as defendants and alleges that the Company and the named directors and officers violated Sections 10(b) and 20(a) of the Exchange Act. The consolidated complaint alleges that, during the applicable class period, the Company's forbearance and deferment practices enabled it to, among other things, lower its delinquency rates to facilitate the securitization of its loans which purportedly allowed the Company to collect interest income from its securitized loans and inflate its financial results and market price of its common stock. The consolidated

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

17. OTHER LITIGATION -- SECURITIES CLASS ACTION LAWSUITS AND SHAREHOLDER DERIVATIVE ACTION (CONTINUED)

amended class action complaint seeks unspecified compensatory damages, costs and expenses related to bringing the action, and other unspecified relief.

   On March 15, 2004, a shareholder derivative action was filed against the Company, as a nominal defendant, and its director and Chief Executive Officer, Anthony Santilli, its Chief Financial Officer, Albert Mandia, its directors, Messrs. Becker, DeLuca and Sussman, and its former director, Mr. Kaufman, as defendants, in the United States District Court for the Eastern District of Pennsylvania. The lawsuit was brought nominally on behalf of the Company, as a shareholder derivative action, alleging that the named directors and officers breached their fiduciary duties to the Company, engaged in the abuse of control, gross mismanagement and other violations of law during the period from January 27, 2000 through June 25, 2003. The lawsuit seeks unspecified compensatory damages, equitable or injunctive relief and costs and expenses related to bringing the action, and other unspecified relief. The parties have agreed to stay this case pending disposition of any motion to dismiss the consolidated amended complaint filed in the putative consolidated securities class action.

   Procedurally, these lawsuits are in a very preliminary stage. The Company believes that it has several defenses to the claims raised by these lawsuits and intends to vigorously defend the lawsuits. Due to the inherent uncertainties in litigation and because the ultimate resolution of these proceedings is influenced by factors outside of its control, the Company is currently unable to predict the ultimate outcome of this litigation or its impact on its financial position, results of operations or cash flows.

18.  RELATED PARTY TRANSACTIONS

   The Company has a loan receivable from an officer of the Company for $600 thousand, which was an advance for the exercise of stock options to purchase 272,264 shares of the Company's common stock in 1995. The loan is due in September 2005 (earlier if the stock is disposed of). Interest at 6.46% is payable annually. The loan is secured by 272,264 shares of the Company's stock, and is shown as a reduction of stockholders' equity on the accompanying balance sheet.

   In February 2003, the Company awarded 2,000 shares (2,200 shares after the effect of subsequent stock dividends) of its common stock to each of two newly appointed members of its Board of Directors.

   The Company currently employs members of the immediate family of one of its directors (who is also an executive officer) and one of its executive officers (such director and executive officer are married to each other) in various officer and non-officer positions and currently employs a member of the immediate family of another executive officer in a non-officer position. The Company previously employed one member of the immediate family of one non-employee director, one non-director executive office, and the director and executive officer referred to in the previous sentence. The Company believes that the salaries paid to these individuals have been and are competitive with salaries paid to other employees in similar positions within the Company and in its industry.

   The Company has had, but does not currently have, a business relationship with members of the immediate family of the director and executive officer referred to in the first sentence of the previous paragraph pursuant to which the Company purchased appraisal services, office equipment and real estate advisory services. These related party transactions were not individually or collectively material to the Company's results of operations. A business owned by a family member of the director and executive officer referred to above is listed on an approved appraiser list for the Company's subsidiaries and as such is eligible to be chosen by mortgage applicants for appraisal services in connection with a loan transaction with the Company's lending subsidiaries.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

19.  FAIR VALUE OF FINANCIAL INSTRUMENTS

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

   The following table summarizes the carrying amounts and fair value estimates of financial instruments recorded on the Company's financial statements at June 30, 2004 and 2003 (in thousands):

                                                                               JUNE 30, 2004                    JUNE 30, 2003
                                                                         ---------------------------    ---------------------------
                                                                        CARRYING VALUE    FAIR VALUE    CARRYING VALUE   FAIR VALUE
                                                                        --------------    ----------    --------------   ----------
ASSETS
Cash and cash equivalents ...........................................      $    910        $    910        $ 36,590       $ 36,590
Restricted cash .....................................................        13,307          13,307          10,885         10,885
Loans available for sale ............................................       304,275         309,039         263,419        296,346
Interest-only strips ................................................       459,086         459,086         598,278        598,278
Servicing rights ....................................................        73,738          78,884         119,291        119,291
Investments held to maturity ........................................           839             839             881            946
LIABILITIES
Subordinated debentures, senior collateralized subordinated notes,
  warehouse lines and notes payable..................................      $847,448        $846,238        $932,456       $931,302

   The methodology and assumptions utilized to estimate the fair value of the Company's financial instruments are as follows:

     CASH AND CASH EQUIVALENTS -- For these short-term instruments, the carrying amount approximates fair value.

     RESTRICTED CASH -- For these short-term instruments, the carrying amount approximates fair value.

     LOANS AVAILABLE FOR SALE -- Fair value is determined by reference to recent sales and securitizations.

     INTEREST-ONLY STRIPS -- Fair value is determined using estimated discounted future cash flows taking into consideration anticipated prepayment rates and credit loss rates of the underlying loans and leases.

     SERVICING RIGHTS -- Fair value is determined using estimated discounted future cash flows taking into consideration anticipated prepayment rates of the underlying loans and leases.

     INVESTMENTS HELD TO MATURITY -- Represent mortgage loan backed securities retained in securitizations. Fair value for June 30, 2004 was equal to the investments' cost basis which was recovered in cash received in July 2004 due to the clean-up call and collapse of the securitization trust that had issued these investments. Fair value for June 30, 2003 was determined using estimated discounted future cash flows taking into consideration anticipated prepayment rates and credit loss rates of the underlying loans and pass through investment certificate interest rates of current securitizations.

     SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES, WAREHOUSE LINES AND NOTES PAYABLE -- The fair value of fixed debt is estimated using the rates currently available to the Company for debt of similar terms.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

19.  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

   The carrying value of mortgage backed securities retained in securitizations, which were held-to-maturity investment securities were as follows (in thousands):


                                                                                                      GROSS        GROSS
                                                                                      AMORTIZED    UNREALIZED    UNREALIZED    FAIR
                                                                                         COST         GAINS        LOSSES     VALUE
                                                                                      ---------    ----------    ----------   -----
JUNE 30, 2004 .....................................................................      $839          $--          $--        $839
June 30, 2003 .....................................................................      $881          $65          $--        $946

   These mortgage backed securities were repaid in July 2004.

20.  DERIVATIVE FINANCIAL INSTRUMENTS

   On July 1, 2000, the Company adopted SFAS No. 133, which establishes accounting and reporting standards for derivative financial instruments and hedging activities. The following disclosures summarize the Company's accounting and reporting for derivative financial instruments qualifying and classified as hedging activities and derivative financial instruments classified as trading activities.

HEDGE ACCOUNTING

   RELATED TO LOANS EXPECTED TO BE SOLD THROUGH SECURITIZATIONS. Derivative contracts may be specifically designated as hedges of mortgage loans, which the Company expects to be included in a term securitization at a future date. At June 30, 2004 and 2003, the Company did not have any outstanding derivative financial instruments designated as hedges of mortgage loans expected to be sold through securitization.

   RELATED TO LOANS EXPECTED TO BE SOLD THROUGH WHOLE LOAN SALE
TRANSACTIONS. The Company may utilize derivative financial instruments in an attempt to mitigate the effect of changes in market interest rates between the date loans are originated at fixed interest rates and the date that the loans will be sold in a whole loan sale. The Company may hedge the effect of changes in market interest rates with forward sale agreements, Eurodollar futures, forward starting interest rate swaps, forward treasury sales or derivative contracts of similar underlying securities.

   In March 2004, the Company entered into a forward sale agreement providing for the sale of $300.0 million of home mortgage loans and business purpose loans at a price of 104.4%. The Company sold loans under this commitment in the amount of $224.0 million during the month of March 2004 and $51.6 million during the month of April 2004, satisfying its commitment under this forward sale agreement, and recognizing net gains of $8.4 million.

   In May 2004, the Company entered into a forward sale agreement providing for the sale of $175.0 million of home mortgage loans at a price of 101.6%. The Company sold loans under this commitment in the amount of $92.9 million during the month of May 2004 and $67.5 million during the month of June 2004, satisfying its commitment under this forward sale agreement, and recognizing net gains of $1.8 million on the loans sold in the quarter ended June 30, 2004.

   On June 28, 2004, the Company entered into a forward sale agreement providing for the sale of $275.0 million of home mortgage loans at a price of 101.5%. The Company expects to satisfy this commitment during July and August 2004 with loans recorded on its balance sheet at June 30, 2004. No gains or losses were recognized on this forward sale agreement at June 30, 2004.

   DISQUALIFIED HEDGING RELATIONSHIP IN FISCAL 2003. The securitization market was not available to the Company in the fourth quarter of fiscal 2003. As a result, the Company realized that the expected high correlation between the changes in the fair values of derivatives designated as a hedge of mortgage loans

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

20.  DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

HEDGE ACCOUNTING -- (CONTINUED)

previously expected to be securitized would not be achieved, and it discontinued hedge accounting for $170.0 million of forward starting interest rate swaps. Losses of $4.0 million on these $170.0 million of interest rate swaps were charged to the Statement of Income in the fourth quarter of fiscal 2003. An offsetting increase of $3.7 million in the value of the hedged mortgage loans was also recorded in the Statement of Income, representing the change in fair value of the loans for the hedged risk until the date that the Company learned that the securitization market was not available. The
$170.0 million of interest rate swaps were reclassified as trading contracts.

   SUMMARY OF HEDGE ACCOUNTING. The Company recorded the following gains and losses on the fair value of derivative financial instruments accounted for as hedging transactions for the years ended June 30, 2004, 2003 and 2002. Ineffectiveness related to qualified hedging relationships during each period was immaterial. Ineffectiveness is a measure of the difference in the change in fair value of the derivative financial instrument as compared to the change in the fair value of the item hedged (in thousands):


                                                                                                            YEAR ENDED JUNE 30,
                                                                                                       ----------------------------
                                                                                                        2004       2003       2002
                                                                                                       -------    -------   -------
Gains and losses on derivatives recorded in securitization gains and offset by gains and losses recorded on loan securitizations:
Losses on derivative financial instruments.........................................................    $    --    $(3,806)  $(9,401)
Recorded in gains and losses on derivative financial instruments:
Gains (losses) on derivative financial instruments.................................................    $ 1,157    $(7,037)  $    --
Gains (losses) on hedged loans.....................................................................    $(2,283)   $ 6,160   $    --
Amount settled in cash - received (paid)...........................................................    $   656    $(5,041)  $(9,401)


   At June 30, 2004 and 2003, the notional amounts of forward sale agreements, Eurodollar futures contracts and forward starting interest rate swap contracts accounted for as hedges and unrealized gains and losses recorded as assets or liabilities on the balance sheet were as follows (in thousands):


                                                                                 JUNE 30, 2004            JUNE 30, 2003
                                                                             ---------------------    ---------------------
                                                                            NOTIONAL    UNREALIZED    NOTIONAL   UNREALIZED
                                                                              AMOUNT        (LOSS)     AMOUNT      (LOSS)
                                                                            --------    ----------    --------   ----------
Forward loan sale agreement .............................................   $275,000       $  --      $275,000     $    --
Eurodollar futures contracts ............................................   $ 27,962       $(103)     $     --     $    --
Forward starting interest rate swaps ....................................   $     --       $  --      $     --     $(6,776)(a)

---------------
(a) Represents the liability carried on the balance sheet at June 30, 2003 for previously recorded losses not settled in cash by June 30, 2003.

   The sensitivity of the Eurodollar futures contracts classified as fair value hedges as of June 30, 2004 to a 0.1% change in market interest rates is $9 thousand.

TRADE ACCOUNTING

   Generally, the Company does not enter into derivative financial instrument contracts for trading purposes. However, the Company has entered into derivative financial instrument contracts, which have not been designated as hedges in accordance with SFAS No. 133 and were therefore accounted for as trading assets or liabilities.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

20.  DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

TRADE ACCOUNTING -- (CONTINUED)

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

   However due to a decline in market interest rates during the period the derivative contracts were used to manage interest rate risk on loans in the pipeline, the Company recorded losses on forward starting interest rate swap contracts during the fiscal year ended June 30, 2003. The losses are summarized in the table below. During the year ended June 30, 2004, the Company did not utilize derivative financial instruments to protect future securitization spreads on loans in its pipeline.

   RELATED TO LOANS EXPECTED TO BE SOLD THROUGH WHOLE LOAN SALE
TRANSACTIONS. During fiscal 2004 and 2003, the Company used Eurodollar futures contracts or interest rate swap contracts to manage interest rate risk on loans in its pipeline or loans expected to be sold in whole loan sale transactions.

   Forward starting interest rate swap contracts with a notional amount of $170.0 million were carried over from a fiscal 2003 disqualified hedging relationship. These forward starting interest rate swap contracts were used to manage the effect of changes in market interest rates on the fair value of fixed-rate mortgage loans that were sold in the first quarter of fiscal 2004 and the contracts were closed in that quarter. The Company had elected not to designate these derivative contracts as an accounting hedge.

   SUMMARY OF TRADING ACTIVITY. The following gains and losses were recorded on the fair value of derivative financial instruments classified as trading for the years ended June 30, 2004 and 2003. There were no derivative contracts classified as trading for the year ended June 30, 2002 except those noted below to manage the exposure to changes in the fair value of certain interest-only strips due to changes in one-month LIBOR. (in thousands):


                                                              YEAR ENDED JUNE 30,
                                                               -----------------
                                                                2004       2003
                                                               -------   -------
Trading gains(losses) on Eurodollar futures contracts:
Related to loan pipeline ..................................    $(1,425)  $    --
Trading gains (losses) on forward starting interest rate
  swaps:
Related to loan pipeline ..................................    $    --   $(3,796)
Related to whole loan sales ...............................    $ 5,097   $   441
Amount settled in cash - (paid) ...........................    $(1,187)  $(2,671)

   At June 30, 2004 and 2003, outstanding Eurodollar futures contracts or forward starting interest rate swap contracts used to manage interest rate risk on loans in the Company's pipeline or loans expected to be sold in whole loan sale transactions and the associated unrealized gains and losses recorded as assets and liabilities on the balance sheet are summarized in the table below. (in thousands):

                                                                                         JUNE 30, 2004            JUNE 30, 2003
                                                                                     ---------------------    ---------------------
                                                                                    NOTIONAL    UNREALIZED    NOTIONAL   UNREALIZED
                                                                                     AMOUNT       (LOSS)       AMOUNT       GAIN
                                                                                    --------    ----------    --------   ----------
Eurodollar futures contracts ....................................................   $202,038       $(851)     $     --      $ --
Forward starting interest rate swaps ............................................   $     --       $  --      $170,000      $441


   The sensitivity of the Eurodollar futures contracts held as trading as of June 30, 2004 to a 0.1% change in market interest rates is $66 thousand.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

20.  DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

TRADE ACCOUNTING -- (CONTINUED)

   RELATED TO INTEREST-ONLY STRIPS. The Company had an interest rate swap contract, which was not designated as an accounting hedge, designed to reduce the exposure to changes in the fair value of certain interest-only strips due to changes in one-month LIBOR. This contract matured in April 2004. Unrealized gains and losses on the interest rate swap contract were due to changes in the interest rate swap yield curve during the periods the contract was in place. Net gains and losses on this interest rate swap contract included the amount of cash settlement with the contract counter party each period. Net gains and losses recorded on this interest rate swap contract for the fiscal years ended June 30, 2004, 2003 and 2002 were as follows (in thousands):

                                                                                                              YEAR ENDED JUNE 30,
                                                                                                           ------------------------
                                                                                                            2004     2003      2002
                                                                                                           -----    -------   -----
Unrealized gain (loss) on interest rate swap contract..................................................    $ 335    $   127   $(460)
Cash interest received (paid) on interest rate swap contract...........................................     (307)    (1,038)   (266)
                                                                                                           -----    -------   -----
Net gain (loss) on interest rate swap contract.........................................................    $  28    $  (911)  $(726)
                                                                                                           =====    =======   =====

21.  RECONCILIATION OF BASIC AND DILUTED EARNINGS PER COMMON SHARE


                                                                                                           YEAR ENDED JUNE 30,
                                                                                                     ------------------------------
                                                                                                       2004         2003      2002
                                                                                                     ---------    --------   ------
                                                                                                     (in thousands except per share
                                                                                                                              data)
(Numerator)
EARNINGS (LOSS)
Net income (loss) attributable to common shares..................................................    $(115,146)   $(29,902)  $7,859
                                                                                                     ---------    --------   ------
(Denominator)
Average Common Shares:
 Average common shares outstanding...............................................................        3,380       3,210    3,227
 Average potentially dilutive shares.............................................................          (A)         (B)      244
                                                                                                     ---------    --------   ------
 Average common and potentially dilutive shares..................................................        3,380       3,210    3,471
                                                                                                     =========    ========   ======
Earnings (loss) per common share:
 Basic:..........................................................................................    $  (34.07)   $  (9.32)  $ 2.44
 Diluted:........................................................................................    $  (34.07)   $  (9.32)  $ 2.26

---------------
(a) 3,238,634 shares were not dilutive in fiscal year 2004 but these shares may become dilutive in future periods.
(b) 135,708 shares were not dilutive in fiscal year 2003 but these shares may become dilutive in future periods.

22.  SEGMENT INFORMATION

   The Company has three operating segments: Loan Origination, Servicing and Treasury and Funding.

   The Loan Origination segment originates business purpose loans secured by real estate and other business assets, home mortgage loans typically to credit-impaired borrowers and loans secured by one-to-four family residential real estate.

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

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

22.  SEGMENT INFORMATION (CONTINUED)

   The Treasury and Funding segment offers the Company's subordinated debenture securities pursuant to a registered public offering and obtains other sources of funding for the Company's general operating and lending activities.

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


                                                                             YEAR ENDED JUNE 30, 2004
                                                 ----------------------------------------------------------------------------------
                                                     LOAN       TREASURY AND                             RECONCILING
                                                 ORIGINATION       FUNDING     SERVICING    ALL OTHER       ITEMS      CONSOLIDATED
                                                 -----------    ------------   ---------    ---------    -----------   ------------
                                                                                     (in thousands)
External revenues:
 Gain on sale of loans:
   Securitizations............................     $ 15,107       $     --      $    --      $     --     $      --     $   15,107
   Whole loan sales...........................       20,044             --           --            --            --         20,044
 Interest income .............................       11,975             61          493        40,548            --         53,077
 Non-interest income .........................        3,875              2       44,266           746       (38,726)        10,163
Inter-segment revenues .......................           --         61,788           --        45,005      (106,793)            --
Operating expenses:
 Interest expense ............................       23,090         63,961         (877)       43,752       (61,788)        68,138
 Non-interest expense ........................       71,052          9,922       36,821        38,592            --        156,387
 Depreciation and amortization ...............        2,264             68          851         3,955            --          7,138
 Interest-only strips valuation
   adjustment.................................           --             --           --        46,450            --         46,450
Inter-segment expense ........................       83,731             --           --            --       (83,731)            --
Income tax expense (benefit) .................      (49,072)        (4,598)       3,026       (17,650)           --        (68,294)
                                                   --------       --------      -------      --------     ---------     ----------
Income (loss) before dividends on preferred
  stock.......................................     $(80,064)      $ (7,502)     $ 4,938      $(28,800)    $      --     $ (111,428)
                                                   ========       ========      =======      ========     =========     ==========
Segment assets ...............................     $379,179       $239,889      $76,724      $502,534     $(155,456)    $1,042,870
                                                   ========       ========      =======      ========     =========     ==========

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

22.  SEGMENT INFORMATION (CONTINUED)


                                                                               YEAR ENDED JUNE 30, 2003
                                                  ---------------------------------------------------------------------------------
                                                     LOAN       TREASURY AND                             RECONCILING
                                                 ORIGINATION       FUNDING     SERVICING    ALL OTHER       ITEMS      CONSOLIDATED
                                                 -----------    ------------   ---------    ---------    -----------   ------------
                                                                                   (in thousands)
External revenues:
 Gain on sale of loans:
   Securitizations............................     $171,212       $     --      $     --     $     --     $      --     $  171,212
   Whole loan sales...........................          655             --            --           --            --            655
 Interest income .............................        8,463            422           762       48,195            --         57,842
 Non-interest income .........................        8,385              4        45,480          (90)      (41,820)        11,959
Inter-segment revenues .......................           --         75,422            --       63,259      (138,681)            --
Operating expenses:
 Interest expense ............................       20,324         66,526         2,467       54,203       (75,422)        68,098
 Non-interest expense ........................       65,861          7,379        42,542       52,978            --        168,760
 Depreciation and amortization ...............        3,189            108         1,168        4,183            --          8,648
 Interest-only strips valuation
   adjustment.................................           --             --            --       45,182            --         45,182
Inter-segment expense ........................      105,079             --            --           --      (105,079)            --
Income tax expense (benefit) .................       (2,238)           716            25      (17,621)           --        (19,118)
                                                   --------       --------      --------     --------     ---------     ----------
Income (loss) before dividends on preferred
  stock.......................................     $ (3,500)      $  1,119      $     40     $(27,561)    $      --     $  (29,902)
                                                   ========       ========      ========     ========     =========     ==========
Segment assets ...............................     $346,434       $156,082      $111,254     $642,150     $ (96,569)    $1,159,351
                                                   ========       ========      ========     ========     =========     ==========


                                                                             YEAR ENDED JUNE 30, 2002
                                                  ---------------------------------------------------------------------------------
                                                     LOAN       TREASURY AND                             RECONCILING
                                                 ORIGINATION       FUNDING     SERVICING    ALL OTHER       ITEMS      CONSOLIDATED
                                                 -----------    ------------   ---------    ---------    -----------   ------------
                                                                                                                     (in thousands)
External revenues:
 Gain on sale of loans and
   leases
   Securitizations............................     $185,960       $     --      $     --     $     --     $      --      $185,960
   Whole loan sales...........................        2,448             --            --           --            --         2,448
 Interest income .............................        6,486            998         1,309       36,099            --        44,892
 Non-interest income .........................        8,377              1        35,387          923       (29,707)       14,981
Inter-segment revenues .......................           --         70,586            --       70,368      (140,954)           --
Operating expenses:
 Interest expense ............................       21,299         67,256           298       50,416       (70,586)       68,683
 Non-interest expense ........................       41,173         10,041        31,375       54,489            --       137,078
 Depreciation and amortization ...............        3,195            142         1,095        2,485            --         6,917
 Interest-only strips valuation
   adjustment.................................           --             --            --       22,053            --        22,053
 Inter-segment expense .......................      100,075             --            --           --      (100,075)           --
Income tax expense (benefit) .................       15,762         (2,459)        1,650       (9,262)           --         5,691
                                                   --------       --------      --------     --------     ---------      --------
Income (loss) before dividends on preferred
  stock.......................................     $ 21,767       $ (3,395)     $  2,278     $(12,791)    $      --      $  7,859
                                                   ========       ========      ========     ========     =========      ========
Segment assets ...............................     $ 87,495       $202,621      $124,914     $549,472     $ (88,127)     $876,375
                                                   ========       ========      ========     ========     =========      ========

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

23.  QUARTERLY DATA STATEMENT (UNAUDITED)

   The interim financial statements below contain all adjustments (consisting of normal recurring accruals and the elimination of intercompany balances) necessary in management's opinion for a fair presentation of financial position and results of operations. The following tables summarize financial data by quarters (in thousands, except per share amounts):


                                                                                           FISCAL 2004 QUARTER ENDED
                                                                               ----------------------------------------------------
                                                                              JUNE 30,    MARCH 31,    DECEMBER 31,   SEPTEMBER 30,
                                                                              --------    ---------    ------------   -------------

REVENUES
Gain on sale of loans:
 Securitizations ..........................................................   $     --     $     --      $ 15,056        $    799
 Whole sale loans .........................................................      6,720        9,578            78           2,921
Interest and fees .........................................................      6,042        4,870         2,167           4,653
Interest accretion on interest-only strips ................................      9,234        9,605        10,228          11,109
Servicing income ..........................................................      1,040        1,283         1,809             718
Other income ..............................................................          2          478             1               1
                                                                              --------     --------      --------        --------
Total revenues ............................................................     23,038       25,814        29,339          20,201
Total expenses(a) .........................................................     69,662       76,508        69,375          62,569
                                                                              --------     --------      --------        --------
Income (loss) before provision for income tax expense .....................    (46,624)     (50,694)      (40,036)        (42,368)
Provision for income tax expense (benefit) ................................    (17,717)     (19,263)      (15,214)        (16,100)
                                                                              --------     --------      --------        --------
Income (loss) before dividends on preferred Stock .........................    (28,907)     (31,431)      (24,822)        (26,268)
Dividends on preferred Stock ..............................................      1,967        1,751            --              --
                                                                              --------     --------      --------        --------
Net income (loss) attributable to common stock ............................   $(30,874)    $(33,182)     $(24,822)       $(26,268)
                                                                              ========     ========      ========        ========
Earnings (loss) per common share:
 Basic ....................................................................   $  (8.81)    $  (9.57)     $  (7.59)       $  (8.10)
 Diluted ..................................................................   $  (8.81)    $  (9.57)     $  (7.59)       $  (8.10)

---------------
(a) Includes pre-tax adjustments to the fair value of securitization assets of $8.6 million, $15.1 million, $12.0 million and $10.8 million for the quarters ended June 30, March 31, December 31 and September 30, respectively.

          AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 JUNE 30, 2004

23.  QUARTERLY DATA STATEMENT (UNAUDITED) (CONTINUED)

                                                                                            FISCAL 2003 QUARTER ENDED
                                                                               ----------------------------------------------------
                                                                              JUNE 30,    MARCH 31,    DECEMBER 31,   SEPTEMBER 30,
                                                                              --------    ---------    ------------   -------------
REVENUES
Gain on sale of loans:
 Securitizations ..........................................................   $    852     $54,450       $57,922         $59,988
 Whole sale loans .........................................................        626          (4)           (2)             35
Interest and fees .........................................................      6,002       4,665         4,595           4,133
Interest accretion on interest-only strips ................................     12,986      12,114        11,500          10,747
Servicing income ..........................................................        382         486           644           1,537
Other income ..............................................................          3           1             2               4
                                                                              --------     -------       -------         -------
Total revenues ............................................................     20,851      71,712        74,661          74,444
Total expenses(a) .........................................................     76,679      71,683        71,022          71,307
                                                                              --------     -------       -------         -------
Income (loss) before provision for income tax expense .....................    (55,828)         29         3,639           3,140
Provision for income tax expense (benefit) ................................    (21,773)       (192)        1,528           1,319
                                                                              --------     -------       -------         -------
Net income (loss) attributable to common stock ............................   $(34,055)    $   221       $ 2,111         $ 1,821
                                                                              ========     =======       =======         =======
Earnings (loss) per common share:
 Basic ....................................................................   $ (10.62)    $  0.07       $  0.72         $  0.64
 Diluted ..................................................................   $ (10.62)    $  0.06       $  0.69         $  0.61

---------------
(a) Includes pre-tax adjustments to the fair value of securitization assets of $11.8 million, $10.7 million, $10.6 million and $12.1 million for the quarters ended June 30, March 31, December 31 and September 30, respectively.

BOARD OF DIRECTORS                                                      CORPORATE INFORMATION

ANTHONY J. SANTILLI                                                     Transfer Agent
Chairman, Chief Executive Officer, President,                           American Stock Transfer & Trust Company
and Chief Operating Officer                                             6201 15th Avenue
American Business Financial Services, Inc.                              Brooklyn, NY 11219

LEONARD BECKER                                                          Auditors
Private Real Estate Investor                                            BDO Seidman, LLP
                                                                        1700 Market Street
MICHAEL R. DELUCA                                                       Philadelphia, PA  19103
Chairman of the Board
Lux Products Corporation                                                Corporate Offices
Manufacturer and Merchandiser                                           American Business Financial Services, Inc.
of Thermostats and Timers                                               The Wanamaker Building
                                                                        100 Penn Square East
JEROME MILLER, D.O.                                                     Philadelphia, PA  19107
Medical Director
GE Financial Assurance Co.                                              COMPANY INFORMATION
Claim Review Servicer for Insurance Companies Affiliated
with General Electric Co.                                               A copy of the Company's SEC Form 10-K, as well as other
                                                                        publicly available financial and general information,
WARREN E. PALITZ                                                        can be accessed on our website, abfsonline.com, or may
Vice President and Registered Representative                            be obtained free of charge by writing to:
Greentree Brokerage Services, Inc.
Securities Brokerage Firm                                               STEPHEN M. GIROUX
                                                                        Executive Vice President, General Counsel,
JOSEPH F. PIGNOTTI                                                      and Secretary
Executive Vice President                                                American Business Financial Services, Inc.
Friendly Finance Corporation                                            100 Penn Square East
Auto Finance Company                                                    Philadelphia, PA  19107

HAROLD E. SUSSMAN                                                       The information on the website listed above is not and
Chairman Emeritus                                                       should not be considered part of this Annual Report and
Lanard & Axilbund, Inc.                                                 is not incorporated by reference in this document. This
Commercial Real Estate Brokerage Firm                                   website is and is only intended to be an inactive
                                                                        textual reference.
EXECUTIVE OFFICERS
                                                                        Shareholders' Meeting
ANTHONY J. SANTILLI                                                     Monday, December 27, 2004
Chairman, Chief Executive Officer, President,                           American Business Financial Services, Inc.
and Chief Operating Officer                                             The Wanamaker Building
                                                                        100 Penn Square East
BARRY P. EPSTEIN                                                        Philadelphia, PA 19107
Managing Director of the National Wholesale Residential
Mortgage Division

STEPHEN M. GIROUX
Executive Vice President, General Counsel, and Secretary

ALBERT W. MANDIA
Executive Vice President and Chief Financial Officer

MILTON RISEMAN
Chairman of the Consumer Mortgage Group

JEFFREY M. RUBEN
Executive Vice President

BEVERLY SANTILLI
President of American Business Credit, Inc.
Executive Vice President of HomeAmerican Credit, Inc.


ABFS(SM)

The Wanamaker Building
100 Penn Square East
Philadelphia, PA 19107